Form 10-K, Exhibit 13
period 1994-12-31
IDEX CORP /DE/
filed 1995-03-20
CIK 832101

                                                                  EXHIBIT 13


                                 [IDEX LOGO]

                               IDEX CORPORATION
                                     1994
                                    ANNUAL
                                    REPORT


                                    [PHOTO]

IDEX CORPORATION


        IDEX Corporation is a manufacturer of an extensive array of proprietary, engineered industrial products sold to customers in a wide variety of industries around the globe. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins.

        Among factors in the success equation at IDEX are emphasis on the worth of our people, fleetfootedness, the conduct of business in an ethical manner, continuing new product development, superior customer service, top-quality products, market share growth, and above-average shareholder returns. The IDEX acronym stands for - and the essence of IDEX is - Innovation, Diversity, and EXcellence. The shares of IDEX Corporation are traded on the New York Stock Exchange under the symbol IEX.

CONTENTS                                  PAGE

Financial Highlights ....................  1

Shareholders' Letter ....................  2

Business Groups .........................  4

Business Profile ........................  6

Growth Through Market Development .......  8

Growth Through Product Development....... 10

Growth Through Acquisitions ............. 12

Historical Data.......................... 14

Management's Discussion and Analysis..... 16

Financial Statements .................... 20

Business Units........................... 31

Corporate Officers and Directors......... 32

Shareholder Information.................. Inside
                                          Back
                                          Cover

Cover photo - An array of products
produced by IDEX.

FINANCIAL HIGHLIGHTS

(In Thousands Except Per Share Amounts)

Years Ended December 31,                                                1994              1993         % CHANGE
                                                                        ----              ----         --------
Net Sales                                                             $399,502          $308,638          29%

Income Before Interest and Taxes                                        66,097            49,305          34%

Percent of Net Sales                                                      16.5%             16.0%

Interest Expense                                                        13,581            11,007          23%

Income Before Taxes                                                     52,516            38,298          37%

Net Income                                                             $33,610           $25,326          33%

Percent of Net Sales                                                       8.4%              8.2%

Earnings Per Common Share                                               $ 1.72            $ 1.31          31%
Weighted Average Shares Outstanding                                     19,554            19,317           1%


Working Capital                                                       $ 82,007          $ 72,826          13%
Total Assets                                                           371,096           258,967          43%
Long-Term Debt                                                         168,166           117,464          43%
Shareholders' Equity                                                  $116,305          $ 83,686          39%

Return on Average Shareholders' Equity                                    33.6%             35.6%

All share and per share data throughout this report has been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend in January 1995.

                                   NET SALES
                                 (In Millions)

                                    [CHART]


                              Earnings Per Share
                            (Before Unusual Items)

                                    [CHART]

Shareholders' Letter


[PHOTO]


TO OUR SHAREHOLDERS

        Your company has a history of strong performance, and again made significant strides in 1994. Earnings per share have grown at a compound annual rate of 22% since the company's first year of operations in 1988, and income (before extraordinary items) has improved each year. In 1994, records were set in sales, net income and earnings per share, many new products were introduced, international sales growth accelerated, a significant acquisition boosted prospects, our quality profile was further enhanced, and our shareholders experienced another rise in value beyond that of the S&P 500 and our peer group. At year end, the company's Board authorized a three-for-two stock split and instituted a cash dividend.

RECORD FINANCIAL PERFORMANCE: SALES RISE 29%; EARNINGS UP 33%

        Net sales in 1994 increased by a significant 29% to $399.5 million, while net income rose by an even greater 33% to a record $33.6 million.
Earnings per share on a post-split basis improved to $1.72 in 1994 from $1.31 in 1993. Growth in our base businesses added 12% to our sales, and inclusion of two acquisitions (Hale Products and Signfix) which were not in last year's results, added 17% to our volume. Every one of our 10 business units is quite profitable, and each experienced improvements in sales and profits in 1994.

        It is always good to have a strong tail wind, and the buoyant economy certainly helped in 1994. However, we believe our focus on market development, product development, international expansion, quality, ethics, and cost control also added to our results. Operating profit margins increased to 17.2% of sales from 16.2% in the prior year, even though recently acquired businesses have margins which are somewhat lower than those in our base businesses. Our margins are about double those of the average company in the Value Line Composite Index.

        In 1994, 69% of sales and 75% of profits came from our Fluid Handling Group, and 31% of sales and 25% of profits came from the Industrial Products Group.

SUPERIOR GROWTH IN SHAREHOLDER VALUE

        Your company's superior financial results also are being reflected in well-above-average returns for shareholders. IDEX's stock, adjusted for the three-for-two stock split, closed at $28-1/8 per share on the New York Stock Exchange at year end 1994. This was up 18% from the year end 1993 close of $23-7/8, and was up 192% from the $9-5/8 per share initial public offering price on June 2,1989. By comparison, the S&P 500 rose 1% in 1994, and has increased 69% since IDEX went public in 1989.

STOCK SPLIT AND DIVIDEND ACTION

        On December 12, 1994, our Board of Directors authorized a stock split and the commencement of a cash dividend beginning in 1995. The three-for-two stock split is being effected through a 50% stock dividend, and the cash dividend has been initially set at 14 cents per calendar quarter on the post-split shares. Both the stock dividend and the first cash dividend will be paid on January 31, 1995, to shareholders of record on January 17, 1995. These moves underscore our solid financial position and excellent future prospects.

KEY ACQUISITION COMPLETED

        IDEX's disciplined acquisition strategy has resulted in the purchase of seven businesses in the past six years. Three of the acquisitions are being operated as parts of existing business units, and four are stand-alone businesses. Each acquisition has added to shareholder value, and has characteristics similar to our base businesses.

        The most recent acquisition, Hale Products, was completed in May 1994. Hale is the world's leading producer of fire-fighting pumps (both truck mounted and portable), and also produces the Hurst Jaws of Life(R) rescue tool system. Its pumps are manufactured under the Hale name in the U.S. and the Godiva name in the United Kingdom. Hale is the only manufacturer of fire-fighting pumps and rescue tools offering products which meet specifications throughout the world.

        We continue to seek acquisitions, and expect to improve shareholder value further by following a carefully executed external development strategy.

INTERNAL DEVELOPMENT YIELDS RESULTS

        Our new product and new process emphasis continues. Again in 1994, approximately one-fourth of our sales came from products that have been newly introduced or totally redesigned within the past four years. Several examples of our new products will be found in other sections of this report. In support of our belief that we must leapfrog our own technology, and that new products are the lifeblood of our business, one in 10 of the people in IDEX is directly engaged in product or process technology development.

        Our international sales have steadily risen in importance. In 1994, 32% of sales occurred outside of the United States. This is up from 27% in 1993, and from 15% in 1985. Our internationalization has occurred by putting "feet on the street"--placing IDEX representatives in other countries, strengthening our worldwide distribution, establishing manufacturing in strategic locations outside the U.S. and by acquiring businesses.

        IDEX has long believed that providing top-quality products is a cornerstone of our business practice. Recently, however, the internationally recognized ISO certification has become an important designation, particularly in markets outside the United States. We're pleased to report that eight of our 10 business units now have achieved ISO certification, and in most cases, were the first in their respective markets to do so. The remaining two business units are recent acquisitions that have programs in place to assure certification in 1995.

MANAGEMENT ORGANIZATION

        In August 1994, Frank J. Hansen was promoted to Senior Vice President-Operations and Wayne P. Sayatovic was promoted to Senior Vice President-Finance. Mr. Hansen, who was previously a Vice President-Group Executive and President of our Viking Pump business unit, has been with the company for 19 years. Mr. Sayatovic, who was previously Vice President-Finance, has been with the company for 22 years.

        Mark W. Baker, President of our Lubriquip business unit, who has served the company for 16 years, was promoted in August to Vice President-Group Executive responsible for our Corken, Lubriquip, and Warren Rupp business units. Wade H. Roberts, Jr., who has been with the company for four years, accepted the role of President of our newly acquired Hale business unit in May, while retaining responsibility for our Strippit and Vibratech business units as Vice President-Group Executive of IDEX.

        Each of these important positions was filled with an internal candidate, yet depth in our management ranks remains. This new organizational structure positions IDEX for continued progress in the years ahead.

FUTURE BRIGHT RECORDS EXPECTED IN 1995

        IDEX is well poised for future advancement, but our job is far from done. We unceasingly strive for sustained long-term growth and solid current returns for shareholders. IDEX's strategy is to advance the company with new products, new applications for our products, market share growth, international expansion, and a careful acquisition program. We will watch our costs, provide superior customer service, and follow the "rules of the road" with strict adherence to high ethical standards. We will share the best ideas across our various business units, and stay in the forefront as world-class producers of proprietary industrial products.

        In the year ahead, we expect further significant progress, although the rate of growth in the U.S. economy could be slightly less than in 1994. Internationally, almost every country in which we do business is expected to experience economic growth. With the favorable business environment, strong cash flow that will enable us to cut our debt and lower interest expense, and the inclusion of Hale Products in our results for a full year, we envision that new records will once again be set in sales, net income, and earnings per share n 1995.

        The support of our customers, our suppliers, our employees, our Board, and our shareholders has been essential to IDEX's success, and we thank all of them for their assistance.

/s/ Donald N. Boyce

Donald N. Boyce
Chairman of the Board
and President
January 17, 1995


                                  NET INCOME
                             BEFORE UNUSUAL ITEMS
                                (In Millions)

                                   [CHART]


                              TOTAL SHAREHOLDER
                                   RETURNS

                                   [CHART]

Business Groups

FLUID HANDLING GROUP

        The Fluid Handling Group of IDEX is comprised of six business units which produce and market industrial pumps and controls, fire-fighting pumps and rescue equipment, low horsepower compressors, and lubrication systems.

        In 1994, this Group contributed 69% of consolidated sales and 75% of combined income from operations. Sales to customers outside the U.S. accounted for 30% of Group sales.

CORKEN is a leading supplier of pumps and small horsepower compressors which are used by the liquified petroleum gas distribution industry and in the movement of liquids and gaseous substances for industrial applications. This business unit is located in Oklahoma City, Oklahoma, and has sales offices in Singapore.

[PHOTO]

HALE PRODUCTS, acquired in May 1994, is the world's leading manufacturer of truck-mounted fire pumps. It also produces portable firefighting pumps and products which form the Hurst Jaws of Life(R) rescue system. Hale's headquarters and a manufacturing facility are located in Conshohocken, Pennsylvania. It also has production facilities in Shelby, North Carolina, St. Joseph, Tennessee, and Warwick, England, and service and distribution centers in Germany and Singapore.

[PHOTO]

LUBRIQUIP is the leading producer of a wide range of centralized oil and grease lubrication systems and force-feed lubricators for use in general industrial and transportation applications. Its headquarters and principal manufacturing facility are located in Warrensville Heights, Ohio. It also operates manufacturing facilities in McKees Rocks, Pennsylvania, and Madison, Wisconsin, and has sales offices in Singapore.

[PHOTO]

PULSAFEEDER is a leading producer of metering pumps and controls used in water treatment and process industries. This business, acquired in 1992, has its headquarters and a manufacturing facility in Rochester, New York. It also manufactures products in Punta Gorda, Florida, and Muskogee, Oklahoma, and has sales offices in China and Singapore.

[PHOTO]

VIKING PUMP IS a leading worldwide producer of positive displacement rotary internal and external gear pumps. It is headquartered in Cedar Falls, Iowa, where its principal pump manufacturing facility and its gray iron and alloys foundries are located. It also has plants in Shannon, Ireland, Eastbourne, England, and Windsor, Ontario; participates in a joint venture in Mexico; and has sales offices in Amsterdam, China and Singapore.

[PHOTO]

WARREN RUPP is a leading manufacturer of compressed air-operated and motor-driven, double-diaphragm pumps which move liquid and semi-solid materials. Warren Rupp is headquartered in Mansfield, Ohio, has a distribution facility in Shannon, Ireland and sales offices in Singapore.

[PHOTO]

INDUSTRIAL PRODUCTS GROUP

The Industrial Products Group of IDEX consists of four business units which produce and market proprietary products for a wide range of industrial applications. In 1994, this Group provided 31% of consolidated sales and 25% of combined income from operations. Sales to customers outside the U.S. accounted for 36% of the Group's sales.

BAND-IT is the world's largest producer of stainless steel banding and clamping devices including bands, buckles, preformed clamps and installation tools. Its headquarters and main manufacturing plant are located in Denver, Colorado. It also has manufacturing and distribution facilities in Staveley, England and Singapore.

[PHOTO]

SIGNFIX was acquired in November 1993 and is the leading U.K.-based manufacturer of sign-mounting devices and related equipment. Its headquarters and main manufacturing plant are located near Bristol, England with another manufacturing facility in Tipton, England. Signfix also has distribution offices in France and Germany.

[PHOTO]

STRIPPIT is a leading manufacturer of metal fabricating equipment and tooling used in the domestic and international metal fabrication industry. It is headquartered in Akron, New York, where it produces its complete machinery and tooling lines. It also has sales and service offices in England, France and Singapore.

[PHOTO]

VIBRATECH is a leading producer of a broad line of engineered mechanical energy absorption devices which provide vibration and motion control for transportation equipment, machinery and other uses. It is located in Buffalo, New York.

[PHOTO]


SALES
- -----
[CHART]
Fluid Handling 69%
Industrial Products 31%

PROFITS
- -------
[CHART]
Fluid Handling 75%
Industrial Products 25%

Business Profile

                                      [PHOTO]                             [PHOTO]                           [PHOTO]

                                 CORKEN                           HALE PRODUCTS                       LUBRIQUIP
                                 ------                           -------------                       ---------
Product offering                 Small horsepower                 Truck-mounted and portable          Centralized oil and grease
                                 compressors, vane and turbine    fire pumps, and products            lubrication systems, force-
                                 pumps and valves.                which form the Hurst Jaws of        feed lubricators, metering
                                                                  Life(R) rescue system.              devices, accessories and
                                                                                                      related electronic controls.

Markets served                   Liquified petroleum gas (LPG),   Public and private fire and         Machine tools, transfer
                                 oil and gas, petrochemical,      rescue applications.                machines, conveyors,
                                 environmental, health care and                                       packaging machinery and
                                 general industrial.                                                  transportation and
                                                                                                      construction equipment.

Product applications             Products used for transfer       Pumps water or compressed           Lubrication devices to
                                 of LPG, alternative fuels and    air foam to extinguish fires.       prolong equipment life and
                                 other gases and liquids.         Rescue equipment saves lives        reduced maintenance costs.
                                                                  by extricating accident victims.

Competitive strengths            Market leader for pumps          World's leading manufacturer        Market leader in centralized
                                 and small horsepower             of truck-mounted fire pumps         lubrication systems serving a
                                 compressors used in LPG          with estimated 50% share of         broad range of industries.
                                 distribution with estimated      U.S. and 80% share of UK            Estimated one-third market
                                 50% market share.                markets.  Hurst Jaws of Life(R)     share.
                                                                  rescue system has estimated
                                                                  60% U.S. market share.

International scope              35% of sales outside             40% of sales outside U.S.           15% of sales outside
                                 the U.S.                         Also manufactures in England.       the U.S.

Examples of recently             New compressor options for       Expanded offering of Jaws of        New no-leak lubrication
introduced products              environmentally sensitive        Life(R) rescue systems and          systems for automotive
                                 applications and additional      redesigned line of portable fire    industry and vibration-
                                 vane pump models.                pumps.                              activated lubrication pumps.

Facilities                       Oklahoma City, Oklahoma          Conshohocken, Pennsylvania          Warrensville Heights, Ohio
                                 Singapore                        Shelby, North Carolina              McKees Rocks,
                                                                  St. Joseph, Tennessee                Pennsylvania
                                                                  Warwick, England                    Madison, Wisconsin
                                                                  Dieburg, Germany                    Singapore
                                                                  Singapore



[PHOTO]                            [PHOTO]                               [PHOTO]                              [PHOTO]

PULSAFEEDER                        VIKING PUMP                           WARREN RUPP                          BAND-IT
- -----------                        -----------                           -----------                          -------
Metering pumps, special            Positive displacement rotary          Air-operated and motor-              Stainless steel bands,
purpose rotary and centrifugal     gear, lobe and metering               driven, double-diaphragm             buckles preformed
pumps, and related electronic      pumps and related electronic          pumps and accessories.               clamps and
controls.                          controls.                                                                  installation tools.

Water and wastewater               Chemical processing,                  Chemical, paint, food process-       Transportation
treatment, chemical and            petroleum, food processing,           ing, electronics, construction,      equipment, utilities,
hydrocarbon processing, food       pulp and paper, construction          industrial maintenance,              mining, oil and gas,
processing, and warewash           and power generation.                 utilities and mining.                industrial
institutional.                                                                                                maintenance,
                                                                                                              construction,
                                                                                                              electronics and
                                                                                                              communications.

Pumps and controls for             Pumps for materials ranging           Pumps for abrasive and               Clamps for securing
introducing precise amounts        from anhydrous ammonia to             semi-solid materials, as well        hoses, pipes, poles,
of fluids into processes to        peanut butter, from thin to           as for applications where            electrical
manage chemical                    highly viscous liquids.               product degradation is a             lines and numerous
composition.                                                             concern.                             other "hold together"
                                                                                                              applications.

A leading manufacturer of          Largest internal gear pump            A leading diaphragm pump             World's leading
metering pumps and controls        producer.  Broad product              producer offering products           producer of
used in water treatment and        offering and extensive                in several materials including       high quality stainless
process applications.              application technology.               composites, stainless steel          steel bands, buckles
Estimated 35% market share.        Estimated one-quarter share           and cast iron.  Estimated            and clamps with
                                   of rotary pump market and             one-third market share.              estimated 50% market
                                   45% share of rotary pump                                                   share.
                                   market in chemical
                                   processing.

20% of sales outside               30% of sales outside the              40% of sales outside the             45% of sales outside
the U.S.                           U.S.  Also manufactures in            U.S.                                 the U.S.  Also
                                   Canada, England and                                                        manufactures in
                                   Ireland.  Joint venture in                                                 England and Singapore.
                                   Mexico.

Five-way valve option for          New series of hygienic lobe           Electronic contol interface          New Easy Scale(R)
standard pumps and                 pumps and new gear pump               for pumps and spill                  length imprinted band
expanded range of magnetic         models for abrasive liquid            containment sealless pumps.          and improved
gear pumps.                        applications.                                                              pneumatic installation
                                                                                                              tools.

Rochester, New York                Cedar Falls, Iowa                     Mansfield, Ohio                      Denver, Colorado
Punta Gorda, Florida               Toronto, Ontario, Canada              Shannon, Ireland                     Staveley, England
Muskogee, Oklahoma                 Windsor, Ontario, Canada              Singapore                            Singapore
Beijing, China                     Eastbourne, England
Singapore                          Shannon, Ireland
                                   Mexico City, Mexico
                                   Beijing, China
                                   Alphen, Netherlands
                                   Singapore


        [PHOTO]                            [PHOTO]                       [PHOTO]


SIGNFIX                           STRIPPIT                         VIBRATECH
- -------                           --------                         ---------
Sign-mounting systems             Computer-controlled turret       Viscous torsional vibration             Fluid Handling
and band products.                punching machines, semi-         dampers; motion, ride control               Group
                                  automatic fabricators,           and mechanical energy
                                  punches, dies and related        absorption devices.                        Corken
                                  tooling items.
                                                                                                           Hale Products
Municipal and commercial          Office, food service,            Heavy duty trucks, machinery,
signs, and industrial             agricultural and hospital        motorsport, off-highway and               Lubriquip
maintenance applications.         equipment, electronic chassis,   rail vehicles.
                                  and other metal fabrication                                               Pulsafeeder
                                  industries.
                                                                                                            Viking Pump
Road, traffic and commercial      Equipment and tooling for        Products to control motion,
signs, bands and clamps for       punching, bending, shearing      vibration and shock.                     Warren Rupp
various applications.             and laser cutting of sheet
                                  metal.

Leader in U.K. for sign-          Industry innovator and holder    Inventor and largest non-
mounting products and             of numerous patents.  A          captive U.S. producer of              Industrial Products
systems with estimated 45%        leading producer of computer-    torsional vibration dampers.                Group
market share.                     controlled turret punching       Estimated 40% share of
                                  machines with estimated          viscous damper market.
                                  30% market share.
                                                                                                              Band-It
20% of sales outside U.K.         25% of sales outside             10% of sales outside the U.S.
                                  the U.S.                                                                    Signfix

Modular post and panel            PC controlled laser-cutting      Rotary suspension damper for               Strippit
systems and a range of new        machine and line of              intermodal rail applications
street sign products.             replaceable tooling inserts.     and torsional vibration                    Vibratech
                                                                   dampers for new diesel
                                                                   engine series.

Bristol, England                  Akron, New York                  Buffalo, New York
Tipton, England                   Carritos, California
Paris, France                     Beijing, China
Sankt Augustin, Germany           Swindon, England
                                  Paris, France
                                  Singapore







GROWTH THROUGH MARKET DEVELOPMENT

        IDEX is a company which enjoys significant shares in small niche markets. We achieve these positions by being customer driven--by responding rapidly to customer needs with top-quality, state-of-the-art products. We are a fleetfooted organization--nimble and deft--with little red tape to slow us down.

        A market focus pervades our organization. As leaders, we follow a rigorous program of market and product development. The IDEX acronym stands for Innovation, Diversity, and EXcellence, and those traits position us for further market growth.

        The majority of IDEX's products are sold through well-established industrial distribution networks. We also sell directly to original equipment manufacturers. Thousands of end-users of our products around the globe rely on our distributors to assist them with product selection and installation. We provide extensive training and support for our distributors to help them fill their important role in the distribution process. Our distributors are our partners in providing customers with the best products for their applications, in a timely manner.

        Our market development efforts have taken us to more than 100 countries around the globe. International sales have grown from 15% of the total in 1985 to 32% currently. By sharing application ideas with distributors and customers, we have widened the array of industries we serve. Today, no single industry accounts for a major part of our sales.


        IDEX follows a strict code of ethics in its business practices. We strive to be a company that people are pleased to buy from, sell to, work for, and invest in. Each of our businesses has either the number one position in its niche market, or has a leading position as a close second in market share. On a weighted-average basis, our businesses enjoy an approximate one-third share of the primary markets we serve.

        By following ethical practices, providing superior quality, state-of-the-art products, and giving excellent, fleetfooted service, we intend to further strengthen our market positions.

[CHART]

MARKETS SERVED
- --------------
Utilities & Power Generation
Petroleum Distribution
Food Processing
Construction & Material Handling
Automotive
Oil & Refining
Water Conditioning
Fabricated Metal Products
Chemical Processing
Fire & Rescue
All Other


[CHART]

INTERNATIONAL SALES
- -------------------
Domestic 68%
International 32%


[CHART]

MARKET SHARE LEADERSHIP
- -----------------------
IDEX Weighted Average Share
of Markets Served 33%

                                   [PHOTO]

IDEX products for the process industries include:

A.  the Corken compressor,

B.  the Pulsafeeder metering pump

C.  The Viking internal gear pump, and

D.  the Warren Rupp air-operated diaphram pump.

GROWTH THROUGH PRODUCT DEVELOPMENT

        Innovation is a key ingredient in the success equation at IDEX. We foster processes which lead to new products and features for our customers. While one in 10 of the people in IDEX is directly engaged in product or process technology development, it is every employee's job to contribute to the new product process. Multidisciplined teams work with customers, specifiers, users, distributors, and focus groups to assure that our products are state-of-the-art, incorporating the latest, proven technology on a cost-effective basis.

        The effectiveness of our new product development efforts is demonstrated by the fact that 25% of sales come from products that have been totally redesigned or newly introduced within the past four years. Each of our business units introduced new products again in 1994, including:

- - A new series of hygienic lobe pumps at Viking

- - A totally redesigned series of "world" portable pumps at Hale Products

- - New no-leak lubricating systems at Lubriquip

- - Easy Scale(R) band to eliminate individual measurements for clamps at Band-It

- - An all new HELIOS standalone, CNC laser-cutting machine at Strippit

- - A rotary suspension damper for intermodal rail applications at Vibratech, and

- - An electronic control interface for air-operated diaphragm pumps at Warren Rupp.


        Eight of our 10 business units are now ISO 9001 certified suppliers of industrial products, and the remaining two units, both recent acquisitions, are on their way to achieving this important designation. These certifications reinforce our long-standing manufacturing integrity, and place us at the forefront with our customers, who rightfully demand first-class products.

        Our objective is to leapfrog our own technology. Our fleetfooted development approach results in new products with proven reliability being brought to market at a rapid pace. In IDEX, we feel strongly that our customers deserve the very best the market can produce.


NEW PRODUCT SALES
- -----------------
[CHART]
  25%
Quality System
ISO 9001
Certified

                                    [PHOTO]

IDEX products for the fire and rescue markets include:

A. Strippit PC controlled fabricating equipment used in the manufacture of fire and rescue vehicles,

B. The Hurst Jaws of Life(R) rescue tool, and

C. Hale truck-mounted fire pumps.

GROWTH THROUGH ACQUISITIONS

        The IDEX acquisition strategy is disciplined and carefully executed. It is designed to assure growth in shareholder value rather than growth for growth's sake. Each of our seven acquisitions since 1989 has been strategic and profitable for the company. While products produced and markets served may vary, there is commonality in manufacturing methods, engineering principles, business systems, and distribution methods among our business units, and in the acquisitions we seek.

        IDEX is interested in acquiring manufacturers of proprietary industrial products with an engineering content and with leading positions in their niche markets. About one-third of our sales are for repair and replacement, and this is a characteristic we look for in businesses we consider purchasing. We opt to acquire sound companies and improve them further by sharing our business practices, rather than seeking turnaround businesses which require a disproportionate amount of time and attention. Our track record speaks for itself. KLS Lubricating Systems, Corken, Viking Pump of Canada, Pulsafeeder, Johnson Pump, Signfix, and Hale Products are all contributing strongly to the bottom line today, and have exciting future potential. In 1994, Signfix (acquired in November 1993) and Hale (acquired in May 1994) accounted for 14% of IDEX sales and broadened the markets we serve.

        The future acquisitions we make could take us into additional product areas as stand-alone businesses, or might be product line additions to our existing units. In either event, we will follow our rigorous acquisition evaluation process to assure that our shareholders benefit from any transaction in which we become involved. Acquisitions have been an important element in our success to date, and we plan that they will be tomorrow as well.

          1994 SALES

Hale Products & Signfix  14%

         [CHART]

Base Business 86%

REPAIR & REPLACEMENT SALES
33%
         [CHART]

[PHOTO]

IDEX products for the traffic and transportation markets include:

A. Signfix sign systems,

B. Band-It clamping systems for mounting signs and signals,

C. Vibratech dampers for heavy-duty truck engines, and

D. Lubriquip Grease Jockey(R) lube systems for over-the-road trucks.

IDEX CORPORATION AND SUBSIDIARIES
Historical Data

(in thousands except per share amounts)

                              OPERATING MARGINS

                                   [CHART]


        Operating margins at IDEX are about double those of the Value Line Industrial Composite Index. While base business margins have held up well, overall margins have moved downward as acquired companies with lower margins were included. When these acquisitions have been assimilated, margins have recovered.

                               TOTAL ASSETS AND
                                LONG-TERM DEBT

                                   [CHART]


        IDEX's balance sheet has strengthened considerably since 1988. During this seven year period, the company has borrowed $207 million to make seven strategic acquisitions; however, debt has been cut by an equivalent $207 million, principally with cash flow from operations. As a result, our debt level is unchanged, but assets have almost tripled.

                              NET INCOME MARGINS

                                   [CHART]

        Net income margins at IDEX have shown steady improvement and significantly exceeded those of the Value Line Industrial Composite Index. IDEX's after-tax net income margins in the past four years are approximately equal to the pretax operating margins of the Value Line Index over the same period.

                             EBITDA AND INTEREST

                                   [CHART]

        IDEX's cash flow coverage has improved dramatically over the last seven years. In 1994, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $80 million, the equivalent of 5.9 times interest expense.

                                 1994            1993          1992          1991         1990        1989          1988
                                 ----            ----          ----          ----         ----        ----          ----
INCOME STATEMENT
 Net sales ...................  $399,502       308,638        277,129        228,181     228,397      220,971      200,351
 Gross profit.................  $152,644       118,352        105,977         85,089      84,853       84,613       74,151
  % of sales..................      38.2%         38.3%          38.2%          37.3%       37.2%        38.3%        37.0%
 Selling, general and
  administrative expenses.....  $ 83,980        68,217         63,123         47,014      44,521       42,648       37,135
 Income from operations ......  $ 68,664        50,135         42,854         38,075      40,332       41,965       37,016
  % of sales..................      17.2%         16.2%          15.5%          16.7%       17.7%        19.0%        18.5%
 Other income (expense).......  $ (2,567)         (830)           308            398       1,038          965          144
 Interest expense.............  $ 13,581        11,007         12,178         12,730      15,566       17,828       18,552
 Income before income taxes
  and extraordinary items.....  $ 52,516        38,298         30,984         25,743      25,804       25,102       18,608
  % of sales..................      13.1%         12.4%          11.2%          11.3%       11.3%        11.4%         9.3%
 Provision for income taxes...  $ 18,906        12,972         10,838          9,826      10,101        9,994        7,954
 Income before extraordinary
  items.......................  $ 33,610        25,326         20,146         15,917      15,703       15,108       10,654
  % of sales..................       8.4%          8.2%           7.3%           7.0%        6.9%         6.8%         5.3%
 Extraordinary items
  Loss from defeasance
   of debt....................  $      -             -         (4,958)             -           -            -            -
  Utilization of net operating
   loss carryforwards ........  $      -             -              -          1,214       2,145        2,972        4,583
 Cumulative effect of changes
  in accounting principles....  $      -             -          1,517              -           -            -            -
 Net income...................  $ 33,610        25,326         16,705         17,131      17,848       18,080       15,237
 Preferred dividend
  requirements................  $      -             -              -              -           -        3,223        5,225
 Income applicable to
  common stock................  $ 33,610        25,326         16,705         17,131      17,848       14,857       10,012

BALANCE SHEET DATA
 Current assets ..............  $151,357       115,466        116,723         74,464      75,697       75,202       68,983
 Current liabilities..........  $ 69,350        42,640         40,041         31,733      30,742       28,888       27,912
 Working capital..............  $ 82,007        72,826         76,682         42,731      44,955       46,314       41,071
 Current ratio................       2.2           2.7            2.9            2.3         2.5          2.6          2.5
 Capital expenditures ........  $  8,896         7,822          8,231          3,578       6,813        5,389        2,533
 Depreciation and
  amortization ...............  $ 14,315        11,898         10,576          7,638       6,579        6,206        6,938
 Total assets.................  $371,096       258,967        253,300        143,142     134,356      133,687      128,124
 Return on average assets ....      10.7%          9.9%           8.4%          12.3%       13.3%        11.3%         7.7%
 Long-term debt...............  $168,166       117,464        139,827         65,788     103,863      124,942      143,308
 Total liabilities............  $254,791       175,281        194,569        106,030     138,643      156,969      172,607
 Redeemable preferred stock...         -             -              -              -           -            -       40,198
 Shareholders' equity ........  $116,305        83,686         58,731         37,112      (4,287)     (23,282)     (84,681)
 Return on average
  shareholders' equity........      33.6%         35.6%          34.9%         104.4%        N/M          N/M          N/M

COMMON SHARE STATISTICS (1)
 Earnings per common share
  Income before extraordinary
   items......................  $   1.72          1.31           1.06            .94         .97          .87          .52
  Extraordinary items
   Loss from defeasance
    of debt...................  $      -             -           (.26)             -           -            -            -
   Utilization of net operating
    loss carryforwards .......  $      -             -              -            .07         .13          .22          .43
  Cumulative effect of
   changes in accounting
   principles.................  $      -             -            .08              -           -            -            -
  Net income..................  $   1.72          1.31            .88           1.01        1.10         1.09          .95
 Shareholders' equity per
  common share(2).............  $   6.10          4.39           3.11           1.98        (.26)       (1.44)       (8.07)
 Weighted average common
  shares outstanding .........    19,554        19,317         18,926         16,911      16,206       13,691       10,493
 Common shares outstanding-end
   of year ...................    19,079        19,053         18,902         18,789      16,202       16,211       10,493
 Stock price
  High........................  $ 29 1/4        24             15 7/8         13 3/8      11 5/8       11 1/4            -
  Low.........................  $ 22 5/8        14 5/8         11 1/8          6 3/8       6 7/8        9 1/4            -
  Year-end close..............  $ 28 1/8        23 7/8         15 7/8         11 1/8       7 1/8       11 1/4            -
 Price earnings ratio
  at year-end.................  $ 16            18             15             12           7           13                -

(1) All share and per share data has been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend in January 1995.
(2) Calculated on the basis of the number of common shares outstanding at year-end.
N/M -Not Meaningful.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

HISTORICAL OVERVIEW AND OUTLOOK

    IDEX sells a broad range of proprietary fluid handling and industrial products to a diverse customer base in the United States and, to an increasing extent, internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the United States and in those other countries where its products are sold and, to some extent, by the relationship of the dollar to other currencies. Among the factors that affect the demand for IDEX's products are interest rates, levels of capital spending by industry and overall industrial growth.

    IDEX has a history of strong operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volume changes, and inclusion of newly acquired businesses which may have lower margins and whose margins may be further affected by purchase accounting adjustments.

    In 1994, IDEX achieved record orders, sales, net income and earnings per share. Incoming orders exceeded shipments and backlogs increased modestly. IDEX normally operates with a very low backlog of about 1-1/2 months' sales, which enables it to provide excellent customer service, but which also means that changes in orders are felt quickly in operating results.

    The economy in the U.S. showed solid growth in 1994, as did most of the other economies of the world. With our robust current incoming order pace, strong market positions, a continuing flow of new and redesigned products, and opportunities for international expansion, the outlook for IDEX is strong. Barring unforeseen circumstances, IDEX expects to again achieve records in sales, net income, and earnings per share in 1995.

RESULTS OF OPERATIONS

    For purposes of this discussion and analysis section, reference is made to the table on page 17 and the Company's Statements of Consolidated Operations on page 21. IDEX consists of two business segments: Fluid Handling and Industrial Products.

PERFORMANCE IN 1994 COMPARED TO 1993

    Sales, net income and earnings per common share were at record levels for 1994. Incoming orders, also at record levels in 1994, rose 30% with about half the increase stemming from growth in the Company's base businesses and the other half resulting from including the recently acquired Signfix and Hale Products business units.

    Sales for 1994 of $399.5 million increased $90.9 million or 29% over 1993. The inclusion of Signfix and Hale Products, a strong U.S. economy, continuing emphasis on developing international markets and the addition of several new products were factors that enabled the Company to report record sales.

    Fluid Handling Group sales of $275.6 million increased $63.1 million or 30% from 1993. The inclusion of Hale Products activity from its acquisition in May 1994 and higher sales volume from improved market conditions in each of the other Fluid Handling Group businesses accounted for the increase. Sales outside the U.S. increased to 30% of total Fluid Handling Group sales in 1994 from 27% in 1993 due to the inclusion of international operations of Hale Products and stronger international demand for products of the base businesses in the Group.

    Industrial Products Group sales of $124.2 million increased $27.8 million or 29% compared to 1993 due to improved demand for products of all the base business units of this group and inclusion of Signfix. Shipments outside the U.S. were 36% of total Industrial Products sales in 1994, up from 27% in 1993, principally due to the inclusion of Signfix -- a U.K.-based business unit.

    Gross profit of $152.6 million in 1994 increased $34.3 million or 29% from 1993. Gross profit as a percentage of sales was 38.2% in 1994 compared to 38.3% in 1993. Selling, general and administrative expenses increased to $84.0 million in 1994 from $68.2 million in 1993, but as a percentage of sales decreased to 21.0% in 1994 compared to 22.1% in 1993.

    Income from operations increased $18.5 million to $68.7 million or 37% in 1994 from $50.1 million in 1993. Operating margin as a percent of sales increased to 17.2% in 1994 from 16.2% in 1993. In the Fluid Handling Group, income from operations of $58.1 million and operating margin of 21.1% for 1994 were both higher than income from operations of $43.1 million and operating margin of 20.3% in 1993. Operating margin improvements resulted primarily from volume-related gains with improving business conditions in the base businesses of the Group. These factors were partially offset by inclusion of Hale Products, whose operating margin is somewhat lower than the other units in the Group and whose profits are further affected by purchase accounting adjustments. Income from operations in the Industrial Products Group of $18.4 million and operating margin of 14.8% in 1994 were higher than income from operations of $13.8 million and operating margin of 14.3% in 1993 due to volume-related improvements in the core businesses and inclusion of Signfix.

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(IN THOUSANDS)


                                                                   YEARS ENDED DECEMBER 31, (1) (2)
                                                                 ------------------------------------
                                                             1994               1993               1992
                                                            ------             ------             ------
FLUID HANDLING GROUP
    Net sales ..........................................   $275,598            $212,519          $187,035
    Income from operations..............................     58,072              43,125            38,898
    Operating margin ...................................       21.1%               20.3%             20.8%
    Identifiable assets ................................   $284,571            $178,734          $186,429
    Depreciation and amortization.......................     10,695               8,844             7,272
    Capital expenditures................................      5,772               5,503             5,144

INDUSTRIAL PRODUCTS GROUP
    Net sales...........................................   $124,152            $ 96,343          $ 90,232
    Income from operations..............................     18,402              13,792            11,782
    Operating margin....................................       14.8%               14.3%             13.1%
    Identifiable assets.................................   $ 73,693            $ 66,968          $ 50,414
    Depreciation and amortization.......................      2,930               2,374             2,383
    Capital expenditures................................      2,848               2,170             3,079

COMPANY
    Net sales...........................................   $399,502            $308,638          $277,129
    Income from operations..............................     68,664              50,135            42,854
    Operating margin....................................       17.2%               16.2%             15.5%
    Income before interest, income
      taxes, extraordinary items and
      cumulative effect of changes in
      accounting principles.............................   $ 66,097            $ 49,305          $ 43,162
    Identifiable assets.................................    371,096             258,967           253,300
    Depreciation and amortization (3)...................     13,696              11,258             9,697
    Capital expenditures................................      8,896               7,822             8,231


(1) Includes acquisitions of Viking Pump of Canada (February 20, 1992), Pulsafeeder (May 5, 1992) Johnson Pump (September 4, 1992) and Hale Products (May 26, 1994) to Fluid Handling Group and Signfix (November 24,
     1993) to the Industrial Products Group.

(2) Income from operations excludes amortization of goodwill expense. Group income from operations also excludes net unallocated corporate operating expense.

(3)  Excludes amortization of debt issuance expenses.

        Other expense totaled $2.6 million in 1994, up $1.7 million from the $.8 million recorded in 1993 principally because of higher goodwill amortization expense resulting from the acquisitions of Hale Products and Signfix.

        Interest expense increased to $13.6 million in 1994 from $11.0 million in 1993 because of additional borrowings to complete the acquisitions of Signfix and Hale Products and a generally higher interest rate environment in 1994.

        The provision for income taxes increased to $18.9 million in 1994 from $13.0 million in 1993. The effective tax rate increased to 36.0% in 1994 from 34.0% in 1993. The 1993 tax rate was affected by tax code revisions relating to the deductibility of goodwill amortization, and the 1994 tax rate reflects the non-deductibility of goodwill amortization associated with the purchase of Hale Products' common stock.

        Net income of $33.6 million in 1994 was 33% higher than net income of $25.3 million in 1993. Earnings per share, adjusted for the three-for-two stock split described below, of $1.72 in 1994 were 31% higher than earnings per share of $1.31 in 1993.

        In December 1994, the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50% stock dividend payable on January 31,1995, to shareholders of record on January 17, 1995. Par value of common stock remained at $.01. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. All references in the financial statements to number of shares, per share amounts, and market prices of the Company's common stock have been restated.

PERFORMANCE IN 1993 COMPARED TO 1992

        Sales, income from operations, net income and earnings per common share for 1993 were higher than 1992 and established records.

        Sales for 1993 of $308.6 million increased $31.5 million or 11% over 1992. Acquisitions, a gradually improving U.S. economy, the addition of several new products and continuing emphasis on developing international markets were factors that enabled the Company to report record sales even though economic conditions were less than robust, particularly in Europe.

        Fluid Handling Group sales of $212.5 million increased $25.5 million or 14% from 1992. The inclusion of 1992 acquisitions in the 1993 results for the full year and modest volume increases in the base Fluid Handling Group businesses accounted for the increase. Sales outside the U.S. decreased to 27% of total Fluid Handling Group sales in 1993 from 28% in 1992 due to the recession in the European market.

        Industrial Products Group sales of $96.3 million increased $6.1 million or 7% compared to 1992. There was stronger demand for Strippit's machinery and tooling products and Vibratech's torsional vibration dampers. Band-It had somewhat lower sales because of its more significant presence in the European market. Shipments to customers outside the U.S. were 27% of total Industrial Products sales in 1993, down from 30% in 1992, again because of weakness in Europe.

        Gross profit of $118.4 million in 1993 increased $12.4 million or 12% from 1992. Gross profit as a percentage of sales improved slightly to 38.3% in 1993 compared to 38.2% in 1992. Selling, general and administrative expenses increased to $68.2 million in 1993 from $63.1 million in 1992, but as a percentage of sales decreased to 22.1% in 1993 from 22.8% in 1992.

        Income from operations increased to $50.1 million in 1993 from $42.9 million in 1992. In the Fluid Handling Group, income from operations increased by 11% to $43.1 million in 1993 from $38.9 million in 1992. Operating margin for the Group declined slightly to 20.3% in 1993 from 20.8% in 1992. These changes resulted from inclusion in 1993 of 1992 acquisitions for the full year. Operating margins at newly acquired businesses were somewhat lower than the other units in the Group and were further affected by purchase accounting adjustments. Income from operations in the Industrial Products Group increased to $13.8 million or 17% from $11.8 million in 1992. Operating margin for the Group increased to 14.3% in 1993 from 13.1% in 1992 principally because of volume-related profit improvements at Strippit.

        Other expense totaled $.8 million in 1993 as compared with $.3 million of other income recorded in 1992 principally because of higher goodwill amortization expense in 1993 resulting from acquisitions made during 1992 (Viking Pump of Canada, Pulsafeeder and Johnson Pump) and lower royalty income in 1993.

        Interest expense decreased to $11.0 million in 1993 from $12.2 million in 1992 because of a lower interest rate on the $75 million 9-3/4% Senior Subordinated Notes, issued in September 1992, and lower borrowings and reduced interest rates under the Company's Credit Agreement.

        The provision for income taxes increased to $13.0 million in 1993 from $10.8 million in 1992. The effective tax rate decreased to 33.9% in 1993 from 35.0% in 1992 due to 1993 tax code changes which provided for, among other things, an increase in the corporate federal income tax rate to 35% from 34%, the effect of which was more than offset by a corporate income tax deduction for amortization of goodwill on a 1992 acquisition which previously was not deductible.

        Net income of $25.3 million in 1993 was 26% higher than income before extraordinary items and cumulative effect of changes in accounting principles of $20.1 million in 1992. Net income in 1992 was $16.7 million after IDEX recognized a $5.0 million after-tax extraordinary loss from the in-substance defeasance of 15-3/8% Senior Subordinated Debentures, and a charge of $3.9 million for the cumulative effect of adopting Statement of Financial Accounting Standards Board (SFAS) No.106, "Accounting for Postretirement Benefits Other Than Pensions," offset by a gain of $5.4 million for the cumulative effect of adopting SFAS No. 109, "Accounting for Income Taxes."

        Earnings per common share of $1.31 in 1993 were 23% higher than earnings per share before extraordinary items and cumulative effect of changes in accounting principles of $1.06 in 1992. Earnings per common share after extraordinary items and cumulative effect of changes in accounting principles in 1992 were $.88. There were 2% more weighted average shares outstanding in 1993 than in 1992.

LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 1994, IDEX's working capital was $82.0 million and its current ratio was 2.2 to 1. Internally generated funds were adequate to fund capital expenditures of $8.9 million, $7.8 million and $8.2 million for 1994, 1993, and 1992, respectively. These expenditures were generally for machinery and equipment which improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term. During 1994, 1993, and 1992, depreciation and amortization expense, excluding amortization of debt issuance expenses, was $13.7 million, $11.3 million, and $9.7 million, respectively.

        In connection with the acquisition of Hale Products, the Credit Agreement was amended on May 23, 1994 to provide for an additional $50 million of availability and an improved interest rate structure. IDEX borrowed approximately $92 million under the Credit Agreement to finance the acquisition of Hale Products. At December 31, 1994, the maximum amount available under the Credit Agreement was $150 million, of which $90 million was being used. The availability under the Credit Agreement declines in stages commencing December 31, 1995 to $100 million on December 31, 1997. Any amount outstanding at June 30, 1999 becomes due at that date. Interest is payable quarterly on the outstanding balance at the Bank Agent's reference rate plus 25 basis points, or at rates applicable to certain dollar deposits in the interbank Eurodollar market plus 125 basis points.

                         NET SALES BY OPERATING GROUP

                                   [CHART]

        In December 1994, the Company's Board of Directors authorized a three-for-two common stock split and approved a quarterly cash dividend on common shares. The cash dividend on the post-split shares was initially set at 14 cents per common share per calendar quarter with the first dividend to be paid at the end of January 1995.

        IDEX believes it will generate sufficient cash flow from operations to meet its operating requirements, scheduled amortization payments under the Credit Agreement, interest and principal payments on the Senior Subordinated Notes, approximately $14 million of planned capital expenditures in 1995 and approximately $11 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1994, IDEX has borrowed $207 million under the Credit Agreement to complete seven acquisitions. During this same period, IDEX generated, principally from operations, cash flow of $207 million to reduce its indebtedness. In the event that suitable businesses or assets are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.


                          PROFITS BY OPERATING GROUP

                                   [CHART]

IDEX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share amounts)

As of December 31,                                                                       1994               1993
                                                                                       --------           --------
ASSETS

Current assets
  Cash and cash equivalents.........................................                   $  6,288           $  3,513
  Receivables--net..................................................                     59,392             43,318
  Inventories ......................................................                     78,105             60,973
  Deferred taxes ...................................................                      6,304              6,602
  Other current assets .............................................                      1,268              1,060
                                                                                       --------           --------
    Total current assets ...........................................                    151,357            115,466
Property, plant and equipment--net..................................                     66,241             53,525
Intangible assets--net .............................................                    148,834             84,772
Other noncurrent assets ............................................                      4,664              5,204
                                                                                       --------           --------
    Total assets ...................................................                   $371,096           $258,967
                                                                                       ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Trade accounts payable ...........................................                   $ 34,558           $ 21,405
  Dividends payable ................................................                      2,671
  Accrued expenses..................................................                     32,121             21,235
                                                                                       --------           --------
    Total current liabilities.......................................                     69,350             42,640
Long-term debt .....................................................                    168,166            117,464
Other noncurrent liabilities........................................                     17,275             15,177
                                                                                       --------           --------
    Total liabilities...............................................                    254,791            175,281
                                                                                       --------           --------


Shareholders' equity
  Common stock, par value $.01 per share
    Shares authorized -- 50,000,000
    Shares issued and outstanding
         1994 -- 19,078,671
         1993 -- 19,052,382 ........................................                        191                191
Additional paid-in capital..........................................                     84,943             84,649
Retained earnings ..................................................                     33,490              2,551
Accumulated translation adjustment..................................                     (2,319)            (3,705)
                                                                                       --------           --------
  Total shareholders' equity........................................                    116,305             83,686
                                                                                       --------           --------
  Total liabilities and shareholders' equity........................                   $371,096           $258,967
                                                                                       ========           ========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS
(In thousands except per share amounts)

For the years ended December 31,                       1994              1993            1992
                                                      -------          --------         -------
Net sales ..............................              $399,502         $308,638         $277,129
Cost of sales ..........................               246,858          190,286          171,152
                                                      --------         --------         --------
Gross profit............................               152,644          118,352          105,977
Selling, general and
 administrative expenses................                83,980           68,217           63,123
                                                      --------         --------         --------
Income from operations .................                68,664           50,135           42,854
Other income (expense)--net...............              (2,567)            (830)             308
Income before interest, income                        --------         --------         --------
 taxes, extraordinary items and
 cumulative effect of changes in
 accounting principles...................               66,097           49,305           43,162
Interest expense........................                13,581           11,007           12,178
Income before income taxes,                           --------         --------         --------
 extraordinary items and
 cumulative effect of changes in
 accounting principles...................               52,516           38,298           30,984
Provision for income taxes..............                18,906           12,972           10,838
Income before extraordinary items                     --------         --------         --------
 and cumulative effect of changes in
 accounting principles...................               33,610           25,326           20,146
Extraordinary items
 Loss from in-substance defeasance
   of debt, net of tax ...................                                                (4,958)
Cumulative effect of changes
 in accounting principles
   Postretirement benefits, net of tax ...                                                (3,879)
   Income taxes...........................                                                 5,396
                                                      --------         --------         --------
Net income...............................             $ 33,610         $ 25,326         $ 16,705
                                                      ========         ========         ========

Earnings per common share

Income before extraordinary items
 and cumulative effect of changes
 in accounting principles.................              $ 1.72           $ 1.31           $ 1.06
Extraordinary items
 Loss from in-substance defeasance
  of debt, net of tax ..................                                                    (.26)
Cumulative effect of changes
 in accounting principles
  Postretirement benefits, net of tax ..                                                    (.21)
  Income taxes..........................                                                     .29
                                                      --------         --------         --------
Net income...............................             $   1.72         $   1.31         $    .88
                                                      ========         ========         ========

Weighted average common shares
outstanding ............................                19,554           19,317           18,926
                                                      ========         ========         ========


See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
(In thousands except share and per share amounts)

                                                                                    Retained
                                                Common Stock        Earnings      Accumulated         Total
                                               and Additional     (Accumulated    Translation      Shareholders'
                                               Paid-In Capital      Deficit)      Adjustment          Equity
                                               ---------------    ------------    -----------      ------------
Balance, December 31, 1991................         $76,524         $(39,480)         $    68           $ 37,112

Issuance of 112,500 shares of common
 stock related to an acquisition ........            1,594                                                1,594

Exchange of equity appreciation
 rights for stock options................            6,247                                                6,247

Unrealized translation adjustment .......                                             (2,927)            (2,927)

Net income...............................                            16,705                              16,705
                                                   -------         --------          -------           --------

Balance, December 31, 1992...............           84,365          (22,775)          (2,859)            58,731

Issuance of 150,431 shares of common
 stock from exercise of stock options....              475                                                  475

Unrealized translation adjustment .......                                               (846)              (846)

Net income...............................                            25,326                              25,326
                                                   -------         --------          -------           --------

Balance, December 31, 1993...............           84,840            2,551           (3,705)            83,686

Issuance of 26,289 shares of common
 stock from exercise of stock options....              294                                                  294

Cash dividends declared -- $.14
 per common share outstanding ...........                            (2,671)                             (2,671)

Unrealized translation adjustment .......                                              1,386              1,386

Net income...............................                            33,610                              33,610
                                                   -------         --------          -------           --------

Balance, December 31, 1994.................        $85,134         $ 33,490          $(2,319)          $116,305
                                                   =======         ========          =======           ========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

(In thousands)


For the years ended December 31,                              1994             1993               1992
                                                            --------         --------           --------
Cash flows from operating activities
 Net income.....................................            $ 33,610         $ 25,326           $ 16,705
 Adjustments to reconcile net income to
  net cash flows from operating activities
   Depreciation and amortization................               9,671            8,455              7,350
   Amortization of intangibles..................               4,025            2,803              2,347
   Amortization of debt issuance expenses.......                 619              640                879
   Extraordinary loss from defeasance of debt                                                      4,958
   Cumulative effect of changes
    in accounting principles ...................                                                  (1,517)
   Increase in receivables......................              (7,611)          (1,690)            (1,067)
   (Increase) decrease in inventories...........                 415            4,599             (3,254)
   Increase (decrease) in trade accounts
    payable.....................................               8,292             (150)             2,099
   Increase (decrease) in accrued expenses......                 141             (671)            (1,332)
   (Increase) decrease in deferred taxes........               2,711            4,714             (1,575)
   Other transactions--net......................                 654              246              2,275
                                                           ---------        ---------          ---------
   Net cash flows from operating activities ....              52,527           44,272             27,868
                                                           ---------        ---------          ---------
Cash flows from investing activities
 Additions to property, plant and equipment ....              (8,896)          (7,822)            (8,231)
 Acquisition of businesses
  (net of cash acquired)........................             (91,558)         (12,306)           (84,373)
                                                           ---------        ---------          ---------
   Net cash flows from investing activities ....            (100,454)         (20,128)           (92,604)
                                                           ---------        ---------          ---------
Cash flows from financing activities
 Net borrowings (repayments)
  under the Credit Agreement ...................              50,000          (22,500)            50,500
 Increase (decrease) in accrued interest........                 702              137                (30)
 Payment of deferred financing costs ...........                                 (638)            (2,600)
 Defeasance of 15-3/8%
  Senior Subordinated Debentures ...............                                                 (57,250)
 Proceeds from issuance of 9-3/4%
  Senior Subordinated Notes.....................                                                  75,000
                                                           ---------        ---------          ---------
   Net cash flows from financing activities.....              50,702          (23,001)            65,620
                                                           ---------        ---------          ---------
Net increase in cash............................               2,775            1,143                884
Cash and cash equivalents at beginning of year..               3,513            2,370              1,486
                                                           ---------        ---------          ---------
Cash and cash equivalents at end of year........           $   6,288        $   3,513          $   2,370
                                                           =========        =========          =========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands except share and per share amounts)

1. ORGANIZATION AND ACQUISITION

        Pursuant to the requirements of the Securities and Exchange Commission, the January 22, 1988 acquisition of the initial six businesses comprising IDEX Corporation ("IDEX" or the "Company") was not accounted for as a purchase transaction. Consequently, the accounting for the acquisition does not reflect any adjustment of the carrying value of the assets and liabilities to their fair values at the time of the acquisition. Accordingly, the total shareholders' equity of IDEX at December 31, 1994, 1993 and 1992 includes a charge of $96.5 million which represents the excess of the purchase price over the book value of the subsidiaries purchased at the date of the acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

        The Company operates principally as a manufacturer of fluid handling devices and industrial products.

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

CASH EQUIVALENTS

        For purposes of the Statements of Consolidated Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

        Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out ("FIFO") basis or the last-in, first-out ("LIFO") basis, as described in Note 4.

INTANGIBLE ASSETS

        Identifiable intangible assets are being amortized over their estimated useful lives using the straight-line method. The cost in excess of net assets acquired is being amortized on a straight-line basis over a period of 40 years.

DEBT EXPENSES

        Expenses incurred in securing and issuing long-term debt are being amortized over the life of the related debt.

EARNINGS PER COMMON SHARE

        Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents, in the form of stock options, have been included in the calculation of weighted average shares outstanding using the treasury stock method. All share and per share amounts have been restated for the three-for-two stock split effected in the form of a stock dividend in January 1995.

DEPRECIATION

        Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation generally are as follows:

 Land improvements...................                     10 to 12 years
 Buildings and improvements..........                      3 to 30 years
 Machinery and equipment, tooling,
  and engineering drawings ..........                      3 to 12 years
 Office equipment, mobile
  equipment and motor vehicles ......                      3 to 12 years

3. SUPPLEMENTAL CASH FLOW INFORMATION

        A summary of annual supplemental cash flow information follows:

                                                     1994               1993             1992
                                                     ----               ----             ----
Cash paid
 Interest..............................           $ 12,007            $  9,993          $ 12,208
 Income taxes..........................             16,608               7,778            10,494

Noncash investing activities
 Liabilities assumed in connection
  with acquisition of businesses
   Fair value of assets acquired                  $ 47,187            $  6,659          $ 44,045
   Cost in excess of
    net assets acquired ...............             63,069               9,303            53,815
   Cash paid...........................            (91,558)            (12,306)          (84,373)
   Common stock issued
    in connection with
    acquisitions.......................                                                   (1,594)
                                                  --------            --------          --------
   Liabilities assumed.................           $ 18,698            $  3,656          $ 11,893
                                                  ========            ========          ========

4. BALANCE SHEET COMPONENTS

        The components of inventories as of December 31, 1994 and 1993 were:

                                                                   1994                         1993
                                                                   ----                         ----
Inventories
 Raw materials and supplies...........                           $  9,430                      $  8,498
 Work in process......................                             10,648                         7,018
 Finished goods.......................                             58,027                        45,457
                                                                 --------                      --------
  Total................................                          $ 78,105                      $ 60,973
                                                                 ========                      ========

        Those inventories which were carried on a LIFO basis amounted to $41,499 and $25,874 at December 31, 1994 and 1993, respectively. The excess of current cost over LIFO inventory value and the impact on earnings of using the LIFO method are not material.

        The components of certain other balance sheet accounts as of December 31, 1994 and 1993 were:

                                                                         1994             1993
                                                                       --------         --------
Receivables
  Customers................................                            $ 60,409         $ 43,913
  Other....................................                                 805              579
                                                                       --------         --------
    Total .................................                              61,214           44,492
  Less allowance for doubtful accounts.....                               1,822            1,174
                                                                       --------         --------
    Receivables--net ......................                            $ 59,392         $ 43,318
                                                                       ========         ========

Property, plant and equipment, at cost
  Land and improvements....................                            $  4,685         $  3,224
  Buildings and improvements ..............                              36,173           30,995
  Machinery and equipment .................                             119,694          108,166
  Engineering drawings.....................                               9,387           10,105
  Office equipment ........................                              12,382            9,450
  Mobile equipment and motor vehicles .....                               2,256            1,793
  Construction in progress.................                               2,805            1,585
                                                                       --------         --------
    Total .................................                             187,382          165,318
  Less accumulated depreciation
    and amortization ......................                             121,141          111,793
                                                                       --------         --------
      Property, plant and equipment--net...                            $ 66,241         $ 53,525
                                                                       ========         ========

Intangible assets
  Cost in excess of net assets
    acquired...............................                            $151,394         $ 87,471
  Other....................................                              20,896           16,719
                                                                       --------         --------
    Total..................................                             172,290          104,190
  Less accumulated amortization............                              23,456           19,418
                                                                       --------         --------
    Intangible assets--net.................                            $148,834         $ 84,772
                                                                       ========         ========

Accrued expenses
  Accrued payroll and related items........                            $ 15,573         $ 10,193
  Accrued taxes............................                               4,572            5,031
  Accrued insurance........................                               2,141            1,652
  Other accrued liabilities ...............                               9,835            4,359
                                                                       --------         --------
    Total..................................                            $ 32,121         $ 21,235
                                                                       ========         ========

Other noncurrent liabilities
  Retiree medical reserve..................                            $  9,874         $  9,402
  Lease obligations........................                               2,559            2,422
  Other noncurrent liabilities.............                               4,842            3,353
                                                                       --------         --------
    Total .................................                            $ 17,275         $ 15,177
                                                                       ========         ========

5. LEASE COMMITMENTS

        At December 31, 1994, total minimum rental payments under noncancellable operating leases, primarily for office facilities, warehouses and data processing equipment, were $18.5 million. The future minimum rental commitments for each of the next five years ending December 31 are payable as follows:
1995 - $3.8 million; 1996 - $3.1 million; 1997 - $2.5 million; 1998  - $1.6 million; 1999 - $1.3 million; thereafter - $6.2 million.

        Rental expense totaled $4.4 million, $4.0 million and $3.5 million for the years ended December 31, 1994, 1993 and 1992, respectively.

6. RETIREMENT BENEFITS

        The Company has a number of noncontributory defined benefit and defined contribution pension plans covering substantially all employees, other than certain bargaining unit employees who participate in a multiemployer pension plan. The defined benefit plans covering salaried employees provide pension benefits that are based on compensation over an employee's full career. The defined benefit plans covering hourly employees and bargaining unit members generally provide benefits of stated amounts for each year of service. The Company's funding policy for these plans is to fund benefits as accrued within the minimum and maximum limitations of the Internal Revenue Code. The defined contribution plans provide for annual contributions to individuals' accounts. The level of the contribution is generally a percent of salary based on age and years of service.

        Pension costs for the years ended December 31, 1994, 1993 and 1992 included the following components:

                                                  1994                     1993                 1992
                                                 -------                  -------              -------
Service cost--benefits earned
  during the period...................           $ 2,075                  $ 1,573              $ 1,235
Interest cost on projected
  benefit obligation..................             2,685                    2,335                2,127
Actual return on assets...............             1,621                   (3,768)              (2,096)
Net amortization and deferral ........            (4,276)                   1,330                  (65)
                                                 -------                  -------              -------
  Net periodic pension cost ..........             2,105                    1,470                1,201
Contributions to multiemployer
  plan, defined contribution plans
  and other...........................             2,495                    1,595                1,484
                                                 -------                  -------              -------
    Total pension costs...............           $ 4,600                  $ 3,065              $ 2,685
                                                 =======                  =======              =======

Assumptions used in accounting for pension
costs at December 31, were:
  Assumed discount rate ..............               8.5%                     7.5%                 8.5%
  Assumed rate of
    compensation increase
    for salaried plans ...............               4.0%                     4.0%                 5.0%
  Expected rate of return on
    plan assets ......................               8.0%                     8.0%                 8.0%


        The funded status of the defined benefit plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1994 and 1993 are presented below:

                                                                                    ASSETS        ACCUMULATED
                                                                                    EXCEED         BENEFITS
                                                                                 ACCUMULATED        EXCEED
                                                                                   BENEFITS         ASSETS
                                                                                 -----------      -----------
DECEMBER 31, 1994

Actuarial present value of benefit obligations
  Vested benefit obligation.........................                                 $23,891          $ 4,323
                                                                                     =======          =======
  Accumulated benefit obligation....................                                 $25,775          $ 4,731
                                                                                     =======          =======
Projected benefit obligation........................                                 $30,258          $ 4,851
Plan assets at fair value (1).......................                                  30,013            2,870
                                                                                     -------          -------
Projected benefit obligation in
   excess of plan assets............................                                    (245)          (1,981)
Prior service cost not yet recognized...............                                   2,084              227
Unrecognized net obligation at
  July 31, 1985 (2).................................                                  (1,515)            (329)
Unrecognized net (gain) loss........................                                    (436)             661
                                                                                     -------          -------
  Pension liability.................................                                 $  (112)         $(1,422)
                                                                                     =======          =======

DECEMBER 31, 1993

Actuarial present value of benefit obligations
  Vested benefit obligation.........................                                 $23,632          $ 4,472
                                                                                     =======          =======
  Accumulated benefit obligation....................                                 $25,056          $ 4,888
                                                                                     =======          =======
Projected benefit obligation........................                                 $30,237          $ 4,888
Plan assets at fair value (1).......................                                  30,104            2,952
                                                                                     -------          -------
Projected benefit obligation in excess of
   plan assets......................................                                    (133)          (1,936)
Prior service cost not yet recognized...............                                   2,043              168
Unrecognized net obligation at
  July 31, 1985 (2).................................                                  (1,736)            (388)
Unrecognized net (gain) loss........................                                      (2)             630
                                                                                     -------          -------
  Pension asset (liability).........................                                 $   172          $(1,526)
                                                                                     =======          =======


(1) Primarily listed stocks and publicly traded fixed income securities.
(2) Amortized by plan over the greater of the average remaining service period of the employee workforce or 15 years.

7. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

        The Company and certain subsidiaries provide health care and life insurance benefits to certain retired employees, their covered dependents and beneficiaries. Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plans. Under SFAS No. 106, the Company is required to accrue the estimated cost of such retiree benefit payments during the employee's active service period. Prior to 1992, the Company expensed the cost of these benefits, principally health care, as they were paid. On January 1, 1992, the Company reduced net income by $3.9 million (net of the related income tax benefit of $2.4 million) or $.21 per share to reflect the cumulative effect of the change in accounting principle for periods prior to 1992.

        Net periodic postretirement expense for 1994, 1993 and 1992 includes the following components:

                                                               1994         1993            1992
                                                               ----         ----            ----
Service cost-benefits earned
  during the period.....................                        $341        $  319          $263
Interest cost on accumulated
  postretirement benefit obligation ....                         655           739           654
Net amortization and deferral ..........                         (66)          (4)
                                                                ----        ------          ----
   Total cost...........................                        $930        $1,054          $917
                                                                ====        ======          ====

        The Company's postretirement benefit plans are not funded. The accumulated postretirement benefit obligation (APBO) of the plans at December 31, 1994 and 1993 is as follows:

                                                                 1994                       1993
                                                                 ----                       ----
Retirees ...............................                        $2,950                     $ 3,708
Fully eligible active participants......                           828                       1,908
Other active participants ..............                         3,942                       5,012
                                                                ------                     -------
     Total APBO ........................                         7,720                      10,628
Unrecognized net gain (loss)............                         2,154                      (1,226)
                                                                ------                     -------
  Accrued postretirement
   health care costs....................                        $9,874                     $ 9,402
                                                                ======                     =======

        For measurement purposes, a 14% annual rate of increase in the cost of covered health care benefits was assumed for 1992, gradually declining to 6% by the year 2008 and remaining at that level thereafter. The health care trend rate assumption has a significant effect on the amount of the obligation and the net periodic cost reported. An increase or decrease of the trend rate of 1% would change the accumulated postretirement benefit obligation as of December 31, 1994 by $1.1 million and the net periodic cost for this year by $.2 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1994 and 7.5% in 1993.

8. LONG-TERM DEBT

        Long-term debt at December 31, 1994 and 1993 consisted of the following:

                                                                  1994                      1993
                                                                  ----                      ----
Bank revolving credit facility,
  including accrued interest............                        $ 93,166                   $ 42,464
9-3/4% Senior Subordinated Notes .......                          75,000                     75,000
                                                                --------                   --------
  Long-term debt .......................                        $168,166                   $117,464
                                                                ========                   ========

BANK REVOLVING CREDIT FACILITY

        In May 1994, the bank revolving credit facility (the "Credit Agreement") was amended to provide for an additional $50 million of availability and an improved interest rate structure. IDEX borrowed approximately $91.6 million under the Credit Agreement to finance the acquisition of Hale Products, Inc. (see Note 13).

        The availability under the Credit Agreement declines in stages commencing December 31, 1995 from a maximum of $150 million to $100 million at December 31, 1997. Any amount outstanding at June 30, 1999 becomes due at that date. At December 31, 1994, $90 million of the maximum availability was being used. Interest on the outstanding borrowings under the Credit Agreement is payable quarterly at a rate based on the prime lending rate plus 1/4% or, at the Company's election, at a rate based on LIBOR plus 1-1/4% per annum. Interest based on LIBOR is payable on the last day of the applicable interest period and, if such period exceeds three months, quarterly during such period. The weighted average interest rate on outstanding borrowings under the Credit Agreement was 7-1/4% at December 31, 1994. A commitment fee equal to 1/4% per annum is payable quarterly on any unutilized portion under the Credit Agreement. Loan origination fees totaling approximately $2 million are being amortized over the term of the Credit Agreement.

        Total long-term debt outstanding at December 31, 1994 and 1993 included $3.2 million and $2.5 million, respectively, of accrued interest, as interest is paid through further borrowings under the Credit Agreement.

        Borrowings under the Credit Agreement are guaranteed, jointly and severally, by certain of the Company's subsidiaries and secured by a pledge of their stock and intercompany notes.

9-3/4% SENIOR SUBORDINATED NOTES AND IN-SUBSTANCE DEFEASANCE

        In September 1992, the Company sold publicly $75 million of Senior Subordinated Notes ("Notes") due 2002. The Notes are jointly and severally guaranteed by certain of the subsidiaries of the Company and are subordinated to the Credit Agreement. Interest is payable semiannually at the rate of 9-3/4% per annum. The Notes are payable in annual installments of $18.75 million commencing in 2000 and are redeemable at various premiums by the Company commencing in 1997. At December 31, 1994, the fair market value of the Notes is approximately $75 million based on the quoted market price.

        In 1992, the Company recognized a $5.0 million extraordinary loss (net of related income tax benefit of approximately $2.8 million) from the in-substance defeasance of the formerly outstanding $50 million 15-3/8% Senior Subordinated Debentures.

        Interest expense included $.6 million, $.6 million and $.9 million for the years ended December 31, 1994, 1993 and 1992, respectively, for amortization of debt issuance expenses.

        The Credit Agreement and the Indenture for the Notes permit the payment of cash dividends only to the extent that no default exists under such agreements and limit the amount of such dividends in accordance with specified formulas. At December 31, 1994, cash available for dividends on common stock for 1995 is limited to approximately $29.5 million under the most restrictive of these provisions.

9. COMMON AND PREFERRED STOCK

        On December 12, 1994, the Company's Board of Directors authorized a three-for-two stock common split effected in the form of a 50% stock dividend payable on January 31, 1995 to shareholders of record on January 17, 1995. Par value of common stock remained at $.01 per share. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. All references in the financial statements to number of shares, per share amounts, and market prices of the Company's common stock have been restated.

        On December 12, 1994, the Company's Board of Directors approved its initial quarterly cash dividend of $.14 per post-split common share payable January 31, 1995, to shareholders of record on January 17, 1995.

        At December 31,1994 and 1993, the Company had five million shares of preferred stock authorized but unissued.

10. STOCK OPTIONS

        The Company has stock option plans providing for the grant of options to purchase common shares to outside directors, executives and certain key employees. The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from two to five years from the date of grant and generally expire 10 years from the date of grant. The following table summarizes option activity under the plans:

                                                  NUMBER       OPTION PRICE
                                               OF OPTIONS       PER SHARE
                                               ----------      ------------
Outstanding at December 31, 1991.....              22,500       $7.58-8.51

  Granted ...........................             622,950       .09-13.52
                                                ---------

Outstanding at December 31, 1992.....             645,450       .09-13.52

  Granted ...........................             427,650      15.03-18.58

  Exercised .........................            (150,431)        .09

  Forfeited..........................             (45,150)     9.33-18.58
                                                ---------

Outstanding at December 31, 1993..                877,520       .09-18.58

  Granted ...........................             291,825      23.23-26.42

  Exercised .........................             (26,289)      .09-18.58

  Forfeited..........................             (58,080)     9.33-26.42
                                                ---------

Outstanding at December 31,1994......           1,084,976       .09-26.42
                                                =========

Exercisable at December 31, 1994.....             417,071       .09-18.58
                                                  =======

Available for grant at

  December 31, 1994..................             703,305
                                                  =======

11. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

        The Company is a manufacturer of a wide array of proprietary, engineered products, including industrial pumps and controls, fire-fighting pumps and rescue equipment, stainless steel banding, clamping and sign-mounting devices, sheet metal fabricating equipment and tooling, automatic lubrication systems, small horsepower compressors, and energy absorption equipment. These activities are grouped into two business segments: Fluid Handling and Industrial Products. There were no material sales to any single customer.

        Segment information for the years ended December 31,1994, 1993 and 1992 is presented under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Information about the Company's operations in different geographical regions for the three years ended December 31, 1994, 1993 and 1992 is shown below. The Company's primary areas of operation outside the United States include North America, Europe and the Far East.

                                             1994             1993             1992
                                           --------         --------         --------
Sales
  North America.........                   $342,695         $280,413         $253,300
  Europe................                     52,323           24,241           21,501
  Other.................                      4,484            3,984            2,328
                                           --------         --------         --------
   Total................                   $399,502         $308,638         $277,129
                                           ========         ========         ========

Income from operations
  North America.........                   $ 60,251         $ 45,768         $ 38,252
  Europe ...............                      7,434            3,999            4,176
  Other.................                        979              368              426
                                           --------         --------         --------
   Total................                   $ 68,664         $ 50,135         $ 42,854
                                           ========         ========         ========

Identifiable assets
  North America.........                   $315,219         $224,717         $235,554
  Europe ...............                     53,580           31,583           15,305
  Other.................                      2,297            2,667            2,441
                                           --------         --------         --------
   Total ...............                   $371,096         $258,967         $253,300
                                           ========         ========         ========

        Export sales from the United States for the years ended December 31, 1994, 1993 and 1992 were to the following geographical areas:

                                            1994             1993             1992
                                          --------          --------        --------
  North America.........                   $ 21,911         $ 13,035         $ 13,117
  Europe ...............                      8,068            7,341           10,548
  Far East .............                     12,347           14,311           11,028
  Other.................                     21,422           14,625           13,024
                                           --------         --------         --------
  Total.................                   $ 63,748         $ 49,312         $ 47,717
                                           ========         ========         ========



12. INCOME TAXES

        Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109, effective January 1, 1992, increased net income by $5.4 million or $.29 per share for the cumulative effect of the accounting change.

        Pretax income for the years ended December 31, 1994, 1993 and 1992 was taxed under the following jurisdictions:

                                             1994              1993              1992
                                           --------          --------          --------
Domestic.................                   $45,263          $34,811            $26,828
Foreign..................                     7,253            3,487              4,156
                                           --------         --------           --------
 Total ..................                   $52,516          $38,298            $30,984
                                           ========         ========           ========

        The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                             1994             1993            1992
                                           --------         --------         --------
Current
 United States...........                   $13,007          $ 6,805         $ 8,362
 State and local.........                       841              623             847
 Foreign.................                     2,550              885             965
                                            -------          -------         -------
  Total current .........                    16,398            8,313          10,174
                                            -------          -------         -------
Deferred
 United States...........                     2,579            4,224             427
 State and local.........                       537              346              (8)
 Foreign.................                      (608)              89             245
                                            -------           ------         -------
  Total deferred ........                     2,508            4,659             664
  Total provision for                        -------           ------         -------
   income taxes .........                   $18,906          $12,972         $10,838
                                            =======          =======         =======


        Deferred (prepaid) income taxes result from the following temporary differences:

                                                               1994             1993           1992
                                                              --------         --------      --------
Employee and retiree
 benefit plans ............................                 $     61          $   185      $ (1,249)
Depreciation and amortization..............                    1,284            1,552           (85)
Net operating loss
 and credit carryovers.....................                      243            1,049         1,106
Inventories ...............................                      636           (1,050)          986
Allowances and accruals....................                     (262)             426            10
Financing .................................                    1,041            2,733
Other......................................                     (495)            (236)         (104)
                                                            --------          -------       -------
 Total deferred tax provision..............                 $  2,508          $ 4,659       $   664
                                                            ========          =======       =======


        Deferred tax assets and (liabilities) are comprised of the following at December 31, 1994 and 1993:

                                                              1994                 1993
                                                             -------              -------
Employee and retiree benefit plans.........................    $ 6,937             $ 6,778
Depreciation and amortization..............................     (7,915)             (3,793)
Net operating loss and credit carryovers ..................        425                 668
Inventories ...............................................        153               1,587
Allowances and accruals....................................      6,453               2,550
Financing..................................................       (498)               (557)
Other......................................................          4                (846)
                                                               -------             -------
  Total....................................................    $ 5,559             $ 6,387
                                                               =======             =======

        The total income tax provision differed from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 1994, 1993 and 1992 were as follows:

                                              1994             1993             1992
                                            --------         --------         --------
Pretax income.......................        $ 52,516         $ 38,298         $ 30,984
                                            ========         ========         ========
Income tax provision
 Computed amount
  at statutory rate of
  35% in 1994 and 1993 and
  34% in 1992.......................        $ 18,381         $ 13,404         $ 10,535
 Foreign sales corporation..........            (657)            (470)            (617)
 Amortization of cost in
  excess of net
  assets acquired...................             728              263              488
 State and local
  income tax........................           1,378              969              839
Other--net..........................            (924)          (1,194)            (407)
                                            --------         --------         ---------
 Total income tax
  provision.........................        $ 18,906         $ 12,972         $ 10,838
                                            ========         ========         ========



        No provision has been made for U.S. or additional foreign taxes on $11.1 million of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practicable to estimate the amount of additional tax which might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

13. ACQUISITIONS

        On May 26, 1994, IDEX purchased all of the outstanding shares of common stock of Hale Products, Inc. ("Hale"), a leading manufacturer of fire-fighting pumps and rescue tools. The purchase price of the acquisition including stock purchase, debt assumption and transaction fees, was approximately $91.6 million net of cash acquired. The purchase was financed through borrowings under the Company's bank revolving credit facility. The excess of the purchase price over the fair value of the net assets acquired of $63.1 million is being amortized over 40 years. The acquisition was accounted for by the purchase method of accounting.

        The unaudited pro forma consolidated results of operations of IDEX for the years ended December 31, 1994 and 1993, reflecting the allocations of the purchase price and related financing of the transaction, would have been as follows (in thousands except per share amounts), assuming that the Hale acquisition had occurred at the beginning of each of the respective years.

                                                                 1994             1993
                                                               --------         --------
Net sales...........................                           $422,088         $377,506
Income before extraordinary items ..                             31,466           19,204
Net income .........................                             31,466           18,465
Earnings per common share
 Income before extraordinary items..                               1.61              .99
 Net income ........................                               1.61              .96

        The 1993 pro forma consolidated net income includes a one-time charge to write-off unrecoverable goodwill from Hale's prior acquisition of a subsidiary. The 1993 pro forma net income and earnings per common share would have been $26,703 and $1.38, respectively, without this nonrecurring charge.

        Hale's financial performance for the period January 1 to May 25, 1994, prior to acquisition by IDEX, was adversely affected by several factors. Customarily, Hale's shipments are stronger in the second half of a calendar year than the first half due to the purchasing practices of customers in industries that it serves. In 1994, shipments were further reduced by production curtailments at the Conshohocken facilities because of severe winter weather and unexpected facility repairs at its foundry. In addition, Hale was in the process of moving production of certain products between its Conshohocken, Pennsylvania and St. Joseph, Tennessee facilities during this period, which created temporary inefficiencies and loss of overhead absorption. Higher than normal selling, general and administrative expenses were incurred during this period due to Hale's participation in a major international fire and rescue trade show which is held every six years in Germany. During this period, order activity remained strong as sales backlogs increased by $5.5 million.

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993 (in thousands except per share amounts):

                                                                   Quarter
                                        ---------------------------------------------------------------------
                                        First               Second               Third                 Fourth
                                        -----               ------               -----                 ------
DECEMBER 31, 1994

Net sales .......................      $85,874              $93,559             $106,975             $113,094
Gross profit ....................       33,390               36,157               40,635               42,462
Net income.......................        7,347                8,178                8,850                9,235
Earnings per
  common share ..................      $   .38              $   .42             $    .45             $    .47

Weighted average shares .........       19,551               19,563               19,583               19,598

DECEMBER 31, 1993

Net sales........................      $73,551              $ 78,052             $77,726             $ 79,309
Gross profit ....................       27,721                30,159              29,678               30,794
Net income.......................        4,879                 6,460               6,767                7,220
Earnings per
  common share ..................      $   .25              $    .33             $   .35             $    .37

Weighted average shares..........       19,416                19,421              19,472               19,446


Independent Auditors' Report

To the Board of Directors and Shareholders of IDEX Corporation

        We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1994 and 1993 and the related statements of consolidated operations, of consolidated shareholders' equity, and of consolidated cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois

January 16, 1995




Management Report

        IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

        Management also is responsible for maintaining a system of internal accounting controls with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost-benefit judgments are an important consideration in this regard. The effectiveness of internal controls is maintained by: (1) personnel selection and training; (2) division of responsibilities; (3) establishment and communication of policies; and (4) ongoing internal review programs and audits. Management believes that IDEX's system of internal controls as of December 31, 1994 is effective and adequate to accomplish the above described objectives.

/s/ Donald N. Boyce
Donald N. Boyce
Chairman of the Board, President and Chief Executive Officer

/s/ Frank J. Hansen
Frank J. Hansen
Senior Vice President - Operations

/s/ Wayne P. Sayatovic
Wayne P. Sayatovic
Senior Vice President - Finance, Chief Financial Officer and Secretary

Northbrook, Illinois
January 16, 1995

Business Units

FLUID HANDLING GROUP

[PHOTO]
CORKEN, INC.
3805 N.W. 36th Street
Oklahoma City,
 Oklahoma 73112
(405) 946-5576

JEFFREY L. HOHMAN
President

[PHOTO]
PULSAFEEDER, INC.
2883 Brighton-Henrietta
 Town Line Road
Rochester,
 New York 14623
(716) 292-8000

RODNEY L. USHER
President

[PHOTO]
HALE PRODUCTS, INC.
700 Spring Mill Avenue
Conshohocken,
 Pennsylvania 19428
(610) 825-6300

WADE H. ROBERTS, JR.
President

[PHOTO]
VIKING PUMP, INC.
406 State Street
Cedar Falls,
 Iowa 50613
(319) 266-1741

DAVID T. WINDMULLER
President

[PHOTO]
LUBRIQUIP, INC.
18901 Cranwood
 Parkway
Warrensville Heights,
 Ohio 44128
(216) 581-2000

MARK W. BAKER
President

[PHOTO]
WARREN RUPP, INC.
800 North Main Street
Mansfield,
 Ohio 44902
(419) 524-8388

DAVID A. FIX
President

INDUSTRIAL PRODUCTS GROUP

[PHOTO]
BAND-IT-IDEX, INC.
4799 Dahlia Street
Denver,
 Colorado 80216
(303) 320-4555

P. PETER MERKEL
President

[PHOTO]
VIBRATECH, INC.
537 East Delavan Ave.
Buffalo,
 New York 14211
(716) 895-8000

RALPH N. YORIO
President

[PHOTO]
SIGNFIX LIMITED
Bath Road, Upper Langford,
Bristol BS18 7DJ
 England
0934 852888

ROGER N. GIBBINS
Managing Director

[PHOTO]
STRIPPIT, INC.
12975 Clarence
 Center Road
Akron,
 New York 14001
(716) 542-4511

THOMAS G. HOAG
President

Corporate Officers and Directors



CORPORATE OFFICERS        DONALD N. BOYCE               JERRY N. DERCK
                          Chairman of the Board,        Vice President-
                           President and Chief           Human Resources
                           Executive Officer
[PHOTO]
                          WAYNE P. SAYATOVIC            MARK W. BAKER
                          Senior Vice President-        Vice President-
                           Finance, Chief Financial      Group Executive
                           Officer and Secretary


                          WADE H. ROBERTS, JR.          FRANK J. HANSEN
                          Vice President-               Senior Vice President-
                           Group Executive               Operations


DIRECTORS

DONALD N. BOYCE (circle)
Chairman of the Board,
 President and Chief
 Executive Officer
IDEX Corporation
Northbrook, Illinois

RICHARD E. HEATH
Partner
Hodgson, Russ, Andrews,
 Woods & Goodyear
Buffalo, New York

HENRY R. KRAVIS (triangle)
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York

WILLIAM H. LUERS (diamond)
President
Metropolitan Museum of Art
New York, New York

PAUL E. RAETHER
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York

CLIFTON S. ROBBINS (circle) (triangle)
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York

GEORGE R. ROBERTS
General Partner
Kohlberg Kravis Roberts & Co.
San Francisco, California

NEIL A. SPRINGER (diamond) (triangle)
Managing Director
Springer Souder & Assoc. L.L.C.
Chicago, Illinois

MICHAEL T. TOKARZ (circle) (triangle)
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York

Member of:
(circle) - Executive Committee
(diamond) Audit Committee
(triangle) Compensation Committee

Shareholder Information

CORPORATE EXECUTIVE
OFFICES
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(708) 498-7070

INVESTOR INFORMATION
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President--Finance, Chief Financial Officer and Secretary

REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers or address changes should be directed to:
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 461-2288

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

DIVIDEND POLICY
The Company will pay a quarterly dividend on its common stock beginning January 31, 1995. Initially the dividend has been set at $.14 per share per calendar quarter. The declaration of future dividends is within the discretion of the Board of Directors of the Company and will depend upon, among other things, business conditions, earnings and the financial condition of the Company. See Notes 8 and 9 of the Notes to Consolidated Financial Statements.

STOCK MARKET INFORMATION
IDEX common stock was held by 1,388 shareholders at December 31, 1994 and is traded on the New York Stock Exchange under the ticker symbol IEX.

FORM 10-K
Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX.

ANNUAL MEETING
The Annual Meeting of IDEX Shareholders will be held on Tuesday, April 25, 1995, in the Shareholders Room of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois at 10:00 a.m.

STOCK HISTORY

Quarterly Closing
Prices

[CHART]


                                      FIRST          SECOND         THIRD         FOURTH
QUARTERLY STOCK PRICE                QUARTER        QUARTER        QUARTER        QUARTER
- ---------------------                -------        -------        -------        -------
1994        High                    26 1/8         27 7/8         28 7/8         29 1/4
            Low                     23             22 5/8         25 1/8         25 5/8
            Close                   23 1/4         26 3/8         27             28 1/8

1993        High                    18 1/4         18 3/4         21 7/8         24
            Low                     14 5/8         16 3/8         18 5/8         21 3/8
            Close                   17 1/8         18 1/2         21 7/8         23 7/8
