Form 10-K405, Exhibit 13
period 1995-12-31
IDEX CORP /DE/
filed 1996-02-29
CIK 832101

                                                                     EXHIBIT 13

[IDEX LOGO]

                                               IDEX CORPORATION
                                                  ANNUAL REPORT
                                                           1995

IDEX
  Corporation




                          TOTAL SHAREHOLDER RETURNS
                                 [BAR GRAPH]

Total return to IDEX shareholders since going public in June 1989 has been 328%. In the same period the S&P 500 has increased 132%.



     IDEX Corporation manufactures an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the globe. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins.
     Among factors in the success equation at IDEX are emphasis on the worth of our people, fleetfootedness, ethical business conduct, continuing new product development, superior customer service, top-quality products, market share growth, international expansion, and above-average shareholder returns. The IDEX acronym stands for -- and the essence of IDEX is - Innovation, Diversity, and EXcellence. The shares of IDEX Corporation are traded on the New York Stock Exchange under the symbol IEX.

CONTENTS                                               PAGE

Shareholders' Letter....................................2

Business Groups.........................................4

Business Profile........................................6

Market Leadership.......................................8

Product and Process Innovation.........................10

Acquisition Strategy...................................12

Historical Data........................................14

Management's Discussion and Analysis...................16

Financial Statements...................................20

Business Units.........................................31

Corporate Officers and Directors.......................32

Shareholder Information................................33

                                                                    [IDEX LOGO]



FINANCIAL
  Highlights
-----------------------------------------------------------------------------------------------
 (dollars and share amounts in thousands except per share data)


 Years ended December 31                      1995      CHANGE      1994      CHANGE      1993
                                              ----      ------      ----      ------      ----
 RESULTS OF OPERATIONS
 Net sales...............................  $ 487,336      22%     $ 399,502     29%     $ 308,638
 Income from operations..................     86,238      32         65,538     36         48,146
 Interest expense........................     15,948      17         13,581     23         11,007
 Net income..............................     45,325      35         33,610     33         25,326

 FINANCIAL POSITION
 Working capital.........................  $ 103,091      26%     $  82,007     13%      $ 72,826
 Total assets............................    466,122      26        371,096     43        258,967
 Long-term debt..........................    206,184      23        168,166     43        117,464
 Shareholders' equity....................    150,945      30        116,305     39         83,686

 PERFORMANCE MEASURES
 Percent of net sales
    Income from operations...............       17.7%                  16.4%                 15.6%
    Net income...........................        9.3                    8.4                   8.2
 Return on average assets................       10.8                   10.7                   9.9
 Debt as a percent of capitalization.....       57.7                   59.1                  58.4
 Return on average shareholders' equity..       33.9                   33.6                  35.6

 PER SHARE DATA
 Net income..............................  $    2.30      34%     $    1.72      31%    $    1.31
 Cash dividends..........................        .56                      -                     -
 Shareholders' equity....................       7.89      29           6.10      39          4.39

 OTHER DATA
 Employees...............................      3,233      14%         2,841      21%        2,354
 Shareholders of record..................      1,359      (2)         1,388      (5)        1,454
 Weighted average shares outstanding.....     19,739       1         19,554       1        19,317



                                  NET SALES
                                (in millions)
                                 [BAR GRAPH]

                              EARNINGS PER SHARE
                                 [BAR GRAPH]




Sales have expanded at a 14% compound annual growth rate and earnings per share have increased at a 24% rate since IDEX was formed in 1988.

SHAREHOLDERS' Letter




TO OUR SHAREHOLDERS
     1995 was another outstanding year for your company:
     - records were again set in sales and earnings,
     - two businesses were acquired that fit IDEX's high standards,
     - further growth was achieved in international markets,
     - a number of new products were introduced,
     - three operations were successfully relocated to improved facilities, and
     - the management organization was strengthened.

     All of these developments resulted from a hard working and exceptionally qualified team of people throughout the company who perform at superior levels. Importantly, the company's success was mirrored in our stock price, which rose 45% during the year.

NET INCOME UP 35% ON 22% SALES INCREASE
     Net sales in 1995 were $487 million and increased by 22% over the record $400 million set in 1994. Net income was at a new high of $45.3 million and rose by 35% over the prior year, while earnings per common share jumped from $1.72 in 1994 to $2.30 in 1995. The year-over-year improvement in sales of our base businesses was 10%, and acquisitions (Hale for a full year in 1995, and Micropump and Lukas for a partial year) added another 12%.
     Operating profit margins at IDEX have always been well above average, and 1995 was no exception, as margins improved to 17.7% of sales from an already strong 16.4% in 1994.
     With the 1995 achievements, IDEX has experienced a 24% compound annual growth in earnings per share and an unbroken string of increases in net income (before extraordinary items) since its formation in 1988.

SHAREHOLDER VALUE CONTINUES TO CLIMB; DIVIDENDS INCREASE
     The company's improved performance was accompanied by a sizable increase in the value of its stock. The closing share price of IDEX common stock on the New York Stock Exchange on December 29, 1995, was 40-3/4, up 45% from the 1994 year-end close (adjusted for the three-for-two stock split effected January 31, 1995). Your company's stock has risen in value by 328% since the initial public offering in June 1989. In the same time period, the Standard & Poor's 500 rose by 132%.
     Recognizing IDEX's performance and prospects, in December 1995 the Board of Directors approved a 14% increase in the quarterly dividend, from 14 cents per share to 16 cents per share, beginning with the January 1996 dividend payment.

MANAGEMENT TEAM STRENGTHENED
     Since our first year of operations in 1988, IDEX's sales have increased by a factor of 2.5, the number of business units in the company has about doubled, and we've significantly increased our international sales. In addition, sales per employee have risen from $118,000 to $161,000, a marked improvement in productivity. Because of this growth, we have carefully added to the management ranks, largely through promotion from within. We continue to operate with a very small corporate office staff, comprised of individuals with experience in field manufacturing operations.
     In 1995, we added three executives to our officer ranks. P. Peter Merkel, Jr., who continues as President of our Band-It business unit, was named Vice President - Group Executive responsible for our Band-It, Signfix, and Vibratech operations. Mr. Merkel has been with IDEX and its predecessors since 1973. Also promoted to officer status were Clinton L. Kooman and Douglas C. Lennox. Mr. Kooman, our new Corporate Controller, has 31 years with the company; and Mr. Lennox, our new Corporate Treasurer, has been with the company for 16 years. Each of these individuals is exceptionally well qualified to handle his important new role.

TWO ACQUISITIONS FIT IDEX PROFILE
     While strictly adhering to our rigorous acquisition criteria, we added two important businesses in 1995. In May, we acquired Micropump Corporation of Vancouver, Washington, in an all-cash transaction for $33 million. In October, we acquired Lukas Hydraulik GmbH of Erlangen, Germany, in a $35 million all-cash transaction.
     Micropump is the leading U.S. manufacturer of small, precision-engineered, magnetically driven pumps that are used in a variety of industrial, medical, and electronics applications where very accurate but low flow output



INTERNATIONAL SALES    OPERATING MARGINS         NET INCOME MARGINS
   [BAR GRAPH]            [BAR GRAPH]                [BAR GRAPH]


International growth has been a key factor in IDEX's success. Since formation of the company, IDEX has continuously achieved significantly higher operating margins than most manufacturers thereby outperforming them in profitability.

                                                                    [IDEX LOGO]

is required.  Micropump is being operated as an independent business unit.
     Lukas is the leading European manufacturer of rescue tools, and also produces railroad rerailing systems and other hydraulic devices. Lukas is a natural addition to our Hale business unit, which has a leadership position in the fire-fighting pump market, and also produces the leading rescue tool system in the U.S. -- the Hurst Jaws of Life(R).
     We continue to seek profitable manufacturers of proprietary industrial products with leading positions in niche markets. Our acquisition program has been quite successful, with each of the nine businesses we have purchased performing better today than at the time we bought them. Carefully crafted and rigidly applied criteria, a thorough investigation of business prospects, and reasonable transaction pricing are the hallmarks of the acquisition program we will continue to follow.

INTERNAL DEVELOPMENT
     IDEX's exceptional margins and history of growth demonstrate that we have topnotch businesses run by capable managers. Achieving these results year after year requires strict observance of well-constructed objectives, as well as continuing investments in the future.
     Among our objectives is to outdate our own products with new devices.
Each year for the past eight, we've been pleased to report that about one-fourth of our sales resulted from products totally redesigned or newly introduced within the preceding four years. Our new products in 1995 include a completely redesigned line of engineered meterining pumps -- the Pulsar(R) Series - at Pulsafeeder, new laser-cutting machines at Strippit, a 1/4" diaphragm pump line at Warren Rupp, the new Viking/Johnson ultra-clean, hygienic rotary lobe pump, and new master intake valves for truck-mounted fire pumps at Hale.
     Maintaining proper facilities is also an essential ingredient in our success. In 1995, we relocated three manufacturing operations to accommodate growth and improve efficiency. Pulsafeeder's Rochester, New York offices and manufacturing operations were united under one roof in a modern, well-equipped facility. Vibratech's operations in Buffalo were moved to a smaller, more modern and efficient facility in the suburbs at Alden, New York. Band-It's Singapore operations relocated to a much-needed larger facility. Each of these moves was accomplished without interruption in customer service. For the immediate future, we see no need for more bricks and mortar, but we'll frequently invest in equipment that improves productivity, and we'll resolve bottlenecks by adding shifts, outsourcing, overtime, and selectively adding standard items of capital equipment to stay current with our product and process technology development needs.
     Each of our businesses boasts a sizable market share, with every unit having either the number one or a strong number two position with a large market share. Based on our performance, we believe our market shares strengthened somewhat in 1995.

OUTLOOK FOR ANOTHER RECORD YEAR
     Providing top-quality, state-of-the-art products with superior customer service levels is a major characteristic of IDEX's business units. We expect to perpetuate growth for our shareholders by continuing to emphasize ethical conduct, new products and processes, international development, and market share improvements. We also plan to adhere to our disciplined acquisition strategy.
     We believe that IDEX enjoys a unique business culture that stresses individual worth, team contributions, the sharing of ideas about what works - and what doesn't work - from business unit to business unit, and sticking to the highest business standards. Our formula for success is straightforward, with no "rocket science" involved. We believe we'll continue to improve shareholder value at a rate above that of our peer group by following these simple principles.
      We extend sincere thanks to our employees, customers, suppliers, and shareholders, without whose help our achievements would not be possible. As we look ahead, most economists are predicting slow, steady growth, with modest inflation for the immediate future. We'll participate in this environment with businesses that are well positioned in their markets. We believe 1996, barring unforeseen circumstances, will be another record year for the company. We trust that you share our confidence for a bright future for IDEX, not only in 1996, but in the years beyond.



[PHOTO OF DONALD N. BOYCE]


Donald N. Boyce

Donald N. Boyce
Chairman of the Board
and President
January 16, 1996

FLUID
   HANDLING
  Group


                                   [PHOTO]


     IDEX's Fluid Handling Group is comprised of seven business units that design, produce, and distribute industrial pumps and related controls, fire-fighting pumps and rescue tools, lubrication systems and low-horsepower compressors.
     In 1995, the Fluid Handling Group accounted for 71% of sales and 75% of profits. Sales to customers outside of the U.S. represented 33% of the Group's shipments.


                                    SALES
                                 [PIE CHART]

Industrial Products     29%
Fluid Handling          71%

INDUSTRIAL
     PRODUCTS
        Group

                                   [PHOTO]

                                   PROFITS

                                 [PIE CHART]


Industrial Products                       25%
Fluid Handling                            75%




     The Industrial Products Group includes four business units that design, produce and distribute proprietary products for a wide range of industrial applications. These products include metal fabrication equipment and tooling, high-quality stainless steel banding and clamping devices and related installation tools, sign mounting systems, and vibration control mechanisms.
     The Industrial Products Group generated 29% of sales and 25% of profits in 1995, and sales to customers outside the U.S. represented 38% of its shipments.

BUSINESS Profile




               [CORKEN                           [HALE PRODUCTS                [LUBRIQUIP                  [MICROPUMP
                PHOTO]                              PHOTO]                       PHOTO]                      PHOTO]

                CORKEN                            HALE PRODUCTS                 LUBRIQUIP                   MICROPUMP

PRODUCT       Small-horsepower               Truck-mounted and portable    Centralized oil and grease    Small, precision-
OFFERING      compressors, vane and          fire pumps, and products      lubrication systems, force-   engineered, magnetically
              turbine pumps and valves.      that form the Hurst Jaws      feed lubricators, metering    and electromagnetically
                                             of Life(R) and Lukas rescue   devices, accessories and      driven centrifugal and
                                             tool systems.                 related electronic controls.  rotary gear pumps.

MARKETS       Liquefied petroleum gas (LPG), Public and private fire       Machine tools, transfer       Chemical processing,
SERVED        oil and gas, petrochemical,    and rescue applications.      machines, conveyors,          laboratory, medical,
              environmental, health care                                   packaging machinery,          printing, electronics, pulp
              and general industrial.                                      transportation equipment      and paper, water treatment
                                                                           and construction machinery.   and textiles.

PRODUCT       Products used for transfer     Pumps for water or foam to    Lubrication devices to        Pumps and fluid
APPLICATIONS  of LPG, alternative fuels      extinguish fires, and rescue  prolong equipment life and    management systems
              and other gases and liquids.   equipment for extricating     reduce maintenance costs.     for low-flow abrasive and
                                             accident victims.                                           corrosive applications such
                                                                                                         as inks, dyes, solvents,
                                                                                                         chemicals, petrochemicals,
                                                                                                         acids, and chlorides.

COMPETITIVE   Market leader for pumps        World's leading manufacturer  Market leader in centralized  Market leader in corrosion-
STRENGTHS     and small-horsepower           of truck-mounted fire pumps   lubrication systems serving   resistant, magnetically
              compressors used in LPG        and rescue systems with       a broad range of industries.  driven, miniature pump
              distribution with estimated    estimated worldwide market    Estimated one-third market    technology with estimated
              50% market share.              share in excess of 50%.       share.                        40% market share.

INTERNATIONAL 40% of sales outside           40% of sales outside the      20% of sales outside          45% of sales outside the
SCOPE         the U.S.                       U.S. Also manufactures in     the U.S.                      U.S. Also manufactures in
                                             England and Germany.                                        England.

EXAMPLES      Additional vane pump           New master intake valves      New automatic Tri-Lube(TM)    Integral Series (R) pumps
OF RECENTLY   models for trucks.             for truck-mounted fire        grease pump for industrial    combining electromagnetic
INTRODUCED                                   pumps and expanded            and mobile equipment.         motor technology and speed
PRODUCTS                                     rescue tool line.             Electronic sensors for        control in a single unit.
                                                                           lubrication systems
                                                                           monitoring.

PRINCIPAL     Oklahoma City, Oklahoma        Conshohocken,                 Warrensville Heights, Ohio    Vancouver, Washington
LOCATIONS                                    Pennsylvania                  McKees Rocks,                 St. Neots, England
                                             Shelby, North Carolina         Pennsylvania
                                             St. Joseph, Tennessee         Madison, Wisconsin
                                             Warwick, England              Antwerp, Belgium
                                             Erlangen, Germany             Singapore
                                             Dieburg, Germany
                                             Singapore



                  [PULSAFEEDER          [VIKING PUMP          [WARREN RUPP        [BAND-IT           [SIGNFIX
                     PHOTO]               PHOTO]                 PHOTO]            PHOTO]             PHOTO]

                  PULSAFEEDER           VIKING PUMP           WARREN RUPP         BAND-IT            SIGNFIX

PRODUCT         Metering pumps,     Positive displacement   Double-diaphragm    Stainless steel    Sign-mounting
OFFERING        special purpose     rotary gear, lobe and   pumps, both air-    bands, buckles,    systems and
                rotary pumps, and   metering pumps and      operated and        preformed          band products.
                related electronic  related electronic      motor-driven,       clamps and
                controls.           controls.               and accessories.    installation
                                                                                tools.

MARKETS         Water and waste-     Chemical processing,   Chemical, paint,    Transportation     Municipal and
SERVED          water treatment,     petroleum, food        food processing,    equipment,         commercial
                chemical and         processing, pulp and   electronics,        utilities, mining, signs, and
                hydrocarbon          paper, construction    construction,       oil and gas,       industrial
                processing, food     and power generation.  industrial          industrial         maintenance
                processing, and                             maintenance,        maintenance,       applications.
                warewash                                    utilities           construction,
                institutional.                              and mining.         electronics and
                                                                                communications.

PRODUCT         Pumps and            Pumps for materials    Pumps for abrasive  Clamps for         Road, traffic
APPLICATIONS    controls for         ranging from anhydrous and semisolid       securing hoses,    and commercial
                introducing          ammonia to peanut      materials, as well  signs, signals,    signs, bands
                precise amounts      butter, from thin to   as for applications pipes, poles,      and clamps for
                of fluids into       highly viscous         where product       electrical lines   various applications.
                processes to         liquids.               degradation is a    and numerous other
                manage chemical                             concern.            "hold-together"
                composition.                                                    applications.

COMPETITIVE     A leading            Largest internal       A leading diaphram  World's leading    Leader in U.K. for
STRENGTHS       manufacturer of      gear pump producer.    pump producer       producer of        sign-mounting products
                metering pumps and   Broad product          offering products   high-quality       and systems with estimated
                controls used in     offering and extensive in several          stainless steel    45% market share.
                water treatment      application technology materials including bands, buckles and
                and process          Estimated 35% share    composites,         clamps with
                applications.        of rotary gear pump    stainless steel     estimated 50%
                Estimated 40%        market.                and cast iron.      market share.
                market share.                               Estimated one-third
                                                            market share.

INTERNATIONAL   25% of sales         35% of sales outside   45% of sales        50% of sales       20% of sales outside
SCOPE           outside the U.S.     the U.S. Also          outside the U.S.    outside the U.S.   the U.K.
                                     manufactures in                            Also manufactures
                                     Canada, England and                        in England and
                                     Ireland.                                   Singapore.

EXAMPLES        Completely           Expanded line          New series of 1/4"  Patented Ultra-    New internal sign system
OF RECENTLY     redesigned line      of magnetic drive      air-operated,       Lok(R) ties for    product line and patented
INTRODUCED      of Pulsar(R)         couplings and new      double-diaphragm    OEM applications   one-piece universal
PRODUCTS        engineered           line of Johnson        pumps and expanded  and new            channel clip.
                metering pumps.      hygienic rotary        line of controls    installation tools.
                                     lobe pumps.            and surge
                                                            suppressors.

PRINCIPAL       Rochester, New York Cedar Falls, Iowa       Mansfield, Ohio     Denver, Colorado   Bristol, England
LOCATIONS       Punta Gorda,        Toronto, Ontario,       Shannon, Ireland    Staveley, England  Tipton, England
                 Florida             Canada                 Singapore           Singapore          St. Augustin, Germany
                Muskogee, Oklahoma  Windsor, Ontario,
                Beijing, China       Canada
                Singapore           Eastbourne, England
                                    Shannon, Ireland
                                    Beijing, China
                                    Alphen, Netherlands
                                    Singapore

                                                                 [IDEX LOGO]


                         [STRIPPIT                     [VIBRATECH
                          PHOTO]                         PHOTO]

                         STRIPPIT                      VIBRATECH

PRODUCT         Computer-controlled turret      Engineered motion-damping
OFFERING        punching machines, semi-        products including viscous
                automatic fabricators,          torsional vibration dampers,
                punches, dies and related       ride control and mechanical
                tooling items.                  energy absorption devices.


MARKETS         Office, food service,           Heavy duty trucks, machinery,
SERVED          agricultural and hospital       motorsport, off-highway and
                equipment, electronic chassis,  rail vehicles.
                and other metal fabrication
                industries.


PRODUCT         Equipment and tooling for       Products to control motion,
APPLICATIONS    punching, bending, shearing     vibration and shock.
                and laser cutting of sheet
                metal.


COMPETITIVE     Industry innovator and          Inventor and largest non-
STRENGTHS       holder of numerous patents.     captive U.S. producer of
                A leading producer of           torsional vibration dampers.
                computer-controlled turret      Estimated 40% share of
                punching machines and           viscous damper market.
                related tooling with estimated
                30% market share.


INTERNATIONAL   30% of sales outside            10% of sales outside
SCOPE           the U.S.                        the U.S.


EXAMPLES        Helios laser cutting system     New viscous torsional
OF RECENTLY     with unique PC-based machine    dampers for next-generation
INTRODUCED      controls and additional models  diesel and high-horsepower
PRODUCTS        of hydraulically actuated       gasoline engines.
                turret punch presses.


PRINCIPAL       Akron, New York                 Alden, New York
LOCATIONS       Cerritos, California
                Beijing, China
                Swindon, England
                Paris, France
                Singapore





                                                                     [IDEX LOGO]

                                 FLUID HANDLING
                                     Group

                                     Corken
                                 Hale Products
                                   Lubriquip
                                   Micropump
                                  Pulsafeeder
                                  Viking Pump
                                  Warren Rupp

                              INDUSTRIAL PRODUCTS
                                     Group

                                    Band-It
                                    Signfix
                                    Strippit
                                   Vibratech


Market LEADERSHIP

     IDEX enjoys significant shares in niche markets. We achieve these strong positions by being customer-driven and responding rapidly to users' needs with top-quality, state-of-the-art products. We are a fleetfooted organization -- nimble and deft -- with strong controls, but little red tape to slow us down.

     A market focus pervades our organization. As leaders, we follow a rigorous program of market and product development. The IDEX acronym stands for Innovation, Diversity and EXcellence -- traits that position us for further market growth.

     The majority of our products are sold through well-established industrial distribution networks. We also sell directly to original equipment manufacturers. Thousand of end users of our products around the globe rely on our distributors to assist them with product selection and installation. We provide extensive training and support for distributors to help them fill their important role in customer satisfaction. These distributors are IDEX's partners in providing customers with the best products for their applications, in a timely manner.

     Our market development efforts have taken us into more than 100 countries around the globe. International sales have grown from 19% when the company was formed eight years ago to 35% today. By sharing application ideas with distributors and customers, we have widened the array of industries we serve. No single customer or industry accounts for a major part of our sales.

                                   [PHOTO]

                                MARKETS SERVED

                                 [PIE CHART]

Utilities & Power Generation
Petroleum Distribution
Food Processing
Construction & Material Handling
Automotive
Oil & Refining
Water Conditioning
Fabricated Metal Products
Chemical Processing
Fire & Rescue
All Other

                             INTERNATIONAL SALES

                                 [PIE CHART]

Domestic         65%
International    35%

                                   [PHOTO]

                           MARKET SHARE LEADERSHIP
                                 [PIE CHART]


IDEX enjoys an estimated 35% weighted average share of markets served.

     IDEX follows a strict code of ethics in its business practices. We strive to be a company that people are pleased to buy from, sell to, work for, and invest in. Each of our businesses has either the number one position in its niche market, or has a significant position as a close second in market share. On a weighted-average basis, our businesses enjoy an approximate 35% share of the primary markets we serve.

     By following ethical practices, providing superior quality, state-of-the-art products, and giving excellent, fleetfooted service around the world, we intend to further strengthen our market positions.

                                   [PHOTO]

     Innovation is a key ingredient in the success equation at IDEX. We foster processes that lead to new products and features for our customers. While one in 10 people at IDEX is directly engaged in product or process technology development, it is every employee's job to contribute to our new product endeavors. Multidisciplined teams work with customers, specifiers, users, distributors, and focus groups to assure that our products are state-of-the-art, incorporating the latest, proven technology on a cost-effective basis.

                                                    Product & Process
                                                       INNOVATION
                                   [PHOTO]



     An important measure of the effectiveness of our new product development efforts is that approximately 25% of sales come from products that have been newly introduced or totally redesigned within the past four years. Each of our business units introduced new products again in 1995, including:

        - a completely redesigned line of engineered metering pumps at Pulsafeeder -- the Pulsar(R) Series,

        - a broadened line of Viking magnetic drive couplings and the new Johnson hygienic rotary lobe pump.

        - a new series of 1/4" air-operated diaphragm pumps at Warren Rupp,

        - new master intake valves for Hale's truck-mounted fire pumps,

        - additional vane pumps for truck-mounted applications at Corken, and

        - a line of patented Ultra-Lok(R) ties at Band-It.


     The large majority of our business units are now ISO 9000 certified suppliers, and the remaining two units, both recent acquisitions, expect certification within the next few months. These certifications reinforce our long-standing manufacturing integrity, and place us at the forefront with our customers, who rightfully demand first-class products.

     Our objective is to leapfrog our own technology. Our fleetfooted development approach brings new products with proven reliability to market at a rapid pace. At IDEX, we feel strongly that our customers deserve the very best the market can produce.


                               NEW PRODUCT SALES
                                  [PIE CHART]

ACQUISITION
 Strategy



     The IDEX acquisition strategy has been carefully crafted and will continue to be executed in a disciplined manner. It has been designed to assure growth in shareholder value rather than growth for growth's sake. Each of our nine acquisitions since 1989 has been strategic and profitable for the company. While products produced and markets served may vary, there is commonality in manufacturing methods, engineering principles, business systems, and distribution methods among our business units, as well as in the acquisitions we've made, and those we seek to make.

     In 1995, we completed two acquisitions that fit our carefully crafted criteria. In May, we acquired Micropump Corporation of Vancouver, Washington, and in October, we acquired Lukas Hydraulic GmbH of Erlangen, Germany. Micropump has a leading position in an important market segment -- low-flow, precise-output gear pumps -- and adds to our pump lineup, while Lukas gives us the leading producer of rescue tools in Europe, complementing our U.S. market leader -- the Hurst Jaws of Life(R) product line.

     IDEX plans to acquire more manufacturers of proprietary industrial products with an engineering content and with leading positions in their niche markets. About one-third of our sales are for repair and replacement, and this is a characteristic we look for in businesses we consider purchasing. We want to acquire sound companies and improve them further by sharing our business practices, rather than purchase turnaround businesses that bring higher risks and usually do not have leading market positions.

                                   [PHOTO]

                                  1995 SALES
                                 [PIE CHART]

Hale Products, Micropump & Lukas 19%
Base Business                    81%

IDEX's three most recent acquisitions accounted for 19% of 1995 sales.

                       REPAIR & REPLACEMENT SALES - 33%
                                 [PIE CHART]

                                   [PHOTO]

ACQUISITIONS


     Our track record speaks for itself. The Kipp Lubrication Systems, Corken, Viking Pump of Canada, Pulsafeeder, Johnson Pump, Signfix, Hale Products, Micropump, and Lukas acquisitions are all contributing strongly to the bottom line today and have exciting future potential.

     Future acquisitions could take us into additional product areas as stand-alone businesses, or might be product line additions for our existing units. In either event, we will follow our rigorous acquisition evaluation process to strive for shareholder value increases. Acquisitions have been an important element in our success to date, and we expect that they will be tomorrow as well.

HISTORICAL

Data (dollars and share amounts in thousands except per share data)

              NET SALES                                      EARNINGS                                 EBITDA AND INTEREST
            (in millions)                                    PER SHARE                                   (in millions)


           [LINE GRAPH]                                    [LINE GRAPH]                                   [LINE GRAPH]



Sales have grown at a 14%                     Earnings per share                            IDEX's solid cash flow coverage
compound annual rate.                         have grown at a 24%                           of interest expense has
                                              compound annual rate.                         improved significantly.





OPERATING MARGINS                                       NET INCOME MARGINS                             TOTAL ASSETS AND
                                                                                                       LONG-TERM DEBT
                                                                                                       (in millions)

           [LINE GRAPH]                                    [LINE GRAPH]                                   [LINE GRAPH]



IDEX's operating margins have                 Aftertax margins at IDEX are                  IDEX's balance sheet has
consistently been almost double               about equivalent to the pre-tax               strengthened considerably since
those of the average industrial               margins of the average industrial             its first year of operation in 1988.
company.                                      company.

                                      14

                                                                     [IDEX LOGO]

                                  1995       1994        1993       1992        1991         1990       1989        1988
                                  ----       ----        ----       ----        ----         ----       ----        ----
RESULTS OF OPERATIONS
 Net sales..................... $487,336   $399,502    $308,638    $277,129    $228,181    $228,397    $220,971    $200,351
 Gross profit..................  188,021    152,644     118,352     105,977      85,089      84,853      84,613      74,151
 SG&A expenses ................   97,486     83,980      68,217      63,123      47,014      44,521      42,648      37,135
 Goodwill amortization ........    4,297      3,126       1,989       1,523         626         588         588         554
 Income from operations .......   86,238     65,538      48,146      41,331      37,449      39,744      41,377      36,462
 Other income .................      753        559       1,159       1,831       1,024       1,626       1,553         698
 Interest expense .............   15,948     13,581      11,007      12,178      12,730      15,566      17,828      18,552
 Provision for income taxes....   25,718     18,906      12,972      10,838       9,826      10,101       9,994       7,954
 Income before extraordinary
  items .......................   45,325     33,610      25,326      20,146      15,917      15,703      15,108      10,654
 Extraordinary items ..........        -          -           -      (3,441)      1,214       2,145       2,972       4,583
 Net income ...................   45,325     33,610      25,326      16,705      17,131      17,848      18,080      15,237
 Preferred dividend
  requirements ................        -          -           -           -           -           -       3,223       5,225
 Income applicable to common
  stock .......................   45,325     33,610      25,326      16,705      17,131      17,848      14,857      10,012

FINANCIAL POSITION
 Current assets................ $185,899   $151,357    $115,466    $116,723    $ 74,464    $ 75,697    $ 75,202    $ 68,983
 Current liabilities...........   82,808     69,350      42,640      40,041      31,733      30,742      28,888      27,912
 Working capital ..............  103,091     82,007      72,826      76,682      42,731      44,955      46,314      41,071
 Current ratio ................      2.2        2.2         2.7         2.9         2.3         2.5         2.6         2.5
 Capital expenditures..........   13,002      8,896       7,822       8,231       3,578       6,813       5,389       2,533
 Depreciation and
  amortization ................   17,122     14,315      11,898      10,576       7,638       6,579       6,206       6,938
 Total assets .................  466,122    371,096     258,967     253,300     143,142     134,356     133,687     128,124
 Long-term debt ...............  206,184    168,166     117,464     139,827      65,788     103,863     124,942     143,308
 Total liabilities ............  315,177    254,791     175,281     194,569     106,030     138,643     156,969     172,607
 Redeemable preferred stock ...        -          -           -           -           -           -           -      40,198
 Shareholders' equity .........  150,945    116,305      83,686      58,731      37,112      (4,287)    (23,282)    (84,681)

PERFORMANCE MEASURES
 Percent of net sales
  Gross profit ................     38.6%      38.2%       38.3%       38.2%       37.3%       37.2%       38.3%       37.0%
  SG&A expenses ...............     20.0       21.0        22.1        22.8        20.6        19.5        19.3        18.5
  Goodwill amortization .......       .9         .8          .6          .5          .3          .3          .3          .3
  Income from operations ......     17.7       16.4        15.6        14.9        16.4        17.4        18.7        18.2
  Income before extraordinary
   items ......................      9.3        8.4         8.2         7.3         7.0         6.9         6.8         5.3
 Return on average assets .....     10.8       10.7         9.9         8.4        12.3        13.3        11.3         7.7
 Debt as a percent of
  capitalization ..............     57.7       59.1        58.4        70.4        63.9       104.3       122.9       244.4
 Return on average shareholders'
  equity ......................     33.9       33.6        35.6        34.9       104.4           -           -           -

PER SHARE DATA
  Income before extraordinary
   items ...................... $   2.30   $   1.72    $   1.31    $   1.06    $    .94    $    .97    $    .87    $    .52
  Net income ..................     2.30       1.72        1.31         .88        1.01        1.10        1.09         .95
  Cash dividends ..............      .56          -           -           -           -           -           -           -
  Shareholders' equity ........     7.89       6.10        4.39        3.11        1.98        (.26)      (1.44)      (8.07)
  Stock price
    High ......................   44 1/4     29 1/4      24          15 7/8      13 3/8      11 5/8      11 1/4           -
    Low .......................   27 5/8     22 5/8      14 5/8      11 1/8       6 3/8       6 7/8       9 1/4           -
    Close .....................   40 3/4     28 1/8      23 7/8      15 7/8      11 1/8       7 1/8      11 1/4           -
  Price/earnings ratio at
   year end ...................   18         16          18          15          12           7          13               -

OTHER DATA
  Employees ...................    3,233      2,841       2,354       2,377       1,919       1,925       1,962       1,819
  Shareholders of record ......    1,359      1,388       1,454       1,551       1,602       1,714       1,820           -
  Weighted average shares
   outstanding .................  19,739     19,554      19,317      18,926      16,911      16,206      13,691      10,493
  Shares outstanding at
   year end ....................  19,130     19,079      19,053      18,902      18,789      16,202      16,211      10,493


  All share and per share data has been restated to reflect the three-for-two stock split in the form of a 50% stock dividend in January 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORICAL OVERVIEW AND OUTLOOK

     IDEX sells a broad range of proprietary fluid handling and industrial products to a diverse customer base in the U.S. and, to an increasing extent, internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold and by the relationship of the dollar to other currencies. Among the factors that affect the demand for IDEX's products are interest rates, levels of capital spending in certain industries, and overall industrial growth.

     IDEX has a history of strong operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change and inclusion of newly acquired businesses which may have lower margins that could be further affected by purchase accounting adjustments.

     IDEX's orders, sales, net income and earnings per share in 1995 surpassed the records set in the prior year. Backlogs decreased modestly as shipments exceeded incoming orders during 1995, but remain at a normal operating level of about 1-1/2 months' sales. This low level of backlog allows IDEX to provide excellent customer service, but also means that changes in orders are felt quickly in operating results.

     The rate of growth in the U.S. economy slowed in 1995 from the robust pace of 1994, as did growth in many of the other economies of the world. But, with our current incoming order pace, our strong market positions, a continuing flow of new and redesigned products, and opportunities for expansion worldwide, the outlook for IDEX continues to be healthy. Barring unforeseen circumstances, IDEX expects to again achieve records in orders, sales, net income, and earnings per share in 1996.

RESULTS OF OPERATIONS

     For purposes of this discussion and analysis section, reference is made to the table on page 17 and the Company's Statements of Consolidated Operations on page 21. IDEX consists of two business segments: Fluid Handling and Industrial Products.

PERFORMANCE IN 1995 COMPARED TO 1994

     Orders, sales, net income and earnings per share were at record levels for 1995. Incoming orders were 18% higher than 1994 with about one-quarter of the increase stemming from growth in the Company's base businesses and the other three-quarters resulting from the recent acquisitions of Hale Products (May
1994), Micropump (May 1995), and Lukas (October 1995).

     Sales for 1995 of $487.3 million increased $87.8 million or 22% over 1994. The inclusion of recently acquired businesses accounted for 12% of the volume growth, while sales in the other business units rose 10% over the prior year. This growth stemmed from a solid U.S. economy, continuing emphasis on developing international markets, and the addition of several new products.
The increase in international sales accounted for about one-half of the year-over-year improvement.

     Fluid Handling Group sales of $347.7 million increased $72.1 million or 26% from 1994. The inclusion of Micropump and Lukas for a portion of the year along with Hale Products for a full year, and higher sales volume from improved market conditions in each of the other Fluid Handling Group businesses accounted for the increase. Sales outside the U.S. increased to 33% of total Fluid Handling Group sales in 1995 from 30% in 1994 due to the inclusion of Micropump, Lukas and the international operations of Hale Products for a full year, and stronger worldwide demand for products of the base businesses in the Group.

     Industrial Products Group sales of $140.0 million increased $15.8 million or 13% compared to 1994 due to improved demand for products of all business units in this Group. Shipments outside the U.S. were 38% of total sales in the Industrial Products Group in 1995, up from 36% in 1994. This was principally due to greater international demand for the Group's products, especially turret punching machines, and banding and clamping devices.

     Gross profit of $188.0 million in 1995 increased $35.4 million or 23% from 1994. Gross profit as a percent of sales rose to 38.6% in 1995, up from 38.2% in 1994. Selling, general and administrative expenses increased to $97.5 million in 1995 from $84.0 million in 1994, but as a percentage of sales decreased to 20.0% in 1995 compared to 21.0% in 1994. Recent acquisitions caused goodwill amortization to increase to $4.3 million in 1995 from $3.1 million in 1994. As a percent of sales, goodwill amortization remained below 1% in both years.

     Income from operations increased $20.7 million or 32% to $86.2 million in 1995 from $65.5 million in 1994. Operating margin as a percent of sales increased to 17.7% in 1995

                                                                     [IDEX LOGO]

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS)

                                              YEARS ENDED DECEMBER 31, (1)
                                            --------------------------------
                                                1995      1994        1993
                                              -------    -------     -------
FLUID HANDLING GROUP (2)
  Net sales . . . . . . . . . . . . . . . .  $347,739   $275,598    $212,519
  Income from operations. . . . . . . . . .    71,298     55,314      41,262
  Operating margin  . . . . . . . . . . . .      20.5%      20.1%       19.4%
  Identifiable assets . . . . . . . . . . .  $365,332   $284,571    $178,734
  Depreciation and amortization . . . . . .    13,539     10,695       8,844
  Capital expenditures. . . . . . . . . . .     6,972      5,772       5,503

INDUSTRIAL PRODUCTS GROUP (2)
  Net sales . . . . . . . . . . . . . . . .  $139,945   $124,152    $ 96,343
  Income from operations. . . . . . . . . .    23,165     18,034      13,666
  Operating margin. . . . . . . . . . . . .      16.6%      14.5%       14.2%
  Identifiable assets . . . . . . . . . . .  $ 86,911   $ 73,693    $ 66,968
  Depreciation and amortization . . . . . .     2,840      2,930       2,374
  Capital expenditures. . . . . . . . . . .     6,014      2,848       2,170

COMPANY
  Net sales . . . . . . . . . . . . . . . .  $487,336   $399,502    $308,638
  Income from operations. . . . . . . . . .    86,238     65,538      48,146
  Operating margin. . . . . . . . . . . . .      17.7%      16.4%       15.6%
  Income before interest and income taxes .  $ 86,991   $ 66,097    $ 49,305
  Identifiable assets . . . . . . . . . . .   466,122    371,096     258,967
  Depreciation and amortization (3) . . . .    16,498     13,696      11,258
  Capital expenditures. . . . . . . . . . .    13,002      8,896       7,822


(1)  Includes acquisitions of Hale Products (May 26, 1994), Micropump (May 2,
     1995), and Lukas (October 2, 1995) in the Fluid Handling Group and Signfix (November 24, 1993) in the Industrial Products Group.

(2) Group income from operations excludes net unallocated corporate operating expense.

(3)  Excludes amortization of debt issuance expenses.





from 16.4% in 1994. In the Fluid Handling Group, income from operations of $71.3 million and operating margin of 20.5% for 1995 were both higher than the $55.3 million and 20.1% recorded in 1994. Operating margin improvements resulted primarily from volume-related gains with improving business conditions in the core businesses of the Group. These factors were partially offset by inclusion of Micropump and Lukas for a portion of the year, and a full year of Hale Products activity, all of whose operating margins, as expected, were somewhat lower than the other units in the Group and whose profits were further affected by purchase accounting adjustments. Income from operations in the Industrial Products Group of $23.2 million and operating margin of 16.6% in 1995 increased from the totals of $18.0 million and 14.5% achieved in 1994 due primarily to volume-related improvements.

     Interest expense increased to $15.9 million in 1995 from $13.6 million in 1994 because of additional borrowings to complete the acquisitions of Micropump and Lukas, and a slightly higher interest rate environment in 1995.

     The provision for income taxes increased to $25.7 million in 1995 from $18.9 million in 1994. The effective tax rate increased to 36.2% in 1995 from 36.0% in 1994.

     Net income of $45.3 million in 1995 was 35% higher than net income of $33.6 million in 1994. Earnings per share of $2.30 in 1995 increased 34% from the $1.72 recorded in 1994.

PERFORMANCE IN 1994 COMPARED TO 1993

     Sales, net income and earnings per common share were at record levels for 1994. Incoming orders, also at record levels in 1994, rose 30% with about half the increase stemming from growth in the Company's base businesses and the other half resulting from including the Signfix and Hale Products business units acquired in November 1993 and May 1994, respectively.

     Sales for 1994 of $399.5 million increased $90.9 million or 29% over 1993. The inclusion of Signfix and Hale Products, a strong U.S. economy, continuing emphasis on developing international markets and the addition of several new products were factors that enabled the Company to report record sales.

     Fluid Handling Group sales of $275.6 million increased $63.1 million or 30% from 1993. The inclusion of Hale Products activity from the date of its acquisition and higher sales volume from improved market conditions in each of the other Fluid Handling Group businesses accounted for the increase. Sales outside the U.S. increased to 30% of total Fluid Handling Group sales in 1994 from 27% in 1993 due to the inclusion of international operations of Hale Products and stronger international demand for products of the other businesses in the Group.

     Industrial Products Group sales of $124.2 million increased $27.8 million or 29% compared to 1993 due to improved demand for products of all the base business units of this Group and inclusion of Signfix. Shipments outside the U.S. were 36% of total Industrial Product sales in 1994, up from 27% in 1993, principally due to the inclusion of Signfix, a U.K.-based business unit.

     Gross profit of $152.6 million in 1994 increased $34.3 million or 29% from 1993. Gross profit as a percent of sales was 38.2% in 1994 compared to 38.3% in 1993. Selling, general and administrative expenses increased to $84.0 million in 1994 from $68.2 million in 1993, but as a percentage of sales decreased to 21.0% in 1994 compared to 22.1 % in 1993. As a result of the acquisitions of Hale Products and Signfix, goodwill amortization increased to $3.1 million in 1994 from $2.0 million in 1993, and as a percent of sales increased to .8% in 1994 from .6% in 1993.

     Income from operations increased $17.4 million or 36% to $65.5 million in 1994 from $48.1 million in 1993. Operating margin as a percent of sales increased to 16.4% in 1994 from 15.6% in 1993. In the Fluid Handling Group, income from operations of $55.3 million and operating margin of 20.1% for 1994 were both higher than income from operations of $41.3 million and operating margin of 19.4% in 1993. Operating margin improvements resulted primarily from volume-related gains with improving business conditions in the base businesses of the Group. These factors were partially offset by inclusion of Hale Products, whose operating margins, as expected, were somewhat lower than the other units in the Group and whose profits were further affected by purchase accounting adjustments. Income from operations in the Industrial Products Group of $18.0 million and operating margin of 14.5% in 1994 were higher than income from operations of $13.7 million and operating margin of 14.2% in 1993 due to volume-related improvements in the core businesses and inclusion of Signfix.

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

     Net income of $33.6 million in 1994 was 33% higher than net income of $25.3 million in 1993. Earnings per share of $1.72 in 1994 were 31% higher than earnings per share of $1.31 in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, IDEX's working capital was $103.1 million and its current ratio was 2.2 to 1. Internally generated funds were more than adequate to fund capital expenditures of $13.0 million, $8.9 million and $7.8 million for 1995, 1994, and 1993, respectively, and dividends on common stock of $10.7 million in 1995. Capital expenditures were generally for machinery and equipment which improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term. During 1995, 1994, and 1993, depreciation and amortization expense, excluding amortization of debt issuance expenses, was $16.5 million, $13.7 million, and $11.3 million, respectively.

                                                                     [IDEX LOGO]

     On May 2, 1995, IDEX acquired the net assets of Micropump. IDEX borrowed $33 million under the Credit Agreement to finance this acquisition. On October 2, 1995, IDEX acquired the outstanding stock of Lukas for the equivalent of $35 million. This acquisition was financed through borrowings under a new DM 52.5 million credit facility (the "German Credit Agreement") entered into by Lukas and guaranteed by IDEX. The availability under the German Credit Agreement declines in stages from DM 52.5 million to DM 31.3 million at November 1, 2000. Any amount outstanding at November 1, 2001 becomes due at that date. Interest is payable quarterly on the outstanding balance at LIBOR plus 100 basis points.

     At December 31, 1995, the maximum amount available under the Credit Agreement was $150 million, of which $97 million was being used. The availability under the Credit Agreement declines in stages commencing December 31, 1996 to $115 million on December 31, 1997. Any amount outstanding at June 30, 1999 becomes due at that date. Interest is payable quarterly on the outstanding balance at the bank agent's reference rate, or at LIBOR plus 75 basis points.

     In December 1995, the Company's Board of Directors approved a 14% increase in the quarterly cash dividend to 16 cents per share beginning with the January 31, 1996 quarterly payment. The initial quarterly cash dividend, set at 14 cents per share, was paid on January 31, 1995.

     IDEX believes it will generate sufficient cash flow from operations in 1996 to meet its operating requirements, interest and scheduled amortization payments under both the Credit Agreement and the German Credit Agreement, interest and principal payments on the Senior Subordinated Notes, approximately $15 million of planned capital expenditures, and approximately $12 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1995, IDEX has borrowed $277 million under the credit agreements to complete nine acquisitions. During this same period, IDEX generated, principally from operations, cash flow of $239 million to reduce debt. In the event that suitable businesses or assets are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.




Net Sales by Operating Group                     Profits by Operating Group
       (in millions)                                   (in millions)

        [BAR GRAPH]                                     [BAR GRAPH]

IDEX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)



As of December 31,                                    1995              1994
                                                   ---------          --------
ASSETS

Current assets
 Cash and cash equivalents . . . . . . . . . . .   $  5,937          $  6,288
 Receivables - net.  . . . . . . . . . . . . . .     70,338            59,392
 Inventorie s. . . . . . . . . . . . . . . . . .    101,052            78,105
 Deferred taxes  . . . . . . . . . . . . . . . .      7,045             6,304
 Other current assets  . . . . . . . . . . . . .      1,527             1,268
                                                   --------          --------
  Total current assets . . . . . . . . . . . . .    185,899           151,357
Property, plant and equipment - net  . . . . . .     91,278            66,241
Intangible assets - net  . . . . . . . . . . . .    184,217           148,834
Other noncurrent assets  . . . . . . . . . . . .      4,728             4,664
                                                   --------          --------
  Total assets . . . . . . . . . . . . . . . . .   $466,122          $371,096
                                                   ========          ========

LIABILITIES AND SHAREHOLDERS'EQUITY

Current liabilities
 Trade accounts payable. . . . . . . . . . . . .   $ 36,846          $ 34,558
 Dividends payable . . . . . . . . . . . . . . .      3,061             2,671
 Accrued expenses. . . . . . . . . . . . . . . .     42,901            32,121
                                                   --------          --------
  Total current liabilities. . . . . . . . . . .     82,808            69,350
Long-term debt . . . . . . . . . . . . . . . . .    206,184           168,166
Other noncurrent liabilities . . . . . . . . . .     26,185            17,275
                                                   --------          --------
  Total liabilities. . . . . . . . . . . . . . .    315,177           254,791
                                                   --------          --------

Shareholders' equity
 Common stock, par value $.01 per share
  Shares authorized - 50,000,000
  Shares issued and outstanding
        1995 - 19,130,284
        1994 - 19,078,671. . . . . . . . . . . .        191               191
 Additional paid-in capital. . . . . . . . . . .     86,118            84,943
 Retained earnings . . . . . . . . . . . . . . .     67,729            33,490
 Accumulated translation adjustment. . . . . . .     (3,093)           (2,319)
                                                   --------          --------
  Total shareholders' equity . . . . . . . . . .    150,945           116,305
                                                   --------           -------
  Total liabilities and shareholders' equity . .   $466,122          $371,096
                                                   ========          ========


See Notes to Consolidated Financial Statements.

                                                                    [IDEX LOGO]

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share amounts)



For the years ended December 31,                1995         1994          1993
                                              --------     --------      --------
Net sales .................................   $487,336     $399,502      $308,638
Cost of sales .............................    299,315      246,858       190,286
                                              --------     --------      --------
Gross profit ..............................    188,021      152,644       118,352
Selling, general and
 administrative expenses ..................     97,486       83,980        68,217
Goodwill amortization .....................      4,297        3,126         1,989
                                              --------     --------      --------
Income from operations ....................     86,238       65,538        48,146
Other income - net ........................        753          559         1,159
                                              --------     --------      --------
Income before interest expense and
 income taxes .............................     86,991       66,097        49,305
Interest expense ..........................     15,948       13,581        11,007
                                              --------     --------      --------
Income before income taxes ................     71,043       52,516        38,298
Provision for income taxes ................     25,718       18,906        12,972
                                              --------     --------      --------
Net income ................................   $ 45,325     $ 33,610      $ 25,326
                                              ========     ========      ========


Earnings per common share .................   $   2.30     $   1.72      $   1.31
                                              ========     ========      ========


Weighted average common shares
 outstanding ..............................     19,739       19,554        19,317
                                              ========     ========      ========



See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
(in thousands except share and per share amounts)



                                                                 Retained
                                          Common Stock           Earnings            Accumulated                 Total
                                          and Additional      (Accumulated            Translation            Shareholders'
                                          Paid-In Capital        Deficit)             Adjustment                Equity
                                          ---------------      -----------            ----------             ------------
Balance, December 31, 1992 ..............  $84,365              $(22,775)             $(2,859)               $ 58,731

Issuance of 150,430 shares of common
 stock from exercise of stock options ...      475                                                                475

Unrealized translation adjustment .......                                                (846)                   (846)

Net income ..............................                         25,326                                       25,326
                                           -------              --------              -------                --------

Balance, December 31, 1993 ..............   84,840                 2,551               (3,705)                 83,686

Issuance of 26,289 shares of common
 stock from exercise of stock options ...      294                                                                294

Cash dividends declared - $.14
 per common share outstanding ...........                         (2,671)                                      (2,671)

Unrealized translation adjustment .......                                              1 ,386                  1 ,386

Net income ..............................                         33,610                                       33,610
                                           -------              --------              -------                --------

Balance, December 31, 1994 ..............   85,134                33,490               (2,319)                116,305

Issuance of 51,641 shares of common
 stock from exercise of stock options ...    1,175                                                              1,175

Cash dividends declared - $.58
 per common share outstanding ...........                        (11,086)                                     (11,086)

Unrealized translation adjustment .......                                                (774)                   (774)

Net income ..............................                         45,325                                       45,325
                                           -------              --------              -------                --------

Balance, December 31, 1995 ..............  $86,309              $ 67,729              $(3,093)               $150,945
                                           =======              ========              =======                ========


See Notes to Consolidated Financial Statements.

                                                                     [IDEX LOGO]

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

         For the years ended December 31,                                    1995           1994          1993
                                                                            ------        ------         ------
           Cash flows from operating activities
            Net income . . . . . . . . . . . . . . . . . . . . . . . . .  $ 45,325      $ 33,610        $ 25,326

            Adjustments to reconcile net income to
             net cash flows from operating activities
              Depreciation and amortization  . . . . . . . . . . . . . .    10,940         9,671           8,455
              Amortization of intangibles  . . . . . . . . . . . . . . .     5,558         4,025           2,803
              Amortization of debt issuance expenses . . . . . . . . . .       624           619             640
              Deferred income taxes  . . . . . . . . . . . . . . . . . .     2,297         2,711           4,714
              Increase in receivables  . . . . . . . . . . . . . . . . .    (5,045)       (7,611)         (1,690)
              (Increase) decrease in inventories . . . . . . . . . . . .   (10,222)          415           4,599
              Increase (decrease) in trade accounts
               payable . . . . . . . . . . . . . . . . . . . . . . . . .       812         8,292            (150)
              Increase (decrease) in accrued expenses  . . . . . . . . .     4,331           141            (671)
              Other transactions - net . . . . . . . . . . . . . . . . .       470           654             246
                                                                          --------       -------       ---------
              Net cash flows from operating activities . . . . . . . . .    55,090        52,527          44,272
                                                                          --------       -------       ---------
         Cash flows from investing activities
            Additions to property, plant and equipment . . . . . . . . .   (13,002)       (8,896)         (7,822)
            Acquisition of businesses
             (net of cash acquired)  . . . . . . . . . . . . . . . . . .   (69,760)      (91,558)        (12,306)
                                                                          --------      --------       ---------
              Net cash flows from investing activities   . . . . . . . .   (82,762)     (100,454)        (20,128)
                                                                          --------      --------       ---------
         Cash flows from financing activities
            Dividends paid   . . . . . . . . . . . . . . . . . . . . . .   (10,697)
            Net borrowings (repayments)
              under the credit agreements  . . . . . . . . . . . . . . .    37,968        50,000         (22,500)
            Increase in accrued interest . . . . . . . . . . . . . . . .        50           702             137
            Payment of deferred financing costs  . . . . . . . . . . . .                                    (638)
                                                                          --------      --------       ---------
              Net cash flows from financing activities . . . . . . . . .    27,321        50,702         (23,001)
                                                                          --------      --------       ---------
         Net increase (decrease) in cash   . . . . . . . . . . . . . . .      (351)        2,775          1 ,143
         Cash and cash equivalents at beginning of year. . . . . . . . .     6,288         3,513           2,370
                                                                          --------      --------       ---------
         Cash and cash equivalents at end of year. . . . . . . . . . . .  $  5,937      $  6,288       $   3,513
                                                                          ========      ========       =========


         See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share amounts)

1.   ORGANIZATION AND ACQUISITION

     Pursuant to the requirements of the Securities and Exchange Commission, the January 22, 1988 acquisition of the initial six businesses comprising IDEX Corporation ("IDEX or the "Company") was not accounted for as a purchase transaction. Consequently, the accounting for the acquisition does not reflect any adjustment of the carrying value of the assets and liabilities to their fair values at the time of the acquisition. Accordingly, the total shareholders' equity of IDEX at December 31, 19955 1994 and 1993 includes a charge of $96.5 million which represents the excess of the purchase price over the book value of the subsidiaries purchased at the date of the acquisition.

2.   SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     The Company operates principally as a manufacturer of fluid handling devices and industrial products.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

CASH EQUIVALENTS

     For purposes of the Statements of Consolidated Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three or fewer months to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out ("FIFO") basis or the last-in, first-out ("LIFO") basis, as described in Note 4.

DEBT EXPENSES

     Expenses incurred in securing and issuing long-term debt are amortized over the life of the related debt.

EARNINGS PER COMMON SHARE

     Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents, in the form of stock options, have been included in the calculation of weighted average shares outstanding using the treasury stock method.

DEPRECIATION AND AMORTIZATION

     Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation generally are as follows:



Land improvements . . . . . . . . . . . . . . .     10 to 12 years
Buildings and improvements. . . . . . . . . . .      3 to 30 years
Machinery and equipment, tooling,
   and engineering drawings . . . . . . . . . .      3 to 12 years
Office equipment, mobile equipment
   and motor vehicles . . . . . . . . . . . . .      3 to 12 years



     Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. The cost in excess of net assets acquired is amortized on a straight-line basis over a period of 30 to 40 years.

     The carrying amount of all long-lived assets is evaluated annually to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   SUPPLEMENTAL CASH FLOW INFORMATION

     A summary of annual supplemental cash flow information follows:


                                     1995      1994       1993
                                    ------    ------    -------
 Cash paid for:
   Interest . . . . . . . . . .    $15,303   $12,007    $9,993
   Income taxes . . . . . . . .     21,793    16,608     7,778

Noncash investing activities -
 Liabilities assumed in
  connection with acquisition
  of businesses:
   Fair value of assets acquired.  $50,218   $47,187   $ 6,659
  Cost in excess of
   net assets acquired  . . . . .   34,386    63,069     9,303
  Cash paid. . . . . . . . . . .   (69,760)  (91,558)  (12,306)
                                  --------   -------   -------
   Liabilities assumed  . . . . . $ 14,844   $18,698   $ 3,656
                                  ========   =======   =======

4.   BALANCE SHEET COMPONENTS

     The components of inventories as of December 31, 1995 and 1994 were:

                                    1995         1994
                                    -----        -----
Inventories
 Raw materials . . . . . . . . . $ 13,978      $ 9,430
 Work in process . . . . . . . .   15,434       10,648
 Finished goods  . . . . . . . .   71,640       58,027
                                 --------      -------
   Total                         $101,052      $78,105
                                 ========      =======


                                                                    [IDEX LOGO]

     Those inventories which were carried on a LIFO basis amounted to $57,409 and $41,499 at December 31, 1995 and 1994, respectively. The excess of current cost over LIFO inventory value and the impact on earnings of using the LIFO method are not material.

     The components of certain other balance sheet accounts as of December 31, 1995 and 1994 were:


                                                     1995          1994
                                                     ----          ----
Receivables
 Customers  ....................................   $ 71,424     $ 60,409
 Other  ........................................      1,073          805
                                                   --------     --------
  Total ........................................     72,497       61,214
 Less allowance for doubtful accounts ..........      2,159        1,822
                                                   --------     --------
  Receivables - net ............................   $ 70,338     $ 59,392
                                                   ========     ========


Property, plant and equipment, at cost
 Land and improvements .........................   $  8,836     $  4,685
 Buildings and improvements ....................     51,708       36,173
 Machinery and equipment  ......................    130,518      119,694
 Engineering drawings ..........................      9,383        9,387
 Office equipment ..............................     16,074       12,382
 Mobile equipment and motor vehicles ...........      2,353        2,256
 Construction in progress ......................      2,386        2,805
                                                   --------     --------
  Total ........................................    221,258      187,382
 Less accumulated depreciation
  and amortization .............................    129,980      121,141
                                                   --------     --------
  Property, plant and equipment - net ..........   $ 91,278     $ 66,241
                                                   ========     ========


Intangible assets
 Cost in excess of net assets
  acquired .....................................   $186,928     $151,394
 Other .........................................     26,283       20,896
                                                   --------     --------
  Total ........................................    213,211      172,290
 Less accumulated amortization .................     28,994       23,456
                                                   --------     --------
  Intangible assets - net ......................   $184,217     $148,834
                                                   ========     ========

Accrued expenses
 Accrued payroll and related items .............   $ 20,229     $ 15,573
 Accrued taxes .................................      7,537        4,572
 Accrued insurance .............................      2,555        2,141
 Other accrued liabilities......................     12,580        9,835
                                                   --------     --------
  Total ........................................   $ 42,901     $ 32,121
                                                   ========     ========

Other noncurrent liabilities
 Pension and retiree medical
  reserves .....................................   $ 15,078     $  9,874
 Lease obligations .............................      2,328        2,559
 Other noncurrent liabilities ..................      8,779        4,842
                                                   --------     --------
  Total ........................................   $ 26,185     $ 17,275
                                                   ========     ========



5.   LEASE COMMITMENTS

     At December 31, 1995, total minimum rental payments under noncancellable operating leases, primarily for office facilities, warehouses and data processing equipment, were $18.5 million. The future minimum rental commitments for each of the next five years ending December 31 are payable as follows: 1996- $4.1 million; 1997 - $3.3 million; 1998 - $2.3 million; 1999 -
$1.6 million; 2000 - $1.2 million; thereafter - $6.0 million.

     Rental expense totaled $4.8 million, $4.4 million and $4.0 million for the years ended December 31, 1995, 1994 and 1993, respectively.

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

       Pension costs for the years ended December 31, 1995, 1994 and 1993 included the following components:


                                      1995       1994         1993
                                      ----       ----         ----
 Service cost - benefits earned
   during the period ................ $ 1,937    $ 2,075      $ 1,573
 Interest cost on projected
   benefit obligation ...............   2,680      2,685        2,335
 Actual return on assets ............  (8,172)     1,621       (3,768)
 Net amortization and deferral ......   5,288     (4,276)       1,330
                                      -------    -------      -------
   Net periodic pension cost ........   1,733      2,105        1,470
 Contributions to multiemployer
   plan, defined contribution
   plans and other ..................   2,780      2,495        1,595
                                      -------    -------      -------
      Total pension costs ........... $ 4,513    $ 4,600      $ 3,065
                                      =======    =======      =======


     Assumptions used in accounting for pension costs at December 31, were:

   Assumed discount rate ............   7.25%       8.5%         7.5%
   Assumed rate of compensation
      increase for salaried plans ...   4.0 %       4.0%         4.0%
   Expected rate of return on
      plan assets ...................   8.0 %       8.0%         8.0%


     The funded status of the defined benefit plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994 are presented below:


                                           U.S. PLANS                NON-U.S.
                                      --------------------------   -----------

                                        ASSETS       ACCUMULATED   ACCUMULATED
                                        EXCEED        BENEFITS       BENEFITS
                                      ACCUMULATED     EXCEED        EXCEED
                                        BENEFITS       ASSETS        ASSETS
                                        --------       ------        ------
DECEMBER 31, 1995

Actuarial present value of benefit
 obligations
  Vested benefit obligation.............  $24,539     $  4,861       $ 8,017
                                          =======     ========       =======
  Accumulated benefit obligation........  $26,279     $  5,571       $ 8,017
                                          =======     ========       =======
Projected benefit obligation............  $37,413     $  5,571       $ 8,315
Plan assets at fair value (1)...........   37,967        3,644         3,286
                                          -------     --------       -------
Projected benefit obligation less than
  (in excess of) plan assets............      554       (1,927)       (5,029)
Prior service cost not yet recognized       2,101          326
Unrecognized net obligation at
  July 31, 1985 (2).....................   (1,292)        (270)
Unrecognized net (gain) loss............     (659)         652          (326)
                                          -------     --------       -------
  Pension asset (liability).............  $   704     $(11,219)      $(5,355)
                                          =======     ========       =======
DECEMBER 31, 1994

Actuarial present value of benefit
 obligations
  Vested benefit obligation.............  $23,891     $  4,323
                                          =======     ========
  Accumulated benefit obligation .......  $25,775     $  4,731
                                          =======     ========
Projected benefit obligation............  $30,258     $  4,851
Plan assets at fair value (1) ..........   30,013        2,870
                                          -------     --------
Projected benefit obligation in
   excess of plan assets................     (245)      (1,981)
Prior service cost not yet recognized       2,084          227
Unrecognized net obligation at
   July 31, 1985 (2)....................   (1,515)        (329)
Unrecognized net (gain) loss............     (436)         661
                                          -------     --------
  Pension liability.....................  $  (112)    $ (1,422)
                                          =======     ========

(1)  Primarily listed stocks and publicly traded fixed income securities.
(2) Amortized by plan over the greater of the average remaining service period of the employee workforce or 15 years.

7.   POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

     The Company and certain subsidiaries provide health care and life insurance benefits to certain retired employees, their covered dependents and beneficiaries. The Company provides for the estimated cost of such retiree benefit payments during the employee's active service period.

     Net periodic postretirement expense for 1995, 1994 and 1993 includes the following components:

                                                        1995    1994    1993
                                                       ------  ------  ------
Service cost -- benefits earned
 during the period.................................    $ 264    $341   $  319
Interest cost on accumulated
 postretirement benefit obligation                       582     655      739
Net amortization and deferral......................     (260)    (66)      (4)
                                                       -----    ----   ------
  Total cost.......................................    $ 586    $930   $1,054
                                                       =====    ====   ======

     The Company's postretirement benefit plans are not funded. The accumulated postretirement benefit obligation (APBO)of the plans at December 31, 1995 and 1994 is as follows:

                                                 1995            1994
                                                ------          ------
Retirees...................................     $3,069         $ 2,950
Fully eligible active participants.........        797             828
Other active participants..................      4,974           3,942
                                                ------         -------
   Total APBO .............................      8,840           7,720
Unrecognized net gain......................      1,149           2,154
                                                ------         -------
  Accrued postretirement
   health care costs.......................     $9,989         $ 9,874
                                                ======         =======


     For measurement purposes, a 12% annual rate of increase in the cost of covered health care benefits was assumed for 1995, gradually declining to 6% by the year 2008 and remaining at that level thereafter. The health care trend rate assumption has a significant effect on the amount of the obligation and the net periodic cost reported. An increase or decrease of the trend rate of 1% would change the accumulated postretirement benefit obligation as of December 31, 1995 by $1.3 million and the net periodic cost for this year by $.1 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in 1995 and 8.5% in 1994.

8.   LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1994 consisted of the following:

                                          1995            1994
                                         ------           ------
Bank revolving credit facilities,
 including accrued interest.........    $131,184          $ 93,166
9-3/4% Senior Subordinated Notes....      75,000            75,000
                                        --------          --------
 Long-term debt.....................    $206,184          $168,166
                                        ========          ========

     The availability under the bank revolving credit facility (the "Credit Agreement") declines in stages commencing December 31, 1996 from a maximum of $150 million to $115 million at December 31, 1997. Any amount outstanding at June 30, 1999 becomes due at that date. At December 31, 1995, $97 million of the maximum availability was being used. Interest on the outstanding borrowings under the Credit Agreement is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 75 basis points

                                                                     [IDEX LOGO]

per annum. The weighted average interest rate on outstanding borrowings under the Credit Agreement was 6-7/8% at December 31, 1995. A commitment fee equal to 1/4% per annum is payable quarterly on any unutilized portion under the Credit Agreement. In May 1995, IDEX borrowed $33 million under the Credit Agreement to finance the acquisition of the net assets of Micropump Corporation.

     IDEX acquired the outstanding stock of Lukas Hydraulik GmbH ("Lukas") through borrowings of DM 50.0 million ($35 million) under a new DM 52.5 million credit facility (the "German Credit Agreement") entered into by Lukas and guaranteed by IDEX. The availability under the German Credit Agreement declines in stages from DM 52.5 million to DM 31.3 million at November 1, 2000. Interest is payable quarterly on outstanding balance at LIBOR plus 100 basis points per annum.

     Total long-term debt outstanding at December 31, 1995 and 1994 included accrued interest of $3.2 million each year as interest is generally paid through borrowings under the Credit Agreement.

     Borrowings under the Credit Agreement are guaranteed jointly and severally by certain of the Company's subsidiaries and secured by a pledge of their stock and intercompany notes.

     The Company's $75 million of Senior Subordinated Notes ("Notes") due
2002 are jointly and severally guaranteed by certain of the subsidiaries of the Company and are subordinated to the Credit Agreement. Interest is payable semiannually at the rate of 9-3/4% per annum. The Notes are payable in annual installments of $18.75 million commencing in 2000 and are redeemable at various premiums by the Company commencing in 1997. At December 31, 1995, the fair market value of the Notes is approximately $80 million based on the quoted market price.

     Interest expense included $.6 million for the years ended December 31, 1995, 1994 and 1993, respectively, for amortization of debt issuance expenses.

     The Credit Agreement and the Indenture for the Notes permit the payment of cash dividends only to the extent that no default exists under such agreements and limit the amount of such dividends in accordance with specified formulas. At December 31, 1995, cash available for dividends on common stock for 1996 is limited to approximately $41.4 million under the most restrictive of these provisions.

9.   CONTINGENCIES

     The Company is involved in certain litigation pertaining to environmental and other legal proceedings arising in the ordinary course of business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimates of its liability for these matters.



10.  COMMON AND PREFERRED STOCK

     On December 12, 1994, the Company's Board of Directors authorized a three-for-two common stock split effected in the form of a 50% stock dividend payable on January 31, 1995 to shareholders of record on January 17, 1995. Par value of common stock remained at $.01 per share.

     At December 31, 1995 and 1994, the Company had five million shares of preferred stock authorized but unissued.

11.  STOCK OPTIONS

     The Company has stock option plans providing for the grant of options to purchase common shares to outside directors, executives and certain key employees. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123) which the Company must adopt in 1996.
The Company intends to retain the current method of accounting for stock-based compensation expense with certain additional disclosures as allowed by the statement. Therefore, the new standard will have no effect on the Company's net income or financial position.

     The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant and generally expire 10 years from the date of grant. The following table summarizes option activity under the plans:


                                                   NUMBER          OPTION PRICE
                                                 OF OPTIONS         PER SHARE
                                                 ----------        ------------
Outstanding at December 31, 1992...                645,450          $.09-13.52
 Granted...........................                427,650         15.03-18.58
 Exercised.........................               (150,430)            .09
 Forfeited.........................                (45,150)         9.33-18.58
                                               -----------
Outstanding at December 31, 1993...                877,520           .09-18.58
 Granted...........................                291,825         23.23-26.42
 Exercised.........................                (26,289)          .09-18.58
 Forfeited.........................                (58,080)         9.33-26.42
                                               -----------

Outstanding at December 31, 1994...              1,084,976           .09-26.42
 Granted...........................                224,400         27.23-33.38
 Exercised.........................                (51,641)          .09-24.42
 Forfeited.........................                (21,330)        12.23-30.13
                                               -----------

Outstanding at December 31, 1995...              1,236,405           .09-33.38
                                               ===========

Exercisable at December 31, 1995...                518,145           .09-26.42
                                               ===========
Available for grant at
 December 31, 1995.................                425,234
                                               ===========


12.  BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company is a manufacturer of a wide array of proprietary engineered products, including industrial pumps and controls, fire-fighting pumps and rescue equipment, stainless steel banding, clamping and sign-mounting devices, sheet metal fabricating equipment and tooling, automatic lubrication systems, small-horsepower compressors, and energy absorption equipment. These activities are grouped into two business segments: Fluid Handling and Industrial Products. No single customer accounted for a material portion of consolidated sales.

     Segment information for the years ended December 31, 1995, 1994 and 1993 is presented under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Information about the Company's operations in different geographical regions for the three years ended December 31, 1995, 1994 and 1993 is shown below. The Company's primary areas of operation outside the United States include North America, Europe and the Far East.

                         1995           1994             1993
                         ----           ----             ----
Sales
  North America....    $401,654       $342,695         $280,413
  Europe...........      80,415         52,323           24,241
  Other............       5,267          4,484            3,984
                       --------       --------         --------
   Total...........    $487,336       $399,502         $308,638
                       ========       ========         ========

Income from operations
  North America....    $ 73,724       $ 57,125         $ 43,779
  Europe...........      11,528          7,434            3,999
  Other............         986            979              368
                       --------       --------         --------
   Total...........    $ 86,238       $ 65,538         $ 48,146
                       ========       ========         ========

Identifiable assets
  North America....    $357,393       $315,219         $224,717
  Europe...........     106,457         53,580           31,583
  Other............       2,272          2,297            2,667
                       --------       --------         --------
   Total...........    $466,122       $371,096         $258,967
                       ========       ========         ========


     Export sales from the United States for the years ended December 31, 1995, 1994 and 1993 were to the following geographical areas:

                         1995           1994             1993
                         ----           ----             ----

  North America.....   $ 20,537       $ 21,911         $ 13,035
  South America.....      8,947          6,009            4,550
  Europe............     10,339          8,068            7,341
  Far East..........     21,952         12,347           14,311
  Other.............     15,247         15,413           10,075
                       --------       --------         --------
   Total............   $ 77,022       $ 63,748         $ 49,312
                       ========       ========         ========


13.  INCOME TAXES

     Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Pretax income for the years ended December 31, 1995, 1994 and 1993 was taxed under the following jurisdictions:

                         1995           1994             1993
                         ----           ----             ----
Domestic.........       $56,969        $45,263          $34,811
Foreign..........        14,074          7,253            3,487
                        -------        -------          -------
 Total...........       $71,043        $52,516          $38,298
                        =======        =======          =======

     The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 was as follows:

                         1995           1994             1993
                         ----           ----             ----
Current
 United States........  $19,369        $13,007           $ 6,805
 State and local......    1,326            841               623
 Foreign..............    2,726          2,550               885
                        -------        -------           -------
  Total current.......   23,421         16,398             8,313
                        -------        -------           -------

Deferred
 United States........      438          2,579             4,224
 State and local......     (189)           537               346
 Foreign..............    2,048           (608)               89
                        -------        -------           -------
  Total deferred......    2,297          2,508             4,659
                        -------        -------           -------
  Total provision for
   income taxes.......  $25,718        $18,906           $12,972
                        =======        =======           =======


     Deferred (prepaid) income taxes result from the following temporary differences:

                         1995           1994             1993
                         ----           ----             ----
Employee and retiree
 benefit plans........  $   228        $    61          $    185
Depreciation and
 amortization.........      474          1,284             1,552
Net operating loss
 and credit
 carryovers...........      497            243             1,049
Inventories...........     (607)           636            (1,050)
Allowances and
 accruals.............    1,785           (262)              426
Financing.............      (86)         1,041             2,733
Other.................        6           (495)             (236)
                        -------        -------           -------
 Total deferred
  tax provision.......  $ 2,297        $ 2,508           $ 4,659
                        =======        =======           =======

                                                                     [IDEX LOGO]

     Deferred tax assets (liabilities) comprise the following at December 31, 1995 and 1994:

                                                1995      1994
                                                ----      ----
Employee and retiree
 benefit plans...............................  $ 6,839   $ 6,937
Depreciation and amortization................   (9,089)   (7,915)
Net operating loss and
 credit carryovers...........................      143       425
Inventories..................................     (170)      153
Allowances and accruals......................    8,898     6,453
Financing....................................     (412)     (498)
Other........................................     (975)        4
                                               -------    ------
 Total.......................................  $ 5,234    $5,559
                                               =======    ======


     The consolidated balance sheets at December 31, 1995 and 1994 include current deferred tax assets of $7,045 and $6,304, respectively, classified as "Deferred taxes" and noncurrent deferred tax liabilities of $1,811 and $745, respectively, included in "Other noncurrent liabilities."

     The total income tax provision differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                 1995           1994           1993
                                 ----           ----           ----
Pretax income................  $ 71,043       $ 52,516        $ 38,298
                               ========       ========        ========
Income tax provision:
 Computed amount
  at statutory rate
  of 35%.....................  $ 24,865       $ 18,381        $ 13,404
 Foreign sales
  corporation................      (918)          (657)           (470)
 Amortization of cost
  in excess of net
  assets acquired............     1,146            728             263
 State and local
  income tax.................     1,137          1,378             969
 Other - net.................      (512)          (924)         (1,194)
                               --------       --------         -------
  Total income tax
   provision.................  $ 25,718       $ 18,906         $12,972
                               ========       ========         =======


     No provision has been made for U.S. or additional foreign taxes on $11.8 million of undistributed earnings of foreign subsidiaries which are permanently reinvested. It is not practical to estimate the amount of additional tax which might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1995 and 1994:

                                        QUARTER
                            --------------------------------
                            FIRST   SECOND   THIRD    FOURTH
                            -----   ------   -----    ------
DECEMBER 31, 1995

Net sales...............  $116,580 $127,203 $116,807 $126,746

Income from
  operations............    20,474   23,147   20,369   22,248
Net income..............    10,762   12,319   10,681   11,563

Earnings per
  common share..........     $ .55    $ .63    $ .54    $ .58

Weighted average shares
  outstanding...........    19,624   19,701   19,841   19,833

 DECEMBER 31, 1994

Net sales...............  $ 85,874 $ 93,559 $106,975 $113,094

Income from
  operations............    13,853   15,679   17,674   18,332
Net income..............     7,347    8,178    8,850    9,235

Earnings per
  common share..........     $ .38    $ .42    $ .45    $ .47

Weighted average shares
  outstanding...........    19,551   19,563   19,583   19,598


INDEPENDENT AUDITORS' Report

To the Board of Directors and Shareholders of IDEX Corporation


     We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1995 and 1994 and the related statements of consolidated operations, of consolidated shareholders' equity, and of consolidated cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois

January 16, 1996

MANAGEMENT Report

     IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

     Management also is responsible for maintaining a system of internal accounting controls with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal controls is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal controls as of December 31, 1995 is effective and adequate to accomplish the above described objectives.


Donald N. Boyce
Donald N. Boyce
Chairman of the Board, President and Chief Executive Officer


Frank J. Hansen
Frank J. Hansen
Senior Vice President - Operations and Chief Operating Officer


Wayne P. Sayatovic
Wayne P. Sayatovic
Senior Vice President - Finance, Chief Financial Officer and Secretary

Northbrook, Illinois
January 16, 1996

BUSINESS Units                                                  [IDEX LOGO]


FLUID HANDLING GROUP

       [PHOTO]               CORKEN, INC.
                             3805 N.W. 36th Street
                             Oklahoma City,
                              Oklahoma 73112
                             (405) 946-5576

                             JEFFREY L. HOHMAN
                             President
                             Age: 42
                             Years of Service: 5

       [PHOTO]               HALE PRODUCTS, INC.
                             700 Spring Mill Avenue
                             Conshohocken,
                              Pennsylvania 19428
                             (610) 825-6300


                             WADE H. ROBERTS, JR.
                             President
                             Age:49
                             Years of Service: 5

       [PHOTO]               LUBRIQUIP, INC.
                             18901 Cranwood
                              Parkway
                             Warrensville Heights,
                              Ohio 44128
                             (216) 581-2000


                             MARK W. BAKER
                             President
                             Age:47
                             Years of Service: 17

       [PHOTO]               MICROPUMP, INC.
                             1402 N.E. 136th Avenue
                             Vancouver,
                              Washington 98684
                             (306) 253-2008

                             WAYNE ROSS
                             President
                             Age:44
                             Years of Service: 16


       [PHOTO]               PULSAFEEDER, INC.
                             2883 Brighton-
                              Henrietta Town Line
                              Road
                             Rochester,
                              New York 14623
                             (716) 292-8000


                             RODNEY L. USHER
                             President
                             Age: 50
                             Years of Service: 15

       [PHOTO]               VIKING PUMP, INC.
                             406 State Street
                             Cedar Falls,
                              Iowa 50613
                             (319) 266-1741

                             DAVID T. WINDMULLER
                             President
                             Age: 38
                             Years of Service: 15

       [PHOTO]               WARREN RUPP, INC.
                             800 North Main Street
                             Mansfield,
                              Ohio 44902
                             (419) 524-8388

                             JEFFREY F. FEHR
                             President
                             Age: 44
                             Years of Service: 4


                             INDUSTRIAL PRODUCTS GROUP

       [PHOTO]               BAND-IT-IDEX, INC.
                             4799 Dahlia Street
                             Denver,
                              Colorado 80216
                             (303) 320-4555

                             P. PETER MERKEL, JR.
                             President
                             Age: 62
                             Years of Service: 23


       [PHOTO]               SIGNFIX LIMITED
                             Bath Road, Upper Langford
                             Bristol BS18 7DJ
                              England
                             44(0)1934 852888

                             ROGER N. GIBBINS
                             Managing Director
                             Age: 50
                             Years of Service: 11

       [PHOTO]               STRIPPIT, INC.
                             12975 Clarence
                              Center Road
                             Akron,
                              New York 14001
                             (716) 542-4511

                             Thomas G. Hoag
                             President
                             Age: 50
                             Years of Service: 22


       [PHOTO]               VIBRATECH, INC.
                             11980 Walden Avenue
                             Alden,
                              New York 14004
                             (716) 937-6600



                             RALPH N. YORIO
                             President
                             Age: 49
                             Years of Service: 9



NOTE: Years of service includes predecessor companies.

CORPORATE OFFICERS AND DIRECTORS




  [PHOTO]





From Left to Right:  Douglas C. Lennox, Clinton L. Kooman, P. Peter Merkel,
  Jr., Frank J. Hansen, Wayne P. Sayatovic, Mark W. Baker, Donald N. Boyce, Wade
  H. Roberts, Jr., Jerry N. Derck




CORPORATE OFFICERS

DONALD N. BOYCE
Chairman of the Board,
 President and Chief
 Executive Officer
Age: 57
Years of Service: 26

FRANK J. HANSEN
Senior Vice President -
 Operations and Chief
 Operating Officer
Age: 54
Years of Service: 20

WAYNE P. SAYATOVIC
Senior Vice President -
 Finance,Chief Financial
 Officer and Secretary
Age: 49
Years of Service: 23



MARK W. BAKER
Vice President -
 Group Executive
Age: 47
Years of Service: 17


JERRY N. DERCK
Vice President -
 Human Resources
Age: 48
Years of Service: 3


P. PETER MERKEL, Jr.
Vice President -
 Group Executive
Age: 62
Years of Service: 23



WADE H. ROBERTS, JR.
Vice President -
 Group Executive
Age: 49
Years of Service: 5


CLINTON L. KOOMAN
Controller
Age: 52
Years of Service: 31


DOUGLAS C. LENNOX
Treasurer
Age: 43
Years of Service: 16

Member of:
+ Executive Committee
* Audit Committee
# Compensation Committee
NOTE: Years of service for
corporate officers includes
predecessor companies.
Directors service shown only
with IDEX




DIRECTORS

DONALD N. BOYCE +
Chairman of the Board,
 President and Chief
 Executive Officer
IDEX Corporation
Northbrook, Illinois
Age: 57
Years of Service: 8

RICHARD E. HEATH
Partner
Hodgson, Russ, Andrews,
 Woods & Goodyear
Buffalo, New York
Age: 65
Years of Service: 7

HENRY R. KRAVIS
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 51
Years of Service: 8

WILLIAM H. LUERS *#
President
Metropolitan Museum of Art
New York, New York
Age: 66
Years of Service: 7

PAUL E. RAETHER
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 49
Years of Service: 8

CLIFTON S. ROBBINS +
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 37
Years of Service: 8

GEORGE R. ROBERTS
General Partner
Kohlberg Kravis Roberts & Co.
San Francisco, California
Age: 52
Years of Service: 8

NEIL A. SPRINGER *#
Managing Director
Springer Souder & Assoc. L.L.C.
Chicago, Illinois
Age: 57
Years of Service: 6

MICHAEL T. TOKARZ +
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 46
Years of Service: 8

                                                                    [IDEX LOGO]

SHAREHOLDER Information



CORPORATE EXECUTIVE
OFFICES
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070

INVESTOR INFORMATION
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President - Finance, Chief Financial Officer and Secretary. News releases and other background information are available at no charge by calling 1-800-758-5804, ext. 108112 for fax service, or on the Internet under http://www.prnewswire.com.

REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers or address changes should be directed to:
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 461-2288

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601



DIVIDEND POLICY
IDEX increased the quarterly dividend on its common stock beginning January 31, 1996 to $.16 per share per calendar quarter, up 14% from the initial dividend of $.14 per share per calendar quarter paid last year.
The declaration of future dividends is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Notes 8 and 10 of the Notes to Consolidated Financial Statements.

STOCK MARKET INFORMATION IDEX common stock was held by 1,359 shareholders at December 31, 1995, and is traded on the New York Stock Exchange under the ticker symbol IEX.

FORM 10-K
Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX.

ANNUAL MEETING
The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 26, 1996 at 10:00 a.m. in the Shareholders Room of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697.

                                STOCK HISTORY
                           QUARTERLY CLOSING PRICES
                                 [BAR GRAPH]


                             FIRST      SECOND     THIRD        FOURTH
QUARTERLY STOCK PRICE        QUARTER    QUARTER    QUARTER      QUARTER
1995    High                 30 7/8     34 3/4     44 1/4       43 1/4
        Low                  27 5/8     28 5/8     33 5/8       36 1/2
        Close                29 7/8     33 1/2     35 3/4       40 3/4

1994    High                 26 1/8     27 7/8     28 7/8       29 1/4
        Low                  23         22 5/8     25 1/8       25 5/8
        Close                23 1/4     26 3/8     27           28 1/8



                                      33