Form 10-K405, Exhibit 13
period 1996-12-31
IDEX CORP /DE/
filed 1997-02-14
CIK 832101

                                                                Exhibit 13





                                  [GRAPHIC]
                           New Product Development


                                  [GRAPHIC]
                             Acquisition Strategy


                                  [GRAPHIC]
                            International Presence


                                  [GRAPHIC]
                              Market Leadership





                                            [IDEX 96 LOGO]
                                            IDEX Corporation - Annual Report

[IDEX 96 LOGO]

     IDEX Corporation manufactures an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the globe. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins.
     Among factors in the success equation at IDEX are emphasis on the worth of our people, fleetfootedness, ethical business conduct, continuing new product development, superior customer service, top-quality products, market share growth, international expansion, and above-average shareholder returns. The IDEX acronym stands for -- and the essence of IDEX is - Innovation, Diversity, and EXcellence. The shares of IDEX Corporation are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol IEX.


                          TOTAL SHAREHOLDER RETURNS



IDEX                    $100            June 2 89               S&P INDEX                  100           June 2 89
                         116                 1989                                          111                1989
                          79                 1990                                          108                1990
                         115                 1991                                          141                1991
                         164                 1992                                          151                1992
                         246                 1993                                          167                1993
                         291                 1994                                          168                1994
                         428                 1995                                          232                1995
                         427                 1996                                          286                1996




                                 [BAR GRAPH]

Total return to IDEX shareholders since going public in June 1989 has been 327%. In the same period the S&P 500 has increased 186%.


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

Financial Statements...................................20

Business Units.........................................31

Corporate Officers and Directors.......................32

Shareholder Information................................33

Financial Highlights

        (dollars and share amounts in thousands except per share data)
--------------------------------------------------------------------------------

                                  NET SALES
                                (in millions)




1988    1989    1990    1991    1992    1993    1994    1995    1996

 200     221    228     228     277     309     400     487     563

                                  [BAR GRAPH]





                              EARNINGS PER SHARE





1988    1989    1990    1991    1992    1993    1994    1995    1996

 .34      .58     .65     .63     .71     .87    1.15    1.53    1.69

                                  [BAR GRAPH]




Sales have grown at a 14% compound annual rate and earnings per share have increased at a 22% rate since IDEX was formed in 1988.



 Years ended December 31.................     1996      CHANGE      1995      CHANGE      1994
                                              ----      ------      ----      ------      ----
 RESULTS OF OPERATIONS
 Net sales...............................  $562,551      15%      $ 487,336     22%     $ 399,502
 Income from operations..................    98,305      14          86,238     32         65,538
 Interest expense........................    18,942      19          15,948     17         13,581
 Net income..............................    50,198      11          45,325     35         33,610

 FINANCIAL POSITION
 Working capital.........................  $108,313       5%      $ 103,091     26%     $  82,007
 Total assets............................   583,773      25         466,122     26        371,096
 Long-term debt..........................   271,709      32         206,184     23        168,166
 Shareholders' equity....................   195,509      30         150,945     30        116,305

 PERFORMANCE MEASURES
 Percent of net sales
    Income from operations...............      17.5%                   17.7%                 16.4%
    Net income...........................       8.9                     9.3                   8.4
 Return on average assets................       9.7                    10.8                  10.7
 Debt as a percent of capitalization.....      58.2                    57.7                  59.1
 Return on average shareholders' equity..      29.0                    33.9                  33.6

 PER SHARE DATA
 Net income..............................  $   1.69      10%      $    1.53%    34%     $    1.15
 Cash dividends paid.....................       .43      16             .37                     -
 Shareholders' equity....................      6.76      28            5.26     29           4.06

 OTHER DATA
 Employees...............................     3,598      11%          3,233     14%         2,841
 Shareholders of record..................     1,305      (4)          1,359     (2)         1,388
 Weighted average shares outstanding.....    29,779       1          29,609      1         29,331


All share and per share data throughout this report have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

SHAREHOLDER'S LETTER
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:
        1996 was another excellent year for IDEX. Records were set in sales, net income and earnings per share; we acquired a significant business; several new products were introduced; our international expansion continued; and the company ranked at the high end of peer group comparisons in profitability and growth.
        This year's performance continues the unbroken string of improvements in net income (before unusual items) since the company was formed in 1988. These achievements result from the superb contributions of an exceptionally capable team throughout IDEX of whom we're very proud. Recognizing the strength of the company and its prospects, our Board of Directors in December approved another three-for-two stock split and an increase in cash dividends.

NET INCOME RISES 11% ON A SALES INCREASE OF 15%
        Net sales were a record $562.6 million in 1996 and increased by 15% over the $487.3 million of 1995. Net income reached a new high of $50.2 million and rose by 11% over the $45.3 million of last year. Earnings per share on a post-split basis at $1.69 grew by 16 cents over the previous high of $1.53 set in 1995. Market conditions enabled us to show an improvement of only 1% in the revenues of our base businesses, with almost all of the growth resulting from including 1995 acquisitions for a full year and our 1996 acquisition for five months.
        IDEX's operating profit margins always have been well above average for an industrial company. Our margins at 17.5% of sales were slightly below last year's 17.7%, but that was due entirely to the inclusion of the recently acquired businesses in this year's results. Our high base business margins were actually improved slightly, and we see opportunities to improve margins at recently acquired businesses. Since the company was formed in 1988, earnings per share have grown at a compound annual rate of 22%.

FLUID MANAGEMENT ACQUIRED
        On July 29, 1996, IDEX acquired Fluid Management, headquartered in Wheeling, Illinois, with operations in the Netherlands, Germany and Australia, and with worldwide distribution. Fluid Management is the world's leading manufacturer of dispensing and mixing equipment for colorants, inks and dyes. We paid $135 million for the business, or about 8.3 times earnings before interest, taxes, depreciation, and amortization. Fluid Management has revenues of approximately $90 million, and about 50% of its sales occur outside of the U.S. Harbil(R), Miller(R), Accutinter(R) and Eurotinter are among the brand names one will see on its products in local paint stores, printing plants, truck manufacturing plants and other locations where paint, ink and other fluids are mixed and dispensed. Fluid Management is an IDEX type of company with excellent potential.
        We will continue to apply our rigid criteria and follow our disciplined approach as we seek to add businesses in the future.

INTERNAL DEVELOPMENT
        We recognize that we must continuously improve operations and introduce new products to sustain the growth IDEX has exhibited to date. Our future success hinges on superior customer service and top-quality, state-of-the-art products manufactured at competitive prices.
        Again in 1996 about one-fourth of our sales resulted from products totally redesigned or introduced within the past four years. Among the new products introduced in 1996 were electronically controlled pumps at Warren Rupp, new truck-mounted LP gas pumps at Corken, the



International Sales                     Operating Margins               Net Income Margins
                                                 Value line                     Value line
         Percent of  In Dollars                  Industrial                     Industrial
Year    Total Sales  Millions          Idex     Composite Index        Idex    Composite Index
1987        19%         35              18%          10%                5%          6%
1988        22%         48              19%          10%                7%          5%
1989        24%         52              17%           9%                7%          4%
1990        26%         59              16%           8%                7%          4%
1991        28%         63              15%           8%                7%          4%
1992        28%         79              16%           9%                8%          5%
1993        27%         84              16%          10%                8%          5%
1994        32%        127              18%          11%                9%          6%
1995        35%        169              18%          11%                9%          6%
1996        41%        231

International growth has been           Since formation of the          IDEX has outperformed
a key factor in IDEX's success.         company, IDEX has continuously  most manufacturers
                                        achieved significantly higher   in net income margins.
                                        operating margins than most
                                        manufacturers.



-----------------------------------------------------------------------------96)

FoamMaster(R) pump system for fire fighting at Hale, a new peristaltic metering pump at Pulsafeeder, and a patented Ultra-Lok(R) clamping system at Band It.
        Quality has always been a cornerstone of business practice in IDEX, but the internationally recognized ISO 9000 standards have become the ideal in recent years. Every one of our business units--at all manufacturing locations around the globe--has achieved ISO certification.
        In our continuing efforts to improve efficiency and enhance customer service, we made major advances in business systems at Viking, Pulsafeeder, Signfix and Corken. We consolidated Pulsafeeder's Oklahoma facility with its operations in Florida, and we installed more productive manufacturing equipment in many locations. A normal measure of productivity is sales per employee, which has risen every year since IDEX began operations, and reached a new high of $167,000 in 1996. Our focus on cash flow enabled us to cut debt by $68 million in 1996 before borrowing $133 million to complete the Fluid Management acquisition.
        The tremendous potential in international markets has been a focus for several years. In 1996, 41% of total revenues were to customers outside of the U.S. and 62% of these revenues were produced in IDEX facilities outside the U.S. International sales growth has outpaced domestic growth for many years, and we expect this will continue as we emphasize international development in 1997 and the years beyond.

STOCK SPLIT AND DIVIDEND INCREASE DEMONSTRATE CONFIDENCE
        Given IDEX's solid performance and its positive outlook, in December 1996 our Board of Directors declared a three-for-two stock split and a 12.5% increase in cash dividends. The stock split was effected in the form of a 50% stock dividend, and the cash dividend on the post-split shares is 12 cents per share per calendar quarter, which is equivalent to 18 cents on the pre-split shares, and is up by 2 cents from the previous dividend level. Both the stock split and the first increased cash dividend are being paid on January 31, 1997, to shareholders of record on January 15, 1997.

POSITIONED FOR FUTURE GROWTH
        IDEX has many strengths that position it especially well for the future:

- We serve diverse markets.

- We sell to thousands of customers.

- We have significant market shares, with each of our businesses either number one or a close second in market share in its niche.

- We emphasize new product and process development.

- We have healthy margins and strong cash flow.

- Our international sales are significant and growing.

- We will continue to explore acquisition opportunities following our disciplined approach.

        These characteristics give us a solid base for future development. We are proud of all of the people of the company who have helped make IDEX successful and continue to carry out their responsibilities in an extraordinary manner. We believe 1997 will be another excellent year for IDEX, and that the years beyond also hold a great deal of promise. We hope that you, our shareholders, share in our positive view of tomorrow for IDEX.

                                        [Signature of Donald N. Boyce]
                                        Donald N. Boyce
[PHOTO OF DONALD N. BOYCE]              Chairman of the Board and President
                                        January 21, 1997

FLUID HANDLING GROUP
--------------------------------------------------------------------------------

[PHOTO]

     IDEX's Fluid Handling Group is comprised of eight business units that design, produce, and distribute a broad range of engineered industrial pumps and related controls, fire-fighting pumps and rescue tools, mixing and dispensing equipment, lubrication systems and low-horsepower compressors.
     In 1996 the Fluid Handling Group accounted for 75% of sales and 78% of profits. Sales to customers outside of the U.S. represented 41% of the Group's shipments.


                                    SALES
                                 [PIE CHART]

Fluid Handling          75%
Industrial Products     25%


CORKEN

FLUID MANAGEMENT

HALE PRODUCTS

LUBRIQUIP

MICROPUMP

PULSAFEEDER

VIKING PUMP

WARREN RUPP

INDUSTRIAL PRODUCTS GROUP
--------------------------------------------------------------------------------

                                   [PHOTO]




     The Industrial Products Group includes four business units that design, produce and distribute proprietary products for a wide range of industrial applications. These products include metal fabrication equipment and tooling, high-quality stainless steel banding and clamping devices and related installation tools, sign mounting systems and vibration control mechanisms.
     The Industrial Products Group generated 25% of sales and 22% of profits in 1996, and sales to customers outside the U.S. represented 41% of its shipments.

                                   PROFITS

                                 [PIE CHART]


Fluid Handling                            78%
Industrial Products                       22%


BAND-IT

SIGNFIX

STRIPPIT

VIBRATECH

BUSINESS PROFILE

------------------------------------------------------------------------------------------------------------------------------------
               [CORKEN                      [FLUID MANAGEMENT                 [HALE PRODUCTS                [LUBRIQUIP
                PHOTO]                            PHOTO]                         PHOTO]                       PHOTO]

                CORKEN                        FLUID MANAGEMENT                 HALE PRODUCTS                 LUBRIQUIP

PRODUCT       Small-horsepower               Precision-engineered         Truck-mounted and portable    Centralized oil and grease
OFFERING      compressors, vane and          equipment for dispensing,    fire pumps, and the Hurst     lubrication systems, force-
              turbine pumps, and valves.     metering and mixing paints,  Jaws of Life(R) and Lukas     feed lubricators, metering
                                             coatings, colorants, inks,   rescue tool systems.          devices, related electronic
                                             dyes and other liquids and                                 control and accessories.
                                             pastes.

------------------------------------------------------------------------------------------------------------------------------------

MARKETS       Liquefied petroleum gas (LPG), Retail and commercial paint  Public and private fire       Machine tools, transfer
SERVED        oil and gas, petrochemical,    outlets; printers; paint,    and rescue applications.      machines, conveyors,
              environmental, health care     coating, ink and other                                     packaging machinery,
              and general industrial.        manufacturers.                                             transportation equipment
                                                                                                        and construction machinery.
------------------------------------------------------------------------------------------------------------------------------------
PRODUCT       Products used for transfer     Fluid management systems     Pumps for water or foam to    Lubrication devices to
APPLICATIONS  of LPG, alternative fuels      for a wide variety of        extinguish fires, and rescue  prolong equipment life and
              and other gases and liquids.   liquids and pastes in a      equipment for extricating     reduce maintenance costs.
                                             broad range of industries,   accident victims.
                                             from retail point-of-sale
                                             equipment to complete
                                             manufacturing systems.
------------------------------------------------------------------------------------------------------------------------------------
COMPETITIVE   Market leader for pumps        Industry innovator and       World's leading manufacturer  Market leader in centralized
STRENGTHS     and small-horsepower           worldwide market leader      of truck-mounted fire pumps   lubrication systems serving
              compressors used in LPgas      in automatic and manually    and rescue systems with       a broad range of industries.
              distribution facilities with   operated dispensing,         estimated worldwide market    Estimated one-third market
              estimated 50% market share.    metering and mixing          share in excess of 50%.       share.
                                             equipment. Estimated 50%
                                             worldwide market share.
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL 40% of sales outside           55% of sales outside the     50% of sales outside the      20% of sales outside
SCOPE         the U.S.                       U.S. Also manufactures in    U.S. Also manufactures in     the U.S.
                                             the Netherlands, Germany     England and Germany.
                                             and Australia.
------------------------------------------------------------------------------------------------------------------------------------
EXAMPLES      New truck-mounted LPgas        New high-speed automatic     New electronically            New Trabon(R) modular
OF RECENTLY   pumps, and a new line          dispensers featuring         controlled FoamMaster(R)      divider valve with zero-leak
INTRODUCED    of water cooled and flanged    advanced graphic software,   pump system for fire-         inlet and integral filter,
PRODUCTS      gas compressors for the        integrated label printer     fighting applications.        status indicators and
              process industries.            and color matching system.                                 electronic sensors.
                                             Completely redesigned line
                                             of manual and automatic
                                             dispensers and mixers for
                                             European market.
------------------------------------------------------------------------------------------------------------------------------------
MANUFACTURING Oklahoma City, Oklahoma        Wheeling, Illinois           Conshohocken, Pennsylvania    Warrensville Heights, Ohio
LOCATIONS                                    Sassenheim, Netherlands      Shelby, North Carolina        McKees Rocks,
                                             Norderstedt, Germany         St. Joseph, Tennessee          Pennsylvania
                                             Unanderra, Australia         Warwick, England              Madison, Wisconsin
                                                                          Erlangen, Germany




                 [MICROPUMP                    [PULSAFEEDER          [VIKING PUMP          [WARREN RUPP        [BAND-IT
                   PHOTO]                         PHOTO]               PHOTO]                 PHOTO]            PHOTO]

                  MICROPUMP                    PULSAFEEDER           VIKING PUMP           WARREN RUPP         BAND-IT
PRODUCT        Small, precision-             Metering pumps,     Positive displacement   Double-diaphragm    Stainless steel
OFFERING       engineered, magnetically      special purpose     rotary gear, lobe and   pumps, both air-    bands, buckles,
               and electromagnetically       rotary pumps and    metering pumps and      operated and        preformed
               driven centrifugal and        related electronic  related electronic      motor-driven,       clamps and
               rotary gear pumps.            controls.           controls.               and accessories.    installation
                                                                                                             tools.
------------------------------------------------------------------------------------------------------------------------------------
MARKETS        Chemical processing,          Water and waste-     Chemical processing,   Chemical, paint,    Transportation
SERVED         laboratory, medical,          water treatment,     petroleum, food        food processing,    equipment,
               printing, electronics, pulp   chemical and         processing, pulp and   electronics,        utilities, mining,
               and paper, water treatment    hydrocarbon          paper, construction    construction,       oil and gas,
               and textiles.                 processing, food     and power generation.  industrial          industrial
                                             processing, and                             maintenance,        maintenance,
                                             warewash                                    utilities           construction,
                                             institutional.                              and mining.         electronics and
                                                                                                             communications.
------------------------------------------------------------------------------------------------------------------------------------

PRODUCT        Pumps and fluid               Pumps and            Pumps for materials    Pumps for abrasive  Clamps for
APPLICATIONS   management systems            controls for         ranging from anhydrous and semisolid       securing hoses,
               for low-flow abrasive and     introducing          ammonia to peanut      materials as well   signs, signals,
               corrosive applications such   precise amounts      butter, from thin to   as for applications pipes, poles,
               as inks, dyes, solvents,      of fluids into       highly viscous         where product       electrical lines
               chemicals, petrochemicals,    processes to         liquids.               degradation is a    and numerous other
               acids, and chlorides.         manage chemical                             concern.            "hold-together"
                                             composition.                                                    applications.
------------------------------------------------------------------------------------------------------------------------------------

COMPETITIVE    Market leader in corrosion-   A leading            Largest internal       A leading diaphragm World's leading
STRENGTHS      resistant, magnetically       manufacturer of      gear pump producer.    pump producer       producer of
               driven, miniature pump        metering pumps and   Broad product          offering products   high-quality
               technology with estimated     controls used in     offering and extensive in several          stainless steel
               40% market share.             water treatment      application technology materials including bands, buckles and
                                             and process          Estimated 35% share    composites,         clamps with
                                             applications.        of rotary gear pump    stainless steel     estimated 50%
                                             Estimated 40%        market.                and cast iron.      market share.
                                             market share.                               Estimated one-third
                                                                                         market share.
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL  50% of sales outside the      25% of sales         35% of sales outside   45% of sales        50% of sales
SCOPE          U.S. Also manufactures in     outside the U.S.     the U.S. Also          outside the U.S.    outside the U.S.
               England.                                           manufactures in        Also manufactures   Also manufactures
                                                                  Canada, England and    in Ireland.         in England and
                                                                  Ireland.                                   Singapore.
------------------------------------------------------------------------------------------------------------------------------------
EXAMPLES       New patented dual circuit     New line of          Internal gear pumps     New interfaceable   New series of patented
OF RECENTLY    pump for industrial ink jet   peristaltic pumps    with integral          electronic controls installation tools for
INTRODUCED     printing and new canned       and state-of-the-    jacketing for          to program double-  1/4" Tie-Lok(R) and
PRODUCTS       rotor pump for x-ray          art microprocessor-  controlling liquid     diaphragm pump      Ultra-Lok(R) ties.
               cooling equipment.            based, digital       temperature. Enhanced  operations. New     New 1/4" Ultra-Lok(R)
                                             logic controllers    method of sealing pump non-conductive,     band and buckle
                                             providing continuous shafts for highly      groundable air-     clamping system.
                                             and automatic flow   viscous applications.  operated double-
                                             control.                                    diaphragm pumps.
------------------------------------------------------------------------------------------------------------------------------------
MANUFACTURING  Vancouver, Washington         Rochester, New York  Cedar Falls, Iowa      Mansfield, Ohio     Denver, Colorado
LOCATIONS      St. Neots, England            Punta Gorda,         Windsor, Ontario,      Shannon, Ireland    Staveley, England
                                               Florida              Canada                                   Singapore
                                                                  Eastbourne, England
                                                                  Shannon, Ireland





                  [SIGNFIX                            [STRIPPIT                     [VIBRATECH
                   PHOTO]                              PHOTO]                         PHOTO]

                  SIGNFIX                             STRIPPIT                      VIBRATECH

PRODUCT         Sign-mounting                Computer-controlled turret      Engineered motion-damping
OFFERING        systems and                  punching machines, semi-        products including viscous
                stainless steel banding      automatic fabricators,          torsional vibration dampers,
                and clamping products.       punches, dies and related       ride control and mechanical
                                             tooling items.                  energy absorption devices.

----------------------------------------------------------------------------------------------------------

MARKETS         Municipal and                Office, food service,           Heavy duty trucks, machinery,
SERVED          commercial                   agricultural and hospital       motorsport, off-highway and
                signs, and                   equipment, electronic chassis   rail vehicles.
                industrial                   and other metal fabrication
                maintenance                  industries.
                applications.

----------------------------------------------------------------------------------------------------------

PRODUCT         Road, traffic                Equipment and tooling for       Products to control motion,
APPLICATIONS    and commercial               punching, bending, shearing     vibration and shock.
                signs, bands                 and laser cutting sheet
                and clamps for               metal.
                various applications.

----------------------------------------------------------------------------------------------------------

COMPETITIVE     Leader in U.K. for           Industry innovator and          Inventor and largest non-
STRENGTHS       sign-mounting products       holder of numerous patents.     captive U.S. producer of
                and systems with estimated   A leading producer of           torsional vibration dampers.
                45% market share.            computer-controlled turret      Estimated 40% share of
                                             punching machines and           viscous damper market.
                                             related tooling with estimated
                                             one-quarter market share.

----------------------------------------------------------------------------------------------------------

INTERNATIONAL   20% of sales outside         35% of sales outside            10% of sales outside
SCOPE           the U.K.                     the U.S.                        the U.S.

----------------------------------------------------------------------------------------------------------

EXAMPLES        Patented "dovetail" sign-    Enhanced Helios(R) laser        New railfrog retarders
OF RECENTLY     mounting system and newly    cutting system with versatile   and Iron Highway rotary
INTRODUCED      designed cantilever street   high-performance non-contact    suspension dampers.
PRODUCTS        sign systems for the         cutting head and an expanded
                U.S. market.                 line of hydraulically actuated
                                             fabricating machines.

----------------------------------------------------------------------------------------------------------

MANUFACTURING   Bristol, England             Akron, New York                 Alden, New York
LOCATIONS       Tipton, England

           [IDEX 96 LOGO]

     FLUID HANDLING GROUP
                   Corken
         Fluid Management
            Hale Products
                Lubriquip
                Micropump
              Pulsafeeder
              Viking Pump
              Warren Rupp

INDUSTRIAL PRODUCTS GROUP

                  Band-It
                  Signfix
                 Strippit
                Vibratech

 [TRI-LUBE PUMP PACKAGE PHOTO]          MARKET
--------------------------------------------------------------------------------
                                        LEADERSHIP

        IDEX enjoys strong leadership positions in all the markets it serves. Each of our 12 business units holds either the number one market position or has a sizable share as the number two producer in its niche. On a weighted average basis, we enjoy an approximate 40% share of the markets we serve.

        IDEX achieves these healthy positions by being customer-driven, responding quickly to users' needs with first-quality products of the latest design. We are a fleetfooted organization--nimble and deft--with strong controls, a sense of immediacy, and a will to eliminate unnecessary red tape that slows responsiveness.

                                MARKETS SERVED
                                 [PIE CHART]


LEAD-ER-SHIP                    Food Processing
[proper pronuciation]           Construction & Material Handling
1. ability to lead              Oil & Refining
2. to be ahead or               Transportation Equipment
   at the head of               Water Conditioning
                                Fabricated Metal Products
                                Chemical Processing
                                Fire & Rescue
[HELIOS PHOTO]                  Paints & Coatings
                                All Other

        A market focus pervades our organization. We want to offer the best overall proposition in the market. This does not mean the lowest price--but the best value for customers considering such factors as service, durability, performance, selection, ease of use, features, productivity, safety, maintenance and long-term costs. As leaders, we have a rigorous program of market, product and process development, leaving no doubt with our customers that we do offer the best value.
        Most of our products are sold through well established industrial distribution networks with technological competence. Where unit volume requirements are higher, we also sell directly to original equipment manufacturers. Our distributors receive extensive training and support, and are our partners in assisting thousands of end-users worldwide with product selection and installation.
        Our market development efforts have taken us into more than 100 countries around the globe. International sales have grown from 19% of total sales nine years ago to 41% today, and we expect the pace of international expansion to continue. We share application ideas with agents, distributors and customers, thereby widening the base of industries and customers served. No single industry and no single customer accounts for a major part of our sales.
        IDEX's success hinges on the talent and performance of its people. We have an outstanding team of dedicated employees who follow a strict code of ethics. We want to be a company that people are proud to buy from, sell to, work for, and invest in. By following ethical practices; striving for operational superiority; providing superior quality, state of the art products; selling our wide product range to a broad spectrum of customers and industries; and continuously working with end-users and customers to develop new products, we believe IDEX exemplifies its acronym--Innovation, Diversity, and EXcellence.

                           MARKET SHARE LEADERSHIP
                                 [PIE CHART]

           Estimated 40% weighted average share of markets served.


                             INTERNATIONAL SALES
                                 [PIE CHART]

                            Domestic            59%
                            International       41%
                              Europe            22%
                              Far East           9%
                              Rest of World     10%

[PHOTO]

Product and

INNOVATION

        Innovation is the word represented by the first letter of the IDEX name, and it is a key ingredient in our success equation. We support and foster processes that lead to product improvements and new products for our customers. For a number of years about 25% of our sales have come from products that have been totally redesigned or introduced within the past four years.
        One in 10 of the people at IDEX is directly engaged in product or process technology development. However, it is every employee's job to contribute to new product development, and so all business disciplines participate in the effort. Multidisciplinary teams work with customers, specifying engineers, users, distributors and focus groups to assure that our products are state of the art, incorporating the latest proven technology, and providing overall value to the customer.


in-no-va-tion
(in e-va shen)
1. something new or
   different introduced
2. act of innovating;                      [PHOTO]
   introduction of new
   things or methods

PROCESS                                            [PHOTO]     [PHOTO]

        While most of our products are mechanical in nature, they often include electronic control devices, so our engineering processes include the spectrum of technical specialties from mechanical, materials, hydraulics and pneumatics to electrical, electronic and software development.
        Among the many new products introduced by IDEX business units in 1996 were:

- A new line of peristaltic metering pumps at Pulsafeeder,

                              [PHOTO]

- The Hale FoamMaster(R), an electronically controlled pump system for handling the full range of foam concentrates in fire fighting applications,

- New electronically operated, controlled volume pumps at Warren Rupp,

- New pumps for LP gas trucks at Corken,

- Hydraulically actuated, computer-controlled fabricating equipment at Strippit, and

- A broadened range of stainless steel clamping devices at Band-It.

        Delivering top quality products has always been a cornerstone of business practice at IDEX. However, in recent years, the internationally recognized ISO 9000 quality system has become the benchmark for quality. We are pleased to say that all of our business units are certified under the ISO 9000 standards, reinforcing our long-standing manufacturing integrity, and placing us at the forefront with customers who rightfully demand first class products.

                              [PHOTO]

        We have a persistent urge to create new products within IDEX to leapfrog our own technology--and to stay well ahead of competition. Our fleetfooted approach helps us bring new products with proven reliability to the market at a rapid pace. IDEX's customers deserve the best and the latest of new product technology.

                               NEW PRODUCT SALES
                                  [PIE CHART]

                                      25%

[PHOTO]

Acquisition
STRATEGY

        IDEX focuses on companies that manufacture proprietary industrial products with leading positions in niche markets. Our carefully crafted and rigidly applied acquisition criteria are designed to promote growth in shareholder value rather than growth for growth's sake. We seek to acquire good companies and make them better, rather than trying to make sick companies well.
        Since 1989, we have completed 10 strategic acquisitions, each fitting the IDEX mold and now contributing strongly to our bottom line. In 1996 we completed our largest acquisition to date--Fluid Management. This company is the world's leading manufacturer of dispensing and mixing equipment for paints, colorants, inks and dyes. Headquartered in Wheeling, Illinois, Fluid Management also has manufacturing facilities in the Netherlands, Germany and Australia, and a distributor network that spans the globe.

                                  1996 SALES
[PHOTO]                          [PIE CHART]

IDEX's three most recent acquisitions--Micropump, Lukas & Fluid
Management--accounted for 16% of 1996 sales.


strat-e-gy
(strat e-je)
1. a plan for obtaining
   a specific goal
2. skill in managing
   or planning

             [PHOTO-5 RODS]                       [PHOTO-16 PIPES]

--------------------------------------------------------------------------------

Its products, sold under such names as Miller(R), Harbil(R), Accutinter(R) and Eurotinter, can be found in local paint and building supply stores, printing plants, vehicle manufacturing facilities, and other locations where fluids are dispensed and mixed in precise volumes.
        Following the acquisition of a company, we immediately implement IDEX's financial control systems and begin the process of sharing the best practices of our business units, because there is commonality in the engineering principles, manufacturing methods, distribution channels and business systems in all of our companies. We have the advantage of implementing what works successfully in some locations and avoiding the problems of what doesn't work. This cross pollination has resulted in superior customer service and improved margins in our acquired businesses.
        Acquisitions have been an important element of IDEX's success, with a track record that speaks for itself. We will continue to use our very strong cash flow to enhance shareholder value by adding businesses from time to time that meet our strict standards.

                          REPAIR & REPLACEMENT SALES
                                 [PIE CHART]

                                     33%

                                                     [PHOTO-LUKAS LKE 70 CUTTER]


[PHOTO-MAN WITH BUCKET]

HISTORICAL DATA
(dollars and share amounts in thousands
                 except per share data)


    NET SALES                     OPERATING MARGINS              NET INCOME MARGINS
  (in millions)

                                    [LINE GRAPH]                        [LINE GRAPH]
                                         Value line                       Value line
                                          Industrial                       Industrial
                              Year Idex   Composite Index  Year Idex     Composite Index
1988       200                1988  18%       10%          1988  5%        6%
1989       221                1989  19%       10%          1989  7%        5%
1990       228                1990  17%        9%          1990  7%        4%
1991       228                1991  16%        8%          1991  7%        4%
1992       277                1992  15%        8%          1992  7%        4%
1993       309                1993  16%        9%          1993  8%        5%
1994       400                1994  16%       10%          1994  8%        5%
1995       487                1995  18%       11%          1995  9%        6%
1996       563                1996  18%       11%          1996  9%        6%

 Sales have grown at a 14%    IDEX's operating margins     Aftertax margins at
 compound annual rate.        have consistently been       IDEX compare very
                              almost double those of       favorably to those
                              the average industrial       of the average
                              company.                     industrial company.

 EARNINGS PER SHARE           EBITDA AND INTEREST           TOTAL ASSETS AND
                                 (in millions)              LONG-TERM DEBT
                                                              (in millions)

   [BAR GRAPH]                   [LINE GRAPH]                 [LINE GRAPH]

                                                                       Long
                                            Interest                   Term
                              Year EBITDA       EXP       Year Assets  Dept
Year
1988       .34                1988  43        19         1988  128       143
1989       .58                1989  48        18         1989  134       125
1990       .65                1990  47        16         1990  134       104
1991       .63                1991  45        13         1991  143        66
1992       .71                1992  53        12         1992  253       140
1993       .87                1993  61        11         1993  259       117
1994      1.15                1994  80        14         1994  371       168
1995      1.53                1995 103        16         1995  466       206
1996      1.69                1996 120        19         1996  584       272


 Earnings per share           IDEX's solid cash flow       IDEX's balance sheet
 have grown at a 22%          coverage of interest         has strengthened
 compound annual rate.        expense has improved         considerably since
                              significantly.               its first year of
                                                           operation in 1988.


                                                                 [IDEX 96 LOGO]

                                  1996      1995       1994       1993       1992       1991        1990      1989        1988
                                  ----      ----       ----       ----       ----       ----        ----      ----        ----
RESULTS OF OPERATIONS
 Net sales..................... $562,551  $487,336   $399,502   $308,638    $277,129   $228,181   $228,397   $220,971    $200,351
 Gross profit..................  216,154   188,021    152,644    118,352     105,977     85,089     84,853     84,613      74,151
 SG&A expenses ................  111,507    97,486     83,980     68,217      63,123     47,014     44,521     42,648      37,135
 Goodwill amortization ........    6,342     4,297      3,126      1,989       1,523        626        588        588         554
 Income from operations .......   98,305    86,238     65,538     48,146      41,331     37,449     39,744     41,377      36,462
 Other income expense..........     (509)      753        559      1,159       1,831      1,024      1,626      1,553         698
 Interest expense .............   18,942    15,948     13,581     11,007      12,178     12,730     15,566     17,828      18,552
 Provision for income taxes....   28,656    25,718     18,906     12,972      10,838      9,826     10,101      9,994       7,954
 Income before extraordinary
  items .......................   50,198    45,325     33,610     25,326      20,146     15,917     15,703     15,108      10,654
 Extraordinary items ..........        -         -          -          -      (3,441)     1,214      2,145      2,972       4,583
 Net income ...................   50,198    45,325     33,610     25,326      16,705     17,131     17,848     18,080      15,237
 Income applicable to common
  stock .......................   50,198    45,325     33,610     25,326      16,705     17,131     17,848     14,857      10,012

FINANCIAL POSITION
 Current assets................ $201,170  $185,899   $151,357   $115,466    $116,723   $ 74,464   $ 75,697   $ 75,202    $ 68,983
 Current liabilities...........   92,857    82,808     69,350     42,640      40,041     31,733     30,742     28,888      27,912
 Working capital ..............  108,313   103,091     82,007     72,826      76,682     42,731     44,955     46,314      41,071
 Current ratio ................      2.2       2.2        2.2        2.7         2.9        2.3        2.5        2.6         2.5
 Capital expenditures..........   13,769    13,002      8,896      7,822       8,231      3,578      6,813      5,389       2,533
 Depreciation and
  amortization ................   23,208    17,122     14,315     11,898      10,576      7,638      6,579      6,206       6,938
 Total assets .................  583,773   466,122    371,096    258,967     253,300    143,142    134,356    133,687     128,124
 Long-term debt ...............  271,709   206,184    168,166    117,464     139,827     65,788    103,863    124,942     143,308
 Total liabilities ............  388,264   315,177    254,791    175,281     194,569    106,030    138,643    156,969     172,607
 Shareholders' equity .........  195,509   150,945    116,305     83,686      58,731     37,112     (4,287)   (23,282)    (84,681)

PERFORMANCE MEASURES
 Percent of net sales
  Gross profit ................     38.4%     38.6%      38.2%      38.3%       38.2%      37.3%      37.2%      38.3%       37.0%
  SG&A expenses ...............     19.8      20.0       21.0       22.1        22.8       20.6       19.5       19.3        18.5
  Goodwill amortization .......      1.1        .9         .8         .6          .5         .3         .3         .3          .3
  EBITDA.......................     21.4      21.2       20.0       19.6        19.1       19.8       20.6       21.8        21.5
  Income from operations ......     17.5      17.7       16.4       15.6        14.9       16.4       17.4       18.7        18.2
  Income before extraordinary
   items ......................      8.9       9.3        8.4        8.2         7.3        7.0        6.9        6.8         5.3
 Return on average assets .....      9.7      10.8       10.7        9.9         8.4       12.3       13.3       11.3         7.7
 Debt as a percent of
  capitalization ..............     58.2      57.7       59.1       58.4        70.4       63.9      104.3      122.9       244.4
 Return on average shareholders'
  equity ......................     29.0      33.9       33.6       35.6        34.9      104.4          -          -           -

PER SHARE DATA
  Income before extraordinary
   items ...................... $   1.69  $   1.53   $   1.15   $    .87    $    .71   $    .63   $    .65   $    .58    $    .34
  Net income ..................     1.69      1.53       1.15        .87         .59        .68        .73        .72         .64
  Cash dividends declared......      .44       .39        .09          -           -          -          -          -           -
  Cash dividends paid..........      .43       .37          -          -           -          -          -          -           -
  Shareholders' equity ........     6.76      5.26       4.06       2.93        2.07       1.32       (.18)      (.96)      (5.38)
  Stock price
    High ......................   27 5/8    29 1/2     19 1/2     16          10 5/8      8 7/8      7 3/4      7 1/2           -
    Low .......................   19 7/8    18 3/8     15 1/8      9 3/4       7 3/8      4 1/4      4 5/8      6 1/8           -
    Close .....................   26 5/8    27 1/8     18 3/4     15 7/8      10 5/8      7 3/8      4 3/4      7 1/2           -
  Price/earnings ratio at
   year end ...................   16        18         16         18          15         12          7         13               -

OTHER DATA
  Employees ...................    3,598     3,233      2,841      2,354       2,377      1,919      1,925      1,962       1,819
  Shareholders of record ......    1,305     1,359      1,388      1,454       1,551      1,602      1,714      1,820           -
  Weighted average shares
   outstanding .................  29,779    29,609     29,331     28,976      28,389     25,367     24,309     20,537      15,740
  Shares outstanding at
   year end ....................  28,926    28,695     28,619     28,580      28,353     28,184     24,303     24,317      15,740


  All share and per share data has been restated to reflect the three-for-two stock splits effected in the form of a 50% stock dividends in January
  1995 and 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORICAL OVERVIEW AND OUTLOOK

        IDEX sells a broad range of proprietary fluid handling and industrial products to a diverse customer base in the U.S. and, to an increasing extent, internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capital spending in certain industries, and overall industrial growth.

        IDEX has a history of strong operating margins. The Company's operating margins are impacted by, among other things, utilization of facilities as sales volumes change and inclusion of newly acquired businesses which may have lower margins and whose margins could be further reduced by purchase accounting adjustments.

        IDEX's 1996 orders, sales, net income and earnings per share surpassed the records set in the prior year. Backlogs decreased nominally as shipments exceeded incoming orders during 1996 but remain at IDEX's typical operating level of about 1-1/2 months' sales. This customarily low level of backlog allows IDEX to provide excellent customer service but also means that changes in orders are felt quickly in operating results.

        The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below. The slow rate of growth in the U.S. economy in 1995 continued during 1996, and growth in many other economies of the world improved only modestly. With a steady incoming order pace, strong market positions, a continuous flow of new and redesigned products, and increasing opportunities for expansion worldwide, the outlook for IDEX remains positive. Based on current activity levels and barring unforeseen circumstances, IDEX continues to expect that new records will be achieved in orders, sales, net income and earnings per share in 1997. By stressing new product development, market share growth, international expansion, operating improvements in newly acquired businesses, and by adhering to its disciplined approach to acquisitions, IDEX is well positioned to continue its growth progression profitably.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

        Demand for the Company's products is cyclical in nature and subject to changes in general market conditions that affect demand. The Company's customers operate primarily in industries that are rapidly impacted by changes in economic conditions, which in turn can influence orders. The Company operates without significant order backlogs. As a result, economic slowdowns could quickly have an adverse effect on the Company's performance. In addition, the Company's operating forecasts and budgets are based upon detailed assumptions which it believes are reasonable, but inherent difficulties in predicting the impact of certain factors may cause actual results to differ materially from the forward-looking statements set forth earlier. These factors include but are not limited to the following: the Company's utilization of its capacity and the impact of capacity utilization on costs; developments with respect to contingencies such as environmental matters and litigation; labor market conditions and raw materials costs; levels of industrial activity and economic conditions in the U.S. and other countries around the world; and levels of capital spending in certain industries, all of which have a material influence on order rates; the relationship of the U.S. dollar to other currencies; interest rates; the Company's ability to integrate and operate acquired businesses on a profitable basis; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

        For purposes of this discussion and analysis section, reference is made to the table on page 17 and the Company's Statements of Consolidated Operations on page 21. IDEX consists of two business segments: Fluid Handling and Industrial Products.

PERFORMANCE IN 1996 COMPARED TO 1995

        Orders, sales, net income and earnings per share were at record levels for 1996. Incoming orders were 16% higher than 1995, with almost all of the increase resulting from the acquisitions of Micropump (May 1995), Lukas (October 1995) and Fluid Management (July 1996). The orders for the base businesses were essentially unchanged in 1996 from 1995.

        Sales for 1996 reached a record $562.6 million and increased $75.3 million or 15% over 1995. The inclusion of recently acquired businesses accounted for substantially all of the volume growth, while sales in the core business units rose by less than 1% from the prior year. Generally, the Company's pump operations experienced modest growth which was offset by declines in capital goods-related shipments. International sales accounted for 41% of the 1996 total, up from 35%. The increase in international sales accounted for approximately 80% of the year-over-year improvement in total sales.

        Fluid Handling Group sales of $422.5 million increased $74.8 million or 22% from 1995. Inclusion of Fluid Management for a portion of the year, along with Micropump and Lukas for a full year, accounted for almost all of the sales improvement. Base business sales were up about 1% from the prior year. Sales outside the U.S. increased to 41% of total Fluid Handling Group sales in 1996 from 33% in 1995 due to the inclusion of recent acquisitions, each of which has a significant international presence, and stronger worldwide demand for products of the Group's core businesses, especially industrial pumps.

        Industrial Products Group sales of $141.5 million in 1996 increased by $1.6 million or 1% compared to 1995 as a result of steady demand for this Group's products. Shipments outside the U.S. were 41% of total sales in the Industrial Products Group in 1996, up from 38% in 1995, principally from greater international

                                                                  [IDEX 96 LOGO]

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS)

                                              YEARS ENDED DECEMBER 31, (1)
                                            --------------------------------
                                                1996       1995      1994
                                              -------    -------    -------
FLUID HANDLING GROUP
  Net sales(2). . . . . . . . . . . . . . .  $422,528   $347,739   $275,598
  Income from operations(3) . . . . . . . .    83,474     71,298     55,314
  Operating margin  . . . . . . . . . . . .      19.8%      20.5%      20.1%
  Identifiable assets . . . . . . . . . . .  $488,273   $365,332   $284,571
  Depreciation and amortization . . . . . .    19,055     13,539     10,695
  Capital expenditures. . . . . . . . . . .     9,956      6,972      5,772

INDUSTRIAL PRODUCTS GROUP
  Net sales(2). . . . . . . . . . . . . . .  $141,542   $139,945   $124,152
  Income from operations(3) . . . . . . . .    23,311     23,165     18,034
  Operating margin. . . . . . . . . . . . .      16.5%      16.6%      14.5%
  Identifiable assets . . . . . . . . . . .  $ 78,555   $ 86,911   $ 73,693
  Depreciation and amortization . . . . . .     3,308      2,840      2,930
  Capital expenditures. . . . . . . . . . .     3,779      6,014      2,848

COMPANY
  Net sales . . . . . . . . . . . . . . . .  $562,551   $487,336   $399,502
  Income from operations. . . . . . . . . .    98,305     86,238     65,538
  Operating margin. . . . . . . . . . . . .      17.5%      17.7%      16.4%
  Income before interest and income taxes .  $ 97,796   $ 86,991   $ 66,097
  Identifiable assets . . . . . . . . . . .   583,773    466,122    371,096
  Depreciation and amortization (4) . . . .    22,568     16,498     13,696
  Capital expenditures. . . . . . . . . . .    13,769     13,002      8,896


(1)  Includes acquisitions of Hale Products (May 26, 1994), Micropump (May 2,
     1995), Lukas (October 2, 1995) and Fluid Management (July 29, 1996) in the Fluid Handling Group.

(2)  Group net sales include intersegment sales.

(3) Group income from operations excludes net unallocated corporate operating expenses.

(4)  Excludes amortization of debt issuance expenses.


demand for banding and clamping devices, and sign-mounting systems.

        Gross profit of $216.2 million in 1996 increased $28.1 million or 15% from 1995. Gross profit as a percent of sales was 38.4% in 1996, down slightly from 38.6% in 1995. Selling, general and administrative expenses increased to $111.5 million in 1996 from $97.5 million in 1995 primarily from inclusion of recent acquisitions, but as a percentage of sales, decreased slightly to 19.8% in 1996 from 20.0% in 1995. Goodwill amortization increased 47% to $6.3 million in 1996 from $4.3 million in 1995, with about half of the increase attributable to the Fluid Management acquisition. As a percent of sales, goodwill amortization remained flat at about 1% for both years.

        Income from operations increased $12.1 million or 14% to $98.3 million in 1996 from $86.2 million in 1995. Operating margin as a percent of sales decreased nominally to 17.5% in 1996 from 17.7% in 1995. In the Fluid Handling Group, income from operations of $83.5 million and operating margin of 19.8% for 1996 compare to the $71.3 million and 20.5% recorded in 1995. The operating margin decline resulted from the inclusion of recent acquisitions whose operating margins were generally lower than the other business units in the Group and whose profits were further reduced by purchase accounting adjustments. Income from operations in the Industrial Products Group of $23.3 million and operating margin of 16.5% in 1996 were essentially equivalent to the totals of $23.2 million and 16.6% achieved in 1995.

        Interest expense increased to $18.9 million in 1996 from $15.9 million in 1995 because of the additional borrowing required to complete the Fluid Management acquisition, offset by a slightly lower interest rate environment in 1996.

        The provision for income taxes increased to $28.7 million in 1996 from $25.7 million in 1995. The effective tax rate of 36.3% in 1996 was essentially unchanged from the 36.2% recorded in the prior year.

        Net income of $50.2 million in 1996 was 11% higher than the net income of $45.3 million in 1995. Earnings per share, adjusted for the three-for-two stock split described below, were $1.69 in 1996, an increase of 16 cents from the previous record of $1.53 achieved in 1995.

        In December 1996 the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50% stock dividend payable on January 31, 1997, to shareholders of record on January 15, 1997. The par value of common stock remained at $.01. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in-capital to common stock the par value of the additional shares arising from the split. All references in the financial statements to number of shares, per share amounts and market prices of the Company's common stock have been restated.

PERFORMANCE IN 1995 COMPARED TO 1994

        Orders, sales, net income and earnings per share for 1995 exceeded the levels achieved in all previous years. Incoming orders were 18% higher than 1994 with about one-quarter of the increase stemming from growth in the Company's base businesses and the other three-quarters resulting from the recent acquisitions of Hale Products (May 1994), Micropump (May 1995) and Lukas (October 1995).

        Sales for 1995 of $487.3 million increased $87.8 million or 22% over 1994. The inclusion of recently acquired businesses accounted for 12% of the volume growth, while sales in the other business units rose 10% over the prior year. This growth stemmed from a solid U.S. economy, continuous emphasis on developing international markets, and the addition of several new products. The increase of international sales accounted for about one half of the year-over-year improvement.

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

        Industrial Products Group sales of $140.0 million increased $15.8 million or 13% compared to 1994 due to improved demand for products of all business units in this Group. Shipments outside the U.S. were 38% of total sales in the industrial Products Group in 1995, up from 36% in 1994. This was principally due to greater international demand for this Group's products, especially turret punching machines, and banding and clamping devices.

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

        Income from operations increased $20.7 million or 32% to $86.2 million in 1995 from $65.5 million in 1994. Operating margin as a percent of sales increased to 17.7% in 1995 from 16.4% in 1994. In the Fluid Handing Group, income from operations of $71.3 million and operating margin of 20.5% for 1995 were both higher than the $55.3 million and 20.1% recorded in 1994. Operating margin improvements resulted primarily from volume related gains with improving business conditions in the core businesses of the Group. These factors were partially offset by inclusion of Micropump and Lukas for a portion of the year, and a full year of Hale Products activity, all of whose operating margins, as expected, were somewhat lower than the other units in the Group and whose profits were further affected by purchase accounting adjustments. Income from operations in the Industrial Products Group of $23.2 million and operating margin of 16.6% in 1995 increased from the totals of $18.0 million and 14.5% achieved in 1994 due primarily to volume related improvements.

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

        Net income of $45.3 million in 1995 was 35% higher than net income of $33.6 million in 1994. Earnings per share of $1.53 in 1995 increased 34% from the $1.15 recorded in 1994.

LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 1996, IDEX's working capital was $108.3 million and its current ratio was 2.2 to 1. Internally generated funds were more than adequate to fund capital expenditures of $13.8 million, $13.0 million and $8.9 million for 1996, 1995 and 1994, respectively, and dividends on common stock of $12.3 million and $10.7 million in 1996 and 1995, respectively. Capital expenditures were generally for machinery and equipment which improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term. During 1996, 1995 and 1994, depreciation and amortization expense, excluding amortization of debt issuance expenses, was $22.6 million, $16.5 million and $13.7 million, respectively.

        In July 1996 the Company entered into a multi-currency amended U.S. credit agreement increasing the maximum amount available to $250 million and improving the interest rate structure. At December 31, 1996, $160.1 million was borrowed under this facility,

                                                               [IDEX 96 LOGO]

including a Netherlands guilder borrowing of 82.0 million ($47.1 million) which provides an economic hedge against the net investment in Fluid Management's Netherlands operation. The availability under this facility declines in stages commencing July 1, 1999, to $200 million on July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at the bank agent's reference rate or at LIBOR plus an applicable margin. At December 31, 1996, the applicable margin was 50 basis points. The Company also has a $10 million demand line of credit available for short-term borrowing requirements at the bank agent's reference rate or at an optional rate based on the bank's cost of funds. At December 31, 1996, there were no borrowings under this short-term line of credit.

        At December 31, 1996, the maximum amount available under the German credit agreement was DM 52.5 million ($34.1 million), of which DM 50.0 million ($32.5 million) was being used and provides an economic hedge against the net investment in the Lukas operation. The availability under this agreement declines in stages commencing November 1, 1997, to DM 31.3 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at LIBOR plus 100 basis points.

        On July 29, 1996, IDEX acquired Fluid Management for $135 million, including IDEX common stock valued at approximately $2 million. The acquisition was accounted for using the purchase method of accounting and was financed through a borrowing under the U.S. credit agreement and the issuance of 113,550 shares of IDEX common stock.

        In December 1996 the Company's Board of Directors authorized a three-for-two common stock split and a 12.5% increase in the quarterly cash dividend. The cash dividend on the post-split shares was set at 12 cents per common share per calendar quarter. Both the stock dividend and first increased cash dividend will be paid on January 31, 1997, to shareholders of record on January 15, 1997.

        IDEX believes it will generate sufficient cash flow from operations in 1997 to meet its operating requirements, interest and scheduled amortization payments under both the amended U.S. credit agreement and the German credit agreement, interest and principal payments on the Senior Subordinated Notes, approximately $20 million of planned capital expenditures, and approximately $14 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1996, IDEX has borrowed $410 million under the credit agreements to complete 10 acquisitions. During this same period IDEX generated, principally from operations, cash flow of $307 million to reduce its indebtedness. In the event that suitable businesses or assets are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.

NET SALES BY OPERATING GROUP                          PROFITS BY OPERATING GROUP
      (in millions)                                         (in millions)


  Industrial Products                                   Industrial Products
    Fluid Handling                                         Fluid Handling

      [BAR GRAPH]                                           [BAR GRAPH]

Year  Fluid  Indust.                               Year     Fluid     Indust.
1988   105     95                                  1988      26         14
1989   125     97                                  1989      31         15
1990   134     95                                  1990      32         12
1991   139     89                                  1991      32         12
1992   187     90                                  1992      38         12
1993   213     96                                  1993      41         14
1994   276    124                                  1994      55         18
1995   348    140                                  1995      71         23
1996   423    142                                  1996      83         23


IDEX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)



As of December 31,                                    1996              1995
                                                   ---------         ---------
ASSETS

Current assets
 Cash and cash equivalents . . . . . . . . . . .   $  5,295          $  5,937
 Receivables - net.  . . . . . . . . . . . . . .     91,200            70,338
 Inventories . . . . . . . . . . . . . . . . . .     97,516           101,052
 Deferred taxes  . . . . . . . . . . . . . . . .      4,835             7,045
 Other current assets  . . . . . . . . . . . . .      2,324             1,527
                                                   --------          --------
  Total current assets . . . . . . . . . . . . .    201,170           185,899
Property, plant and equipment - net  . . . . . .    102,383            91,278
Intangible assets - net  . . . . . . . . . . . .    274,511           184,217
Other noncurrent assets  . . . . . . . . . . . .      5,709             4,728
                                                   --------          --------
  Total assets . . . . . . . . . . . . . . . . .   $583,773          $466,122
                                                   ========          ========

LIABILITIES AND SHAREHOLDERS'EQUITY

Current liabilities
 Trade accounts payable. . . . . . . . . . . . .   $ 40,670          $ 36,846
 Dividends payable . . . . . . . . . . . . . . .      3,471             3,061
 Accrued expenses. . . . . . . . . . . . . . . .     48,716            42,901
                                                   --------          --------
  Total current liabilities. . . . . . . . . . .     92,857            82,808
Long-term debt . . . . . . . . . . . . . . . . .    271,709           206,184
Other noncurrent liabilities . . . . . . . . . .     23,698            26,185
                                                   --------          --------
  Total liabilities. . . . . . . . . . . . . . .    388,264           315,177
                                                   --------          --------

Shareholders' equity
 Common stock, par value $.01 per share
  Shares authorized
        1996 - 75,000,000; 1995 - 50,000,000
  Shares issued and outstanding
        1996 - 28,925,867; 1995 - 28,695,426 . .        289               287
 Additional paid-in capital. . . . . . . . . . .     89,657            86,022
 Retained earnings . . . . . . . . . . . . . . .    105,238            67,729
 Accumulated translation adjustment. . . . . . .        325            (3,093)
                                                   --------          --------
  Total shareholders' equity . . . . . . . . . .    195,509           150,945
                                                   --------          --------
  Total liabilities and shareholders' equity . .   $583,773          $466,122
                                                   ========          ========


See Notes to Consolidated Financial Statements.

                                                                    [IDEX LOGO]

IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share amounts)



For the years ended December 31,                1996         1995         1994
                                              --------     --------     --------
Net sales .................................   $562,551     $487,336     $399,502
Cost of sales .............................    346,397      299,315      246,858
                                              --------     --------     --------
Gross profit ..............................    216,154      188,021      152,644
Selling, general and
 administrative expenses ..................    111,507       97,486       83,980
Goodwill amortization .....................      6,342        4,297        3,126
                                              --------     --------     --------
Income from operations ....................     98,305       86,238       65,538
Other income(expense) - net ...............       (509)         753          559
                                              --------     --------     --------
Income before interest expense and
 income taxes .............................     97,796       86,991       66,097
Interest expense ..........................     18,942       15,948       13,581
                                              --------     --------     --------
Income before income taxes ................     78,854       71,043       52,516
Provision for income taxes ................     28,656       25,718       18,906
                                              --------     --------     --------
Net income ................................   $ 50,198     $ 45,325     $ 33,610
                                              ========     ========     ========


Earnings per common share .................   $   1.69     $   1.53     $   1.15
                                              ========     ========     ========


Weighted average common shares
 outstanding ..............................     29,779       29,609       29,331
                                              ========     ========     ========



See Notes to Consolidated Financial Statements.

                                            IDEX CORPORATION AND SUBSIDIARIES
                              STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY (in thousands except share and per share amounts)




                                          Common Stock                       Accumulated        Total
                                         and Additional     Retained         Translation      Shareholders'
                                        Paid-In Capital     Earnings          Adjustment        Equity
                                        ---------------     --------         ------------     -------------

Balance, December 31, 1993.................   $ 84,840       $  2,551           $ (3,705)      $ 83,686

Issuance of 39,434 shares of common
 stock from exercise of stock options.....         294                                              294

Cash dividends declared -$.09
 per common share outstanding ............                     (2,671)                           (2,671)


Unrealized translation adjustment.........                                         1,386          1,386

Net income................................                     33,610                            33,610
                                               -------        -------            -------        -------

Balance, December 31, 1994................      85,134         33,490             (2,319)       116,305

Issuance of 77,461 shares of common stock
 from exercise of stock options...........       1,175                                            1,175

Cash dividends declared - $.39 per common
 share outstanding........................                    (11,086)                          (11,086)

Unrealized translation adjustment........                                           (774)          (774)

Net income................................                     45,325                            45,325
                                               -------        -------            --------       --------

Balance, December 31, 1995................      86,309         67,729             (3,093)       150,945

Issuance of 113,550 shares of common stock
 related to an acquisition................       2,271                                            2,271

Issuance of 116,891 shares of common
 stock from exercise of stock options.....       1,366                                            1,366

Cash dividends declared - $.44 per common
 share outstanding........................                    (12,689)                          (12,689)

Unrealized translation adjustment.........                                         3,418          3,418

Net income................................                     50,198                            50,198
                                                ------        -------            -------        -------

Balance, December 31, 1996................   $  89,946       $105,238           $    325       $195,509
                                             =========       ========           ========       ========


See Notes to Consolidated Financial Statements.

                                                                [IDEX LOGO]
IDEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

         For the years ended December 31,                                    1996          1995          1994
                                                                            ------        ------        ------
         Cash flows from operating activities
            Net income . . . . . . . . . . . . . . . . . . . . . . . . .  $ 50,198      $ 45,325      $ 33,610
            Adjustments to reconcile net income to
             net cash flows from operating activities
              Depreciation and amortization  . . . . . . . . . . . . . .    14,310        10,940         9,671
              Amortization of intangibles  . . . . . . . . . . . . . . .     8,258         5,558         4,025
              Amortization of debt issuance expenses . . . . . . . . . .       640           624           619
              Deferred income taxes  . . . . . . . . . . . . . . . . . .     5,474         2,297         2,711
              Increase in receivables  . . . . . . . . . . . . . . . . .    (4,124)       (5,045)       (7,611)
              (Increase) decrease in inventories . . . . . . . . . . . .    19,324       (10,222)          415
              Increase (decrease) in trade accounts
               payable . . . . . . . . . . . . . . . . . . . . . . . . .    (3,136)          812         8,292
              Increase (decrease) in accrued expenses  . . . . . . . . .    (2,564)        4,331           141
              Other transactions - net . . . . . . . . . . . . . . . . .     4,084           470           654
                                                                          --------      --------       -------
              Net cash flows from operating activities . . . . . . . . .    92,464        55,090        52,527
                                                                          --------      --------       -------
         Cash flows from investing activities
            Additions to property, plant and equipment . . . . . . . . .   (13,769)      (13,002)       (8,896)
            Acquisition of businesses
             (net of cash acquired)  . . . . . . . . . . . . . . . . . .  (132,584)      (69,760)      (91,558)
                                                                          --------      --------      --------
              Net cash flows from investing activities   . . . . . . . .  (146,353)      (82,762)     (100,454)
                                                                          --------      --------      --------
         Cash flows from financing activities
            Dividends paid   . . . . . . . . . . . . . . . . . . . . . .   (12,278)      (10,697)
            Net borrowings under the credit agreements   . . . . . . . .    64,586        37,968        50,000
            Increase in accrued interest . . . . . . . . . . . . . . . .       939            50           702
                                                                          --------      --------      --------
              Net cash flows from financing activities . . . . . . . . .    53,247        27,321        50,702
                                                                          --------      --------      --------
         Net increase (decrease) in cash   . . . . . . . . . . . . . . .      (642)         (351)        2,775
         Cash and cash equivalents at beginning of year. . . . . . . . .     5,937         6,288         3,513
                                                                          --------      --------      --------
         Cash and cash equivalents at end of year. . . . . . . . . . . .  $  5,295      $  5,937      $  6,288
                                                                          ========      ========      ========


         See Notes to Consolidated Financial Statements.

IDEX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share amounts)


1.      SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

        IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a wide array of proprietary, engineered industrial products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps and controls; fire-fighting pumps and rescue equipment; dispensing and mixing equipment; stainless steel banding, clamping and sign-mounting devices; sheet metal fabricating equipment and tooling; automatic lubrication systems; small-horsepower compressors; and energy absorption equipment. These activities are grouped into two business segments:
Fluid Handling and Industrial Products.

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

INVENTORIES

        Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out ("FIFO") basis or the last-in, first-out ("LIFO")basis, as described in Note 3.

DEBT EXPENSES

        Expenses incurred in securing and issuing long-term debt are amortized over the life of the related debt.

EARNINGS PER COMMON SHARE

        Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents, in the form of stock options, have been included in the calculation of weighted average shares outstanding using the treasury stock method. All share and per share data have been restated for the three-for-two stock split effected in the form of a stock dividend in January 1997.

DEPRECIATION AND AMORTIZATION

        Depreciation is recorded using the straight-line method. The estimated useful lives used in computation of depreciation generally are as follows:

        Land improvements.....................................10 to 12 years
        Buildings and improvements............................ 3 to 30 years
        Machinery and equipment, tooling
         and engineering drawings............................. 3 to 12 years
        Office equipment, mobile
         equipment and motor vehicles......................... 3 to 10 years

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

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SUPPLEMENTAL CASH FLOW INFORMATION

        A summary of supplemental cash flow information follows:

                                                  1996      1995       1994
                                                  ----      ----       ----
Cash paid for -
  Interest....................................  $ 17,363  $ 15,303  $ 12,007
  Income taxes................................    23,857    21,793    16,608

Noncash investing activities -
 Liabilities assumed in
  connection with acquisition
  of businesses:
   Fair value of assets acquired..............  $ 51,055  $ 50,218  $ 47,187
   Cost in excess of
    net assets acquired.......................   101,473    34,386    63,069
   Cash paid..................................  (132,584)  (69,760)  (91,558)
   Common stock issued
    in connection with
    acquisitions..............................    (2,271)
                                                 -------   -------   -------
Liabilities assumed...........................  $ 17,673  $ 14,844  $ 18,698
                                                 =======   =======   =======


3. BALANCE SHEET COMPONENTS

        The components of inventories as of December 31, 1996 and 1995 were:

                                                     1996     1995
                                                     ----     ----
Raw materials..................................... $16,946    $ 13,978
Work in process...................................  14,909      15,434
Finished goods....................................  65,661      71,640
                                                   -------    --------
   Total.......................................... $97,516    $101,052
                                                   =======    ========


        Those inventories which were carried on a LIFO basis amounted to $62,068 and $57,409 at December 31, 1996 and 1995, respectively. The excess of current cost over LIFO inventory value and the impact on earnings of using the LIFO method are not material.

                                                                     [IDEX LOGO]

        The components of certain other balance sheet accounts as of December 31, 1996 and 1995 were:

                                                 1996             1995
                                               --------         --------

Receivables
 Customers..................................   $ 88,838         $ 71,424
 Other......................................      4,749            1,073
                                               --------         --------
  Total.....................................     93,587           72,497
 Less allowance for doubtful accounts.......      2,387            2,159
                                               --------         --------
  Receivables - net.........................   $ 91,200         $ 70,338
                                               ========         ========

Property, plant and equipment, at cost
 Land and improvements......................   $  8,090         $  8,836
 Buildings and improvements.................     55,988           51,708
 Machinery and equipment....................    139,769          130,518
 Engineering drawings.......................      9,592            9,383
 Office equipment...........................     21,857           16,074
 Mobile equipment and motor vehicles              2,294            2,353
 Construction in progress...................      1,058            2,386
                                               --------         --------
  Total.....................................    238,648          221,258
 Less accumulated depreciation
  and amortization..........................    136,265          129,980
                                               --------         --------
  Property, plant and equipment - net.......   $102,383         $ 91,278
                                               ========         ========

Intangible assets
 Cost in excess of net assets acquired......   $282,972         $186,928
 Other......................................     28,904           26,283
                                               --------         --------
  Total.....................................    311,876          213,211
 Less accumulated amortization..............     37,365           28,994
                                               --------         --------
  Intangible assets - net...................   $274,511         $184,217
                                               ========         ========

Accrued expenses
 Accrued payroll and related items..........   $ 22,088         $ 20,229
 Accrued taxes..............................      6,308            7,537
 Accrued insurance..........................      2,959            2,555
 Other accrued liabilities..................     17,361           12,580
                                               --------         --------
  Total.....................................   $ 48,716         $ 42,901
                                               ========         ========

Other noncurrent liabilities
 Pension and retiree medical reserves.......   $ 15,182         $ 15,078
 Lease obligations..........................      2,265            2,328
 Other noncurrent liabilities...............      6,251            8,779
                                               --------         --------
  Total.....................................   $ 23,698         $ 26,185
                                               ========         ========

4.      LEASE COMMITMENTS

        At December 31, 1996, total minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $20.4 million. The future minimum rental commitments for each of the next five years are as follows: 1997 -- $4.8 million; 1998 -- $3.7 million; 1999 -- $2.9 million; 2000 -- $2.3 million; 2001
-- $1.6 million; threafter -- $5.1 million.

        Rental expense totaled $5.9 million, $4.8 million and $4.4 million for the years ended December 31, 1996, 1995 and 1994, respectively.

5.      RETIREMENT BENEFITS

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

        Pension costs for the years ended December 31, 1996, 1995 and 1994 included the following components:

                                       1996      1995      1994
                                      ------    ------    ------
Service cost -- benefits earned
 during the period................   $ 3,200   $ 2,214   $ 2,382
Interest cost on projected
 benefit obligation...............     4,112     2,908     2,874
Actual return on assets...........    (8,509)   (8,172)    1,621
Net amortization and deferral.....     4,997     5,407    (4,177)
                                     -------   -------   -------
 Net periodic pension cost........     3,800     2,357     2,700
Contributions to multiemployer
 plan, defined contribution
 plans and other..................     3,538     2,780     2,495
                                     -------   -------   -------
  Total pension costs.............   $ 7,338   $ 5,137   $ 5,195
                                     =======   =======   =======
 Assumptions used in accounting for pension costs at
December 31, were:

Assumed discount rate ............      7.50%     7.25%     8.50%
Assumed rate of
 compensation increase
 for salaried plans...............      4.0 %     4.0 %     4.0 %
Expected rate of return on
 plan assets......................      9.0 %     8.0 %     8.0 %


        The funded status of the defined benefit plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 are presented below:

                                                        U.S. PLANS              NON-U.S.
                                                      ------------              --------
                                                      ASSETS     ACCUMULATED  ACCUMULATED
                                                      EXCEED      BENEFITS     BENEFITS
                                                   ACCUMULATED     EXCEED       EXCEED
                                                     BENEFITS      ASSETS       ASSETS
                                                   -----------    -------      -------
DECEMBER 31, 1996

Actuarial present value of benefit obligations
 Vested benefit obligation......................... $34,543      $ 9,722      $ 8,471
                                                    =======      =======      =======
 Accumulated benefit obligation.................... $37,871      $10,395      $ 8,504
                                                    =======      =======      =======
Projected benefit obligation....................... $44,433      $10,522      $ 8,892
Plan assets at fair value (1)......................  43,807        4,816        4,196
                                                    -------      -------      -------
Projected benefit obligation
 in excess of plan assets..........................    (626)      (5,706)      (4,696)
Prior service cost not yet recognized..............   3,217          572
Unrecognized net obligaton at
 date of transition (2)............................  (1,071)         691
Unrecognized net (gain) loss.......................  (1,741)       1,594         (365)
                                                    -------      -------      -------
 Pension liability................................. $  (221)     $(2,849)     $(5,061)
                                                    =======      =======      =======


DECEMBER 31, 1995

Actuarial present value of benefit obligations
 Vested benefit obligation......................... $24,539      $ 8,685      $ 8,017
                                                    =======      =======      =======
 Accumulated benefit obligation.................... $26,279      $ 9,407      $ 8,017
                                                    =======      =======      =======
Projected benefit obligation....................... $37,413      $ 9,719      $ 8,315
Plan assets at fair value (1)......................  37,967        3,644        3,286
                                                    -------      -------      -------
Projected benefit obligation less than
 (in excess of) plan assets........................     554       (6,075)      (5,029)
Prior service cost not yet recognized..............   2,101          433
Unrecognized net obligaton at
 date of transition (2)............................  (1,292)         720
Unrecognized net (gain) loss.......................    (659)       2,253         (326)
                                                    -------      -------      -------
 Pension liability................................. $   704      $(2,669)     $(5,355)
                                                    =======      =======      =======



(1) Primarily listed stocks and publicly traded fixed income securities.

(2) Amortized by plan over the greater of the average remaining service period of the employee workforce of 15 years.

6.      POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

        The Company provides health care and life insurance benefits to certain retired employees, their covered dependents and beneficiaries. The Company provides for the estimated cost of such retiree benefit payments during the employee's active service period.

Net periodic postretirement expense for 1996, 1995 and 1994 includes the following components:

                                         1996      1995   1994
                                         ----      ----   ----
Service cost -- benefits earned
 during the period..................... $ 310     $ 264   $341
Interest cost on accumulated
 postretirement benefit obligation        528       582    655
Net amortization and deferral..........  (272)     (260)   (66)
                                        -----     -----   ----
 Total cost............................  (566)    $ 586   $930
                                        =====     =====   ====


        The Company's postretirement benefit plans are not funded. The accumulated postretirement benefit obligation (APBO) of the plans at December 31, 1996 and 1995 is as follows:

                                         1996     1995
                                        -------  -------
Retirees............................... $ 2,595  $ 3,069
Fully eligible active participants.....     651      797
Other active participants..............   5,123    4,974
                                        -------  -------
 Total APBO............................   8,369    8,840
Unrecognized gain......................   1,838    1,149
                                        -------  -------
 Accrued postretirement
  health care costs.................... $10,207  $ 9,989
                                        =======  =======


        For measurement purposes, a 12% annual rate of increase in the cost of covered health care benefits was assumed for 1996, gradually declining to 6% by the year 2008 and remaining at that level thereafter. The health care trend rate assumption has a significant effect on the amount of the obligation and the net periodic cost reported. An increase or decrease of the trend rate of 1% would change the accumulated postretirement benefit obligation as of December 31, 1996 by $1.2 million and the net periodic cost for this year by $.1 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1996 and 7.25% in 1995.

7. LONG-TERM DEBT

        Long-term debt at December 31, 1996 and 1995 consisted of the following:


                                        1996      1995
                                      --------  --------
Bank revolving credit facilities,
  including accrued interest........  $196,709  $131,184
9-3/4% Senior Subordinated Notes....    75,000    75,000
                                      --------  --------
  Long-term debt....................  $271,709  $206,184
                                      ========  ========

        In July 1996 the Company entered into a multicurrency amended and restated domestic bank revolving credit facility (the "U.S. Agreement") increasing the maximum availability to $250 million and improving the interest rate structure. The availability under the U.S. Agreement declines in stages commencing July 1, 1999, to $200 million at July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. At December 31, 1996, $160.1 million of the maximum availability was being used, including a Netherlands guilder borrowing of 82.0 million ($47.1 million). Interest on the outstanding borrowings under the U.S. Agreement is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 50 basis points per annum. The weighted average interest rate on outstanding borrowings under the U.S. Agreement was 6.0% at December 31, 1996. A facility fee equal to 15 basis points per annum is payable quarterly on the entire $250 million available under the U.S. Agreement. In July 1996 IDEX borrowed $133 million under the U.S. Agreement to finance the acquisition of the Fluid Management (see Note 13). In September 1996 the Company entered into a $10 million demand line of credit expiring on June 1, 1997, for short-term borrowing requirements at the bank agent's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 1996, there were no borrowings under this short-term line of credit.

                                                                [IDEX LOGO]

        A DM 52.5 million ($34.1 million) credit facility (the "German Agreement"), entered into by Lukas Hydraulik GmbH KG and guaranteed by IDEX, declines in stages commencing November 1, 1997, to DM 31.3 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at the date. At December 31, 1996, DM 50.0 million ($32.5 million) was being used. Interest is payable quarterly on the outstanding balance at LIBOR plus 100 basis points per annum.

        Total long-term debt outstanding at December 31, 1996 and 1995 includes $4.2 million and $3.2 million, respectively, of accrued interest as interest is generally paid through borrowings under the U.S. Agreement.

        Borrowings under the U.S. Agreement are guaranteed jointly and severally by certain of the Company's subsidiaries and secured by a pledge of their stock and intercompany notes.

        The Company's $75 million of Senior Subordinated Notes ("Notes") due 2002 are jointly and severally guaranteed by certain of the Company's subsidiaries and are subordinated to the U.S. Agreement. Interest is payable semiannually at the rate of 9-3/4% per annum. The Notes are payable in annual installments of $18.75 million commencing in 2000 and are redeemable at various premiums by the Company commencing in 1997. At December 31, 1996, the fair market value of the Notes is approximately $78 million based on the quoted market price.

        The U.S. Agreement and the Indenture for the Notes permit the payment of cash dividends only to the extent that no default exists under such agreements and limit the amount of such dividends in accordance with specified formulas. At December 31, 1996, cash available for dividends on common stock for 1997 is limited to approximately $54.3 million under the most restrictive of these provisions.

8. CONTINGENCIES

        The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimates of its liability for these matters.

9. COMMON AND PREFERRED STOCK

        On December 19, 1996, the Company's Board of Directors authorized a three-for-two common stock split to be effected in the form of a 50% stock dividend payable on January 31 1997, to shareholders of record on January 15, 1997. Par value of common stock remained at $.01 per share. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value for the additional shares arising from the split. All references in the financial statements to number of shares, per share amounts and market prices of the Company's common stock have been restated.

        At December 31, 1996 and 1995, the Company had five million shares of preferred stock authorized but unissued.

10. STOCK OPTIONS

        The Company has stock option plans providing for the grant of options to purchase common shares to outside directors, executives and certain key employees using the intrinsic value method. Accordingly, no compensation cost has been recognized. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which the Company adopted in 1996. The Company retained the intrinsic value method of accounting for stock based compensation expense with certain additional disclosures as allowed by the statement. Had compensation cost been determined using the fair value method the Company's net income and earnings per common share (EPS) would have been as follows:

                                1996     1995
                               -------  -------
Net income      As reported    $50,198  $45,325
                Pro forma       49,312   45,022
Primary EPS     As reported       1.69     1.53
                Pro forma         1.66     1.52


        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1996 and 1995, respectively: dividend yield of 1.7% and 1.86%; volatility of 28.6% and 29.7%; risk-free interest rates of 6.2% and 6.9%; and expected lives of 5-1/2 years.

        The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant options for up to five million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant and generally expire 10 years from the date of grant. The following table summarizes option activity under the plans:



                                                                     Weighted
                                                          Number      Average
                                                            of      Option Price
                                                          Options    Per Share
                                                        ---------   ----------
Outstanding at December 31,1993                         1,316,280     $ 7.18
 Granted........................................          437,738      16.57
 Exercised......................................          (39,434)      3.37
 Forfeited .....................................          (87,120)     12.40
                                                        ---------
Outstanding at December 31, 1994                        1,627,464       9.52
 Granted........................................          336,600      20.08
 Exercised......................................          (77,461)     10.45
 Forfeited .....................................          (31,995)     14.51
                                                        ---------
Outstanding at December 31, 1995                        1,854,608      11.27
 Granted........................................          442,875      25.56
 Exercised......................................         (116,891)      6.32
 Forfeited .....................................          (45,900)     20.63
                                                        ---------
Outstanding at December 31, 1996................        2,134,692      14.27
                                                        ==========
Exercisable at December 31, 1994................          625,606       3.50
                                                        ==========
Exercisable at December 31, 1995................          786,576       5.59
                                                        ==========
Exercisable at December 31, 1996................          953,482       8.38
                                                        ==========

The following table summarizes information about options outstanding at December 31, 1996:

                  Options Outstanding          Options Exercisable
          ----------------------------------  ----------------------
                        Weighted
                         Average    Weighted                Weighted
Range of                Remaining    Average                 Average
Exercise     Number      Life of    Exercise    Number      Exercise
 Prices    Outstanding  Contract      Price   Exercisable     Price
---------  -----------  ---------   --------  ------------  --------
$ 0 to  7    447,014    1.7 years   $ 1.26    447,014       $ 1.26

  8 to 19    962,835    6.6 years    13.56    437,978        13.75

 20 to 28    724,843    8.9 years    23.25     68,490        20.50
           ---------                          -------
$ 0 to 28  2,134,692    6.4 years   $14.27    953,482       $ 8.38
           =========                          =======

11. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

        IDEX consists of two business segments: Fluid Handling and Industrial Products. No single customer accounted for more than 2% of consolidated sales.

        Segment information for the years ended December 31, 1996, 1995 and 1994 is presented under "Management's Discussion and Analysis of Financial Condition and Results of Operations.

        Information about the Company's operations in different geographical regions for the years ended December 31, 1996, 1995 and 1994 is shown below. The Company's primary areas of operation outside the U.S. include North America, Europe and the Far East.

                                  1996        1995        1994
                                --------    --------    --------
Sales

 North America................  $426,747    $401,654    $342,695
 Europe.......................   130,042      80,415      52,323
 Other........................     5,762       5,267       4,484
                                --------    --------    --------
   Total......................  $562,551    $487,336    $399,502
                                ========    ========    ========
Income from operations

 North America................  $ 77,134    $ 73,724    $ 57,125
 Europe.......................    20,296      11,528       7,434
 Other........................       875         986         979
                                --------    --------    --------
   Total......................  $ 98,305    $ 86,238    $ 65,538
                                ========    ========    ========
Identifiable assets

 North America................  $415,854    $357,393    $315,219
 Europe.......................   160,161     106,457      53,580
 Other........................     7,758       2,272       2,297
                                --------    --------    --------
   Total......................  $583,773    $466,122    $371,096
                                ========    ========    ========



        Export sales from the U.S. for the years ended December 31, 1996, 1995 and 1994 were to the following geographical areas:


                       1996        1995        1994
                     --------    --------    --------
North America....... $ 22,055    $ 20,537    $ 21,911
South America.......   13,627       8,947       6,009
Europe..............   12,358      10,339       8,068
Far East............   21,928      21,952      12,347
Other...............   17,950      15,247      15,413
                     --------    --------    --------
  Total............. $ 87,918    $ 72,022    $ 63,748
                     ========    ========    ========


12. INCOME TAXES

Pretax income for the years ended December 31, 1996, 1995 and 1994 was taxed under the following jurisdictions:


                          1996     1995     1994
                        -------- -------- --------
Domestic............... $ 59,104 $ 56,969 $ 45,263
Foreign................   19,750   14,074    7,253
                        -------- -------- --------
  Total................ $ 78,854 $ 71,043 $ 52,516
                        ======== ======== ========


        The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 was as follows:

Current
  U.S. ................ $ 17,657 $ 19,369 $ 13,007
  State and local......    1,398    1,326      841
  Foreign..............    4,127    2,726    2,550
                        -------- -------- --------
   Total current.......   23,182   23,421   16,398
                        -------- -------- --------

Deferred
  U.S. ................    2,884      438    2,579
  State and local......      125     (189)     537
  Foreign..............    2,465    2,048     (608)
                        -------- -------- --------
   Total deferred......    5,474    2,297    2,508
                        -------- -------- --------
   Total provision for
     income taxes...... $ 28,656 $ 25,718 $ 18,906
                        ======== ======== ========


        Deferred (prepaid) income taxes result from the following:

                          1996     1995     1994
                        -------- -------- --------
Employee and retiree
 benefit plans.........  $  147  $  228   $   61
Depreciation and
 amortization..........   1,195     474    1,284
Inventories............     699    (607)     636
Allowances and accruals   4,053   1,785     (262)
Financing..............    (100)    (86)   1,041
Other..................    (520)    503     (252)
                        -------- -------- --------
  Total deferred
   tax provision         $5,474  $ 2,297  $ 2,508
                        ======== ======== ========

                                                                [IDEX LOGO]

        Deferred tax assets (liabilities) comprise the following at December 31, 1996 and 1995:

                                          1996            1995
                                        -------         --------
Employee and retiree
  benefit plans........................ $  6,769        $  6,839
Depreciation and amortization..........  (10,284)         (9,089)
Inventories............................     (536)           (170)
Allowances and accruals................    5,970           8,898
Financing..............................     (312)           (412)
Other..................................     (330)           (832)
                                        --------        --------
  Total................................ $  1,277        $  5,234
                                        ========        ========


The consolidated balance sheets at December 31, 1996
and 1995 include current deferred tax assets of $4,835 and $7,045, respectively, classified as "Deferred taxes" and noncurrent deferred tax liabilities of $3,558 and $1,811, respectively, included in "Other noncurrent liabilities."

The total income tax provision differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                         1996            1995            1994
                                        ------          -------         ------
Pretax income.......................    $78,854         $71,043         $52,516
                                        =======         =======         =======
Income tax provision:
  Computed amount
   at statutory rate
   of 35%...........................    $27,599         $24,865         $18,381
Foreign sales
  corporation.......................     (1,091)           (918)           (657)
Amortization of cost
  in excess of net
  assets acquired...................        932             904             670
State and local
  income tax........................      1,523           1,137           1,378
Other-net ..........................       (307)           (270)           (866)
                                        -------         -------         -------
  Total income tax
   provision........................    $28,656         $25,718         $18,906
                                        =======         =======         =======



No provision has been made for U.S. or additional foreign taxes on $12.8 million of undistributed earnings of foreign subsidiaries which are permanently reinvested. It is not practical to estimate the amount of additional tax which might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any aditional U.S. tax and offset any additional foreign tax.

13. ACQUISITION OF FLUID MANAGEMENT LIMITED PARTNERSHIP

        On July 29, 1996, IDEX purchased substantially all of the net operating assets of Fluid Management Limited Partnership ("FMLP"), a leading worldwide manufacturer of dispensing and mixing equipment for paints, coatings, inks, colorants and dyes. The $135 million purchase price was financed through a borrowing under the U.S. Agreement and the issuance of 113,550 shares of IDEX common stock. The excess of the purchase price over the fair market value of net assets acquired of approximately $101.5 million is being amortized over 30 years. The acquisition has been accounted for by the purchase method of accounting.

        The unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1995, reflecting the allocation of the purchase price an related financing of the transactions would have been as follows, assuming that the FMLP acquisition had occurred at the beginning of each of the respective periods.

                                  1996            1995
                                --------        --------
Net sales.....................  $610,862        $572,954
Net income....................    51,048          47,235
Primary EPS...................      1.71            1.59



FMLP's financial performance for the period January 1 to July 29, 1996, prior to the acquisition was adversely affected by volume-related profit declines in Europe and startup costs associated with major new product introductions.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following is a summary of the unaudited quarterly results of operations for the years ended ecember 31, 1996 and 1995:

                                                                 QUARTER
                                        ------------------------------------------------------
                                        FIRST           SECOND            THIRD         FOURTH
                                        -----           ------            -----         ------
DECEMBER 31, 1996
Net Sales...........................    $133,886        $131,169        $140,864        $156,632
Gross profit........................      51,664          51,053          54,368          59,069
Income from
  operations........................      23,416          23,737          23,746          27,406
Net income..........................      12,214          12,662          11,829          13,494
Earnings per
  common share......................    $    .41        $    .43        $    .40        $    .45
Weighted average
  shares outstanding................      29,726          29,735          29,735          29,711


DECEMBER 31, 1995
Net Sales...........................    $116,580        $127,203        $116,807        $126,746
Gross profit........................      45,073          49,173          44,897          48,878
Income from
  operations........................      20,474          23,147          20,369          22,248
Net income..........................      10,762          12,319          10,681          11,563
Earnings per
  common share......................    $    .37        $    .42        $    .36        $    .39
Weighted average
  shares outstanding................      29,436          29,552          29,762          29,750



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

        We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1996 and 1995 and the related statements of consolidated operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

[SIGNATURE OF Deloitte & Touche LLP]

Deloitte & Touche LLP

Chicago, Illinois
January 21, 1997



MANAGEMENT REPORT

        IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

        Management also is responsible for maintaining a system of internal accounting controls with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal controls is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal controls as of December 31, 1996 is effective and adequate to accomplish the above described objectives.


[SIGNATURE OF Donald N. Boyce]

Donald N. Boyce
Chairman of the Board, President and Chief Executive Officer


[SIGNATURE OF Frank J. Hansen]

Frank J. Hansen
Senior Vice President--Operations and Chief Operating Officer


[SIGNATURE OF Wayne P. Sayatovic]

Wayne P. Sayatovic
Senior Vice President--Finance, Chief Financial Officer and Secretary

Northbrook, Illinois
January 21, 1997

BUSINESS UNITS                                                  [IDEX LOGO]


       [PHOTO]               BAND-IT-IDEX, INC.
                             4799 Dahlia St.
                             Denver, CO 80216
                             (303) 320-4555

                             P. PETER MERKEL, JR.
                             President
                             Age: 63
                             Years of Service: 24


       [PHOTO]               CORKEN, INC.
                             3805 N.W. 36th St.
                             Oklahoma City,
                              OK 73112
                             (405) 946-5576

                             JEFFREY L. HOHMAN
                             President
                             Age: 43
                             Years of Service: 6


       [PHOTO]               FLUID MANAGEMENT, INC.
                             1023 South Wheeling Rd.
                             Wheeling, IL 60090
                             (847) 537-0880

                             DAVID T. WINDMULLER
                             President
                             Age: 39
                             Years of Service: 16


       [PHOTO]               FLUID MANAGEMENT
                             EUROPE B.V.
                             Hub Van Doorneweg 31
                             2171 KZ Sassenheim
                             Netherlands
                             31-252-230604

                             LEENDERT HELLENBERG
                             President-
                              Europe & Asia
                             Age: 51
                             Years of Service: 12


       [PHOTO]               HALE PRODUCTS, INC.
                             700 Spring Mill Ave.
                             Conshohocken, PA 19428
                             (610) 825-6300


                             WADE H. ROBERTS, JR.
                             President
                             Age: 50
                             Years of Service: 6

--------------------------------------------------------------------------------

       [PHOTO]               LUBRIQUIP, INC.
                             18901 Cranwood Pkwy.
                             Warrensville Heights,
                              OH 44128
                             (216) 581-2000


                             MARK W. BAKER
                             President
                             Age: 48
                             Years of Service: 18

       [PHOTO]               MICROPUMP, INC.
                             1402 N.E. 136th Ave.
                             Vancouver, WA 98684
                             (306) 253-2008

                             JAMES R. FLUHARTY
                             President
                             Age: 53
                             Years of Service: 6


       [PHOTO]               PULSAFEEDER, INC.
                             2883 Brighton-
                              Henrietta Town Line Rd.
                             Rochester, NY 14623
                             (716) 292-8000


                             RODNEY L. USHER
                             President
                             Age: 51
                             Years of Service: 16

       [PHOTO]               SIGNFIX LIMITED
                             Bath Rd., Upper Langford
                             Bristol BS18 7DJ
                              England
                             44(0)1934 852888

                             ROGER N. GIBBINS
                             Managing Director
                             Age: 51
                             Years of Service: 12

--------------------------------------------------------------------------------

       [PHOTO]               STRIPPIT, INC.
                             12975 Clarence
                              Center Rd.
                             Akron, NY 14001
                             (716) 542-4511

                             JOHN P. SNOW
                             President
                             Age: 52
                             Years of Service: 20

       [PHOTO]               VIBRATECH, INC.
                             11980 Walden Ave.
                             Alden, NY 14004
                             (716) 937-6600


                             RALPH N. YORIO
                             President
                             Age: 50
                             Years of Service: 10


       [PHOTO]               VIKING PUMP, INC.
                             406 State St.
                             Cedar Falls, IA 50613
                             (319) 266-1741

                             JOHN L. MCMURRAY
                             President
                             Age: 46
                             Years of Service: 4

       [PHOTO]               WARREN RUPP, INC.
                             800 North Main St.
                             Mansfield, OH 44902
                             (419) 524-8388

                             JEFFREY F. FEHR
                             President
                             Age: 45
                             Years of Service: 5



NOTE: Years of service includes periods prior to acquisition by IDEX.

CORPORATE OFFICERS AND DIRECTORS




  [PHOTO]





From Left to Right:  Wade H. Roberts, Jr., Douglas C. Lennox, P. Peter Merkel,
  Jr., Mark W. Baker, Donald N. Boyce, Frank J. Hansen, Wayne P. Sayatovic, Clinton L. Kooman, Jerry N. Derck




CORPORATE OFFICERS

DONALD N. BOYCE
Chairman of the Board,
 President and Chief
 Executive Officer
Age: 58
Years of Service: 27

FRANK J. HANSEN
Senior Vice President -
 Operations and Chief
 Operating Officer
Age: 55
Years of Service: 21

WAYNE P. SAYATOVIC
Senior Vice President -
 Finance,Chief Financial
 Officer and Secretary
Age: 50
Years of Service: 24



MARK W. BAKER
Vice President -
 Group Executive
Age: 48
Years of Service: 18


JERRY N. DERCK
Vice President -
 Human Resources
Age: 49
Years of Service: 4


P. PETER MERKEL, Jr.
Vice President -
 Group Executive
Age: 63
Years of Service: 24



WADE H. ROBERTS, JR.
Vice President -
 Group Executive
Age: 50
Years of Service: 6


CLINTON L. KOOMAN
Controller
Age: 53
Years of Service: 32


DOUGLAS C. LENNOX
Treasurer
Age: 44
Years of Service: 17

Member of:
+ Executive Committee
* Audit Committee
# Compensation Committee
NOTE: Years of service for
corporate officers includes
periods prior to acquisition.




DIRECTORS

DONALD N. BOYCE +
Chairman of the Board,
 President and Chief
 Executive Officer
IDEX Corporation
Northbrook, Illinois
Age: 58
Years of Service: 9

RICHARD E. HEATH
Partner
Hodgson, Russ, Andrews,
 Woods & Goodyear
Buffalo, New York
Age: 66
Years of Service: 8

HENRY R. KRAVIS
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 52
Years of Service: 9

WILLIAM H. LUERS *#
President
Metropolitan Museum of Art
New York, New York
Age: 67
Years of Service: 8

PAUL E. RAETHER
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 50
Years of Service: 9

CLIFTON S. ROBBINS +
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 38
Years of Service: 9

GEORGE R. ROBERTS
General Partner
Kohlberg Kravis Roberts & Co.
San Francisco, California
Age: 53
Years of Service: 9

NEIL A. SPRINGER *#
Managing Director
Springer Souder & Assoc. L.L.C.
Chicago, Illinois
Age: 58
Years of Service: 7

MICHAEL T. TOKARZ +
General Partner
Kohlberg Kravis Roberts & Co.
New York, New York
Age: 47
Years of Service: 9

                                                                    [IDEX LOGO]

SHAREHOLDER INFORMATION



CORPORATE EXECUTIVE
OFFICES
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070

INVESTOR INFORMATION
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President - Finance, Chief Financial Officer and Secretary. News releases and other background information are available at no charge by calling 1-800-758-5804, ext. 110769 for fax service, or under http://www.prnewswire.com on the Internet.

REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers or address changes should be directed to:
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 461-2288

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

DIVIDEND POLICY

IDEX increased the quarterly dividend on its common stock beginning January 31, 1997 to $.12 per post-split share per calendar quarter, up 12.5% from last year's dividend. The declaration of future dividends is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Notes 7 and 9 of the Notes to Consolidated Financial Statements.

STOCK MARKET INFORMATION

IDEX common stock was held by 1,305 shareholders at December 31, 1996, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.

FORM 10-K
Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX.

ANNUAL MEETING
The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 25, 1997 at 10:00 a.m. in the Shareholders Room of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697.

                                STOCK HISTORY
                           QUARTERLY CLOSING PRICES
                                 [BAR GRAPH]

                                1989     7.5
                                1990    4.75
                                1991     7.5
                                1992    10.5
                                1993   15.88
                                1994   18.75
                                1995   27.13


                             FIRST      SECOND     THIRD        FOURTH
QUARTERLY STOCK PRICE        QUARTER    QUARTER    QUARTER      QUARTER
1996    High                 27 5/8     27 3/8     26 1/8       26 3/4
        Low                  24 1/4     25         19 7/8       22
        Close                25 7/8     25 3/8     22 1/8       26 5/8

1995    High                 20 5/8     23 1/8     29 1/2       28 7/8
        Low                  18 3/8     19 1/8     22 3/8       24 3/8
        Close                19 7/8     22 3/8     23 7/8       27 1/8




                                 [IDEX LOGO]

                               IDEX CORPORATION
                               630 Dundee Road
                          Northbrook, Illinois 60062