Form 10-K405, Exhibit 13
period 1997-12-31
IDEX CORP /DE/
filed 1998-02-06
CIK 832101

IDEX Corporation manufactures an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the globe. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins.

     Among the factors in the success equation at IDEX are emphasis on the worth of our people, fleetfootedness, ethical business conduct, continuing new product development, superior customer service, top-quality products, market share growth, international expansion, and above-average shareholder returns. The IDEX acronym stands for -- and the essence of IDEX is -- Innovation, Diversity, and EXcellence. IDEX shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol IEX.

Total return to IDEX shareholders since going public in June 1989 has been 400% In the same period the S&P 500 Index has increased 28%.



Shareholders' Letter ....................................................      2
Business Groups .........................................................      4
Business Profile ........................................................      6
Market Leadership .......................................................      8
Product and Process
Innovation ..............................................................     10
Acquisition Strategy ....................................................     12
Historical Data .........................................................     14
Ten Year Growth
History Highlights ......................................................     16
Management's Discussion and Analysis ....................................     17
Financial Statements ....................................................     22
Business Units ..........................................................     35
Corporate Officers
and Directors ...........................................................     36
Shareholder Information .................................................     37

Financial
HIGHLIGHTS
(dollars and share amounts in thousands except per share data)



Years ended December 31,           1997           Change        1996            Change      1995
--------------------------------------------------------------------------------------------------
RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------------------------
Net sales                       $552,163            16%       $474,699           20%      $395,480
==================================================================================================
Operating income                 103,595            18          87,616           17         74,769
==================================================================================================
Interest expense                  18,398             5          17,476           22         14,301
==================================================================================================
Income from
  continuing operations           53,475            20          44,424           13         39,147
==================================================================================================

Net income                        58,626            17          50,198           11         45,325


Financial Position

Working capital                 $119,466            10%      $108,313             5%      $103,091
==================================================================================================
Total assets                     599,193             5        569,745            27        450,077
==================================================================================================
Long-term debt                   258,417            (5)       271,709            32        206,184
==================================================================================================
Shareholders' equity             238,671            22        195,509            30        150,945


Performance
Measures

Percent of net sales:
   Operating income                18.8%                         18.5%                       18.9%
==================================================================================================
   Income from
    continuing operations           9.7                           9.4                         9.9
==================================================================================================
Net income return on
  average assets                   10.0                           9.8                        11.2
==================================================================================================
Debt as a percent of
  capitalization                   52.0                          58.2                        57.7
==================================================================================================
Net income return on
  average shareholders'
  equity                           27.0                          29.0                        33.9


Per Share Data-
Diluted

Income from
  continuing operations        $   1.78            19%        $  1.49            13%    $    1.32
==================================================================================================
Net income                         1.95            15            1.69            10          1.53
==================================================================================================
Cash dividends paid                .480            12            .427            14          .373
==================================================================================================
Shareholders' equity               8.16            21            6.76            29          5.26


Other Data

Employees                         3,326             8%          3,093            15%        2,680
==================================================================================================
Shareholders of record            1,268            (3)          1,305            (4)        1,359
==================================================================================================
Weighted average
  shares outstanding             29,999             1          29,779             1        29,609

* All share and per share data throughout this report have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

* The information presented above for continuing operations excludes the Strippit and Vibratech businesses, which are classified as discontinued operations.



Sales have grown at a 21% compound annual rate since 1992.

Earnings per share have increased at a 22% compound annual rate in the last five years.

Shareholders'
LETTER


To Our Shareholders:

   As we conclude our tenth year of operation, we are pleased to report that IDEX again set new records in sales, net income, and earnings per share in 1997. With this achievement, we have an unbroken string of improvements in net income before extraordinary items since the company was formed in January 1988.

   While financial measures are usually viewed as the primary indicators of success, IDEX also accomplished numerous other objectives in 1997 that aren't apparent in the sales and profit figures. For example, we completed two acquisitions and made substantial progress toward buying a third company during the year; we strengthened our management team; and we positioned the company for further growth with investments in equipment, management information systems, and new product development. We also reached the difficult decision to consider the sale of two business units -- Strippit and Vibratech -- which no longer fit the IDEX profile. This decision has resulted in a restatement of our financial data to exclude these two businesses from the continuing operations results, and a change in our segment reporting. Our new segments are Pump Products and Engineered Equipment.

   In our opinion, IDEX is comprised of an exceptional group of people that performs admirably, thereby benefiting our customers and our shareholders. Recognizing the company's success and its prospects, the Board of Directors in December again increased the dividend on our common shares, this time by 12.5%, from 12 cents per share per quarter to 13-1/2 cents, effective with the January 30, 1998 dividend payment.

Continuing Operations Sales Up 16%; Net Income Up 20%

   Net sales from continuing operations were a record $552 million in 1997, and increased by 16% over the $475 million of 1996. Net income from continuing operations of $53.5 million was also at a new high, and improved by 20% over the $44.4 million reported in 1996, while earnings per share from continuing operations at $1.78 were up 29 cents from the $1.49 earned last year. Including Strippit and Vibratech, 1997 sales totaled $636 million (up 13% from 1996), net income was $58.6 million (up 17%), and earnings per share reached $1.95 (up 26 cents from $1.69).

   Even though the strong dollar and turmoil in Asian markets hampered our ability to reach international growth targets, sales in our continuing base businesses were up by 3%. Inclusion of results of acquired companies provided 14% of our revenue growth, while foreign currency had a negative 1% effect. Sales from continuing operations to customers outside of the United States represented 44% of total sales, up slightly from 43% in 1996. Our operating profit margins, which have always been well above average for an industrial company, amounted to 18.8% in 1997 as compared with 18.5% last year, even though margins in recently acquired companies are not up to those of our base businesses. Yet margins in all of the acquired businesses have improved since they were brought into the IDEX family of companies. Those improvements stem from financial discipline and sharing best practices from business to business.

Two Acquisitions Completed in 1997; A Third in January of 1998

     During the year, we completed two acquisitions and we made significant progress in reaching an agreement for a third. Each of the acquisitions meets all of our rigid criteria, fitting the IDEX profile very well.

   In April, we acquired Blagdon Pump, a United Kingdom-based manufacturer of air-operated diaphragm pumps with particular strength in Europe and the Far East. Blagdon's sales are in the $8 million range, and we paid approximately
$12 million for this business. We will continue to market its products under the Blagdon name, but it is being operated as part of our Warren Rupp business unit.

   In December, we acquired Knight Equipment, a California-based manufacturer of dispensing equipment, pumps and controls for the commercial laundry and dishwashing markets, as well as for industrial maintenance and chemical injection applications. Knight's annual sales are approximately $25 million, and the purchase price of this business was approximately $38 million. Knight has operations in California, Georgia, Australia, Canada, England, and the Netherlands. Its products are marketed under the Knight name, and it is being operated as a part of our Pulsafeeder business unit.

   On January 7, 1998, we entered into an agreement to acquire Gast Manufacturing of Benton Harbor, Michigan, and the transaction closed on January 21, 1998. Gast is a leading producer of air-moving products including vacuum pumps, air motors, vacuum generators, regenerative blowers and fractional horsepower compressors. It also has operations in the United Kingdom. Gast has sales of approximately $105 million, and the purchase price of the business was about $120 million. Gast will be in our Pump Products Group.

Decision to Consider Strategic Alternatives for Two Business Units

   While it is always difficult to consider selling good businesses, we reached a decision to do just that in December. Our Strippit and Vibratech businesses were among the six companies acquired by IDEX in 1988, and were a part of the predecessor company for many years. Unfortunately, they no longer fit the IDEX profile well because they differ from our other businesses in product technology, methods of distribution and markets served, and they tend to be more sensitive to business cycles. It is expected that proceeds from the probable sale of these businesses will enable us to further develop the company in areas of principal focus.

Management Development

   Recognizing the contributions of the individuals involved and to position the company for future growth, several new officer appointments were made in 1997. Frank J. Hansen, who has been our Senior Vice President - Operations since 1994, was named President and Chief Operating Officer and a member of the Board of Directors as of January 1, 1998. He joined our Viking Pump business unit in 1975, and became President of Viking in 1989. Mr. Hansen assumed the President title from Donald N. Boyce, who remains Chairman and Chief Executive Officer. Other officer appointments were:

   David T. Windmuller, who most recently served as President of our Fluid Management unit and previously was President of Viking Pump, was named Vice President - Operations as of January 1, 1998.

   James R. Fluharty was named Vice President - Corporate Marketing in May 1997. He was previously President of our Micropump business unit and Executive Vice President of Viking Pump, and now also serves as President of our Fluid Management business unit.

   Rodney L. Usher was named a Vice President - Group Executive in June 1997. He has served as President of our Pulsafeeder business unit since 1994 (a position he still holds), and was President of our Warren Rupp unit from 1987 to 1994.

   Dennis L. Metcalf, previously Corporate Director of Business Development since 1991, was named Vice President - Corporate Development in May 1997. Earlier, he was with our Band-It and Viking Pump business units.

Internal Development

   Again in 1997, about one-fourth of sales resulted from products redesigned or introduced within the preceding four years. Among the items introduced last year were a new line of state-of-the-art composite pumps by Warren Rupp; a mechanically actuated diaphragm pump and peristaltic metering pumps by Pulsafeeder; a new stainless steel industrial pump from Corken; a line of miniature dual piston pumps at Micropump; an injection-type lubrication system at Lubriquip; new banding devices and installation tools at Band-It; and several new dispenser models at Fluid Management.

   We believe we sustained our hefty market positions within the U.S., and we expanded our international presence to garner market share in other regions of the world.

   The IDEX management team believes that we must always strive to find a better way, and change is a constant in our businesses. We aim to be the best in product design, quality and service, and we usually command a slight price premium for our products.


10 Years of Progress

   Since the company was formed 10 years ago, including the results of discontinued operations, our total sales have grown at a 14% compound annual growth rate and our earnings per share have grown at a compound annual rate of 21%. Similarly, in the past five years our continuing operations sales have grown at a 21% compound annual rate, and earnings per share have grown at a 22% compound annual rate. We have made 13 acquisitions in the past 10 years. Recently acquired companies are being integrated very well, and earlier acquisitions have been successfully integrated and are contributing nicely to our bottom line.

   Had one invested $100 in IDEX stock at the time of our initial public offering in June 1989, by December 31, 1997, that investment would be worth $569. The same $100 investment in the S&P 500 would have been worth $381. While IDEX is still a mid-sized company, it is one with a well above average history of performance.

The Outlook For Tomorrow

   IDEX is a company whose very name embodies its principles -- Innovation, Diversity, and EXcellence. We have the desire to improve our already excellent operations even further, and we will use our strong cash flow to buy more good companies and make them even better by sharing ideas that work and avoiding those that don't. We operate in a highly ethical manner and don't abide by "iffy" practices. We stress quality, and we have leading market positions with healthy operating margins. We serve a wide range of customers in a diversity of markets throughout the world.

   These characteristics have propelled our growth thus far, and we're convinced they will result in even more growth tomorrow. We believe 1998 will be another very good year for IDEX, and that the years beyond are filled with opportunity. We thank our shareholders, our customers, our Board, our employees, and our suppliers for their support, and we trust that all of our constituents share in our optimism for the future of IDEX.

From left to right:
Donald N. Boyce,
Frank J. Hansen

Donald N. Boyce
Chairman and Chief Executive Officer

Frank J. Hansen
President and Chief Operating Officer

January 20, 1998

Pump Products
GROUP

CORKEN

GAST MANUFACTURING

MICROPUMP

PULSAFEEDER

VIKING PUMP

WARREN RUPP



Johnson (Viking) SQ super clean rotary lobe pump

   IDEX's Pump Products Group is comprised of six business units that design, produce and distribute a wide range of engineered industrial pumps and related controls for process applications such as chemicals, foods, paints, inks, lubricants and fuels, as well as for water treatment, medical applications, and production operations. These pumps are special purpose devices such as rotary gear, vane or lobe pumps, diaphragm and peristaltic metering pumps, miniature magnetically and electromagnetically driven pumps, air-operated double-diaphragm pumps, and vacuum pumps.

   The Pump Products Group accounted for 48% of sales and 54% of profits in 1997. With the acquisition of Gast Manufacturing Corporation in January 1998, the contribution of the Pump Products Group to overall results is expected to increase in the year ahead. Sales to customers outside the U.S. represented 36% of the Group's shipments.

Warren Rupp SandPIPER(R) air-operated double-diaphragm pump

An LP gas distribution center with Corken pumps and compressors

                                     SALES

[ ] 48% Pump Products

[ ] 52% Engineered Equipment

Engineered Equipment
GROUP

BAND-IT

FLUID MANAGEMENT

HALE PRODUCTS

LUBRIQUIP

                                     PROFITS

Band-It smooth inside diameter clamps and installation tools



[ ] 54% Pump Products


[ ] 46% Engineered Equipment

   IDEX's Engineered Equipment Group includes four businesses that design, produce and distribute proprietary equipment that may combine pumps or other devices into products for industrial, commercial and safety applications. These products and devices are used in a variety of industries, including paints and coatings, fire and rescue, transportation equipment and non-electrical machinery.


   The Engineered Equipment Group accounted for 52% of sales and 46% of profits in 1997, and sales to customers outside the U.S. represented 52% of the Group's shipments.

Lubriquip's Trabon(R) Lubrication System Pump Package

Colorant dispensing mechanism in a Fluid Management machine

Business
PROFILE




                    CORKEN                             GAST                                        MICROPUMP
                                                       MANUFACTURING
-----------------------------------------------------------------------------------------------------------------------------------
Product          Small horsepower compressors, vane    Vacuum pumps, air motors, vacuum           Small, precision-engineered,
offering         and turbine pumps, and valves.        generators, regenerative blowers and       magnetically and electro-
                                                       fractional horsepower compressors.         magnetically driven centrifugal
                                                                                                  and rotary gear pumps.
-----------------------------------------------------------------------------------------------------------------------------------

Brand            Corken(R), Coro-Flo(R),               Gast(R), Regenair(R),                      Micropump(R), Delta
names            Coro-Vane(R)                          Smart-Air(R),Roc-R(R)
-----------------------------------------------------------------------------------------------------------------------------------
Markets          Liquefied petroleum gas (LPG),        Environmental, medical, food               Chemical processing, refining,
served           oil and gas, petrochemical,           processing, business machines              laboratory, medical, printing,
                 environmental, health care and        and office equipment,graphic arts,         electronics, pulp and paper,
                 general industrial                    industrial manufacturing, and              water treatment and textiles.
                                                       paint mixing machinery.
-----------------------------------------------------------------------------------------------------------------------------------
Product          Products used for transfer of         Air motors for industrial equipment        Pumps and fluid management systems
applications     LPG, alternative fuels and            applications, and vacuum pumps and         for low-flow abrasive and
                 other gases and liquids.              fractional horsepower compressors for      corrosive applications such
                                                       specialty pneumatic applications that      as inks, dyes, solvents,
                                                       require a quiet, clean source of           chemicals, petrochemicals,
                                                       moderate vacuum or pressure.               acids and chlorides.

-----------------------------------------------------------------------------------------------------------------------------------
Competitive      Market leader for pumps and           A leading manufacturer of air-moving       Market leader in corrosion
strengths        compressors used in LPG distribution  products with an estimated one-third U.S.  resistant, magnetically and
                 facilities with an estimated 50%      market share in air motors, low and medium electro-magnetically driven
                 U.S. market share.                    range vacuum pumps, vacuum generators,     miniature pump technology with an
                                                       regenerative blowers and fractional        estimated 40% U.S. market share
                                                       horsepower compressors.
-----------------------------------------------------------------------------------------------------------------------------------
International    45% of sales outside the U.S.         20% of sales outside the U.S.              45% of sales outside the U.S.
sales
-----------------------------------------------------------------------------------------------------------------------------------
Examples         New stainless steel vane pump         Extended line of miniature diaphragm       New patented dual piston pump
of recently      for industrial applications,          vacuum pumps and fractional horsepower     for clinical and analytical
introduced       transport LPG pump, and a new         compressors for instrumentation and        instrumentation, and a new rotary
products         oil-free compressor for toxic gases.  medical applications.                      gear pump for industrial chemical
                                                                                                  dispensing.
-----------------------------------------------------------------------------------------------------------------------------------
Manufacturing    Oklahoma City, Oklahoma               Benton Harbor, Michigan                    Vancouver, Washington
locations                                              Bridgman, Michigan                         St. Neots, England
                                                       High Wycombe, England
-----------------------------------------------------------------------------------------------------------------------------------



                    PULSAFEEDER                        VIKING PUMP                                 WARREN RUPP

-----------------------------------------------------------------------------------------------------------------------------------
Product          Metering pumps, special purpose       Positive displacement rotary               Double-diaphragm pumps, both
offering         rotary pumps, peristaltic pumps,      gear, lobe and metering pumps              air-operated and motor-driven,
                 electronic controls and dispensing    and related electronic controls.           and accessories.
                 equipment.
-----------------------------------------------------------------------------------------------------------------------------------
Brand            Pulsafeeder(R), Knight(R),            Viking Pump(R), Vican(TM),                 Warren Rupp(R), SandPIPER(R),
names            PULSAR(R), PULSAtron(R),              Duralobe(R), Viking Mag Drive(R),          Blagdon(R), Marathon(R),
                 PULSAtrol(R), Chem-Tech, Eco(R),      Johnson Classic(R),                        PoweRupp(R), RuppTech(R)
                 Isochem(R), Mec-O-Matic(R)            Viking Flow Manager(R),
                                                       VI-CORR(R), Johnson On-Line(R)
-----------------------------------------------------------------------------------------------------------------------------------
Markets          Water and wastewater treatment,       Chemical processing, petroleum,            Chemical, paint, food processing,
served           chemical and hydrocarbon processing,  food processing, pulp and paper,           electronics, construction,
                 swimming pool, industrial laundry,    pharmaceutical, biotechnology, paint       industrial maintenance, utilities,
                 commercial dishwashing and industrial and ink, and power generation.             mining and OEM.
                 maintenance.
-----------------------------------------------------------------------------------------------------------------------------------
Product          Pumps, controls and dispensing        Pumps for materials ranging from           Pumps for abrasive and semisolid
applications     equipment for introducing precise     anhydrous ammonia to peanut butter,        materials as well as for
                 amounts of fluids into processes      from thin to highly viscous liquids.       applications where product
                 to manage chemical composition.                                                  degradation is a concern.
-----------------------------------------------------------------------------------------------------------------------------------
Competitive      A leading manufacturer of metering    Largest internal gear pump producer        A leading double-diaphragm pump
strengths        pumps, controls and dispensing        with an estimated 35% share of U.S.        producer offering products in
                 equipment used in water treatment,    rotary gear pump market. Also a            several materials including
                 process applications and warewash     producer of external gear and rotary       composites, stainless steel and
                 institutional applications. Estimated lobe pumps.                                cast iron. Estimated one-third
                 40% U.S. market share.                                                           U.S. market share.
-----------------------------------------------------------------------------------------------------------------------------------
International    25% of sales outside the U.S.         35% of sales outside the U.S.              50% of sales outside the U.S.
sales
-----------------------------------------------------------------------------------------------------------------------------------
Examples         New line of PULSAtron(R)             New enhanced non-contact double            New line of high efficiency
of recently      mechanically actuated diaphragm      seal design utilizing gas barrier          composite air-operated double-
introduced       metering pumps and peristaltic       technology, and self-draining pump         diaphragm pumps for highly
products         metering pumps.                      to minimize product contamination          corrosive applications, and
                                                      in blending applications.                  expanded line of thermoplastic
                                                                                                 diaphragms for SandPIPER(R) pumps.
-----------------------------------------------------------------------------------------------------------------------------------
Manufacturing    Rochester, New York                   Cedar Falls, Iowa                          Mansfield, Ohio
locations        Lake Forest, California               Windsor, Ontario, Canada                   Newcastle, England
                 Punta Gorda, Florida                  Eastbourne, England                        Shannon, Ireland
                 Covington, Georgia                    Shannon, Ireland
                 Enschede, The Netherlands
-----------------------------------------------------------------------------------------------------------------------------------



                 BAND-IT                               FLUID                                        HALE PRODUCTS
                                                       MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------------------
Product          Stainless steel bands, buckles,       Precision-engineered equipment for           Truck-mounted and portable fire
offering         preformed clamps, cable ties,         dispensing, metering and mixing paints,      pumps, and rescue tool systems.
                 installation tools, and modular       coatings, colorants, inks, dyes,
                 sign-mounting systems.                and other liquids and pastes.

-----------------------------------------------------------------------------------------------------------------------------------
Brand            Band-It(R), Signfix(R), Tespa(R)      Fluid Management(R), Harbil(R),              Hale(R), Godiva(R), LUKAS(R),
names                                                  Miller(R), Skandex(R), Blendorama(R),        Hurst(R), Jaws of Life(R),
                                                       Accutinter(R), Eurotinter, Accuview          FoamMaster(R)
-----------------------------------------------------------------------------------------------------------------------------------
Markets          Transportation equipment, oil         Retail and commercial paint stores,          Public and private fire and
served           and gas, industrial maintenance,      home centers, printers, and paint            rescue applications.
                 electronics, electrical, communi-     and ink manufacturers.
                 cations,and traffic and commercial
                 signs.
-----------------------------------------------------------------------------------------------------------------------------------
Product          Clamps and bands for securing hoses,  Fluid management systems for precise         Pumps for water or foam to
applications     signs, signals, pipes, poles,         blending of base paint, tints and            extinguish fires, and rescue
                 electrical lines and numerous other   colorants, and inks and dyes in a            equipment for extricating
                 applications for industrial and       broad range of industries from retail        accident victims.
                 "hold-together" commercial use.       point-of-sale equipment to manufacturing
                                                       systems.
-----------------------------------------------------------------------------------------------------------------------------------
Competitive      World's leading producer of           Industry innovator and worldwide market      World's leading manufacturer of
strengths        high-quality stainless steel bands,   leader in automatic and manually             truck-mounted fire pumps and
                 buckles and clamping products         operated dispensing, metering and            rescue systems with an estimated
                 with an estimated 50% U.S.            mixing equipment. Estimated 50%              worldwide market share in excess
                 market share.                         worldwide market share.                      of 50%
-----------------------------------------------------------------------------------------------------------------------------------
International    60% of sales outside the U.S.         55% of sales outside the U.S.                55% of sales outside the U.S.
sales
-----------------------------------------------------------------------------------------------------------------------------------
Examples         New industrial application tools      Newly designed line of volumetric and        New compressed-air foam system,
of recently      and smooth band self-locking ties.    gravimetric dispensers for retail and        special purpose midship fire
introduced                                             industrial applications. Comprehensive       pumps, and super silent LUKAS(R)
products                                               software for retail paint outlets and        rescue tool power packs.
                                                       printing facilities.
-----------------------------------------------------------------------------------------------------------------------------------
Manufacturing    Denver, Colorado                      Wheeling, Illinois                           Conshohocken, Pennsylvania
locations        Bristol, England                      Sassenheim, The Netherland                   Shelby, North Carolina
                 Staveley, England                     Unanderra, Australia                         St. Joseph, Tennessee
                 Tipton, England                                                                    Warwick, England
                 Singapore                                                                          Erlangen, Germany
-----------------------------------------------------------------------------------------------------------------------------------



                 LUBRIQUIP


--------------------------------------------------------------------------------------------------------------------------------
Product          Centralized oil and grease lubrication
offering         systems, force-feed lubricators,
                 metering devices, related electronic
                 controls and accessories.
--------------------------------------------------------------------------------------------------------------------------------
Brand            Trabon(R), Manzel(R), Kipp(R),
names            OPCO(R), Grease Jockey(R),
                 TrackMaster(R)
--------------------------------------------------------------------------------------------------------------------------------
Markets          Machine tools, transfer machines,
served           conveyors, packaging machinery, transportation
                 equipment, construction machinery,
                 and food processing and paper machinery.
--------------------------------------------------------------------------------------------------------------------------------

Product          Lubrication devices to prolong equipment
applications     life, reduce maintenance costs and
                 increase productivity.
--------------------------------------------------------------------------------------------------------------------------------
Competitive      Market leader in centralized lubrication
strengths        systems serving a broad range of industries.
                 Estimated one-third U.S. market
                 share.
--------------------------------------------------------------------------------------------------------------------------------
International    20% of sales outside the U.S.
sales
--------------------------------------------------------------------------------------------------------------------------------
Examples         New European CE compatible injection-type
of recently      lubrication system, innovative
introduced       microprocessor-based electronic monitors
products         and controllers for machine tool and
                 process applications.
--------------------------------------------------------------------------------------------------------------------------------
Manufacturing    Warrensville Heights, Ohio
locations        McKees Rocks, Pennsylvania
                 Madison, Wisconsin
--------------------------------------------------------------------------------------------------------------------------------

                                                                              7

Pump Products Group

CORKEN

GAST MANUFACTURING

MICROPUMP

PULSAFEEDER

VIKING PUMP

WARREN RUPP



Engineered Equipment Group

BAND-IT

FLUID MANAGEMENT

HALE PRODUCTS

LUBRIQUIP

Market
LEADERSHIP

   IDEX enjoys strong leadership positions in the markets it serves. Each of our business units holds either the number-one market position or has a sizable share as the number-two producer in its niche. On a weighted average basis, we enjoy an estimated 40% share of the markets we serve.

   IDEX achieves these healthy positions by being customer-driven, responding quickly to users' needs with first-quality products of the latest design. We are a fleetfooted organization - nimble and deft - with strong controls, a sense of immediacy, and a will to eliminate unnecessary red tape that slows responsiveness

   A market focus pervades our organization. We want to offer the best overall value in the market. This does not mean the lowest price - but the best proposition for customers considering such factors as service, durability, performance, selection, ease of use, features, productivity, safety, maintenance and long-term costs. As market leaders, we have a rigorous program of market, product and process development, leaving no doubt with our customers that we offer the best value.


Viking magnetically driven rotary gear pump

                                 MARKETS SERVED

[ ] Paints & Coatings

[ ] Non-Electrical Machinery

[ ] Chemical Processing

[ ] Fire & Rescue

[ ] Water Treatment

[ ] Medical Equipment

[ ] Transportation Equipment

[ ] Oil & Refining

[ ] All Other

                             MARKET SHARE LEADERSHIP

[ ] Estimated 40% weighted
    average share of markets served

Micropump magnetically driven gear pump

   Most of our products are sold through well-established industrial distribution networks with technological competence. Where unit volume requirements are higher, we also sell directly to original equipment manufacturers. Our distributors receive extensive training and support, and are our partners in assisting thousands of end-users worldwide with product selection and installation.

   Our market development efforts have taken us into more than 100 countries around the world. International sales have grown from 24% of sales 10 years ago to 44% today, and we expect the pace of international expansion to continue. We share application ideas with agents, distributors and customers, thereby widening the base of industries and customers served. No single industry and no single customer accounts for a major part of our sales.

   IDEX's success hinges on the talent and performance of our people. We have an outstanding team of dedicated employees who follow a strict code of ethics. We want to be a company that people are proud to buy from, sell to, work for, and invest in. By following ethical practices; striving for operational superiority; providing superior quality, state-of-the-art products; selling our wide product range to a broad spectrum of customers and industries; and continuously working with end-users and customers to develop new products, we believe IDEX exemplifies its acronym -- Innovation, Diversity, and Excellence.

                               INTERNATIONAL SALES

[ ] 56% Domestic

[ ] 26% Europe

[ ]  8% Far East & Oceania

[ ] 10% Rest of World

Fluid Management automatic paint colorant dispensing equipment

Product and Process
INNOVATION

   Innovation is the word represented by the first letter of the IDEX name, and it is a key ingredient in our success equation. We support and foster processes that lead to product improvements and new products for our customers. For a number of years, about one-quarter of our sales have come from products that have been redesigned or newly introduced within the preceding four years.

   One in 10 people at IDEX is directly engaged in product or process technology development. However, it is every employee's job to contribute to new product development, so all business disciplines participate in the effort. Multidisciplinary teams work with customers, specifying engineers, end-users, distributors and focus groups to ensure that our products are state-of-the-art, incorporating the latest proven technology, and providing the best overall value to the customer.

Pulsafeeder's new PULSAR(R) series metering pump

New LUKAS(R) rescue tool system

New Warren Rupp SandPIPER(R)
composite pump

   While most of our products are mechanical in nature, they often include electronic control devices, so our engineering processes include the spectrum of technical specialties from mechanical, materials, hydraulics and pneumatics to electrical, electronic and software development.

   Among the many new products introduced by IDEX business units in 1997 were:

   * A new line of high efficiency composite pumps at Warren Rupp,

   * A mechanically actuated diaphragm pump and peristaltic metering pumps by Pulsafeeder,

   * A new stainless steel vane pump for industrial applications at Corken,

   * A new miniature dual piston pump line at Micropump,

   * An injection-type lubrication system at Lubriquip,

   * New banding devices and installation tools at Band-It, and

   * Several new paint pigment dispenser models at Fluid Management.

     Delivering top-quality products has always been a cornerstone of business practice at IDEX. However, in recent years, the internationally recognized ISO 9000 quality system has become the benchmark for quality. We are pleased to say that all of our manufacturing locations (except recently acquired Knight) are certified under the ISO 9000 standards, reinforcing our long-standing manufacturing integrity, and placing us at the forefront with customers who rightfully demand first-class products.

   We have a persistent urge to create new products within IDEX - to leapfrog our own technology - and to stay well ahead of the competition. Our fleet-footed approach helps us bring new products with proven reliability to the market at a rapid pace. IDEX's customers deserve the best and the latest of new product technology.

Micropump's new miniature dual piston pump

                                NEW PRODUCT SALES

From left to right: David T. Windmuller, Vice President - Operations; Vice President - Group Executives: Rodney L. Usher, Wade H. Roberts, Jr., P. Peter Merkel, Jr

[ ] One-quarter of sales
    come from new products

Acquisition
STRATEGY

   IDEX is comprised of companies that manufacture proprietary products with leading positions in niche markets, and those are the type of companies we seek to acquire. Our carefully crafted and rigidly applied acquisition criteria are designed to promote growth in shareholder value rather than growth for growth's sake. We acquire good companies and make them better, rather than trying to make sick companies well.

   Since 1989, we have completed 12 strategic acquisitions, each fitting the IDEX mold and now contributing strongly to our bottom line. Two of those acquisitions were completed in 1997, and we made significant progress on another, enabling us to add our 13th acquisition in January 1998.




     The acquisitions completed in 1997 were:

   * Blagdon Pump, a United Kingdom-based manufacturer of air-operated diaphragm pumps. This business, acquired in April, has sales of about $8 million, and naturally complements our Warren Rupp business unit. It is now being operated as a part of Warren Rupp, but maintains the Blagdon name on its products in the marketplace.

   * Knight Equipment, a California-based leading manufacturer of pumps and dispensing equipment for industrial laundries, commercial dishwashing, and chemical injection, has annual revenues of about $25 million. This business, which was acquired on December 9, 1997, complements the activities of our Pulsafeeder operation and administratively functions as a part of it.


                          1997 SALES FROM ACQUISITIONS

    Blagdon (Warren Rupp) 1/4" stainless steel double-diaphragm pump

[ ] 19% of sales came from Fluid Management, Blagdon & Knight

                                  1997 REPAIR &
                                REPLACEMENT SALES

     The third acquisition, on which a great deal of work occurred in 1997 but closed in January 1998, is Gast Manufacturing Corporation. Gast is also an "IDEX type" company, and is one of the world's leading manufacturers of air-moving products such as vacuum pumps, air motors, vacuum generators, regenerative blowers, and fractional horsepower compressors with annual sales of about $105 million. Gast will be included in the Pump Products Group.

     Following the acquisition of a company, we immediately implement IDEX's financial control systems and begin the process of sharing the best practices of our business units because there is commonality in the engineering principles, manufacturing methods, distribution channels and business systems in all of our companies. We have the advantage of implementing what works successfully in some locations and avoiding the problems of what doesn't work. This "cross pollination" has resulted in superior customer service and improved margins in our acquired businesses.

     Acquisitions have been an important element of IDEX's success, with a track record that speaks for itself. We will continue to use our very strong cash flow to enhance shareholder value by adding businesses from time to time that meet our strict standards.

[ ] Estimated one-third of sales come from repair & replacement

Knight (Pulsafeeder) injection system with data acquisition capabilities

From left to right: Vice Presidents - Jerry N. Derck (Human Resources), James
R. Fluharty (Corporate Marketing), Dennis L. Metcalf (Corporate
Development)

Gast diaphragm vacuum pump

Sales have grown at a 21% compound annual rate since 1992.

IDEX's operating margins have consistently been well above average for an industrial company.

Aftertax margins for IDEX compare very favorably to those of the average industrial company.

Historical
DATA
(dollars and share amounts in thousands except per share data)


                                                      1997           1996         1995          1994         1993
-------------------------------------------------   ---------     ---------     ---------    ---------    ---------
RESULTS OF OPERATIONS

Net sales .......................................   $ 552,163     $ 474,699     $ 395,480    $ 319,231    $ 239,704
Gross profit ....................................     222,357       187,074       157,677      126,951       96,903
SG&A expenses ...................................     110,588        93,217        78,712       66,743       52,950
Goodwill amortization ...........................       8,174         6,241         4,196        3,025        1,889
Operating income ................................     103,595        87,616        74,769       57,183       42,064
Other income (expense) ..........................        (693)         (696)          524          281          728
Interest expense ................................      18,398        17,476        14,301       11,939        9,168
Provision for income taxes ......................      31,029        25,020        21,845       16,181       11,187
Income from continuing operations ...............      53,475        44,424        39,147       29,344       22,437
Income from discontinued operations .............       5,151         5,774         6,178        4,266        2,889
Extraordinary items .............................          --            --            --           --           --
Net income ......................................      58,626        50,198        45,325       33,610       25,326
Income applicable to common stock ...............      58,626        50,198        45,325       33,610       25,326

FINANCIAL POSITION

Current assets ..................................   $ 197,267     $ 191,599     $ 173,889    $ 140,450    $ 106,864
Current liabilities .............................      77,801        83,286        70,798       58,443       34,038
Working capital .................................     119,466       108,313       103,091       82,007       72,826
Current ratio ...................................         2.5           2.3          2.4          2.4          3.1
Capital expenditures ............................      13,562        11,634         8,181        6,818        6,120
Depreciation and amortization ...................      24,943        21,312        15,277       12,515       10,092
Total assets ....................................     599,193       569,745       450,077      357,980      245,291
Long-term debt ..................................     258,417       271,709       206,184      168,166      117,464
Shareholders' equity ............................     238,671       195,509       150,945      116,305       83,686

PERFORMANCE MEASURES

Percent of net sales
  Gross profit ..................................        40.3%         39.4%         39.9%        39.8%        40.4%
  SG&A expenses .................................        20.0          19.6          19.9         20.9         22.1
  Goodwill amortization .........................         1.5           1.3           1.1           .9           .8
  Operating income ..............................        18.8          18.5          18.9         17.9         17.5
  Income from continuing operations .............         9.7           9.4           9.9          9.2          9.4
Net income return on average assets .............        10.0           9.8          11.2         11.1         10.4
Debt as a percent of capitalization .............        52.0          58.2          57.7         59.1         58.4
Net income return on average
  shareholders' equity...........................        27.0          29.0          33.9         33.6         35.6

PER SHARE DATA

Basic  - income from continuing operations ......   $    1.83     $    1.54    $     1.37    $    1.03    $     .79
       - net income .............................        2.01          1.74          1.58         1.18          .89
Diluted- income from continuing operations ......        1.78          1.49          1.32         1.00          .77
       - net income .............................        1.95          1.69          1.53         1.15          .87
Cash dividends declared .........................        .495          .440          .387         .093           --
Shareholders' equity ............................        8.16          6.76          5.26         4.06         2.93
Stock price- high ...............................    36 11/16        27 5/8        29 1/2       19 1/2           16
           - low ................................      23 1/4        19 7/8        18 3/8       15 1/8        9 3/4
           - close ..............................      34 7/8        26 5/8        27 1/8       18 3/4       15 7/8
Price/earnings ratio at year end ................          18            16            18           16           18

OTHER DATA

Employees .......................................       3,326         3,093         2,680        2,305        1,828
Shareholders of record ..........................       1,268         1,305         1,359        1,388        1,454
Weighted average shares outstanding - basic .....      29,184        28,818        28,662       28,600       28,396
                                    - diluted ...      29,999        29,779        29,609       29,331       28,976
Shares outstanding at year end ..................      29,250        28,926        28,695       28,619       28,580


                                                       1992         1991          1990          1989          1988
-------------------------------------------------   ---------     ---------    ---------     ---------     ---------
RESULTS OF OPERATIONS

Net sales .......................................   $ 215,778     $ 166,724    $ 160,605     $ 148,870     $ 127,048
Gross profit ....................................      88,312        67,845       65,712        60,584        52,171
SG&A expenses ...................................      49,326        34,046       29,930        27,391        23,356
Goodwill amortization ...........................       1,422           525          487           487           453
Operating income ................................      37,564        33,274       35,295        32,706        28,362
Other income (expense) ..........................         602           587          448           951        (1,123)
Interest expense ................................       9,809        10,397       11,795        13,989        14,486
Provision for income taxes ......................       9,763         8,993        9,221         7,964         5,929
Income from continuing operations ...............      18,594        14,471       14,727        11,704         6,824
Income from discontinued operations .............       1,552         1,446          976         3,404         3,830
Extraordinary items .............................      (3,441)        1,214        2,145         2,972         4,583
Net income ......................................      16,705        17,131       17,848        18,080        15,237
Income applicable to common stock ...............      16,705        17,131       17,848        14,857        10,012

FINANCIAL POSITION

Current assets ..................................   $ 107,958     $  68,671    $  68,807     $  66,512     $  59,126
Current liabilities .............................      31,276        25,940       23,852        20,198        18,055
Working capital .................................      76,682        42,731       44,955        46,314        41,071
Current ratio ...................................         3.5          2.6           2.9           3.3       3.3
Capital expenditures ............................       5,657         2,778        4,025         3,146         1,683
Depreciation and amortization ...................       8,758         5,750        4,842         4,641         4,499
Total assets ....................................     240,175       137,349      127,466       124,998       118,266
Long-term debt ..................................     139,827        65,788      103,863       124,942       143,308
Shareholders' equity ............................      58,731        37,112       (4,287)      (23,282)      (84,681)

PERFORMANCE MEASURES

Percent of net sales
  Gross profit ..................................        40.9%         40.7%        40.9%         40.7%         41.1%
  SG&A expenses .................................        22.9          20.4         18.6          18.4          18.4
  Goodwill amortization .........................          .7            .3           .3            .3            .4
  Operating income ..............................        17.4          20.0         22.0          22.0          22.3
  Income from continuing operations .............         8.6           8.7          9.2           7.9           5.4
Net income return on average assets .............         8.9          12.9         14.1          12.2           8.0
Debt as a percent of capitalization .............        70.4          63.9        104.3         122.9         244.4
Net income return on average shareholders' equity        34.9         104.4           --            --            --

PER SHARE DATA

Basic  - income from continuing operations.......   $     .66     $     .57    $     .61     $     .41         $ .10
       - net income..............................         .59           .68          .73           .72           .64
Diluted- income from continuing operations.......         .65           .57          .61           .41           .10
       - net income..............................         .59           .68          .73           .72           .64
Cash dividends declared .........................          --            --           --            --            --
Shareholders' equity ............................        2.07          1.32         (.18)         (.96)        (5.38)
Stock price- high................................      10 5/8         8 7/8        7 3/4         7 1/2            --
           - low.................................       7 3/8         4 1/4        4 5/8         6 1/8            --
           - close...............................      10 5/8         7 3/8        4 3/4         7 1/2            --
Price/earnings ratio at year end ................          15            12            7            13            --
OTHER DATA
Employees .......................................       1,864         1,418        1,367         1,391         1,222
Shareholders of record ..........................       1,551         1,602        1,714         1,820            --
Weighted average shares outstanding - basic......      28,353        25,367       24,309        20,537        15,740
                                    - diluted....      28,389        25,367       24,309        20,537        15,740
Shares outstanding at year end ..................      28,353        28,184       24,303        24,317        15,740


o All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

o The information presented above for continuing operations excludes the Strippit and Vibratech businesses, which are classified as discontinued operations.

Earnings per share have grown at a 22% compound annual rate in the last five years.

IDEX's cash flow coverage of interest expense has improved significantly.

IDEX's balance sheet has strengthened considerably since its first year of operations in 1988.

IDEX Corporation's
TEN YEAR GROWTH HISTORY HIGHLIGHTS

1998

10th Anniversary

o    Gast Manufacturing acquired

1997

o    Knight Equipment acquired (Pulsafeeder)
o    Blagdon Pump acquired (Warren Rupp)
o    3-for-2 Common Stock split

1996

o    Fluid Management acquired
o    National Emerging Growth Award

1995

o    Lukas acquired (Hale)
o    Micropump acquired
o    3-for-2 Common Stock split
o    Dividend on Common Stock instituted

1994

o    Hale Products acquired

1993

o    Signfix acquired (Band-It)

1992

o    Pulsafeeder acquired
o    Viking Pump of Canada acquired (Viking)
o    Johnson Pump acquired (Viking)
o    Senior Subordinated Debt refinanced

1991

o    Additional Offering of Common Stock
o    Corken acquired

1990

1989

o    Initial Public Offering of Common Stock on NYSE
o    KLS acquired (Lubriquip)


1988

o IDEX formed to purchase Band-It, Lubriquip, Strippit, Vibratech, Viking Pump and Warren Rupp

Management's Discussion & Analysis of
FINANCIAL CONDITION & RESULTS OF OPERATIONS

Historical Overview and Outlook

IDEX sells a broad range of proprietary pump products and engineered equipment to a diverse customer base in the United States and internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the United States and other countries where its products are sold, and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capital spending, and overall industrial activity.

IDEX has a history of above-average operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change and inclusion of newly acquired businesses which may have lower margins that usually are further reduced by purchase accounting adjustments.

Orders, net sales, income from continuing operations, net income and earnings per share for 1997 surpassed the levels achieved in all prior years. Backlogs decreased nominally as shipments exceeded incoming orders during 1997, but remained at IDEX's typical operating level of approximately 1 to 1-1/2 months' sales. This customarily low level of backlog improves IDEX's ability to respond quickly to customer needs, but also means that changes in orders are felt quickly in operating results.

The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below. The slow rate of growth in 1996 in the U.S. economy and many other economies in which IDEX sells its products continued during 1997. With a steady incoming order pace, strong market positions, a continuous flow of new and redesigned products, recent acquisitions, and increasing opportunities for expansion worldwide, management believes the outlook for IDEX remains positive. Based on current activity levels and barring unforeseen circumstances, IDEX expects that orders, net sales, income from continuing operations, net income and earnings per share in 1998 will exceed 1997 levels. By stressing new product development; market share growth; international expansion; and operating improvements, particularly in newly acquired businesses; and by adhering to its disciplined approach to acquisitions, management believes IDEX is well positioned to continue profitable growth. The Company is addressing compliance with the year 2000 information processing issue and does not anticipate any significant expense or interruption to its operations.


Cautionary Statement Under The Private Securities Litigation Reform Act

The preceding paragraph and the "Liquidity and Capital Resources" section of this management's discussion and analysis of IDEX's operations contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, capital expenditures, cost reduction, and cash flow and operating improvements, and are indicated by words such as "anticipates", "estimates", "expects", "plans", "should", "will", "management believes", "the Company intends", and similar words or phrases. Such statements are subject to inherent uncertainties and risks which could cause actual results to vary materially from suggested results, including but not limited to the following: levels of industrial activity and economic conditions in the United States and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs typically maintained by the Company; IDEX's ability to integrate and operate acquired businesses, including Gast and Knight, on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; interest rates; utilization of IDEX's capacity and the effect of capacity utilization on costs; labor market conditions and raw material costs; developments with respect to contingencies, such as environmental matters and litigation; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Results of Operations

For the purposes of this discussion and analysis, reference is made to the table on page 19 and the Company's Statements of Consolidated Operations on page 23. In December 1997, IDEX announced its intention to divest its Strippit and Vibratech businesses. Revenues from the discontinued operations amounted to $83.9 million, $87.9 million and $91.9 million for the years ended 1997, 1996 and 1995, respectively. In addition, the Company has realigned its historical presentation of business segments into two new groups: Pump Products and Engineered Equipment.

The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps and related controls for process applications. The Engineered Equipment Group designs, produces and distributes proprietary equipment that may combine pumps or other devices into products for industrial, commercial and safety applications.

The financial statements and the group financial information have been reclassified to reflect Strippit and Vibratech as discontinued operations and IDEX's revised group reporting structure.


Performance in 1997 Compared to 1996

Orders, net sales, income from continuing operations, net income and earnings per share exceeded the levels achieved in all prior years. Incoming orders were 15% higher than in 1996, with recent acquisitions of Fluid Management (July
1996), Blagdon Pump

Management's Discussion & Analysis of
FINANCIAL CONDITION & RESULTS OF OPERATIONS CONT'D



From left to right: Wayne P. Sayatovic (Senior Vice President - Finance, Chief Financial Officer and Secretary), Clinton L. Kooman (Controller), Douglas C. Lennox (Treasurer)

(April 1997) and Knight Equipment (December 1997) contributing the majority of the growth. Orders for the base businesses increased 3% in 1997 compared to 1996.

Net sales for 1997 reached a record $552.2 million and increased $77.5 million or 16% over 1996. Overall base business volume was up about 3% in 1997, with acquisitions accounting for 14%, and foreign currency translation having a negative 1% effect on the Company's sales growth. International sales contributed 44% of the 1997 total, up from 43% last year. The increase in international sales generated approximately 50% of the year-over-year improvement in total sales.

Pump Products Group net sales of $265.9 million in 1997 increased by $20.3 million or 8% from 1996 with approximately two-thirds of the increase occurring in the Company's base businesses and the remaining increase resulting from the recently acquired Blagdon Pump and Knight Equipment businesses. Sales to customers outside the U.S. in 1997 were unchanged from 36% of total in 1996.

Engineered Equipment Group net sales of $288.7 million increased by $58.5 million or 25% compared to 1996 with almost all of the increase resulting from inclusion of Fluid Management for a full year in 1997. Base business sales in 1997 were essentially equal to the prior year with steady demand for this Group's products. Sales to customers outside the U.S. increased to 52% of total Engineered Equipment Group net sales in 1997, up from 51% in 1996 principally due to the inclusion of Fluid Management for a full year in 1997.

Gross profit of $222.4 million in 1997 increased by $35.3 million, or 19% from 1996. Gross profit as a percent of net sales was 40.3% in 1997, up from 39.4% in 1996. The improvement in gross profit margin principally was due to sales volume growth, product mix and product efficiency improvements. Selling, general and administrative expenses increased to $110.6 million in 1997 from $93.2 million in 1996, and as a percent of net sales, increased slightly to 20.0% from 19.6% in 1996. Goodwill amortization increased by 31% to $8.2 million in 1997 from $6.2 million in 1996. As a percent of net sales, goodwill amortization remained flat at about 1% for both years. The year-over-year increases in gross profit; selling, general and administrative expenses; and goodwill amortization are primarily due to the inclusion of Fluid Management for a full year in 1997.

Operating income increased by $16.0 million or 18% to $103.6 million in 1997 from $87.6 million in 1996. Operating margin as a percent of net sales increased to 18.8% in 1997 from 18.5% in 1996. In the Pump Products Group, operating income of $61.4 million and operating margin of 23.1% in 1997 compared to the $55.1 million and 22.4% recorded in 1996. Operating margin improvements resulted primarily from volume-related gains. Operating income of $52.1 million in the Engineered Equipment Group and operating margin of 18.0% in 1997 compared to the totals of $41.0 million and 17.8% achieved in 1996. The increase in operating income for this Group primarily reflected the full year inclusion of Fluid Management in 1997.

Interest expense increased to $18.4 million in 1997 from $17.5 million in 1996 because of the additional long-term debt incurred to complete the acquisitions of Fluid Management, Blagdon Pump and Knight Equipment, partially offset by debt reductions from operating cash flow in 1997.

The provision for income taxes increased to $31.0 million in 1997 from $25.0 million in 1996. The effective tax rate increased to 36.7% in 1997 from 36.0% in 1996 due to the changing mix of international earnings, state taxes, and franchise taxes.

Income from continuing operations of $53.5 million in 1997 was 20% higher than the $44.4 million in 1996. Diluted earnings per share from continuing operations amounted to $1.78 in 1997, an increase of 29 cents per share or 19% from $1.49 achieved in 1996.


Performance in 1996 Compared to 1995

In 1996, orders, net sales, income from continuing operations, net income and earnings per share exceeded the levels achieved in all previous years. Incoming orders were 22% higher than in 1995, with almost all of the increase resulting from the acquisitions of Micropump (May 1995), Lukas (October 1995) and Fluid Management (July 1996). Orders for the base businesses increased 3% in 1996 compared to 1995.

Net sales from continuing operations of $474.7 million for 1996 increased by $79.2 million or 20% over 1995. The inclusion of acquired businesses noted above accounted for substantially all of the volume growth, while sales in the core business units

Company and Business Group Financial Information
(dollars in thousands)

For the years ended December 31, (1)                          1997          1996          1995
-------------------------------------------------------   ----------    ----------    ----------
PUMP PRODUCTS GROUP

Net sales (2) .........................................   $  265,918    $  245,620    $  228,909
Operating income (3) ..................................       61,443        55,129        48,365
Operating margin ......................................         23.1%         22.4%         21.1%
Identifiable assets ...................................   $  237,870    $  183,749    $  195,166
Depreciation and amortization .........................       10,193         9,509         9,023
Capital expenditures ..................................        6,875         5,175         4,901

ENGINEERED EQUIPMENT GROUP

Net sales (2) .........................................   $  288,657    $  230,118    $  167,125
Operating income (3) ..................................       52,062        40,965        34,628
Operating margin ......................................         18.0%         17.8%         20.7%
Identifiable assets ...................................   $  322,493    $  341,016    $  205,838
Depreciation and amortization .........................       14,008        10,957         5,511
Capital expenditures ..................................        6,318         6,425         3,243

COMPANY

Net sales .............................................   $  552,163    $  474,699    $  395,480
Operating income ......................................      103,595        87,616        74,769
Operating margin ......................................         18.8%         18.5%         18.9%
Income before interest expense and income taxes .......   $  102,902    $   86,920    $   75,293
Identifiable assets ...................................      599,193       569,745       450,077
Depreciation and amortization (4) .....................       24,293        20,672        14,653
Capital expenditures ..................................       13,562        11,634         8,181

(1)  Includes acquisition of Micropump (May 2, 1995), Blagdon Pump (April 4,
     1997) and Knight Equipment (December 9, 1997) in the Pump Products Group; and acquisition of Lukas (October 2, 1995) and Fluid Management (July 29,
     1996) in the Engineered Equipment Group.
(2)  Group net sales include intersegment sales.
(3) Group operating income excludes net unallocated corporate operating expenses.
(4)  Excludes amortization of debt issuance expenses.

increased by 2% from 1995. Generally, the Company's Pump Products Group experienced modest growth in net sales. Declines in volume at capital goods-related industries unfavorably affected the year-to-year comparisons of the Engineered Equipment Group net sales. International sales accounted for 43% of the 1996 total, up from 37% in 1995. The increase in international sales accounted for about three-quarters of the year-over-year improvement in total net sales.

Pump Products Group net sales of $245.6 million increased by $16.7 million or 7% from 1995. Base business sales were up about 4%, with the inclusion of Micropump for a full year in 1996 accounting for the remaining sales improvement. Sales to customers outside the U.S. increased to 36% of total Pump Products Group net sales in 1996, up from 34% in 1995 due to the inclusion of recent acquisitions which have a greater international presence.

Engineered Equipment Group net sales of $230.1 million in 1996 increased by $63.0 million or 38% compared to 1995. Inclusion of Fluid Management for a portion of the year, along with Lukas for a full year, accounted for almost all of the sales improvement. Base business sales were down about 1% from the prior year. Sales to customers outside the U.S. were 51% of total Engineered Equipment Group net sales in 1996, up from 42% in 1995 due to the inclusion of recent acquisitions, each of which has a significant international presence, and a stronger demand internationally for products in the Group's core businesses.

Gross profit of $187.1 million in 1996 increased by $29.4 million or 19% from 1995. Gross profit as a percent of net sales was 39.4% in 1996, down slightly from 39.9% in 1995. Selling, general and administrative expenses increased to $93.2 million in 1996 from $78.7 million, but as a percent of net sales, decreased slightly to

Management's Discussion & Analysis of
FINANCIAL CONDITION & RESULTS OF OPERATIONS CONT'D

19.6% from 19.9% in 1995. Goodwill amortization increased by 49% to $6.2 million in 1996 from $4.2 million in 1995. As a percent of net sales, goodwill amortization remained flat at about 1% for both years. The year-over-year increases in gross profit; selling, general and administrative expenses; and goodwill amortization are primarily due to inclusion of Micropump and Lukas for a full year and Fluid Management from its acquisition in July 1996.

Operating income increased by $12.8 million or 17% to $87.6 million in 1996 from $74.8 million in 1995. Operating margin as a percent of net sales decreased to 18.5% in 1996 from 18.9% in 1995. In the Pump Products Group, operating income of $55.1 million and operating margin of 22.4% compared to the $48.4 million and 21.1% recorded in 1995. The slight operating margin improvement resulted primarily from volume-related gains. The Engineered Equipment Group operating income of $41.0 million and operating margin of 17.8% in 1996 compared to the $34.6 million and 20.7% achieved in 1995. The operating margin decline resulted from the inclusion of Fluid Management, whose operating margins were lower than the other business units in the Group and whose operating income was further reduced by purchase accounting adjustments.

Interest expense increased to $17.5 million in 1996 from $14.3 million in 1995 because of the additional borrowing required to complete the Fluid Management acquisition, offset by debt reductions from operating cash flow and a slightly lower interest rate environment in 1996.

The provision for income taxes increased to $25.0 million in 1996 from $21.8 million in 1995. The effective tax rate of 36.0% in 1996 increased slightly from the 35.8% recorded in 1995.

Income from continuing operations of $44.4 million in 1996 was 13% higher than the $39.1 million recorded in 1995. Diluted earnings per share from continuing operations were $1.49 in 1996, an increase of 17 cents per share from $1.32 achieved in 1995.

Liquidity and Capital Resources

At December 31, 1997, IDEX's working capital was $119.5 million and its current ratio was 2.5 to 1. The Company's cash provided by continuing operations increased by $3.9 million in 1997 to $81.6 million. The improvement in cash flow resulted from the following: income from continuing operations increasing $9.1 million; depreciation and amortization adding $3.6 million; and deferred income taxes generating $1.9 million; offset by working capital and other - net declining by $10.7 million. Working capital was well managed in 1997 as receivables generated cash flow of $3.6 million or 5% and inventories provided another $7.7 million or 9%. Both of these improvements occurred during a year when net sales increased by 16%. Decreases in current liabilities and other - net caused a usage of cash of $14.4 million due to reductions in general corporate liabilities. Cash from discontinued operations decreased $6.8 million to $5.7 million principally because of lower operating earnings and a decline in cash generated from working capital in 1997 compared to 1996.

Cash flow provided by operations was more than adequate to fund capital expenditures of $13.6 million, $11.6 million and $8.2 million in 1997, 1996 and 1995, respectively. Generally, capital expenditures were for machinery and equipment which improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

In 1997, the Company acquired Blagdon Pump on April 4 and Knight Equipment on December 9 for an aggregate purchase price of $49.7 million. These acquisitions were accounted for using the purchase method of accounting and were financed through borrowings under the Company's $250 million domestic multi-currency bank revolving credit facility (the "U.S. Credit Facility") and the issuance of notes to the sellers. At December 31, 1997, the notes payable to the seller of Blagdon Pump totaled a U.S. dollar-equivalent $9.8 million, and notes payable to the seller of Knight Equipment amounted to $3.8 million.

At December 31, 1997, the maximum amount available under the U.S. Credit Facility was $250 million, of which $132.5 million was borrowed, including a Netherlands guilder borrowing of NGL 82 million ($40.5 million), which provides an economic hedge against the net investment in Fluid Management's Netherlands operation. The availability under this facility declines in stages commencing July 1, 1999, to $200 million on July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. At December 31, 1997, approximately $102.5 million of the facility was unused. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin. At December 31, 1997, the applicable margin was 25 basis points.

The Company also has a $10 million demand line of credit (the "Short-Term Facility") available for borrowing at the bank agent's reference rate or at an optional rate based on the bank's cost of funds. At December 31, 1997, there was $5 million of borrowing under the Short-Term Facility and the interest rate was 6.375% per annum. To complete the Gast acquisition in January 1998, IDEX and the bank agent amended the Short-Term Facility to provide for a temporary increase to $50 million for up to 60 days, after which time the maximum line of credit returns to $10 million.

On May 23, 1997, the Company's Lukas subsidiary amended the German credit agreement (the "German Facility") reducing the interest rate structure and eliminating certain reductions in availability. At December 31, 1997, the maximum amount available under the German Facility was DM 52.5 million ($29.2 million), of which DM 52.0 million ($28.9 million) was being used. The availability under this facility declines in stages commencing November 1, 1999, to DM 31.3 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at LIBOR plus an applicable margin. At December 31, 1997, the applicable margin was 62.5 basis points.

IDEX believes it will generate sufficient cash flow from operations in 1998 to meet its operating requirements, interest and scheduled amortization payments under both the U.S. Credit Facility and the German Facility, interest and borrowings under the Short-Term Facility, interest and principal payments on the 9.75% Senior Subordinated Notes, approximately $25 million of planned capital expenditures, and approximately $16 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1997, IDEX had borrowed $460 million under the credit agreements and notes to sellers to complete 12 acquisitions. During this same period IDEX generated, principally from operations, cash flow of $370 million to reduce its indebtedness. In the event that suitable businesses are available for acquisition upon terms acceptable to the Company's Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.

The divestiture of the Strippit and Vibratech businesses, which generated approximately $84 million in net sales and approximately $9 million of operating income in 1997, will allow resources formerly allocated to these businesses to be used to develop positions in areas more consistent with the Company's present strategy.

In January 1998, IDEX acquired Gast Manufacturing Corporation for a cash purchase price of approximately $120 million. The acquisition was accounted for using the purchase method of accounting and was financed with borrowings under the U.S. Credit Facility and the Short-Term Facility. Gast, which will be part of the Pump Products Group, had net sales of approximately $105 million in 1997, and is one of the world's leading manufacturers of air-moving products.

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS No. 132 revises current disclosure requirements for employers' pensions and other retiree benefits. These standards are effective for years beginning after December 15, 1997. These standards expand or modify current disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows. The Company is assessing the impact of SFAS No. 131 on its reported segments.

In December 1997 the Securities and Exchange Commission declared effective the Company's shelf registration statement covering the possible future sale of up to $250 million in securities, including senior and subordinated debt securities, common and preferred stock, and warrants. The terms of any such securities would be specified in a prospectus supplement.

IDEX Corporation & Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

As of December 31,                                                                    1997         1996
-------------------------------------------------------------------------------    ---------    ---------
ASSETS

Current assets
  Cash and cash equivalents ....................................................   $  11,771    $   4,730
  Receivables - net ............................................................      80,766       79,130
  Inventories ..................................................................      84,240       84,731
  Net current assets of companies held for disposition .........................      16,200       16,918
  Other current assets .........................................................       4,290        6,090
                                                                                   ---------    ---------
    Total current assets .......................................................     197,267      191,599
Property, plant and equipment - net ............................................      88,628       88,377
Intangible assets - net ........................................................     293,803      272,160
Net noncurrent assets of companies held for disposition ........................      13,089       12,889
Other noncurrent assets ........................................................       6,406        4,720
                                                                                   ---------    ---------
    Total assets ...............................................................   $ 599,193    $ 569,745
                                                                                   =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Trade accounts payable .......................................................   $  34,991    $  34,824
  Dividends payable ............................................................       3,949        3,471
  Accrued expenses .............................................................      38,861       44,991
                                                                                   ---------    ---------
    Total current liabilities ..................................................      77,801       83,286
Long-term debt .................................................................     258,417      271,709
Other noncurrent liabilities ...................................................      24,304       19,241
                                                                                   ---------    ---------
    Total liabilities ..........................................................     360,522      374,236
                                                                                   ---------    ---------

Commitments and contingencies (Note 7)

Shareholders' equity
  Common stock, par value $.01 per share
    Shares authorized 1997 and 1996 - 75,000,000
    Shares issued and outstanding: 1997 - 29,249,608; 1996 - 28,925,867 ........         292          289
  Additional paid-in capital ...................................................      90,506       89,657
  Retained earnings ............................................................     149,403      105,238
  Minimum pension liability adjustment .........................................        (756)          --
  Accumulated translation adjustment ...........................................        (774)         325
                                                                                   ---------    ---------
    Total shareholders' equity .................................................     238,671      195,509
                                                                                   ---------    ---------
    Total liabilities and shareholders' equity .................................   $ 599,193    $ 569,745
                                                                                   =========    =========


See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share amounts)


For the years ended December 31,                              1997          1996          1995
-------------------------------------------------------   ----------    ----------    ----------
Net sales .............................................   $  552,163    $  474,699    $  395,480
Cost of sales .........................................      329,806       287,625       237,803
                                                          ----------    ----------    ----------

Gross profit ..........................................      222,357       187,074       157,677
Selling, general and administrative expenses ..........      110,588        93,217        78,712
Goodwill amortization .................................        8,174         6,241         4,196
                                                          ----------    ----------    ----------

Operating income ......................................      103,595        87,616        74,769
Other income (expense) - net ..........................         (693)         (696)          524
                                                          ----------    ----------    ----------

Income before interest expense and income taxes .......      102,902        86,920        75,293
Interest expense ......................................       18,398        17,476        14,301
                                                          ----------    ----------    ----------

Income before income taxes ............................       84,504        69,444        60,992
Provision for income taxes ............................       31,029        25,020        21,845
                                                          ----------    ----------    ----------

Income from continuing operations .....................       53,475        44,424        39,147
Income from discontinued operations, net of taxes .....        5,151         5,774         6,178
                                                          ----------    ----------    ----------
Net income ............................................   $   58,626    $   50,198    $   45,325
                                                          ==========    ==========    ==========

EARNINGS PER COMMON SHARE - BASIC:

Continuing operations .................................   $     1.83    $     1.54    $     1.37
Discontinued operations ...............................          .18           .20           .21
                                                          ----------    ----------    ----------
Net income ............................................   $     2.01    $     1.74    $     1.58
                                                          ==========    ==========    ==========

EARNINGS PER COMMON SHARE - DILUTED:

Continuing operations .................................   $     1.78    $     1.49    $     1.32
Discontinued operations ...............................          .17           .20           .21
                                                          ----------    ----------    ----------
Net income ............................................   $     1.95    $     1.69    $     1.53
                                                          ==========    ==========    ==========

SHARE DATA:

Weighted average common shares outstanding ............       29,184        28,818        28,662
                                                          ==========    ==========    ==========
Weighted average common shares outstanding
  assuming full dilution ..............................       29,999        29,779        29,609
                                                          ==========    ==========    ==========


See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
(in thousands except share and per share amounts)

                                                                           Minimum
                                                Common Stock               Pension    Accumulated      Total
                                               and Additional Retained    Liability   Translation   Shareholders'
                                              Paid-In Capital Earnings    Adjustment   Adjustment      Equity
--------------------------------------------- --------------- ---------    ----------   ----------   ---------
Balance, December 31, 1994 ..................   $  85,134    $  33,490    $      --    $  (2,319)   $ 116,305

Issuance of 77,461 shares of
  common stock from exercise of
  stock options .............................       1,175                                               1,175

Cash dividends declared - $.387
  per common share outstanding ..............                  (11,086)                               (11,086)

Unrealized translation adjustment ...........                                               (774)        (774)

Net income ..................................                   45,325                                 45,325
                                                ---------    ---------    ---------    ---------    ---------

Balance, December 31, 1995 ..................      86,309       67,729           --       (3,093)     150,945

Issuance of 113,550 shares of
  common stock related to
  an acquisition ............................       2,271                                               2,271

Issuance of 116,891 shares of
  common stock from exercise of
  stock options .............................       1,366                                               1,366

Cash dividends declared - $.440
  per common share outstanding ..............                  (12,689)                               (12,689)

Unrealized translation adjustment ...........                                              3,418        3,418

Net income ..................................                   50,198                                 50,198
                                                ---------    ---------    ---------    ---------    ---------

Balance, December 31, 1996 ..................      89,946      105,238           --          325      195,509

Issuance of 323,741 shares of
  common stock from exercise of
  stock options, net of those
  surrendered ...............................         852                                                 852

Cash dividends declared - $.495
  per common share outstanding ..............                  (14,461)                               (14,461)

Minimum pension liability adjustment ........                                  (756)                     (756)

Unrealized translation adjustment ...........                                             (1,099)      (1,099)

Net income ..................................                   58,626                                 58,626
                                                ---------    ---------    ---------    ---------    ---------

Balance, December 31, 1997 ..................   $  90,798    $ 149,403    $    (756)   $    (774)   $ 238,671
                                                =========    =========    =========    =========    =========


See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)


For the years ended December 31,                                        1997         1996          1995
-----------------------------------------------------------------   ----------    ----------    ----------
Cash flows from operating activities
Income from continuing operations ...............................   $   53,475    $   44,424    $   39,147
Adjustments to reconcile to net cash
  provided by continuing operations:
    Depreciation and amortization ...............................       14,350        12,532         9,240
    Amortization of intangibles .................................        9,943         8,140         5,413
    Amortization of debt issuance expenses ......................          650           640           624
    Deferred income taxes .......................................        6,304         4,385         2,346
    (Increase) decrease in receivables ..........................        3,605        (6,587)       (2,632)
    (Increase) decrease in inventories ..........................        7,659        13,025        (5,811)
    Increase (decrease) in trade accounts payable ...............       (2,216)         (949)          342
    Increase (decrease) in accrued expenses .....................       (8,117)       (2,312)        3,698
    Other - net .................................................       (4,091)        4,390        (1,624)
                                                                    ----------    ----------    ----------
Net cash provided by continuing operations ......................       81,562        77,688        50,743
Net cash provided by discontinued operations ....................        5,669        12,427           118
                                                                    ----------    ----------    ----------
      Net cash flows from operating activities ..................       87,231        90,115        50,861
                                                                    ----------    ----------    ----------

Cash flows from investing activities
    Additions to property, plant and equipment ..................      (13,562)      (11,634)       (8,181)
    Acquisition of businesses (net of cash acquired) ............      (49,744)     (132,584)      (69,760)
                                                                    ----------    ----------    ----------
      Net cash flows from investing activities ..................      (63,306)     (144,218)      (77,941)
                                                                    ----------    ----------    ----------

Cash flows from financing activities
    Dividends paid ..............................................      (13,983)      (12,278)      (10,697)
    Notes issued in connection with acquisitions ................       13,546            --            --
    Borrowings under credit agreements for acquisitions .........       36,198       136,100        69,760
    Net repayments under credit agreements ......................      (51,909)      (71,514)      (31,792)
    Increase (decrease) in accrued interest .....................         (736)          939            50
                                                                    ----------    ----------    ----------
      Net cash flows from financing activities ..................      (16,884)       53,247        27,321
                                                                    ----------    ----------    ----------

Net increase (decrease) in cash .................................        7,041          (856)          241
Cash and cash equivalents at beginning of year ..................        4,730         5,586         5,345
                                                                    ----------    ----------    ----------
Cash and cash equivalents at end of year ........................   $   11,771    $    4,730    $    5,586
                                                                    ==========    ==========    ==========

Supplemental cash flow information:
  Cash paid for -
    Interest ....................................................   $   18,781    $   17,363    $   15,303
    Income taxes ................................................       25,446        23,686        21,425



See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share amounts)


1. Significant Accounting Policies

Business

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of proprietary pump products and engineered equipment sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps and related controls for use in a wide variety of process applications, and proprietary equipment that may combine pumps or other devices into products for industrial, commercial and safety applications. These activities are grouped into two business segments: Pump Products and Engineered Equipment.

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

Revenue Recognition

The Company recognizes revenue from product sales upon shipment. The Company estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported, based on its experience.

Cash Equivalents

For purposes of the Statements of Consolidated Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three or fewer months to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out ("FIFO") basis or the last-in, first-out ("LIFO") basis.

Debt Expenses

Expenses incurred in securing and issuing long-term debt are amortized over the life of the related debt.

Earnings Per Common Share

On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires the disclosure of two earnings per common share computations: basic and diluted. Earnings per common share ("EPS") are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents (diluted) outstanding during the year. Common stock equivalents consist of stock options and have been included in the calculation of weighted average shares outstanding using the treasury stock method. EPS computations for prior years have been restated to reflect this new standard.

The basic weighted average shares reconciles to fully diluted weighted average shares as follows:

                                                      1997     1996     1995
--------------------------------------------------   ------   ------   ------
Basic weighted average
  common shares
  outstanding ....................................   29,184   28,818   28,662
Dilutive effect of
  stock options ..................................      815      961      947
                                                     ------   ------   ------
Weighted average common
  shares outstanding
  assuming full dilution..........................   29,999   29,779   29,609
                                                     ======   ======   ======

Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation generally are as follows:

Land improvements ..........................................   10 to 12 years

Buildings and improvements .................................   3 to 30 years

Machinery and equipment, tooling
  and engineering drawings .................................   3 to 12 years

Office and transportation equipment ........................   3 to 10 years

Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. The cost in excess of net assets acquired is amortized over a period of 30 to 40 years.

The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation or amortization period or to the unamortized balance is warranted. Such evaluation is based on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.

Research and Development Expenditures

Expenditures associated with research and development are expensed in the year incurred and are included in cost of sales. Research and development expenses, which include costs associated with the development of new products and major improvements to existing products, were $6.7 million, $6.0 million and $3.8 million in 1997, 1996 and 1995, respectively.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS No. 132 revises current disclosure requirements for employers' pensions and other retiree benefits. These standards are effective for years beginning after December 15, 1997. These standards expand or modify current disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations and cash flows. The Company is assessing the impact of SFAS No. 131 on its reported segments.

2. Acquisitions

The Company expects to complete the acquisition of Gast Manufacturing Corporation in January 1998, for a cash purchase price of approximately $120 million. The acquisition cost will be financed through borrowings under the Company's bank credit facilities. Gast, headquartered in Benton Harbor, Michigan, is one of the world's leading manufacturers of its type of air-moving products.

In 1997, the Company acquired Blagdon Pump on April 4 and Knight Equipment on December 9 at an aggregate purchase price of $49.7 million with financing provided by borrowings under the Company's U.S. Credit Facility and the issuance of notes to the sellers. Blagdon Pump manufactures air-operated diaphragm pumps and is located in Washington, Tyne & Wear, England. Knight is based in Costa Mesa, California, and is the leading manufacturer of pumps and dispensing equipment for industrial laundries, commercial dishwashing, and chemical metering.

On July 29, 1996, IDEX purchased substantially all of the net operating assets of Fluid Management Limited Partnership, headquartered in Wheeling, Illinois, a leading worldwide manufacturer of dispensing and mixing equipment for paints, coatings, inks, colorants and dyes. The $135 million purchase price was financed through a borrowing under the U.S. Credit Facility and the issuance of 113,550 shares of IDEX common stock.

All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. The excess of the acquisition purchase price over the fair market value of net assets acquired is being amortized on a straight-line basis over periods not exceeding 40 years. The unaudited pro forma consolidated results of operations, including Gast, for the years ended December 31, 1997 and 1996, reflecting the allocation of the purchase price and related financing of the transactions are as follows, assuming that these acquisitions had occurred at the beginning of each of the respective periods.

                                                         1997           1996
--------------------------------------------------   ------------   ------------
Net sales ........................................   $    679,655   $    643,012
Income from continuing operations ................         55,198         46,311
Net income .......................................         60,349         52,085
Basic EPS
  Continuing operations ..........................           1.89           1.61
  Net income .....................................           2.07           1.81
Diluted EPS
  Continuing operations ..........................           1.84           1.56
  Net income .....................................           2.01           1.75

The liabilities assumed in connection with acquisition of businesses that represent noncash investing activities for 1997, 1996 and 1995 were as follows:

                                              1997         1996         1995
----------------------------------------   ---------    ---------    ---------
Fair value of
  assets acquired ......................   $  16,884    $  51,055    $  50,218
Cost in excess of
  net assets acquired ..................      38,599      101,473       34,386
Cash paid ..............................     (49,744)    (132,584)     (69,760)
Common stock issued
  in connection with
  acquisitions .........................                   (2,271)
                                           ---------    ---------    ---------
Liabilities assumed ....................   $   5,739    $  17,673    $  14,844
                                           =========    =========    =========

IDEX Corporation & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

3. Discontinued Operations

In December 1997, the Company announced its intention to divest its Strippit and Vibratech business operations. The consolidated financial statements and related footnotes reflect these businesses as discontinued operations. The revenues from these operations amounted to $83.9 million in 1997, $87.9 million in 1996 and $91.9 million in 1995. Income taxes allocated to these operations were $3.1 million, $3.6 million and $3.9 million for the years 1997, 1996 and 1995, respectively. The assets and liabilities of these operations, consisting primarily of receivables, inventories, property and accounts payable, are classified as net current and net noncurrent assets of companies held for disposition. Interest expense of $0.6 million, $1.5 million, and $1.6 million for the years 1997, 1996 and 1995, respectively, has been allocated to these operations based on their acquisition debt less repayments generated from subsequent operating cash flows that can be specifically attributed to these operations.

4. Common and Preferred Stock

On December 19, 1996, the Company's Board of Directors authorized a three-for-two common stock split effected in the form of a 50% stock dividend payable on January 31, 1997, to shareholders of record on January 15, 1997. Par value of common stock remained at $.01 per share.

At December 31, 1997 and 1996, the Company had five million shares of preferred stock with a par value of $.01 per share authorized but unissued.

5. Balance Sheet Components

The components of inventories as of December 31, 1997 and 1996 were:

                                                       1997      1996
--------------------------------------------------   -------   -------
Raw materials ....................................   $20,841   $16,223
Work in process ..................................    13,647    12,030
Finished goods ...................................    49,752    56,478
                                                     -------   -------
  Total ..........................................   $84,240   $84,731
                                                     =======   =======

Those inventories, which were carried on a LIFO basis, amounted to $65,080 and $62,068 at December 31, 1997 and 1996, respectively. The excess of current cost over LIFO inventory value and the impact on earnings of using the LIFO method are not material.

The components of certain other balance sheet accounts as of December 31, 1997 and 1996 were:

                                                            1997         1996
------------------------------------------------------   ----------   ----------
Receivables
  Customers ..........................................   $   82,293   $   76,813
  Other ..............................................        1,034        4,428
                                                         ----------   ----------
    Total ............................................       83,327       81,241
  Less allowance for doubtful accounts ...............        2,561        2,111
                                                         ----------   ----------
    Receivables - net ................................   $   80,766   $   79,130
                                                         ==========   ==========

Property, plant and equipment, at cost
  Land and improvements ..............................   $    7,184   $    7,127
  Buildings and improvements .........................       45,895       46,684
  Machinery and equipment ............................      112,795      105,137
  Engineering drawings ...............................        3,281        3,291
  Office and transportation equipment ................       22,900       20,572
  Construction in progress ...........................        5,261        1,002
                                                         ----------   ----------
    Total ............................................      197,316      183,813
  Less accumulated depreciation
    and amortization .................................      108,688       95,436
                                                         ----------   ----------
    Property, plant and equipment - net ..............   $   88,628   $   88,377
                                                         ==========   ==========

Intangible assets
  Cost in excess of net assets acquired ..............   $  310,242   $  279,049
  Other ..............................................       22,416       22,611
                                                         ----------   ----------
    Total ............................................      332,658      301,660
  Less accumulated amortization ......................       38,855       29,500
                                                         ----------   ----------
    Intangible assets - net ..........................   $  293,803   $  272,160
                                                         ==========   ==========

Accrued expenses
  Accrued payroll and related items ..................   $   22,426   $   19,123
  Accrued taxes ......................................        4,851        6,149
  Accrued insurance ..................................        3,006        2,959
  Other ..............................................        8,578       16,760
                                                         ----------   ----------
    Total ............................................   $   38,861   $   44,991
                                                         ==========   ==========

Other noncurrent liabilities
  Pension and retiree medical reserves ...............   $   13,722   $   12,157
  Lease obligations ..................................        2,097        2,265
  Other ..............................................        8,485        4,819
                                                         ----------   ----------
    Total ............................................   $   24,304   $   19,241
                                                         ==========   ==========

6. Retirement Benefits

The Company has noncontributory pension plans covering substantially all employees, other than certain bargaining unit employees who participate in a multiemployer pension plan. The defined benefit plans covering salaried employees provide pension benefits that are based on compensation over an employee's full career. The defined benefit plans covering hourly employees and bargaining unit members generally provide benefits of stated amounts for each year of service. The Company's funding policy for these plans is to fund benefits as accrued within the minimum and maximum limitations of the Internal Revenue Code. The defined contribution plans provide for annual contributions to individuals' accounts. The level of the contribution is generally a percent of salary based on age and years of service.

Pension costs for the years ended December 31, 1997, 1996 and 1995 included the following components:

                                                    1997       1996       1995
-----------------------------------------------   -------    -------    -------
Service cost ..................................   $ 2,525    $ 2,438    $ 1,609
Interest cost .................................     3,031      2,808      1,713
Return on assets ..............................    (2,742)    (4,849)    (4,407)
Net amortization and
  deferral ....................................       202      2,789      2,881
                                                  -------    -------    -------
  Net periodic pension cost ...................     3,016      3,186      1,796
Contributions to multiemployer
  plan, defined contribution
  plans and other .............................     4,423      3,265      2,518
                                                  -------    -------    -------
    Total pension costs .......................   $ 7,439    $ 6,451    $ 4,314
                                                  =======    =======    =======

Assumptions used in accounting for pension costs at December 31 were:

Assumed discount rate:
    U.S. plans .............................       7.25%       7.50%       7.25%
    Non-U.S. plans .........................    6.0-7.2%    6.0-9.0%    8.0-9.0%
Assumed rate of
  compensation increase
  for salaried plans:
    U.S. plans .............................        4.0%        4.0%        4.0%
    Non-U.S. plans .........................        5.7%        7.5%        7.5%
Expected rate of return on
  plan assets:
    U.S. plans .............................        9.0%        9.0%        8.0%
    Non-U.S. plans .........................        7.2%        9.0%        9.0%

The funded status of the defined benefit plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996 are presented as follows:

                                                    U.S.Plans           Non-U.S.
                                                --------------------    --------
                                                 Assets   Accumulated  Accumulated
                                                 Exceed     Benefits    Benefits
                                              Accumulated    Exceed      Exceed
                                                Benefits     Assets      Assets
---------------------------------------------   --------    --------    --------
DECEMBER 31, 1997

Actuarial present value of
 benefit obligations
  Vested benefit obligation .................   $ 26,094    $  5,204    $  9,428
                                                ========    ========    ========
  Accumulated benefit
    obligation ..............................   $ 28,841    $  5,204    $  9,464
                                                ========    ========    ========
Projected benefit obligation ................   $ 34,400    $  5,284    $ 10,033
Plan assets at fair value (1) ...............     36,889                   4,970
                                                --------    --------    --------
Projected benefit obligation
  less than (in excess of)
  plan assets ...............................      2,489      (5,284)     (5,063)
Prior service cost not yet
  recognized ................................      1,957         238
Unrecognized transition
  (asset) obligation (2) ....................       (457)        814
Unrecognized net (gain) loss ................     (2,955)      1,261         627
Minimum pension liability ...................                 (2,234)       (170)
                                                --------    --------    --------
  Pension asset (liability) .................   $  1,034    $ (5,205)   $ (4,606)

DECEMBER 31, 1996

Actuarial present value of
 benefit obligations
  Vested benefit obligation .................   $ 19,588    $  6,022    $  8,471
                                                ========    ========    ========
  Accumulated benefit
    obligation ..............................   $ 21,887    $  6,467    $  8,504
                                                ========    ========    ========
Projected benefit obligation ................   $ 27,716    $  6,594    $  8,892
Plan assets at fair value (1) ...............     25,914       1,812       4,196
                                                --------    --------    --------
Projected benefit obligation
  less than (in excess of)
  plan assets ...............................     (1,802)     (4,782)     (4,696)
Prior service cost not yet
  recognized ................................      1,895         358
Unrecognized transition
  (asset) obligation (2) ....................       (551)        902
Unrecognized net (gain) loss ................       (509)      1,294        (365)
                                                --------    --------    --------
  Pension asset (liability) .................   $   (967)   $ (2,228)   $ (5,061)
                                                ========    ========    ========

(1)      Primarily listed stocks and fixed income securities.

(2) Amortized by plan over the greater of the average remaining service period of the employee workforce or 15 years.

IDEX Corporation & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D


7. Commitments and Contingencies

At December 31, 1997, total minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $30.1 million. The minimum rental commitments for each of the next five years are as follows: 1998 - $6.1 million; 1999 - $4.8 million; 2000 - $4.2 million; 2001 - $3.3 million; 2002 - $2.2 million;
thereafter - $9.5 million.

Rental expense totaled $6.7 million, $5.0 million and $4.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.


8. Postretirement Health Care and Life Insurance Benefits

The Company provides health care and life insurance benefits to certain retired employees, their covered dependents, and beneficiaries. The Company provides for the estimated cost of such retiree benefit payments during the employee's active service period.

Net periodic postretirement expense for 1997, 1996 and 1995 included the following components:

                                                      1997      1996      1995
--------------------------------------------------   ------    ------    ------
Service cost .....................................   $  277    $  249    $  203
Interest cost ....................................      395       348       352
Net amortization and
  deferral .......................................      (57)      (63)      (67)
                                                     ------    ------    ------
    Total cost ...................................   $  615    $  534    $  488
                                                     ======    ======    ======

The Company's postretirement health and life insurance benefit plans are not funded. The accumulated postretirement benefit obligation (APBO) of the plans at December 31, 1997 and 1996 was as follows:

                                                            1997        1996
-------------------------------------------------------   --------    --------
Retirees ..............................................   $  1,306    $  1,384
Fully eligible active participants ....................        690         500
Other active participants .............................      4,301       3,480
                                                          --------    --------
  Total APBO ..........................................      6,297       5,364
Unrecognized net gain (loss) ..........................       (530)        (86)
                                                          --------    --------
  Postretirement health care liability ................   $  5,767    $  5,278
                                                          ========    ========


For measurement purposes, a 11.5% annual rate of increase in the cost of covered health care benefits was assumed for 1997, gradually declining to 6% by the year 2008 and remaining at that level thereafter. The health care trend rate assumption has a significant effect on the amount of the obligation and the net periodic cost reported. An increase or decrease of the trend rate of 1% would change the APBO as of December 31, 1997, by $0.9 million and the net periodic cost for this year by $0.1 million. The assumed discount rate used in determining the APBO was 7.25% in 1997 and 7.5% in 1996.

9. Stock Options

The Company has stock option plans providing for the grant of options to purchase common shares to outside directors, executives and certain key employees which are accounted for using the intrinsic value method. Accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method the Company's pro forma net income and diluted EPS would have been as follows:

                                               1997         1996         1995
-----------------------------------------   ----------   ----------   ----------
Net income
  As reported ...........................   $   58,626   $   50,198   $   45,325
  Pro forma .............................       57,063       49,312       45,022
Basic EPS
  As reported ...........................         2.01         1.74         1.58
  Pro forma .............................         1.96         1.71         1.57
Diluted EPS
  As reported ...........................         1.95         1.69         1.53
  Pro forma .............................         1.90         1.66         1.52

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995, respectively: dividend yield of 1.94%, 1.70% and 1.86%; volatility of 28.9%, 28.6% and 29.7%; risk-free interest rates of 6.6%, 6.2% and 6.9%; and expected lives of 5.5 years.

The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to
2.4 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant and generally expire 10 years from the date of grant. The following table summarizes option activity under the plans:

                                                                  Weighted
                                                                  Average
                                                     Number     Option Price
                                                   of Options     Per Share
                                                   ----------    ----------
Outstanding at December 31, 1994 .................  1,627,464    $     9.52
  Granted ........................................    336,600         20.08
  Exercised ......................................    (77,461)        10.45
  Forfeited ......................................    (31,995)        14.51
                                                   ----------
Outstanding at December 31, 1995 .................  1,854,608         11.27
  Granted ........................................    442,875         25.56
  Exercised ......................................   (116,891)         6.32
  Forfeited ......................................    (45,900)        20.63
                                                   ----------
Outstanding at December 31, 1996 .................  2,134,692         14.27
  Granted ........................................    514,250         24.90
  Exercised ......................................   (431,748)         2.36
  Forfeited ......................................    (87,980)        23.47
                                                   ----------
Outstanding at December 31, 1997  ................  2,129,214         18.87
                                                   ==========
Exercisable at December 31, 1995 .................    786,576          5.59
                                                   ==========
Exercisable at December 31, 1996 .................    953,482          8.38
                                                   ==========
Exercisable at December 31, 1997 .................    943,431         14.25
                                                   ==========

The following table summarizes information about options outstanding at December 31, 1997:

                     Options Outstanding          Options Exercisable
             ---------------------------------  -----------------------
                            Weighted
                            Average   Weighted                 Weighted
Range of                   Remaining   Average                 Average
Exercise       Number       Life of   Exercise    Number       Exercise
 Prices      Outstanding    Contract   Price    Exercisable     Price
---------    -----------   ---------  --------  -----------    --------
$ 0 to 10       201,157    3.6 years  $  7.27     201,157      $ 7.27
 11 to 20     1,114,641    6.4 years    16.17     679,841       15.23
 21 to 30       813,416    8.9 years    25.44      62,433       26.14
             ----------                          --------
   Total      2,129,214    7.1 years    18.87     943,431       14.25
             ==========                          ========

10. Long-Term Debt

Long-term debt at December 31, 1997 and 1996 consisted of the following:


                                       1997       1996
---------------------------------------------------------
Bank revolving credit facilities,
  including accrued interest         $169,807   $196,709
9.75% Senior Subordinated Notes        75,000     75,000
Other long-term debt                   13,610
                                     --------   --------
    Total                            $258,417   $271,709
                                     ========   ========

The Company has a $250 million domestic multi-currency bank revolving credit facility (the "U.S. Credit Facility"). The availability under the U.S. Credit Facility declines in stages commencing July 1, 1999, to $200 million at July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. At December 31, 1997, approximately $102.5 million of the facility was unused.

Interest on the outstanding borrowings under the U.S. Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 25 basis points per annum. The weighted average interest rate on outstanding borrowings under the U.S. Credit Facility was 5.75% at December 31, 1997. A facility fee equal to 15 basis points per annum is payable quarterly on the entire amount available under the U.S. Credit Facility.

The Company also has entered into a $10 million demand line of credit (the "Short-Term Facility") expiring on June 1, 1998. Borrowings under the Short-Term Facility are at the bank agent's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 1997, there was $5 million borrowed under the Short-Term Facility and the interest rate was 6.375% per annum. To complete the Gast acquisition in January 1998, IDEX and the bank agent amended the Short-Term Facility to provide a temporary increase to $50 million for up to 60 days, after which time the Short-Term Facility returns to $10 million.

A DM 52.5 million ($29.2 million) credit facility (the "German Facility") declines in stages commencing November 1, 1999, to DM 31.3 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at the date. At December 31, 1997, DM 52.0 million ($28.9 million) was outstanding. Interest is payable quarterly on the outstanding balance at LIBOR plus 62.5 basis points per annum.

Total long-term debt outstanding at December 31, 1997 and 1996 included $3.4 million and $4.2 million, respectively, of accrued interest as interest generally is paid through borrowings under the U.S. Credit Facility.

Borrowings under the U.S. Credit Facility are guaranteed jointly and severally by certain of the Company's subsidiaries and secured by a pledge of their stock and intercompany notes.

The Company's $75 million of Senior Subordinated Notes (the "Sub Notes") due 2002 are jointly and severally guaranteed by certain of the Company's subsidiaries and are subordinated to the U.S. Credit Facility. Interest is payable semiannually at the rate of 9.75% per annum. The Sub Notes are payable in annual installments of $18.75 million commencing in 2000 and are redeemable at various premiums by the Company commencing in 1997. At December 31, 1997, the fair market value of the Sub Notes was approximately $77.7 million based on the quoted market price.

Other long term-debt is comprised of notes issued to the sellers in connection with the acquisitions of Blagdon Pump and Knight Equipment (see Note 2). These notes generally bear interest at rates ranging from 6.0% to 8.0% per annum.

The U.S. Credit Facility and the Indenture for the Sub Notes permit the payment of cash dividends only to the extent that no default

IDEX Corporation & Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

exists under these agreements and limit the amount of cash dividends in accordance with specified formulas. At December 31, 1997, under the most restrictive of these provisions, the Company has available approximately $69.6 million for the payment of cash dividends in 1998.

The Company does not use derivative financial instruments for trading or other speculative purposes. Interest rate swaps, a form of derivative, are used to manage interest rate risk. Currently, the Company has entered into three interest rate swaps, expiring between August 1998 and August 1999, which have effectively converted approximately $60 million of floating rate debt into fixed rate debt at rates ranging from 4.3% to 6.7%.


11. Business Segments and Geographic Information

IDEX consists of two business segments: Pump Products and Engineered Equipment. No single customer accounted for more than 2% of consolidated net sales.

Segment information for the years ended December 31, 1997, 1996 and 1995 is presented in the table titled "Company and Business Group Financial Information" in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Information about the Company's operations in different geographical regions for the years ended December 31, 1997, 1996 and 1995 is shown below. The Company's primary operations are in the U.S. and Europe.

                          1997       1996       1995
---------------------------------------------------------
Sales
  United States ....... $378,343   $335,393   $304,735
  Europe ..............  150,511    125,308     77,183
  Americas (Non-U.S....   14,281      8,236      8,295
  Other ...............    9,028      5,762      5,267
                        --------   --------   --------
    Total ............. $552,163   $474,699   $395,480
                        ========   ========   ========
Operating income
  United States ....... $ 73,374   $ 64,744   $ 61,140
  Europe ..............   26,304     20,211     11,487
  Americas (Non-U.S.)..    1,870      1,715      1,120
  Other ...............    2,047        946      1,022
                        --------   --------   --------
    Total ............. $103,595   $ 87,616   $ 74,769
                        ========   ========   ========

Identifiable assets
  United States ....... $423,988   $393,510   $334,001
  Europe ..............  159,722    159,869    106,108
  Americas (Non-U.S.)..    9,712      8,608      7,696
  Other ...............    5,771      7,758      2,272
                        --------   --------   --------
    Total ............. $599,193   $569,745   $450,077
                        ========   ========   ========

Export sales from the U.S. for the years ended December 31, 1997, 1996 and 1995 were to the following geographical areas:

                            1997       1996       1995
---------------------------------------------------------
North America (Non-U.S.).. $21,048   $15,432   $16,801
South America ............  17,139    12,311     6,393
Far East .................  14,053    16,354    13,503
Europe ...................  10,481    10,029     9,321
Other ....................  14,471    13,659    11,479
                           -------   -------   -------
  Total .................. $77,192   $67,785   $57,497
                           =======   =======   =======

12. Income Taxes

Pretax income for the years ended December 31, 1997, 1996 and 1995 was taxed under the following jurisdictions:


                            1997       1996       1995
---------------------------------------------------------
Domestic..............   $58,748   $49,694   $46,918
Foreign...............    25,756    19,750    14,074
                         -------   -------   -------
  Total...............   $84,504   $69,444   $60,992
                         =======   =======   =======

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 was as follows:

Current
  U.S .................   $ 17,178   $ 15,356   $ 15,813
  State and local .....      1,379      1,152        960
  Foreign .............      6,168      4,127      2,726
                          --------   --------   --------
    Total current .....     24,725     20,635     19,499
                          --------   --------   --------
Deferred
  U.S .................      3,125      1,795        487
  State and local .....        500        125       (189)
  Foreign .............      2,679      2,465      2,048
                          --------   --------   --------
    Total deferred ....      6,304      4,385      2,346
                          --------   --------   --------
    Total provision for
      income taxes ....   $ 31,029   $ 25,020   $ 21,845
                          ========   ========   ========

Deferred (prepaid) income taxes result from the following:

                             1997       1996       1995
---------------------------------------------------------
Employee and retiree
  benefit plans .......   $ 1,481    $  (269)   $   (23)
Depreciation and
  amortization ........     3,536        852        175
Inventories ...........       323        670       (419)
Allowances and accruals     2,103      3,745      2,204
Financing .............      (103)      (100)       (86)
Other .................    (1,036)      (513)       495
                          -------    -------    -------
    Total deferred
      tax provision ...   $ 6,304    $ 4,385    $ 2,346
                          =======    =======    =======

Deferred tax assets (liabilities) relate to the following at December 31, 1997 and 1996:

                                       1997       1996
---------------------------------------------------------
Employee and retiree benefit plans   $  4,030    $  5,085
Depreciation and amortization ....    (12,545)     (8,784)
Inventories ......................     (1,860)     (1,486)
Allowances and accruals ..........      3,738       5,086
Financing ........................       (209)       (312)
Other ............................      1,731         404
                                     --------    --------
  Total ..........................   $ (5,115)   $     (7)
                                     ========    ========

The consolidated balance sheets at December 31, 1997 and 1996 include current deferred tax assets of $2,132 and $4,022, respectively, included in "Other current assets" and noncurrent deferred tax liabilities of $7,247 and $4,029, respectively, included in "Other noncurrent liabilities".

The total income tax provision differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31,1997, 1996 and 1995 were as follows:

                                   1997       1996       1995
-----------------------------------------------------------------
Pretax income ................   $ 84,504    $ 69,444    $ 60,992
                                 ========    ========    ========
Income tax provision:
  Computed amount at
    statutory rate of 35% ....   $ 29,576    $ 24,305    $ 21,347
  Foreign sales
    corporation ..............     (1,113)     (1,091)       (918)
  Amortization of cost
    in excess of net
    assets acquired ..........        941         896         868
  State and local
    income tax (net of federal
tax benefit) .................      1,221         830         501
  Other - net ................        404          80          47
                                 --------    --------    --------
    Total income tax
      provision ..............   $ 31,029    $ 25,020    $ 21,845
                                 ========    ========    ========

No provision has been made for U.S. or additional foreign taxes on $17.9 million of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax which might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

13. Quarterly Results of Operations (unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1997 and 1996:

                    -----------------------------------------
                                Quarter
-------------------------------------------------------------
                     First     Second      Third     Fourth
                    --------   -------    --------   --------
December 31, 1997
Net sales .......   $131,375   $141,976   $141,799   $137,013
Gross profit ....     52,109     57,290     56,988     55,970
Operating
  income ........     23,966     25,966     26,568     27,095
Income from
  continuing
  operations ....     12,101     13,284     13,724     14,366
Net income ......     13,395     14,995     14,484     15,752
Basic EPS:
  Continuing
    operations...   $    .41   $    .46   $    .47   $    .49
  Net income ....        .46        .51        .50        .54
Weighted
  average shares
  outstanding ...     29,178     29,180     29,226     29,247
Diluted EPS:
  Continuing
    operations...   $    .41   $    .44   $    .45   $    .48
  Net income ....        .45        .50        .48        .52
Weighted
  average shares
  outstanding ...     29,809     30,028     30,333     30,210


December 31, 1996
Net sales ......   $109,445   $109,927   $121,065   $134,262
Gross profit ...     43,854     44,172     47,616     51,432
Operating
  income .......     20,504     21,792     21,282     24,038
Income from
  continuing
  operations ...     10,698     11,702     10,462     11,562
Net income .....     12,214     12,662     11,828     13,494
Basic EPS:
  Continuing
    operations..   $    .37   $    .41   $    .36   $    .40
  Net income ...        .43        .44        .41        .47
Weighted
  average shares
  outstanding ..     28,709     28,761     28,902     28,917
Diluted EPS:
  Continuing
    operations..   $    .36   $    .39   $    .35   $    .39
  Net income ...        .41        .43        .40        .45
Weighted
  average shares
  outstanding ..     29,726     29,735     29,735     29,711

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1997 and 1996 and the related statements of consolidated operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
January 20, 1998


MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

Management also is responsible for maintaining a system of internal accounting controls with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal controls is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal controls as of December 31, 1997, is effective and adequate to accomplish the above described objectives.


/s/ DONALD N. BOYCE
Donald N. Boyce
Chairman of the Board and Chief Executive Officer

/s/ FRANK J. HANSEN
Frank J. Hansen
President and Chief Operating Officer


/s/ WAYNE P. SAYATOVIC
Wayne P. Sayatovic
Senior Vice President - Finance, Chief Financial Officer and Secretary

Northbrook, Illinois
January 20, 1998

Business
UNITS

----------------------------------------------------------------------------------------------------------------------------
P. PETER MERKEL, JR.     ROGER N. GIBBINS         STEVEN E. SEMMLER        JAMES R. FLUHARTY        LEENDERT HELLENBERG
Chairman                 President                President                President - Worldwide    President - Europe/Asia
Age: 64                  Age: 52                  Age: 42                  Age: 54                  Age: 52
Years of Service: 25     Years of Service: 13     Years of Service: 18     Years of Service: 7      Years of Service: 13

          BAND-IT-IDEX, INC.                      CORKEN, INC.                       FLUID MANAGEMENT, INC.
  4799 Dahlia St., Denver, CO 80216               3805 N.W. 36th St.       1023 S. Wheeling Rd., Wheeling, IL 60090
          (303) 320-4555                          Oklahoma City,                       (847) 537-0880
                                                    OK 73112
                                                  (405) 946-5576

WARREN E. GAST           WADE H. ROBERTS, JR.     THOMAS L. ANDREWS        JEFFREY L. HOHMAN        RODNEY L. USHER
President                President                President                President                President
Age: 66                  Age: 51                  Age: 50                  Age: 44                  Age: 52
Years of Service: 35     Years of Service: 7      Years of Service: 7      Years of Service: 7      Years of Service: 17

GAST                     HALE PRODUCTS, INC.      LUBRIQUIP, INC.          MICROPUMP, INC.          PULSAFEEDER, INC.
MANUFACTURING, INC.      700 Spring Mill Ave.     18901 Cranwood Pkwy.     1402 N.E. 136th Ave.     2883 Brighton -
2300 Highway M-139       Conshohocken,            Warrensville Heights,    Vancouver,                 Henrietta Town Line Rd.
Benton Harbor, MI 49023    PA 19428                 OH 44128                 WA 98684               Rochester, NY 14623
(616) 926-6171           (610) 825-6300           (216) 581-2000           (360) 253-2008           (716) 292-8000


JOHN P. SNOW             RALPH N. YORIO           JOHN L. MCMURRAY         JEFFERY F. FEHR
President                President                President                President
Age: 53                  Age: 51                  Age: 47                  Age: 46
Years of Service: 21     Years of Service: 11     Years of Service: 5      Years of Service: 6

STRIPPIT, INC.           VIBRATECH, INC.          VIKING PUMP, INC.        WARREN RUPP, INC.        NOTE: Years of
12975 Clarence           11980 Walden Ave.        406 State St.            800 North Main St.       service include periods
  Center Rd.             Alden, NY 14004          Cedar Falls, IA 50613    Mansfield, OH 44902      prior to acquisition
Akron, NY 14001          (716) 937-6600           (319) 266-1741           (419) 524-8388           by IDEX.
(716) 542-4511

Corporate
OFFICERS & DIRECTORS

Corporate Officers                 CLINTON L. KOOMAN                       GEORGE R. ROBERTS
                                   Controller                              Member
DONALD N. BOYCE                    Age: 54                                 Kohlberg Kravis Roberts & Co., L.L.C.
Chairman of the Board and          Years of Service: 33                    San Francisco, California
   Chief Executive Officer                                                 Age: 54
Age: 59                            DOUGLAS C. LENNOX                       Years of Service: 10
Years of Service: 28               Treasurer
                                   Age: 45
                                   Years of Service: 18                    NEIL A. SPRINGER  o o
FRANK J. HANSEN                                                            Managing Director
President and                                                              Springer Souder & Assoc. L.L.C.
   Chief Operating Officer         Directors                               Chicago, Illinois
Age: 56                                                                    Age: 59
Years of Service: 22               DONALD N. BOYCE  o                      Years of Service: 8
                                   Chairman of the Board and
                                      Chief Executive Officer
WAYNE P. SAYATOVIC                 IDEX Corporation                        MICHAEL T. TOKARZ  o
Senior Vice President -            Northbrook, Illinois                    Member
   Finance, Chief Financial        Age: 59                                 Kohlberg Kravis Roberts & Co., L.L.C.
   Officer and Secretary           Years of Service: 10                    New York, New York
Age: 51                                                                    Age: 48
Years of Service: 25               FRANK J. HANSEN                         Years of Service: 10
                                   President and Chief
                                      Operating Officer
JERRY N. DERCK                     IDEX Corporation
Vice President -                   Northbrook, Illinois
   Human Resources                 Age: 56
Age: 50                            Appointed: January 1, 1998              Member of:
Years of Service: 5                                                        [] Executive Committee
                                   RICHARD E. HEATH                        [] Audit Committee
                                   Partner                                 [] Compensation Committee
JAMES R. FLUHARTY                  Hodgson, Russ, Andrews,
Vice President -                      Woods & Goodyear                     NOTE: Years of service for
   Corporate Marketing             Buffalo, New York                       corporate officers includes periods
Age: 54                            Age: 67                                 with predecessor to IDEX.
Years of Service: 7                Years of Service: 9

                                   HENRY R. KRAVIS
P. PETER MERKEL, JR.               Member
Vice President -                   Kohlberg Kravis Roberts & Co., L.L.C.
   Group Executive                 New York, New York
Age: 64                            Age: 53
Years of Service: 25               Years of Service: 10

                                   WILLIAM H. LUERS  o o
DENNIS L. METCALF                  President
Vice President -                   Metropolitan Museum of Art
   Corporate Development           New York, New York
Age: 50                            Age: 68
Years of Service: 24               Years of Service: 9

                                   PAUL E. RAETHER
WADE H. ROBERTS, JR.               Member
Vice President -                   Kohlberg Kravis Roberts & Co., L.L.C.
   Group Executive                 New York, New York
Age: 51                            Age: 51
Years of Service: 7                Years of Service: 10

                                   CLIFTON S. ROBBINS  o
RODNEY L. USHER                    Member
Vice President -                   Kohlberg Kravis Roberts & Co., L.L.C.
   Group Executive                 New York, New York
Age: 52                            Age: 39
Years of Service: 17               Years of Service: 10


DAVID T. WINDMULLER
Vice President -
   Operations
Age: 40
Years of Service: 17

Shareholder
INFORMATION


Corporate Executive Offices

IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070


Investor Information

Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President - Finance, Chief Financial Officer and Secretary. News releases and other background information are available at no charge by calling 1-800-758-5804, ext. 110769 for fax service, or under http:// www.prnewswire.com on the Internet.


Registrar and Transfer Agent

Inquiries about stock transfers or address changes should be directed to:

Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 461-2288


Independent Auditors

Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601


Dividend Policy

IDEX increased the quarterly dividend on its common stock beginning January 30, 1998, to $.135 per share per calendar quarter, up 12.5% from last year's dividend. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See
Note 10 of the Notes to Consolidated Financial Statements.


Stock Market Information

IDEX common stock was held by 1,268 shareholders at December 31, 1997, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.


Form 10-K

Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX.


Annual Meeting

The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 24, 1998 at 10:00 a.m. in the:

     Shareholders Room of Bank of America NT&SA
     231 South LaSalle Street
     Chicago, Illinois 60697



Quarterly Stock Price

                                Quarter
----------------------------------------------------------
                 First     Second      Third     Fourth
                 -----     ------      -----     ------
1997   High      27         34 3/8     35 15/16   36 11/16
       Low       23 1/2     23 1/4     31 7/16    31 9/16
       Close     23 1/2     33         33 3/8     34 7/8

1996   High      27 5/8     27 3/8     26 1/8     26 3/4
       Low       24 1/4     25         19 7/8     22
       Close     25 7/8     25 3/8     22 1/8     26 5/8