Form 10-K405, Exhibit 13
period 1998-12-31
IDEX CORP /DE/
filed 1999-02-05
CIK 832101

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



TABLE OF CONTENTS

Shareholders' Letter............. 2
Business Groups.................. 4
Business Profile................. 6
Product and Process
Innovation....................... 8
Acquisition Strategy............ 10
Market Leadership............... 12                   [graph]
Historical Data................. 14
Management's Discussion
and Analysis.................... 16
Financial Statements............ 22
Business Units.................. 35
Corporate Officers
and Directors................... 36
Shareholder Information......... 37     Total return to IDEX shareholders since
                                        going public in June 1989 has been 307%.
                                        In the same period the S&P 500 Index has increased 389%, and the Russell 2000
                                        Index rose 184%.

Financial Highlights
(in thousands except share and per share amounts)


                                       Years ended December 31,   1998      Change       1997        Change      1996
                                       --------------------------------------------------------------------------------

                                       RESULTS OF
                                       OPERATIONS

                                       Net sales                $640,131       16%     $552,163        16%    $474,699
                                       Operating income          109,543        6       103,595        18       87,616
           [Graph]                     Interest expense           22,359       22        18,398         5       17,476
                                       Income from
                                         continuing operations    54,396        2        53,475        20       44,424
                                       Net income                 62,064        6        58,626        17       50,198
                                       --------------------------------------------------------------------------------

                                       FINANCIAL
                                       POSITION

                                       Working capital          $115,635       (3)%    $119,466        10%    $108,313
                                       Total assets              695,811       16       599,193         5      569,745
                                       Long-term debt            283,410       10       258,417        (5)     271,709
Sales have grown at a 22% compound     Shareholders' equity      286,037       20       238,671        22      195,509
annual rate since 1993.                --------------------------------------------------------------------------------

                                       PERFORMANCE
                                       MEASURES

                                       Percent of net sales
                                         Operating income           17.1%                  18.8%                  18.5%
                                         Income from
                                           continuing operations     8.5                    9.7                    9.4
                                       Net income return on
                                         average assets              9.6                   10.0                    9.8
                                       Debt as a percent of
                                         capitalization             49.8                   52.0                   58.2
                                       Net income return on
           [Graph]                       average shareholders'
                                         equity                     23.7                   27.0                   29.0
                                       --------------------------------------------------------------------------------

                                       PER SHARE DATA-
                                       DILUTED

                                       Income from
                                         continuing operations  $   1.81        2%     $   1.78        19%    $   1.49
                                       Net income                   2.07        6          1.95        15         1.69
                                       Cash dividends paid           .54       13           .48        12          .43
                                       Shareholders' equity         9.71       19          8.16        21         6.76
Diluted earnings per share have        --------------------------------------------------------------------------------
increased at a 19% compound annual
rate in the last five years.           OTHER DATA

                                       Employees at year end       3,803       14%        3,326         8%       3,093
                                       Shareholders at year end    7,700       10         7,000        15        6,100
                                       Weighted average
                                         shares outstanding       30,052        -        29,999         1       29,779
                                       --------------------------------------------------------------------------------

                                       * All share and per share data throughout this report have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in
                                         January 1995 and 1997.

Shareholders' Letter


TO OUR SHAREHOLDERS:
   While worldwide developments in the manufacturing sector of the economy prevented us from doing as well as we expected when the year began, IDEX still set new financial records in 1998. Importantly, your company also made significant strides in a number of areas to enhance future growth opportunities by:

    - acquiring Gast Manufacturing, a leading manufacturer of air-moving devices,

    - introducing a number of new products,

    - making capital investments in production equipment and business systems to accommodate growth,

    - selling two businesses which did not fit our long-term strategy,

    - arranging a new, more attractive $150 million long-term note issue and redeeming $75 million of higher cost debt, and

    - selecting the next generation of senior management of the company.

NEW HIGHS IN SALES AND NET INCOME FROM CONTINUING OPERATIONS

   Net sales reached $640 million and increased by 16% from the $552 million of 1997. Net income from continuing operations was $54.4 million and increased by 2% from $53.5 million in 1997. Diluted earnings per share from continuing operations in 1998 amounted to $1.81 compared with $1.78 in 1997. However, a one-time charge of approximately 3 cents per share was taken in connection with closing a small plant in McKees Rocks, Pennsylvania. Without this charge, income from continuing operations would have been $1.84 per diluted share, a 6 cent per share improvement. We also recorded net income from discontinued operations and a gain on the sale of the Strippit and Vibratech businesses aggregating $10.2 million, or 34 cents per share. These gains were partially offset by a charge of $2.5 million, or 8 cents per share, from prepayment of the $75 million senior subordinated note issue which was replaced by the new $150 million senior note issue at a lower cost. Net income for the year, including the unusual items mentioned, reached $62.1 million or $2.07 per diluted share.
   The turmoil in Asia reduced our business there, and the effects spread to U.S. and other world markets as the year progressed, dampening activity in several of our markets. As a result, all of our growth in sales and earnings in 1998 stemmed from our acquisitions. Without acquisitions, our sales would have been down about 6% from last year.
   International expansion has been a key development strategy for IDEX, and was very beneficial for us until this year. From our formation in 1988 through 1997, international sales rose from 24% of total sales to 44%. In 1998, international sales were 39% of total. This was primarily because of our most recent acquisition, Gast Manufacturing, having only about 20% of its sales outside the U.S., but softer conditions in international markets and the effect of the strong dollar on exports also affected our international activity.
   Operating income margins in 1998 were 17.1% of sales, which is a strong showing for an industrial company. However, margins declined from 18.8% in 1997 because our recent acquisitions have margins that are below the IDEX average. Our base business margins actually remained steady in 1998, despite the sales decline. We have a history of acquiring good companies with

[Graph]
International growth continues to be a key factor in IDEX's success.


[Graph]
Since its formation,
IDEX has continuously achieved significantly higher operating margins than most manufacturers.

[Graph]
IDEX's net income margins exceed those of most manufacturers.

somewhat lower margins than ours, and then working with managements to improve margins and asset utilization. Our process involves strong financial discipline and sharing best practices among business units. Indeed, all of the companies acquired prior to 1997 have better margins today than when they were acquired.
   In reviewing the detailed information in this report, you will see that our operations are now separated into three groups: Pump Products, Dispensing Equipment and Other Engineered Products. This change provides you with further details about the company's operations and complies with the new accounting standard on disclosures about business segments.

DIVIDEND INCREASE AND AUTHORIZATION OF SHARE BUYBACK PROGRAM

   The Board of Directors, after considering the company's prospects, again increased the dividend on our common shares beginning with the January 1999 payment. The new dividend rate is 14 cents per share per calendar quarter, up 4% from the 13-1/2 cents per share paid in 1998.
   In addition, at its October 1998 meeting, the Board authorized the repurchase of up to 1.5 million shares of common stock at market prices or on a negotiated basis. While no share repurchases occurred in 1998, purchases may be made as conditions warrant, with funding for the purchases coming from borrowings under our existing facilities.

GAST MANUFACTURING ACQUIRED
   On January 21, 1998, we acquired Gast Manufacturing of Benton Harbor, Michigan, in a $118 million cash transaction. Gast is a leading manufacturer of air-moving products such as vacuum pumps, air motors, vacuum generators, regenerative blowers and fractional horsepower compressors. It is being operated as a member of our Pump Products Group. This company fits the IDEX profile very well and expands our offering of specialized fluid handling and pump products.

SALE OF TWO BUSINESSES
   During 1998, we divested Strippit and Vibratech, which were among the six businesses acquired from Houdaille Industries when IDEX was formed in 1988. While both businesses were profitable, they no longer fit the IDEX profile because of significant differences in product technology, distribution methods, and markets served. In addition, they tended to be much more cyclical than our other businesses. Proceeds from the sales, aggregating approximately $40 million, were used to reduce debt.

INTERNAL DEVELOPMENT
   We were able to maintain our leading positions in niche markets in 1998 because of our dedication to superior customer service, introduction of a number of new products, intensified marketing efforts, expenditures for production equipment and improved business systems, development of our people, and adherence to a strict code of ethics. Further information on these initiatives is found in other sections of this annual report.

MANAGEMENT TRANSITION
   On December 18, Donald N. Boyce, who has been Chairman and Chief Executive Officer of IDEX since its founding in 1988, and who has been with IDEX and its predecessor since 1969, announced that he plans to retire on March 31, 1999. He will remain Chairman of the Board. Succeeding Mr. Boyce as CEO on April 1, 1999, will be Frank J. Hansen, who was named President and Chief Operating Officer on January 1, 1998, in anticipation of Mr. Boyce's retirement. Mr. Hansen joined the company at its Viking Pump business unit in 1975, was named President of Viking in 1989, and became a corporate officer in 1994. We believe the IDEX management team backing Mr. Hansen is a premier group with an excellent record of success in operating manufacturing businesses.
   In other management changes, P. Peter Merkel, Jr., Chairman of our Band-It-IDEX business unit and an IDEX Vice President - Group Executive with more than 25 years of service, retired in January 1999. We appreciate the many and significant contributions he made to IDEX's successes. John L. McMurray, who has been with Viking Pump for six years and is its President, was named to the added post of IDEX Vice President - Group Executive. Also during the year, Frank
J. Notaro joined us as Vice President - General Counsel and Secretary.

OUTLOOK
   While our record of above-average growth for an industrial company was moderated in 1998 because of conditions in world-wide industrial markets, we believe the company is well positioned for future growth. We have this confidence because IDEX has a strong management team - in depth, a reputation for quality (all of our plants worldwide are certified under ISO 9000 standards), leading market positions with healthy operating margins, a "serve the customer" attitude, adherence to a strong code of ethics, a continuing flow of new products, and sales opportunities in diverse markets not only in the U.S. but worldwide.
   Having achieved strong market positions and high margins, your management team realizes that these advantages will be but temporary unless we continue to strive to better our own records in areas ranging from new product development to market development, and from production efficiencies to systems improvements. We are in a constant state of renewal because we want to be certain that IDEX excels in the future as it has in the past.
   While there are uncertainties in the current outlook for 1999, we believe that, barring unforeseen circumstances, IDEX should again set records in sales, net income and earnings per share. We also believe the coming years are filled with opportunity.
   We express our thanks to our shareholders, customers, employees, vendors and communities in which we operate for their support.








/s/ Donald N. Boyce
   ---------------------------------
   Donald N. Boyce
   Chairman and Chief Executive Officer


/s/ Frank J. Hansen
    ---------------------------------
    Frank J. Hansen
    President and Chief Operating Officer
    January 19, 1999

Business Groups

Pump Products
Corken
Gast Manufacturing
Micropump
Pulsafeeder
Viking Pump
Warren Rupp


[Sales Pi Chart]

59% Pump Products

19% Dispensing Equipment

22% Other Engineered Products


   IDEX's business units are organized into three business groups: Pump Products, Dispensing Equipment and Other Engineered Products. These businesses offer innovative products that exemplify how we gain strength through ideas. Our companies design, manufacture and market proprietary, precision-engineered fluid handling devices and other engineered equipment.

PUMP PRODUCTS
   The six business units in this group manufacture engineered industrial pumps and related controls. These products are used for a wide range of process applications, including moving paints, inks, chemicals, foods, lubricants and fuels, as well as in medical applications, water treatment and industrial production operations.
   Our complementary lines of specialized positive displacement pumps and related products give customers an unparalleled range of choices to meet their needs. They include rotary gear, vane and lobe pumps, vacuum pumps, air-operated diaphragm pumps, miniature magnetically and electromagnetically driven pumps, and diaphragm and peristaltic metering pumps.
   The Pump Products Group accounted for 59% for our sales and 61% of profits in 1998, with 32% of sales shipped to customers outside the United States.

[Picture]
Pulsafeeder metering pump

[Picture]
Warren Rupp high-pressure diaphragm pump


Gast regenerative blower

[Picture]
Corken stainless steel vane pump

DISPENSING EQUIPMENT
   The two business units in this group produce highly engineered equipment for dispensing, metering and mixing tints, colorants, paints, inks and dyes, and centralized lubrication systems. This equipment is used in a wide array of industries around the world, such as paints and coatings, machinery, and transportation equipment.
   The Dispensing Equipment Group contributed 19% of our sales and 19% of profits in 1998, and 46% of the group's sales were to international customers.

OTHER ENGINEERED PRODUCTS
   The two business units in this group manufacture proprietary equipment, including engineered banding and clamping devices, fire fighting pumps and rescue tools. Our products are used in a broad range of industrial and commercial markets, including transportation equipment, oil and gas, electronics, communications, traffic and commercial signs, and fire and rescue. This group represented 22% of our sales and 20% of profits in 1998. Sales to non- U.S. customers amounted to 53% of total group sales.

[Picture]
Fluid Management
paint shaker

[Picture]
Lubriquip Trabon(R)
lubrication
package

[Picture]
Band-It clamp
installation tool

[Picture]
Hurst Jaws of
Life(R) rescue tool

[Photo]
Steve Semmler (left), President of Corken, shows Jim Grigsby III (right) of American Propane Gas Co., their new Coro-Vac(R) cylinder evacuation device.



Dispensing Equipment

FLUID MANAGEMENT
LUBRIQUIP

Other Engineered Products

BAND-IT
HALE PRODUCTS


[Profits Pi Chart]

61% Pump Products

19% Dispensing Equipment

20% Other Engineered Products

Business
Profile

                     CORKEN                  GAST MANUFACTURING               MICROPUMP
 Product       Positive                      Vacuum pumps, air          Small,
offering       displacement rotary           motors, vacuum             precision-engineered,
               vane pumps, single            generators,                magnetically and
               and multistage                regenerative blowers       electromagnetically
               regenerative turbine          and fractional             driven rotary gear,
               pumps, and small              horsepower                 piston and
               horsepower                    compressors.               centrifugal pumps.
               reciprocating piston
               compressors.


               -----------------------------------------------------------------------------------
 Brand         Corken, Coro-Flo,             Gast, Regenair,            Micropump, Delta,
names*         Coro-Vane, Coro-Vac,          Smart-Air, Roc-R           Integral Series
               Sabre




               -----------------------------------------------------------------------------------
Markets        Liquefied petroleum gas       Medical equipment,         Printing machinery,
 served        (LPG), oil and gas,           computers and              medical equipment,
               petrochemical, pulp and       electronics,               chemical processing,
               paper, transportation,        printing machinery,        pharmaceutical, refining,
               marine, food processing       paint mixing               laboratory, electronics,
               and general industrial.       machinery, packaging       pulp and paper, water
                                             machinery, graphic         treatment and textiles.
                                             arts and industrial
                                             manufacturing.


               -----------------------------------------------------------------------------------
     Product   Products used for             Air motors for             Pumps and fluid
applications   transfer and recovery of      industrial equipment       management systems for
               LPG, alternative fuels        applications, and          low-flow abrasive and
               and other gases and           vacuum pumps and           corrosive applications
               liquids.                      fractional                 such as inks, dyes,
                                             horsepower                 solvents, chemicals,
                                             compressors for            petrochemicals, acids and
                                             specialty pneumatic        chlorides.
                                             applications
                                             requiring a quiet,
                                             clean source of
                                             moderate vacuum or
                                             pressure.


               -----------------------------------------------------------------------------------
Competitive    Market leader for pumps       A leading                  Market and technology
  strengths    and compressors used in       manufacturer of            leader in
               LPG distribution              air-moving products        corrosion-resistant,
               facilities with an            with an estimated          magnetically and
               estimated 50% U.S. market     one-third U.S.             electromagnetically
               share.                        market share in air        driven, miniature pump
                                             motors, low and            technology with an
                                             medium range vacuum        estimated 40% U.S. market
                                             pumps, vacuum              share.
                                             generators,
                                             regenerative blowers
                                             and fractional
                                             horsepower
                                             compressors.

               -----------------------------------------------------------------------------------
International  45% of sales outside the      20% of sales outside       50% of sales outside the
        sales  U.S.                          the U.S.                   U.S.




               -----------------------------------------------------------------------------------
Examples of    New Coro-Vac vacuum pump,     New line of rocking        New series of pumps built
   recently    designed in cooperation       piston vacuum pumps        from injection molded
 introduced    with Gast Manufacturing,      and air compressors        stainless steel, new
  products*    for purging air from          for medical and            dual-pumps sharing a
               cylinders and tanks prior     industrial                 common drive, and a new
               to filling with LP gas.       applications.              brushless DC motor used
               New high pressure,            Extended series of         throughout several pump
               two-stage compressor for      miniature diaphragm        series.
               gas and liquid transfer       vacuum pumps for
               and recovery.                 environmental
                                             applications.


               -----------------------------------------------------------------------------------
Manufacturing  Oklahoma City, Oklahoma       Benton Harbor, Michigan    Vancouver, Washington
    locations                                Bridgman, Michigan         St. Neots, England
                                             High Wycombe, England
                                             Swansea, Wales


               *Brand names shown are registered trademarks of IDEX and/or its subsidiaries.

-----------------------------------------------------------------------------------------------------------------------------
       PULSAFEEDER                    VIKING PUMP              WARREN RUPP                 FLUID MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------------
Metering pumps, special            Positive displacement      Double-diaphragm pumps,   Precision-engineered equipment
purpose rotary pumps, peristaltic  rotary gear, lobe and      both air-operated and     for dispensing, metering and
pumps, electronic controls and     metering pumps and         motor-driven, and         mixing paints, coatings, colorants,
dispensing equipment.              related electronic         accessories.              inks, dyes, and other liquids and
                                   controls.                                            pastes.


-----------------------------------------------------------------------------------------------------------------------------

Pulsafeeder, Knight, PULSAR,       Viking, Vican, Duralobe,     Warren Rupp, SandPIPER,   Fluid Management, Harbil, Miller,
PULSAtron, PULSAtrol, Chem-Tech    Viking Mag Drive, Viking     Marathon, PoweRupp,       Blendorama, Tintmaster, Accutinter,
Eco, Isochem, Mec-O-Matic          Flow Manager, Vi-Corr,       RuppTech, Blagdon         Eurotinter, ColorPro, Prisma, EZ Load,
                                   Johnson, Classic, On-                                  GyroMixer
                                   Line, SQ


-----------------------------------------------------------------------------------------------------------------------------

Water and wastewater treatment,    Chemical processing,        Chemical, paint, food      Retail and commercial paint stores,
power generation, pulp and paper,  petroleum food processing,  processing, electronics,   hardware stores, home centers,
chemical and hydrocarbon           pulp and paper,             construction, utilities,   department stores, printers, and paint
processing, swimming pool,         pharmaceutical,             mining and industrial      and ink manufacturers.
industrial and commercial laundry  biotechnology, paints,      maintenance.
and dishwashing.                   plastics, inks and power
                                   generation.

-----------------------------------------------------------------------------------------------------------------------------

Pumps, controls and dispensing     Pumps for transferring       Pumps for abrasive and    Fluid management systems for precise
equipment for introducing precise  and metering thin and        semisolid materials as    blending of base paint, tints and
amounts of fluids into processes   viscous liquids, including   well as for applications  colorants, and inks and dyes in a
to manage water quality and        chemicals, foods, petroleum  where product             broad range of industries from
chemical composition.              products, paints, inks,      degradation is a concern  retail point-of-sale equipment to
                                   coatings, glues and asphalt. or where electricity is   manufacturing systems.
                                                                not available or should
                                                                not be used.


-----------------------------------------------------------------------------------------------------------------------------

A leading manufacturer of          Largest internal gear pump   A leading double-         Industry innovator and worldwide
metering pumps, controls and       producer with an estimated   diaphragm pump producer   market leader in automatic and
dispensing equipment used in       35% share of U.S. rotary     offering products in      manually operated dispensing,
water treatment, process           gear pump market. Also a     several materials         metering and mixing equipment for
applications and warewash          producer of external gear    including composites,     the coating market. Estimated 50%
constitutional applications.       and rotary lobe pumps.       stainless steel and cast  worldwide market share.
Estimated 40% U.S. market share.                                iron. Estimated one-
                                                                quarter U.S. market
                                                                share.


-----------------------------------------------------------------------------------------------------------------------------

30% of sales outside the U.S.      30% of sales outside of      50% of sales outside the  55% of sales outside the U.S.
                                   U.S.                         U.S.


-----------------------------------------------------------------------------------------------------------------------------

An advance cooling tower           A new line of industrial     Stroke counter batch      New high speed EZ Load and GyroMixer
controller offering simplified     lobe pumps for high          control, expanded line    line of paint mixing equipment. New
user interface, and upgraded       pressure/non-shearing        of stainless steel        mini-gravimetric dispenser for
leak detection technology used     applications, and a          hygienic pumps, and new   printing applications, and industrial
throughout the metering pump       sanitary lobe pump for       plastic pump models.      software for management of small to
range.                             loading/unloading food-                                medium batch production operations.
                                   grade liquids from
                                   transport trucks


-----------------------------------------------------------------------------------------------------------------------------

Rochester, New York                Cedar Falls, Iowa            Mansfield, Ohio           Wheeling, Illinois
Lake Forest, California            Windsor, Ontario, Canada     Newcastle, England        Sassenheim, The Netherlands
Punta Gorda, Florida               Eastbourne, England                                    Unanderra, Australia
Covington, Georgia                 Shannon, Ireland
Enschede, The Netherlands

--------------------------------------------------------------------------------------------------------------
       LUBRIQUIP                             BAND-IT                            HALE PRODUCTS
--------------------------------------------------------------------------------------------------------------
Centralized oil and grease         Stainless steel bands, buckles,         Truck-mounted and portable fire
lubrication systems, force-        preformed clamps, cable ties,           pumps, and rescue tool systems.
feed lubricators, metering         installation tools and modular
devices, related electronic        sign-mounting systems.
controls and accessories.



--------------------------------------------------------------------------------------------------------------

Trabon, Manzel, Kipp, OPCO,        Band-It, Signfix, Tespa, Self-Lok,      Hale, Godiva, LUKAS, Hurst Jaws
Grease  Jockey, TrackMaster,       Ultra-Lok, Band-It Jr, Ball-Lok,        of Life, FoamMaster, CAFSMaster,
Spindl-Gard, Injecto-Flo, Mill-    Band-Lok, Infocurve                     Century, Green Cross, Hurst Entry
Gard                                                                       Systems, Typhoon, Qflo, Qmax


--------------------------------------------------------------------------------------------------------------

Machine tools, transfer machines,  Transportation equipment, oil           Public and private fire and
conveyors, packaging machinery,    and gas, industrial maintenance,        rescue applications.
transportation equipment,          electronics, electrical,
construction machinery, and food   communications, aerospace,
processing and paper machinery.    traffic and commercial signs.



--------------------------------------------------------------------------------------------------------------

Lubrication devices to prolong     Clamps and bands for securing hose      Pumps for water or foam to
equipment life, reduce             fittings, signs, signals, pipes,        extinguish fires, and rescue
maintenance costs and increase     poles, electrical lines and numerous    equipment for extricating accident
productivity.                      other "hold-together" applications      victims.
                                   for industrial and commercial use.



--------------------------------------------------------------------------------------------------------------

Market leader in centralized       World's leading producer of high-       World's leading manufacturer
lubrication systems serving a      quality stainless steel bands,          of truck-mounted fire pumps and
broad range of industries.         buckles and clamping systems with       rescue systems with an estimated
Estimated one-third U.S. market    an estimated 50% U.S. market share.     worldwide market share in excess
share.                                                                     of 50%.


--------------------------------------------------------------------------------------------------------------

20% of sales outside the U.S.      60% of sales outside the U.S.           50% of sales outside the U.S.



--------------------------------------------------------------------------------------------------------------

Environmentally friendly self-     New high volume industrial              Newly designed line of compact,
contained Mill-Gard lubrication    application tools, Self-Lok and         efficient Hale midship "muscle
system for the primary metals and  Ball-Lok stainless steel cable ties,    pumps," new "world pumps" in Europe,
paper industries, and state-of-    Band-Lok general purpose clamps, and    new compact compressed air foam
the-art Injecto-Flo piston         Infocurve curved sign systems.          systems for portable firefighting
distribution systems for machine                                           applications, and LUKAS super silent
tools.                                                                     rescue tool power packs.



--------------------------------------------------------------------------------------------------------------

Warrensville Heights, Ohio         Denver, Colorado                        Conshohocken, Pennsylvania
Madison, Wisconsin                 Bristol, England                        Shelby, North Carolina
                                   Staveley, England                       St. Joseph, Tennessee
                                   Tipton, England                         Warwick, England
                                   Singapore                               Erlangen, Germany

Pump Products

CORKEN

GAST MANUFACTURING

MICROPUMP

PULSAFEEDER

VIKING PUMP

WARREN RUPP


Dispensing Equipment

FLUID MANAGEMENT

LUBRIQUIP


Other Engineered Products

BAND-IT

HALE PRODUCTS

Product and Process Innovation

[New Product Sales Pi Chart]

One-quarter of sales come from new products


[Picture]
Micropump metal injection molded mag drive pump

   "Strength
    Through
    Ideas"


   New ideas. Better ideas. Ideas that provide the best overall value for IDEX customers. These are key factors in our strength and success.
   We aim to keep pace with customer needs, exceed their expectations, and stay ahead of the competition by continually improving product and process technologies and introducing new products. For each of the last 11 years, about one-fourth of our sales have come from products that were totally redesigned or introduced in the preceding four years.
   New product development is a company-wide effort. One in 10 people is directly involved with product or process technology development.

Multidisciplinary teams consult with customers, specifying engineers, end-users, distributors and focus groups to ensure our products are state-of-the-art. Because many of our products are mechanical in nature and often include electronic control devices, our engineering processes encompass the full spectrum of technical specialties - from hydraulics and pneumatics, to electrical and mechanical, to electronics and software development.

   IDEX's strengths include our ability to leapfrog our own technology, using a fleetfooted approach that quickly brings new products with proven reliability to the market. Our customers deserve the best and the latest new product technology. The variety of new products introduced by IDEX business units in 1998 include:

   o  an industrial lobe pump at Viking Pump,

   o a Corken LP gas cylinder evacuation system developed in cooperation with Gast Manufacturing,

   o  a coated Ball-Lok(R) tie system at Band-It,

   o  a new class of PULSAtrol(R) controllers at Pulsafeeder,

   o a miniature diaphragm vacuum pump and an updated line of compressors at Gast Manufacturing,

   o a new breed of "muscle pumps" from Hale Products for truck-mounted, fire-fighting applications in both the U.S. and Europe,

   o a lower-cost, metal injection molded, miniature mag drive pump at Micropump, and

   o a new series of lube system timers and a line of Grease Jockey(R) equipment for low-maintenance vehicles at Lubriquip.

   Quality is the foundation of every new product or technology at IDEX. The internationally recognized ISO 9000 standard has become the benchmark for quality, and each of our worldwide manufacturing locations is certified under this standard. This certification requires stringent controls that further reinforce our tradition of manufacturing integrity, and ensures that our customers constantly receive first-class products.
   It is no coincidence that the first word in the IDEX acronym is Innovation. Our commitment to developing new products is one of the cornerstones on which IDEX will continue to grow stronger.

[Picture]
Elements of a Hale midship fire pump

[Picture]
Gast miniature vacuum pump and air compressor

      Acquisition Strategy

[1998 Repair & Replacement Sales
          Pi Chart]

Estimated one-third of sales come from repair & replacement

[Picture]
Gast rocking piston vacuum pump and air compressor

 "Acquisitions to
 enhance growth in
shareholder value"


   The idea behind IDEX's acquisition strategy is simple - to promote growth in shareholder value rather than growth for growth's sake. We use carefully designed and rigidly applied acquisition criteria to acquire good companies and make them better through internal benchmarking, sharing of best practices and financial discipline.
   IDEX's track record speaks for itself. Since 1989, we have completed 13 acquisitions, each meeting

                          [1998 Sales from Acquisitions Pi Chart]

20% of sales came from Gast Manufacturing, Knight and Blagdon our strict criteria and now contributing to our bottom line. We will continue to follow this disciplined approach to acquire more companies that produce proprietary industrial products with leading positions in their niche markets.

   These are our four most recently completed acquisitions:

   o Gast Manufacturing, purchased in January 1998, is one of the world's leading manufacturers of air-moving products including air motors, vacuum pumps, vacuum generators, regenerative blowers and fractional horsepower compressors.

   o Knight Equipment, acquired in December 1997, is a leading manufacturer of pumps and dispensing equipment for industrial laundries, commercial dishwashing and chemical injection. It operates as part of our Pulsafeeder business unit.

   o Blagdon Pump, added in April 1997, is a U.K.-based manufacturer of air-operated diaphragm pumps. Blagdon complements our Warren Rupp business unit, under which it now operates.

   o Fluid Management, acquired in July 1996, is the world's leading manufacturer of mixing and dispensing equipment for a wide variety of liquids, including paints, colorants, inks, dyes and pastes.

 IDEX offers many advantages for the employees and customers of companies that we acquire. They benefit from implementing IDEX's financial control systems immediately after the acquisition, and then sharing the best practices of our business units, because there is commonality in our engineering principles, manufacturing methods, distribution channels and business systems. We can implement what works successfully and avoid the problems of what does not. This idea of "cross-pollination" has resulted in exceptional customer service, improved margins and higher asset utilization in our acquired businesses.
   Acquisitions have been an important part of the proven growth strategy at IDEX since it was formed in 1988. We intend to continue to use our very strong cash flow to further enhance shareholder value by acquiring companies that meet our rigidly applied criteria.




[Picture]
Blagdon food-grade diaphragm pump

Market Leadership

         [Market Share Leadership Pi Chart]
Estimated 40% weighted average share of markets served


[International 1998 Sales Pi Chart]

61% Domestic

24% Europe

6% Far East & Oceania

9% Rest of World

  "The essence of IDEX is
Innovation, Diversity, and
        EXcellence"


   IDEX's strength is perhaps best demonstrated by our leadership positions in niche markets. Each IDEX business unit holds either the number one market position or has a sizable share as the number two producer. On a weighted average basis, we enjoy an estimated 40% share of those markets.
   The focus throughout our organization is to offer our customers the best overall value in the marketplace. We do this by responding quickly to their needs with the highest quality products using the latest designs. We thrive on the urgency this requires and cut through unnecessary red tape that might slow our response to customers.
   IDEX companies are market leaders not because they have the lowest prices, but because our customers recognize the superior value we offer. We maintain our leadership positions by continually providing more in reliability, service, diversity, performance, selection, easy-to-use features, productivity, safety, maintenance, and long-term cost effectiveness.
   We have used this market leadership to strengthen our international presence, and IDEX conducts business in more than 100 countries around the world. International sales have grown from 24% 11 years ago to 39% in 1998, and we expect international growth to continue. By sharing application ideas with agents, distributors and customers, we continually broaden our market base. We provide our diverse array of products to a wide variety of customers and industries around the globe, in an effort to minimize the effects of business cycles in specific markets or countries.



[Picture]
Corken Coro-Vac(R) LP gas cylinder evacuation system, developed in cooperation with
Gast Manufacturing

[Picture]
Viking industrial lobe pump

   An important element in our market leadership is the well-established industrial distribution network through which most of IDEX's products are sold. Where volume requirements are higher, we also sell directly to original equipment manufacturers. Our distributors are our partners in assisting thousands of customers worldwide with product selection, installation and service. They have technological sophistication, coupled with extensive training and support, to ensure IDEX's reputation for excellence continues.
   Our market leadership is made possible by the talent and performance of the people of IDEX. Our dedicated employees follow a strict code of ethics, and share the belief that IDEX is a company that people are proud to work for, buy from, sell to and invest in. Through their effort, our business units are among the most respected in their industries.
   At IDEX we gain strength through generating ideas and translating them into effective actions as well as by following ethical business practices; providing top-quality, state-of-the-art products; selling to a broad base of customers and industries worldwide; continuously working to introduce innovative new products; caring for our people; and striving for superiority in everything we do. We believe the very essence of IDEX is defined in its acronym Innovation, Diversity and EXcellence.





[Market Served Pi Chart]


Chemical Processing

Paints & Coatings

Machinery

Fire & Rescue

Water Treatment

Transportation Equipment

Oil & Refining

Food Processing

Medical Equipment

All Other

[Picture]
Fluid Management computer-controlled colorant dispenser

Historical Data
(in thousands except share and per share amounts)


                                                                                       1998          1997
                              ------------------------------------------------------------------------------
                              RESULTS OF OPERATIONS
                              Net sales                                             $  640,131    $ 552,163
Sales have                    Gross profit                                             252,846      222,357
grown at                      SG&A expenses                                            132,627      110,588
a 22%           [Graph]       Goodwill amortization                                     10,676        8,174
compound                      Operating income                                         109,543      103,595
annual rate                   Other income (expense)                                       479         (693)
since 1993.                   Interest expense                                          22,359       18,398
                              Provision for income taxes                                33,267       31,029
                              Income from continuing operations                         54,396       53,475
                              Income from discontinued operations                       10,182        5,151
                              Extraordinary items                                       (2,514)           -
                              Net income                                                62,064       58,626
                              Income applicable to common stock                         62,064       58,626

                              FINANCIAL POSITION
                              Current assets                                        $  195,900    $ 197,267
                              Current liabilities                                       80,265       77,801
                              Working capital                                          115,635      119,466
                              Current ratio                                                2.4          2.5
IDEX's                        Capital expenditures                                      20,763       13,562
operating                     Depreciation and amortization                             33,575       24,943
margins have                  Total assets                                             695,811      599,193
consistently                  Long-term debt                                           283,410      258,417
been well       [Graph]       Shareholders' equity                                     286,037      238,671
above average
for an                        PERFORMANCE MEASURES
industrial                    Percent of net sales
company.                        Gross profit                                              39.5%        40.3%
                                SG&A expenses                                             20.7         20.0
                                Goodwill amortization                                      1.7          1.5
                                Operating income                                          17.1         18.8
                                Income from continuing operations                          8.5          9.7
                              Net income return on average assets                          9.6         10.0
                              Debt as a percent of capitalization                         49.8         52.0
                              Net income return on average shareholders' equity           23.7         27.0

                              PER SHARE DATA
                              Basic - income from continuing operations             $     1.85    $    1.83
                                    - net income                                          2.12         2.01
                              Diluted - income from continuing operations                 1.81         1.78
                                      - net income                                        2.07         1.95
                              Cash dividends declared                                     .545         .495
Aftertax                      Shareholders' equity                                        9.71         8.16
margins at                    Stock price - high                                        38 3/4     36 11/16
IDEX compare                              - low                                         19 1/2     23   1/4
very favorably                            - close                                       24 1/2     34   7/8
with those of   [Graph]       Price/earnings ratio at year end                          13         18
the average
industrial                    OTHER DATA
company.                      Employees at year end                                      3,803        3,326
                              Shareholders at year end                                   7,700        7,000
                              Weighted average shares outstanding - basic               29,332       29,184
                                                                  - diluted             30,052       29,999
                              Shares outstanding at year end                            29,466       29,250

    1996          1995         1994          1993          1992         1991         1990          1989          1988
---------------------------------------------------------------------------------------------------------------------------
$  474,699    $  395,480    $ 319,231     $ 239,704    $  215,778    $ 166,724     $ 160,605    $  148,870    $ 127,048
   187,074       157,677      126,951        96,903        88,312       67,845        65,712        60,584       52,171
    93,217        78,712       66,743        52,950        49,326       34,046        29,930        27,391       23,356
     6,241         4,196        3,025         1,889         1,422          525           487           487          453
    87,616        74,769       57,183        42,064        37,564       33,274        35,295        32,706       28,362
      (696)          524          281           728           602          587           448           951       (1,123)
    17,476        14,301       11,939         9,168         9,809       10,397        11,795        13,989       14,486
    25,020        21,845       16,181        11,187         9,763        8,993         9,221         7,964        5,929
    44,424        39,147       29,344        22,437        18,594       14,471        14,727        11,704        6,824
     5,774         6,178        4,266         2,889         1,552        1,446           976         3,404        3,830
         -             -            -             -        (3,441)       1,214         2,145         2,972        4,583
    50,198        45,325       33,610        25,326        16,705       17,131        17,848        18,080       15,237
    50,198        45,325       33,610        25,326        16,705       17,131        17,848        14,857       10,012


$  191,599    $  173,889    $ 140,450     $ 106,864    $  107,958    $  68,671     $  68,807    $   66,512    $  59,126
    83,286        70,798       58,443        34,038        31,276       25,940        23,852        20,198       18,055
   108,313       103,091       82,007        72,826        76,682       42,731        44,955        46,314       41,071
       2.3           2.5          2.4           3.1           3.5          2.6           2.9           3.3          3.3
    11,634         8,181        6,818         6,120         5,657        2,778         4,025         3,146        1,683
    21,312        15,277       12,515        10,092         8,758        5,750         4,842         4,641        4,499
   569,745       450,077      357,980       245,291       240,175      137,349       127,466       124,998      118,266
   271,709       206,184      168,166       117,464       139,827       65,788       103,863       124,942      143,308
   195,509       150,945      116,305        83,686        58,731       37,112        (4,287)      (23,282)     (84,681)



      39.4%         39.9%        39.8%         40.4%         40.9%        40.7%         40.9%         40.7%        41.1%
      19.6          19.9         20.9          22.1          22.9         20.4          18.6          18.4         18.4
       1.3           1.1          1.0            .8            .7           .3            .3            .3           .4
      18.5          18.9         17.9          17.5          17.4         20.0          22.0          22.0         22.3
       9.4           9.9          9.2           9.4           8.6          8.7           9.2           7.9          5.4
       9.8          11.2         11.1          10.4           8.9         12.9          14.1          12.2          8.0
      58.2          57.7         59.1          58.4          70.4         63.9         104.3         122.9        244.4
      29.0          33.9         33.6          35.6          34.9        104.4             -             -            -


$     1.54    $     1.37    $    1.03     $     .79    $      .66    $     .57     $     .61    $      .41    $     .10
      1.74          1.58         1.18           .89           .59          .68           .73           .72          .64
      1.49          1.32         1.00           .77           .65          .57           .61           .41          .10
      1.69          1.53         1.15           .87           .59          .68           .73           .72          .64
      .440          .387         .093             -             -            -             -             -            -
      6.76          5.26         4.06          2.93          2.07         1.32          (.18)         (.96)       (5.38)
    27 5/8        29 1/2       19 1/2          16          10 5/8        8 7/8         7 3/4         7 1/2            -
    19 7/8        18 3/8       15 1/8         9 3/4         7 3/8        4 1/4         4 5/8         6 1/8            -
    26 5/8        27 1/8       18 3/4        15 7/8        10 5/8        7 3/8         4 3/4         7 1/2            -
    16            18           16            18            15           12             7            13                -


     3,093         2,680        2,305         1,828         1,864        1,418         1,367         1,391        1,222
     6,100         5,300        4,400         4,300         4,200        3,900         3,700         3,600            -
    28,818        28,662       28,600        28,396        28,353       25,367        24,309        20,537       15,740
    29,779        29,609       29,331        28,976        28,389       25,367        24,309        20,537       15,740
    28,926        28,695       28,619        28,580        28,353       28,184        24,303        24,317       15,740

* All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

Management's Discussion & Analysis of
Financial Condition & Results of Operations



Diluted earnings                 HISTORICAL OVERVIEW AND OUTLOOK
per share have
grown at a 19%      [Graph]      IDEX sells a broad range of proprietary pump
compound annual                  products, dispensing equipment and other
rate in the last                 engineered products to a diverse customer base
five years.                      in the United States and internationally.
                                 Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capacity utilization and capital spending in certain industries, and overall industrial activity.

                                 IDEX has a history of above-average operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change and inclusion of newly acquired businesses, which may have lower margins and whose margins are normally further reduced by purchase accounting adjustments.

                                 IDEX's 1998 orders, sales, income from
                                 continuing operations, net income and earnings
                                 per share were at record levels. New orders
                                 from continuing operations totaled $627.6
                                 million and trailed shipments by about $12.5
                                 million. IDEX ended 1998 with a typical backlog
                                 of unfilled orders of about 1-1/3 months'
                                 sales. This customarily low level of backlog
                                 allows the Company to provide excellent
IDEX's cash flow                 customer service, but also means that changes
coverage of                      in orders are felt quickly in operating
interest expense    [Graph]      results.
has improved
significantly.                   The following forward-looking statements are
                                 qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below. The slow rate of growth in 1997 in the United States economy and many other economies in which IDEX sells its products continued during 1998. While the Company has strong market positions, and emphasizes new product development and sales opportunities worldwide, it is not able to escape the soft economic conditions that are currently affecting most manufacturing companies.
                                 However, the Company does not sell the more cyclical, higher-ticket capital goods. IDEX has high margins and strong cash flow, thus should not face severe financial pressure in an economic downturn. Based on current activity levels and barring unforeseen circumstances, we expect orders, sales, net income and earnings per share for the full year in 1999 will exceed the comparable 1998 level from continuing operations, although the new year is

IDEX's balance
sheet has
strengthened
considerably        [Graph]
since its first
year of operation                From left to right: Doug Lennox (Treasurer),
in 1988.                         Clint Kooman (Controller), Wayne Sayatovic
                                 (Senior Vice President - Finance and Chief
                                 Financial Officer)
expected to start slowly. By stressing new product development; market share growth; international expansion; operating improvements, particularly in newly acquired businesses; and by adhering to its disciplined approach to acquisitions, management believes IDEX is well positioned to continue its profitable growth.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
The preceding paragraph, the Shareholders' Letter, and the "Liquidity and Capital Resources," "Year 2000" and "Euro Preparations" sections of this management's discussion and analysis of IDEX's operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements, and are indicated by words such as "anticipate," "estimate," "expects," "plans," "projects," "should," "will," "management believes," "the Company intends" and similar words or phrases. Such statements are subject to inherent uncertainties and risks which could cause actual results to vary materially from suggested results, including but not limited to the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs typically maintained by the Company; IDEX's ability to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; interest rates; utilization of IDEX's capacity and the effect of capacity utilization on costs; labor market conditions and raw material costs; developments with respect to contingencies, such as environmental matters and litigation; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS
For purposes of this discussion and analysis section, reference is made to the table on page 18 and the Company's Statements of Consolidated Operations on page
23. During the fourth quarter of 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." Pursuant to SFAS No. 131, IDEX realigned its historical presentation of business segments into three reporting groups:
Pump Products, Dispensing Equipment and Other Engineered Products.

The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps and related controls for process applications. The Dispensing Equipment Group designs, manufactures and distributes precision-engineered equipment for dispensing, metering and mixing paints, and oil and grease lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, electrical, communications, and traffic and commercial signs.

In December 1997, IDEX announced its intention to divest its Strippit and Vibratech business units. The Company completed the sale of Vibratech on June 9, 1998, and Strippit on August 25, 1998. The financial statements report Strippit and Vibratech as discontinued operations and the group financial information have been reclassified to reflect IDEX's revised group reporting structure. Revenues from the discontinued operations amounted to $42.1 million, $83.9 million, and $87.9 million for the years ended 1998, 1997 and 1996, respectively.

PERFORMANCE IN 1998 COMPARED TO 1997
Orders, sales, income from continuing operations, net income and earnings per share exceeded the levels achieved in all prior years. Incoming orders were 15% higher than in 1997, with the recent acquisitions of Blagdon Pump (April 1997), Knight Equipment (December 1997) and Gast Manufacturing (January 1998) contributing all of the growth. Orders in the base businesses decreased 6% in 1998 compared to 1997.

Net sales for 1998 reached $640.1 million and increased $87.9 million, or 16%, over 1997 due to inclusion of the recently acquired Gast, Knight, and Blagdon businesses. Overall base business volume was down about 5% in 1998 and foreign currency translation had a negative effect of 1% on the Company's sales growth. In 1998, total international sales in base businesses were down 9%, primarily due to economic conditions in Asia and Latin America. Base business domestic sales were down 2%. Sales to the Far East and Asian countries from base businesses declined by about 29%, and represented 6% of total base business sales in 1998 versus 8% in 1997. Sales to customers outside the U.S. were 39% of total sales in 1998 compared with 44% in 1997. The decline in international sales as a percent of total sales was primarily attributable to inclusion in 1998 of Gast, whose international sales represent about 20% of its total sales. Total domestic sales increased by 27% in 1998, while international sales grew by only 3%.

Pump Products Group sales of $375.7 million in 1998 increased by $109.8 million, or 41%, from 1997 due to the recently acquired Blagdon, Knight and Gast businesses. Base business sales volume was down 4% in 1998 and foreign currency translation had almost no effect on the Group's sales. Sales to customers outside the U.S. declined to 32% of total group sales in 1998 from 36% in 1997 principally due to the inclusion of Gast in 1998.

Dispensing Equipment Group sales of $122.8 million decreased $15.4 million, or 11%, compared to 1997. The decrease reflected conditions in the domestic paint dispensing markets and lower sales to the Far East, Asia and Latin America. Foreign currency translation had a negative effect of 1% on this Group's sales volume. Sales to customers outside the U.S. were 46% of total group sales in 1998, down slightly from 47% in 1997.

Other Engineered Products sales of $144.0 million decreased by $6.5 million, or 4%, compared to 1997. The decrease reflected conditions in the fire and rescue equipment markets and lower sales to the Far East and Asia. Foreign currency translation had a negative effect of 1% on this Group's sales volume. Sales to customers outside the U.S. were 53% of total group sales in 1998, down from 57% in 1997.

Management's Discussion & Analysis of
Financial Condition & Results of Operations


Company and Business Group Financial Information
(dollars in thousands)

For the years ended December 31, (1)                 1998         1997         1996
---------------------------------------------------------------------------------------
PUMP PRODUCTS GROUP
Net sales (2)                                     $ 375,692    $ 265,918     $ 245,620
Operating income (3)                                 74,812       61,443        55,129
Operating margin                                       19.9%        23.1%         22.4%
Identifiable assets                               $ 370,578    $ 237,870     $ 183,749
Depreciation and amortization                        19,326       10,193         9,509
Capital expenditures                                  8,652        6,875         5,175

DISPENSING EQUIPMENT GROUP
Net sales (2)                                     $ 122,844    $ 138,202     $  80,169
Operating income (3)                                 22,483       25,636        14,370
Operating margin                                       18.3%        18.5%         17.9%
Identifiable assets                               $ 151,380    $ 156,304     $ 167,986
Depreciation and amortization                         7,132        7,092         3,523
Capital expenditures                                  4,000        3,000         3,485

OTHER ENGINEERED PRODUCTS GROUP
Net sales (2)                                     $ 144,004    $ 150,455     $ 149,949
Operating income (3)                                 24,596       26,426        26,595
Operating margin                                       17.1%        17.6%         17.7%
Identifiable assets                               $ 158,930    $ 166,189     $ 173,030
Depreciation and amortization                         6,275        6,916         7,434
Capital expenditures                                  5,328        3,318         2,940

COMPANY
Net sales                                         $ 640,131    $ 552,163     $ 474,699
Operating income                                    109,543      103,595        87,616
Operating margin                                       17.1%        18.8%         18.5%
Income before interest expense and income taxes   $ 110,022    $ 102,902     $  86,920
Total assets                                        695,811      599,193       569,745
Depreciation and amortization (4)                    32,935       24,293        20,672
Capital expenditures                                 20,763       13,562        11,634

(1) Includes acquisition of Blagdon Pump (April 4, 1997), Knight Equipment (December 9, 1997) and Gast Manufacturing (January 21, 1998) in the Pump Products Group; and acquisition of Fluid Management (July 29, 1996) in the Dispensing Equipment Group.
(2) Group net sales include intersegment sales.
(3) Group operating income excludes net unallocated corporate operating expenses.
(4) Excludes amortization of debt issuance expenses.

Gross profits of $252.8 million in 1998 increased by $30.5 million, or 14% from 1997. Gross profit as a percent of sales was 39.5% in 1998, down from 40.3% in 1997. Selling, general and administrative expenses increased to $132.6 million in 1998 from $110.6 million in 1997, and as a percent of net sales, increased to 20.7% from 20.0% in 1997. Goodwill amortization increased by 31% to $10.7 million in 1998 from $8.2 million in 1997. As a percent of sales, goodwill amortization amounted to 1.7% in 1998, up from 1.5% in 1997. The year-over-year increases in gross profit; selling, general and administrative expenses; and goodwill amortization were primarily due to the inclusion of the recently acquired businesses.

Operating income increased by $5.9 million, or 6%, to $109.5 million in 1998 from $103.6 million in 1997. Operating income as a percent of sales decreased to 17.1% in 1998 from 18.8% in 1997. In the Pump Products Group, operating income of $74.8 million and operating margin of 19.9% in 1998 compared to the $61.4 million and 23.1% recorded in 1997. The operating margin decline for the Pump Products Group resulted from the inclusion of recently acquired businesses, whose operating margins were lower than other business units in the Group and whose operating income was further reduced by purchase accounting adjustments. Operating margins in the base businesses of the Pump Products Group improved slightly despite the sales decline. Operating income in the Dispensing Equipment Group of $22.5 million decreased by $3.1 million, principally due to lower sales volume and costs associated with closing a small plant in McKees Rocks, Pennsylvania. Operating margins in the Dispensing Equipment Group of 18.3% in 1998 decreased slightly from the 18.5% achieved in 1997 due to costs associated with the plant closing. Without this charge, operating margins would have increased despite the sales decline. Operating income in the Other Engineered Products Group of $24.6 million and operating margin of 17.1% in 1998 decreased from $26.4 million and 17.6% achieved in 1997, principally due to lower volume.

Interest expense increased to $22.4 million in 1998 from $18.4 million in 1997 because of the additional borrowings to complete the Blagdon, Knight and Gast acquisitions, partially offset by lower interest rates, debt reductions from operating cash flow and the proceeds from the sale of discontinued businesses.

The provision for income taxes increased to $33.3 million in 1998 from $31.0 million in 1997. The effective tax rate increased to 37.9% in 1998 from the 36.7%, mainly due to higher nondeductible goodwill amortization resulting from the recent acquisitions.

Income from continuing operations of $54.4 million in 1998 was 2% higher than income of $53.5 million in 1997. Diluted earnings per share from continuing operations amounted to $1.81 in 1998, an increase of 3 cents per share from the $1.78 achieved in 1997. Diluted earnings per share in 1998 were reduced by approximately 3 cents per share because of the one-time charge for the plant closing.

During 1998, the Company recorded income of $10.2 million, or 34 cents per share, from discontinued operations. This included a net gain of $9.0 million related to the sales of discontinued businesses during 1998. The Company completed the sale of Vibratech on June 9, 1998, and the sale of Strippit on August 25, 1998.

In the first quarter of 1998, the Company retired at a premium, its 9.75% $75 million Senior Subordinated Notes due in 2002. The transaction resulted in an extraordinary charge of $2.5 million, net of an income tax benefit.

Total net income of $62.1 million in 1998 was 6% higher than net income of $58.6 million in 1997. Diluted earnings per share on a net income basis were $2.07 per share in 1998, an increase of 12 cents per share, or 6%, from the $1.95 per share achieved in 1997.


PERFORMANCE IN 1997 COMPARED TO 1996
In 1997, orders, sales, income from continuing operations, net income and earnings per share exceeded the levels achieved in all prior years. Incoming orders were 15% higher in 1997 than in 1996, with recent acquisitions of Fluid Management (July 1996), Blagdon Pump (April 1997) and Knight Equipment (December
1997) contributing the majority of the growth. The orders for the base businesses increased 3% in 1997 compared to 1996.

Net sales for 1997 reached $552.2 million and increased by $77.5 million, or 16%, over 1996. Overall base business sales volume was up about 3% in 1997, with acquisitions accounting for 14% of total growth and foreign currency translation having a negative 1% effect. International sales contributed 44% of the 1997 total, up from 43% in 1996. The increase in international sales contributed approximately 50% of the year-over-year improvement in total sales.

Pump Products Group sales of $265.9 million in 1997 increased by $20.3 million, or 8%, from 1996 with approximately two-thirds of the increase occurring in the Group's base businesses and the remaining increase resulting from the recently acquired Blagdon and Knight businesses. Total group sales to customers outside the U.S. in 1997 were 36% of total sales, unchanged from 1996.

Dispensing Equipment Group sales of $138.2 million increased by $58.0 million, or 72%, compared to 1996 with almost all of the increase resulting from inclusion of Fluid Management for a full year in 1997. Base business sales in 1997 were essentially equal to the prior year as a result of steady demand for this Group's products. Sales to customers outside the U.S. increased to 47% of total Dispensing Equipment shipments in 1997, up from 42% in 1996, principally due to the inclusion of Fluid Management in 1997 for a full year.

Other Engineered Products Group sales of $150.5 million in 1997 were essentially equal to 1996 as a result of consistent demand for this Group's products. Sales to customers outside the U.S. increased to 57% of total Other Engineered Products shipments in 1997, up slightly from 56% in 1996.

Gross profit of $222.4 million in 1997 increased by $35.3 million, or 19%, from 1996. Gross profit as a percent of sales was 40.3% in 1997, up from 39.4% in 1996. The improvement in gross profit margin principally was due to sales volume growth, product mix and manufacturing efficiency improvements. Selling, general and administrative expenses increased to $110.6 million in 1997 from $93.2 million in 1996, and as a percent of net sales, increased slightly to 20.0% from 19.6% in 1996. Goodwill amortization increased by 31% to $8.2 million in 1997 from $6.2 million in 1996. As a percent of sales, goodwill amortization totaled 1.5% in 1997 compared to 1.3% in 1996. The year-over-year increases in gross profit; selling, general and administrative expenses; and goodwill amortization are primarily due to the inclusion of Fluid Management for a full year in 1997.

Operating income increased by $16.0 million, or 18%, to $103.6 million in 1997 from $87.6 million in 1996. Operating income as a percent of sales increased to 18.8% in 1997 from 18.5% in 1996. In the Pump Products Group, operating income of $61.4 million and operating margin of 23.1% in 1997 compared to the $55.1 million and 22.4% recorded in 1996. Operating margin improvements resulted primarily from volume-related gains. Operating income in the Dispensing Equipment Group of $25.6 million and operating margin of 18.5% in 1997 compared to the $14.4 million and 17.9% recorded in 1996. The increase in operating income for the Dispensing Equipment Group primarily reflected the full year inclusion of Fluid Management in 1997. Operating income in the Other Engineered Products Group of $26.4 million and operating margin of 17.6% in 1997 were essentially equal to the totals of $26.6 million and 17.7% achieved in 1996.

Interest expense increased to $18.4 million in 1997 from $17.5 million in 1996 because of the additional long-term debt incurred to complete the acquisitions of Fluid Management, Blagdon Pump and Knight Equipment, partially offset by debt reductions from operating cash flow in 1997.

Management's Discussion & Analysis of
Financial Condition & Results of Operations

                                                       From left to right:
                                                       Vice Presidents -
                                                       Dennis Metcalf (Corporate
                                                       Development), Jerry Derck
                                                       (Human Resources),
                                                       Frank Notaro (General
                                                       Counsel and Secretary)

[Graph]

               The provision for income taxes increased to $31.0 million in 1997 from $25.0 million in 1996. The effective tax rate increased to 36.7% in 1997 from 36.0% in 1996 due to the changing mix of international earnings and state franchise taxes.

               Income from continuing operations of $53.5 million in 1997 was 20% higher than income of $44.4 million in 1996. Diluted earnings per share from continuing operations amounted to $1.78 in 1997, an increase of 29 cents per share, or 19%, from $1.49 achieved in 1996.

               The Company recorded income of $5.1 million, or 17 cents per share, from discontinued operations in 1997 compared with $5.8 million, or 20 cents per share, in 1996.

               Total net income of $58.6 million in 1997 was 17% higher than net income of $50.2 million in 1996. Diluted earnings per share on a net income basis were $1.95 in 1997, an increase of 26 cents per share, or 15%, from the $1.69 achieved in 1996.

               LIQUIDITY AND CAPITAL RESOURCES

[Graph] At December 31, 1998, IDEX's working capital was $115.6 million and its current ratio was 2.4 to 1. The Company's cash flow from continuing operations in 1998 of $88.2 million remained strong, increasing by $6.7 million from 1997. The improvement reflected a higher level of earnings before depreciation and amortization. Cash flow from discontinued operations in 1998 decreased by $1.5 million to $4.2 million, principally due to 1998 including only a partial year of operations.

               Net cash flows provided from operating activities was more than adequate to fund capital expenditures of $20.8 million, $13.6 million and $11.6 million in 1998, 1997 and 1996, respectively. Capital expenditures were generally for machinery and equipment which improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

               The Company acquired Gast Manufacturing Corporation on January 21, 1998, at a net cash cost of approximately $118 million. The acquisition was accounted for using the purchase method of accounting and was financed through borrowings under the Company's U.S. bank credit facilities.

               In December 1997, IDEX announced its intention to divest the Strippit and Vibratech businesses. The company completed the sale of Vibratech on June 9, 1998, for $23.0 million in cash, and the sale of Strippit on August 25, 1998, for $19.5 million in cash and notes. The sale of

Vibratech generated a gain on disposition, while the Strippit sale resulted in a small loss. The proceeds were used to repay borrowings under the Company's U.S. bank credit facilities. In 1998, these two businesses contributed net income of $10.2 million, including a net gain of $9.0 million (net of taxes of $3.1 million) from the sale of these units.

On February 18, 1998, IDEX sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875%, and an effective rate of 6.919% to maturity. Proceeds from the offering were used to reduce bank debt and to redeem the $75 million principal amount of the Company's 9.75% Senior Subordinated Notes due 2002. This redemption resulted in an extraordinary loss of $2.5 million, net of an income tax benefit of $1.5 million.

At December 31, 1998, the maximum amount available under the U.S. Credit Agreement was $235 million, of which $86.6 million was borrowed, including a Netherlands guilder borrowing of NGL 82 million ($43.6 million), which provides an economic hedge against the net investment in Fluid Management's Netherlands operation. The availability under this facility declines in stages commencing July 1, 1999, to $185 million on July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin. At December 31, 1998, the applicable margin was 35 basis points. The Company also has a $15 million demand line of credit available for short-term borrowing requirements at the bank's reference rate or at an optional rate based on the bank's cost of funds. At December 31, 1998, the Company had $5 million borrowed under this short-term line of credit at an interest rate of 5.60% per annum.

On May 23, 1997, the Company's Lukas subsidiary entered into an amended German credit agreement improving the interest rate structure and eliminating certain reductions in availability. In December 1998, Lukas again amended the German credit agreement eliminating the reduction scheduled for November 1, 1999. At December 31, 1998, the maximum amount available under the German credit agreement was DM 52.5 million ($31.5 million), and DM 52 million ($31.2 million) was being used, which provides an economic hedge against the net investment in this operation in Germany. The availability under this agreement declines to DM
37.0 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at LIBOR plus an applicable margin. At December 31, 1998, the applicable margin was 62.5 basis points.

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of common stock either at market prices or on a negotiated basis as market conditions warrant, which will be funded with borrowings under the Company's existing lines of credit. During 1998, no shares had been repurchased under the program.

IDEX believes it will generate sufficient cash flow from operations in 1999 to meet its operating requirements, interest and scheduled amortization payments under the U.S. Credit Agreement, demand line and the German credit agreement, interest and principal payments on the Senior Notes, any share repurchases, approximately $25 million of planned capital expenditures, and approximately $17 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1998, IDEX has borrowed $578 million under its various credit facilities to complete 13 acquisitions. During this same period IDEX generated, principally from operations, cash flow of $464 million to reduce its indebtedness. In the event that suitable businesses are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.


YEAR 2000
IDEX initiated a Year 2000 compliance program in late 1996 to ensure that its information systems and other date-sensitive equipment continue an uninterrupted transition into the Year 2000. The Company is currently in the final phases of correcting systems with identified deficiencies and is performing the final validation testing of its Year 2000 compliance program. IDEX currently believes all essential processes, systems, and business functions will comply with the Year 2000 requirements by the middle of 1999. While IDEX does not expect that the consequences of any unsuccessful modifications would significantly affect its financial position, liquidity or results of operations, there can be no assurance that failure to be fully compliant by 2000 would not have an impact on the Company.

The Company is also surveying critical suppliers and customers to ensure that their systems will be Year 2000 compliant and anticipates this survey will be complete by April 1999. While the failure of a single third party to timely achieve Year 2000 compliance should not have a material adverse effect on IDEX's results of operations in a particular period, the failure of several key third parties to achieve such compliance could have such an effect. IDEX will develop contingency plans by mid-1999 to alter business relationships in the event certain third parties fail to become Year 2000 compliant.

The cost of IDEX's Year 2000 transition program is being funded with cash flows from operations. Some of these costs relate solely to the modification of existing systems, while others are for new systems, which will improve business functionality. In total, these costs are not expected to be substantially different from the normal, recurring costs that are incurred for system development and implementation, in part due to the reallocation of internal resources to implement the new business systems. Expenditures related to this program are projected to total approximately $6 million.


EURO PREPARATIONS
At December 31, 1998, the Company had upgraded its business systems to accommodate the Euro currency. The cost of this upgrade was not material to the Company's financial results. Although difficult to predict, any competitive implications and any impact on existing financial instruments resulting from the Euro implementation are not expected to be material to the Company's financial position, liquidity or results of operations.

IDEX Corporation & Subsidiaries
Consolidated Balance Sheets
(in thousands except share and per share amounts)


As of December 31,                                                    1998       1997
=======================================================================================
ASSETS
Current assets
  Cash and cash equivalents                                        $   2,721  $  11,771
  Receivables - net                                                   86,006     80,766
  Inventories                                                        101,201     84,240
  Net current assets of companies held for disposition                     -     16,200
  Other current assets                                                 5,972      4,290
---------------------------------------------------------------------------------------
    Total current assets                                             195,900    197,267
Property, plant and equipment - net                                  125,422     88,628
Intangible assets - net                                              360,810    293,803
Net noncurrent assets of companies held for disposition                    -     13,089
Other noncurrent assets                                               13,679      6,406
---------------------------------------------------------------------------------------
    Total assets                                                   $ 695,811  $ 599,193
=======================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                                           $  39,521  $  34,991
  Dividends payable                                                    4,125      3,949
  Accrued expenses                                                    36,619     38,861
---------------------------------------------------------------------------------------
    Total current liabilities                                         80,265     77,801
Long-term debt                                                       283,410    258,417
Other noncurrent liabilities                                          46,099     24,304
---------------------------------------------------------------------------------------
    Total liabilities                                                409,774    360,522
---------------------------------------------------------------------------------------
Commitments and contingencies (Note 6)

Shareholders' equity
  Common stock, par value $.01 per share
    Shares authorized 1998 and 1997 - 75,000,000
    Shares issued and outstanding: 1998 - 29,466,416;
    1997 - 29,249,608                                                    295        292
  Additional paid-in capital                                          96,064     90,506
  Retained earnings                                                  195,465    149,403
  Minimum pension liability adjustment                                (1,489)      (756)
  Accumulated translation adjustment                                  (4,298)      (774)
---------------------------------------------------------------------------------------
    Total shareholders' equity                                       286,037    238,671
---------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                     $ 695,811  $ 599,193
=======================================================================================

See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
Statements of Consolidated Operations
(in thousands except per share amounts)


For the years ended December 31,                                               1998         1997        1996
================================================================================================================
Net sales                                                                   $ 640,131    $ 552,163    $ 474,699
Cost of sales                                                                 387,285      329,806      287,625
----------------------------------------------------------------------------------------------------------------
Gross profit                                                                  252,846      222,357      187,074
Selling, general and administrative expenses                                  132,627      110,588       93,217
Goodwill amortization                                                          10,676        8,174        6,241
----------------------------------------------------------------------------------------------------------------
Operating income                                                              109,543      103,595       87,616
Other income (expense) - net                                                      479         (693)        (696)
----------------------------------------------------------------------------------------------------------------
Income before interest expense and income taxes                               110,022      102,902       86,920
Interest expense                                                               22,359       18,398       17,476
----------------------------------------------------------------------------------------------------------------
Income before income taxes                                                     87,663       84,504       69,444
Provision for income taxes                                                     33,267       31,029       25,020
----------------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary item                    54,396       53,475       44,424
----------------------------------------------------------------------------------------------------------------
Discontinued operations:
Income from discontinued operations, net of taxes                               1,202        5,151        5,774
Gain on sale of discontinued operations, net of taxes                           8,980            -            -
----------------------------------------------------------------------------------------------------------------
Income from discontinued operations                                            10,182        5,151        5,774
----------------------------------------------------------------------------------------------------------------
Extraordinary loss from early extinguishment of debt, net of taxes             (2,514)           -            -
----------------------------------------------------------------------------------------------------------------
Net income                                                                  $  62,064    $  58,626     $  50,198
================================================================================================================


EARNINGS PER COMMON SHARE - BASIC:

Continuing operations                                                       $    1.85    $    1.83     $    1.54
Discontinued operations                                                           .36          .18           .20
Extraordinary loss from early extinguishment of debt                             (.09)           -             -
----------------------------------------------------------------------------------------------------------------
Net income                                                                  $    2.12    $    2.01     $    1.74
================================================================================================================


EARNINGS PER COMMON SHARE - DILUTED:

Continuing operations                                                       $    1.81    $    1.78     $    1.49
Discontinued operations                                                           .34          .17           .20
Extraordinary loss from early extinguishment of debt                             (.08)           -             -
----------------------------------------------------------------------------------------------------------------
Net income                                                                  $    2.07    $    1.95     $    1.69
================================================================================================================


SHARE DATA:

Weighted average common shares outstanding                                     29,332       29,184        28,818
================================================================================================================
Weighted average common shares outstanding
  assuming full dilution                                                       30,052       29,999        29,779
================================================================================================================


See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries Statements of Consolidated
Shareholders' Equity (in thousands except share and per share amounts)

                                                                       Minimum
                                      Common Stock                     Pension       Accumulated         Total
                                     and Additional    Retained       Liability      Translation     Shareholders'
                                     Paid-In Capital   Earnings      Adjustment       Adjustment         Equity
===================================================================================================================
Balance, December 31, 1995               $  86,309    $  67,729      $       -        $  (3,093)        $ 150,945
-------------------------------------------------------------------------------------------------------------------

Net Income                                               50,198                                            50,198
Unrealized translation adjustment,
  net of taxes                                                                            3,418             3,418
-------------------------------------------------------------------------------------------------------------------
      Comprehensive income                               50,198                           3,418            53,616
-------------------------------------------------------------------------------------------------------------------
Issuance of 113,550 shares
  of common stock related
  to an acquisition                          2,271                                                          2,271
Issuance of 116,891 shares of
  common stock from exercise
  of stock options                           1,366                                                          1,366
Cash dividends declared - $.440
  per common share outstanding                          (12,689)                                          (12,689)
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                  89,946      105,238              -              325           195,509
-------------------------------------------------------------------------------------------------------------------

Net income                                               58,626                                            58,626
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income,
  net of taxes
  Unrealized translation adjustment                                                      (1,099)           (1,099)
  Minimum pension adjustment                                              (756)                              (756)
-------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                            (756)          (1,099)           (1,855)
-------------------------------------------------------------------------------------------------------------------
      Comprehensive income                               58,626           (756)          (1,099)           56,771
-------------------------------------------------------------------------------------------------------------------
Issuance of 323,741 shares of
  common stock from exercise
  of stock options, net of those
  surrendered                                  852                                                            852
Cash dividends declared - $.495
  per common share outstanding                          (14,461)                                          (14,461)
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                  90,798      149,403           (756)            (774)          238,671
-------------------------------------------------------------------------------------------------------------------

Net income                                               62,064                                            62,064
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income,
  net of taxes
  Unrealized translation adjustment                                                      (3,524)           (3,524)
  Minimum pension adjustment                                              (733)                              (733)
-------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                            (733)          (3,524)           (4,257)
-------------------------------------------------------------------------------------------------------------------
      Comprehensive income                               62,064           (733)          (3,524)           57,807
-------------------------------------------------------------------------------------------------------------------
Issuance of 216,808 shares of
  common stock from exercise of
  stock options, net of those surrend-
  ered, and earned compensation              5,561                                                          5,561
Cash dividends declared - $.545
  per common share outstanding                          (16,002)                                          (16,002)
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               $  96,359    $ 195,465       $ (1,489)       $  (4,298)        $ 286,037
===================================================================================================================

See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
Statements of Consolidated Cash Flows
(in thousands)

For the years ended December 31,                            1998       1997         1996
============================================================================================
Cash flows from operating activities
Income from continuing operations                        $  54,396   $  53,475    $  44,424
Adjustments to reconcile to net cash
  provided by continuing operations:
    Depreciation and amortization                           20,747      14,350       12,532
    Amortization of intangibles                             12,188       9,943        8,140
    Amortization of debt issuance expenses                     640         650          640
    Deferred income taxes                                    3,445       6,304        4,385
    Decrease (increase) in receivables                       7,360       3,605       (6,587)
    Decrease in inventories                                  1,199       7,659       13,025
    Increase (decrease) in trade accounts payable               10      (2,216)        (949)
    Decrease in accrued expenses                           (11,224)     (8,117)      (2,312)
    Other - net                                               (538)     (4,091)       4,390
--------------------------------------------------------------------------------------------
Net cash provided by continuing operations                  88,223      81,562       77,688
Net cash provided by discontinued operations                 4,159       5,669       12,427
--------------------------------------------------------------------------------------------
      Net cash flows from operating activities              92,382      87,231       90,115
--------------------------------------------------------------------------------------------
Cash flows from investing activities
    Additions to property, plant and equipment             (20,763)    (13,562)     (11,634)
    Acquisition of businesses (net of cash acquired)      (118,088)    (49,744)    (132,584)
    Proceeds from sale of businesses                        39,695           -            -
--------------------------------------------------------------------------------------------
      Net cash flows from investing activities             (99,156)    (63,306)    (144,218)
--------------------------------------------------------------------------------------------

Cash flows from financing activities
    Borrowings under credit agreements for acquisitions    118,088      36,198      136,100
    (Repayments) borrowings - other long-term debt          (9,962)     13,546            -
    Net repayments under credit agreements                (166,314)    (51,909)     (71,514)
    Proceeds from issuance of 6.875% Senior Notes          150,000           -            -
    Repayment of 9.75% Senior Subordinated Notes           (75,000)          -            -
    Financing payments                                      (5,031)          -            -
    Increase (decrease) in accrued interest                  1,769        (736)         939
    Dividends paid                                         (15,826)    (13,983)     (12,278)
--------------------------------------------------------------------------------------------
      Net cash flows from financing activities              (2,276)    (16,884)      53,247
--------------------------------------------------------------------------------------------

Net (decrease) increase in cash                             (9,050)      7,041         (856)
Cash and cash equivalents at beginning of year              11,771       4,730        5,586
--------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                 $   2,721   $  11,771    $   4,730
============================================================================================

Supplemental cash flow information
Cash paid for:
  Interest                                               $  20,070   $  18,781    $  17,363
  Income taxes                                              36,568      25,446       23,686

See Notes to Consolidated Financial Statements.

IDEX Corporation & Subsidiaries
Notes to Consolidated Financial Statements
(in thousands except share and per share amounts)


1. SIGNIFICANT ACCOUNTING POLICIES

Business

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of proprietary pump products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, and oil and grease lubrication systems; and proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

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

Inventories

Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out
(FIFO) basis or the last-in, first-out (LIFO) basis.

Debt Expenses

Expenses incurred in securing and issuing long-term debt are amortized over the life of the related debt.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Earnings Per Common Share

Earnings per common share (EPS) are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents (diluted) outstanding during the year. Common stock equivalents consist of stock options and have been included in the calculation of weighted average shares outstanding using the treasury stock method.

Basic weighted average shares reconciles to fully diluted weighted average shares as follows:

                              1998       1997        1996
------------------------------------------------------------
Basic weighted average
  common shares
  outstanding                29,332     29,184      28,818
Dilutive effect of
  stock options                 720        815         961
------------------------------------------------------------
Weighted average common
  shares outstanding
  assuming full dilution     30,052     29,999      29,779
============================================================

Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation are as follows:

   Land improvements                   10 to 12 years

   Buildings and improvements           3 to 30 years

   Machinery and equipment
     and engineering drawings           3 to 12 years

   Office and transportation equipment  3 to 10 years

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

Research and Development Expenditures

Expenditures associated with research and development are expensed in the year incurred (except for software development capitalized under SFAS 86) and are included in cost of sales. Research and development expenses, which include costs associated with the development of new products and major improvements to existing products, were $6.3 million, $6.7 million and $6.0 million in 1998, 1997 and 1996, respectively.

New Accounting Pronouncements

During 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." In accordance with SFAS No. 130, the Company expanded its reporting and display of comprehensive income and its components in the Statements of Consolidated Shareholders' Equity. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. Pursuant to SFAS No. 131, IDEX modified its disclosures on segment reporting included in Note 10. The new disclosure required for pensions and other postretirement benefits according to SFAS No. 132 is included in Note 12. The adoption of these statements had no effect on the Company's reported financial position, results of operations or cash flows.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. Management is still assessing the effects adoption of SFAS No. 133 will have on its financial position, results of operations or cash flows.

2. ACQUISITIONS

On January 21, 1998, IDEX completed the acquisition of Gast Manufacturing Corporation (Gast) for a cash purchase price of $118.1 million, with financing provided by borrowings under the Company's U.S. bank credit facilities. Gast, headquartered in Benton Harbor, Michigan, is one of the world's leading manufacturers of its type of air-moving equipment.

In 1997, the Company acquired Blagdon Pump on April 4 and Knight Equipment on December 9 at an aggregate purchase price of $49.7 million, with financing provided by borrowings under the Company's U.S. bank credit facilities and the issuance of notes to the sellers. Blagdon, which manufactures air-operated diaphragm pumps, is located in Washington, Tyne & Wear, England, and is operated as part of Warren Rupp. Knight, based in Lake Forest, California, is a leading manufacturer of pumps and dispensing equipment for industrial laundries, commerical dishwashing and chemical metering, and is operated as part of Pulsafeeder.

Each of these acquisitions was accounted for as a purchase, and operating results include the acquisitions from the dates of purchase. Cost in excess of net assets acquired is amortized on a straight-line basis over a period of 30 to 40 years.

The unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1997, reflecting the allocation of the purchase price and related financing of the transactions are as follows, assuming that these acquisitions had occurred at the beginning of each of the respective periods.

                                        1998       1997
------------------------------------------------------------
Net sales                            $ 646,325  $  679,655
Income from continuing operations       54,294      55,198
Net income                              61,962      60,349
Basic EPS
  Continuing operations                   1.85        1.89
  Net income                              2.11        2.07
Diluted EPS
  Continuing operations                   1.81        1.84
  Net income                              2.06        2.01

The liabilities assumed that represent noncash investing activities in connection with the acquisition of businesses for 1998, 1997 and 1996 were as follows:

                            1998       1997        1996
------------------------------------------------------------
Fair value of
  assets acquired        $   71,206  $  16,884  $   51,055
Cost in excess of
  net assets acquired        75,942     38,599     101,473
Cash paid                  (118,088)   (49,744)   (132,584)
Common stock issued
  in connection with
  acquisition                     -          -      (2,271)
------------------------------------------------------------
Liabilities assumed      $   29,060  $   5,739  $   17,673
============================================================

3. DISCONTINUED OPERATIONS

In December 1997, IDEX announced its intention to divest the Strippit and Vibratech businesses. The Company completed the sale of Vibratech on June 9, 1998, for $23.0 million in cash, and the sale of Strippit on August 25, 1998, for $19.5 million in cash and notes. The sale of Vibratech generated a gain on disposition, while the Strippit sale resulted in a small loss. The proceeds were used to repay borrowings under the Company's U.S. bank credit facilities. In 1998, these two businesses contributed net income of $10.2 million, including a net gain of $9.0 million (net of taxes of $3.1 million) from the sale of these units.

Revenues from discontinued operations amounted to $42.1 million, $83.9 million and $87.9 million in 1998, 1997 and 1996, respectively. Income from discontinued operations is net of taxes of $.7 million, $3.1 million and $3.6 million for 1998, 1997 and 1996, respectively. At December 31, 1997, the assets and liabilities of these operations, consisting primarily of receivables, inventories, property and accounts payable, were classified as net current and net noncurrent assets held for disposition. Interest expense of $0.1 million, $0.6 million and $1.5 million for 1998, 1997 and 1996, respectively, has been allocated to these operations based on their acquisition debt, less repayments generated from operating cash flows that can be specifically attributed to these operations.

IDEX Corporation & Subsidiaries
Notes to Consolidated Financial Statements
(in thousands except share and per share amounts)


4. BALANCE SHEET COMPONENTS

The components of inventories at December 31, 1998 and 1997 were:

                                                    1998           1997
===========================================================================
Raw materials                                    $  27,361      $   20,841
Work in process                                     13,904          13,647
Finished goods                                      59,936          49,752
---------------------------------------------------------------------------
  Total                                          $ 101,201      $   84,240
===========================================================================

Those inventories, which were carried on a LIFO basis, amounted to $81,317 and $65,080 at December 31, 1998 and 1997, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings are not material.

The components of certain other balance sheet accounts at December 31, 1998 and 1997 were:

                                                    1998           1997
===========================================================================
Receivables
  Customers                                      $  86,915      $   82,293
  Other                                              1,575           1,034
---------------------------------------------------------------------------
    Total                                           88,490          83,327
  Less allowance for doubtful accounts               2,484           2,561
---------------------------------------------------------------------------
    Receivables - net                            $  86,006      $   80,766
===========================================================================

Property, plant and equipment, at cost
  Land and improvements                          $   8,069      $    7,184
  Buildings and improvements                        52,767          45,895
  Machinery and equipment                          151,696         112,795
  Engineering drawings                               3,237           3,281
  Office and transportation equipment               33,138          22,900
  Construction in progress                           2,813           5,261
---------------------------------------------------------------------------
    Total                                          251,720         197,316
  Less accumulated depreciation
    and amortization                               126,298         108,688
---------------------------------------------------------------------------
    Property, plant and equipment - net         $  125,422      $   88,628
===========================================================================

Intangible assets
  Cost in excess of net assets acquired         $  387,209      $  310,242
  Other                                             24,963          22,416
---------------------------------------------------------------------------
    Total                                          412,172         332,658
  Less accumulated amortization                     51,362          38,855
---------------------------------------------------------------------------
    Intangible assets - net                     $  360,810      $  293,803
===========================================================================

Accrued expenses
  Accrued payroll and related items             $   22,967      $   22,426
  Accrued taxes                                        870           4,851
  Accrued insurance                                  3,731           3,006
  Other                                              9,051           8,578
---------------------------------------------------------------------------
    Total                                       $   36,619      $   38,861
===========================================================================

Other noncurrent liabilities
  Pension and retiree medical reserves          $   26,845      $   13,722
  Deferred income taxes                             14,860           7,247
  Other                                              4,394           3,335
---------------------------------------------------------------------------
    Total                                       $   46,099      $   24,304
===========================================================================

5. COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 1998, 1997 and 1996 were:

                           1998         1997       1996
==============================================================
Unrealized translation
adjustment:
  Pretax amount          $  (3,524)  $  (1,099) $    3,418
  Tax benefit                    -           -           -
--------------------------------------------------------------
    Aftertax amount      $  (3,524)  $  (1,099) $    3,418
--------------------------------------------------------------

Minimum pension
adjustment:
  Pretax amount          $  (1,109)  $  (1,181) $        -
  Tax benefit                  376         425           -
--------------------------------------------------------------
    Aftertax amount      $    (733)  $    (756) $        -
==============================================================

6. COMMITMENTS AND CONTINGENCIES

At December 31, 1998, total minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $36.6 million. The minimum rental commitments for each of the next five years are as follows: 1999 - $7.7 million; 2000 - $6.5 million; 2001 - $4.8 million; 2002 - $3.0 million; 2003 - $2.0 million;
thereafter - $12.6 million.

Rental expense totaled $8.7 million, $6.7 million and $5.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.

7. STOCK OPTIONS

The Company has stock option plans for outside directors, executives and certain key employees. These options are accounted for using the intrinsic value method and, accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method in 1998, 1997 and 1996, the Company's pro forma net income and EPS would have been as follows:

                             1998       1997       1996
=============================================================
Net income
  As reported            $   62,064  $  58,626  $   50,198
  Pro forma                  59,602     57,063      49,312
Basic EPS
  As reported                  2.12       2.01        1.74
  Pro forma                    2.03       1.96        1.71
Diluted EPS
  As reported                  2.07       1.95        1.69
  Pro forma                    1.98       1.90        1.66

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996, respectively: dividend yield of 1.55%, 1.94% and 1.70%; volatility of 27.7%, 28.9% and 28.6%; risk-free interest rates of 5.6%, 6.6% and 6.2%; and expected lives of 5.5 years.

The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to
1.9 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant and generally expire 10 years from the date of grant. The following table summarizes option activity under the plans:

                                                  Weighted
                                                   Average
                                       Number   Option Price
                                     of Options   Per Share
=============================================================
Outstanding at December 31, 1995     1,854,608     $ 11.27
  Granted                              442,875       25.56
  Exercised                           (116,891)       6.32
  Forfeited                            (45,900)      20.63
                                     ---------

Outstanding at December 31, 1996     2,134,692       14.27
  Granted                              514,250       24.90
  Exercised                           (431,748)       2.36
  Forfeited                            (87,980)      23.47
                                     ---------

Outstanding at December 31, 1997     2,129,214       18.87
  Granted                              605,000       34.86
  Exercised                           (227,376)      14.01
  Forfeited                           (111,730)      28.07
                                     ---------

Outstanding at December 31, 1998     2,395,108       22.89
                                     =========
Exercisable at December 31, 1996       953,482        8.38
                                     =========
Exercisable at December 31, 1997       943,431       14.25
                                     =========
Exercisable at December 31, 1998     1,124,197       16.43
                                     =========

The following table summarizes information about options outstanding at December 31, 1998:

                      Options Outstanding              Options Exercisable
============================================================================
                              Weighted
                               Average     Weighted                 Weighted
 Range of                     Remaining     Average                  Average
 Exercise       Number         Life of     Exercise     Number      Exercise
  Prices      Outstanding     Contract       Price    Exercisable     Price
 $0 to 11       142,825      2.9 years     $  7.74      142,825      $ 7.74
 12 to 23       966,855      5.4 years       16.26      775,030       15.54
 24 to 34     1,285,428      8.5 years       29.57      206,342       25.79
              ---------                               ---------
   Total      2,395,108      6.9 years       22.89    1,124,197       16.43
              =========                               =========

8. LONG-TERM DEBT

Long-term debt at December 31, 1998 and 1997 consisted of the following:

                                       1998        1997
===============================================================
Bank revolving credit facilities,
  including accrued interest         $ 128,692  $  169,807
6.875% Senior Notes                    150,000           -
9.75% Senior Subordinated Notes              -      75,000
Other long-term debt                     4,718      13,610
---------------------------------------------------------------
    Total                            $ 283,410  $  258,417
===============================================================

The Company has a $235 million domestic multi-currency bank revolving credit facility (U.S. Credit Facility). The availability under the U.S. Credit Facility declines in stages commencing July 1, 1999, to $185 million at July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. At December 31, 1998, approximately $144.6 million of the facility was unused.

Interest on the outstanding borrowings under the U.S. Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 35 basis points per annum. The weighted average interest rate on outstanding borrowings under the U.S. Credit Facility was 4.96% at December 31, 1998. A facility fee equal to 15 basis points per annum is payable quarterly on the entire amount available under the U.S. Credit Facility.

The Company also has entered into a $15 million demand line of credit (Short-Term Facility) expiring on June 1, 1999. Borrowings under the Short-Term Facility are at the bank agent's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 1998, there was $5 million borrowed under the Short-Term Facility at an interest rate of 5.60% per annum.

A DM 52.5 million ($31.5 million) credit facility (German Facility) declines to DM 37.0 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. At December 31, 1998, DM 52.0 million ($31.2 million) was outstanding. Interest is payable quarterly on the outstanding balance at LIBOR plus 62.5 basis points per annum.

Total long-term debt outstanding at December 31, 1998 and 1997 included $5.2 million and $3.4 million, respectively, of accrued interest as interest generally is paid through borrowings under the U.S. Credit Facility.

In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part from time-to-time. At December 31, 1998, the fair market value of the Senior Notes was approximately $156 million based on the quoted market price. Proceeds from the Senior Note offering were used to reduce bank debt, and to repay in March 1998 the $75 million principal amount of the 9.75% Senior Subordinated Notes originally due in 2002. After related expenses and fees, this redemption resulted in an extraordinary loss of $2.5 million, or 8 cents per diluted share, net of an income tax benefit of $1.5 million.

IDEX Corporation & Subsidiaries
Notes to Consolidated Financial Statements
(in thousands except shares and per share amounts)


The U.S. Credit Facility and the Indenture for the Senior Notes permit the payment of cash dividends only to the extent that no default exists under these agreements and limit the amount of cash dividends in accordance with specified formulas. At December 31, 1998, under the most restrictive of these provisions, the Company has available approximately $84.8 million for the payment of cash dividends in 1999.

The Company does not use derivative financial instruments for trading or other speculative purposes. Interest rate swaps, a form of derivative, are used to manage interest rate risk. At December 31, 1998, the Company had entered into two interest rate swaps, expiring between August 1999 and August 2000, which have effectively converted approximately $44 million of floating rate debt into fixed rate debt at rates approximating 4.4%.

9. COMMON AND PREFERRED STOCK

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock either at market prices or on a negotiated basis as market conditions warrant. During 1998, the Company did not repurchase any of its common stock.

At December 31, 1998 and 1997, the Company had 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.

10. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps and related controls for process applications. The Dispensing Equipment Group designs, manufactures and distributes precision-engineered equipment for dispensing, metering and mixing paints, and oil and grease lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered equipment for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. No single customer accounted for more than 2% of net sales.

Information as to the operations of IDEX in different business segments is presented below based on the nature of products and services offered. IDEX evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.



                                      1998       1997         1996
=======================================================================
Net sales
  Pump Products
    From external customers        $  373,333  $ 263,581    $  244,641
    Intersegment sales                  2,359      2,337           979
-----------------------------------------------------------------------
      Total group sales               375,692    265,918       245,620
-----------------------------------------------------------------------
  Dispensing Equipment
    From external customers           122,796    138,129        80,112
    Intersegment sales                     48         73            57
-----------------------------------------------------------------------
      Total group sales               122,844    138,202        80,169
-----------------------------------------------------------------------
  Other Engineered Products
    From external customers           144,002    150,453       149,946
    Intersegment sales                      2          2             3
-----------------------------------------------------------------------
      Total group sales               144,004    150,455       149,949
-----------------------------------------------------------------------
    Intersegment elimination           (2,409)    (2,412)       (1,039)
-----------------------------------------------------------------------
      Total net sales              $  640,131  $ 552,163    $  474,699
=======================================================================

Operating income (1)
  Pump Products                    $   74,812  $  61,443    $   55,129
  Dispensing Equipment                 22,483     25,636        14,370
  Other Engineered Products            24,596     26,426        26,595
  Corporate office & other            (12,348)    (9,910)       (8,478)
-----------------------------------------------------------------------
      Total operating income       $  109,543  $ 103,595    $   87,616
=======================================================================

Assets
  Pump Products                    $  370,578  $ 237,870    $  183,749
  Dispensing Equipment                151,380    156,304       167,986
  Other Engineered Products           158,930    166,189       173,030
  Corporate office & other (2)         14,923     38,830        44,980
-----------------------------------------------------------------------
      Total assets                 $  695,811  $ 599,193    $  569,745
=======================================================================
Depreciation and
amortization (3)
  Pump Products                    $   19,326  $  10,193    $    9,509
  Dispensing Equipment                  7,132      7,092         3,523
  Other Engineered Products             6,275      6,916         7,434
  Corporate office & other                202         92           206
-----------------------------------------------------------------------
      Total depreciation
        and amortization           $   32,935  $  24,293    $   20,672
=======================================================================
Capital expenditures
  Pump Products                    $    8,652  $   6,875    $    5,175
  Dispensing Equipment                  4,000      3,000         3,485
  Other Engineered Products             5,328      3,318         2,940
  Corporate office & other              2,783        369            34
-----------------------------------------------------------------------
      Total capital
        expenditures               $   20,763  $  13,562    $   11,634
=======================================================================

(1) Represents business segment operating income after noncash amortization of intangible assets.

(2) Includes assets held for disposition of $29.3 million and $29.8 million at December 31, 1997 and 1996, respectively.

(3) Includes amortization relating to all business combinations accounted for by the purchase method, and excludes amortization of debt issuance expenses.

Information about the Company's operations in different geographical regions for the years ended December 31, 1998, 1997 and 1996 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was deemed material.

                             1998       1997        1996
============================================================
Net sales
  U.S.                     $  389,185  $ 307,492  $  268,318
  Europe                      153,988    141,371     115,816
  Other countries              96,958    103,300      90,565
------------------------------------------------------------
   Total net sales         $  640,131  $ 552,163  $  474,699
============================================================
Long-lived assets
  U.S.                     $  396,826  $ 301,034  $  274,047
  Europe                       98,667     96,160      99,004
  Other countries               4,418      4,732       5,095
------------------------------------------------------------
   Total long-lived assets $  499,911  $ 401,926  $  378,146
============================================================

11. INCOME TAXES

Pretax income for the years ended December 31, 1998, 1997 and 1996 was taxed under the following jurisdictions:

                             1998       1997        1996
============================================================
Domestic                   $   61,139  $  58,748  $   49,694
Foreign                        26,524     25,756      19,750
-------------------------------------------------------------
  Total                    $   87,663  $  84,504  $   69,444
=============================================================

The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 was as follows:

                             1998       1997        1996
============================================================
Current
  U.S.                     $   21,899  $  17,178    $ 15,356
  State and local               1,476      1,379       1,152
  Foreign                       6,447      6,168       4,127
------------------------------------------------------------
    Total current              29,822     24,725      20,635
------------------------------------------------------------
Deferred
  U.S.                            800      3,125       1,795
  State and local                 400        500         125
  Foreign                       2,245      2,679       2,465
------------------------------------------------------------
    Total deferred              3,445      6,304       4,385
------------------------------------------------------------
    Total provision for
      income taxes         $   33,267  $  31,029    $ 25,020
============================================================

Deferred (prepaid) income taxes resulted from the following:

                            1998       1997        1996
============================================================
Employee and retiree
  benefit plans            $      959  $   1,481    $   (269)
Depreciation and
  amortization                  2,848      3,536         852
Inventories                      (895)       323         670
Allowances and accruals            79      2,103       3,745
Financing                        (259)      (103)       (100)
Other                             713     (1,036)       (513)
------------------------------------------------------------
    Total deferred
      tax provision        $    3,445  $   6,304  $    4,385
============================================================

Deferred tax assets (liabilities) related to the following at December 31, 1998 and 1997:

                                         1998         1997
============================================================
Employee and retiree benefit plans   $   6,764     $   4,030
Depreciation and amortization          (23,846)      (12,545)
Inventories                             (4,716)       (1,860)
Allowances and accruals                  5,165         3,738
Financing                                   50          (209)
Other                                    2,663         1,731
------------------------------------------------------------
  Total                              $ (13,920)    $  (5,115)
============================================================

The consolidated balance sheets at December 31, 1998 and 1997 included current deferred tax assets of $940 and $2,132, respectively, included in "Other current assets" and noncurrent deferred tax liabilities of $14,860 and $7,247, respectively, included in "Other noncurrent liabilities."

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 1998, 1997 and 1996 were as follows:

                              1998       1997       1996
============================================================
Pretax income              $   87,663  $  84,504    $ 69,444
============================================================
Provision for income taxes:
  Computed amount at
    statutory rate of 35%  $   30,682  $  29,576   $  24,305
  Foreign sales
    corporation                (1,340)    (1,113)     (1,091)
  Amortization of cost
    in excess of net
    assets acquired             1,583        941         896
  State and local
    income tax (net of
    federal tax benefit)        1,219      1,221         830
  Other - net                   1,123        404          80
------------------------------------------------------------
    Total provision for
      income taxes         $   33,267   $ 31,029   $  25,020
============================================================

No provision has been made for U.S. or additional foreign taxes on $24.6 million of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax which might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

IDEX Corporation & Subsidiaries
Notes to Consolidated Financial Statements
(in thousands except shares and per share amounts)


12. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 1998, and a statement of the funded status at December 31 for both years:

                                              Pension Benefits        Other Benefits
                                              1998        1997       1998        1997
=========================================================================================
Change in benefit obligation
Obligation at January 1                     $ 49,718   $  43,361   $  6,297   $   5,364
Service cost                                   3,056       2,525        367         277
Interest cost                                  3,398       3,031        698         395
Plan amendments                                  232          16          -           -
Acquisitions                                       -           -      3,877           -
Benefits paid                                 (1,822)     (1,709)      (332)       (126)
Actuarial loss                                 4,260       2,494        279         387
-----------------------------------------------------------------------------------------
Obligation at December 31                   $ 58,842   $  49,718   $ 11,186   $   6,297
=========================================================================================

Change in plan assets
Fair value of plan assets at January 1      $ 41,859   $  31,922   $      -   $       -
Actual return on plan assets                   2,367       7,622          -           -
Employer contributions                         4,337       4,383        332         126
Benefits paid                                 (1,822)     (1,709)      (332)       (126)
Administrative expenses                         (237)       (359)         -           -
-----------------------------------------------------------------------------------------
Fair value of plan assets at December 31    $ 46,504   $  41,859   $      -   $       -
=========================================================================================

Funded status
Funded status at December 31                $(12,338)  $  (7,859)  $(11,186)  $  (6,297)
Unrecognized (gain) loss                       5,452      (1,236)      (156)        611
Unrecognized transition obligation               380         357          -           -
Unrecognized prior service cost                2,167       2,195       (842)        (81)
-----------------------------------------------------------------------------------------
Net amount recognized at December 31        $ (4,339)  $  (6,543)   $(12,184)  $  (5,767)
=========================================================================================

The following table provides the amounts recognized in the consolidated balance sheets at December 31 for both years:

Prepaid benefit cost                        $  5,665   $   1,600   $      -   $       -
Accrued benefit liability                    (13,440)    (10,376)   (12,184)     (5,767)
Intangible asset                               1,146       1,052          -           -
Accumulated other comprehensive income         2,290       1,181          -           -
------------------------------------------------------------------------------------------
Net amount recognized                       $ (4,339)  $  (6,543)  $(12,184)  $  (5,767)
==========================================================================================

The Company's nonqualified retirement plans and the retirement plan at Lukas are not funded. The accumulated benefit obligation for these plans was $12,199 and $9,339 at December 31, 1998 and 1997, respectively. The Company's plans for postretirement benefits other than pensions also have no plan assets. The accumulated benefit obligation for these plans was $11,186 and $6,297 at December 31, 1998 and 1997, respectively.

The assumptions used in the measurement of the Company's benefit obligation at December 31, 1998 and 1997 were as follows:

                                                 U.S. Plans           Non U.S. Plans
                                               1998        1997       1998        1997
==========================================================================================
Weighted-averaged assumptions
    Discount rate                              6.75%       7.25%       6.0%    6.0-7.2%
    Expected return on plan assets             9.00%       9.00%       7.0%        7.2%
    Rate of compensation increase              4.00%       4.00%       4.0%        5.7%

The discount rate assumption for benefits other than pension benefits for U.S. plans was 6.75% and 7.25% at December 31, 1998 and 1997, respectively.

The following table provides the components of net periodic benefit cost for the plans in 1998, 1997 and 1996:

                                                        -------------------------------------------------------------------
                                                                Pension Benefits                   Other Benefits
                                                           1998        1997       1996       1998       1997        1996
===========================================================================================================================
Service cost                                            $  3,056   $   2,525   $  2,438       $ 367      $ 277      $  249
Interest cost                                              3,398       3,031      2,808         698        395         348
Expected return on plan assets                            (3,697)     (2,742)    (4,849)          -          -           -
Net amortization                                             295         202      2,789        (148)       (57)        (63)
-------------------------------------------------------------------------------------------- ------------------------------
Net periodic benefit cost                               $  3,052   $   3,016   $  3,186       $ 917      $ 615       $ 534
===========================================================================================================================

The amounts included in other comprehensive income arising from a change in the minimum pension liability was $(733) and $(756) at December 31, 1998 and 1997, respectively.

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants.

Contributions to the multiemployer plan and defined contribution plans were $5,272, $4,423 and $3,265 for 1998, 1997 and 1996, respectively.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually each year to a rate of 6% for 2008 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                                 1% Increase       1% Decrease
===========================================================================================================================
Effect on the service and interest cost components of the
  net periodic benefit cost                                                        $     124        $    (89)
Effect on the health care component of the accumulated
  postretirement benefit obligation                                                $   1,222        $ (1,021)

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1998 and 1997:

------------------------------------------------------------------------------------------------------------------------------------
                                                          1998 Quarters                                 1997 Quarters
====================================================================================================================================
                                             First      Second      Third      Fourth      First      Second      Third      Fourth
Net sales                                  $159,084    $169,461   $159,406   $ 152,180   $131,375    $141,976   $141,799    $137,013
Gross profit                                 64,397      67,335     62,443      58,671     52,109      57,290     56,988      55,970
Operating income                             28,392      30,443     27,517      23,191     23,966      25,966     26,568      27,095
Income from continuing operations            13,889      15,144     13,662      11,701     12,101      13,284     13,724      14,366
Net income                                   12,193      23,914     14,256      11,701     13,395      14,995     14,484      15,752
Basic EPS
  Continuing operations                    $    .47    $    .52   $    .47   $     .40   $    .41    $    .46   $    .47    $    .49
  Net income                                    .42         .82        .49         .40        .46         .51        .50         .54
Weighted average shares outstanding          29,267      29,308     29,339      29,413     29,178      29,180     29,226      29,247
Diluted EPS
  Continuing operations                    $    .46    $    .50   $    .46   $     .39   $    .41    $    .44   $    .45    $    .48
  Net income                                    .40         .79        .48         .39        .45         .50        .48         .52
Weighted average shares outstanding          30,207      30,311     29,980      29,930     29,809      30,028     30,333      30,210

Reports


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1998 and 1997 and the related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
-------------------------------
Deloitte & Touche LLP

Chicago, Illinois
January 19, 1999



MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

Management also is responsible for maintaining a system of internal control with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal control is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal control as of December 31, 1998, is effective and adequate to accomplish the above described objectives.


/s/ Donald N. Boyce
------------------------------------
Donald N. Boyce
Chairman and Chief Executive Officer


/s/ Frank J. Hansen
-------------------------------------
Frank J. Hansen
President and Chief Operating Officer


/s/ Wayne P. Sayatovic
-------------------------------------
Wayne P. Sayatovic
Senior Vice President - Finance and Chief Financial Officer

Northbrook, Illinois
January 19, 1999

                                                                    -------------------------
                                                                    HALE PRODUCTS, INC.
                                                                    700 Spring Mill Ave.
                                                                    Conshohocken, PA 19428
                                                                    (610) 825-6300

                                                                    WILLIAM D. KYSOR
                                                                    President
                                                                    Age: 51
                                                                    Years of Service: 2

                                                                    -------------------------
                                                                    LUBRIQUIP, INC.
Business Units                                                      18901 Cranwood Pkwy.
                                                                    Warrensville Heights, OH 44128
Vice Presidents: (Seated center) Pete Merkel (Group Executive);     (216) 581-2000
(From left to right) John McMurray (Group Executive),
Jim Fluharty (Corporate Marketing and Group Executive),             THOMAS L. ANDREWS
Rod Usher (Group Executive), Dave Windmuller (Operations)           President
                                                                    Age: 52
                                                                    Years of Service: 8
-------------------------       -------------------------
BAND-IT-IDEX, INC.              FLUID MANAGEMENT, INC.              -------------------------
4799 Dahlia St.                 1023 S. Wheeling Rd.                MICROPUMP, INC.
Denver, CO 80216                Wheeling, IL 60090                  1402 N.E. 136th Ave.
(303) 320-4555                  (847) 537-0880                      Vancouver, WA 98684
                                                                    (360) 253-2008
P. PETER MERKEL, JR.            LEENDERT HELLENBERG
Chairman                        President - Europe/Asia             JEFFREY L. HOHMAN
Age: 65                         Age: 53                             President
Years of Service: 26            Years of Service: 14                Age: 45
                                                                    Years of Service: 8
ROGER N. GIBBINS                JOHN P. SNOW
President                       President - Americas                -------------------------
Age: 53                         Age: 54                             PULSAFEEDER, INC.
Years of Service: 14            Years of Service: 22                2883 Brighton -
                                                                      Henrietta Town Line Rd.
-------------------------       -------------------------           Rochester, NY 14623
CORKEN, INC.                    GAST MANUFACTURING, INC.            (716) 292-8000
3805 N.W. 36th St.              2300 Highway M-139
Oklahoma City, OK 73112         Benton Harbor, MI 49023             RODNEY L. USHER
(405) 946-5576                  (616) 926-6171                      President
                                                                    Age: 53
STEVEN E. SEMMLER               WARREN E. GAST                      Years of Service: 18
President                       Chairman
Age: 43                         Age: 67                             -------------------------
Years of Service: 19            Years of Service: 46                VIKING PUMP, INC.
                                                                    406 State St.
                                DONALD D. RIMES                     Cedar Falls, IA 50613
                                President                           (319) 266-1741
                                Age: 53
                                Years of Service: 28                JOHN L. MCMURRAY
                                                                    President
                                                                    Age: 48
                                                                    Years of Service: 6

                                                                    -------------------------
                                                                    WARREN RUPP, INC.
                                                                    800 North Main St.
                                                                    Mansfield, OH 44902
                                                                    (419) 524-8388

                                                                    JEFFERY F. FEHR
                                                                    President
                                                                    Age: 47
                                                                    Years of Service: 7

                                                                    NOTE: Years of service
                                                                    include periods prior to
                                                                    acquisition by IDEX.

Corporate Officers & Directors

From left to right: Clint Kooman, Dennis Metcalf, Frank Notaro, Doug Lennox, John McMurray, Dave Windmuller, Don Boyce, Pete Merkel, Frank Hansen,
Wayne Sayatovic, Jerry Derck, Rod Usher, Jim Fluharty


CORPORATE OFFICERS                    Frank J. Notaro
                                      Vice President -
Donald N. Boyce                          General Counsel and Secretary
Chairman of the Board and             Age: 35
   Chief Executive Officer            Years of Service: 1
Age: 60
Years of Service: 29                  Rodney L. Usher
                                      Vice President -
Frank J. Hansen                          Group Executive
President and                         Age: 53
   Chief Operating Officer            Years of Service: 18
Age: 57
Years of Service: 23                  David T. Windmuller
                                      Vice President -
Wayne P. Sayatovic                       Operations
Senior Vice President - Finance       Age: 41
   and Chief Financial Officer        Years of Service: 18
Age: 52
Years of Service: 26                  Clinton L. Kooman
                                      Controller
Jerry N. Derck                        Age: 55
Vice President -                      Years of Service: 34
   Human Resources
Age: 51                               Douglas C. Lennox
Years of Service: 6                   Treasurer
                                      Age: 46
James R. Fluharty                     Years of Service: 19
Vice President -
   Corporate Marketing and            DIRECTORS
Group Executive
Age: 55                               Donald N. Boyce  []
Years of Service: 11                  Chairman of the Board and
                                         Chief Executive Officer
P. Peter Merkel, Jr.                  IDEX Corporation
Vice President -                      Northbrook, Illinois
   Group Executive                    Age: 60
Age: 65                               Years of Service: 11
Years of Service: 26
                                      Frank J. Hansen
John L. McMurray                      President and Chief
Vice President -                         Operating Officer
   Group Executive                    IDEX Corporation
Age: 48                               Northbrook, Illinois
Years of Service: 6                   Age: 57
                                      Years of Service: 1
Dennis L. Metcalf
Vice President -                      Richard E. Heath
   Corporate Development              Partner
Age: 51                               Hodgson, Russ, Andrews,
Years of Service: 25                     Woods & Goodyear
                                      Buffalo, New York
                                      Age: 68
                                      Years of Service: 10

                                      Henry R. Kravis
                                      Member
                                      Kohlberg Kravis Roberts & Co., L.L.C.
                                      New York, New York
                                      Age: 54
                                      Years of Service: 11

                                      William H. Luers  [] []
                                      President
                                      Metropolitan Museum of Art
                                      New York, New York
                                      Age: 69
                                      Years of Service: 10

                                      Paul E. Raether
                                      Member
                                      Kohlberg Kravis Roberts & Co., L.L.C.
                                      New York, New York
                                      Age: 52
                                      Years of Service: 11

                                      Clifton S. Robbins  []
                                      Member
                                      Kohlberg Kravis Roberts & Co., L.L.C.
                                      New York, New York
                                      Age: 40
                                      Years of Service: 11

                                      George R. Roberts
                                      Member
                                      Kohlberg Kravis Roberts & Co., L.L.C.
                                      San Francisco, California
                                      Age: 55
                                      Years of Service: 11

                                      Neil A. Springer  [] [] []
                                      Managing Director
                                      Springer Souder & Assoc. L.L.C.
                                      Chicago, Illinois
                                      Age: 60
                                      Years of Service: 9

                                      Michael T. Tokarz  []
                                      Member
                                      Kohlberg Kravis Roberts & Co., L.L.C.
                                      New York, New York
                                      Age: 49
                                      Years of Service: 11

                                      Member of:
                                      [] Executive Committee
                                      [] Audit Committee
                                      [] Compensation Committee


                                      NOTE: Years of service for
                                      corporate officers includes periods
                                      with predecessor to IDEX.

Shareholder Information



CORPORATE EXECUTIVE OFFICES
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070

INVESTOR INFORMATION
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President - Finance and Chief Financial Officer. Further information on IDEX can be found on our World Wide Website at www.idexcorp.com.

REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 461-2288

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

DIVIDEND POLICY
IDEX increased the quarterly dividend on its common stock beginning January 29, 1999, to $.14 per share per calendar quarter, up 4% from last year's dividend of $.135 per share. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Note 8 of the Notes to Consolidated Financial Statements.

STOCK MARKET INFORMATION
IDEX common stock was held by an estimated 7,700 shareholders at December 31, 1998, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.

FORM 10-K
Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX or through its Website at www.idexcorp.com.

ANNUAL MEETING
The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 23, 1999 at 10:00 a.m. in the:

     Shareholders Room of Bank of America NT&SA
     231 South LaSalle Street
     Chicago, Illinois 60697


                        [GRAPH]



QUARTERLY STOCK PRICE

                ----------------------------------------------
                                 Quarter
==============================================================
                 First     Second      Third      Fourth

1998   High      36 3/4     38 3/4     34 11/16   30 3/8
       Low       32 3/8     33 7/8     19   1/2   22 5/8
       Close     36 3/8     34 1/2     26  9/16   24 1/2

1997   High      27         34 3/8     35 15/16   36 11/16
       Low       23 1/2     23 1/4     31 7/16    31  9/16
       Close     23 1/2     33         33 3/8     34   7/8