Form 10-K405, Exhibit 13
period 1999-12-31
IDEX CORP /DE/
filed 2000-02-04
CIK 832101

                               TABLE OF CONTENTS



Shareholders' Letter............. 2


Business Groups.................. 4


Business Profile................. 6


New Products, New Markets,
New Applications ................ 8


Acquisition Strategy.............10


Market Leadership................12


Historical Data..................14


Management's Discussion
& Analysis ......................16


Financial Statements.............22


Business Units...................35


Corporate Officers
& Directors .....................36


Shareholder Information......... 37


IDEX CORPORATION manufactures an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the world. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins.


Among the factors in the success equation at IDEX are emphasis on the worth of our people, fleetfootedness, ethical business conduct, superior customer service, top-quality products, continuing new product development, market share growth, international expansion, and above-average shareholder returns. The IDEX acronym stands for -- and the essence of IDEX is -- Innovation, Diversity, and EXcellence. IDEX shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol IEX.


Total Shareholder Returns
-------------------------

[ ]  IDEX
[ ]  Russell 2000 Index
[ ]  S&P 500 Index

[BAR GRAPH APPEARS HERE]

$600

 500

 400

 300

 200

 100


88   89   90   91   92   93   94   95   96   97   98   99


Total return to IDEX shareholders since going public in June 1989 has been 416%. In the same period the S&P 500 Index has increased 492%, and the Russell 2000 Index rose 246%.

Financial Highlights (in thousands except share and per share amounts)


Years ended December 31,        1999            CHANGE       1998           CHANGE        1997
================================================================================================
RESULTS OF
OPERATIONS

Net sales                     $655,041             2%      $640,131            16%      $552,163
Operating income               104,677            (4)       109,543             6        103,595
Interest expense                18,020           (19)        22,359            22         18,398
Income from
  continuing operations         54,428            --         54,396             2         53,475
Net income                      54,428           (12)        62,064             6         58,626

FINANCIAL POSITION

Working capital               $122,081             6%      $115,635            (3)%     $119,466
Total assets                   738,567             6        695,811            16        599,193
Long-term debt                 268,589            (5)       283,410            10        258,417
Shareholders' equity           329,024            15        286,037            20        238,671

PERFORMANCE MEASURES

Percent of net sales
  Operating income                16.0%                        17.1%                        18.8%
  Income from
    continuing operations          8.3                          8.5                          9.7
Net income return on
  average assets                   7.6                          9.6                         10.0
Debt as a percent of
  capitalization                  44.9                         49.8                         52.0
Net income return on
  average shareholders'
  equity                          17.7                         23.7                         27.0

PER SHARE DATA-DILUTED

Income from
  continuing operations       $   1.81            --%      $   1.81             2%      $   1.78
Net income                        1.81           (13)          2.07             6           1.95
Cash dividends paid                .56             4            .54            13            .48
Shareholders' equity             11.10            14           9.71            19           8.16

OTHER DATA

Employees at year end            3,773            (1)%        3,803            14%         3,326
Shareholders at year end         7,000            (9)         7,700            10          7,000
Weighted average
  shares outstanding            30,085            --         30,052            --         29,999

1

Net Sales
---------

(in millions)

[BAR GRAPH APPEARS HERE]

$700
 600
 500
 400
 300
 200
 100


88   89   90   91   92   93   94   95   96   97   98    99

Sales have grown at a 15% compound annual rate since 1994.


Earnings Per Share - Diluted
----------------------------

(continuing operations)

[BAR GRAPH APPEARS HERE]

$1.80
 1.60
 1.40
 1.20
 1.00
  .80
  .60
  .40
  .20

88   89   90   91   92   93   94   95   96   97   98   99

Diluted earnings per share have increased at a 13% compound annual rate in the last five years.

International Sales
-------------------

[ ] Percent of net sales
[ ] Amount in millions

[BAR GRAPH APPEARS HERE]

$250               50%
 200                45
 150                40
 100                35
  50                30
                    25
                    20
                    15
                    10
                     5


87   88   89   90   91   92   93   94   95   96   97   98   99


International growth continues to be a key factor in IDEX's success.

Operating Margins
-----------------

[ ]  IDEX
[ ]  Value Line Industrial Composite Index

[LINE CHART APPEARS HERE]

25%
 20
 15
 10
  5

88   89   90   91   92   93   94   95   96   97   98   99


Since its formation, IDEX has continuously achieved significantly higher operating margins than most manufacturers.

Net Income Margins from
 Continuing Operations
-----------------------

[ ]  IDEX
[ ]  Value Line Industrial Composite Index

[LINE CHART APPEARS HERE]

15%
 10
  5

88  89   90   91   92   93   94   95   96   97   98   99


IDEX's net income margins exceed those of most manufacturers.

Shareholders' Letter

2

To Our Shareholders:

We are pleased to report that IDEX Corporation achieved another year of strong profitability and cash flow, although conditions in certain of the markets we serve were somewhat less favorable than had been anticipated when the year began. The rebound in the important process markets has yet to occur, but our diversity served us well, and we experienced improving conditions in several other markets, including those served by our Dispensing Equipment Group. We were further aided in 1999 by the introduction of new products, the development of a number of new market opportunities and by gaining share in existing markets. An acquisition at midyear was also helpful, and we were able to use our very strong cash flow to reduce debt and interest expense.

Sales increased to $655.0 million, up 2% over the $640.1 million recorded in 1998. Net income from continuing operations of $54.4 million and diluted earnings per share of $1.81 matched last year's records. Operating income represented a strong 16.0% of sales in 1999, but was below the 17.1% recorded in 1998, primarily because of conditions in process markets served by our higher margin businesses.

Interest expense decreased by over 19% to a total of $18.0 million in 1999. The decline in interest expense offset the somewhat lower operating income. This enabled IDEX to achieve income before tax from continuing operations of $87.2 million, essentially equivalent to last year's record of $87.7 million.

IDEX again demonstrated its strong cash flow characteristics in 1999. Earnings before interest, taxes, depreciation and amortization totaled $140 million, and debt to total capitalization of 44.9% was the lowest in the company's history. This puts us in an excellent position to aggressively pursue profitable growth initiatives both internally and through additional acquisitions.


Internal Development

We believe that one of the keys to IDEX's success has been the internal benchmarking that takes place among our business units. Our businesses share many common characteristics, and people from various functional areas regularly meet to share best practices. This has resulted in a process of continuous improvement, capitalizing on the best ideas to improve not only financial results, but every aspect of the business from customer service, to product development, to quality, to human resource development.

We worked hard to maintain our leading positions in niche markets in 1999. Among the reasons for our success is our continued dedication to customer service. Many of our businesses are working to provide "just-in-time" delivery support to their customers and all of our companies are operating with state-of-the-art business systems. Every IDEX business unit is certified under the internationally recognized ISO 9000 quality standard, and each expects full certification under the ISO 14000 environmental standards by the end of 2000. While our facilities are in excellent condition and we have ample production capacity, we continue to

Donald N. Boyce
Chairman of the Board

Frank J. Hansen
President and Chief Executive Officer


invest in the latest production equipment to maintain our leading edge in the marketplace.

Importantly, we are guided by a strict code of ethics that provides the fabric to tie our almost 4,000 people together in a common commitment to excellence.

External Development

Acquisitions are an important part of the IDEX growth strategy and we continue to place heavy emphasis on finding candidates that meet our criteria of having leading positions in niche markets and serving a diverse customer base. We're looking for profitable industrial businesses, both private and public, that have the potential for growth and margin improvement.

On June 4, 1999, we acquired FAST S.p.A., headquartered in Milan, Italy, in a $62 million cash transaction. FAST is a leading European manufacturer of refinishing and color-formulation equipment for a number of applications including paints, coatings, inks, colorants and dyes. This company, similar to our Fluid Management business, fits the IDEX profile very well, giving us further market diversity and an increased presence in Europe and other international markets.

Emphasizing Profitable Top-Line Growth

Our entire management team is dedicated to achieving profitable top-line growth. This objective is being pursued in the following ways:

- New Product Development

  IDEX has long had a history of successfully introducing market-driven, innovative products and 1999 was no exception. Every IDEX business launched exciting new products that will further enhance our leadership positions in the markets we serve. Again in 1999, we estimate that approximately 25% of our sales resulted from products that were either newly introduced or totally redesigned within the last four years.

- New Markets and Applications

  Exciting new growth initiatives are underway at IDEX. In 1999, we launched a major effort to find new market opportunities. We also identified currently served niche markets where our shares were lower than our overall market share and where the opportunity for growth was high. You'll read more about some of these market initiatives in other sections of this report. Every IDEX business unit has identified and is actively attacking specific profitable growth opportunities by entering new markets, appointing niche distributors to expand existing markets, and strengthening their international presence. These growth opportunities are explored in regular strategic meetings, and our incentive systems reward profitable growth. We're confident that significant growth potential exists in all of our business units, and that we'll begin to see the results of our efforts in the coming years.

- Electronic Commerce

  IDEX businesses are aggressively pursuing growth opportunities through e-commerce. Every business unit has an excellent Website, and we are partnering with our distributors to provide technical support, products and services through the Internet. We encourage you to check out our business unit Websites identified on pages 6 and 7 of this annual report.

Management Transition

On March 31, 1999, Donald N. Boyce, who had been Chairman and Chief Executive Officer of IDEX since its founding in 1988, retired from active service. Mr. Boyce continues in his role as Chairman of the Board. Succeeding Mr. Boyce as Chief Executive Officer on April 1, 1999, was Frank J. Hansen, who had been named President and Chief Operating Officer on January 1, 1998. On November 30, 1999, it was announced that Mr. Hansen had made the decision to retire when a successor is appointed. While both Messrs. Boyce and Hansen have served the company for many years, they are backed by a seasoned and deep management team that has an excellent track record in operating highly profitable manufacturing businesses. We are confident that this very capable group, led by an outstanding new chief executive officer, will continue IDEX's strong record of profitable growth in the years ahead.

Outlook

As IDEX enters the new millennium, we are very optimistic about both our short- and long-term prospects. We anticipate improving results as the new year progresses, and, barring unforeseen circumstances, we expect to achieve record orders, sales and earnings per share in 2000. Several factors should contribute to growth. These include the positive trend of leading economic indicators for our end-markets, and an improving international economy led by the rebound underway in the Asia Pacific region. We'll also benefit from our continued emphasis on profitable growth initiatives, margin improvement at recently acquired businesses, the use of the company's strong cash flow to cut debt and interest expense, and our continued pursuit of an active and successful acquisition strategy. We have many good things going for us with our proprietary, market-leading products serving diverse markets around the world, our outstanding dedicated employees, and all of the efforts that are underway to assure future growth.

We want to thank our customers for their confidence in our products, our vendors for their valued assistance, and the people of IDEX for their significant contributions to the success of our company. With the continued support of these people, we can't help but be excited about IDEX's future prospects.

4

1999 Sales
----------

[PIE CHART APPEARS HERE]

[ ] 57% Pump Products
[ ] 21% Dispensing Equipment
[ ] 22% Other Engineered Products


Rod Usher, IDEX Vice President -- Group Executive and President of Pulsafeeder, pictured with a new high-pressure, high-flow PULSA series diaphragm metering pump.

Business Groups

  IDEX's business units are organized into three groups: Pump Products, Dispensing Equipment and Other Engineered Products.

  These businesses design, manufacture and market an extensive array of proprietary, highly engineered fluid handling devices and other engineered equipment to customers in a variety of industries around the world.

PUMP PRODUCTS

  - Corken
  - Gast Manufacturing
  - Micropump
  - Pulsafeeder
  - Viking Pump
  - Warren Rupp


  These six business units design, produce and distribute some of the most recognized names in industrial pumps, compressors and related controls. Applications range from pumping chemicals and lubricants; to moving paints, inks and fuels; to providing clean, quiet sources of air in medical and industrial applications. The group's complementary lines of specialized positive displacement pumps and related products include rotary gear, vane and lobe pumps; air-operated diaphragm pumps; miniature gear pumps; peristaltic metering pumps and vacuum pumps; air motors and compressors. These precision-engineered devices give customers an unparalleled range of choices to meet their needs.

  The Pump Products Group accounted for 57% of our sales and 56% of our profits in 1999, with 31% of sales to customers outside the United States.

---------------
Pulsafeeder PULSAtron(R) PLUS metering pump and controller

---------------
Gast regenerative blower

---------------
Blagdon (Warren Rupp) high-pressure diaphragm pump

---------------
Micropump metal injection molded mag drive pump

Roger Gibbins, President of Band-It, with Tom Roter, Application Engineer, as he demonstrates a new band packaging machine.

DISPENSING EQUIPMENT

  - FAST
  - Fluid Management
  - Lubriquip


  This group consists of three business units that produce highly engineered equipment for dispensing, metering and mixing colorants, paints, inks, dyes; refinishing equipment; and centralized lubrication systems. This proprietary equipment is used in a variety of retail and commercial industries around the world. These units provide componentry and systems for applications such as tinting paints and coatings; providing industrial and automotive refinishing equipment; and the precise lubrication of machinery and transportation equipment.

  The Dispensing Equipment Group contributed 21% of our sales and 22% of our profits in 1999, and 48% of the group's sales were to international customers.


FAST Help 2000 computerized scale

Lubriquip lubrication system controllers

Fluid Management computer-controlled colorant dispenser

Band-It battery-operated clamping tool

Hurst (Hale Products) telescoping rescue ram


OTHER ENGINEERED PRODUCTS

  - Band-It
  - Hale Products

  The two business units in this group manufacture engineered banding and clamping devices, fire fighting pumps and rescue tools. Our high quality stainless steel bands, buckles and preformed clamps and related installation tools are used worldwide in industrial and commercial markets. Their applications include securing hoses, signals, pipes, poles, electrical lines, sign-mounting systems and numerous other "hold-together" applications. The group also includes the world's leading manufacturer of truck-mounted fire pumps and rescue tool systems, sold under the Hale, Hurst Jaws of Life(R) and Lukas(R) tradenames.

  This group represented 22% of our sales and our profits in 1999. Sales to non-U.S. customers accounted for 51% of total group sales.


5


1999 Profits
------------

[PIE CHART APPEARS HERE]

[ ] 56% Pump Products

[ ] 22% Dispensing Equipment

[ ] 22% Other Engineered Products

8


New Product Sales
-----------------

[PIE CHART APPEARS HERE]

[ ]  One-quarter of sales come from new products

Leen Hellenberg, President of Fluid Management - Europe/Asia, with a new computer-controlled paint dispenser.

Pump Products
-------------

Corken

Gast Manufacturing

Micropump

Pulsafeeder

Viking Pump

Warren Rupp


Dispensing Equipment
--------------------

FAST

Fluid Management

Lubriquip


Other Engineered Products
-------------------------

Band-It

Hale Products



Photo - 1:
Bill Kysor, President of Hale Products, watches Mike Farmer, Product Specialist, demonstrate how to use the Hurst Jaws of Life(R) to extricate a victim of a car crash.

Photo - 2:
Jeff Fehr, President of Warren Rupp, in the test lab with a next generation aluminum SandPIPER II(R) double-diaphragm pump.

Photo - 3:
Jeff Hohman, President of Micropump (center), with Dan Spencer (left) and Sally DeVore (right) from their Flow Components distributor, observing the new metal injection molded pump.

Photo - 4:
Steve Semmier, President of Lubriquip, stands beside a Trabon(R) Lubrication System installed on an injection molding machine.

Business Profile

6 / 7

Product offerings


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Positive displacement rotary vane     Vacuum pumps, air motors,             Small, precision-engineered,
pumps, single and multistage          vacuum generators, regenerative       magnetically and electromagnetically
regenerative turbine pumps, and       blowers and fractional horsepower     driven rotary gear, piston and
small horsepower reciprocating        compressors.                          centrifugal pumps.
piston compressors.


PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Metering pumps, special purpose       Rotary gear, lobe and metering        Double-diaphragm pumps, both
rotary pumps, peristaltic pumps,      pumps, strainers and reducers,        air-operated and motor-driven,
electronic controls and dispensing    and related electronic controls.      and accessories.
equipment.

FAST

Precision-designed tinting, mixing,
measuring and dispensing equipment
for refinishing, architectural and
industrial paints, inks, dyes,
pastes and other liquids.
----------------------------------------------------------------------------------------------------------------------------------

Brand names*


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Corken, Coro-Flo, Coro-Vane,          Gast, Regenair, Smart-Air, Roc-R      Micropump, Delta, Integral Series
Coro-Vac, Sabre

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Pulsafeeder, Knight, PULSAR,          Viking, Vican, Viking Mag Drive,      Warren Rupp, SandPIPER, Marathon,
PULSAtron, PULSAtrol, Chem-Tech,      Viking Flow Manager, Vi-Corr,         PoweRupp, RuppTech, Blagdon
Eco, Isochem, Mec-O-Matic             Duralobe, Classic, On-Line, SQ,
                                      RTP, Lid Ease
FAST

FAST, Leonardo, Donatello,
Michaelangelo, Giotto, Hercules,
Galileo, Top Mix, Vincent, Newton,
Unicover, Eurocombi, Help 2000
----------------------------------------------------------------------------------------------------------------------------------

Markets served


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Liquefied petroleum gas (LPG), oil    Medical equipment, environmental      Printing machinery, medical equipment,
and gas, petrochemical, pulp and      equipment, computers and electronics, chemical processing, pharmaceutical,
paper, transportation, marine,        printing machinery, paint mixing      refining, laboratory, electronics,
food processing and general           machinery, packaging machinery,       pulp and paper, water treatment
industrial. 45% of sales outside      graphic arts and industrial           and textiles. 50% of sales
the U.S.                              manufacturing. 20% of sales outside   outside the U.S.
                                      the U.S.

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Water and wastewater treatment,       Chemical, petroleum, pulp and paper,  Chemical, paint, food processing,
power generation, pulp and paper,     plastics, paints, inks, tanker        electronics, construction, utilities,
chemical and hydrocarbon processing,  trucks, compressor, construction,     mining and industrial maintenance.
swimming pool, industrial and         food, beverage, personal care,        50% of sales outside the U.S.
commercial laundry and dishwashing.   pharmaceutical and biotech. 30% of
30% of sales outside the U.S.         sales outside the U.S.

FAST

Through architectural, refinishing
and industrial paint producers,
precision equipment is supplied to
retail and commercial stores, home
centers, and automotive body shops.
95% of sales outside the U.S.
----------------------------------------------------------------------------------------------------------------------------------

Product applications


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Products used for transfer and        Air motors for industrial equipment   Pumps and fluid management systems
recovery of non-viscous, toxic,       applications, and vacuum pumps and    for low-flow abrasive and corrosive
and hazardous fluids in either        fractional horsepower compressors     applications such as inks, dyes,
liquid or vapor form, such as LPG,    for specialty pneumatic applications  solvents, chemicals, petrochemicals,
chlorine, high temperature water,     requiring a quiet, clean source       acids and chlorides.
fluorocarbons, carbon dioxide,        of moderate vacuum or pressure.
solvents, ammonia, natural gas, and
nitrogen.

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Pumps, controls and dispensing        Pumps for transferring and metering   Pumps for abrasive and semisolid
equipment for introducing precise     thin and viscous liquids, including   materials as well as for applications
amounts of fluids into processes      chemicals, petroleum products,        where product degradation is a concern
to manage water quality and chemical  paints, inks, coatings, adhesives,    or where electricity is not available
composition.                          asphalt, foods, pharmaceuticals,      or should not be used.
                                      soaps, beverages and shampoos.

FAST

Dispensing, metering and mixing
equipment for precise and reliable
reproduction of colors based on
paint producers' formulas.
----------------------------------------------------------------------------------------------------------------------------------

Competitive strengths


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Market leader for pumps and           A leading manufacturer of             Market and technology leader in
compressors used in LPG               air-moving products with an           corrosion-resistant, magnetically and
distribution facilities with an       estimated one-third U.S. market       electromagnetically driven, miniature
estimated 50% U.S. market share.      share in air motors, low and          pump technology with an estimated
                                      medium range vacuum pumps, vacuum     40% U.S. market share.
                                      generators, regenerative blowers
                                      and fractional horsepower
                                      compressors.

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

A leading manufacturer of metering    Largest internal gear pump producer   A leading double-diaphragm pump
pumps, controls and dispensing        with an estimated 35% share of U.S.   producer offering products in
equipment used in water treatment,    rotary gear pump market. Also a       several materials, including composites,
process applications and warewash     producer of external gear and rotary  stainless steel, aluminum and cast
institutional applications.           lobe pumps.                           iron. Estimated one-quarter U.S. market
Estimated 40% U.S. market share.                                            share.

FAST

Quality service, innovative
components and products for the
architectural paint and refinishing
markets. Estimated 33% worldwide
share of refinishing equipment
market.
----------------------------------------------------------------------------------------------------------------------------------

Website addresses


CORKEN                                GAST MANUFACTURING                    MICROPUMP

www.corken.com                        www.gastmfg.com                       www.micropump.com
                                      www.gasthk.com                        www.micropump.co.uk
                                      www.gastltd.com
                                      www.yourairstore.com

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

www.pulsa.com                         www.vikingpump.com                    www.warrenrupp.com
www.knightequip.com                   www.johnsonpumpuk.co.uk               www.blagdonpump.com
                                      www.vikingpumpeurope.com
                                      www.vikingpumpcanada.com
                                      www.pumpschool.com

FAST

www.fast.it
----------------------------------------------------------------------------------------------------------------------------------

Examples of recently
introduced products*


CORKEN                                GAST MANUFACTURING                    MICROPUMP

High-pressure two-stage vertical      New series of regenerative blowers    Electronic drives for industrial
compressors used for handling CO2     for parts washing, air knives, and    and bench-top laboratory applications
in the dry cleaning industry and      cleaning equipment. New series of     and an abrasives handling pump for
industrial parts cleaning             miniature diaphragm pumps for         white inks and pigments. Expanded
applications. New high-capacity       personal air sampling and gas         flow and pressure envelope for new
Coro-Vac vacuum pump for purging      detection. Linear technology pumps    metal injection molded stainless
air from cylinders and tanks prior    for sewage aeration and air bed       steel pump.
to filling with LP gas.               inflation systems.


PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Two advanced PULSAtron PLUS solenoid  A new line of metric gear pumps       New series of next generation
metering pumps with innovative        to run at standard motor speeds.      SandPIPER II non-metallic diaphragm
monitoring and control features.      O-ring seal rotary lobe pump          pumps and the SandPIPER II 3" lightweight
New high-pressure and high-flow       that provides ease of maintenance     aluminum diaphragm pump. New series
PULSA series diaphragm metering       for strip clean applications.         of non-metallic surge dampeners.
pumps and a series of PULSAtrol       Stainless steel rotary lobe pump
PLUS multi-purpose cooling            for synthetic fiber applications.
tower/boiler water treatment          Rotary transport pump, for
controllers.                          high-speed unloading of food,
                                      beverage and chemical transport
                                      trucks.
FAST

New series of fully automatic
dispensers with flat screen
technology, and a line of automatic
gyroscopic mixers. A new
computerized scale for the automotive
refinishing market designed
exclusively for FAST by Pininfarina,
the designer of Ferrari and Alfa
Romeo cars.
----------------------------------------------------------------------------------------------------------------------------------

Manufacturing locations


CORKEN                                GAST MANUFACTURING                    MICROPUMP

Oklahoma City, Oklahoma               Benton Harbor, Michigan               Vancouver, Washington
                                      Bridgman, Michigan                    St. Neots, England
                                      High Wycombe, England

PULSAFEEDER                           VIKING PUMP                           WARREN RUPP

Rochester, New York                   Cedar Falls, Iowa                     Mansfield, Ohio
Lake Forest, California               Windsor, Ontario, Canada              Washington, England
Punta Gorda, Florida                  Eastbourne, England
Enschede, The Netherlands             Shannon, Ireland

FAST

Cinisello Balsamo (Milan),
Italy
----------------------------------------------------------------------------------------------------------------------------------

*Brand names shown are registered trademarks of IDEX and/or its subsidiaries.

Product offerings


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Precision-engineered equipment for     Centralized oil and grease lubrication     Stainless steel bands, buckles,
dispensing, metering and mixing        systems, force-feed lubricators,           preformed clamps, cable ties,
paints, coatings, colorants, inks,     metering devices, related electronic       installation tools and modular
dyes, and other liquids and pastes.    controls and accessories.                  sign-mounting systems.

HALE PRODUCTS

Truck-mounted and portable fire
pumps, and rescue tool systems.
-------------------------------------------------------------------------------------------------------------------------------

Brand names*


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Fluid Management, Harbil, Miller,      Trabon, Manzel, Kipp, OPCO, Grease         Band-It, Signfix, Tespa, Self-Lok,
Blendorama, Tintmaster, Accutinter,    Jockey, TrackMaster, Spindl-Gard,          Ultra-Lok, Band-It Jr, Ball-Lok,
Eurotinter, ColorPro, Prisma,          Injecto-Flo, Mill-Gard                     Band-Lok, Infocurve
EZ Load, GyroMixer

HALE PRODUCTS

Hale, Godiva, LUKAS, Hurst Jaws
of Life, FoamMaster, CAFSMaster,
Century, Green Cross, Hurst Entry
Systems, Typhoon, Qflo, Qmax
-------------------------------------------------------------------------------------------------------------------------------

Markets served


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Retail and commercial paint stores,    Machine tools, transfer machines,          Transportation equipment, oil
hardware stores, home centers,         conveyors, packaging machinery,            and gas, industrial maintenance,
department stores, printers, and       transportation equipment, construction     electronics, electrical, communications,
paint and ink manufacturers. 50% of    machinery, and food processing             aerospace, traffic and commercial
sales outside the U.S.                 and paper machinery. 20% of sales          signs. 60% of sales outside the U.S.
                                       outside the U.S.

HALE PRODUCTS

Public and private fire and rescue
applications. 45% of sales outside
the U.S.
-------------------------------------------------------------------------------------------------------------------------------

Product applications


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Fluid management systems for precise   Lubrication devices to prolong             Clamps and bands for securing hose
blending of base paint, tints and      equipment life, reduce maintenance         fittings, signs, signals, pipes, poles,
colorants, and inks and dyes in a      costs and increase productivity.           electrical shielding and bundling
broad range of industries from retail                                             and numerous other "hold-together"
point-of-sale equipment to in-plant                                               applications for industrial and
manufacturing systems.                                                            commercial use.


HALE PRODUCTS

Pumps for water or foam to extinguish
fires, rescue equipment for extricating
accident victims, forced entry
equipment for law enforcement and
disaster recovery, and tools for use
in the structural collapse of buildings
and automotive recycling.
-------------------------------------------------------------------------------------------------------------------------------

Competitive strengths


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Industry innovator and worldwide       Market leader in centralized oil           World's leading producer of
market leader in automatic and         lubrication systems serving a broad        high-quality stainless steel bands,
manually operated dispensing,          range of industries. Estimated one-third   buckles and clamping systems, with
metering and mixing equipment for the  U.S. market share.                         an estimated 40% worldwide market
paints and coatings market. Estimated                                             share.
50% worldwide market share.

HALE PRODUCTS

World's leading manufacturer of
truck-mounted fire pumps and rescue
systems with an estimated 50%
worldwide market share.
-------------------------------------------------------------------------------------------------------------------------------

Website addresses


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

www.fluidman.com                       www.lubriquip.com                          www.band-it-idex.com
www.fluidman.nl                                                                   www.signfix.co.uk
www.fluidman.com.au

HALE PRODUCTS

www.haleproducts.com
www.hurstjaws.com
www.lukas.de
-------------------------------------------------------------------------------------------------------------------------------

Examples of recently
introduced products*


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Space saving, stackable, one-gallon    New variable output grease system for      Patented Ultra-Lok free-end clamping
orbital mixer with low-maintenance     on-highway truck chassis/trailer market.   system for municipal sign, signal and
gear drive. Modular industrial         OPCOnet Conveyer Monitoring System with    utility pole applications. New
coatings dispenser with Colorpro       chain wear monitoring and data             Ultra-Lok portable battery-powered
software. ColorPro ink formula and     acquisition modules for the                installation tool, and 5/8" coated
Inventory Management software.         conveyor/material handling market.         Band-It ties for heavy-duty marine
New high-speed colorant dispenser                                                 applications.
for home centers.

HALE PRODUCTS

Redesigned line of portable,
gasoline and diesel powered pumps.
New line of Hurst tools, including
the Transformer Spreader and X-Tractor
tools. Hurst forcible entry tools for
the police and SWAT markets.
-------------------------------------------------------------------------------------------------------------------------------

Manufacturing locations


FLUID MANAGEMENT                       LUBRIQUIP                                  BAND-IT

Wheeling, Illinois                     Warrensville Heights, Ohio                 Denver, Colorado
Sassenheim, The Netherlands            Madison, Wisconsin                         Bristol, England
Unanderra, Australia                                                              Staveley, England
                                                                                  Tipton, England
                                                                                  Singapore

HALE PRODUCTS

Conshohocken, Pennsylvania
Shelby, North Carolina
St. Joseph, Tennessee
Warwick, England
Erlangen, Germany
-------------------------------------------------------------------------------------------------------------------------------

Steve Fairbanks, President of Corken, shown with a new high-pressure, two-stage compressor for gas and liquid transfer and recovery.

New Products, New Markets, New Applications

  IDEX continually improves product and process technologies and introduces new products to meet the needs of our customers. In fact, one in 10 people at IDEX is directly involved in product or process technology development.

  Product innovation is a key factor in our success. This is illustrated by the fact that, for each of the last 12 years, about one-fourth of IDEX sales came from products that were totally redesigned or introduced within the preceding four years.

  But our efforts don't stop there. In addition to creating new products and improving our processes, IDEX constantly seeks out new markets and applications for our products, creating greater sales opportunities. Examples of recently identified markets and applications for our products include:

  - Hale Products, makers of the Hurst Jaws of Life(R) rescue tools, has redesigned and developed new products for law enforcement and other agencies for use in gaining fast entry into structures during drug enforcement and other emergency procedures. The Hurst and Lukas tools are now also being marketed for use in the structural collapse of buildings and automotive recycling.

  - Viking Pump -- long a well-known name in the chemical processing industry -- is making inroads in the sanitary markets for food, pharmaceutical and medical applications through the introduction of new products and the appointment of focused niche distributors.

  - Corken -- the established leader in pumps and compressors for liquefied petroleum gas (LPG) -- is utilizing its newly developed products in the emerging CO2 dry cleaning industry, helping to eliminate the use of toxic materials.

  - Fluid Management -- the world's leading producer of color-formulation equipment for the paints and coatings industry -- has utilized its technology to automate the dispensing of dye in the hair coloring process in styling salons. In addition, a direct service organization has been established to support and maintain all dispensing and mixing equipment in the paint departments of home improvement stores.

  IDEX will continue to tap new markets and applications for its products. We will use a disciplined approach to identify areas with the strongest potential. We have a unique combination of experience, engineering knowledge, and manufacturing capabilities that will enable IDEX to build sales opportunities in diverse markets worldwide.

  Whether developing new products or targeting new markets and applications, the foundation for IDEX's success is quality. The internationally recognized ISO 9000 quality standard is the benchmark for quality, and each of our worldwide manufacturing locations is certified under this standard. This certification reinforces our tradition of manufacturing integrity, and ensures our customers always receive first-class, high quality products.

  Innovation is the first word in the IDEX acronym. It refers not only to the new products we develop, but also to the innovative ideas we conceive to compete in new markets and develop new applications. IDEX is committed to growing stronger through product, application and market innovation.

Don Rimes, President of Gast, holds a miniature diaphragm vacuum pump for environmental applications, and is next to a new regenerative blower used in material handling and sewage treatment applications.

10


1999 Repair & Replacement Sales
-------------------------------

[PIE CHART APPEARS HERE]

[ ] Estimated one-third of sales come from repair & replacement


1999 Sales from Acquisitions
----------------------------

[PIE CHART APPEARS HERE]

[ ] 18% of sales came from Gast Manufacturing and FAST

Reza Arabnia, President of FAST, IDEX's newest acquisition, at its headquarters in Milan, Italy.

Acquisition Strategy

  IDEX has a time-tested acquisition strategy that promotes growth in shareholder value rather than growth for growth's sake. We apply carefully designed criteria to acquire good companies and make them better, through internal benchmarking, sharing of best practices and financial discipline.

  IDEX has completed 14 acquisitions since 1989. Each has met our strict criteria and contributes to the strength of our bottom line. We will continue to follow this disciplined approach, and we plan to acquire more companies that produce proprietary industrial products with leading positions in their niche markets.

  Our most recently completed acquisitions are:

  - FAST, acquired in June 1999, is a Milan, Italy-based leading producer of high-quality refinishing equipment, including stirring lids, mixing racks and mixers for a number of automotive and industrial refinishing applications. It is also a leading manufacturer of color-formulation equipment for dispensing and mixing applications, including paints, coatings, inks, colorants and dyes.

  - Gast Manufacturing, purchased in January 1998, is one of the world's leading manufacturers of air-moving products. These include air motors, vacuum pumps and generators, regenerative blowers and fractional horsepower compressors.

  The employees and customers of the companies IDEX acquires enjoy many advantages. Because there is commonality in many of our engineering principles, manufacturing methods, distribution channels and business systems, the new operations benefit from sharing best practices with our other business units. They also benefit from implementing financial control systems immediately after the acquisition.

  We implement what works successfully and avoid the problems of what does not. The result has been exceptional customer service, improved margins and higher asset utilization in our acquired businesses.

  Since IDEX was formed in 1988, acquisitions have been an important part of our growth strategy. We will continue to use our very strong cash flow to acquire companies that meet our criteria and enhance shareholder value.

John McMurray, IDEX Vice President -- Group Executive and President of Viking Pump, with a new sanitary lobe pump for high purity food processing and pharmaceutical applications.

12


Market Share Leadership
-----------------------

[PIE CHART APPEARS HERE]

[ ] Estimated 40% weighted average share of markets served

1999 International Sales
------------------------

[PIE CHART APPEARS HERE]

[ ] 61% Domestic

[ ] 24% Europe

[ ]  6% Far East & Oceania

[ ]  9% Rest of World

John Snow, President of Fluid Management - Americas, with Catalina Reyes, Mechanical Assembler, inspecting the Duraflow(R) pump system of an Accutinter 6000 automatic colorant dispensing machine.


Market Leadership

  IDEX has leadership positions in the niche markets it serves. Each IDEX business unit holds either the number-one market position or has a sizable share as the number-two producer. On a weighted average basis, we enjoy an estimated 40% share of those markets.

  IDEX fosters a company-wide commitment to offer our customers the best overall value in the marketplace. We respond quickly to customer needs with the highest quality products of the latest design. We thrive on the sense of immediacy this requires, and cut through red tape that slows our response to customers.

  IDEX companies are market leaders because customers recognize the superior value we offer. We maintain our leadership positions by continually expanding our capabilities in the areas of service, reliability, performance, selection, easy-to-use features, productivity, safety, maintenance, and long-term cost effectiveness.

  We continue to build on our market leadership by expanding our e-business capabilities and by strengthening our international presence. IDEX conducts business in more than 100 countries in every corner of the world. International sales have grown from 24% 12 years ago to 39% in 1999, and we expect this trend to continue. By sharing application ideas with agents, distributors and customers, we continue to widen our global customer base. We serve a variety of industries worldwide so we are not significantly affected by business cycles in specific markets or countries.

  The well-established industrial distribution network that handles many of IDEX's products continues to play a key role in its market leadership. Our distributors are our partners in assisting thousands of customers worldwide with product selection, installation and service. They share our technological expertise and receive extensive training and support to ensure that IDEX's reputation for excellence continues.

  Most of all, our market leadership positions prove IDEX has the best people in the business. Our dedicated employees follow a strict code of ethics and make IDEX a company that people are proud to work for, buy from, sell to and invest in. Through their efforts, our business units are among the most respected in their industries.

  IDEX follows ethical business practices; provides top quality, state-of-the-art products; continuously works to introduce innovative new products; seeks new markets and applications for its products; sells to a broad base of customers and industries worldwide; cares for its people; and strives for superiority in everything it does. We believe the very essence of IDEX is defined in its acronym: Innovation, Diversity, and EXcellence.


Markets Served
--------------

[PIE CHART APPEARS HERE]

[ ] Paints & Coatings

[ ] Chemical Processing

[ ] Machinery

[ ] Fire & Rescue

[ ] Water Treatment

[ ] Transportation Equipment

[ ] Oil & Refining

[ ] Food Processing

[ ] Medical Equipment

[ ] All Other

Net Sales
---------

(in millions)

[BAR CHART APPEARS HERE]

$700
 600
 500
 400
 300
 200
 100

Historical Data (dollars in thousands except per share amounts)

88 89 90 91 92 93 94 95 96 97 98 99

Sales have grown at a 15% compound annual rate since 1994.


Operating Margins
-----------------

[ ] IDEX
[ ] Value Line Industrial Composite Index

[LINE GRAPH APPEARS HERE]

25%
 20
 15
 10
  5

88 89 90 91 92 93 94 95 96 97 98 99


Since its formation, IDEX has continuously achieved significantly higher operating margins than most manufacturers.

Net Income Margins from Continuing Operations
----------------------------------------------

[ ] IDEX
[ ] Value Line Industrial Composite Index

[LINE GRAPH APPEARS HERE]

15%
 10
  5

88 89 90 91 92 93 94 95 96 97 98 99

IDEX's net income margins exceed those of most manufacturers.

14


                                                1999         1998          1997
==================================================================================
RESULTS OF OPERATIONS

Net sales                                    $ 655,041     $ 640,131    $  552,163
Gross profit                                   256,484       252,846       222,357
SG&A expenses                                  140,495       132,627       110,588
Goodwill amortization                           11,312        10,676         8,174
Operating income                               104,677       109,543       103,595
Other income (expense) - net                       568           479          (693)
Interest expense                                18,020        22,359        18,398
Provision for income taxes                      32,797        33,267        31,029
Income from continuing operations               54,428        54,396        53,475
Income from discontinued operations                  -        10,182         5,151
Extraordinary items                                  -        (2,514)            -
Net income                                      54,428        62,064        58,626
Income applicable to common stock               54,428        62,064        58,626

FINANCIAL POSITION

Current assets                               $ 213,715     $ 195,900    $  197,267
Current liabilities                             91,634        80,265        77,801
Working capital                                122,081       115,635       119,466
Current ratio                                      2.3           2.4           2.5
Capital expenditures                            18,338        20,763        13,562
Depreciation and amortization                   34,835        33,575        24,943
Total assets                                   738,567       695,811       599,193
Long-term debt                                 268,589       283,410       258,417
Shareholders' equity                           329,024       286,037       238,671

PERFORMANCE MEASURES

Percent of net sales
  Gross profit                                    39.2%         39.5%         40.3%
  SG&A expenses                                   21.4          20.7          20.0
  Goodwill amortization                            1.7           1.7           1.5
  Operating income                                16.0          17.1          18.8
  Income before income taxes                      13.3          13.7          15.3
  Income from continuing operations                8.3           8.5           9.7
Effective tax rate                                37.6          37.9          36.7
Net income return on average assets                7.6           9.6          10.0
Debt as a percent of capitalization               44.9          49.8          52.0
Net income return on average shareholders'
  equity                                          17.7          23.7          27.0

PER SHARE DATA

Basic    - income from continuing operations $    1.84     $    1.85    $     1.83
         - net income                             1.84          2.12          2.01
Diluted  - income from continuing operations      1.81          1.81          1.78
         - net income                             1.81          2.07          1.95
Cash dividends declared                           .560          .545          .495
Shareholders' equity                             11.10          9.71          8.16
Stock price - high                              34 1/8        38 3/4      36 11/16
            - low                               21 5/8        19 1/2        23 1/4
            - close                             30 3/8        24 1/2        34 7/8
Price/earnings ratio at year end                17            14            20

OTHER DATA

Employees at year end                            3,773         3,803         3,326
Shareholders at year end                         7,000         7,700         7,000
Weighted average shares outstanding - basic     29,544        29,332        29,184
                                    - diluted   30,085        30,052        29,999
Shares outstanding at year end                  29,636        29,466        29,250

15


              1996          1995          1994         1993          1992          1991          1990         1989          1988
----------------------------------------------------------------------------------------------------------------------------------

           $  474,699    $  395,480    $ 319,231     $ 239,704    $  215,778    $ 166,724     $ 160,605    $  148,870    $ 127,048
              187,074       157,677      126,951        96,903        88,312       67,845        65,712        60,584       52,171
               93,217        78,712       66,743        52,950        49,326       34,046        29,930        27,391       23,356
                6,241         4,196        3,025         1,889         1,422          525           487           487          453
               87,616        74,769       57,183        42,064        37,564       33,274        35,295        32,706       28,362
                 (696)          524          281           728           602          587           448           951       (1,123)
               17,476        14,301       11,939         9,168         9,809       10,397        11,795        13,989       14,486
               25,020        21,845       16,181        11,187         9,763        8,993         9,221         7,964        5,929
               44,424        39,147       29,344        22,437        18,594       14,471        14,727        11,704        6,824
                5,774         6,178        4,266         2,889         1,552        1,446           976         3,404        3,830
                    -             -            -             -        (3,441)       1,214         2,145         2,972        4,583
               50,198        45,325       33,610        25,326        16,705       17,131        17,848        18,080       15,237
               50,198        45,325       33,610        25,326        16,705       17,131        17,848        14,857       10,012


           $  191,599    $  173,889    $ 140,450     $ 106,864    $  107,958    $  68,671     $  68,807    $   66,512    $  59,126
               83,286        70,798       58,443        34,038        31,276       25,940        23,852        20,198       18,055
              108,313       103,091       82,007        72,826        76,682       42,731        44,955        46,314       41,071
                  2.3           2.5          2.4           3.1           3.5          2.6           2.9           3.3          3.3
               11,634         8,181        6,818         6,120         5,657        2,778         4,025         3,146        1,683
               21,312        15,277       12,515        10,092         8,758        5,750         4,842         4,641        4,499
              569,745       450,077      357,980       245,291       240,175      137,349       127,466       124,998      118,266
              271,709       206,184      168,166       117,464       139,827       65,788       103,863       124,942      143,308
              195,509       150,945      116,305        83,686        58,731       37,112        (4,287)      (23,282)     (84,681)



                 39.4%         39.9%        39.8%         40.4%         40.9%        40.7%         40.9%         40.7%        41.1%
                 19.6          19.9         20.9          22.1          22.9         20.4          18.6          18.4         18.4
                  1.3           1.1          1.0            .8            .7           .3            .3            .3           .4
                 18.5          18.9         17.9          17.5          17.4         20.0          22.0          22.0         22.3
                 14.6          15.4         14.3          14.0          13.1         14.1          14.9          13.2         10.0
                  9.4           9.9          9.2           9.4           8.6          8.7           9.2           7.9          5.4
                 36.0          35.8         35.5          33.3          34.4         38.3          38.5          40.5         46.5
                  9.8          11.2         11.1          10.4           8.9         12.9          14.1          12.2          8.0
                 58.2          57.7         59.1          58.4          70.4         63.9         104.3         122.9        244.4
                 29.0          33.9         33.6          35.6          34.9        104.4             -             -            -


           $     1.54    $     1.37    $    1.03     $     .79    $      .66    $     .57     $     .61    $      .41    $     .10
                 1.74          1.58         1.18           .89           .59          .68           .73           .72          .64
                 1.49          1.32         1.00           .77           .65          .57           .61           .41          .10
                 1.69          1.53         1.15           .87           .59          .68           .73           .72          .64
                 .440          .387         .093             -             -            -             -             -            -
                 6.76          5.26         4.06          2.93          2.07         1.32          (.18)        (.96)        (5.38)
               27 5/8        29 1/2       19 1/2        16            10 5/8        8 7/8         7 3/4         7 1/2            -
               19 7/8        18 3/8       15 1/8         9 3/4         7 3/8        4 1/4         4 5/8         6 1/8            -
               26 5/8        27 1/8       18 3/4        15 7/8        10 5/8        7 3/8         4 3/4         7 1/2            -
               16            18           16            18            18           11             7            10                -


                3,093         2,680        2,305         1,828         1,864        1,418         1,367         1,391        1,222
                6,100         5,300        4,400         4,300         4,200        3,900         3,700         3,600            -
               28,818        28,662       28,600        28,396        28,353       25,367        24,309        20,537       15,740
               29,779        29,609       29,331        28,976        28,389       25,367        24,309        20,537       15,740
               28,926        28,695       28,619        28,580        28,353       28,184        24,303        24,317       15,740

- All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

                                                                 EXHIBIT 13

[GRAPH OF EARNINGS PER SHARE]
[GRAPH OF EBITDA AND INTEREST EXPENSE]
[GRAPH OF TOTAL ASSETS AND LONG TERM DEBT]

HISTORICAL OVERVIEW AND OUTLOOK
IDEX sells a broad range of proprietary pump products, dispensing equipment and other engineered products to a diverse customer base in the United States and internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold, and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capacity utilization and capital spending in certain industries, and overall industrial activity.

IDEX has a history of above-average operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change, and inclusion of newly acquired businesses that may have lower margins and whose margins normally are further reduced by purchase accounting adjustments.


IDEX achieved record orders and sales for 1999 while income and earnings per share from continuing operations matched last year's record levels. New orders totaled $656.4 million and slightly exceeded shipments. IDEX ended 1999 with a typical backlog of unfilled orders of about 1-1/4 months' sales. This customarily low level of backlog allows the Company to provide excellent customer service, but also means that changes in orders are quickly felt in operating results.

The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below. As the Company enters the new millennium, management is very optimistic about both its short- and long-term prospects. IDEX anticipates improving results as the new year progresses, and, barring unforeseen circumstances, expects to achieve record orders, sales and earnings per share in 2000. Several factors should contribute to IDEX's sales and earnings growth, including the positive trend of leading economic indicators for its end markets, and an improving international economy led by the rebound underway in the Asia Pacific region. IDEX also will benefit from its continued emphasis on profitable growth initiatives; margin improvement at recently acquired businesses; the use of its strong cash flow to cut debt and interest expense; and the Company's continued pursuit of an active and successful acquisition strategy. Management believes that IDEX is well-positioned to continue its profitable growth.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
The preceding paragraph, the Shareholders' Letter, and the "Liquidity and Capital Resources" and "Euro Preparations" sections of this management's discussion and analysis of IDEX's operations contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements, and are indicated by words such as "anticipate," "estimate," "expects," "plans," "projects," "should," "will," "management believes," "the Company intends," and similar words or phrases. Such statements are subject to uncertainties and risks which could cause actual results to vary materially from suggested results. These uncertainties and risks include but are not limited to the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs typically maintained by the Company; IDEX's ability to integrate and operate acquired businesses, including FAST, on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; interest rates; utilization of IDEX's capacity and the effect of capacity utilization on costs; labor market conditions and raw material costs; developments with respect to contingencies, such as environmental matters and litigation; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


RESULTS OF OPERATIONS
For purposes of this discussion and analysis section, reference is made to the table on page 18 and the Company's Statements of Consolidated Operations on page 23.

IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, compressors and related controls for process applications, including mixing paints, inks, chemicals, foods, lubricants and fuels, as well as in medical applications, water treatment and industrial production operations. The Dispensing Equipment Group designs, manufacturers and markets precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and automatic lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs.

In December 1997, IDEX announced its intention to divest its Strippit and Vibratech business units. The Company completed the sale of Vibratech on June 9, 1998, and Strippit on August 25, 1998. The financial statements report Strippit and Vibratech as discontinued operations. Revenues from the discontinued operations amounted to $42.1 million and $83.9 million for the years ended 1998 and 1997, respectively.


PERFORMANCE IN 1999 COMPARED TO 1998
Orders and sales from continuing operations exceeded the levels achieved in all prior years, and income and earnings per share from continuing operations were equal to the record levels achieved in 1998. Incoming orders were 5% higher than in 1998, with the recent acquisitions of Gast Manufacturing (January 1998) and FAST S.p.A. (June 1999) contributing a majority of the growth. Orders in the base businesses increased 2% in 1999 compared to 1998.

Net sales for 1999 reached $655.0 million and increased $14.9 million, or 2%, over 1998. The acquisitions of Gast and FAST added 3% to sales volume. However, base business sales were flat with the prior year, and foreign currency translation had a 1% negative effect. In 1999, total domestic sales increased by 3% and total international sales were up 2%. Base business shipments to the Asia Pacific region increased by 14%, while Europe was down 8% and Latin America declined 14%. Sales to customers outside the U.S. were 39% of total sales in both 1999 and 1998.

Pump Products Group sales of $372.4 million in 1999 decreased by $3.3 million, or 1%, from 1998. The inclusion of Gast, acquired on January 21, 1998, for a full year in 1999 added 2% to the sales growth, but was offset by a 3% decline in base business activity of the Pump Products Group. This was caused by sales declines at business units serving the process industries. Sales to customers outside the U.S. declined to 31% of total Group sales in 1999 from 32% principally due to lower sales in Europe.

Dispensing Equipment Group sales of $141.0 million increased $18.2 million, or 15%, compared to 1998 mainly due to the inclusion of the recently acquired FAST business. Overall base business increased by 5% and foreign currency translation had a 2% negative effect on this Group's sales volume. Sales to customers outside the U.S. were 48% of total Group sales in 1999, up from 46% as the additional international sales from FAST were partially offset by lower sales from the rest of the Group.

Other Engineered Products Group sales of $144.5 million were essentially equal to 1998 as higher sales volume in the fire and rescue equipment markets was offset by a 1% negative effect in foreign currency translation. Sales to customers outside the U.S. were 51% of total Group sales in 1999, down from 53% in 1998 due to lower sales activity in Europe.

Gross profit of $256.5 million in 1999 increased by $3.6 million, or 1%, from 1998. Gross profit as a percent of sales was 39.2% in 1999, down slightly from 39.5% in 1998. Selling, general and administrative expenses increased to $140.5 million in 1999 from $132.6 million in 1998, and as a percent of net sales, increased to 21.4% from 20.7% in 1998. Goodwill amortization increased by 6% to $11.3 million in 1999 from $10.7 million in 1998. As a percent of sales, goodwill amortization remained flat at about 1.7% for both years. The year-over-year increase in gross profit and goodwill amortization was due primarily to including recently acquired businesses. The increase in selling, general and administrative expenses was attributable to inclusion of acquisitions, and market development initiatives.

Operating income decreased by $4.9 million, or 4%, to $104.7 million in 1999 from $109.5 million in 1998. Operating income as a percent of sales decreased to 16.0% in 1999 from 17.1% in 1998. In the Pump Products Group, operating income of $65.7 million

       MANAGEMENT'S DISCUSSION & ANALYSIS OF
       FINANCIAL CONDITION & RESULTS OF OPERATIONS

             Company and Business Group Financial Information

             (in thousands)

             For the years ended December 31, (1)                 1999         1998         1997
             ======================================================================================
             PUMP PRODUCTS GROUP
             Net sales (2)                                     $ 372,440    $ 375,692    $ 265,918
             Operating income (3)                                 65,673       74,812       61,443
             Operating margin                                       17.6%        19.9%        23.1%
             Identifiable assets                               $ 355,983    $ 370,578    $ 237,870
             Depreciation and amortization                        19,327       19,326       10,193
             Capital expenditures                                  8,616        8,652        6,875

             DISPENSING EQUIPMENT GROUP
             Net sales (2)                                     $ 140,996    $ 122,844    $ 138,202
             Operating income (3)                                 25,614       22,483       25,636
             Operating margin                                       18.2%        18.3%        18.5%
             Identifiable assets                               $ 216,273    $ 151,380    $ 156,304
             Depreciation and amortization                         8,124        7,132        7,092
             Capital expenditures                                  5,896        4,000        3,000

             OTHER ENGINEERED PRODUCTS GROUP
             Net sales (2)                                     $ 144,486    $ 144,004    $ 150,455
             Operating income (3)                                 26,660       24,596       26,426
             Operating margin                                       18.5%        17.1%        17.6%
             Identifiable assets                               $ 154,490    $ 158,930    $ 166,189
             Depreciation and amortization                         6,769        6,275        6,916
             Capital expenditures                                  3,739        5,328        3,318

             COMPANY
             Net sales                                         $ 655,041    $ 640,131    $ 552,163
             Operating income                                    104,677      109,543      103,595
             Operating margin                                       16.0%        17.1%        18.8%
             Income before interest expense and income taxes   $ 105,245    $ 110,022    $ 102,902
             Total assets                                        738,567      695,811      599,193
             Depreciation and amortization (4)                    34,464       32,935       24,293
             Capital expenditures                                 18,338       20,763       13,562

             (1) Includes acquisition of Blagdon Pump (April 4, 1997), Knight Equipment (December 9, 1997) and Gast Manufacturing (January 21, 1998) in the Pump Products Group; and FAST S.p.A. (June 4,
                  1999) in the Dispensing Equipment Group.
             (2)  Group net sales include intersegment sales.
             (3) Group operating income excludes net unallocated corporate operating expenses.
             (4)  Excludes amortization of debt issuance expenses.


and operating margin of 17.6% in 1999 compared to the $74.8 million and 19.9% recorded in 1998. The declines in operating income and margins for the Company and the Pump Products Group were caused primarily by lower sales from high margin business units in the Pump Products Group that serve the chemical processing, oil and gas, and pulp and paper markets. Operating income of $25.6 million in the Dispensing Equipment Group increased by $3.1 million from 1998 principally reflecting improved conditions in the paints and coatings markets, inclusion of the FAST acquisition in 1999, and a one-time charge recorded in 1998 for a plant closing. Operating margins in the Dispensing Equipment Group of 18.2% decreased slightly from the 18.3% achieved in 1998. Operating income in the Other Engineered Products Group of $26.7 million and operating margin of 18.5% in 1999 increased from $24.6 million and 17.1% achieved in 1998, principally due to improved efficiencies and cost reduction programs.

Interest expense decreased to $18.0 million in 1999 from $22.4 million in 1998. The decrease in interest expense was due to lower interest rates, debt reductions from operating cash flow, and the proceeds from the sales of discontinued businesses during 1998, partially offset by additional debt required for the FAST acquisition.

The provision for income taxes decreased to $32.8 million in 1999 from $33.3 million in 1998. The effective tax rate declined to 37.6% in 1999 from 37.9% in 1998.

Income from continuing operations of $54.4 million in 1999 matched 1998's total. Diluted earnings per share from continuing operations amounted to $1.81 in 1999, equalling the $1.81 achieved in 1998.

During 1998, the Company recorded income from discontinued operations of $10.2 million, or 34 cents per share. This included a net gain of $9.0 million related to the sale of discontinued businesses during 1998. The Company completed the sale of Vibratech on June 9, 1998, and the sale of Strippit on August 25, 1998.

In the first quarter of 1998, the Company retired, at a premium, its 9-3/4% $75 million Senior Subordinated Notes due in 2002. The transaction resulted in an extraordinary charge of $2.5 million, net of income tax benefit.

Total net income of $54.4 million in 1999 was 12% lower than the net income of $62.1 million recorded in 1998. Diluted earnings per share on a net income basis were $1.81 in 1999, a decrease of 26 cents, or 13%, from the $2.07 achieved in 1998.

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

Net sales for 1998 reached $640.1 million and increased $87.9 million, or 16%, over 1997 due to inclusion of the recently acquired Blagdon, Knight, and Gast businesses. Overall base business volume was down about 5% in 1998 and foreign currency translation had a negative 1% effect on the Company's sales growth. In 1998, total international sales in base businesses were down 9%, primarily due to economic conditions in Asia and Latin America. Base business domestic sales were down 2%. Sales to the Far East and Asian countries from base businesses declined by about 29%, and represented 6% of total base business sales in 1998 versus 8% in 1997. Sales to customers outside the U.S. were 39% of total sales in 1998 compared with 44% in 1997. The decline in international sales as a percent of total sales was attributable primarily to inclusion in 1998 of Gast, whose international sales represent about 20% of its total sales. Total domestic sales increased by 27% in 1998, while international sales grew only 3%.

Pump Products Group sales of $375.7 million in 1998 increased by $109.8 million, or 41%, from 1997 due to the recently acquired Blagdon, Knight and Gast businesses. Base business sales volume was down 4% in 1998, and foreign currency translation had almost no effect on the Group's sales. Sales to customers outside the U.S. declined to 32% of total Group sales in 1998 from 36% in 1997, principally due to the inclusion of Gast in 1998.

Dispensing Equipment Group sales of $122.8 million decreased $15.4 million, or 11%, compared to 1997. The decrease reflected conditions in the domestic paint dispensing markets and lower sales to the Far East, Asia and Latin America. Foreign currency translation had a negative 1% effect on this Group's sales volume. Sales to customers outside the U.S. were 46% of total Group sales in 1998, down slightly from 47% in 1997.

Other Engineered Products sales of $144.0 million decreased by $6.5 million, or 4%, compared to 1997. The decrease reflected conditions in the fire and rescue markets and lower sales to the Far East and Asia. Foreign currency translation had a negative effect of 1% on this Group's sales volume. Sales to customers outside the U.S. were 53% of total Group sales in 1998, down from 57% in 1997.

Gross profit of $252.8 million in 1998 increased by $30.5 million, or 14%, from 1997. Gross profit as a percent of sales was 39.5% in 1998, down slightly from 40.3% in 1997. Selling, general and administrative expenses increased to $132.6 million in 1998 from $110.6 million in 1997, and as a percent of net sales, increased to 20.7% from 20.0% in 1997. Goodwill amortization increased by 31% to $10.7 million in 1998 from $8.2 million in 1997. As a percent of sales, goodwill amortization amounted to 1.7% in 1998, up from 1.5% in 1997. The year-over-year increases in gross profit; selling, general and administrative expenses; and goodwill amortization were due primarily to including recently acquired businesses.

Operating income increased by $5.9 million, or 6%, to $109.5 million in 1998 from $103.6 million in 1997. Operating income as a percent of sales decreased to 17.1% in 1998 from 18.8% in 1997. In the Pump Products Group, operating income of $74.8 million and operating margin of 19.9% in 1998 compared to $61.4 million and 23.1% in 1997. The operating margin decline for the Pump Products Group resulted from the inclusion of recently acquired businesses, whose operating margins were lower than other business units in the Group, and whose operating income was further reduced by purchase accounting adjustments. Operating margins in the base businesses of the Pump Products Group improved slightly despite the sales decline. Operating income in the Dispensing Equipment Group of $22.5 million decreased by $3.1 million, principally due to lower sales volume and the cost associated with closing a small plant in McKees Rocks, Pennsylvania. Operating margins in the Dispensing Equipment Group of 18.3% in 1998 decreased slightly from the 18.5% achieved in 1997 due to the costs associated with the plant closing. Without this charge, operating margins would have increased despite the sales decline. Operating income in the Other Engineered Products Group of $24.6 million and operating margin of 17.1% in 1998 decreased from $26.4 million and 17.6% achieved in 1997, principally due to lower volume.

Interest expense increased to $22.4 million in 1998 from $18.4 million in 1997 because of the additional borrowings to complete the Blagdon, Knight and Gast acquisitions, partially offset by lower interest rates, debt reductions from operating cash flow, and the proceeds from the sale of discontinued businesses.

The provision for income taxes increased to $33.3 million in 1998 from $31.0 million in 1997. The effective tax rate increased to 37.9% in 1998 from the 36.7%, mainly due to higher nondeductible goodwill amortization resulting from the recent acquisitions.

Income from continuing operations of $54.4 million in 1998 was 2% higher than the $53.5 million recorded in 1997. Diluted earnings per share from continuing operations amounted to $1.81 in 1998, an increase of 3 cents from the $1.78 achieved in 1997. Diluted earnings per share in 1998 were adversely affected by about 3 cents per share because of a one-time charge associated with the closing of a small plant in the Dispensing Equipment Group.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATIONS


[GRAPH OF NET SALES BY GROUP]
[GRAPH OF OPERATING INCOME BY GROUP]

During 1998, the Company recorded income from discontinued operations of $10.2 million, or 34 cents per share. This included a net gain of $9.0 million related to the sale of discontinued businesses during 1998. The Company completed the sale of Vibratech on June 9, 1998, and the sale of Strippit on August 25, 1998.

In the first quarter of 1998, the Company retired, at a premium, its 9-3/4% $75 million Senior Subordinated Notes due in 2002. The transaction resulted in an extraordinary charge of $2.5 million, net of income tax benefit.

Total net income of $62.1 million in 1998 was 6% higher than net income of $58.6 million in 1997. Diluted earnings per share on a net income basis were $2.07 in 1998, an increase of 12 cents, or 6%, from the $1.95 achieved in 1997.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 1999, IDEX's working capital was $122.1 million and its current ratio was 2.3 to 1. The Company's cash flow from continuing operations of $96.2 million in 1999 remained strong, increasing by $11.3 million from 1998. The improvement was due primarily to an increase in current liabilities, principally accrued taxes. Cash flow from discontinued operations in 1999 decreased by $4.2 million as a result of selling the discontinued operations during 1998.

Cash flow provided from operations was more than adequate to fund capital expenditures of $18.3 million, $20.8 million and $13.6 million in 1999, 1998 and 1997, respectively. Capital expenditures were generally for machinery and equipment that improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

The Company acquired FAST on June 4, 1999, at a cost of approximately $62 million. The acquisition was accounted for using the purchase method and was financed through borrowings under the Company's U.S. bank credit facilities and debt acquired from FAST. IDEX acquired bank credit facilities and notes payable of 24.3 billion lira ($13.1 million) in connection with this acquisition. Interest is payable on the outstanding balance at rates ranging from 1.9% to 5.3%.

At December 31, 1999, the maximum amount available under the U.S. Bank Credit Facility was $235 million of which $84.3 million was borrowed, including an 82 million Netherlands guilder borrowing ($37.5 million) and a 90 billion Italian lira borrowing ($46.8 million). The Netherlands guilder and the Italian lira borrowings provide an economic hedge against the net investment in Fluid Management's Netherlands operation and FAST's Italian operation, respectively. The availability under the U.S. Bank Credit Facility declines to $210 million on July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin. At December 31, 1999, the applicable margin was 50 basis points. The Company pays an annual facility fee of 15 basis points on the total facility.

The Company has a $15 million demand line of credit available for short-term borrowing requirements at the bank's reference rate or at an optional rate based on the bank's cost of funds. At December 31, 1999, IDEX had $6 million borrowed under this short-term line of credit at an interest rate of 6.31% per annum.

At December 31, 1999, the maximum amount available under the Company's German credit agreement was 52.5 million marks ($27.0 million), of which 26.5 million marks ($13.6 million) was being used, providing an economic hedge against the net investment in Hale Products' German subsidiary. The availability under this agreement declines to 37 million marks at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. Interest is payable quarterly on the outstanding balance at LIBOR plus an applicable margin. At December 31, 1999, the applicable margin was 77.5 basis points.

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of common stock either at market prices or on a negotiated basis as market conditions warrant. Any such purchases would be funded with borrowings under the Company's existing credit facilities. During 1999, 4,500 shares were repurchased under the program at a cost of approximately $98,000.

IDEX believes it will generate sufficient cash flow from operations in 2000 to meet its operating requirements, interest and scheduled amortization payments under the U.S. Bank Credit Facility, the Italian credit facilities and notes payable, the demand line of credit, the German credit agreement, interest and principal payments on the Senior Notes, any share repurchases, approximately $25 million of planned capital expenditures, and approximately $17 million of annual dividend payments to holders of common stock. From commencement of operations in January 1988 until December 31, 1999, IDEX has borrowed $639 million under its various credit facilities to complete 14 acquisitions. During this same period IDEX generated, principally from operations, cash flow of $540 million to reduce its indebtedness. In the event that suitable businesses are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.

YEAR 2000
IDEX initiated a Year 2000 compliance program in late 1996 to ensure that its information systems and other date-sensitive equipment continue uninterrupted into the Year 2000. All of the Company's essential processes, systems, and business functions were compliant with the Year 2000 requirements by the end of 1999. IDEX did not experience any Year 2000 consequences that affected its financial position, liquidity, or results of operations.

The costs of IDEX's Year 2000 compliance program were funded with cash flows from operations. Some of these costs related solely to the modification of existing systems, while others were for new systems, that also improved business functionality. In total, these costs were not substantially different from the normal, recurring costs for system development, in part due to the reallocation of internal resources to implement the new business systems. Expenditures related to this multi-year program were approximately $6 million.

EURO PREPARATIONS
During 1998 and 1999, the Company upgraded its business systems to accommodate the Euro currency. The cost of this upgrade was immaterial to the Company's financial results. Although difficult to predict, any competitive implications or impact on existing financial instruments resulting from the Euro implementation also are expected to be immaterial to the Company's results of operations, liquidity, or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
The Company is subject to market risk principally associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited principally to the $268.6 million of long-term debt outstanding at December 31, 1999. Approximately 15% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $200,000 annualized increase or decrease in interest expense and cash flows. The remaining debt is either fixed-rate debt or debt that essentially has been fixed through the use of interest rate swaps. The Company will from time to time enter into interest rate swaps on its debt when it believes there is a clear financial advantage for doing so. A formalized treasury risk management policy, adopted by the Board of Directors, exists that describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, the Company does not use derivative financial or commodity instruments for trading purposes and the use of such instruments is subject to strict approval levels by senior officers. Typically, the use of such derivative instruments is limited to interest rate swaps on the Company's outstanding long-term debt. The Company's exposure related to such derivative instruments is, in the aggregate, not material to the Company's financial position, liquidity, or results of operations.

The Company's foreign currency exchange rate risk is limited principally to the Euro, British Pound Sterling, German Mark, Dutch Guilder, Italian Lira and other Western European currencies. The Company manages its foreign exchange risk principally through the invoicing of customers in the same currency as the source of the products. The implementation of the Euro currency as of January 1, 1999, did not materially affect the Company's foreign currency exchange risk profile, although some customers may require the Company to invoice or pay in Euros rather than the functional currency of the manufacturing entity.

IDEX CORPORATION & SUBSIDIARIES
Consolidated Balance Sheets

(in thousands except share and per share amounts)




          AS OF DECEMBER 31,                                                    1999       1998
          ========================================================================================
          ASSETS
          Current assets
            Cash and cash equivalents                                        $   2,895   $   2,721
            Receivables - net                                                  100,805      86,006
            Inventories                                                        106,141     101,201
            Other current assets                                                 3,874       5,972
          ----------------------------------------------------------------------------------------
              Total current assets                                             213,715     195,900
          Property, plant and equipment - net                                  129,917     125,422
          Intangible assets - net                                              385,061     360,810
          Other noncurrent assets                                                9,874      13,679
          ----------------------------------------------------------------------------------------
              Total assets                                                   $ 738,567   $ 695,811
          ========================================================================================

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Current liabilities
            Trade accounts payable                                           $  44,289   $  39,521
            Dividends payable                                                    4,153       4,125
            Accrued expenses                                                    43,192      36,619
          ----------------------------------------------------------------------------------------
              Total current liabilities                                         91,634      80,265
          Long-term debt                                                       268,589     283,410
          Other noncurrent liabilities                                          49,320      46,099
          ----------------------------------------------------------------------------------------
              Total liabilities                                                409,543     409,774
          ----------------------------------------------------------------------------------------

          Commitments and contingencies (Note 6)

          Shareholders' equity
            Common stock, par value $.01 per share
             Shares authorized 1999 and 1998 - 75,000,000
             Shares issued and outstanding:
                  1999 - 29,635,576; 1998 - 29,466,416                             296         295
            Additional paid-in capital                                          99,802      96,064
            Retained earnings                                                  233,326     195,465
            Minimum pension liability adjustment                                (1,759)     (1,489)
            Accumulated translation adjustment                                  (2,543)     (4,298)
            Treasury stock                                                         (98)          -
          ----------------------------------------------------------------------------------------
              Total shareholders' equity                                       329,024     286,037
          ----------------------------------------------------------------------------------------
              Total liabilities and shareholders' equity                     $ 738,567   $ 695,811
          ========================================================================================

          See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands except per share amounts)

FOR THE YEARS ENDED DECEMBER 31,                                        1999       1998      1997
===================================================================================================
Net sales                                                            $ 655,041  $ 640,131 $ 552,163
Cost of sales                                                          398,557    387,285   329,806
---------------------------------------------------------------------------------------------------
Gross profit                                                           256,484    252,846   222,357
Selling, general and administrative expenses                           140,495    132,627   110,588
Goodwill amortization                                                   11,312     10,676     8,174
---------------------------------------------------------------------------------------------------
Operating income                                                       104,677    109,543   103,595
Other income (expense) - net                                               568        479     (693)
---------------------------------------------------------------------------------------------------
Income before interest expense and income taxes                        105,245    110,022   102,902
Interest expense                                                        18,020     22,359    18,398
---------------------------------------------------------------------------------------------------
Income before income taxes                                              87,225     87,663    84,504
Provision for income taxes                                              32,797     33,267    31,029
---------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary item             54,428     54,396    53,475
---------------------------------------------------------------------------------------------------
Discontinued operations:
  Income from discontinued operations, net of taxes                         -       1,202     5,151
  Gain on sale of discontinued operations, net of taxes                     -       8,980         -
---------------------------------------------------------------------------------------------------
Income from discontinued operations                                         -      10,182     5,151
---------------------------------------------------------------------------------------------------
Extraordinary loss from early extinguishment of debt, net of taxes          -      (2,514)        -
---------------------------------------------------------------------------------------------------
Net income                                                           $  54,428  $  62,064  $ 58,626
===================================================================================================

EARNINGS PER COMMON SHARE - BASIC
Continuing operations                                                $    1.84  $    1.85  $   1.83
Discontinued operations                                                      -        .36       .18
Extraordinary loss from early extinguishment of debt                         -       (.09)        -
---------------------------------------------------------------------------------------------------
Net income                                                           $    1.84  $    2.12  $   2.01
===================================================================================================

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations                                                $    1.81  $    1.81   $  1.78
Discontinued operations                                                      -        .34       .17
Extraordinary loss from early extinguishment of debt                         -       (.08)        -
---------------------------------------------------------------------------------------------------
Net income                                                           $    1.81  $    2.07   $  1.95
===================================================================================================

SHARE DATA
Weighted average common shares outstanding                              29,544     29,332    29,184
===================================================================================================
Weighted average common shares outstanding
 assuming full dilution                                                 30,085     30,052    29,999
===================================================================================================

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES
STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

(in thousands except share and per share amounts)

                                                                            MINIMUM
                                              COMMON STOCK                  PENSION     ACCUMULATED                 TOTAL
                                             AND ADDITIONAL    RETAINED    LIABILITY    TRANSLATION   TREASURY  SHAREHOLDERS'
                                             PAID-IN CAPITAL   EARNINGS    ADJUSTMENT    ADJUSTMENT    STOCK        EQUITY
=============================================================================================================================
Balance, December 31, 1996                       $  89,946    $ 105,238     $     -        $    325     $          $195,509
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                       58,626                                              58,626
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of taxes
 Unrealized translation adjustment                                                           (1,099)                 (1,099)
 Minimum pension adjustment                                                    (756)                                   (756)
-----------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                                 (756)         (1,099)                 (1,855)
-----------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                       58,626        (756)         (1,099)                 56,771
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 323,741 shares of common
 stock from exercise of stock options,
 net of those surrendered                              852                                                              852
Cash dividends declared - $.495 per
 common share outstanding                                       (14,461)                                            (14,461)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                          90,798      149,403        (756)           (774)        -       238,671
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                       62,064                                              62,064
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of taxes
 Unrealized translation adjustment                                                           (3,524)                 (3,524)
 Minimum pension adjustment                                                    (733)                                   (733)
-----------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                                 (733)         (3,524)                 (4,257)
-----------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                       62,064        (733)         (3,524)                 57,807
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 216,808 shares of common
 stock from exercise of stock options,
 net of those surrendered, and earned
 compensation                                        5,561                                                            5,561
Cash dividends declared - $.545 per
 common share outstanding                                       (16,002)                                            (16,002)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                          96,359      195,465      (1,489)         (4,298)        -       286,037
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                       54,428                                              54,428
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of taxes
 Unrealized translation adjustment                                                            1,755                   1,755
 Minimum pension adjustment                                                    (270)                                   (270)
-----------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income                                                 (270)          1,755                   1,485
-----------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                       54,428        (270)          1,755                  55,913
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 173,660 shares of common
 stock from exercise of stock options,
 and deferred compensation plans                     3,739                                                            3,739
Purchase of common stock                                                                                  (98)          (98)
Cash dividends declared - $.56 per
 common share outstanding                                       (16,567)                                            (16,567)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                       $ 100,098    $ 233,326    $ (1,759)       $ (2,543)    $ (98)     $329,024
=============================================================================================================================

See Notes to Consolidated Financial Statements.



IDEX CORPORATION & SUBSIDIARIES
Statements of Consolidated Cash Flows

(in thousands)

            FOR THE YEARS ENDED DECEMBER 31,                          1999       1998       1997
            ========================================================================================
            Cash flows from operating activities
            Income from continuing operations                       $ 54,428   $ 54,396    $ 53,475
            Adjustments to reconcile to net cash
              provided by continuing operations:
                Depreciation and amortization                         21,619     20,747      14,350
                Amortization of intangibles                           12,845     12,188       9,943
                Amortization of debt issuance expenses                   371        640         650
                Deferred income taxes                                  3,742      3,445       6,304
                (Increase) decrease in receivables                      (867)     7,360       3,605
                Decrease in inventories                                4,797      1,199       7,659
                (Decrease) increase in trade accounts payable         (3,057)        10      (2,216)
                Increase (decrease) in accrued expenses                3,363    (11,224)     (8,117)
                Other - net                                           (1,085)    (3,867)     (5,107)
            ----------------------------------------------------------------------------------------
            Net cash provided by continuing operations                96,156     84,894      80,546
            Net cash provided by discontinued operations                   -      4,159       5,669
            ----------------------------------------------------------------------------------------
                  Net cash flows from operating activities            96,156     89,053      86,215
            ----------------------------------------------------------------------------------------

            Cash flows from investing activities
                Additions to property, plant and equipment           (18,338)   (20,763)    (13,562)
                Acquisition of businesses (net of cash acquired)     (48,497)  (118,088)    (49,744)
                Proceeds from sale of businesses                           -     39,695           -
            ----------------------------------------------------------------------------------------
                  Net cash flows from investing activities           (66,835)   (99,156)    (63,306)
            ----------------------------------------------------------------------------------------

            Cash flows from financing activities
                Net repayments under credit facilities               (55,718)  (166,314)    (51,909)
                Borrowings under credit facilities for acquisitions   48,497    118,088      36,198
                (Repayments) borrowings of other long-term debt       (7,455)    (9,962)     13,546
                Proceeds from issuance of 6.875% Senior Notes              -    150,000           -
                Repayment of 9.75% Senior Subordinated Notes               -    (75,000)          -
                Financing payments                                         -     (5,031)          -
                (Decrease) increase in accrued interest                 (772)     1,769        (736)
                Dividends paid                                       (16,539)   (15,826)    (13,983)
                Proceeds from stock option exercises                   2,938      3,329       1,016
                Purchase of common stock                                 (98)         -           -
            ----------------------------------------------------------------------------------------
                  Net cash flows from financing activities           (29,147)     1,053     (15,868)
            ----------------------------------------------------------------------------------------

            Net increase (decrease) in cash                              174     (9,050)      7,041
            Cash and cash equivalents at beginning of year             2,721     11,771       4,730
            ----------------------------------------------------------------------------------------
            Cash and cash equivalents at end of year               $   2,895  $   2,721   $  11,771
            ========================================================================================
            Supplemental cash flow information
            Cash paid for:
              Interest                                             $  18,420  $  20,070   $  18,781
              Income taxes                                            25,297     36,568      25,446
            Significant non-cash activities:
              Debt acquired with acquisition of business              13,065          -           -

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amounts)

1. SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of proprietary pump products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, and centralized lubrication systems; and proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.


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


REVENUE RECOGNITION

IDEX recognizes revenue from product sales upon shipment. The Company estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported, based on its experience.


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

Basic weighted average shares reconciles to diluted weighted average shares as follows:

                                                             1999                1998             1997
------------------------------------------------------------------------------------------------------
Basic weighted average common shares outstanding           29,544              29,332           29,184
Dilutive effect of stock options                              541                 720              815
------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding assuming
 full dilution                                             30,085              30,052           29,999
======================================================================================================

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


RESEARCH AND DEVELOPMENT EXPENDITURES

Expenditures associated with research and development are expensed in the year incurred and included in cost of sales, except for software development capitalized under Statement of Financial Accounting Standards (SFAS) No. 86. Research and development expenses, which include costs associated with the development of new products and major improvements to existing products, were $6.8 million, $6.3 million and $6.7 million in 1999, 1998 and 1997, respectively.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for fiscal years beginning after June 15, 2000. Management is still assessing the effects adoption of SFAS No. 133 will have on its financial position, liquidity, or results of operations.

2. ACQUISITIONS
On June 4, 1999, IDEX acquired FAST S.p.A. at a cost of $61.6 million, with financing provided by borrowings under the Company's U.S. bank credit facilities and debt acquired. FAST, with headquarters near Milan, Italy, is a leading European manufacturer of refinishing and color-formulation equipment for a number of applications, including paints, coatings, inks, colorants and dyes. FAST is being operated as part of IDEX's Dispensing Equipment Group.

On January 21, 1998, IDEX completed the acquisition of Gast Manufacturing Corporation for a cash purchase price of $118.1 million, with financing provided by borrowings under the Company's U.S. bank credit facilities. Gast, headquartered in Benton Harbor, Michigan, is one of the world's leading manufacturers of air-moving pumps, compressors and blowers.

Both of these acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. Cost in excess of net assets acquired is amortized on a straight-line basis over a period not exceeding 40 years.

The unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998, reflecting the allocation of the purchase price and related financing of the transactions are as follows, assuming that these acquisitions had occurred at the beginning of each of the respective periods.

                                               1999        1998
==================================================================
Net sales                                    $ 674,850  $  682,677
Income from continuing operations               55,998      55,766
Net income                                      55,998      63,434
Basic EPS
 Continuing operations                            1.90        1.90
 Net income                                       1.90        2.16
Diluted EPS
 Continuing operations                            1.86        1.86
 Net income                                       1.86        2.11

In 1997, the Company acquired Blagdon Pump on April 4 and Knight Equipment on December 9, at an aggregate purchase price of $49.7 million. Financing was provided by borrowings under the Company's U.S. bank credit facilities and the issuance of notes to the sellers. Blagdon, which manufactures air-operated diaphragm pumps, is located in Washington, Tyne & Wear, England, and is operated as part of Warren Rupp. Knight, based in Lake Forest, California, is a leading manufacturer of pumps and dispensing equipment for industrial laundries, commercial dishwashing and chemical metering, and is operated as part of Pulsafeeder.

The liabilities assumed that represent noncash investing activities in connection with the acquisition of businesses for 1999, 1998 and 1997 were as follows:

                            1999       1998        1997
===========================================================
Fair value of
 assets acquired         $  34,743  $  71,206   $    16,884
Cost in excess of
 net assets acquired        42,603     75,942        38,599
Cash paid                  (48,497)  (118,088)      (49,744)
Debt acquired
 in connection with
 acquisition of business   (13,065)       -             -
-----------------------------------------------------------
Liabilities assumed      $  15,784  $  29,060   $     5,739
===========================================================

3. DISCONTINUED OPERATIONS
In December 1997, IDEX announced its intention to divest its Strippit and Vibratech businesses. The Company completed the sale of Vibratech on June 9, 1998, for $23.0 million in cash, and the sale of Strippit on August 25, 1998, for $19.5 million in cash and notes. The sale of Vibratech generated a gain on disposition, while the Strippit sale resulted in a small loss. The proceeds were used to repay borrowings under the Company's U.S. bank credit facilities. In 1998, these two businesses contributed net income of $10.2 million, including a net gain of $9.0 million (net of taxes of $3.1 million) from the sale of these units.

Revenues from discontinued operations amounted to $42.1 million and $83.9 million in 1998 and 1997, respectively. Income from discontinued operations is net of taxes of $0.7 million and $3.1 million in 1998 and 1997, respectively. Interest expense of $0.1 million and $0.6 million for 1998 and 1997, respectively, has been allocated to these operations based on their acquisition debt, less repayments generated from operating cash flows that can be specifically attributed to these operations.

4. COMPREHENSIVE INCOME
The tax effects of the components of other comprehensive income for 1999, 1998 and 1997 were:

                            1999       1998        1997
========================================================
Unrealized translation
adjustment:
  Pretax amount          $   1,755   $ (3,524)  $ (1,099)
  Income tax                     -          -          -
--------------------------------------------------------
    Aftertax amount      $   1,755   $ (3,524)  $ (1,099)
========================================================

Minimum pension
adjustment:
  Pretax amount          $    (570)  $(1,109)   $ (1,181)
  Tax benefit                  300       376         425
--------------------------------------------------------
    Aftertax amount      $    (270)  $  (733)   $   (756)
========================================================

        IDEX CORPORATION & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (in thousands except share and per share amounts)



        5. BALANCE SHEET COMPONENTS
        The components of inventories at December 31, 1999 and 1998 were:

                                                1999        1998
        ===========================================================
        Raw materials                        $  28,930  $   27,361
        Work in process                         12,722      13,904
        Finished goods                          64,489      59,936
        -----------------------------------------------------------
          Total                              $ 106,141  $  101,201
        ===========================================================

        Those inventories, which were carried on a LIFO basis, amounted to $86,587 and $81,317 at December 31, 1999 and 1998, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings are not material.

        The components of certain other balance sheet accounts at December 31, 1999 and 1998 were:

                                                       1999          1998
        ======================================================================
        Receivables
          Customers                                 $  101,990    $   86,915
          Other                                          1,949         1,575
        ----------------------------------------------------------------------
            Total                                      103,939        88,490
          Less allowance for doubtful accounts           3,134         2,484
        ----------------------------------------------------------------------
            Receivables - net                       $  100,805    $   86,006
        ======================================================================
        Property, plant and equipment, at cost
          Land and improvements                     $    9,068    $    8,069
          Buildings and improvements                    61,710        52,767
          Machinery and equipment                      157,872       151,696
          Engineering drawings                           3,248         3,237
          Office and transportation equipment           38,583        33,138
          Construction in progress                       3,248         2,813
        ----------------------------------------------------------------------
            Total                                      273,729       251,720
          Less accumulated depreciation
            and amortization                           143,812       126,298
        ----------------------------------------------------------------------
            Property, plant and equipment - net     $  129,917    $  125,422
        ======================================================================
        Intangible assets
          Cost in excess of net assets acquired     $  419,917    $  387,209
          Other                                         28,345        24,963
        ----------------------------------------------------------------------
            Total                                      448,262       412,172
          Less accumulated amortization                 63,201        51,362
        ----------------------------------------------------------------------
            Intangible assets - net                 $  385,061    $  360,810
        ======================================================================
        Accrued expenses
          Accrued payroll and related items         $   21,421    $   22,967
          Accrued taxes                                  9,165           870
          Accrued insurance                              4,037         3,731
          Other                                          8,569         9,051
        ----------------------------------------------------------------------
            Total                                   $   43,192    $   36,619
        ======================================================================
        Other noncurrent liabilities
          Pension and retiree medical reserves      $   26,887    $   26,845
          Deferred income taxes                         15,824        14,860
          Other                                          6,609         4,394
        ----------------------------------------------------------------------
            Total                                   $   49,320    $   46,099
        ======================================================================


        6. COMMITMENTS AND CONTINGENCIES
        At December 31, 1999, total minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $31.1 million. The minimum rental commitments for each of the next five years are as follows: 2000 - $6.9 million; 2001 - $5.3 million; 2002 - $3.4 million; 2003 - $2.5 million; 2004 -
        $2.1 million; thereafter - $10.9 million.

        Rental expense totaled $9.0 million, $8.7 million and $6.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

        The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse effect on the Company's financial position, liquidity, or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.


        7. Stock Options

        The Company has stock option plans for outside directors, executives and certain key employees. These options are accounted for using the intrinsic value method and, accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method in 1999, 1998 and 1997, the Company's pro forma net income and EPS would have been as follows:

                                    1999       1998        1997
        ============================================================
        Net income
          As reported            $   54,428  $  62,064  $   58,626
          Pro forma                  51,675     59,602      57,063
        Basic EPS
          As reported                  1.84       2.12        2.01
          Pro forma                    1.75       2.03        1.96
        Diluted EPS
          As reported                  1.81       2.07        1.95
          Pro forma                    1.72       1.98        1.90

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1997, respectively: dividend yield of 2.29%, 1.55% and 1.94%; volatility of 32.5%, 27.7% and 28.9%; risk-free interest rates of 5.2%, 5.6% and 6.6%; and expected lives of 5.5 years.

        The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to 1.4 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant, and generally expire 10 years from the date of grant.

The following table summarizes option activity under the plans:

                                                     WEIGHTED
                                                     AVERAGE
                                       NUMBER      OPTION PRICE
                                     OF OPTIONS     PER SHARE
---------------------------------------------------------------
Outstanding at December 31, 1996     2,134,692       $ 14.27
  Granted                              514,250         24.90
  Exercised                           (431,748)         2.36
  Forfeited                            (87,980)        23.47
                                     ---------
Outstanding at December 31, 1997     2,129,214         18.87
  Granted                              605,000         34.86
  Exercised                           (227,376)        14.01
  Forfeited                           (111,730)        28.07
                                    ----------
Outstanding at December 31, 1998     2,395,108         22.89
  Granted                              647,039         24.79
  Exercised                           (170,715)        16.75
  Forfeited                           (107,010)        28.83
                                    ----------
Outstanding at December 31, 1999     2,764,422         23.54
                                    ==========
Exercisable at December 31, 1997       943,431         14.25
                                    ==========
Exercisable at December 31, 1998     1,124,197         16.43
                                    ==========
Exercisable at December 31, 1999     1,485,426         19.98
                                    ==========

The following table summarizes information about options outstanding at December 31, 1999:


                           OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------
                                   WEIGHTED
                                   AVERAGE         WEIGHTED                    WEIGHTED
 RANGE OF                         REMAINING         AVERAGE                    AVERAGE
 EXERCISE          NUMBER          LIFE OF          EXERCISE    NUMBER         EXERCISE
  PRICES        OUTSTANDING       CONTRACT           PRICE    EXERCISABLE        PRICE
 $0 to 11          119,275        2.0 years        $  7.74       119,275        $ 7.74
 12 to 23          823,500        4.3 years          16.14       777,702         15.90
 24 to 34        1,821,647        8.2 years          27.91       588,449         27.85
                 ---------                                     ---------
   Total         2,764,422        6.8 years          23.54     1,485,426         19.98
                 =========                                     =========

8. LONG-TERM DEBT

Long-term debt at December 31, 1999 and 1998 consisted of the following:

                                           1999                1998
---------------------------------------------------------------------
Bank revolving credit facilities,
 including accrued interest             $108,753             $128,692
6.875% Senior Notes                      150,000              150,000
Other long-term debt                       9,836                4,718
---------------------------------------------------------------------
    Total                               $268,589             $283,410
=====================================================================

The Company has a $235 million domestic multi-currency bank revolving credit facility (U.S. Credit Facility). The availability under the U.S. Credit Facility declines to $210 million on July 1, 2000. Any amount outstanding at July 1, 2001, becomes due at that date. At December 31, 1999, approximately $146.7 million of the facility was unused.

Interest on the outstanding borrowings under the U.S. Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 50 basis points per annum. The weighted average interest rate on outstanding borrowings under the U.S. Credit Facility was 3.83% at December 31, 1999. A facility fee equal to 15 basis points per annum is payable quarterly on the entire amount available under the U.S. Credit Facility.

The Company entered into a $15 million demand line of credit (Short-Term Facility) expiring on March 31, 2000. Borrowings under the Short-Term Facility are at the bank agent's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 1999, there was $6 million borrowed under the Short-Term Facility at an interest rate of 6.31% per annum.

The Company's DM 52.5 million ($27.0 million) credit facility (German Facility) declines to DM 37 million at November 1, 2000. Any amount outstanding at November 1, 2001, becomes due at that date. At December 31, 1999, DM 26.5 million ($13.6 million) was outstanding. Interest is payable quarterly on the outstanding balance at LIBOR plus 77.5 basis points per annum.

Total long-term debt outstanding at December 31, 1999 and 1998 included $4.4 million and $5.2 million, respectively, of accrued interest, as interest generally is paid through borrowings under the U.S. Credit Facility.

In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 1999, the fair market value of the Senior Notes was approximately $135 million, based on the quoted market price. Proceeds from the Senior Note offering were used to reduce bank debt, and to repay in March 1998 the $75 million principal amount of the 9.75% Senior Subordinated Notes originally due in 2002. After related expenses and fees, this redemption resulted in an extraordinary loss of $2.5 million, or 8 cents per diluted share, net of an income tax benefit of $1.5 million.

At December 31, 1999, other long-term debt included $9.0 million of debt acquired in connection with the acquisition of FAST. Interest is payable on the outstanding balances at rates ranging from 1.9% to 5.3% per annum.

The U.S. Credit Facility and the Indenture for the Senior Notes permit the payment of cash dividends only to the extent that no default exists under these agreements, and limit the amount of cash dividends in accordance with specified formulas. At December 31, 1999, under the most restrictive of these provisions, the Company has available approximately $95.5 million for the payment of cash dividends in 2000.

30

IDEX CORPORATION & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amounts)


The Company does not use derivative financial instruments for trading or other speculative purposes. Interest rate swaps, a form of derivative, are used to manage interest rate risk. At December 31, 1999, the Company had entered into three interest rate swaps, expiring between August 2000 and August 2001, which have effectively converted approximately $61 million of floating rate debt into fixed rate debt at rates approximating 4.0%.

9. COMMON AND PREFERRED STOCK
On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock either at market prices or on a negotiated basis as market conditions warrant. During 1999, the Company repurchased 4,500 shares of common stock at a cost of approximately $98,000.

At December 31, 1999 and 1998, the Company had 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.

10. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION
IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, compressors and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered equipment for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. No single customer accounted for more than 2% of net sales in 1999.

Information on IDEX's business segments is presented below, based on the nature of products and services offered. IDEX evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.


                                     1999       1998       1997
==================================================================
Net sales
  Pump Products
    From external customers       $  369,568  $ 373,333  $ 263,581
    Intersegment sales                 2,872      2,359      2,337
------------------------------------------------------------------
      Total group sales              372,440    375,692    265,918
------------------------------------------------------------------
  Dispensing Equipment
    From external customers          140,989    122,796    138,129
    Intersegment sales                     7         48         73
------------------------------------------------------------------
      Total group sales              140,996    122,844    138,202
------------------------------------------------------------------
  Other Engineered Products
    From external customers          144,484    144,002    150,453
    Intersegment sales                     2          2          2
------------------------------------------------------------------
      Total group sales              144,486    144,004    150,455
------------------------------------------------------------------
    Intersegment elimination          (2,881)    (2,409)    (2,412)
------------------------------------------------------------------
      Total net sales            $   655,041  $ 640,131  $ 552,163
==================================================================

Operating income (1)
  Pump Products                  $    65,673  $  74,812  $  61,443
  Dispensing Equipment                25,614     22,483     25,636
  Other Engineered Products           26,660     24,596     26,426
  Corporate office & other           (13,270)   (12,348)    (9,910)
------------------------------------------------------------------
      Total operating income     $   104,677  $ 109,543  $ 103,595
==================================================================

Assets
  Pump Products                  $   355,983  $ 370,578  $ 237,870
  Dispensing Equipment               216,273    151,380    156,304
  Other Engineered Products          154,490    158,930    166,189
  Corporate office & other (2)        11,821     14,923     38,830
------------------------------------------------------------------
      Total assets               $   738,567  $ 695,811  $ 599,193
==================================================================

Depreciation and
amortization (3)
  Pump Products                  $    19,327  $  19,326  $  10,193
  Dispensing Equipment                 8,124      7,132      7,092
  Other Engineered Products            6,769      6,275      6,916
  Corporate office & other               244        202         92
------------------------------------------------------------------
     Total depreciation
      and amortization           $    34,464  $  32,935  $  24,293
==================================================================

Capital expenditures
  Pump Products                  $     8,616  $   8,652  $   6,875
  Dispensing Equipment                 5,896      4,000      3,000
  Other Engineered Products            3,739      5,328      3,318
  Corporate office & other                87      2,783        369
------------------------------------------------------------------
      Total capital
      expenditures               $    18,338  $  20,763  $  13,562
==================================================================

(1) Represents business segment operating income after noncash amortization of intangible assets.

(2) Includes assets held for disposition of $29.3 million at December 31, 1997.

(3) Includes amortization relating to all business combinations accounted for by the purchase method, but excludes amortization of debt issuance expenses.

Information about the Company's operations in different geographical regions for the years ended December 31, 1999, 1998 and 1997 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was deemed material.

                                      1999         1998          1997
=======================================================================
Net sales
  U.S.                            $  399,286    $ 389,185    $  307,492
  Europe                             154,907      153,988       141,371
  Other countries                    100,848       96,958       103,300
-----------------------------------------------------------------------
    Total net sales               $  655,041    $ 640,131    $  552,163
=======================================================================
Long-lived assets
  U.S.                            $  384,389    $ 396,826    $  301,034
  Europe                             135,942       98,667        96,160
  Other countries                      4,521        4,418         4,732
-----------------------------------------------------------------------
    Total long-lived assets       $  524,852    $ 499,911    $  401,926
=======================================================================


11. INCOME TAXES

Pretax income for the years ended December 31, 1999, 1998 and 1997 was taxed under the following jurisdictions:

                                      1999         1998          1997
========================================================================
Domestic                          $   59,042    $  61,139    $   58,748
Foreign                               28,183       26,524        25,756
------------------------------------------------------------------------
  Total                           $   87,225    $  87,663    $   84,504
========================================================================

The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 was as follows:

Current
  U.S.                            $   17,329    $  21,899    $   17,178
  State and local                      2,334        1,476         1,379
  Foreign                              9,392        6,447         6,168
------------------------------------------------------------------------
    Total current                     29,055       29,822        24,725
------------------------------------------------------------------------

Deferred
  U.S.                                 2,983          800         3,125
  State and local                        321          400           500
  Foreign                                438        2,245         2,679
------------------------------------------------------------------------
    Total deferred                     3,742        3,445         6,304
------------------------------------------------------------------------
    Total provision for
     income taxes                 $   32,797    $  33,267    $   31,029
========================================================================

Deferred (prepaid) income taxes resulted from the following:


                                      1999         1998          1997
========================================================================
Employee and retiree
  benefit plans                   $     (349)   $     959    $    1,481
Depreciation and
  amortization                         1,578        2,848         3,536
Inventories                            1,260         (895)          323
Allowances and accruals                  624           79         2,103
Other                                    629          454        (1,139)
------------------------------------------------------------------------
    Total deferred
     tax provision                $    3,742     $  3,445    $    6,304
========================================================================

Deferred tax assets (liabilities) related to the following at December 31, 1999 and 1998:


                                                   1999          1998
========================================================================
Employee and retiree benefit plans               $  6,741    $    6,764
Depreciation and amortization                     (25,424)      (23,846)
Inventories                                        (5,757)       (4,716)
Allowances and accruals                             4,437         5,165
Other                                               1,792         2,713
------------------------------------------------------------------------
  Total                                          $(18,211)   $  (13,920)
========================================================================

The consolidated balance sheet at December 31, 1999, included a current deferred tax liability of $2,387 in "Accrued expenses" and a noncurrent deferred tax liability of $15,824 in "Other noncurrent liabilities." The consolidated balance sheet at December 31, 1998, included a current deferred tax asset of $940 in "Other current assets" and a noncurrent deferred tax liability of $14,860 in "Other noncurrent liabilities."

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 1999, 1998 and 1997 were as follows:


                                      1999         1998          1997
========================================================================
Pretax income                     $   87,225     $ 87,663    $   84,504
========================================================================
Provision for income taxes:
  Computed amount at
    statutory rate of 35%         $   30,529     $ 30,682    $   29,576
  State and local
    income tax (net of
    federal tax benefit)               1,726        1,219         1,221
  Amortization of cost
    in excess of net
    assets acquired                    1,643        1,583           941
  Foreign sales
    corporation                       (1,074)      (1,031)       (1,192)
  Other - net                            (27)         814           483
------------------------------------------------------------------------
     Total provision for
      income taxes                $   32,797     $ 33,267    $   31,029
========================================================================

No provision has been made for U.S. or additional foreign taxes on $29.3 million of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

IDEX CORPORATION & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amount)

12. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 1999, and a statement of the funded status at December 31 for both years:



                                               Pension Benefits       Other Benefits
                                               1999        1998      1999       1998
---------------------------------------------------------------------------------------
Change in benefit obligation
Obligation at January 1                    $ 58,842    $  49,718   $ 11,186   $   6,297
Service cost                                  3,017        3,056        395         367
Interest cost                                 3,707        3,398        752         698
Plan amendments                                 968          232         --          --
Acquisitions                                     --           --         --       3,877
Benefits paid                                (9,337)      (1,822)      (536)       (332)
Actuarial (gain) loss                        (2,093)       4,260       (151)        279
---------------------------------------------------------------------------------------
Obligation at December 31                  $ 55,104    $  58,842   $ 11,646   $  11,186
=======================================================================================

Change in plan assets
Fair value of plan assets at January 1     $ 46,504    $  41,859   $     --   $      --
Actual return on plan assets                  8,548        2,367         --          --
Employer contributions                        6,275        4,337        536         332
Benefits paid                                (9,337)      (1,822)      (536)       (332)
Administrative expenses                          --         (237)        --          --
---------------------------------------------------------------------------------------
Fair value of plan assets at December 31   $ 51,990    $  46,504   $     --    $     --
=======================================================================================

Funded status
Funded status at December 31                $(3,114)   $ (12,338)  $(11,646)   $(11,186)
Unrecognized (gain) loss                     (1,210)       5,452       (169)       (156)
Unrecognized transition obligation              392          380         --          --
Unrecognized prior service cost               3,278        2,167       (747)       (842)
---------------------------------------------------------------------------------------
Net amount recognized at December 31        $  (654)   $  (4,339)  $(12,562)   $(12,184)
=======================================================================================

The following table provides the amounts recognized in the consolidated balance sheets at December 31 for both years:

Prepaid benefit cost                        $  4,577   $   5,665   $     --   $      --
Accrued benefit liability                    (10,154)    (13,440)   (12,562)    (12,184)
Intangible asset                               2,063       1,146         --          --
Accumulated other comprehensive income         2,860       2,290         --          --
---------------------------------------------------------------------------------------
Net amount recognized                       $  (654)   $  (4,339)  $(12,562)  $ (12,184)
=======================================================================================

The Company's nonqualified retirement plans and the retirement plan at a German subsidiary are not funded. The accumulated benefit obligation for these plans was $9,118 and $12,199 at December 31, 1999 and 1998, respectively. The Company's plans for postretirement benefits other than pensions also have no plan assets. The accumulated benefit obligation for these plans was $11,646 and $11,186 at December 31, 1999 and 1998, respectively.

The assumptions used in the measurement of the Company's benefit obligation at December 31, 1999 and 1998 were as follows:

                                                U.S. PLANS            NON U.S. PLANS
                                              1999       1998        1999        1998
---------------------------------------------------------------------------------------
Weighted-averaged assumptions
    Discount rate                              7.50%       6.75%       6.0%        6.0%
    Expected return on plan assets             9.00%       9.00%       7.5%        7.0%
    Rate of compensation increase              4.00%       4.00%       4.5%        4.0%


The discount rate assumption for benefits other than pension benefit plans was 7.50% and 6.75% at December 31, 1999 and 1998, respectively.

The following table provides the components of net periodic benefit cost for the plans in 1999, 1998 and 1997:

                                            PENSION BENEFITS                   OTHER BENEFITS
                                    --------------------------------------------------------------------
                                      1999        1998       1997        1999       1998        1997
========================================================================================================
Service cost                        $  3,017   $   3,056   $  2,525   $     395   $    367    $    277
Interest cost                          3,707       3,398      3,031         752        698         395
Expected return on plan assets        (4,219)     (3,697)    (2,742)          -          -           -
Net amortization                         282         295        202         (91)      (148)        (57)
--------------------------------------------------------------------------------------------------------
Net periodic benefit cost           $  2,787   $   3,052   $  3,016   $   1,056   $    917    $    615
========================================================================================================

The amounts included in other comprehensive income arising from a change in the minimum pension liability was $(270) and $(733) at December 31, 1999 and 1998, respectively.

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants.

Contributions to bargaining unit-sponsored multiemployer plan and defined contribution plans were $6,166, $5,272 and $4,423 for 1999, 1998 and 1997, respectively.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually each year to a rate of 6% for 2008, and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                            1% Increase           1% Decrease
==============================================================================================================
Effect on the service and interest cost components of the
  net periodic benefit cost                                                  $     135            $     (111)
Effect on the health care component of the accumulated
  postretirement benefit obligation                                          $   1,386            $   (1,131)

13.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1999 and 1998:

                                                     1999 QUARTERS                                1998 QUARTERS
                                      ------------------------------------------------------------------------------------------
                                       FIRST       SECOND     THIRD      FOURTH      FIRST      SECOND      THIRD      FOURTH
================================================================================================================================
Net sales                             $156,488   $ 161,484   $169,892   $ 167,177   $159,084   $ 169,461    $159,406   $152,180
Gross profit                            61,320      64,730     65,827      64,607     64,397      67,335      62,443     58,671
Operating income                        23,625      27,008     27,505      26,539     28,392      30,443      27,517     23,191
Income from continuing operations       11,921      14,121     14,451      13,935     13,889      15,144      13,662     11,701
Net income                              11,921      14,121     14,451      13,935     12,193      23,914      14,256     11,701
Basic EPS
  Continuing operations               $    .40   $     .48   $    .49   $     .47   $    .47   $     .52    $    .47   $    .40
  Net income                               .40         .48        .49         .47        .42         .82         .49        .40
Weighted average shares outstanding     29,464      29,484     29,594      29,633     29,267      29,308      29,339     29,413
Diluted EPS
  Continuing operations               $    .40   $     .47   $    .48   $     .46   $    .46   $     .50    $    .46   $    .39
  Net income                               .40         .47        .48         .46        .40         .79         .48        .39
Weighted average shares outstanding     29,880      30,109     30,301      30,176     30,207      30,311      29,980     29,930

Reports


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 1999 and 1998 and the related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.





Deloitte & Touche LLP

Chicago, Illinois
January 18, 2000




MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with generally accepted accounting principles. Where necessary, the data reflect management's best estimates and judgments.

Management also is responsible for maintaining a system of internal control with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition, and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal control is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal control as of December 31, 1999, is effective and adequate to accomplish the above described objectives.



Frank J. Hansen
President and Chief Executive Officer


Wayne P. Sayatovic
Senior Vice President - Finance and Chief Financial Officer

Northbrook, Illinois
January 18, 2000

IDEX '99

Business Units


From left to right: Vice Presidents -
Dave Windmuller (Operations), Jim Fluharty
(Corporate Marketing and Group Executive),
John McMurray (Group Executive), Rod Usher
(Group Executive)


BAND-IT-IDEX, INC.
4799 Dahlia St.
Denver, CO 80216
(303) 320-4555

ROGER N. GIBBINS
President
Age: 54
Years of Service: 15


CORKEN, INC.
3805 N.W. 36th St.
Oklahoma City, OK 73112
(405) 946-5576

STEVEN C. FAIRBANKS
President
Age: 40
Years of Service: 4


FLUID MANAGEMENT, INC.
1023 S. Wheeling Rd.
Wheeling, IL 60090
(847) 537-0880

JOHN P. SNOW
President - Americas
Age: 55
Years of Service: 23


FLUID MANAGEMENT EUROPE B.V.
Hub van Doorneweg 31
2171 KZ Sassenheim
The Netherlands
011-31-252-230604

LEENDERT HELLENBERG
President - Europe/Asia
Age: 54
Years of Service: 15


FAST S.R.L.
Via Pelizza da Volpedo, 109
20092 Cinisello Balsamo, Italy
011-39-02-66091-432

A. REZA ARABNIA
President
Age: 44
Years of Service: 12


GAST MANUFACTURING, INC.
2300 Highway M-139
Benton Harbor, MI 49023
(616) 926-6171

DONALD D. RIMES
President
Age: 54
Years of Service: 29


HALE PRODUCTS, INC.
700 Spring Mill Ave.
Conshohocken, PA 19428
(610) 825-6300

WILLIAM D. KYSOR
President
Age: 52
Years of Service: 3


LUBRIQUIP, INC.
18901 Cranwood Pkwy.
Warrensville Heights, OH 44128
(216) 581-2000

STEVEN E. SEMMLER
President
Age: 44
Years of Service: 20


MICROPUMP, INC.
1402 N.E. 136th Ave.
Vancouver, WA 98684
(360) 253-2008

JEFFREY L. HOHMAN
President
Age: 46
Years of Service: 9


PULSAFEEDER, INC.
2883 Brighton-Henrietta Town Line Rd.
Rochester, NY 14623
(716) 292-8000

RODNEY L. USHER
President
Age: 54
Years of Service: 19


VIKING PUMP, INC.
406 State St.
Cedar Falls, IA 50613
(319) 266-1741

JOHN L. MCMURRAY
President
Age: 49
Years of Service: 7


WARREN RUPP, INC.
800 North Main St.
Mansfield, OH 44902
(419) 524-8388

JEFFERY F. FEHR
President
Age: 48
Years of Service: 8


NOTE: Years of service include periods prior to acquisition by IDEX.

Corporate Officers & Directors

CORPORATE OFFICERS

Frank J. Hansen
President and Chief Executive Officer
Age: 58
Years of Service: 24

Wayne P. Sayatovic
Senior Vice President -- Finance
   and Chief Financial Officer
Age: 53
Years of Service: 27

Jerry N. Derck
Vice President -- Human Resources
Age: 52
Years of Service: 7

James R. Fluharty
Vice President -- Corporate Marketing and Group Executive
Age: 56
Years of Service: 12

Clinton L. Kooman
Vice President -- Controller
Age: 56
Years of Service: 35

Douglas C. Lennox
Vice President -- Treasurer
Age: 47
Years of Service: 20

John L. McMurray
Vice President -- Group Executive
Age: 49
Years of Service: 7

Dennis L. Metcalf
Vice President -- Corporate Development
Age: 52
Years of Service: 26

Frank J. Notaro
Vice President -- General Counsel and Secretary
Age: 36
Years of Service: 2

Rodney L. Usher
Vice President -- Group Executive
Age: 54
Years of Service: 19

David T. Windmuller
Vice President -- Operations
Age: 42
Years of Service: 19

NOTE: Years of service for corporate officers includes periods with predecessor to IDEX.


DIRECTORS

Donald N. Boyce  [ ]
Chairman of the Board
IDEX Corporation
Northbrook, Illinois
Age: 61
Years of Service: 12

Frank J. Hansen  [ ]
President and Chief Executive Officer
IDEX Corporation
Northbrook, Illinois
Age: 58
Years of Director Service: 2

Richard E. Heath
Partner
Hodgson, Russ, Andrews, Woods & Goodyear
Buffalo, New York
Age: 69
Years of Service: 11

Henry R. Kravis
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 55
Years of Service: 12

William H. Luers  [ ] [ ]
Chairman, Chief Executive Officer and   President
United Nations Association of the United States of America
New York, New York
Age: 70
Years of Service: 11

Paul E. Raether
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 53
Years of Service: 12

George R. Roberts
Member
Kohlberg Kravis Roberts & Co., L.L.C.
San Francisco, California
Age: 56
Years of Service: 12

Neil A. Springer  [ ] [ ] [ ]
Managing Director
Springer Souder & Assoc. L.L.C.
Chicago, Illinois
Age: 61
Years of Service: 10

Michael T. Tokarz  [ ]
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 50
Years of Service: 12

Member of:
[ ] Executive Committee
[ ] Audit Committee
[ ] Compensation Committee

Shareholder Information


Corporate Executive Office
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070

Investor Information
Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President -- Finance and Chief Financial Officer. Further information on IDEX can be found at www.idexcorp.com on the Internet.

Registrar and Transfer Agent
Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690
(312) 360-5100

Independent Auditors
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

Dividend Policy
IDEX paid a quarterly dividend on its common stock on January 31, 2000, of $0.14 per share, which is unchanged from last year's quarterly dividend rate. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Note 8 of the Notes to Consolidated Financial Statements.

Stock Market Information
IDEX common stock was held by an estimated 7,000 shareholders at December 31, 1999, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.

Form 10-K
Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX or through its Website at www.idexcorp.com.

Annual Meeting
The Annual Meeting of IDEX Shareholders will be held on Wednesday, April 19, 2000, at 10:00 a.m. in the:

     Shareholders Room of Bank of America NT&SA
     231 South LaSalle Street
     Chicago, Illinois 60697

Stock History
-------------

[GRAPH APPEARS HERE]


Quarterly Stock Price
---------------------

[GRAPH APPEARS HERE]