Form 10-K405, Exhibit 13
period 2000-12-31
IDEX CORP /DE/
filed 2001-01-31
CIK 832101

                                                                      EXHIBIT 13













                                                          a shared vision [LOGO]











                                                                IDEX CORPORATION
                                                              ANNUAL REPORT 2000

FINANCIAL HIGHLIGHTS
(in thousands except share and per share amounts)




Years ended December 31,                    2000     Change       1999           Change      1998
-------------------------------------------------------------------------------------------------------
RESULTS OF
OPERATIONS

Net sales                              $ 704,276      8%        $ 655,041           2%      $ 640,131
Operating income                         116,516     11           104,677          (4)        109,543
Interest expense                          16,521     (8)           18,020         (19)         22,359
Income from
 continuing operations                    63,445     17            54,428          --          54,396
Net income                                63,445     17            54,428         (12)         62,064
-------------------------------------------------------------------------------------------------------

FINANCIAL
POSITION

Working capital                        $ 142,355     17%        $ 122,081           6%      $ 115,635
(excluding short-term debt)
Total assets                             758,854      3           738,567           6         695,811
Total debt                               241,886    (10)          268,589          (5)        283,410
Shareholders' equity                     374,502     14           329,024          15         286,037
-------------------------------------------------------------------------------------------------------

PERFORMANCE
MEASURES

Percent of net sales
Operating income                            16.5%                    16.0%                       17.1%
Income from
 continuing operations                       9.0                      8.3                         8.5
Return on average assets(1)                  8.5                      7.6                         8.4
Debt as a percent of
 capitalization                             39.2                     44.9                        49.8
Return on average
 shareholders' equity(1)                    18.0                     17.7                        20.7
-------------------------------------------------------------------------------------------------------

PER SHARE DATA -
DILUTED

Income from continuing
 operations                            $    2.07     14%        $    1.81          --%      $    1.81
Income from continuing
 operations (excluding goodwill)            2.37     12              2.11           1            2.09
Cash dividends paid                          .56     --               .56           4             .54
Shareholders' equity                       12.38     12             11.10          14            9.71
-------------------------------------------------------------------------------------------------------

OTHER DATA

Employees at year end                      3,880      3%            3,773          (1)%         3,803
Shareholders at year end                   4,300    (23)            5,600         (20)          7,000
Weighted average
 shares outstanding                       30,632      2            30,085          --          30,052
-------------------------------------------------------------------------------------------------------
           (1) Ratio computed using income from continuing operations


     IDEX CORPORATION manufactures an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the world.

     Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins. IDEX shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol IEX.


     There are many reasons why IDEX has become a great company - but it is a shared vision that will make it better, giving even more meaning to its name - Innovation, Diversity and EXcellence.



Table of Contents
------------------------------------------------

SHAREHOLDERS' LETTER........................   2

MAKING A GREAT COMPANY EVEN BETTER..........   4

MAJOR GROWTH INITIATIVES....................   6

DISCIPLINED ACQUISITION STRATEGY............   8

BUSINESS GROUPS.............................  10

BUSINESS PROFILE............................  12

HISTORICAL DATA.............................  14

MANAGEMENT'S DISCUSSION & ANALYSIS..........  16

FINANCIAL STATEMENTS........................  22

BUSINESS UNITS..............................  35

CORPORATE OFFICERS & DIRECTORS..............  36

SHAREHOLDER INFORMATION.....................  37


a shared vision
SIX SIGMA STARTS WITH THE CUSTOMER

TO OUR SHAREHOLDERS

ACHIEVEMENTS BRING MANY RECORDS

     I am proud to report that IDEX achieved record performance in 2000 -- record orders of $699 million, record sales of $704 million, record EPS from continuing operations of $2.07, and the lowest debt-to-total capitalization in our history.

     OPERATING MARGIN IMPROVEMENTS -- Our operating margins increased to 16.5%. Although not a record, this was 50 basis points above 1999, and was made possible by our strong market positions and traditional cost management efforts. The company again outperformed its peer group.


     MAINTAINED LEADERSHIP -- IDEX maintained or strengthened its position as the world's leader in positive displacement pumps, color formulation equipment, fire truck pumps, rescue tools, and stainless steel band clamping devices. We did this through innovation in new products, shortened lead times, and a better focus on our customers' needs.

     FOUR ACQUISITIONS -- During the year, we completed the Ismatec and Trebor acquisitions that opened up growth opportunities in new market segments: semiconductor and lab/pharmaceutical/biotech. We also completed the due diligence and negotiations that led to two more acquisitions, which closed in early January. These two companies, Liquid Controls and Class 1, are great strategic acquisitions and will allow IDEX to grow faster through expanded product offerings that meet our customers' needs.

     IMPROVED MANAGEMENT STRUCTURE -- In the fall, we realigned the management team, removing a reporting layer and providing better focus on our three product families to maximize the opportunity for synergies and sales growth.

     In addition, we created several key positions. Our new vice president of operational excellence will ultimately create the "IDEX operating system". This will help us improve all our current operations, and allow faster integration and realization of improvements from our acquisitions. The two other positions were director of e-business and director of distributor relations. All three of these people report directly to me, signifying our commitment to these areas.

     We ended 2000 in record fashion, with a reinvigorated organization and several exciting new initiatives underway.

2001 -- YEAR OF TRANSFORMATION

     2001 will be a year of transformation for IDEX. We are focused on top-line growth, bottom-line growth, and cash generation -- and have changed our variable compensation structure to be consistent with this. We have an expanding "tool kit" to help our leadership team achieve these objectives. Here are the most significant elements of our strategy, starting with the two that I believe will dramatically transform this company: Six Sigma and e-business.

     SIX SIGMA -- We began training our first group of Black Belts, or full-time experts, in the fourth quarter. Our best people were selected for these key roles -- a difficult decision but a necessary one, because these are the people who will change the company and be our leaders of tomorrow. Our customers and our employees already are beginning to feel the change. Six Sigma starts with customers and what is important to them. We call these CTQs: Critical to Quality. It may be on-time delivery, or mean-time between failure, or ease of installation. Then we measure the gap between our performance and their expectations. Using a comprehensive set of techniques, we change our products and processes to deliver what our customers want. This translates into both top- and bottom-line growth, as we deliver a better product, gain share, and do it all at a lower total cost. We will have all our businesses participating in 2001 -- and we can't wait!

     E-BUSINESS -- This is another vehicle for substantial change in IDEX. To date, we have created Websites at all our businesses which provide product information, and some on-line shopping sites. In 2001, we will take an aggressive "launch and learn" approach. We are developing projects to Web-enable what our customers and channel partners want the most -- and completing these in aggressive 60-90 day periods.

     Distribution is our starting point, because we believe it offers great opportunity to drive growth and to lower transaction costs. Much has been written about the "disintermediation" of distribution. We don't buy it. In fact, we have a strong contrarian view. The location and core competencies of a manufacturer and a distributor are quite different --and very complementary. We believe the real enemies are inventory, cycle time, complexity and cost. By Web-enabling processes and tools engineered with Six Sigma techniques, IDEX can create a more efficient channel to better serve its customers. This will be a dynamic area of change in 2001 and beyond.

     TOP-LINE GROWTH -- In addition to Six Sigma and e-business, we have several other approaches to drive growth. As a market share leader, sometimes it is difficult to develop a strategy for sustainable long-term growth -- if you own the market, where can you go from there? To address this, all our businesses are redefining their markets so they have less than 10% share. They are doing this by considering new niche markets, global and adjacent markets, and service. We are beginning to see results. Our Fluid Management team just received the first order for 100 machines to precisely formulate hair dye -- a totally new application and market for this operation. In 2001, we will begin revamping our strategic planning approach to drive both a short- and a long-term plan. This process will focus strongly on global growth opportunities and larger served markets.

     In addition to organic growth, we will continue to make acquisitions. Our historic screen has served us well, and we will continue to use it. In a reasonable economic environment, we believe the combination of organic growth and acquisitions will allow us to achieve sustainable double-digit growth.


     BOTTOM-LINE GROWTH -- Six Sigma and e-business also will give us benefits here. However, three other contributors should provide us with additional opportunities. Some of our experienced people are dedicated to leveraging company-wide purchases for key commodities through global sourcing. This is a significant bottom-line opportunity, which will begin to pay off in the second half of 2001. We also expect to get some benefit from the business realignment and from the faster integration of new acquisitions. As with the top line, we expect double-digit growth on the bottom line.

     CASH FLOW -- We have established aggressive three-year goals for inventory and receivables. All our businesses have 2001 targets consistent with these world-class, long-term objectives. We are confident our plans will generate the cash to enable additional acquisitions and reduce debt.

     COMMITMENT TO EMPLOYEE LEADERSHIP -- Finally, in 2001 we will reinvigorate our Human Resources process to identify and develop our future leaders. This is a critical task that will provide the talent to drive our future growth.

RECORD ORDERS, SALES AND EARNINGS ANTICIPATED FOR 2001

     We believe IDEX is well positioned for the future, with diversity in products and markets served and leading positions in its niches. We think the company will benefit from its emphasis on profitable growth, the margin improvement initiatives of Six Sigma and global sourcing, the use of strong cash flow to cut debt and interest expense, and our recently announced acquisitions. While it is likely that 2001 will get off to a slow start, with reasonable economic conditions in the U.S. and key foreign economies, we would expect to have record performance again for the full year.

     Late in 2000, one analyst who follows the company observed, "This is not your father's IDEX." I truly believe this. IDEX is a great company. But with our new initiatives -- and the support of our customers, vendors, employees and shareholders -- we can make this great company better!

a shared vision


MAKING A GREAT COMPANY EVEN BETTER


IDEX HAS GROWN IN STRONG MARKETS AND MAINTAINED PROFITABILITY IN ECONOMIC DOWNTURNS BECAUSE ITS SHARED VISION CREATED A NUMBER OF COMPETITIVE ADVANTAGES.


     MARKET/BRAND LEADERSHIP. IDEX companies have strong brands and hold either the #1 or strong #2 position in their markets. In addition, we are the world's leader in positive displacement pumps, the world's leader in color formulation equipment, the world's leader in fire truck pumps and rescue tools, and the world's leader in stainless steel banding and clamping devices.

     NEW PRODUCT DEVELOPMENT. About 25% of our annual revenues come from products introduced or totally redesigned in the last four years. This is the result of a continuing focus on product development, and this year was no exception. As the photos in this section illustrate, IDEX introduced products that will help us continue to maintain and grow market share.

     SIX SIGMA IMPACT. We have always been committed to developing quality products, but with Six Sigma we will be able to achieve even better results. Six Sigma starts with customers, identifying what is important to them and improving upon these Critical to Quality issues (CTQs). By being closer to our customers, we will gain better insight on new product needs. Design for Six Sigma (DFSS) will allow us to design and build better products. The combination of more intimate customer knowledge and a robust set of tools will allow us to introduce more high quality, innovative products in the future.

     A NEW LOOK AT MARKETS. The key to sustainable organic growth is the continuous drive to identify new market opportunities and products. A new strategic approach will be used in 2001, defining new markets so we have less than 10% share of a broader market by expanding service, and global and adjacent markets. This new approach will become the engine for our organic growth.

     -- DIVERSE MARKETS. IDEX's broad product line allows it to reach many customers and industries around the world. This helps the company reduce its dependency on a particular market or industry. As a result, no single customer accounts for more than 2% of our revenue. In addition, we have a broad distribution network. IDEX has operations in 10 countries, but we sell our products in more than 100 countries because of our strong distributor relationships. This helped us generate a healthy 41% of sales outside the U.S. in 2000, and gives us access to growth opportunities in Europe, Asia and Latin America.

     -- STRONG CASH FLOW. High levels of EBITDA (earnings before interest, taxes, depreciation and amortization) give IDEX the financial flexibility to fund growth while reducing debt. In 2000, our $154 million in EBITDA allowed us to spend $35 million on two acquisitions, continue to fund our dividend, and reinvest in the business.

     The combination of these competitive advantages will allow IDEX to outperform its peer group and the Value Line Industrial Composite in the future
- as it has since it went public in 1989:

     -- IDEX sales have expanded at a 15% compound annual growth rate, compared with 9% for its peer group, and

     -- IDEX's 2000 operating income margin was 16.5% versus 12.8% for its peers and 11.4% for the Value Line group.

a shared vision


MAJOR GROWTH INITIATIVES

IDEX, AS PART OF ITS SHARED VISION, HAS INTRODUCED THREE MAJOR INITIATIVES TO INCREASE REVENUE GROWTH OPPORTUNITIES AND IMPROVE THE BOTTOM LINE: SIX SIGMA, GLOBAL SOURCING AND E-BUSINESS.


     We began implementing Six Sigma in the last quarter of 2000 and training was started for process mapping and data collection (Yellow Belt), Project Leader/Problem Solvers (Black Belts) and Executive Champions at four operations. The rest of our businesses will begin training in early 2001.

     -- SIX SIGMA. Six Sigma is already beginning to change our company - the way we think and the language we speak. It will give us both top-line and bottom-line growth. The focus on customer needs is directing our businesses to process and product improvements that are the most beneficial to the customer.

     Our initial focus has been to improve on-time delivery performance - a CTQ for all customers. Using the Six Sigma steps of Measure, Analyze, Improve and Control, our businesses have begun to collect and analyze data. They also are beginning the process of identifying the cause of defects, which create the gap between our actual performance and that desired by our customers. Our four lead businesses already are seeing improvements, which means customers will feel the difference. As we make significant impact in their CTQs, we believe they will make IDEX the preferred supplier - a key element in our strategy to grow our business.

     We believe the bottom-line improvements also will be dramatic. Research indicates the cost of poor quality (COPQ) ranges between 20% and 30% of sales. Six Sigma's data-driven, problem-solving methodology eliminates the process and product defects that often are overlooked: premium costs stemming from expedited delivery, engineering changes, excess inventories, long setup and lead times, and lost sales. All these hidden costs plus the more traditional warranty, scrap and rework costs will be addressed by our business units through their use of Six Sigma problem-solving tools.

     -- GLOBAL SOURCING. The reduction of our purchased material cost is another key bottom-line growth initiative.

     We are leveraging the skills and experience of some of our procurement executives who have globally sourced components. The first phase of our program consolidated the buying power of all business units to globally source aluminum, iron, steel and stainless steel castings, in addition to various machined components. The second phase will focus on motors, printed circuit boards, and injection molded plastic and elastomer components.

     Each business unit has designated a cross-functional team (purchasing, quality, and engineering) to coordinate technical requirements with the selected global supplier. In all cases, the product quality from these vendors is equal to and often exceeds the quality levels of our prior sources.

     This global sourcing initiative represents a significant bottom-line opportunity and we anticipate seeing these benefits beginning in the third quarter of 2001.

     -- E-BUSINESS. We have developed a strategy for Web-enabling various business processes for our distributors, OEMs and direct end user customers. This program has two main goals: to make it easier for all to do business with IDEX, and to attack the main enemies - cost, complexity, cycle time and inventory.

     In 2001, we will focus on a fast 60-90 day implementation cycle for the functionality most wanted by our customers and channel partners - launch and learn. We believe this approach will allow us to grow our business, while lowering transaction cost.

a shared vision

DISCIPLINED ACQUISITION STRATEGY




ACQUISITIONS HAVE BEEN A GREAT SOURCE OF GROWTH FOR IDEX. WE HAVE ACQUIRED 18 COMPANIES SINCE GOING PUBLIC IN 1989, AND WOULD MAKE EVERY ONE OF THESE AGAIN. ACQUISITIONS WILL REMAIN AN IMPORTANT PART OF OUR TOP- AND BOTTOM-LINE GROWTH STRATEGIES.


     -- STRINGENT CRITERIA. We are not interested in growth for growth's sake. We continue to use the strategy that has served the company well over the years. We look for companies that produce proprietary products with a strong brand name;

     are profitable;

     would be accretive to earnings in year one;

     have a strong market position;

     serve a diverse customer base;

     are synergistic with current product lines or provide access to adjacent markets, and;

     have a strong management team.

     -- FOUR ACQUISITIONS. These candidates met our criteria during the year.

     ISMATEC is a leading manufacturer of peristaltic metering pumps, analytic process controllers, and sample preparation systems. This $10 million, Switzerland-based company gave us an entree into scientific R&D markets - pharmaceutical, medical, biotech and institutional laboratory. Ismatec operates as part of Micropump.

     TREBOR is a leader in high purity fluid handling products, including air-operated diaphragm pumps and deionized water-heating systems. Its products are used in the manufacturing process for semiconductors, disk drives and flat panel displays - all new markets for IDEX. Trebor, headquartered near Salt Lake City, Utah, is a $10 million business and operates as part of Warren Rupp.

     LIQUID CONTROLS, acquired in January 2001, is a leading manufacturer of positive displacement flow meters and electronic registration and control products. Applications for its products include mobile and stationary metering installations for wholesale and retail distribution of petroleum and LP gas, aviation refueling, and industrial metering and dispensing of liquids and gas. Liquid Controls is headquartered in Lake Bluff, Illinois, with annual sales of about $50 million.

     CLASS 1, also acquired in January 2001, is a leading supplier of components and systems to the fire and rescue vehicle market. Its primary products include electronic information controls, engine information systems, electronic multiplexing units, electrical monitoring equipment and systems, and fire truck mechanical components. Headquartered in Ocala, Florida, Class 1 has annual sales of around $25 million and will function as part of Hale Products.

     -- IMPROVING ACQUIRED OPERATIONS. After acquiring an operation, we improve its performance through the implementation of proven techniques from IDEX. We also look for best practices inside the acquired companies that we can use throughout IDEX. We are enhancing this approach through the use of a full-time integration leader and believe this will pay off with a faster realization of benefits.

     -- INCREASING INTERNATIONAL SALES. Acquisitions also may fit another growth initiative, which is to increase international sales. We believe there is substantial room to grow globally and continue to look for acquisition opportunities outside the U.S.

a shared vision


BUSINESS GROUPS


IDEX's BUSINESS UNITS ARE ORGANIZED INTO THREE GROUPS: PUMP PRODUCTS, DISPENSING EQUIPMENT AND OTHER ENGINEERED PRODUCTS.



     These businesses design, manufacture and market an extensive array of proprietary, highly engineered fluid handling devices and other engineered equipment to customers in a variety of industries around the world.



Pump Products

    -- CORKEN

    -- GAST MANUFACTURING

    -- LIQUID CONTROLS

    -- MICROPUMP

    -- PULSAFEEDER

    -- VIKING PUMP

    -- WARREN RUPP

     These seven business units design, produce and distribute some of the most recognized names in industrial pumps, compressors, flow meters and related controls. Applications range from pumping and metering chemicals, gas and lubricants; to moving paints, inks and fuels; to providing clean, quiet sources of air in medical and industrial applications. The group's complementary lines of specialized positive displacement pumps and related products include rotary gear, vane and lobe pumps; air-operated diaphragm pumps; miniature gear pumps; peristaltic metering pumps and vacuum pumps; air motors and compressors; and flow meters. These precision-engineered devices give customers an unparalleled range of choices to meet their needs.

     The Pump Products Group accounted for 56% of our sales and 55% of our profits in 2000, with 33% of sales to customers outside the U.S.

Dispensing Equipment

    -- FAST

    -- FLUID MANAGEMENT

    -- LUBRIQUIP

     This group consists of three business units that produce highly engineered equipment for dispensing, metering and mixing colorants, paints, inks, and dyes; refinishing equipment; and centralized lubrication systems. This proprietary equipment is used in a variety of retail and commercial industries around the world. These business units provide engineered equipment and systems as well as service for applications such as tinting paints and coatings, providing industrial and automotive refinishing equipment, and the precise lubrication of machinery and transportation equipment.

     The Dispensing Equipment Group contributed 23% of our sales and 24% of our profits in 2000, and 55% of the group's sales were to international customers.


Other Engineered Products

    -- BAND-IT

    -- HALE PRODUCTS

     The two business units in this group manufacture engineered stainless steel banding and clamping devices, pumps, rescue tools and other components and systems for the fire and rescue industry. Our high quality stainless steel bands, buckles and preformed clamps and related installation tools are used worldwide in industrial and commercial markets. They are used to secure hoses, signals, pipes, poles, electrical lines, sign-mounting systems and many other "hold-together" applications. The group also includes the world's leading manufacturer of truck-mounted fire pumps, rescue tools, and control devices and systems, sold under the Hale, Hurst Jaws of Life, Lukasand Class 1 tradenames.

     This group represented 21% of both sales and profits in 2000. Sales to non-U.S. customers accounted for 46% of total group sales.

                                BUSINESS PROFILE



                Corken                    Gast Manufacturing           Liquid Controls                 Micropump

Product         Positive displacement     Vacuum pumps, air motors,    Positive displacement,          Small, precision-engineered,
offerings       rotary vane pumps,        vacuum generators,           turbine and electromagnetic     magnetically and
                single and multi-stage    regenerative blowers         flowmeters. Coriolis mass       electromagnetically driven
                regenerative turbine      and fractional horsepower    flowmeters and electronic       rotary gear, piston and
                pumps, and small          compressors.                 registration and control        centrifugal pumps. Precision
                horsepower reciprocating                               systems.                        peristaltic pumps, devices
                piston compressors.                                                                    and fluid processing systems.
                -------------------------------------------------------------------------------------------------------------------
Brand           Corken, Coro-Flo,         Gast, Regenair,              LC, LCMAG, LCMASS,              Micropump, Delta, Integral
names*          Coro-Vane,                Smart-Air, Roc-R             Lectrocount                     Series, Ismatec, Flowmaster,
                Coro-Vac, Sabre                                                                        MCP Series, Ecoline, Fixo,
                                                                                                       Mini Series
                -------------------------------------------------------------------------------------------------------------------
Markets         Liquefied petroleum        Medical equipment,          Petroleum, liquefied petroleum  Printing machinery, medical
served          gas (LPG), oil and         environmental equipment,    gas (LPG), chemicals,           equipment, chemical
                gas, petrochemical,        computers and electronics,  pharmaceuticals, food           processing, pharmaceutical,
                pulp and paper,            printing machinery, paint   products, beverage, water,      refining, laboratory,
                transportation,            mixing machinery,           gases, paints and coatings,     electronics, food  and
                marine, food processing    packaging machinery,        pulp and paper.                 beverage, pulp and paper,
                and general industrial.    graphic arts and                                            water treatment and textiles.
                                           industrial manufacturing.

                45% of sales outside       20% of sales outside        55% of sales outside the U.S.   60% of sales outside the U.S.
                the U.S.                   the U.S.
                -------------------------------------------------------------------------------------------------------------------
Product         Products used for          Air motors for industrial   Flowmeter and registration      Pumps and fluid management
applications    transfer and recovery      equipment applications,     systems used in controlled      systems for low-flow
                of non-viscous, toxic,     and vacuum pumps            custody transfer applications,  abrasive and corrosive
                and hazardous fluids       and fractional horsepower   process control applications    applications such as inks,
                in either liquid or        compressors for specialty   for blending and batching,      dyes, solvents and
                vapor form, such as        pneumatic applications      metering into storage           chemicals. Precision pumps
                LPG, chlorine, high        requiring a quiet clean     and high-speed diesel           and systems used in
                temperature water,         source of moderate vacuum   dispensing.                     analytical laboratory
                fluorocarbons, carbon      or pressure.                                                research for drugs and
                dioxide, solvents,                                                                     biotech development.
                ammonia, natural gas,
                and nitrogen.
                -------------------------------------------------------------------------------------------------------------------
Competitive     Market leader for          A leading manufacturer of   Market leader for high          Market and technology leader
strengths       pumps and                  air-moving products with    accuracy custody transfer       in corrosion-resistant,
                compressors used           an estimated one-third      liquid measurement and          magnetically and
                in LPG distribution        U.S. market share in air    control, including aircraft     electromagnetically driven,
                facilities with an         motors, low and medium      refueling, fuel oil delivery,   miniature pump technology and
                estimated 50% U.S.         range vacuum pumps,         lube oil packaging and          precision dispensing
                market share.              vacuum generators,          blending, LPG transport and     laboratory equipment with an
                                           regenerative blowers and    delivery. Estimated             estimated 40% U.S. market
                                           fractional horsepower       one-third U.S. market share.    share.
                                           compressors.
                -------------------------------------------------------------------------------------------------------------------
Website         www.corken.com             www.gastmfg.com             www.lcmeter.com                 www.micropump.com
addresses                                  www.gasthk.com                                              www.micropump.co.uk
                                           www.gastltd.com                                             www.ismatec.com
                                           www.yourairstore.com
                -------------------------------------------------------------------------------------------------------------------
Examples        High differential          New regenerative blowers    6-inch 1000 GPM aluminum        Pumps and programmable drives
of recently     pressure regenerative      for aquaculture and         aviation fueling meter,         for accurate metering of
introduced      turbine pump for autogas   material handling.          Lectrocount electronic          low-flow corrosive, sterile
products*       (LPG) dispensing.          Redesigned miniature        register for aviation           and abrasive applications.
                Vertical, multi-stage      diaphragm pumps for air     fueling meters. Lectrocount     Customized products for OEMs
                side channel pump used     sampling and emissions      electronic register for LPG     in niche markets.
                for transferring           testing. New compressors    delivery, magnetically driven   Microprocessor-controlled
                non-gaseous liquids.       for air beds and            glandless pulse output device   drives for peristaltic,
                Horizontal compressor      alternative power           for flowmeters and a full       gear and piston pumps.
                for gas gathering,         generation (fuel cell)      line of LCMAG electromagnetic
                vapor recovery, and        technologies.               meters for measurement
                gas boosting.                                          of conductive liquids.
                -------------------------------------------------------------------------------------------------------------------
Manufacturing   Oklahoma City, Oklahoma    Benton Harbor, Michigan     Lake Bluff, Illinois            Vancouver, Washington
locations                                  Bridgman, Michigan          Vadodara, India                 St. Neots, England
                                           High Wycombe, England       Lucca, Italy                    Glattbrugg - Zurich,
                                                                       Montagnana, Italy               Switzerland
                                                                                                       Wertheim - Mondfeld, Germany


*Brand names shown are registered trademarks of IDEX and/or its subsidiaries.


Pulsafeeder                      Viking Pump                       Warren Rupp                       FAST
Metering pumps, special          Rotary gear, lobe and metering    Double-diaphragm pumps,           Precision-designed tinting,
purpose rotary pumps,            pumps, strainers and reducers,    both air-operated and             mixing,measuring and
peristaltic pumps,               and related electronic            motor-driven, and accessories.    dispensing equipment for
electronic controls              controls.                         High-purity double-               refinishing, architectural and
and dispensing equipment.                                          diaphragm pumps, surge            industrial paints, inks, dyes,
                                                                   suppressors and                   pastes and other liquids.
                                                                   deionized water heaters.
----------------------------------------------------------------------------------------------------------------------------------
Pulsafeeder, Knight,             Viking, Vican, Viking Mag         Warren Rupp, SandPIPER,           FAST, Leonardo, Donatello,
PULSAR, PULSAtron,               Drive, Viking Flow Manager,       Marathon, PoweRupp, RuppTech,     Michaelangelo, Giotto,
PULSAtrol, Chem-Tech,            Vi-Corr, Duralobe, Classic,       Blagdon, Trebor, Maxim,           Hercules,Galileo, Top Mix,
Eco, Isochem, Mec-O-Matic,       On-Line, SQ, RTP, Lid Ease        Champion, Magnum,                 Vincent, Newton, Unicover,
Eastern, Foster                                                    Quantum, IQ                       Eurocombi, Jonathan, Help 2000
----------------------------------------------------------------------------------------------------------------------------------
Water and wastewater             Chemical, petroleum, pulp         Chemical, paint, food             Through architectural,
treatment, power                 and paper, plastics, paints,      processing, semiconductor,        refinishing and industrial
generation, pulp and paper,      inks, tanker trucks,              microelectronics,                 paint producers, precision
chemical and hydrocarbon         compressor, construction, food,   industrial maintenance.           construction, utilities, mining
processing,swimming pool,        beverage, personal care,                                            and  equipment is supplied to
industrial and commercial        pharmaceutical and biotech.                                         retail and commercial stores,
laundry and dish-washing.                                                                            home centers, and automotive
                                                                                                     body shops.

30% of sales outside the U.S.    30% of sales outside the U.S.     45% of sales outside the U.S.     95% of sales outside the U.S.
----------------------------------------------------------------------------------------------------------------------------------
Pumps, controls and              Pumps for transferring and        Pumps for abrasive and            Dispensing, metering and mixing
dispensing equipment for         metering thin and viscous         semisolid materials as well       equipment for precise and
introducing precise amounts      liquids, including chemicals,     as for applications where         reliable reproduction of colors
of fluids into processes to      petroleum products, paints,       product degradation is a          based on paint producers'
manage chemicals, water          inks, coatings, adhesives,        concern or where electri-         formulas.
quality and chemical             asphalt, foods, pharmaceuticals,  city is not available or
composition.                     soaps, beverages and shampoos.    should not be used. Acid
                                                                   heating for rinsing and
                                                                   cleaning.
----------------------------------------------------------------------------------------------------------------------------------
A leading manufacturer of        Largest internal gear pump        A leading double-diaphragm         Quality service, strong and
metering pumps, controls         producer with an estimated        pump producer offering             committed customer relation-
and dispensing equipment         40% market share of U.S.          products in several materials      ships, innovative, components
used in water treatment,         rotary gear pump market.          including composites, stain-       and products for the
process applications and         Also a producer of external       less steel, aluminum and           architectural paint and
warewash institutional           gear and rotary lobe pumps.       cast iron. Class 1000 clean-       refinishing markets. Estimated
applications. Estimated                                            room assembled products,           20% worldwide share of refini-
40% U.S. market share.                                             and patented quartz heating        shing and architectural equip-
                                                                   technology. Estimated one-         ment.
                                                                   quarter U.S. market share.
----------------------------------------------------------------------------------------------------------------------------------
www.pulsa.com                    www.vikingpump.com                www.warrenrupp.com                 www.fast.it
www.pulsatron.com                www.johnsonpumpuk.co.uk           www.blagdonpump.com
www.knightequip.com              www.vikingpumpeurope.com          www.treborintl.com
                                 www.vikingpumpcanada.com
                                 www.pumpschool.com
----------------------------------------------------------------------------------------------------------------------------------
New series of mechanically       New series of gerotor pumps        New models of SandPIPER II        Automatic dispenser with
actuated diaphragm metering      for the food machinery market.     metallic pumps in cast iron,      maximum flexibility in con-
pumps targeted at water          Pumps for higher pressure          aluminum and stainless.           figurations and sizes. New
conditioning, chemical           and flow sizes for heavy-duty      New Magnum series chemical        stirring machine to reduce
processing, and OEM markets.     process industry applications.     pump and deionized water          space for transportation and
PULSA NET software that          Specially designed products for    heater using new patented         warehousing, and stirring lids
interfaces with the pump         metering and locomotive fuel       quartz heating technology.        to reduce contamination
controller and customer's        pumping.                                                             risk for water-borne paints.
SCADA system for use in
municipal water treatment
and waste water treatment.
----------------------------------------------------------------------------------------------------------------------------------
Rochester, New York              Cedar Falls, Iowa                   Mansfield, Ohio                  Cinisello Balsamo, Italy
Punta Gorda, Florida             Windsor, Ontario, Canada            Washington, England
Lake Forest, California          Eastbourne, England                 West Jordan, Utah
Enschede, The Netherlands        Shannon, Ireland

Fluid Management                    Lubriquip                       BAND-IT                            Hale Products
Precision-engineered equipment      Centralized oil and grease      Stainless steel bands, buckles,    Truck-mounted and portable
for dispensing, metering and        lubrication systems, force-     pre-formed clamps, cable ties,     fire pumps, and rescue tool
mixing paints, coatings,            feed lubricators, metering      installation tools and modular     systems. Electronic and
colorants, inks, dyes and           devices, related electronic     sign-mounting systems.             mechanical components
other liquids and pastes.           controls and accessories.                                          and systems for the fire
                                                                                                       and rescue, and specialty
                                                                                                       vehicle markets.
----------------------------------------------------------------------------------------------------------------------------------
Fluid Management, Harbil, Miller,   Trabon, Manzel, OPCO, Grease     BAND-IT, SIGNFIX, BAND-IT Jr,     Hale, Godiva, LUKAS, Hurst
Blendorama, Tintmaster,             Jockey, TrackMaster, Spindl-     Tespa, Junior, Thriftool,         Jaws of Life, Class 1,
Accutinter, Eurotinter, ColorPro,   Gard, Injecto-Flo, Mill-Gard     Tie-Dex, Ultra-Lok, Tri-Lokt,     FoamMaster, CAFSMaster,
Prisma, EZ Load, GyroMixer                                           Tie-Lok, Tie-Lok II Tool,         Century, Green, Cross, Hurst
                                                                     Self-Lok, Band-Lok, E-Z           Entry Systems, Typhoon, Qflo,
                                                                     Banner, Infocurve                 Qmax, Qpak, MaxStream, ES-KEY
----------------------------------------------------------------------------------------------------------------------------------
Retail and commercial paint         Machine tools, transfer          Transportation equipment, oil     Public and private fire and
stores, hardware stores, home       machines, conveyors, packaging   and gas, industrial maintenance,  rescue applications.
centers, department stores,         machinery, transportation        electronics, electrical,
printers, and paint and ink         equipment, construction          communications, aerospace,
manufacturers.                      machinery, and food processing   traffic and commercial signs.
                                    and paper machinery.

50% of sales outside the U.S.       20% of sales outside the U.S.    55% of sales outside the U.S.     40% of sales outside the U.S.
----------------------------------------------------------------------------------------------------------------------------------
Fluid management systems for        Lubrication systems engineered   Clamps, bands, and ties to        Pumps for water or foam to
precise blending of base            to dispense lubricants and       secure and fasten hose fittings,  extinguish fires, rescue
paint, tints and colorants, and     precisely lubricate machines     signs, pipes, cable bundles,      equipment for extricating
inks and dyes in a broad range      and mechanical systems to        protective boots, shields, etc.   accident victims, forcible
of industries from retail point-    prolong equipment life, reduce   for industrial and commercial     entry equipment for law
of-sale equipment to in-plant       maintenance costs and increase   uses, including process plants,   enforcement and disaster
manufacturing systems.              productivity.                    mining, utility, transportation,  recovery, and tools for use
                                                                     automotive, and aerospace         in the structural collapse of
                                                                     industries.                       buildings and recycling.
----------------------------------------------------------------------------------------------------------------------------------
Industry innovator and world-       Market leader in centralized     World's leading producer of       World's leading manufacturer
wide market share leader in         oil lubrication systems          high-quality stainless steel      of truck-mounted fire pumps
automatic and manually operated     serving a broad range of         bands, buckles and clamping       and rescue systems with an
dispensing, metering and mixing     industries. Estimated one-       systems, with an estimated 45%    estimated 50% worldwide
equipment for the paints and        quarter U.S. market share.       worldwide market share.           market share.
coatings market. Estimated
50% worldwide market share.
----------------------------------------------------------------------------------------------------------------------------------
www.fluidman.com                     www.lubriquip.com                www.band-it-idex.com             www.haleproducts.com
www.fluidman.nl                                                       www.signfix.co.uk                www.hurstjaws.com
www.fluidman.com.au                                                   www.band-it.co.uk                www.hurstentry.com
                                                                                                       www.lukas.de
                                                                                                       www.class1.com
----------------------------------------------------------------------------------------------------------------------------------
New series of economical simul-      New microprocessor-based          IT-9000, a stationary, elec-    Qpak, the most compact fully
taneous paint colorant               lubrication system controller     trically powered, automatic     manifolded midship pump in
dispensers for home improvement      capable of simultaneously         clamp application tool with     the market. New mini-size
centers. Enhanced Color Pro          monitoring and controlling two    computerized controls. A 3/8"   Hurst rescue tools for first
graphical software. Eurotinter       independent lubrication systems.  Tie-Lok tie and power appli-    response and rapid deployment
Medium gear pump dispenser using                                       cation tool. Uni-Clamp, a       in vehicular accidents. Lukas
proprietary ceramic pumps. A newly                                     universal 5/8" clamp to be      backpack power unit for
designed Tintia dispenser for                                          applied with standard hand      rescue tools.
the hair-dye industry.                                                 tools.
----------------------------------------------------------------------------------------------------------------------------------
Wheeling, Illinois                    Warrensville Heights, Ohio        Denver, Colorado               Conshohocken, Pennsylvania
Sassenheim, The Netherlands           Madison, Wisconsin                Bristol, England               Shelby, North Carolina
Unanderra, Australia                                                    Staveley, England              St. Joseph, Tennessee
                                                                        Tipton, England                Warwick, England
                                                                        Singapore                      Erlangen, Germany
                                                                                                       Ocala, Florida

                                      13a

HISTORICAL DATA
(dollars in thousands except per share amounts)



                                                    2000          1999          1998
                                                  ---------    ----------    ----------

RESULTS OF OPERATIONS
Net sales                                         $ 704,276    $  655,041    $  640,131
Gross profit                                        277,952       256,484       252,846
SG&A expenses                                       149,639       140,495       132,627
Goodwill amortization                                11,797        11,312        10,676
Operating income                                    116,516       104,677       109,543
Other income (expense) -- net                         1,031           568           479
Interest expense                                     16,521        18,020        22,359
Provision for income taxes                           37,581        32,797        33,267
Income from continuing operations                    63,445        54,428        54,396
Income from discontinued operations                      --            --        10,182
Extraordinary items                                      --            --        (2,514)
Net income                                           63,445        54,428        62,064
Income applicable to common stock                    63,445        54,428        62,064

FINANCIAL POSITION
Current assets                                    $ 232,089    $  213,715    $  195,900
Current liabilities                                 177,811(1)     91,634        80,265
Working capital                                      54,278(1)    122,081       115,635
Current ratio                                           1.3(1)        2.3           2.4
Capital expenditures                                 20,739        18,338        20,763
Depreciation and amortization                        36,704        34,835        33,575
Total assets                                        758,854       738,567       695,811
Total debt                                          241,886       268,589       283,410
Shareholders' equity                                374,502       329,024       286,037

PERFORMANCE MEASURES
Percent of net sales
  Gross profit                                         39.5%         39.2%         39.5%
  SG&A expenses                                        21.2          21.4          20.7
  Goodwill amortization                                 1.7           1.7           1.7
  Operating income                                     16.5          16.0          17.1
  Income before income taxes                           14.3          13.3          13.7
  Income from continuing operations                     9.0           8.3           8.5
Effective tax rate                                     37.2          37.6          37.9
Net income return on average assets                     8.5           7.6           9.6
Debt as a percent of capitalization                    39.2          44.9          49.8
Net income return on average shareholders' equity      18.0          17.7          23.7

PER SHARE DATA
Basic   -- income from continuing operations      $    2.13    $     1.84    $     1.85
        -- net income                                  2.13          1.84          2.12
Diluted -- income from continuing operations           2.07          1.81          1.81
        -- net income                                  2.07          1.81          2.07
Cash dividends declared                                .560          .560          .545
Shareholders' equity                                  12.38         11.10          9.71
Stock price -- high                                  36            34 1/8        38 3/4
            -- low                                   22 3/4        21 5/8        19 1/2
            -- close                                 33 1/8        30 3/8        24 1/2
Price/earnings ratio at year end                         16            17            14

OTHER DATA
Employees at year end                                 3,880         3,773         3,803
Shareholders at year end                              4,300         5,600         7,000
Weighted average shares outstanding -- basic         29,726        29,544        29,332
                                    -- diluted       30,632        30,085        30,052
Shares outstanding at year end                       30,258        29,636        29,466





                                                   1997          1996         1995         1994         1993         1992
                                                --------    ----------    ---------    ----------   -----------    ----------

RESULTS OF OPERATIONS

Net sales                                       $552,163    $  474,699    $ 395,480    $  319,231    $  239,704    $  215,778
Gross profit                                     222,357       187,074      157,677       126,951        96,903        88,312
SG&A expenses                                    110,588        93,217       78,712        66,743        52,950        49,326
Goodwill amortization                              8,174         6,241        4,196         3,025         1,889         1,422
Operating income                                 103,595        87,616       74,769        57,183        42,064        37,564
Other income (expense)-- net                        (693)         (696)         524           281           728           602
Interest expense                                  18,398        17,476       14,301        11,939         9,168         9,809
Provision for income taxes                        31,029        25,020       21,845        16,181        11,187         9,763
Income from continuing operations                 53,475        44,424       39,147        29,344        22,437        18,594
Income from discontinued operations                5,151         5,774        6,178         4,266         2,889         1,552
Extraordinary items                                   --            --           --            --            --        (3,441)
Net income                                        58,626        50,198       45,325        33,610        25,326        16,705
Income applicable to common stock                 58,626        50,198       45,325        33,610        25,326        16,705

FINANCIAL POSITION
Current assets                                  $197,267    $  191,599    $ 173,889    $  140,450    $  106,864    $  107,958
Current liabilities                               77,801        83,286       70,798        58,443        34,038        31,276
Working capital                                  119,466       108,313      103,091        82,007        72,826        76,682
Current ratio                                        2.5           2.3          2.5           2.4           3.1           3.5
Capital expenditures                              13,562        11,634        8,181         6,818         6,120         5,657
Depreciation and amortization                     24,943        21,312       15,277        12,515        10,092         8,758
Total assets                                     599,193       569,745      450,077       357,980       245,291       240,175
Total debt                                       258,417       271,709      206,184       168,166       117,464       139,827
Shareholders' equity                             238,671       195,509      150,945       116,305        83,686        58,731

PERFORMANCE MEASURES
Percent of net sales
 Gross profit                                       40.3%         39.4%        39.9%         39.8%         40.4%         40.9%
 SG&A expenses                                      20.0          19.6         19.9          20.9          22.1          22.9
 Goodwill amortization                               1.5           1.3          1.1           1.0            .8            .7
 Operating income                                   18.8          18.5         18.9          17.9          17.5          17.4
 Income before income taxes                         15.3          14.6         15.4          14.3          14.0          13.1
 Income from continuing operations                   9.7           9.4          9.9           9.2           9.4           8.6
Effective tax rate                                  36.7          36.0         35.8          35.5          33.3          34.4
Net income return on average assets                 10.0           9.8         11.2          11.1          10.4           8.9
Debt as a percent of capitalization                 52.0          58.2         57.7          59.1          58.4          70.4
Net income return on average shareholders' equity   27.0          29.0         33.9          33.6          35.6          34.9

PER SHARE DATA
Basic -- income from continuing operations      $   1.83    $     1.54    $    1.37    $     1.03     $     .79        $  .66
      -- net income                                 2.01          1.74         1.58          1.18           .89           .59
Diluted -- income from continuing operations        1.78          1.49         1.32          1.00           .77           .65
        -- net income                               1.95          1.69         1.53          1.15           .87           .59
Cash dividends declared                             .495          .440         .387          .093            --            --
Shareholders' equity                                8.16          6.76         5.26          4.06          2.93          2.07
Stock price -- high                             36 11/16        27 5/8       29 1/2        19 1/2        16            10 5/8
            -- low                              23 1/4          19 7/8       18 3/8        15 1/8         9 3/4         7 3/8
            -- close                            34 7/8          26 5/8       27 1/8        18 3/4        15 7/8        10 5/8
Price/earnings ratio at year end                      20            16           18            16            18            18

OTHER DATA
Employees at year end                              3,326         3,093        2,680         2,305         1,828         1,864
Shareholders at year end                           7,000         6,100        5,300         4,400         4,300         4,200
Weighted average shares outstanding -- basic      29,184        28,818       28,662        28,600        28,396        28,353
                                    -- diluted    29,999        29,779       29,609        29,331        28,976        28,389
Shares outstanding at year end                    29,250        28,926       28,695        28,619        28,580        28,353

                                                  1991          1990          1989
                                                ---------    ----------    ----------
RESULTS OF OPERATIONS

Net sales                                       $ 166,724    $  160,605    $  148,870
Gross profit                                       67,845        65,712        60,584
SG&A expenses                                      34,046        29,930        27,391
Goodwill amortization                                 525           487           487
Operating income                                   33,274        35,295        32,706
Other income (expense) -- net                         587           448           951
Interest expense                                   10,397        11,795        13,989
Provision for income taxes                          8,993         9,221         7,964
Income from continuing operations                  14,471        14,727        11,704
Income from discontinued operations                 1,446           976         3,404
Extraordinary items                                 1,214         2,145         2,972
Net income                                         17,131        17,848        18,080
Income applicable to common stock                  17,131        17,848        14,857

FINANCIAL POSITION
Current assets                                  $  68,671    $   68,807    $   66,512
Current liabilities                                25,940        23,852        20,198
Working capital                                    42,731        44,955        46,314
Current ratio                                         2.6           2.9           3.3
Capital expenditures                                2,778         4,025         3,146
Depreciation and amortization                       5,750         4,842         4,641
Total assets                                      137,349       127,466       124,998
Total debt                                         65,788       103,863       124,942
Shareholders' equity                               37,112        (4,287)      (23,282)

PERFORMANCE MEASURES
Percent of net sales
Gross profit                                         40.7%         40.9%         40.7%
SG&A expenses                                        20.4          18.6          18.4
Goodwill amortization                                  .3            .3            .3
Operating income                                     20.0          22.0          22.0
Income before income taxes                           14.1          14.9          13.2
Income from continuing operations                     8.7           9.2           7.9
Effective tax rate                                   38.3          38.5          40.5
Net income return on average assets                  12.9          14.1          12.2
Debt as a percent of capitalization                  63.9         104.3         122.9
Net income return on average shareholders' equity   104.4            --            --

PER SHARE DATA
Basic -- income from continuing operations      $     .57    $      .61    $      .41
      -- net income                                   .68           .73           .72
Diluted -- income from continuing operations          .57           .61           .41
        -- net income                                 .68           .73           .72
Cash dividends declared                                --            --            --
Shareholders' equity                                 1.32          (.18)         (.96)
Stock price -- high                                 8 7/8         7 3/4         7 1/2
            -- low                                  4 1/4         4 5/8         6 1/8
            -- close                                7 3/8         4 3/4         7 1/2
Price/earnings ratio at year end                       11             7            10

OTHER DATA
Employees at year end                               1,418         1,367         1,391
Shareholders at year end                            3,900         3,700         3,600
Weighted average shares outstanding -- basic       25,367        24,309        20,537
                                    -- diluted     25,367        24,309        20,537
Shares outstanding at year end                     28,184        24,303        24,317


o All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

(1) Excluding short-term debt, current liabilities were $89,734, working capital was $142,355 and the current ratio was 2.6.

                                      15a

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION

                                   [PICTURE]
HISTORICAL OVERVIEW AND OUTLOOK

IDEX sells a broad range of proprietary pump products, dispensing equipment and other engineered products to a diverse customer base in the U.S. and internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold, and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capacity utilization and capital spending in certain industries, and overall industrial activity.

IDEX has a history of above-average operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change, and including newly acquired businesses that may have lower margins -- and those margins are normally further reduced by purchase accounting adjustments.

IDEX achieved record orders, sales, net income and earnings per share for 2000. New orders totaled $699 million and were lower than shipments by about $5 million. IDEX ended 2000 with a typical backlog of unfilled orders of about one month's sales. This customarily low level of backlog allows the Company to provide excellent customer service, but also means that changes in orders are felt quickly in operating results.

The following forward-looking statements are qualified by the Cautionary Statement Under The Private Securities Litigation Reform Act section on page 17. The Company's fourth quarter earnings in 2000 were 3% lower than the fourth quarter of 1999. The decline in fourth quarter profits was related to lower sales volumes due to weakening conditions in the U.S. manufacturing sector. Starting in the third quarter of 2000, IDEX began to see weakness primarily in the automotive, chemical processing and other industrial markets. These are the same problems that our peers and customers are facing. The Company is not losing market share or experiencing any unusual operating issues. Internationally, its markets remain strong. Looking ahead to the first quarter of 2001, we believe our sales and earnings will be higher than the fourth quarter 2000. However, we expect that diluted earnings per share could be about 10% lower than the $.52 earned in the first quarter of 2000. IDEX operates with a very small backlog of unfilled orders, and our performance will depend upon the strength of the U.S. and key foreign economies.

We continue to believe IDEX is well positioned for the future, with diversity in products and markets served and leading positions in its niches. We think the Company will benefit from its emphasis on profitable growth, the margin improvement initiatives of Six Sigma and global sourcing, the use of strong cash flow to cut debt and interest expense, our recently announced acquisitions, and the continuing pursuit of additional acquisitions. While it is likely that 2001 will get off to a slow start, with reasonable economic conditions in the U.S. and foreign economies, we would expect to have record performance again for the full year. Management is very optimistic about the long-term prospects of the Company.


CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The preceding paragraphs, the Shareholders' Letter, and the Liquidity and Capital Resources and Euro Preparations sections of this Management's Discussion and Analysis of IDEX operations contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements, and are indicated by words such as "anticipate", "estimate", "expects", "plans", "projects", "should", "will", "management believes", "the Company intends" and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to vary materially from suggested results, including but not limited to the following: levels of industrial activity and economic conditions in the U.S and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries, all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs typically maintained by the Company; IDEX's ability to integrate and operate acquired businesses on a profitable basis, including Liquid Controls and Class 1; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; interest rates; utilization of IDEX's capacity and the affect of capacity utilization on costs; labor market conditions and raw material costs; developments with respect to contingencies, such as environmental matters and litigation, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


RESULTS OF OPERATIONS

For purposes of this discussion and analysis section, reference is made to the table on page 18 and the Company's Statements of Consolidated Operations on page 23.

IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, compressors, flow meters and related controls for process applications, including mixing and metering paints, inks, chemicals, foods, lubricants and fuels, as well as in medical, pharmaceutical and semiconductor applications, water treatment, and industrial production operations. The Dispensing Equipment Group designs, manufactures and distributes precision-engineered equipment for dispensing, metering and mixing paints and coatings in retail and commercial markets; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs.

PERFORMANCE IN 2000 COMPARED TO 1999

IDEX achieved record orders, sales, net income and earnings per share in 2000. Incoming orders totaled $699 million, 7% higher than in 1999. Recent acquisitions (FAST-June 1999, Ismatec-April 2000 and Trebor-May 2000) added 5% to full-year orders and base business orders increased by 5%, while foreign currency translation had a 3% negative effect. All three groups showed year-over-year improvements.

Net sales for 2000 reached $704.3 million and increased $49.3 million, or 8%, over 1999. Base business sales were up 6% and acquisitions added 5%, while foreign currency translation had a 3% negative effect. Sales to customers outside the U.S. were 41% of total sales in 2000, up from 39% in 1999. International sales increased by 12% for 2000, while domestic sales increased by 4%. Excluding the recent acquisitions and foreign currency translation, international sales increased by 11%, reflecting higher sales volume in all international markets.

Pump Products Group sales of $395.0 million in 2000 increased by $22.6 million, or 6%, from 1999 principally reflecting 3% higher base business sales and the Ismatec and Trebor acquisitions, which added 4% to the sales growth. Foreign currency translation had a 1% negative effect on the group's sales comparison to 1999. International sales grew by 13%, while domestic sales increased by 3%. As a result, sales to customers outside the U.S. increased to 33% of total group sales in 2000 from 31% in 1999, principally due to higher sales in Europe.

Dispensing Equipment Group sales of $166.4 million increased by $25.4 million, or 18%, compared with 1999. Overall base business increased by 13% and the FAST acquisition added 11%, while foreign currency translation had a 6% negative effect. International sales grew by 34%, while domestic sales increased by 3%. The increase in international sales reflected FAST in 2000 for a full year and higher base business volume. Sales to customers outside the U.S. were 55% of total group sales in 2000, up from 48% in 1999, resulting primarily from the additional international sales from the FAST acquisition.

Other Engineered Products sales of $145.8 million increased by $1.3 million, or 1%, compared with 1999. Overall base business increased by 5% and foreign currency translation had a 4% negative effect. Domestic sales increased by 10% and international sales were 8% lower (1% excluding foreign currency translation). Sales to customers outside the U.S. were 46% of total group sales in 2000, down from 51% in 1999, reflecting a change in sales mix and the effects of foreign currency translation.

Gross profit of $278.0 million in 2000 increased by $21.5 million, or 8%, from 1999. Gross profit as a percent of sales was 39.5% in 2000, up slightly from 39.2% in 1999. Selling, general and administrative expenses increased to $149.6 million in 2000 from $140.5 million in 1999, and as a percent of net sales, decreased to 21.2% from 21.4% in 1999. Goodwill amortization increased by 4% to $11.8 million in 2000 from $11.3 million in 1999. As a percent of sales, goodwill amortization remained flat at about 1.7% for both years.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION


COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(in thousands)

For the years ended December 31, (1)                         2000          1999              1998
------------------------------------                       ---------   ----------         ---------
PUMP PRODUCTS GROUP
Net sales (2)                                              $ 394,999   $  372,440         $ 375,692
Operating income (3)                                          73,557       65,673            74,812
Operating margin                                                18.6%        17.6%             19.9%
Identifiable assets                                        $ 391,831   $  355,983         $ 370,578
Depreciation and amortization                                 19,658       19,327            19,326
Capital expenditures                                          10,656        8,616             8,652

DISPENSING EQUIPMENT GROUP
Net sales (2)                                              $ 166,362   $  140,996         $ 122,844
Operating income (3)                                          32,496       25,614            22,483
Operating margin                                                19.5%        18.2%             18.3%
Identifiable assets                                        $ 204,891   $  216,273         $ 151,380
Depreciation and amortization                                  8,845        8,124             7,132
Capital expenditures                                           5,175        5,896             4,000

OTHER ENGINEERED PRODUCTS GROUP
Net sales (2)                                              $ 145,823   $  144,486         $ 144,004
Operating income (3)                                          27,437       26,660            24,596
Operating margin                                                18.8%        18.5%             17.1%
Identifiable assets                                        $ 148,753   $  154,490         $ 158,930
Depreciation and amortization                                  6,474        6,769             6,275
Capital expenditures                                           4,796        3,739             5,328

COMPANY
Net sales                                                  $ 704,276   $  655,041         $ 640,131
Operating income                                             116,516      104,677           109,543
Operating margin                                                16.5%        16.0%             17.1%
Income before interest expense and income taxes            $ 117,547   $  105,245         $ 110,022
Total assets                                                 758,854      738,567           695,811
Depreciation and amortization (4)                             36,480       34,464            32,935
Capital expenditures                                          20,739       18,338            20,763

(1) Includes acquisition of Ismatec SA (April 17, 2000), Trebor International (May 31, 2000) and Gast Manufacturing (January 21, 1998) in the Pump Products Group, and FAST S.p.A. (June 4, 1999) in the Dispensing Equipment Group.


(2)  Group net sales include intersegment sales.


(3) Group operating income excludes net unallocated corporate operating expenses.

(4)  Excludes amortization of debt issuance expenses.


Operating income increased by $11.8 million, or 11%, to $116.5 million in 2000 from $104.7 million in 1999. Operating income as a percent of sales increased to 16.5% in 2000 from 16.0% in 1999. The increase in operating income and margin growth reflected improvements at all three business groups and resulted from higher sales volumes, expense controls and productivity improvements. In the Pump Products Group, operating income of $73.6 million and operating margin of 18.6% in 2000 compared to the $65.7 million and 17.6% recorded in 1999. In the Dispensing Equipment Group, operating income of $32.5 million and operating margin of 19.5% in 2000, increased from the $25.6 million and the 18.2% recorded in 1999. Operating income in the Other Engineered Products Group of $27.4 million and operating margin of 18.8% in 2000, increased from $26.7 million and 18.5% achieved in 1999.

Interest expense decreased to $16.5 million in 2000 from $18.0 million in 1999. The decrease in interest was due to debt reductions from operating cash flow, partially offset by additional debt required for the acquisition of the FAST, Ismatec and Trebor businesses.

The provision for income taxes increased to $37.6 million in 2000 from $32.8 million in 1999 reflecting higher income. The effective tax rate decreased to 37.2% in 2000 from the 37.6% in 1999.

Net income of $63.4 million in 2000 was 17% higher than the $54.4 million recorded in 1999. Diluted earnings per share were $2.07 per share in 2000, an increase of $.26 per share, or 14%, from the $1.81 per share achieved in 1999.



PERFORMANCE IN 1999 COMPARED TO 1998

Orders and sales from continuing operations exceeded the levels achieved in all prior years, and income and earnings per share from continuing operations were equal to the previous record levels achieved in 1998. Incoming orders were 5% higher than in 1998, with the acquisitions of Gast Manufacturing (January 1998) and FAST S.p.A. (June 1999) contributing a majority of the growth. Orders in the base businesses increased by 2% in 1999 compared to 1998.

Net sales for 1999 reached $655.0 million and increased by $14.9 million, or 2%, over 1998. The acquisitions of Gast and FAST businesses added 3% to sales volume. However, base business sales were flat with 1998, and foreign currency translation had a 1% negative effect. In 1999, total domestic sales increased by 3% and total international sales were up 2%. Base business shipments to the Asia Pacific region increased by 14%, while Europe was down 8% and Latin America declined 14%. Sales to customers outside the U.S. were 39% of total sales in both 1999 and 1998.

Pump Products Group sales of $372.4 million in 1999 decreased by $3.3 million, or 1%, from 1998. The inclusion of Gast, acquired on January 21, 1998, for a full year in 1999 added 2% to the sales growth, but was offset by a 3% decline in base business activity of the Pump Products Group. This was caused by sales declines at business units serving the process industries. Sales to customers outside the U.S. declined to 31% of total group sales in 1999 from 32% in 1998 principally due to lower sales in Europe.

Dispensing Equipment Group sales of $141.0 million increased by $18.2 million, or 15%, compared with 1998, mainly due to the inclusion of the recently acquired FAST business. Overall base business increased by 5% and foreign currency translation had a 2% negative effect on this Group's sales volume. Sales to customers outside the U.S. were 48% of total group sales in 1999, up from 46% in 1998, as the additional international sales from FAST were partially offset by lower sales from the rest of the group.

Other Engineered Products Group sales of $144.5 million were essentially equal to 1998, as higher sales volume in the fire and rescue equipment markets was offset by a 1% negative effect in foreign currency translation. Sales to customers outside the U.S. were 51% of total group sales in 1999, down from 53% in 1998 due to lower sales activity in Europe.

Gross profit of $256.5 million in 1999 increased by $3.6 million, or 1%, from 1998. Gross profit as a percent of sales was 39.2% in 1999, down slightly from 39.5% in 1998. Selling, general and administrative expenses increased to $140.5 million in 1999 from $132.6 million in 1998, and as a percent of net sales, increased to 21.4% from 20.7% in 1998. Goodwill amortization increased by 6% to $11.3 million in 1999 from $10.7 million in 1998. As a percent of sales, goodwill amortization remained flat at about 1.7% for both years. The year-over-year increases in gross profit and goodwill amortization primarily were due to including recently acquired businesses. The increase in selling, general and administrative expenses was attributable to including acquisitions, and market development initiatives.

Operating income decreased by $4.9 million, or 4%, to $104.7 million in 1999 from $109.5 million in 1998. Operating income as a percent of sales decreased to 16.0% in 1999 from 17.1% in 1998. In the Pump Products Group, operating income of $65.7 million and operating margin of 17.6% in 1999 compared with the $74.8 million and 19.9% recorded in 1998. The declines in operating income and margins for the Company and the Pump Products Group primarily were caused by lower sales from high margin business units in the Pump Products Group that serve the chemical processing, oil and gas, and pulp and paper markets. Operating income of $25.6 million in the Dispensing Equipment Group increased by $3.1 million from 1998, principally reflecting improved conditions in the paints and coatings markets, inclusion of the FAST acquisition in 1999, and a one-time charge recorded in 1998 for a plant closing. Operating margins in the Dispensing Equipment Group of 18.2% decreased slightly from the 18.3% achieved in 1998. Operating income in the Other Engineered Products Group of $26.7 million and operating margin of 18.5% in 1999 increased from $24.6 million and 17.1% achieved in 1998, principally due to improved efficiencies and cost reduction programs.

Interest expense decreased to $18.0 million in 1999 from $22.4 million in 1998. The decrease in interest was due to lower interest rates, debt reductions from operating cash flow and the proceeds from the sales of discontinued businesses during 1998, partially offset by additional debt required for the FAST acquisition.

The provision for income taxes decreased to $32.8 million in 1999 from $33.3 million in 1998. The effective tax rate declined to 37.6% in 1999 from 37.9% in 1998.

Income from continuing operations of $54.4 million in 1999 matched 1998's total. Diluted earnings per share from continuing operations amounted to $1.81 in 1999, equaling the $1.81 achieved in 1998.

During 1998, the Company recorded income from discontinued operations of $10.2 million, or 34 cents per share. This included a net gain of $9.0 million related to the sale of discontinued business units completed during 1998. The Company completed the sale of Vibratech on June 9, 1998, and the sale of Strippit on August 25, 1998.

In the first quarter of 1998, the Company retired, at a premium, its 9-3/4% $75 million Senior Subordinated Notes due in 2002. The transaction resulted in an extraordinary charge of $2.5 million, net of an income tax benefit.

Total net income of $54.4 million in 1999 was 12% lower than the net income of $62.1 million recorded in 1998. Diluted earnings per share on a net income basis were $1.81 per share in 1999, a decrease of $.26 per share, or 13%, from the $2.07 per share achieved in 1998.

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATION

                                   [PICTURE]

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, excluding short-term debt, working capital was $142 million and the current ratio was 2.6 to 1. Cash flow from continuing operations of $92.7 million in 2000 remained strong, but decreased by $3.4 million from 1999. The decline principally reflected higher working capital requirements due to higher sales volume, partially offset by higher income.

Cash flow provided from operations was more than adequate to fund capital expenditures of $20.7 million, $18.3 million and $20.8 million in 2000, 1999 and 1998, respectively. Capital expenditures were generally for machinery and equipment that improved productivity, although a portion was for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

The Company acquired Ismatec SA on April 17, 2000, and Trebor International, Inc. on May 31, 2000, at a total cost of approximately $35 million. The acquisitions were accounted for using the purchase method and were financed under the U.S. Credit Facility. Interest is payable at rates ranging from 3.4% to 7.0%.

At December 31, 2000, the maximum amount available under the U.S. Credit Facility was $235 million, of which $71.4 million was borrowed, all in European currencies. The European currency borrowings provide an economic hedge against the net investment in Fluid Management's Netherlands operation, FAST's Italian operation and Ismatec's Switzerland operation, respectively. Any amount outstanding at July 1, 2001, becomes due at that date. Accordingly, the Company classified the borrowings under the U.S. Credit Facility, along with accrued interest, as short-term debt at December 31, 2000. The Company anticipates renewing this credit facility or securing a similar credit facility prior to July 1, 2001. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin.

At December 31, 2000, the applicable margin was 25 basis points. The Company pays an annual facility fee of 15 basis points on the total facility.

The Company also has an $8 million demand line of credit available for short-term borrowing requirements at the bank's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 2000, the Company had $2 million borrowed under this short-term line of credit.

At December 31, 2000, the maximum amount available under the German Facility was 37 million marks ($17.8 million), of which 16.5 million marks ($7.9 million) was being used, which provides an economic hedge against the net investment in the Lukas (Hale Products) operation. Any amount outstanding at November 1, 2001, becomes due at that date. Accordingly, the Company classified the borrowings under the German Facility, along with accrued interest, as short-term debt at December 31, 2000. The Company anticipates renewing this credit facility or securing a similar credit facility prior to November 1, 2001. Interest is payable quarterly on the outstanding balance at LIBOR plus an applicable margin. At December 31, 2000, the applicable margin was 62.5 basis points.

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of common stock either at market prices or on a negotiated basis as market conditions warrant. Any share repurchases would be funded with borrowings under the existing credit facilities. At December 31, 2000, IDEX had purchased a total of 6,500 shares under the program at a cost of approximately $144,000, including 2,000 shares at a cost of approximately $46,000 during 2000.

IDEX believes it will generate sufficient cash flow from operations in 2001 to meet its operating requirements, interest, the demand line of credit and the German Facility, interest payments on the Senior Notes, any share repurchases, approximately $30 million of planned capital expenditures, and approximately $17 million of annual dividend payments to holders of common stock. The Company also expects to renew its U.S. Credit Facility and German Facility or will secure similar credit facilities prior to their expiration in 2001. From commencement of operations in January 1988 to December 31, 2000, IDEX has borrowed $674 million under its various credit agreements to complete 16 acquisitions. During this same period IDEX generated, principally from operations, cash flow of $601 million to reduce its indebtedness. In the event that suitable businesses are available for acquisition by IDEX upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term indebtedness.


YEAR 2000

IDEX initiated a year 2000 compliance program in late 1996 to ensure that its information systems and other date-sensitive equipment continue an uninterrupted transition into the year 2000. All of the Company's essential processes, systems, and business functions were compliant with the year 2000 requirements by the end of 1999. IDEX did not experience any year 2000 consequences affecting its financial position, liquidity, or results of operations.

The costs of IDEX's year 2000 transition program were funded with cash flows from operations. Some of these costs related solely to the modification of existing systems, while others were for new systems, which also improved business functionality. In total, these costs were not substantially different from the normal, recurring costs incurred for system development and implementation, in part due to the reallocation of internal resources to implement the new business systems. Expenditures related to this multi-year program were approximately $6 million.


EURO PREPARATIONS

During 1998, 1999 and 2000, IDEX upgraded its business systems to accommodate the euro currency. The cost of this upgrade was immaterial to the Company's financial results. Although difficult to predict, any competitive implications and any impact on existing financial instruments resulting from the euro implementation also are expected to be immaterial to the Company's results of operations, financial position or liquidity.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

The Company is subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $242 million of total debt outstanding at December 31, 2000. Approximately 35% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $.4 million annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt. The Company will from time to time enter into interest rate swaps on its debt when it believes there is a clear financial advantage for doing so. A formalized treasury risk management policy adopted by the Board of Directors exists that describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, IDEX does not use derivative financial or commodity instruments for trading purposes, and the use of such instruments is subject to strict approval levels by senior officers. Typically, the use of such derivative instruments is limited to interest rate swaps on the outstanding long-term debt. IDEX's exposure related to such derivative instruments is, in the aggregate, not material to its financial position, results of operations and cash flows.

The Company's foreign currency exchange rate risk is limited principally to the euro, British pound and Swiss franc. IDEX manages its foreign exchange risk principally through the invoicing of its customers in the same currency as the source of the products. The implementation of the euro currency as of January 1, 1999, did not materially affect IDEX's foreign currency exchange risk profile, although some customers may require the Company to invoice or pay in euros rather than the functional currency of the manufacturing entity.

IDEX CORPORATION & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)




As of December 31,                                                          2000              1999
------------------                                                        ---------       ----------
ASSETS
Current assets
 Cash and cash equivalents                                                 $  8,415         $  2,895
 Receivables -- net                                                         104,950          100,805
 Inventories                                                                113,052          106,141
 Other current assets                                                         5,672            3,874
                                                                           --------         --------
   Total current assets                                                     232,089          213,715
Property, plant and equipment -- net                                        128,283          129,917
Intangible assets -- net                                                    388,163          385,061
Other noncurrent assets                                                      10,319            9,874
                                                                           --------         --------
  Total assets                                                             $758,854         $738,567
                                                                           ========         ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
 Short-term debt                                                           $ 88,077         $     --
 Trade accounts payable                                                      43,342           44,289
 Dividends payable                                                            4,236            4,153
 Accrued expenses                                                            42,156           43,192
                                                                           --------         --------
   Total current liabilities                                                177,811           91,634
Long-term debt                                                              153,809          268,589
Other noncurrent liabilities                                                 52,732           49,320
                                                                           --------         --------
   Total liabilities                                                        384,352          409,543
                                                                           --------         --------


Commitments and contingencies (Note 4)

Shareholders' equity
 Common stock, par value $.01 per share
  Shares authorized 2000 and 1999 -- 75,000,000
  Shares issued and outstanding:
   2000 -- 30,258,231; 1999 -- 29,635,576                                       303              296
 Additional paid-in capital                                                 115,280           99,802
 Retained earnings                                                          279,907          233,326
 Minimum pension liability adjustment                                        (2,127)          (1,759)
 Accumulated translation adjustment                                         (10,489)          (2,543)
 Treasury stock                                                                (144)             (98)
 Unearned compensation on restricted stock                                   (8,228)              --
                                                                           --------         --------
   Total shareholders' equity                                               374,502          329,024
                                                                           --------         --------
   Total liabilities and shareholders' equity                              $758,854         $738,567
                                                                           ========         ========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands except per share amounts)


For the years ended December 31,                                  2000       1999             1998
                                                              ----------  ---------       ----------
Net sales                                                       $704,276   $655,041         $640,131
Cost of sales                                                    426,324    398,557          387,285
                                                                --------   --------         --------
Gross profit                                                     277,952    256,484          252,846
Selling, general and administrative expenses                     149,639    140,495          132,627
Goodwill amortization                                             11,797     11,312           10,676
                                                                --------   --------         --------
Operating income                                                 116,516    104,677          109,543
Other income -- net                                                1,031        568              479
                                                                --------   --------         --------
Income before interest expense and income taxes                  117,547    105,245          110,022
Interest expense                                                  16,521     18,020           22,359
                                                                --------   --------         --------
Income before income taxes                                       101,026     87,225           87,663
Provision for income taxes                                        37,581     32,797           33,267
                                                                --------   --------         --------
Income from continuing operations before extraordinary item       63,445     54,428           54,396
                                                                --------   --------         --------
Discontinued operations
 Income from discontinued operations, net of taxes                    --         --            1,202
 Gain on sale of discontinued operations, net of taxes                --         --            8,980
                                                                --------   --------         --------
Income from discontinued operations                                   --         --           10,182
                                                                --------   --------         --------
Extraordinary loss from early extinguishment of debt,
net of taxes                                                          --         --           (2,514)
                                                                --------   --------         --------
Net income                                                      $ 63,445   $ 54,428         $ 62,064
                                                                ========   ========         ========

EARNINGS PER COMMON SHARE -- BASIC
Continuing operations                                           $   2.13   $   1.84         $   1.85
Discontinued operations                                               --         --              .36
Extraordinary loss from early extinguishment of debt                  --         --             (.09)
                                                                --------   --------         --------
Net income                                                      $   2.13   $   1.84         $   2.12
                                                                ========   ========         ========


EARNINGS PER COMMON SHARE DILUTED
Continuing operations                                           $   2.07   $   1.81         $   1.81
Discontinued operations                                               --         --              .34
Extraordinary loss from early extinguishment of debt                  --         --             (.08)
                                                                --------   --------         --------
Net income                                                      $   2.07   $   1.81         $   2.07
                                                                ========   ========         ========

SHARE DATA

Weighted average common shares outstanding                        29,726     29,544           29,332
                                                                ========   ========         ========
Weighted average common shares outstanding
assuming full dilution                                            30,632     30,085           30,052
                                                                ========   ========         ========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES

STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

(in thousands except share and per share amounts)





                                        Common Stock
                                            and                  Minimum                               Unearned
                                         Additional              Pension    Accumulated              Compensation         Total
                                          Paid-in    Retained   Liability   Translation   Treasury   on Restricted     Shareholders'
                                          Capital    Earnings   Adjustment   Adjustment    Stock         Stock            Equity
                                         ----------  ---------  ----------  -----------  ----------  ---------------   -------------
Balance, December 31, 1997                $ 90,798   $ 149,403    $  (756)   $   (774)    $    --      $     --         $ 238,671
                                          --------   ---------    -------    --------     -------      --------         ---------

Net income                                              62,064                                                             62,064
                                          --------   ---------    -------    --------     -------      --------         ---------
Other comprehensive income, net of taxes
   Unrealized translation adjustment                                           (3,524)                                     (3,524)
   Minimum pension adjustment                                        (733)                                                   (733)
                                          --------   ---------    -------    --------     -------      --------         ---------
      Other comprehensive income                                     (733)     (3,524)                                     (4,257)
                                          --------   ---------    -------    --------     -------      --------         ---------
         Comprehensive income                           62,064       (733)     (3,524)                                     57,807
                                          --------   ---------    -------    --------     -------      --------         ---------
Issuance of 216,808 shares of common
   stock from exercise of stock options,
   net of those surrendered, and earned
   compensation                              5,561                                                                          5,561
Cash dividends declared -- $.545 per
   common share outstanding                            (16,002)                                                           (16,002)
                                          --------   ---------    -------    --------     -------      --------         ---------
Balance, December 31, 1998                  96,359     195,465     (1,489)     (4,298)         --            --           286,037
                                          --------   ---------    -------    --------     -------      --------         ---------
Net income                                              54,428                                                             54,428
                                          --------   ---------    -------    --------     -------      --------         ---------
Other comprehensive income, net of taxes
   Unrealized translation adjustment                                            1,755                                       1,755
   Minimum pension adjustment                                        (270)                                                   (270)
                                          --------   ---------    -------    --------     -------      --------         ---------
      Other comprehensive income                                     (270)      1,755                                       1,485
                                          --------   ---------    -------    --------     -------      --------         ---------
         Comprehensive income                           54,428       (270)      1,755                                      55,913
                                          --------   ---------    -------    --------     -------      --------         ---------
Issuance of 173,660 shares of common
   stock from exercise of stock options,
   and deferred compensation plans           3,739                                                                          3,739
Purchase of common stock                                                                      (98)                            (98)
Cash dividends declared -- $.56 per
   common share outstanding                            (16,567)                                                           (16,567)
                                          --------   ---------    -------    --------     -------      --------         ---------
Balance, December 31, 1999                 100,098     233,326     (1,759)     (2,543)        (98)           --           329,024
                                          --------   ---------    -------    --------     -------      --------         ---------

Net income                                              63,445                                                             63,445
Other comprehensive income, net of taxes
   Unrealized translation adjustment                                           (7,946)                                     (7,946)
   Minimum pension adjustment                                        (368)                                                   (368)
                                          --------   ---------    -------    --------     -------      --------         ---------
      Other comprehensive income                                     (368)     (7,946)                                     (8,314)
                                          --------   ---------    -------    --------     -------      --------         ---------
         Comprehensive income                           63,445       (368)     (7,946)                                     55,131
                                          --------   ---------    -------    --------     -------      --------         ---------
Issuance of 274,655 shares of common
   stock from exercise of stock options,
   and deferred compensation plans           5,991                                                                          5,991
Issuance of 350,000 shares of
   restricted common stock                   9,494                                                       (9,494)               --
Purchase of common stock                                                                      (46)                            (46)
Amortization of restricted
   common stock award                                                                                     1,266             1,266
Cash dividends declared -- $.56 per
   common share outstanding                            (16,864)                                                           (16,864)
                                          --------   ---------    -------    --------     -------      --------         ---------
Balance, December 31, 2000                $115,583    $279,907    $(2,127)   $(10,489)      $(144)      $(8,228)        $ 374,502
                                          ========   =========    =======    ========     =======      ========         =========

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

(in thousands)



For the years ended December 31,                                  2000            1999             1998
--------------------------------                               ---------       ---------       ----------
Cash flows from operating activities
Income from continuing operations                              $  63,445       $  54,428       $   54,396
Adjustments to reconcile to net cash
 provided by continuing operations:
  Depreciation and amortization                                   21,873          21,619           20,747
  Amortization of intangibles                                     13,341          12,845           12,188
  Amortization of unearned compensation                            1,266              --               --
  Amortization of debt issuance expenses                             224             371              640
  Deferred income taxes                                            1,081           3,742            3,445
  (Increase) decrease in receivables                                (109)           (867)           7,360
  (Increase) decrease in inventories                              (2,410)          4,797            1,199
  (Decrease) increase in trade accounts payable                   (1,600)         (3,057)              10
  (Decrease) increase in accrued expenses                         (1,970)          3,363          (11,224)
  Other -- net                                                    (2,413)         (1,085)          (3,867)
                                                               ---------       ---------       ----------
Net cash provided by continuing operations                        92,728          96,156           84,894
Net cash provided by discontinued operations                          --              --            4,159
                                                               ---------       ---------       ----------
  Net cash flows from operating activities                        92,728          96,156           89,053
                                                               ---------       ---------       ----------

Cash flows from investing activities
 Additions to property, plant and equipment                      (20,739)        (18,338)         (20,763)
 Acquisition of businesses (net of cash acquired)                (34,513)        (48,497)        (118,088)
 Proceeds from sale of businesses                                     --              --           39,695
                                                               ---------       ---------       ----------
  Net cash flows from investing activities                       (55,252)        (66,835)         (99,156)
                                                               ---------       ---------       ----------

Cash flows from financing activities
 Net repayments under credit facilities                          (48,186)        (55,718)        (166,314)
 Borrowings under credit facilities for acquisitions              34,513          48,497          118,088
 Repayments of other long-term debt                               (4,151)         (7,455)          (9,962)
 Proceeds from issuance of 6.875% Senior Notes                        --              --          150,000
 Repayment of 9.75% Senior Subordinated Notes                         --              --          (75,000)
 Financing payments                                                   --              --           (5,031)
 (Decrease) increase in accrued interest                            (167)           (772)           1,769
 Dividends paid                                                  (16,781)        (16,539)         (15,826)
 Proceeds from stock option exercises                              2,862           2,938            3,329
 Purchase of common stock                                            (46)            (98)              --
                                                               ---------       ---------       ----------
  Net cash flows from financing activities                       (31,956)        (29,147)           1,053
                                                               ---------       ---------       ----------


Net increase (decrease) in cash                                    5,520             174           (9,050)
Cash and cash equivalents at beginning of year                     2,895           2,721           11,771
                                                               ---------       ---------       ----------
Cash and cash equivalents at end of year                       $   8,415       $   2,895       $    2,721
                                                               =========       =========       ==========
Supplemental cash flow information
Cash paid for:
 Interest                                                      $  16,912       $  18,420       $   20,070
 Income taxes                                                     35,534          25,297           36,568
Significant non-cash activities:
 Debt acquired with acquisition of business                           --          13,065               --

See Notes to Consolidated Financial Statements.

IDEX CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amounts)


1. SIGNIFICANT ACCOUNTING POLICIES

Business

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of proprietary pump products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, refinishing equipment, and centralized lubrication systems; and proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Debt Expenses

Expenses incurred in securing and issuing total debt are amortized over the life of the related debt.

Earnings Per Common Share

Earnings per common share (EPS) are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents and unvested restricted shares (diluted) outstanding during the year. Common stock equivalents consist of stock options and have been included in the calculation of weighted average shares outstanding using the treasury stock method.

Basic weighted average shares reconciles to diluted weighted average shares as follows:


                                     2000        1999           1998
                                    -------     -------       --------
Basic weighted average
 common shares
 outstanding                         29,726      29,544         29,332
Dilutive effect of
 stock options and
 unvested restricted shares             906         541            720
                                     ------      ------         ------
Weighted average common
 shares outstanding
 assuming full dilution              30,632      30,085         30,052
                                     ======      ======         ======

Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation are as follows:

Land improvements . . . . . . . . . . . . . . . . . . . . 10 to 12
years

Buildings and improvements. . . . . . . . . . . . . . . . 3 to 30 years

Machinery and equipment
and engineering drawings. . . . . . . . . . . . . . . . . 3 to 12 years

Office and transportation equipment . . . . . . . . . . . 3 to 10 years


Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. Cost in excess of net assets acquired is amortized over a period of 30 to 40 years.


The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation or amortization period or to the unamortized balance is warranted. This evaluation is based on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.


Research and Development Expenditures

Expenditures associated with research and development are expensed in the year incurred and included in cost of sales, except for software development capitalized under Statement of

Financial Accounting Standards (SFAS) No. 86. Research and development expenses, which include costs associated with the development of new products and major improvements to existing products, were $7.5 million, $6.8 million and $6.3 million in 2000, 1999 and 1998, respectively.


New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement, as amended by SFAS No. 137 and No. 138, will be effective for the Company's fiscal 2001 first quarter financial statements. In January 2001, IDEX recorded an immaterial cumulative transition adjustment to earnings, primarily related to interest rate swaps.


2. ACQUISITIONS

The Company completed the acquisitions of Liquid Controls L.L.C. and Class 1, Inc. in January 2001, for an aggregate cash purchase price of approximately $110 million, with financing provided by borrowings under the U.S. Credit Facility. Liquid Controls, headquartered in Lake Bluff, Illinois, is a leading manufacturer of positive displacement flow meters, electronic registration and process control systems. Class 1, headquartered in Ocala, Florida, is a leading manufacturer of electronic and mechanical components and systems for the fire and rescue market. Liquid Controls will be operated as part of the Pump Products Group, and Class 1 will be operated as part of Hale Products in the Other Engineered Products Group.


The Company acquired Ismatec SA on April 17, 2000, and Trebor International, Inc. on May 31, 2000, at a total cost of approximately $35 million with borrowings under the U.S. Credit Facility. Ismatec, with headquarters near Zurich, Switzerland, is a leading European manufacturer of peristalic metering pumps, analytical process controllers and sample preparation systems. These products typically are used for scientific research and development in the pharmaceutical, medical, biotech and institutional laboratory markets. Trebor, with headquarters near Salt Lake City, Utah, is a leading designer and manufacturer of high purity fluid handling products, including air-operated diaphragm pumps and deionized water-heating systems. Trebor's products are incorporated into wet chemical processing and chemical delivery and blending systems. Ismatec and Trebor are being operated as part of the Pump Products Group.


On June 4, 1999, IDEX acquired FAST S.p.A. at a cost of $61.6 million, with financing provided by borrowings under the U.S. Credit Facility and debt acquired. FAST, with headquarters near Milan, Italy, is a leading European manufacturer of refinishing and color-formulation equipment for a number of applications, including paints, coatings, inks, colorants and dyes. FAST is being operated as part of the Dispensing Equipment Group.


All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. Cost in excess of net assets acquired is amortized on a straight-line basis over a period not exceeding 40 years.


3. DISCONTINUED OPERATIONS

In December 1997, IDEX announced its intention to divest its Strippit and Vibratech businesses. The Company completed the sale of Vibratech on June 9, 1998, for $23.0 million in cash, and the sale of Strippit on August 25, 1998, for $19.5 million in cash and notes. The sale of Vibratech generated a gain on disposition, while the Strippit sale resulted in a small loss. The proceeds were used to repay borrowings under the U.S. Credit Facility. In 1998, these two businesses contributed net income of $10.2 million, including a net gain of $9.0 million (net of taxes of $3.1 million) from the sale of these business units.


Revenues from discontinued operations amounted to $42.1 million in 1998. Income from discontinued operations was net of taxes of $0.7 million in 1998. Interest expense of $0.1 million for 1998 has been allocated to these operations based on their acquisition debt, less repayments generated from operating cash flows that can be specifically attributed to these operations.


4. COMMITMENTS AND CONTINGENCIES

At December 31, 2000, total minimum rental payments under non-cancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $27.7 million. The minimum rental commitments for each of the next five years are as follows: 2001 - $6.4 million; 2002 - $4.2 million; 2003 - $3.1 million; 2004 - $2.5 million; 2005 - $2.1 million;
thereafter - $9.4 million.


Rental expense totaled $8.5 million, $9.0 million and $8.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.


The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse affect on the Company's financial position, liquidity, or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.

IDEX CORPORATION & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amounts)


5. BALANCE SHEET COMPONENTS

The components of inventories at December 31, 2000 and 1999 were:




                                                 2000        1999
                                               ----------  --------

Raw materials                                  $   32,020  $ 28,930
Work in process                                    13,852    12,722
Finished goods                                     67,180    64,489
                                               ----------  --------
   Total                                       $  113,052  $106,141
                                               ==========  ========




Those inventories, which were carried on a LIFO basis, amounted to $91,532 and $86,587 at December 31, 2000 and 1999, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings are not material.

The components of certain other balance sheet accounts at December 31, 2000 and 1999 were:

                                                  2000         1999
                                               ----------  -----------
Receivables
   Customers                                   $  103,952  $   101,990
   Other                                            4,340        1,949
                                               ----------  -----------
      Total                                       108,292      103,939
   Less allowance for doubtful accounts             3,342        3,134
                                               ----------  -----------
      Receivables - net                        $  104,950  $   100,805
                                               ==========  ===========

Property, plant and equipment, at cost
   Land and improvements                       $    8,374  $     9,068
   Buildings and improvements                      63,795       61,710
   Machinery and equipment                        161,814      157,872
   Engineering drawings                             3,200        3,248
   Office and transportation equipment             44,024       38,583
   Construction in progress                         5,046        3,248
                                               ----------  -----------
      Total                                       286,253      273,729
                                               ==========  ===========
   Less accumulated depreciation
      and amortization                            157,970      143,812
                                               ----------  -----------
      Property, plant and equipment - net      $  128,283  $   129,917
                                               ==========  ===========

Intangible assets
   Cost in excess of net assets acquired       $  435,408  $   419,917
   Other                                           28,187       28,345
                                               ----------  -----------
      Total                                       463,595      448,262
   Less accumulated amortization                   75,432       63,201
                                               ----------  -----------
      Intangible assets - net                  $  388,163  $   385,061
                                               ==========  ===========

Accrued expenses
   Accrued payroll and related items           $   23,800  $    21,421
   Accrued taxes                                    5,969        9,165
   Accrued insurance                                3,729        4,037
   Other                                            8,658        8,569
                                               ----------  -----------
      Total                                    $   42,156  $    43,192
                                               ==========  ===========

Other noncurrent liabilities
   Pension and retiree medical reserves        $   28,618  $    26,887
   Deferred income taxes                           18,726       15,824
   Other                                            5,388        6,609
                                               ----------  -----------
      Total                                    $   52,732  $    49,320
                                               ==========  ===========

6. COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2000, 1999 and 1998 were:

                                 2000      1999      1998
                               -------   -------  ---------
Unrealized translation
adjustment:
   Pretax amount               $(7,946)  $ 1,755  $  (3,524)
   Income tax                       --       --          --
                               -------   -------  ---------
      Aftertax amount          $(7,946)  $ 1,755  $  (3,524)
                               -------   -------  ---------

Minimum pension
adjustment:
   Pretax amount               $  (585)  $  (570) $  (1,109)
   Tax benefit                     217       300        376
                               -------   -------  ---------
      Aftertax amount          $  (368)  $  (270) $    (733)
                               =======   =======  =========


7. STOCK OPTIONS

The Company has stock option plans for outside directors, executives and certain key employees. These options are accounted for using the intrinsic value method and, accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method in 2000, 1999 and 1998, the Company's pro forma net income and EPS would have been as follows:


                                2000      1999      1998
                           --------- ---------  --------
Net income
   As reported             $  63,445 $  54,428  $ 62,064
   Pro forma                  59,991    51,675    59,602
Basic EPS
   As reported                  2.13      1.84      2.12
   Pro forma                    2.02      1.75      2.03
Diluted EPS
   As reported                  2.07      1.81      2.07
   Pro forma                    1.96      1.72      1.98



The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 2.02%, 2.29% and 1.55%; volatility of 34.3%, 32.5% and 27.7%; risk-free interest rates of 6.4%, 5.2% and 5.6%; and expected lives of 5.5 years.

The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to
 .6 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock at the date of grant. The options become exercisable from one to five years from the date of grant, and generally expire 10 years from the date of grant.

The following table summarizes option activity under the plans:




                                                            Average
                                               Number     Option Price
                                             of Options     Per Share
                                             ----------   ------------
Outstanding at December 31, 1997              2,129,214      18.87
   Granted                                      605,000      34.86
   Exercised                                   (227,376)     14.01
   Forfeited                                   (111,730)     28.07
                                              ---------
Outstanding at December 31, 1998              2,395,108      22.89
   Granted                                      647,039      24.79
   Exercised                                   (170,715)     16.75
   Forfeited                                   (107,010)     28.83
                                              ---------
Outstanding at December 31, 1999              2,764,422      23.54
   Granted                                      835,500      27.71
   Exercised                                   (269,753)     16.26
   Forfeited                                    (76,710)     28.42
                                              ---------
Outstanding at December 31, 2000              3,253,459      25.10
                                              =========
Exercisable at December 31, 1998              1,124,197      16.43
                                              =========
Exercisable at December 31, 1999              1,485,426      19.98
                                              =========
Exercisable at December 31, 2000              1,706,976      22.56
                                              =========

The following table summarizes information about options outstanding at December 31, 2000:

                          Options Outstanding                           Options Exercisable
             ----------------------------------------------       -------------------------------
                                 Weighted
                                 Average           Weighted                              Weighted
Range of                         Remaining         Average                               Average
Exercise        Number           Life of           Exercise          Number              Exercise
Prices       Outstanding         Contract          Price           Exercisable           Price
--------     ------------        ----------        --------       -------------          --------
$ 5 to 13       309,180          1.8 years          $11.64            309,180             $11.64
 14 to 25     1,306,572          5.1 years           22.60            876,280              21.58
 26 to 35     1,637,707          7.4 years           29.64            521,516              30.68
              ---------                                             ---------
   Total      3,253,459          6.0 years           25.10          1,706,976              22.56
              =========                                             =========

8. DEBT

Debt at December 31, 2000 and 1999 consisted of the following:




                                              2000        1999
                                           ----------  ----------
Short-term debt:
   Bank credit facilities,
      including accrued interest           $   88,077  $       --
Long-term debt:
   Bank credit facilities,
      including accrued interest                   --     108,753
   6.875% Senior Notes                        150,000     150,000
   Other long-term debt                         3,809       9,836
                                           ----------  ----------
      Total long-term debt                    153,809     268,589
                                           ----------  ----------
      Total debt                           $  241,886  $  268,589
                                           ==========  ==========

The Company has a $235 million domestic multi-currency bank revolving credit facility (U.S. Credit Facility), which expires July 1, 2001. At December 31, 2000, approximately $159.6 million of the facility was unused.

Interest on the outstanding borrowings under the U.S. Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 25 basis points per annum. The weighted average interest rate on borrowings outstanding under the U.S. Credit Facility was 4.03% at December 31, 2000. A facility fee equal to 15 basis points per annum is payable quarterly on the entire amount available under the U.S. Credit Facility.

The Company has an $8 million demand line of credit (Short-Term Facility), which expires March 31, 2001. Borrowings under the Short-Term Facility are at the bank agent's reference rate, or at an optional rate based on the bank's cost of funds. At December 31, 2000, there was $2 million borrowed under the Short-Term Facility at an interest rate of 6.88% per annum.

The Company's DM 37.0 million ($17.8 million) credit facility (German Facility) expires November 1, 2001. At December 31, 2000, DM 16.5 million ($7.9 million) was outstanding. Interest is payable quarterly on the outstanding balance at LIBOR plus 62.5 basis points per annum. The weighted average interest rate on borrowings outstanding under the German Facility was 5.22% at December 31, 2000.

Since the U.S. Credit Facility, the Short-Term Facility, and the German Facility expire in 2001, the borrowings thereunder, along with accrued interest, have been classified as short-term debt at December 31, 2000. The Company anticipates securing similar credit facilities to replace these prior to their expiration dates.

Total debt outstanding at December 31, 2000 and 1999 includes accrued interest of $4.2 million and $4.4 million, respectively.

In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2000, the fair market value of the Senior Notes was approximately $140 million, based on the quoted market price. Proceeds from the Senior Note offering were used to reduce bank debt, and to repay in March 1998 the $75 million principal amount of the 9.75% Senior Subordinated Notes originally due in 2002. After related expenses and fees, this redemption resulted in an extraordinary loss of $2.5 million, or 8 cents per diluted share, net of an income tax benefit of $1.5 million.

At December 31, 2000, other long-term debt included $3.8 million of debt acquired in connection with the acquisition of FAST. Interest is payable on the outstanding balances at rates ranging from 2.8% to 6.7% per annum.

The U.S. Credit Facility and the Indenture for the Senior Notes permit the payment of cash dividends only to the extent that no default exists under these agreements, and limit the amount of cash dividends in accordance with specified formulas. At December 31, 2000, under the most restrictive of these provisions, the Company has available approximately $110.6 million for the payment of cash dividends in 2001.

IDEX CORPORATION & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except share and per share amounts)


A December 31, 2000, the Company had borrowings of $79.3 million in European currencies under its U.S. Credit Facility and German Facility. The European currency borrowings provide an economic hedge against the net investment in Fluid Management's Netherlands operation, FAST's Italian operation, Micropump's Switzerland operation and Hale Products' German operation. IDEX does not use derivative financial instruments for trading or other speculative purposes. Interest rate swaps, a form of derivative, are used to manage interest rate risk. At December 31, 2000, the Company had entered into two interest rate swaps, expiring between June 2001 and August 2001, which effectively have converted approximately $39 million of floating rate debt into fixed rate debt at rates approximating 3.5%.


9. COMMON AND PREFERRED STOCK

During 2000, the Company issued 350,000 shares of restricted stock as compensation to a key employee. These shares carry dividend and voting rights. Sale of these shares is restricted prior to the date of vesting occurring annually from one to five years after the grant date. The restricted shares were recorded at their fair market value on the date of the grant with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock either at market prices or on a negotiated basis as market conditions warrant. At December 31, 2000, IDEX had purchased a total of 6,500 shares under the program at a cost of approximately $144,000, including 2,000 shares of common stock at a cost of approximately $46,000 during 2000.

At December 31, 2000 and 1999, the Company had 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.


10. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, compressors and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered equipment for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. No single customer accounted for more than 2% of net sales in 2000.

Information on IDEX's business segments is presented below, based on the nature of products and services offered. IDEX evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.


                                     2000        1999        1998
                                ---------   ---------   ---------
Net sales
   Pump Products
      From external customers   $ 392,109   $ 369,568   $ 373,333
      Intersegment sales            2,890       2,872       2,359
                                ---------   ---------   ---------
          Total group sales       394,999     372,440     375,692
                                ---------   ---------   ---------
   Dispensing Equipment
      From external customers     166,360     140,989     122,796
      Intersegment sales                2           7          48
                                ---------   ---------   ---------
          Total group sales       166,362     140,996     122,844
                                ---------   ---------   ---------
   Other Engineered Products
      From external customers     145,807     144,484     144,002
      Intersegment sales               16           2           2
                                ---------   ---------   ---------
         Total group sales        145,823     144,486     144,004
                                ---------   ---------   ---------
      Intersegment elimination     (2,908)     (2,881)     (2,409)
                                ---------   ---------   ---------
         Total net sales        $ 704,276   $ 655,041   $ 640,131
                                =========   =========   =========

Operating income (1)
   Pump Products                $  73,557   $  65,673   $  74,812
   Dispensing Equipment            32,496      25,614      22,483
   Other Engineered Products       27,437      26,660      24,596
   Corporate office & other       (16,974)    (13,270)    (12,348)
                                ---------   ---------   ---------
         Total operating income $ 116,516   $ 104,677   $ 109,543
                                =========   =========   =========
Assets
   Pump Products                $ 391,831   $ 355,983   $ 370,578
   Dispensing Equipment           204,891     216,273     151,380
   Other Engineered Products      148,753     154,490     158,930
   Corporate office & other        13,379      11,821      14,923
                                ---------   ---------   ---------
         Total assets           $ 758,854   $ 738,567   $ 695,811
                                =========   =========   =========

Depreciation and
amortization (2)
   Pump Products                $  19,658   $  19,327   $  19,326
   Dispensing Equipment             8,845       8,124       7,132
   Other Engineered Products        6,474       6,769       6,275
   Corporate office & other         1,503         244         202
                                ---------   ---------   ---------
         Total depreciation
            and amortization    $  36,480   $  34,464   $  32,935
                                =========   =========   =========

Capital expenditures
   Pump Products                $  10,656   $   8,616   $   8,652
   Dispensing Equipment             5,175       5,896       4,000
   Other Engineered Products        4,796       3,739       5,328
   Corporate office & other           112          87       2,783
                                ---------   ---------   ---------
         Total capital
            expenditures        $  20,739   $  18,338   $  20,763
                                =========   =========   =========

(1) Represents business segment operating income after noncash amortization of intangible assets.

(2) Includes amortization relating to all business combinations accounted for by the purchase method, but excludes amortization of debt issuance expenses.

Information about the Company's operations in different geographical regions for the years ended December 31, 2000, 1999 and 1998 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was deemed material.

                                      2000       1999        1998
                                 ---------  ---------   ---------
Net sales
   U.S.                          $ 416,557  $ 399,286   $ 389,185
   Europe                          173,870    154,907     153,988
   Other countries                 113,849    100,848      96,958
                                 ---------  ---------   ---------
      Total net sales            $ 704,276  $ 655,041   $ 640,131
                                 =========  =========   =========
Long-lived assets
   U.S.                          $ 394,547  $ 384,389   $ 396,826
   Europe                          128,233    135,942      98,667
   Other countries                   3,985      4,521       4,418
                                 ---------  ---------   ---------
      Total long-lived assets    $ 526,765  $ 524,852   $ 499,911
                                 =========  =========   =========

11. INCOME TAXES

Pretax income for the years ended December 31, 2000, 1999 and 1998 was taxed under the following jurisdictions:

                                      2000       1999      1998
                                ---------- ----------  --------
Domestic                        $   67,170 $   59,042  $ 61,139
Foreign                             33,856     28,183    26,524
                                ---------- ----------  --------
   Total                        $  101,026 $   87,225  $ 87,663
                                ========== ==========  ========

The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 was as follows:

                                    2000       1999       1998
                                -------- ----------  ---------
Current
   U.S.                         $ 23,906 $   17,329  $  21,899
   State and local                 2,099      2,334      1,476
   Foreign                        10,495      9,392      6,447
                                -------- ----------  ---------
      Total current               36,500     29,055     29,822
                                ======== ==========  =========
Deferred
   U.S.                            (286)      2,983        800
   State and local                     -        321        400
   Foreign                         1,367        438      2,245
                                -------- ----------  ---------
      Total deferred               1,081      3,742      3,445
                                -------- ----------  ---------
      Total provision for
         income taxes           $ 37,581 $   32,797  $  33,267
                                ======== ==========  =========



Deferred (prepaid) income taxes resulted from the following:


                                   2000       1999       1998
                                -------  ---------   --------
Employee and retiree
   benefit plans                $(1,829) $    (349)  $    959
Depreciation and
   amortization                   4,005      1,578      2,848
Inventories                         184      1,260       (895)
Allowances and accruals            (707)       624         79
Other                              (572)       629        454
                                -------  ---------   --------
      Total deferred            $ 1,081  $   3,742   $  3,445
                                =======  =========   ========


Deferred tax assets (liabilities) related to the following at December 31, 2000 and 1999:


                                                2000        1999
                                           ---------     ---------
Employee and retiree benefit plans         $   8,498     $   6,741
Depreciation and amortization                (29,425)      (25,424)
Inventories                                   (6,386)       (5,757)
Allowances and accruals                        4,990         4,437
Other                                          2,230         1,792
                                           ---------     ---------
   Total                                   $ (20,093)    $ (18,211)
                                           =========     =========

The consolidated balance sheet at December 31, 2000, included a current deferred tax liability of $1,367 in "Accrued expenses" and a noncurrent deferred tax liability of $18,726 in "Other noncurrent liabilities." The consolidated balance sheet at December 31, 1999, included a current deferred tax liability of $2,387 in "Accrued expenses" and a noncurrent deferred tax liability of $15,824 in "Other noncurrent liabilities."

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2000, 1999 and 1998 were as follows:




                                    2000       1999     1998
                                --------  ---------  -------
Pretax income                   $101,026  $  87,225  $87,663
                                ========  =========  =======
Provision for income taxes:
   Computed amount at
      statutory rate of 35%     $ 35,359  $  30,529  $30,682
   State and local
      income tax (net of
      federal tax benefit)         1,364      1,726    1,219
   Amortization of cost
      in excess of net
      assets acquired              1,825      1,643    1,583
   Foreign sales
      corporation                   (910)    (1,074)  (1,031)
   Other                             (57)       (27)     814
                                --------  ---------  -------
      Total provision for
         income taxes           $ 37,581  $  32,797  $33,267
                                ========  =========  =======

No provision has been made for U.S. or additional foreign taxes on $44,785 million of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

12. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2000, and a statement of the funded status at December 31 for both years:




                                                    Pension Benefits         Other Benefits
                                                  --------------------   ---------------------
                                                     2000      1999        2000        1999
                                                  --------- ----------   ---------  ----------
Change in benefit obligation
Obligation at January 1                           $ 55,104  $   58,842   $  11,646  $   11,186
Service cost                                         3,168       3,017         349         395
Interest cost                                        3,853       3,707         867         752
Plan amendments                                         --         968          --          --
Benefits paid                                       (5,377)     (9,337)       (730)       (536)
Other                                               (2,477)     (2,093)      2,810        (151)
                                                  --------  ----------   ---------  ----------
Obligation at December 31                         $ 54,271  $   55,104   $  14,942  $   11,646
                                                  ========  ==========   =========  ==========

Change in plan assets
Fair value of plan assets at January 1            $ 51,990  $   46,504   $      --  $       --
Actual return on plan assets                        (1,998)      8,548          --          --
Employer contributions                               3,087       6,275         730         536
Benefits paid                                       (5,377)     (9,337)       (730)       (536)
Other                                                 (430)         --          --          --
                                                  --------  ----------   ---------  ----------
Fair value of plan assets at December 31          $ 47,272  $   51,990   $      --  $       --
                                                  ========  ==========   =========  ==========
Funded status
Funded status at December 31                      $ (6,999) $   (3,114)  $ (14,942) $  (11,646)
Unrecognized loss (gain)                             2,881      (1,210)      2,693        (169)
Unrecognized transition obligation                     386         392          --          --
Unrecognized prior service cost                      2,950       3,278        (651)       (747)
                                                  --------  ----------   ---------  ----------
Net amount recognized at December 31              $   (782) $     (654)  $ (12,900) $  (12,562)
                                                  ========  ==========   =========  ==========


The following table provides the amounts recognized in the consolidated balance sheets at December 31 for both years:


Prepaid benefit cost                               $  4,397    $  4,577    $     --   $      --
Accrued benefit liability                           (10,362)    (10,154)    (12,900)    (12,562)
Intangible asset                                      1,738       2,063          --          --
Accumulated other comprehensive income                3,445       2,860          --          --
                                                   --------    --------    --------   ---------
Net amount recognized                              $   (782)   $   (654)   $(12,900)  $ (12,562)
                                                   ========    ========    ========   =========


The Company's nonqualified retirement plans and the retirement plan at a German subsidiary are not funded. The accumulated benefit obligation for these plans was $9,711 and $9,118 at December 31, 2000 and 1999, respectively. The Company's plans for postretirement benefits other than pensions also have no plan assets. The accumulated benefit obligation for these plans was $14,942 and $11,646 at December 31, 2000 and 1999, respectively.

The assumptions used in the measurement of the Company's benefit obligation at December 31, 2000 and 1999 were as follows:




                                                    U.S. Plans          Non-U.S. Plans
                                                 ----------------      ---------------
                                                  2000       1999      2000      1999
                                                 ------     -----      -----    ------
Weighted-averaged assumptions
   Discount rate                                 8.00%      7.50%      6.0%      6.0%
   Expected return on plan assets                9.00%      9.00%      7.0%      7.5%
   Rate of compensation increase                 4.00%      4.00%      4.5%      4.5%


The discount rate assumption for benefits other than pension benefit plans was 8.00% and 7.50% at December 31, 2000 and 1999, respectively.

The following table provides the components of net periodic benefit cost for the plans in 2000, 1999 and 1998:

                                                                     Pension Benefits                 Other Benefits
                                                               -------------------------------  --------------------------
                                                                    2000        1999      1998     2000     1999      1998
                                                               ---------  ----------  --------  -------   ------   -------
Service cost                                                   $   3,168  $    3,017  $  3,056  $   349   $  395   $   367
Interest cost                                                      3,853       3,707     3,398      867      752       698
Expected return on plan assets                                    (4,655)     (4,219)   (3,697)      --       --        --
Net amortization                                                     445         282       295     (148)     (91)     (148)
                                                               ---------  ----------  --------  -------   ------   -------
Net periodic benefit cost                                      $   2,811  $    2,787  $  3,052  $ 1,068   $1,056   $   917
                                                               =========  ==========  ========  =======   ======   =======

The amounts included in other comprehensive income arising from a change in the minimum pension liability was $(368) and $(270) at December 31, 2000 and 1999, respectively.


Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants.


Contributions to bargaining unit-sponsored multiemployer plan and defined contribution plans were $6,122, $6,166 and $5,272 for 2000, 1999 and 1998, respectively.


For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 6% for 2008, and remain at that level thereafter.


Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:


                                                                                  1% Increase     1% Decrease
                                                                                  -----------     -----------
Effect on the service and interest cost components of the
   net periodic benefit cost                                                          $   153        $  (123)
Effect on the health care component of the accumulated
   postretirement benefit obligation                                                  $ 1,744        $(1,475)




13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                      2000 Quarters                                  1999 Quarters
                                         ------------------------------------------    -------------------------------------------
                                          First      Second      Third      Fourth      First        Second    Third       Fourth
                                         --------   --------    --------   --------    --------     --------  --------    --------
Net sales                                $176,662   $185,258    $176,218   $166,138    $156,488     $161,484  $169,892    $167,177
Gross profit                               70,555     72,931      70,177     64,289      61,320       64,730    65,827      64,607
Operating income                           29,963     31,756      30,578     24,219      23,625       27,008    27,505      26,539
Net income                                 15,813     17,532      16,565     13,535      11,921       14,121    14,451      13,935
Basic EPS                                $    .53   $    .58    $    .56   $    .45    $    .40     $    .48  $    .49    $    .47
Weighted average shares outstanding        29,663     29,989      29,740     29,803      29,464       29,484    29,594      29,633
Diluted EPS                              $    .52   $    .57    $    .54   $    .44    $    .40     $    .47  $    .48    $    .46
Weighted average shares outstanding        30,188     30,808      30,899     30,875      29,880       30,109    30,301      30,176

REPORTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 2000 and 1999 and the related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
January 16, 2001




MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with accounting principles generally accepted in the United States of America. Where necessary, the data reflect management's best estimates and judgments.

Management also is responsible for maintaining a system of internal control with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition, and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal control is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal control as of December 31, 2000, is effective and adequate to accomplish the above described objectives.





/s/ Dennis K. Williams

Dennis K. Williams

Chairman of the Board, President and Chief Executive Officer





/s/ Wayne P. Sayatovic

Wayne P. Sayatovic

Senior Vice President - Finance and Chief Financial Officer


Northbrook, Illinois
January 16, 2001

BUSINESS UNITS




BAND-IT-IDEX, INC.                        FAST S.r.l.                                LUBRIQUIP, INC.
4799 Dahlia St.                           Via Pelizza da Volpedo, 109                18901 Cranwood Pkwy.
Denver, CO 80216                          20092 Cinisello Balsamo, Italy             Warrensville Heights, OH 44128
(303) 320-4555                            011-39-02-66091-432                        (216) 581-2000

Robert J. Johnson                         A. Reza Arabnia                            Steven E. Semmler
President                                 President                                  President
Age: 48                                   Age: 45                                    Age: 45
Years of Service: 13                      Years of Service: 13                       Years of Service: 21

-------------------------------------------------------------------------------------------------------------------------

CORKEN, INC.                              GAST MANUFACTURING, INC.                   MICROPUMP, INC.
3805 N.W. 36th St.                        2300 Highway M-139                         1402 N.E. 136th Ave.
Oklahoma City, OK 73112                   Benton Harbor, MI 49023                    Vancouver, WA 98684
(405) 946-5576                            (616) 926-6171                             (360) 253-2008

Steven C. Fairbanks                       Donald D. Rimes                            Jeffrey L. Hohman
President                                 President                                  President
Age: 41                                   Age: 55                                    Age: 47
Years of Service: 5                       Years of Service: 30                       Years of Service: 10

-------------------------------------------------------------------------------------------------------------------------

FLUID MANAGEMENT, INC.                    HALE PRODUCTS, INC.                        PULSAFEEDER, INC.
1023 S. Wheeling Rd.                      700 Spring Mill Ave.                       2883 Brighton-Henrietta Town Line Rd.
Wheeling, IL 60090                        Conshohocken, PA 19428                     Rochester, NY 14623
(847) 537-0880                            (610) 825-6300                             (716) 292-8000

John P. Snow                              William D. Kysor                           Andrew W. Molodetz
President - Americas                      President                                  President
Age: 56                                   Age: 53                                    Age: 44
Years of Service: 24                      Years of Service: 4                        Years of Service: 6

-------------------------------------------------------------------------------------------------------------------------

FLUID MANAGEMENT EUROPE B.V.              LIQUID CONTROLS, INC.                      VIKING PUMP, INC.
Hub van Doorneweg 31                      105 Albrecht Drive                         406 State St.
2171 KZ Sassenheim                        Lake Bluff, IL 60044                       Cedar Falls, IA 50613
The Netherlands                           (847) 295-1050                             (319) 266-1741
011-31-252-230604

Leendert Hellenberg                       Frederick G. Wacker III                    Glen C. Springer
President - Europe/Asia                   President                                  President
Age: 55                                   Age: 40                                    Age: 58
Years of Service: 16                      Years of Service: 19                       Years of Service: 11
                                                                                     ------------------------------------

                                                                                     WARREN RUPP, INC.
                                                                                     800 North Main St.
                                                                                     Mansfield, OH 44902
                                                                                     (419) 524-8388

                                                                                     Jeffery F. Fehr
                                                                                     President
                                                                                     Age: 49
                                                                                     Years of Service: 9


NOTE: Years of service include periods prior to acquisition by IDEX.

CORPORATE OFFICERS & DIRECTORS




CORPORATE OFFICERS                          DIRECTORS                                    Member of:
Dennis K. Williams                          Dennis K. Williams (1)                       (1) Executive Committee
Chairman of the Board,                      Chairman of the Board,                       (2) Audit Committee
President and Chief Executive Officer       President and Chief Executive Officer        (3) Compensation Committee
Age: 54                                     IDEX Corporation
Years of Service: 1                         Northbrook, Illinois
                                            Age: 54
                                            Years of Service: 1

Wayne P. Sayatovic                          Richard E. Heath
Senior Vice President - Finance             Partner
  and Chief Financial Officer               Hodgson, Russ, Andrews, Woods & Goodyear
Age: 54                                     Buffalo, New York
Years of Service: 28                        Age: 70
                                            Years of Service: 12

Jerry N. Derck                              Henry R. Kravis
Vice President - Human Resources            Member
Age: 53                                     Kohlberg Kravis Roberts & Co., L.L.C.
Years of Service: 8                         New York, New York
                                            Age: 56
                                            Years of Service: 13

James R. Fluharty                           William H. Luers (2)(3)
Vice President - Group Executive            Chairman, Chief Executive Officer and
Age: 57                                       President
Years of Service: 10                        United Nations Association of the
                                              United States of America
                                            New York, New York
                                            Age: 71
                                            Years of Service: 12

Clinton L. Kooman                           Paul E. Raether
Vice President - Controller                 Member
Age: 57                                     Kohlberg Kravis Roberts & Co., L.L.C.
Years of Service: 36                        New York, New York
                                            Age: 54
Douglas C. Lennox                           Years of Service: 13
Vice President - Treasurer
Age: 48                                     George R. Roberts
Years of Service: 21                        Member
                                            Kohlberg Kravis Roberts & Co., L.L.C.
John L. McMurray                            San Francisco, California
Vice President - Operational Excellence     Age: 57
Age: 50                                     Years of Service: 13
Years of Service: 8
                                            Neil A. Springer (1)(2)(3)
Dennis L. Metcalf                           Managing Director
Vice President - Corporate Development      Springer Souder & Assoc. L.L.C.
Age: 53                                     Chicago, Illinois
Years of Service: 27                        Age: 62
                                            Years of Service: 11
Frank J. Notaro
Vice President - General Counsel            Michael T. Tokarz (3)
  and Secretary                             Member
Age: 37                                     Kohlberg Kravis Roberts & Co., L.L.C.
Years of Service: 3                         New York, New York
                                            Age: 51
Rodney L. Usher                             Years of Service: 13
Vice President - Group Executive
Age: 55
Years of Service: 20

David T. Windmuller
Vice President - Group Executive
Age: 43
Years of Service: 20

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

Computershare Investor Services
2 North LaSalle Street
Chicago, Illinois 60602
(312) 360-5366

Independent Auditors

Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

Dividend Policy

IDEX paid a quarterly dividend on its common stock on January 31, 2001, of $0.14 per share, which is unchanged from last year's quarterly dividend rate. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Note 8 of the Notes to Consolidated Financial Statements.

Stock Market Information

IDEX common stock was held by an estimated 4,300 shareholders at December 31, 2000, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.

Form 10-K

Shareholders may obtain a copy of the Form 10-K filed with the Securities and Exchange Commission by directing a request to IDEX or through its Website at www.idexcorp.com.

Annual Meeting


The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 27, 2001, at 10:00 a.m. in the:

     Shareholders Room
     Bank of America NT&SA
     231 South LaSalle Street
     Chicago, Illinois 60697