Form 10-K405, Exhibit 13
period 2001-12-31
IDEX CORP /DE/
filed 2002-03-04
CIK 832101

                                                                      Exhibit 13



                                   [GRAPHIC]



[IDEX LOGO]

IDEX CORPORATION
630 Dundee Road
Northbrook, IL 60062
www.idexcorp.com

THE MOMENTUM IS BUILDING



                                   [GRAPHIC]



                                                                 [IDEX LOGO]

                                                              IDEX CORPORATION
                                                             2001 ANNUAL REPORT

IDEX CORPORATION is a world leader in positive displacement pump technologies and other industrial products that are sold to a wide variety of customers and industries. Our businesses have leading positions in their niche markets, and we have a history of achieving high profit margins and generating strong cash flows. The company has remained profitable during recent difficult economic times and is building momentum through many top- and bottom-line growth initiatives, including Six Sigma, global sourcing and eBusiness.

IDEX's shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol IEX.


THE MOMENTUM IS BUILDING

TABLE OF CONTENTS
-----------------
SHAREHOLDERS' LETTER ..............................  2

BUILDING ON A SOLID BUSINESS STRATEGY .............  4

MOMENTUM IS BUILDING IN

GROWTH INITIATIVES ................................  6
    Kaizen
    Lean
    Six Sigma
    Global Sourcing
    eBusiness
    Cross-Selling
    New Products/Markets
    Acquisitions

BUSINESS GROUPS ..................................  10

BUSINESS PROFILE .................................  12

HISTORICAL DATA ..................................  14

MANAGEMENT'S DISCUSSION & ANALYSIS ...............  16

FINANCIAL STATEMENTS .............................  22

BUSINESS UNITS ...................................  35

CORPORATE OFFICERS & DIRECTORS ...................  36

SHAREHOLDER INFORMATION ..........................  37

FINANCIAL
    HIGHLIGHTS
     (in thousands except share and per share amounts)
--------------------------------------------------------------------------------


YEARS ENDED DECEMBER 31,       2001          CHANGE       2000         CHANGE       1999
============================================================================================
Results of Operations
Net sales                     $ 726,947          3%     $ 704,276         8%      $ 655,041
Before Restructuring:
  Operating income               84,664        (27)       116,516        11         104,677
  Net income                     39,782        (37)        63,445        17          54,428
As Reported:
  Operating income               73,438        (37)       116,516        11         104,677
  Net income                     32,710        (48)        63,445        17          54,428
--------------------------------------------------------------------------------------------

Financial Position
Working capital (1)           $ 127,565        (10)%    $ 142,355        17%      $ 122,081
Total assets                    838,804         11        758,854         3         738,567
Total debt                      291,820         21        241,886       (10)        268,589
Shareholders' equity            401,112          7        374,502        14         329,024
--------------------------------------------------------------------------------------------

Performance Measures
Before Restructuring
Percent of net sales:
  Operating income                 11.6%                     16.5%                     16.0%
  Net income                        5.5                       9.0                       8.3
Return on average assets            5.0                       8.5                       7.6
Debt as a percent of
  capitalization                   42.1                      39.2                      44.9
Return on average
  shareholders' equity             10.3                      18.0                      17.7
--------------------------------------------------------------------------------------------

Per Share Data - Diluted
Before Restructuring:
  Net income                  $    1.28        (38)%    $    2.07        14%          $1.81
  Net income excluding
   goodwill amortization           1.65        (31)          2.38        13            2.11
Net income as reported             1.05        (49)          2.07        14            1.81
Cash dividends paid                 .56         -             .56        -              .56
Shareholders' equity              13.05          5          12.38        12           11.10
--------------------------------------------------------------------------------------------

Other Data
Employees at year end             3,873         - %         3,880         3%          3,773
Shareholders at year end          5,500          6          5,200        (7)          5,600
Weighted average diluted
  shares outstanding             31,047          1         30,632         2          30,085
--------------------------------------------------------------------------------------------

----------

(1)  Excluding short-term debt in 2000



TOTAL SHAREHOLDER RETURNS

-  IDEX
-  S&P 500 INDEX
-  RUSSELL 2000 INDEX


[LINE GRAPH]


Total return to IDEX shareholders since going public in June 1989 has been 502%, while the S&P 500 Index increased 371%, and the Russell 2000 Index rose 244%.


NET SALES
(in millions)


[LINE GRAPH]


Sales have grown at a 14% compound annual rate since 1989.



EARNINGS PER SHARE-DILUTED
(continuing operations before restructuring)


[LINE GRAPH]


Weak economic conditions in 2001 reduced the compound annual growth rate since 1989 to 10%. The growth initiatives put in place in 2001 will improve IDEX's long-term profitability.



                                                                  IDEX 2001    1

SHAREHOLDERS'
     LETTER


        A LETTER TO SHAREHOLDERS                 [PHOTO OF PRESIDENT]
        FROM THE CHAIRMAN, PRESIDENT
        AND CHIEF EXECUTIVE OFFICER



TO OUR SHAREHOLDERS:

2001 was an extraordinarily challenging year for IDEX and its customers. While our company has experienced economic downturns, this was the first one that simultaneously reached most of the end markets we serve. Even though diverse end markets are one of our key strengths, this was not enough to help us repeat the record earnings we achieved in 2000.

Last year, the need for more efficient operations was obvious. At the same time, our customers and channel partners wanted more reliable, innovative products precisely when they needed them, with shorter cycle times from order to delivery. They set a tougher standard that we needed to meet with fewer resources.

Fortunately, we were not unprepared. In the fourth quarter of 2000, IDEX began a transformational journey that led to significant changes in 2001 and has built momentum for even more important operational improvements in the future. We are not satisfied with our financial performance in 2001, but we are confident IDEX has solid momentum moving into 2002.

LOWER OPERATING MARGINS AND EARNINGS - The significant decline in operating margin and earnings in 2001 reflected 9% lower sales in our profitable core businesses. Acquisitions allowed us to overcome a shortfall in total sales and post a 3% gain. However, margins at acquired companies are not yet up to the historical IDEX average, so they only exacerbated the margin situation. Our short order-to-shipment cycle, the very limited visibility that our customers and we had throughout the year, and the abruptness of the decline in our end markets put IDEX in a reactionary mode - trying to size the company's infrastructure for the estimated sales volumes. To address this, we took two restructuring charges totaling $11.2 million - one in the first quarter and another in the fourth. These restructurings included closing two manufacturing facilities and reducing our workforce by 15%. Since we believed our structure already was efficient at the end of 2000, the magnitude of these reductions was a huge challenge for all our operations. However, the lower cost structure that resulted and our operational excellence initiatives have given us terrific operating leverage moving into 2002.

2001: TRANSFORMATION AND BUILDING MOMENTUM - In 2001, we focused on making our business strategy a reality: 1) using operational excellence initiatives to expand margins and generate significant cash in excess of net income, 2) reinvesting some of these gains in new products and markets, 3) continuing to acquire companies that fit our criteria, and 4) achieving double-digit top- and bottom-line growth in a full economic cycle. We made great progress in a number of these areas.

PROGRESS IN OPERATIONAL EXCELLENCE

Six Sigma - Six Sigma is gaining momentum. We have 586 trained "belts" - leaders of process change - and all of our businesses are in the game. We expect tangible financial benefits in 2002 and beyond. Our focus on issues that customers see as critical-to-quality has given us clear opportunities to improve our business.

On-time delivery - not early or late - has improved in nearly all businesses. In some cases, the difference is dramatic. And customers are noticing. In several of our operations, the first computer screen our employees see every day is on-time performance for the prior day, month, and year-to-date. This reinvigorated focus on the customer is helping to change the company.


[GRAPHIC OF BUSINESS STRATEGY]

BUSINESS STRATEGY


Operational Excellence
- Kaizen
- Lean
- Six Sigma
- Global Sourcing
- eBusiness
- Asset Management

Growth

Margin Expansion
Debt Reduction

Reinvest

New Products
New Markets
Acquisitions

Direct Sales
Distribution
OEMs



2    IDEX

Six Sigma also is helping us focus on product reliability. In 2001, we saw some great examples of the power of this methodology: real solutions to chronic problems we were never able to fix using "tribal knowledge." We have regained lost customers by showing them what the problems were and how we fixed them. Some customers also have given us more of their business because our performance has improved.

In addition to our internal activity, there are 20 distributors that have "belts" in training. Their commitment to this process will enable us to better meet our mutual customers' needs.

Kaizen and Lean - In 2001, we added two other tools to our operational excellence effort - Kaizen and Lean techniques. These are events with a short duration that have an immediate impact on our operations. We are using them to reduce waste, variation, floor space and inventory. As with Six Sigma, we have trained experts in every business unit. Kaizen, Lean and Six Sigma are a potent arsenal to attack operational, process and product issues so we can better meet our customers' needs.

Global Sourcing - Global sourcing also is gaining momentum in all our businesses. In 2001, we set a stretch goal to save $5 million from this effort - a challenge no one knew how to achieve. Through the use of commodity leaders, engineers in China and India, and motivated sourcing leaders in our business units, we achieved savings of $3.6 million - a 41% reduction versus the prior source. This was a terrific start. We currently have $23 million of components in the trial stage, and about $6 million of carryover savings into 2002. As a result, we are confident the 2002 savings will be substantially higher.

eBusiness - In September, we launched IDEXconnect.com. Our initial focus was on distributors that work with our Pump Group companies. At the end of the year, we had 121 users from six distributors on the system. During 2002, we will begin to add two or three distributors per week, continue to increase the functionality our customers and channel partners want, and expand this capability to other parts of IDEX. We are more confident than ever that this tool will make the IDEX channel more efficient and will reduce cost, cycle time, complexity and inventory. As with the other initiatives, momentum is building in eBusiness.

HIGH LEVELS OF CASH FLOW - IDEX continued to have strong cash flow in 2001, as free cash flow was more than two-times net income. Kaizen, Lean, Six Sigma, and the company-wide monthly best practice teleconferences have helped us reduce inventory and receivables. Our strong cash flow has enabled us to pay down debt, which allows us to make additional accretive acquisitions. At year end, our debt to total capital was 42%. In addition, we have aggressive goals to further reduce working capital over the next two years and are confident we can make even more progress.

SUCCESSFUL ACQUISITIONS - We acquired three companies in 2001 with combined annual sales of $95 million: Liquid Controls, Class 1 and Versa-Matic. All of them benefited from our new rapid integration process and were smoothly rolled into IDEX. We are very pleased with their performance.

NEW PRODUCTS AND MARKETS - There were many product innovations in 2001, ranging from a new clamp tensioning tool in Band-It to a vehicle multiplex system in Class 1. In addition, we initiated a new three-year planning process to focus on redefined markets and products. In 2002, we expect to build momentum in organic growth through quarterly discussions with each business unit on its progress in this area. With this highlighted focus, I am confident we will make progress toward our objective of high single-digit organic growth.

DEVELOPING THE NEXT GENERATION OF LEADERSHIP - In 2001, we substantially changed our human resource process to expose organizational weaknesses, to identify talent and to differentiate compensation. In 2002 and beyond, our pipeline of talent will continue to improve. This will remain a key personal focus for me as we identify and develop our future leaders.

BELL JOINS BOARD - We also strengthened our board by adding Bradley J. Bell as a director. He is senior vice president and CFO for Rohm and Haas Company, a $7 billion specialty chemical firm. We already are benefiting from his industrial background and active participation.

A STRONGER COMPANY IN 2002 - We enter 2002 a stronger, more focused and more nimble company. We are gaining traction in all our initiatives and have significant momentum. While the nature of our business gives us very limited visibility, we will have tremendous operating leverage when volumes do increase, and we are more prepared for whatever economic conditions arise. We expect a turnaround in our industrial markets this year, but we have sized the company for better performance at a lower level of business. We remain confident that our drive for operational excellence - combined with the commitment of our employees and channel partners, and the trust of our customers - will allow us to make this great company even better!


                                                          /s/ Dennis K. Williams
                                                          ----------------------
                                                              Dennis K. Williams


                                                                  IDEX 2001    3

BUILDING
ON A SOLID
BUSINESS  STRATEGY

Our 40 manufacturing facilities in 12 countries are committed to eliminating waste and removing steps that do not add value for our customers. This is one way we are building on IDEX's competitive advantages.

                                   [PHOTO]

A Maxim double-diaphragm pump is being assembled, tested and packaged in Trebor's Class 1000 clean room to ensure high purity.

                                   [PHOTO]

STARTING WITH THE CUSTOMER

Our company traditionally did a good job of meeting customer needs -- as we defined them. In the past year, with the launch of our Six Sigma initiative, we spent more time with customers to understand their evolving needs and how they measure our performance -- shorter cycle times, faster technical responses, fewer transaction errors, tighter definitions of on-time delivery, and better product reliability. The gap between our performance and our customers' desires becomes our Six Sigma target.

BUILDING ON COMPETITIVE ADVANTAGES

As the world leader in fluid-handling technologies for positive displacement pumps, dispensing equipment and other industrial equipment, we have a number of competitive advantages.

BRAND NAME PRODUCTS - IDEX offers a wide range of products with strong brand recognition, compared with the single line offered by most of its competitors. Our primary products are global leaders, including positive displacement pumps, color formulation equipment, fire truck pumps and rescue tools, and stainless steel banding and clamping devices.

HIGH-MARGIN, HIGHLY ENGINEERED PRODUCTS - IDEX tailors its highly engineered products to the specific needs of its niche market customers. This dedication, coupled with efficient operations, has enabled the company to outperform the Value Line Industrial Composite in operating margins every year since IDEX was formed.

STRONG DISTRIBUTION AND SERVICE - A significant portion of IDEX's products are sold through distributors in more than 100 countries around the world. In 2001, we renewed our efforts to constantly upgrade our distribution network. This included launching IDEXconnect.com to improve channel efficiency. Last year we selected 12 service-minded distributors to become Certified Service Centers. We currently have six more in training. Through these service partners, we will have better visibility on customer needs and product improvement ideas. Together, we will accelerate our service growth.

DIVERSE MARKETS - Serving diverse end-user and worldwide markets gives IDEX two benefits. No customer accounts for more than 2% of sales, and we reduce our dependence on particular geographic or industry segments.


MARKETS SERVED

                                  [PIE CHART]

-        PAINTS & COATINGS

-        FIRE & RESCUE

-        MACHINERY

-        CHEMICAL PROCESSING

-        PETROLEUM - LPG

-        WATER TREATMENT

-        FOOD & DRUGS

-        TRANSPORTATION EQUIPMENT

-        OIL & REFINING

-        ELECTRONICS

-        MEDICAL EQUIPMENT

-        ALL OTHER

4          IDEX 2001

                                    [PHOTO]

There are two key factors to IDEX's long-term growth: DELIGHTING CUSTOMERS and OPERATIONAL EXCELLENCE. These are the cornerstones of our business strategy.

HIGH LEVELS OF CASH FLOW - IDEX's free cash flow (cash flow from operations minus capital expenditures) has always exceeded its net income. The $86 million of free cash flow in 2001 was a record performance. We expect these strong results to continue, as we focus on improving inventory turns and reducing receivables. The company set "stretch" goals in both areas and has tied management compensation to achieving significant improvements. In addition, we are targeting capital expenditures to areas that enhance our competitive advantage. By using operational excellence tools and global sourcing, we expect minimal capital investment will be required. This high level of cash flow enables the company to pay down debt and make acquisitions. Last year, our free cash flow helped us fund a significant portion of the $132 million spent on three strong acquisitions, while continuing to reward shareholders with a dividend.

REGULAR FLOW OF NEW PRODUCTS - IDEX generates 25% of its annual sales from products we have introduced over the last four years. We believe this percentage will climb as we drive for higher organic growth rates.

SUCCESSFUL ACQUISITIONS - IDEX has acquired 19 businesses since going public in 1989. We continue to look for similar companies that 1) offer proprietary, highly engineered brand-name products; 2) are profitable; 3) contribute to earnings in the first year; 4) provide strong market positions; 5) serve adjacent markets or complement current lines; 6) reach a diverse customer base; and 7) have a strong management team.

ACHIEVING OPERATING EXCELLENCE

One of the cornerstones of our business model is achieving operational excellence. In 2001, we trained an extensive number of employees in Six Sigma techniques. In the latter part of the year, we added Kaizen and Lean manufacturing techniques to our toolkit. The following pages describe our progress in 2001 and the momentum we carry into 2002.

FREE CASH FLOW (in millions)

                                  [BAR CHART]

IDEX's free cash flow has exceeded its net income every year since the company was founded.

2001 SALES FROM ACQUISITIONS

                                  [PIE CHART]

-        18% OF SALES CAME FROM ACQUISITIONS MADE IN THE LAST THREE YEARS

                                                                    IDEX 2001 5

MOMENTUM IS
BUILDING IN GROWTH
INITIATIVES

                                    [PHOTO]

Kaizen, Lean and Six Sigma together form a powerful toolkit designed to help us delight our customers while improving IDEX's operations and lowering costs.

                                    [PHOTO]

Master black belts, Matt Stillings and Jim Britt, lead a Six Sigma green belt training class.


MOMENTUM THROUGH KAIZEN

Kaizen eliminates waste -- from wasted motion to wasted space -- in each operation in the manufacturing process. Kaizen at IDEX - Kaizen projects generally last three to five days. A Kaizen champion works with employees to understand how they do their jobs, and how materials flow through this process. The group then uses Kaizen principles to determine how it can create a more efficient flow. Then the process is changed, and parts or components are produced in the new way by the end of the week. The benefits are immediate.

KAIZEN IN 2001 - Kaizen is being used to shorten cycle time, reduce the amount of manufacturing space needed and cut inventories. We introduced this approach in the third quarter and successfully completed 30 projects by year end. One example was improving the miniature motor mount assembly process at Gast. During this three-day event, the team reduced the floor space needed by 87%, dropped the cycle time from 511 seconds to 170, reduced the crew size by 50%, and lowered work-in-process inventory by 87%. Class 1 also realized significant savings in the manufacturing of a complex wiring harness. During this four-day Kaizen event, the team reduced the work-in-process inventory by 88%, scrap by 70%, crew size by 39%, and operator distance traveled by 98%. While this project generated annualized savings of $140,000, the typical Kaizen event generates savings in the $10,000 to $15,000 range.

KAIZEN IN 2002 - Each business unit has a trained Kaizen champion. Our goal is to have at least one Kaizen event per month at every location.


MOMENTUM THROUGH LEAN

Lean techniques focus on a one-piece flow in manufacturing, based on customer needs. It is a visual "pull" system -- how many products does a customer need, versus a forecasted "batch" process -- how many products can we "push" through the system. Lean helps to change the overall manufacturing process to reduce cycle time, inventory, floor space and non-value-added work.

LEAN AT IDEX - A trained Lean champion works with groups of employees to create an "as is" process map. A new process "heart beat," or production rate, is established based on customer needs. As in Kaizen, the group determines a more efficient flow using Lean techniques and principles. Value streams are changed in a week and, like Kaizen, the results are immediate.

LEAN IN 2001 - We began deploying Lean techniques in the second quarter. As a result, we were able to reduce inventory, cycle time, floor space and product variation while increasing on-time performance.

Lubriquip, for example, initially focused its Lean effort on producing a specific mechanical product that historically had been built using a batch process. Using Lean, the team reduced production lead time by 86%, increased on-time delivery to 100% from 4%, lowered cycle time from 133 seconds to 89, and cut work-in-process inventory by 57%.

LEAN IN 2002 - Lean events and training will go on throughout the year at all operations. Each business will use the tools to continuously improve its manufacturing processes.

6        IDEX 2001

                                    [PHOTO]

Softer markets and worldwide economies obscured much of our progress in 2001. However, our GROWTH INITIATIVES GAINED MOMENTUM during the year and will have near-and long-term positive effects.


MOMENTUM THROUGH SIX SIGMA

This is the most powerful tool in our toolbox. Six Sigma starts with customers, and identifying their critical-to-quality items. Then we measure the gap between their expectations and our actual performance. Once the causes are understood, a range of Six Sigma tools are used to attack and fix the problems. The changes in our processes and products are systemic and long lasting. Through using these powerful approaches, we are able to fix problems that have eluded solution by traditional techniques.

SIX SIGMA AT IDEX - Employees at different levels are trained in Six Sigma techniques to these standards:

-        Master black belts train and mentor other "belts."

-        Black belts work full-time on large-scope, complex projects.

- Green belts use Six Sigma as part of their full-time operating responsibilities and lead smaller projects.

- Yellow belts are trained in process mapping and data collection, so they can assist black and green belts.

We also are rolling out Six Sigma training to distributors. This is helping our key channel partners strengthen their businesses as well as their working relationships with IDEX -- and with our mutual customers.

SIX SIGMA IN 2001 - With six master black belts in the certification process, we are moving training and mentoring of additional belts in-house rather than continue to use a third party. By year-end, we had 48 black belts, 155 green belts and 377 yellow belts certified or in training. In addition, 20 distributors were nearly through green belt training.

We focused on projects to improve on-time delivery and increase product reliability. The annual savings from each black belt project was $62,000 and $15,000 for each green belt project. In 2001 we completed 108 projects for an estimated savings of $2 million. Nearly half of the projects -- representing more than half of this savings -- were completed in the fourth quarter. This clearly demonstrates the growing momentum from Six Sigma.

Micropump, for example, used Six Sigma to improve its on-time delivery to an important original equipment manufacturer (OEM). It shortened cycle time 60% and improved on-time performance to 100%. Next, Micropump focused on product returns from this customer -- and was able to eliminate them. As a result, the OEM dropped the second supplier and awarded 100% of the business to Micropump. This represented a $400,000 annual sales increase.

SIX SIGMA IN 2002 - While Six Sigma was a small net cost to the company in 2001, it will be a significant profit contributor in 2002. The focus will remain on product reliability and on-time performance. We also will expand to other customer critical-to-quality issues, such as technical response time and product innovation.

Our business leaders and their staffs will be trained to the green belt level to help accelerate the cultural change at IDEX.

                                                                  IDEX 2001   7

MOMENTUM IS
BUILDING IN GROWTH
INITIATIVES

                                    [PHOTO]

Global sourcing is reducing our variable cost while providing components with equal or better quality.

                                    [PHOTO]

John Fortin, Vice President - Manufacturing at Fluid Management - Americas; Mark Zhu, commodity engineer from China; and Tony Susic, commodity leader, discuss the assembly requirements of a globally sourced component.

MOMENTUM IN GLOBAL SOURCING

Each business unit has a cross-functional global sourcing team -- with purchasing, quality and engineering expertise -- that coordinates technical requirements for products. We also have four commodity leaders and two commodity engineers -- one in India and one in China. This group works together to streamline the global sourcing process, find new suppliers and leverage company-wide purchasing power.

GLOBAL SOURCING IN 2001 - Our objective was to jump-start the process and work toward our stretch goal of saving $5 million. To better work with international suppliers, our cross-functional teams developed more detailed specifications of what we need. Commodity leaders traveled to China, India and Taiwan to identify new sources, and our engineers created a bridge between both sides of the world, ensuring each company got what it needed.

By year-end, we saved $3.6 million. While below our stretch goal, it was great progress in the first full year of this effort. We saved an average of 41% on the price of globally sourced materials and components over prior suppliers' costs, at equal or better quality.

GLOBAL SOURCING IN 2002 - The momentum created in 2001 will propel IDEX to higher levels of savings in 2002. This includes $6 million in savings from agreements already in place. In addition, there are $23 million of component purchases in the trial stage, $34 million of requests for quotations in process, and about $170 million in total potential purchases. We expect to see a significant increase in savings throughout the year.

MOMENTUM IN SALES CHANNELS

Progress occurred on two fronts in this area: eBusiness and cross-selling.

eBUSINESS IN 2001 - Our goal was to make it easier to do business with IDEX while helping distributors better manage their operations. In September, we launched IDEXconnect.com for our Pump Products Group distributors. By year-end, six distributors and 121 users were on the system. They routinely accessed data from eight different pump business units and could use 12 modules, including order entry and order tracking.

eBUSINESS IN 2002 - We are adding a service module to improve aftermarket efforts for Certified Service Center and Positive PumpCare(TM) Program users. These tools include equipment repair histories and inventory data. We also will finalize a product configurator to help our customers and channel partners quickly and accurately specify the right product for their application. Our goal is to begin adding two-to-three distributors to IDEXconnect.com each week, and extend the system to include content for our Dispensing Equipment and Other Engineered Products Groups.

eBUSINESS WITH CAROTEK

"IDEXconnect.com already is saving us time and money by improving our efficiency," said Deryl Bell, president of Carotek (right), an IDEX Pump Group distributor. "In addition to price and order confirmation, we can get immediate access to key technical and sales information for all of the IDEX product lines we sell and service. The order and shipment tracking features are great, and serial number look-up for parts and repairs also is very valuable. We're not spending as much time on the phone, since the information is easy to find."

                                    [PHOTO]

8        IDEX 2001

                                    [PHOTO]

We are using GLOBAL SOURCING to reduce material costs, eBUSINESS and CROSS-SELLING to strengthen sales channels, a new definition of our markets to DEVELOP NEW PRODUCTS and expand sales opportunities, and ACQUISITIONS to build our top and bottom lines.

CROSS-SELLING IN 2001 - By reorganizing in late 2000, we more closely aligned operations with similar products, and created opportunities for the sales force to cross-sell the full line.

The municipal market is a good example. Although key to Pulsafeeder, it was rarely called on by any other IDEX company. Now Pulsafeeder municipal representatives present a broader product line to this market, including offerings from Viking and Warren Rupp, which will add incremental sales.

CROSS-SELLING IN 2002 - We are evaluating a number of markets for expansion, including pulp and paper, electric utility, and food and beverage.

MOMENTUM IN NEW PRODUCTS AND MARKETS

IDEX business units typically hold the #1 or #2 position in the niche markets they serve. This leadership position is key to our business model, but at the same time poses a barrier to organic growth.

EXPANDING PRODUCTS/MARKETS IN 2001 - Last year, all our operations were asked to look for sales opportunities beyond traditional markets. They did this by redefining their markets so they had no more than a 10% share rather than the typical average of 40%. This approach is leading to new products or product extensions to reach adjacent markets, and new applications for existing products.

The fire and rescue market -- and Class 1's ES-Key system -- is an excellent example. This vehicle multiplex system replaces bulky wiring bundles, which brings great flexibility to fire truck manufacturers and increased reliability for end users. Class 1 is expanding ES-Key's use beyond the traditional fire and rescue markets into other specialty vehicles, such as police cars, buses and street sweepers.

EXPANDING PRODUCTS/MARKETS IN 2002 - The market redefinition approach will generate many new product and market ideas in 2002 and beyond. This will help us reach our goal of high single-digit organic growth rates.

MOMENTUM IN ACQUISITIONS

This is an important part of our growth strategy, and we continue to see a number of attractive potential acquisitions.

ACQUISITIONS IN 2001 - Three companies met our criteria and were acquired last year. The total annual sales of these units were $95 million.


- Liquid Controls is a leading manufacturer of positive displacement flow meters and electronic registration and control products. Its customers include companies in mobile and stationary metering installations for wholesale and retail distribution of petroleum and LP gas.

- Class 1 is a leading supplier of components and systems for the fire and rescue vehicle market. Its primary products include electronic information controls, engine information systems, electronic multiplexing units, electrical monitoring equipment and systems, and fire truck mechanical components.

- Versa-Matic Tool is a leading manufacturer and distributor of air-operated, double-diaphragm pumps and pump replacement parts. Its products most often are used in the food processing, brewing, pharmaceutical, paint manufacturing, water treatment, pulp and paper, and printing markets.

All three companies were rapidly assimilated into IDEX using its new integration process.

ACQUISITIONS IN 2002 - While the timing of acquisitions is hard to predict, we are confident that IDEX can identify potential candidates in 2002 that meet its criteria.

                                                                  IDEX 2001    9

BUSINESS GROUPS


IDEX'S BUSINESS UNITS ARE ORGANIZED INTO THREE GROUPS: PUMP PRODUCTS, DISPENSING EQUIPMENT AND OTHER ENGINEERED PRODUCTS.

These businesses design, manufacture and market an extensive array of proprietary, highly engineered fluid handling devices and other engineered equipment to customers in a variety of industries around the world.


                                   2001 SALES

                                  [PIE CHART]

-        59% PUMP PRODUCTS

-        19% DISPENSING EQUIPMENT

-        22% OTHER ENGINEERED PRODUCTS




PUMP PRODUCTS

Gast Manufacturing - Liquid Controls - Micropump Pulsafeeder - Viking Pump - Warren Rupp Viking Pump

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

The Pump Products Group accounted for 59% of our sales and 61% of our profits in 2001, with 37% of sales to customers outside the U.S.


[GRAPHIC VIKING PUMP]
[GRAPHIC PULSAFEEDER]
[GRAPHIC WARREN RUPP]
[GRAPHIC GAST MANUFACTURING]

10    IDEX 2001

DISPENSING EQUIPMENT

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

The Dispensing Equipment Group contributed 19% of our sales and 14% of our profits in 2001, and 57% of the group's sales were to international customers.

[GRAPHIC FAST]
[GRAPHIC LUBRIQUIP]
[GRAPHIC FLUID MANAGEMENT]

OTHER ENGINEERED PRODUCTS

BAND-IT - HALE PRODUCTS

The two business units in this group manufacture engineered stainless steel banding and clamping devices, and pumps, rescue tools and other components and systems for the fire and rescue industry. Our high quality stainless steel bands, buckles and preformed clamps and related installation tools are used worldwide in industrial and commercial markets. They are used to secure hoses, signals, pipes, poles, electrical lines, sign-mounting systems and many other "hold-together" applications. The group also includes the world's leading manufacturer of truck-mounted fire pumps, rescue tools, and control devices and systems, sold under the Hale, Hurst Jaws of Life, Lukas and Class 1 trade names.

This group represented 22% of our sales and 25% of our profits in 2001. Sales to non-U.S. customers accounted for 41% of total group sales.

[GRAPHIC HALE PRODUCTS]

[GRAPHIC BAND-IT]

                                  2001 PROFITS

                                  [PIE CHART]

-         61% PUMP PRODUCTS

-        14% DISPENSING EQUIPMENT

-        25% OTHER ENGINEERED PRODUCTS

                                                                  IDEX 2001   11

HISTORICAL DATA
   (dollars in thousands except share and per share amounts)

                                               2001            2000         1999            1998          1997           1996
--------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Net sales                                    $726,947        $704,276      $655,041      $ 640,131     $ 552,163       $ 474,699
Gross profit                                  263,722         277,952       256,484        252,846       222,357         187,074
SG&A expenses                                 164,893         149,639       140,495        132,627       110,588          93,217
Goodwill amortization                          14,165          11,797        11,312         10,676         8,174           6,241
Restructuring charge                           11,226              --            --             --            --              --
Operating income                               73,438(2)      116,516       104,677        109,543       103,595          87,616
Other income (expense)                            731           1,031           568            479          (693)           (696)
Interest expense                               20,738          16,521        18,020         22,359        18,398          17,476
Provision for income taxes                     20,721          37,581        32,797         33,267        31,029          25,020
Income from continuing operations              32,710          63,445        54,428         54,396        53,475          44,424
Income from discontinued operations                --              --            --         10,182         5,151           5,774
Extraordinary items                                --              --            --         (2,514)           --              --
Net income                                     32,710(2)       63,445        54,428         62,064        58,626          50,198

Financial Position
Current assets                               $214,903        $232,089      $213,715      $ 195,900     $ 197,267       $ 191,599
Current liabilities                            87,338         177,811(1)     91,634         80,265        77,801          83,286
Working capital                               127,565          54,278(1)    122,081        115,635       119,466         108,313
Current ratio                                     2.5             1.3(1)        2.3            2.4           2.5             2.3
Capital expenditures                           21,639          20,739        18,338         20,763        13,562          11,634
Depreciation and amortization                  44,297          36,704        34,835         33,575        24,943          21,312
Total assets                                  838,804         758,854       738,567        695,811       599,193         569,745
Total debt                                    291,820         241,886       268,589        283,410       258,417         271,709
Shareholders' equity                          401,112         374,502       329,024        286,037       238,671         195,509

Performance Measures
Percent of net sales
  Gross profit                                   36.3%           39.5%        39.2%           39.5%         40.3%          39.4%
  SG&A expenses                                  22.7            21.2         21.4            20.7          20.0           19.6
  Goodwill amortization                           1.9             1.7          1.7             1.7           1.5            1.3
  Restructuring charge                            1.5              --           --              --            --           --
  Operating income                               10.1(2)         16.5         16.0            17.1          18.8           18.5
  Income before income taxes                      7.4            14.3         13.3            13.7          15.3           14.6
  Income from continuing operations               4.5             9.0          8.3             8.5           9.7            9.4
Effective tax rate                               38.8            37.2         37.6            37.9          36.7           36.0
Net income return on average assets               4.1             8.5          7.6             9.6          10.0            9.8
Debt as a percent of capitalization              42.1            39.2         44.9            49.8          52.0           58.2
Net income return on average
  shareholders' equity                            8.4            18.0         17.7            23.7          27.0           29.0

Per Share Data(3)
Basic - income from continuing operations    $   1.08        $   2.13         1.84       $    1.85     $    1.83       $   1.54
      - net income                               1.08            2.13         1.84            2.12          2.01           1.74
Diluted
      - income from continuing operations        1.05(2)         2.07         1.81            1.81          1.78           1.49
      - net income                               1.05(2)         2.07         1.81            2.07          1.95           1.69
Cash dividends declared                           .56             .56          .56            .545          .495            .44
Shareholders' equity                            13.05           12.38        11.10            9.71          8.16           6.76
Stock price - high                              37.20           36.00        34.13           38.75         36.69          27.63
        - low                                   24.90           22.75        21.63           19.50         23.25          19.88
        - close                                 34.50           33.13        30.38           24.50         34.88          26.63
Price/earnings ratio at year end                   33(2)           16            17             14            20             16

Other Data(3)
Employees at year end                           3,873           3,880         3,773          3,803         3,326          3,093
Shareholders at year end                        5,500           5,200         5,600          7,000         7,000          6,100
Weighted average shares outstanding
        - basic                                30,222          29,726        29,544         29,332        29,184         28,818
        - diluted                              31,047          30,632        30,085         30,052        29,999         29,779
Shares outstanding at year end
        (net of treasury)                      30,734          30,258        29,636         29,466        29,250         28,926



(1) Excluding short-term debt, current liabilities were $89,734, working capital was $142,355 and the current ratio was 2.6.

(2) Excluding the restructuring charge, operating income was $84,664, net income was $39,782, operating income as a percent of net sales was 11.6%, diluted earnings per share were $1.28 and the price/earnings ratio was 27.

(3) All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

14   IDEX 2001

 1995          1994           1993         1992          1991            1990
--------------------------------------------------------------------------------
$395,480     $319,231      $239,704     $ 215,778       $166,724      $ 160,605
 157,677      126,951        96,903        88,312         67,845         65,712
  78,712       66,743        52,950        49,326         34,046         29,930
   4,196        3,025         1,889         1,422            525            487
     --           --            --             --            --              --
  74,769       57,183        42,064        37,564         33,274         35,295
     524          281           728           602            587            448
  14,301       11,939         9,168         9,809         10,397         11,795
  21,845       16,181        11,187         9,763          8,993          9,221
  39,147       29,344        22,437        18,594         14,471         14,727
   6,178        4,266         2,889         1,552          1,446            976
      --           --            --        (3,441)         1,214          2,145
  45,325       33,610        25,326        16,705         17,131         17,848


$173,889     $140,450      $106,864     $ 107,958       $ 68,671      $  68,807
  70,798       58,443        34,038        31,276         25,940         23,852
 103,091       82,007        72,826        76,682         42,731         44,955
     2.5          2.4           3.1           3.5            2.6            2.9
   8,181        6,818         6,120         5,657          2,778          4,025
  15,277       12,515        10,092         8,758          5,750          4,842
 450,077      357,980       245,291       240,175        137,349        127,466
 206,184      168,166       117,464       139,827         65,788        103,863
 150,945      116,305        83,686        58,731         37,112         (4,287)


    39.9%        39.8%         40.4%         40.9%          40.7%          40.9%
    19.9         20.9          22.1          22.9           20.4           18.6
     1.1          1.0            .8            .7             .3             .3
     --           --            --             --            --              --
    18.9         17.9          17.5          17.4           20.0           22.0
    15.4         14.3          14.0          13.1           14.1           14.9
     9.9          9.2           9.4           8.6            8.7            9.2
    35.8         35.5          33.3          34.4           38.3           38.5
    11.2         11.1          10.4           8.9           12.9           14.1
    57.7         59.1          58.4          70.4           63.9          104.3
    33.9         33.6          35.6          34.9          104.4             --


$   1.37     $   1.03      $    .79     $     .66       $    .57      $     .61
    1.58         1.18           .89           .59            .68            .73
    1.32         1.00           .77           .65            .57            .61
    1.53         1.15           .87           .59            .68            .73
    .387         .093            --            --             --             --
    5.26         4.06          2.93          2.07           1.32           (.18)
   29.50        19.50         16.00         10.63           8.88           7.75
   18.38        15.13          9.75          7.38           4.25           4.63
   27.13        18.75         15.88         10.63           7.38           4.75
      18           16            18            18             11              7


   2,680        2,305         1,828         1,864          1,418          1,367
   5,300        4,400         4,300         4,200          3,900          3,700
  28,662       28,600        28,396        28,353         25,367         24,309
  29,609       29,331        28,976        28,389         25,367         24,309
  28,695       28,619        28,580        28,353         28,184         24,303


NET SALES
(in millions)

                                  [BAR CHART]

Sales have grown at a 14% compound annual rate since 1989.

OPERATING MARGINS
(continuing operations before restructuring)

                                  [BAR CHART]

IDEX has a history of achieving high operating margins, which were impacted by the manufacturing recession in 2001.

EARNINGS PER SHARE - DILUTED
(continuing operations before restructuring)

                                  [BAR CHART]

Weak economic conditions in 2001 reduced the compound annual growth rate since 1989 to 10%. The growth initiatives put in place in 2001 will improve IDEX's long-term profitability.

                                                                IDEX 2001    15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            [PHOTO OF WAYNE SAYATOVIC, DOUG LENNOX AND CLINT KOOMAN]

From left to right, front row:
Wayne Sayatovic (Senior Vice President - Finance and Chief Financial Officer), Doug Lennox (Vice President - Treasurer).
Standing: Clint Kooman (Vice President - Controller).


HISTORICAL OVERVIEW AND OUTLOOK

IDEX sells a broad range of proprietary pumps, metering devices, dispensing equipment and other engineered products to a diverse customer base in the United States and internationally. Accordingly, IDEX's businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where its products are sold, and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for IDEX's products are interest rates, levels of capacity utilization and capital spending in certain industries, and overall industrial activity.

IDEX has a history of above-average operating margins. The Company's operating margins are affected by, among other things, utilization of facilities as sales volumes change and including newly acquired businesses, which may have lower margins and whose margins are normally further reduced by purchase accounting adjustments.

Beginning in 2002, purchase accounting adjustments will not significantly affect IDEX's margins, since the Company will no longer amortize goodwill and intangible assets with indefinite lives to earnings, in accordance with new accounting rules. Instead, IDEX will periodically review these assets for impairment as explained under the "New Accounting Pronouncement" section on page 21.

For 2001, IDEX reported record orders and sales, while recording lower net income and earnings per share compared with the prior year. New orders in 2001 totaled $713.4 million, 2% above the prior year. Excluding the impact of foreign currency and the five acquisitions made since the beginning of 2000 (Ismatec - April 2000, Trebor - May 2000, Class 1 - January 2001, Liquid Controls - January 2001 and Versa-Matic - June 2001), orders were 9% lower than 2000. The Company's order declines were associated with the weaknesses in the North American and European manufacturing sectors and the aftermath of the September 11 terrorist attacks. At December 31, 2001, IDEX had an unfilled order backlog of slightly over one month's sales, consistent with recent periods.

The year 2001 was a very difficult one for the country and for IDEX as a manufacturer of industrial products. The slowdown in IDEX's business that started in the second half of 2000, lingered into the first half of 2001, and then deteriorated further in the third quarter even before the tragic events of September 11. Business activity levels for the fourth quarter dropped even more in the aftermath of the terrorist attacks and the onset of the war against terrorism. In 2001, IDEX wrote $190 million of orders in the first quarter, $191 million in the second, $171 million in the third, and only $161 million in the last quarter. Since IDEX operates with a very small backlog of unfilled orders, reductions in order activity very quickly will reduce sales and profitability.

These order declines were associated with continuing weaknesses in virtually all worldwide manufacturing sectors. The most significant impact has been felt in the Dispensing Equipment Group - which serves the paints and coatings, automotive and general industrial markets - where sales comparisons with the prior year were down 27% for the fourth quarter and 17% for the full year. All three businesses in this Group were affected, as fourth quarter operations were below breakeven levels and full-year profits were down 57% from 2000.

As a direct result of the depressed business environment, the Company's management took aggressive actions in the first and fourth quarters to further downsize operations to be consistent with reduced business activity levels. A total restructuring charge of $11.2 million ($7.1 million after tax, or 23 cents per diluted share) was taken that affected all three business groups. During the year, the workforce at IDEX was reduced by 15 percent, affecting almost 600 employees. These actions were necessary to appropriately size IDEX's businesses, lower costs and improve efficiencies. The annual savings from these actions will exceed the total charge recorded. Despite the very difficult economic environment, IDEX continued to generate excellent cash flow. The Company's free cash flow (cash flow from operations minus capital expenditures) has exceeded net income every year since IDEX was formed in 1988. Free cash flow in 2001 was a record $86 million, which was more than double its net income before restructuring.

Looking ahead to 2002, the Company's performance will depend on the pace of incoming business. It is exceedingly difficult to project what orders will be given the current economic and political environment. IDEX operates with a very small backlog of unfilled orders, and it is not able to assess how long the softness in several of its end-markets is likely to last. The Company's performance will depend upon the strength of the U.S. and key international economies. The Company believes IDEX is well positioned for a strong recovery once economic conditions improve. This is based on its reduced cost structures; the margin improvement initiatives of Six Sigma, global sourcing and eBusiness; and the use of strong cash flow to cut debt and interest expense. In addition, IDEX continues to pursue acquisitions to drive its longer term profitable growth.


16    IDEX 2001

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The "Historical Overview and Outlook" and the "Liquidity and Capital Resources" sections of this "Management's Discussion and Analysis" of IDEX's financial condition and results of operations contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements, and are indicated by words such as "anticipate," "estimate," "expects," "plans," "projects," "should," "will," "management believes," "the Company intends" and similar words or phrases. The statements are subject to inherent uncertainties and risks that could cause actual results to vary materially from suggested results, including but not limited to the following: economic and political consequences resulting from the September 11, 2001 terrorist actions; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; IDEX's ability to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; interest rates; utilization of IDEX's capacity and the affect of capacity utilization on costs; labor market conditions and raw material costs; developments with respect to contingencies, such as litigation and environmental matters; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Investors also should be aware that while IDEX does, from time to time, communicate with securities analysts, it is against IDEX's policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, shareholders should not assume that IDEX agrees with any statement or report issued by any analyst regardless of the content of the statement or report. In addition, IDEX has a policy against issuing or confirming their financial forecasts, projections, or opinions and these reports are not developed by, nor are they the responsibility of, IDEX.


RESULTS OF OPERATIONS

For purposes of this "Management's Discussion and Analysis" section, reference is made to the table on page 18 and the Company's Statements of Consolidated Operations on page 23.

IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

The Pump Products Group designs, produces and markets a wide range of engineered industrial pumps, compressors, flow meters and related controls for process applications, including mixing and metering paints, inks, chemicals, foods, lubricants and fuels, as well as in medical, pharmaceutical and semiconductor applications, water treatment and industrial production operations. The Dispensing Equipment Group designs, manufactures and distributes precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and automatic lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered products for industrial and commercial markets including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs.


PERFORMANCE IN 2001 COMPARED WITH 2000

IDEX achieved record orders and sales, but reported lower net income and earnings per share in 2001 compared with the prior year. New orders in 2001 totaled $713.4 million and were 2% above the prior year. Excluding the impact of foreign currency and the five acquisitions made since the beginning of 2000, orders were 9% lower.

Sales for 2001 increased by 3% to $726.9 million from $704.3 million. Acquisitions accounted for a 13% improvement, which was partially offset by a 9% decline in base business sales and a 1% unfavorable currency translation. Net income was $32.7 million, which was 48% lower than the $63.4 million earned in 2000. Diluted earnings per share decreased by $1.02 to $1.05, down 49% compared with 2000. Excluding the restructuring charge, net income was $39.8 million, 37% lower than the $63.4 million earned in the prior year, and diluted earnings per share were $1.28, down 38% from $2.07.




INTERNATIONAL SALES

                                  [LINE CHART]

International growth continues to be a key factor in IDEX's success.



EBITDA and INTEREST EXPENSE

(in millions)

                                  [LINE CHART]

IDEX's cash flow coverage of interest expense has improved significantly.


ASSETS AND TOTAL DEBT
(in millions)

                                  [LINE CHART]

IDEX's balance sheet has strengthened considerably.

                                                               IDEX 2001     17

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(in thousands)



FOR THE YEARS ENDED DECEMBER 31,(1)                       2001                2000                 1999
---------------------------------------------------------------------------------------------------------
Pump Products Group
Net sales(2)                                          $   427,037         $    394,999         $  372,440
Operating income(3)                                        61,758               73,557             65,673
Operating margin                                             14.5%                18.6%              17.6%
Identifiable assets                                   $   462,275         $    391,831         $  355,983
Depreciation and amortization                              24,124               19,658             19,327
Capital expenditures                                       10,251               10,656              8,616

Dispensing Equipment Group
Net sales (2)                                         $   137,407         $    166,362         $  140,996
Operating income(3)                                        13,957               32,496             25,614
Operating margin                                             10.2%                19.5%              18.2%
Identifiable assets                                   $   180,361         $    204,891         $  216,273
Depreciation and amortization                               9,719                8,845              8,124
Capital expenditures                                        5,129                5,175              5,896

Other Engineered Products Group
Net sales(2)                                          $   164,815         $    145,823         $  144,486
Operating income(3)                                        25,032               27,437             26,660
Operating margin                                             15.2%                18.8%              18.5%
Identifiable assets                                   $   181,032         $    148,753         $  154,490
Depreciation and amortization                               7,920                6,474              6,769
Capital expenditures                                        5,987                4,796              3,739

Company
Net sales                                             $   726,947         $    704,276         $  655,041
Before restructuring:
  Operating income                                         84,664              116,516            104,677
  Operating margin                                           11.6%                16.5%              16.0%
After restructuring:
  Operating income                                    $    73,438         $    116,516         $  104,677
  Operating margin                                           10.1%                16.5%              16.0%
Total assets                                              838,804              758,854            738,567
Depreciation and amortization(4)                           43,933               36,480             34,464
Capital expenditures                                       21,639               20,739             18,338



(1) Includes acquisition of Versa-Matic Tool, Inc. (June 2001), Liquid Controls L.L.C. (January 2001), Trebor International, Inc. (May 2000) and Ismatec S.A. (April 2000) in the Pump Products Group; FAST S.p.A. (June 1999) in the Dispensing Equipment Group; and Class 1, Inc. (January 2001) in the Other Engineered Products Group from dates of acquisition.

(2)  Group net sales include intersegment sales.

(3) Group operating income excludes net unallocated corporate operating expenses for all years and the restructuring charge in 2001. The restructuring charge of $11,226 was not assigned to the individual groups. Had the Company allocated the restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894) and Other Engineered Products ($1,563). Excluding the restructuring charge, IDEX's fully diluted earnings per share would have been $1.28 for the year ended December 31, 2001.

(4)  Excludes amortization of debt issuance expenses.


For 2001, the Pump Products Group contributed 59% of sales and 61% of operating income, the Dispensing Equipment Group accounted for 19% of sales and 14% of operating income, and the Other Engineered Products Group represented 22% of sales and 25% of operating income. In 2001, international sales were up 6% and domestic sales increased by 1% compared with 2000. International sales were 42% of total sales, up from 41% in the prior year.

Pump Products Group sales of $427.0 million increased by $32.0 million, or 8%, in 2001 compared with 2000, principally reflecting the Ismatec, Trebor, Liquid Controls and Versa-Matic acquisitions, which added 17% to sales in 2001. Compared to 2000, base business sales volume was down 8% and foreign currency had a 1% negative effect. In 2001, international sales grew 22% and domestic sales increased by 1%, principally reflecting the recent acquisitions. As a result, sales to customers outside the U.S. increased to 37% of total group sales in 2001 from 33% in 2000. Excluding acquisitions and foreign currency, base international sales were down 3%

18    IDEX 2001
from the prior year and base U.S. sales volume decreased by 10%, with the lower sales principally caused by continuing weakness in the North American and European manufacturing sectors.

Dispensing Equipment Group sales of $137.4 million decreased by $29.0 million, or 17%, in 2001 compared with 2000. Base business sales were down 16% and foreign currency translation had a 1% negative effect. Excluding foreign currency, international sales were down 10% in 2001 from the prior year and domestic sales decreased by 22% due to continuing weak conditions in the North American and European end-markets, which caused significant year-over-year volume declines at all three businesses in this group. Sales to customers outside the U.S. were 57% of total group sales in 2001, up from 55% in 2000.

Other Engineered Products Group sales of $164.8 million increased by $19.0 million, or 13%, in 2001 compared with 2000, principally reflecting the Class 1 acquisition, which added 18% to sales in 2001. Overall base business sales decreased by 3% and foreign currency translation had a 2% negative effect. In 2001, domestic sales increased by 23% and international sales increased by 1%. Sales to customers outside the U.S. were 41% of total group sales in 2001, down from 46% in 2000, principally reflecting the change in sales mix due to the Class 1 acquisition. Excluding foreign currency and acquisitions, base international sales in 2001 increased by 4% compared with the prior year, while the base U.S. sales volume decreased by 9%, due to the soft conditions in most U.S. end-markets.

Gross profit of $263.7 million in 2001 decreased by $14.2 million, or 5%, from 2000. Gross profit as a percent of sales was 36.3% in 2001 and decreased from 39.5% in 2000. The decline in gross profit and gross margins was attributable to significantly lower base business sales volumes, production inefficiencies and under-absorption of manufacturing expenses related to lower volumes and planned inventory reductions, and the addition of lower margin acquisitions. Selling, general and administrative (SG&A) expenses increased to $164.9 million in 2001 from $149.6 million in 2000 due to including acquisitions. As a percent of net sales, SG&A expenses were 22.7%, up from 21.2% in 2000. The increase principally reflected significantly lower base business sales volumes and incremental up-front costs associated with implementing the Company's Six Sigma and eBusiness initiatives. Goodwill amortization increased by $2.4 million to $14.2 million in 2001, reflecting the recent acquisitions. As a percent of sales, goodwill amortization remained flat at about 2% for both years.

Operating income decreased by $43.1 million, or 37%, to $73.4 million in 2001 from $116.5 million in 2000. Excluding the restructuring charge, operating income as a percent of sales decreased to 11.6% in 2001 from 16.5% in 2000. The decreases in operating income and operating margin were reflected at all three business groups. They were attributable to significantly lower base business sales volumes, production inefficiencies and under-absorption of manufacturing expenses related to lower volumes and planned inventory reductions, addition of lower margin acquisitions and incremental costs associated with implementing the company initiatives. In the Pump Products Group, operating income of $61.8 million and operating margin of 14.5% in 2001 compared with the $73.6 million and 18.6% recorded in 2000. With a 17% year-over-year sales decline, profitability of the Dispensing Equipment Group had the most significant decrease of the Company's three groups, as operating income of $14.0 million and operating margin of 10.2% decreased from $32.5 million and 19.5% in 2000. Operating income in the Other Engineered Products Group of $25.0 million and operating margin of 15.2% in 2001 decreased from $27.4 million and 18.8% recorded in 2000. During 2001, IDEX recorded a restructuring charge totaling $11.2 million ($7.1 million after tax, or $.23 per share), to properly size the Company's operations to the then current business conditions. The restructuring affected all three business groups and reduced the workforce, lowered costs, improved efficiencies and addressed excess capacity that resulted from lower demand and more efficient processes at the Gast and Hale business units.

Interest expense increased to $20.7 million in 2001 from $16.5 million in 2000. The increase principally was due to the additional debt incurred to acquire the Ismatec, Trebor, Liquid Controls, Class 1 and Versa-Matic businesses, which was partially offset by lower interest rates.

The provision for income taxes decreased to $20.7 million in 2001 from $37.6 million in 2000, reflecting lower income. The effective tax rate increased to 38.8% in 2001 from 37.2% in 2000, primarily due to the lower income combined with the relative impact of certain nondeductible goodwill amortization expenses.

Net income of $32.7 million in 2001 was 48% lower than the $63.4 million recorded in 2000. Diluted earnings per share were $1.05 in 2001, a decrease of $1.02, or 49%, from the $2.07 achieved in 2000. Net income before the restructuring charge was $39.8 million, 37% lower than the $63.4 million earned in the prior year, and diluted earnings per share were $1.28, down 38% from $2.07.

PERFORMANCE IN 2000 COMPARED WITH 1999

IDEX achieved record orders, sales, net income and earnings per share in 2000. Incoming orders totaled $699 million, 7% higher than in 1999. Recent acquisitions (FAST - June 1999, Ismatec - April 2000 and Trebor - May 2000) added 5% to full-year orders, and base business orders increased by 5%, while foreign currency translation had a 3% negative effect. All three groups showed year-over-year improvements.

Net sales for 2000 reached $704.3 million and increased $49.3 million, or 8%, over 1999. Base business sales were up 6% and acquisitions added 5%, while foreign currency translation had a 3% negative effect. Sales to customers outside the U.S. were 41% of total sales in 2000, up from 39% in the prior year. International sales increased by 12% for 2000, while domestic sales rose 4%. Excluding the recent acquisitions and foreign currency translation, international sales increased by 11%, reflecting higher sales volume in all international markets.

Pump Products Group sales of $395.0 million in 2000 increased by $22.6 million, or 6%, from 1999, principally reflecting 3% higher base business sales and the Ismatec and Trebor acquisitions, which added 4% to the sales growth. Foreign currency translation had a 1% negative effect on the Group's sales comparison to 1999. International sales grew by 13%, while domestic sales increased by 3%. As a result, sales to customers outside the U.S. increased to 33% of total group sales in 2000 from 31% in 1999, principally due to higher sales in Europe.


                                                               IDEX 2001     19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          [PHOTO OF MEN LISTED BELOW]

From left to right, front row: Jerry Derck (Vice President - Human Resources), John McMurray (Vice President - Operational Excellence).

From left to right, back row: Dennis Metcalf (Vice President - Corporate Development), Chuck Hemann (Director - eBusiness), Frank Notaro (Vice President
- General Counsel and Secretary), Jerry Owen (Director - Service and Distributor Relations).


Dispensing Equipment Group sales of $166.4 million increased by $25.4 million, or 18%, compared with the prior year. Overall base business sales increased by 13% and the FAST acquisition added 11%, while foreign currency translation had a 6% negative effect. International sales grew by 34%, while domestic sales increased by 3%. The increase in international sales reflected including FAST in 2000 for a full year and higher base business volume. Sales to customers outside the U.S. were 55% of total group sales in 2000, up from 48% in 1999, resulting primarily from the additional international sales from the FAST acquisition.

Other Engineered Products Group sales of $145.8 million increased by $1.3 million, or 1%, compared with 1999. Overall base business sales increased by 5% and foreign currency translation had a 4% negative effect. Domestic sales increased by 10%, while international sales were 8% lower (1% excluding foreign currency translation). Sales to customers outside the U.S. were 46% of total group sales in 2000, down from 51% in 1999, reflecting a change in sales mix and the effects of foreign currency translation.

Gross profit of $278.0 million in 2000 increased by $21.5 million, or 8%, from 1999. Gross profit as a percent of sales was 39.5% in 2000, up slightly from 39.2% in 1999. SG&A expenses increased to $149.6 million in 2000 from $140.5 million in the prior year, but as a percent of net sales, decreased to 21.2% from 21.4%. Goodwill amortization increased by 4% to $11.8 million in 2000 from $11.3 million in 1999. As a percent of sales, goodwill amortization remained flat at about 2% for both years.

Operating income increased by $11.8 million, or 11%, to $116.5 million in 2000 from $104.7 million in the prior year, and as a percent of sales, improved to 16.5% from 16.0%. These increases reflected improvements at all three business groups and resulted from higher sales volumes, expense controls and productivity improvements. In the Pump Products Group, operating income of $73.6 million and operating margin of 18.6% compared with the $65.7 million and 17.6% recorded in 1999. In the Dispensing Equipment Group, operating income of $32.5 million and operating margin of 19.5%, increased from the $25.6 million and the 18.2% recorded in 1999. Operating income in the Other Engineered Products Group of $27.4 million and operating margin of 18.8%, increased from the $26.7 million and 18.5% achieved in 1999.

Interest expense decreased to $16.5 million in 2000 from $18.0 million in 1999. The change was due to debt reductions from operating cash flow, partially offset by additional debt incurred to acquire the FAST, Ismatec and Trebor businesses.

The provision for income taxes increased to $37.6 million in 2000 from $32.8 million in 1999, reflecting higher income. The effective tax rate decreased to 37.2% in 2000 from the 37.6% in 1999.

Net income of $63.4 million in 2000 was 17% higher than the $54.4 million recorded in 1999. Diluted earnings per share were $2.07, an increase of $.26, or 14%, from the $1.81 achieved in the prior year.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2001, IDEX's working capital was $127.6 million and its current ratio was 2.5 to 1. The Company's cash flow provided from operations increased by $14.6 million to $107.3 million in 2001, principally due to reductions in receivables and inventories, which were partially offset by lower income.

Cash flow from operations was more than adequate to fund capital expenditures of $21.6 million, $20.7 million and $18.3 million in 2001, 2000 and 1999, respectively. Capital expenditures generally were used for machinery and equipment to improve productivity, although a portion was for business system technology and for repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

The Company completed the acquisitions of Liquid Controls, Class 1 and Versa-Matic during 2001 for a cash purchase price of $132.3 million. The acquisitions were accounted for using the purchase method and were financed under the Company's U.S. bank credit facilities.

During June 2001, IDEX signed a new, five-year multi-currency Credit Agreement replacing the former Credit Facility, which was to expire on July 1, 2001, and the German Facility, which was to expire on November 1, 2001. At December 31, 2001, the maximum amount available under the Credit Agreement was $300 million, of which $112.3 million was borrowed, including $59.3 million in western European currencies. These borrowings provide an economic hedge against the net investment in the four operations located in Europe. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate, or at LIBOR plus an applicable margin, and a utilization fee if the total borrowings exceed certain levels. The applicable margin is based on IDEX's debt rating and can range from 25 basis points to 100 basis points. The utilization fee can range from zero to 25 basis points. At December 31, 2001, the applicable margin was 80 basis points plus a utilization fee of 12.5 basis points since the borrowings exceeded 33% of the total available. The Company pays an annual fee of 20 basis points on the total facility.

The Company and certain of its subsidiaries entered into an agreement in December 2001 with a financial institution under which it collateralized certain receivables for the borrowings (Receivables Facility). The Receivables Facility provides for borrowings of up to $50 million depending upon the level of eligible receivables. At December 31, 2001, $25 million was borrowed and included in long-term debt at an annual interest rate of approximately 3.4%.


20      IDEX 2001

The Company has a $20 million demand line of credit (Short-Term Facility), which expires December 1, 2002. Borrowings under the Short-Term Facility are at the bank's reference rate, or based on LIBOR plus 80 basis points per annum. At December 31, 2001, there were no borrowings under the Short-Term Facility.

IDEX believes it will generate sufficient cash flow from operations in 2002 to meet its operating requirements, interest on all borrowings outstanding in long-term debt, any authorized share repurchases, restructuring expenses, approximately $27 million of planned capital expenditures and $17 million of annual dividend payments to holders of common stock. Since it began operations in January 1988 through December 31, 2001, IDEX has borrowed $809 million under its various credit agreements to complete 19 acquisitions. During this period IDEX generated, principally from operations, cash flow of $682 million to reduce its indebtedness. In the event that suitable businesses are available for acquisition upon terms acceptable to the Board of Directors, IDEX may obtain all or a portion of the financing for the acquisitions through incurring additional long-term debt. The Credit Agreement contains a covenant that limits total debt outstanding to three-times operating cash flow. At December 31, 2001, IDEX was limited to $377 million of total debt outstanding. IDEX's contractual obligations and commercial commitments include rental payments under operating leases, payments under capital leases, long-term debt obligations and other long-term obligations arising in the ordinary course of business. The Company has no off-balance sheet arrangements or material long-term purchase obligations. There are no identifiable events or uncertainties, including the lowering of IDEX's credit rating, that would accelerate payment or maturity of any of these commitments or obligations.


NEW ACCOUNTING PRONOUNCEMENT

IDEX historically accounted for all business combinations using the purchase method and will continue to use this method for all prospective business combinations. At December 31, 2001, goodwill totaled $454.6 million, which is subject to periodic review for impairment under SFAS No. 142. After reviewing the estimated fair market values, both in the aggregate and at individual business units, IDEX recorded no impairment to goodwill on January 1, 2002. If future operating performance at its business units would fall significantly below current levels, the Company would reflect a non-cash charge for goodwill impairment to its results of operations in that period.

The pronouncement also requires that goodwill and certain intangible assets with indefinite lives no longer be amortized to earnings. Had the new accounting pronouncement been adopted on January 1, 2001, IDEX's reported diluted earnings per share in 2001 would have increased by $.37 from $1.05 to $1.42.


EURO PREPARATIONS

Beginning in 1998, the Company upgraded its business systems to accommodate the euro currency. The cost of this upgrade was immaterial to the Company's financial results. Although difficult to predict, any competitive implications and any impact on existing financial instruments resulting from the euro implementation also are expected to be immaterial to the Company's results of operations, financial position or liquidity.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $291.8 million of total debt outstanding at December 31, 2001. Approximately 47% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $686,000 annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt. The Company will from time to time enter into interest rate swaps on its debt when it believes there is a clear financial advantage for doing so. A treasury risk management policy, adopted by the Board of Directors, describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, the Company does not use derivative financial or commodity instruments for trading purposes, and the use of these instruments is subject to strict approvals by senior officers. Typically, the use of derivative instruments is limited to interest rate swaps on the Company's outstanding long-term debt. IDEX's exposure related to derivative instruments is, in the aggregate, not material to its financial position, results of operations and cash flows.

The Company's foreign currency exchange rate risk is limited principally to the euro and British pound. IDEX manages its foreign exchange risk principally through invoicing its customers in the same currency as the source of the products.


NET SALES BY GROUP
(in millions)

                                  [BAR CHART]

OPERATING INCOME BY GROUP
(in millions)

                                  [BAR CHART]


2001  SALES BY REGION

                                  [PIE CHART]

-    58% UNITED STATES

-    24% EUROPE

-    10% ASIA/REST OF WORLD

-    8% CANADA/LATIN AMERICA

                                                                IDEX 2001    21

IDEX CORPORATION & SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
            (in thousands except share and per share amounts)

AS OF DECEMBER 31,                                         2001            2000
--------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                             $   4,972      $   8,415
  Receivables - net                                        93,053        104,950
  Inventories                                             104,111        113,052
  Other current assets                                     12,767          5,672
--------------------------------------------------------------------------------
   Total current assets                                   214,903        232,089
Property, plant and equipment - net                       144,146        128,283
Goodwill - net                                            454,560        373,669
Intangible assets - net                                    12,776         14,494
Other noncurrent assets                                    12,419         10,319
--------------------------------------------------------------------------------
   Total assets                                         $ 838,804      $ 758,854
================================================================================

Liabilities and Shareholders' Equity
Current liabilities
  Short-term debt                                       $      --      $  88,077
  Trade accounts payable                                   41,260         43,342
  Dividends payable                                         4,303          4,236
  Accrued expenses                                         41,775         42,156
--------------------------------------------------------------------------------
   Total current liabilities                               87,338        177,811
Long-term debt                                            291,820        153,809
Other noncurrent liabilities                               58,534         52,732
--------------------------------------------------------------------------------
   Total liabilities                                      437,692        384,352
================================================================================

Commitments and contingencies (Note 12)


Shareholders' equity
  Common stock, par value $.01 per share
   Shares issued and outstanding:
        2001 - 30,763,193; 2000 - 30,264,731                  308            303
  Additional paid-in capital                              124,658        115,280
  Retained earnings                                       295,489        279,907
  Minimum pension liability adjustment                     (1,783)        (2,127)
  Accumulated translation adjustment                      (10,226)       (10,489)
  Unrealized losses on derivatives                           (140)            --
  Treasury stock, at cost - 29,215 and 6,500 shares          (865)          (144)
  Unearned compensation on restricted stock                (6,329)        (8,228)
--------------------------------------------------------------------------------
   Total shareholders' equity                             401,112        374,502
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity           $ 838,804      $ 758,854
================================================================================

See Notes to Consolidated Financial Statements.

22     IDEX 2001

IDEX CORPORATION & SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands except per share amounts)

FOR THE YEARS ENDED DECEMBER 31,                                        2001         2000        1999
--------------------------------------------------------------------------------------------------------
Net sales                                                             $726,947     $704,276     $655,041
Cost of sales                                                          463,225      426,324      398,557
--------------------------------------------------------------------------------------------------------
Gross profit                                                           263,722      277,952      256,484
Selling, general and administrative expenses                           164,893      149,639      140,495
Goodwill amortization                                                   14,165       11,797       11,312
Restructuring charge                                                    11,226           --           --
--------------------------------------------------------------------------------------------------------
Operating income                                                        73,438      116,516      104,677
Other income - net                                                         731        1,031          568
--------------------------------------------------------------------------------------------------------
Income before interest expense and income taxes                         74,169      117,547      105,245
Interest expense                                                        20,738       16,521       18,020
--------------------------------------------------------------------------------------------------------
Income before income taxes                                              53,431      101,026       87,225
Provision for income taxes                                              20,721       37,581       32,797
--------------------------------------------------------------------------------------------------------
Net income                                                            $ 32,710     $ 63,445     $ 54,428
========================================================================================================


Earnings Per Common Share
Basic earnings per common share                                       $   1.08     $   2.13     $   1.84
========================================================================================================
Diluted earnings per common share                                     $   1.05     $   2.07     $   1.81
========================================================================================================

Share Data

Weighted average common shares outstanding                              30,222       29,726       29,544
========================================================================================================
Weighted average common shares outstanding assuming full dilution       31,047       30,632       30,085
========================================================================================================


See Notes to Consolidated Financial Statements.

                                                               IDEX 2001     23

IDEX CORPORATION & SUBSIDIARIES
  STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
        (in thousands except share and per share amounts)

                                                                                  MINIMUM                         UNREALIZED
                                                COMMON STOCK                      PENSION        ACCUMULATED        GAINS
                                               AND ADDITIONAL       RETAINED      LIABILITY      TRANSLATION     (LOSSES) ON
                                               PAID-IN CAPITAL     EARNINGS      ADJUSTMENT      ADJUSTMENT      DERIVATIVES
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                      $  96,359         $ 195,465      $   (1,489)      $  (4,298)       $      --
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                         54,428
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                                 1,755
  Minimum pension adjustment                                                         (270)
-----------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                                        (270)          1,755
-----------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                          54,428            (270)          1,755
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 173,660 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                   3,739
Purchase of common stock
Cash dividends declared - $.56 per
  common share outstanding                                        (16,567)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                        100,098         233,326          (1,759)         (2,543)              --
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                         63,445
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                                (7,946)
  Minimum pension adjustment                                                         (368)
-----------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                                        (368)         (7,946)
-----------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                          63,445            (368)         (7,946)
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 274,655 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                   5,991
Issuance of 350,000 shares of
  restricted common stock                           9,494
Amortization of restricted
  common stock award
Purchase of common stock
Cash dividends declared - $.56 per
  common share outstanding                                        (16,864)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                        115,583         279,907          (2,127)        (10,489)               --
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                         32,710
-----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                                   263
  Cumulative effect of change in
   accounting principle, net of tax                                                                                     204
  Unrealized derivative losses                                                                                         (344)
  Minimum pension adjustment                                                          344
-----------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                                         344             263              (140)
-----------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                          32,710             344             263              (140)
-----------------------------------------------------------------------------------------------------------------------------
Issuance of 498,462 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                   9,383
Amortization of restricted
  common stock award
Restricted shares surrendered
  for tax withholdings
Cash dividends declared - $.56 per
  common share outstanding                                        (17,128)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                      $ 124,966       $ 295,489       $  (1,783)      $ (10,226)       $     (140)
=============================================================================================================================


                                                              UNEARNED
                                                             COMPENSATION        TOTAL
                                               TREASURY      ON RESTRICTED    SHAREHOLDERS'
                                                 STOCK           STOCK           EQUITY
-----------------------------------------------------------------------------------------
Balance, December 31, 1998                    $     --       $     --           $ 286,037
-----------------------------------------------------------------------------------------
Net income                                                                         54,428
-----------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                 1,755
  Minimum pension adjustment                                                         (270)
-----------------------------------------------------------------------------------------
   Other comprehensive income                                                       1,485
-----------------------------------------------------------------------------------------
     Comprehensive income                                                          55,913
-----------------------------------------------------------------------------------------
Issuance of 173,660 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                                   3,739
Purchase of common stock                           (98)                               (98)
Cash dividends declared - $.56 per
  common share outstanding                                                        (16,567)
-----------------------------------------------------------------------------------------
Balance, December 31, 1999                         (98)            --             329,024
-----------------------------------------------------------------------------------------
Net income                                                                         63,445
-----------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                (7,946)
  Minimum pension adjustment                                                         (368)
-----------------------------------------------------------------------------------------
   Other comprehensive income                                                      (8,314)
-----------------------------------------------------------------------------------------
     Comprehensive income                                                          55,131
-----------------------------------------------------------------------------------------
Issuance of 274,655 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                                   5,991
Issuance of 350,000 shares of
  restricted common stock                                         (9,494)              --
Amortization of restricted
  common stock award                                               1,266            1,266
Purchase of common stock                           (46)                               (46)
Cash dividends declared - $.56 per
  common share outstanding                                                        (16,864)
-----------------------------------------------------------------------------------------
Balance, December 31, 2000                        (144)           (8,228)         374,502
-----------------------------------------------------------------------------------------
Net income                                                                         32,710
-----------------------------------------------------------------------------------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                   263
  Cumulative effect of change in
   accounting principle, net of tax                                                   204
  Unrealized derivative losses                                                       (344)
  Minimum pension adjustment                                                          344
-----------------------------------------------------------------------------------------
   Other comprehensive income                                                         467
-----------------------------------------------------------------------------------------
     Comprehensive income                                                          33,177
-----------------------------------------------------------------------------------------
Issuance of 498,462 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                                   9,383
Amortization of restricted
  common stock award                                               1,899            1,899
Restricted shares surrendered
  for tax withholdings                            (721)                              (721)
Cash dividends declared - $.56 per
  common share outstanding                                                        (17,128)
-----------------------------------------------------------------------------------------
Balance, December 31, 2001                     $  (865)       $   (6,329)       $ 401,112
=========================================================================================

See Notes to Consolidated Financial Statements.

24    IDEX 2001

IDEX CORPORATION & SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

FOR THE YEARS ENDED DECEMBER 31,                                                2001            2000             1999
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                   $  32,710        $ 63,445        $ 54,428
Adjustments to reconcile to net cash provided by operating activities:
  Depreciation and amortization                                                 26,354          21,873          21,619
  Amortization of goodwill and other intangible assets                          15,680          13,341          12,845
  Amortization of unearned compensation on restricted stock                      1,899           1,266              --
  Amortization of debt issuance expenses                                           364             224             371
  Increase in accrued restructuring expenses                                     5,479              --              --
  Deferred income taxes                                                           (152)          1,081           3,742
  Decrease (increase) in receivables                                            24,008            (109)           (867)
  Decrease (increase) in inventories                                            22,232          (2,410)          4,797
  Decrease in trade accounts payable                                            (7,207)         (1,600)         (3,057)
  (Decrease) increase in accrued expenses                                       (9,835)         (1,970)          3,363
  Other - net                                                                   (4,232)         (2,413)         (1,085)
----------------------------------------------------------------------------------------------------------------------
   Net cash flows from operating activities                                    107,300          92,728          96,156
----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Additions to property, plant and equipment                                   (21,639)        (20,739)        (18,338)
  Acquisition of businesses (net of cash acquired)                            (132,295)        (34,513)        (48,497)
----------------------------------------------------------------------------------------------------------------------
   Net cash flows from investing activities                                   (153,934)        (55,252)        (66,835)
----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Borrowings under credit facilities for acquisitions                          132,295          34,513          48,497
  Net repayments under credit facilities                                       (77,858)        (48,186)        (55,718)
  Repayments of other long-term debt                                            (3,470)         (4,151)         (7,455)
  Increase (decrease) in accrued interest                                          284            (167)           (772)
  Dividends paid                                                               (17,061)        (16,781)        (16,539)
  Proceeds from stock option exercises                                           9,001           2,862           2,938
  Purchase of common stock                                                          --             (46)            (98)
----------------------------------------------------------------------------------------------------------------------
   Net cash flows from financing activities                                     43,191         (31,956)        (29,147)
----------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash                                                 (3,443)          5,520             174
Cash and cash equivalents at beginning of year                                   8,415           2,895           2,721
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $   4,972        $  8,415        $  2,895
======================================================================================================================

Supplemental cash flow information
Cash paid for:
  Interest                                                                   $  20,818        $ 16,912        $ 18,420
  Income taxes                                                                  23,482          35,534          25,297


Significant non-cash activities
  Debt acquired with acquisition of businesses                                   2,931              --          13,065

See Notes to Consolidated Financial Statements.

                                                                IDEX 2001    25

IDEX Corporation & Subsidiaries
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (in thousands except share and per share amounts)

1. SIGNIFICANT ACCOUNTING POLICIES

Business

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of proprietary pumps, metering products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, refinishing equipment, and centralized lubrication systems; and proprietary engineered products for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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

Debt Expenses

Expenses incurred in securing and issuing debt are amortized over the life of the related debt.

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



Basic weighted average shares reconciles to diluted weighted average shares as follows:

                                 2001           2000           1999
================================================================================
Basic weighted average
  common shares
  outstanding                   30,222         29,726         29,544
Dilutive effect of
  stock options and
  unvested restricted shares       825            906            541
--------------------------------------------------------------------------------
Weighted average common
  shares outstanding
  assuming full dilution        31,047         30,632         30,085
================================================================================


Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation are as follows:

   Land improvements .................................... 10 to 12 years

   Buildings and improvements ...........................  3 to 30 years

   Machinery and equipment
     and engineering drawings ...........................  3 to 12 years

   Office and transportation equipment ..................  3 to 10 years

Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. Cost in excess of net assets acquired is amortized over a period of 30 to 40 years.

The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation or amortization period or to the unamortized balance is warranted. This evaluation is based on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are used.

Research and Development Expenditures

Costs associated with research and development are expensed in the year incurred and included in cost of sales. Research and development expenses, which include costs associated with developing new products and major improvements to existing products, were $7.7 million, $7.5 million and $6.8 million in 2001, 2000 and 1999, respectively.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Pursuant to this statement, IDEX recognizes its derivative financial instruments in its financial statements at fair value as described in Note 9.

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method



26    IDEX 2001
be used for all business combinations initiated after June 30, 2001, and does not permit the pooling-of-interests method for business combinations initiated after that date. IDEX historically accounted for all business combinations using the purchase method and will continue to use this for prospective business combinations, consistent with SFAS No. 141. SFAS No. 142 establishes the accounting and reporting standards for intangible assets and goodwill. It requires that goodwill and certain intangible assets no longer be amortized to earnings, but instead be reviewed periodically for impairment.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective January 1, 2003. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for IDEX starting January 1, 2002. SFAS No. 144 addresses accounting and reporting of the impairment or disposal of long-lived assets, including discontinued operations, and establishes a single accounting model for the sale of long-lived assets.

Adoption of these accounting pronouncements did not have a material effect on the Company's financial position, liquidity, or results of operations as reported through December 31, 2001. Consistent with SFAS No. 142, IDEX discontinued the amortization of goodwill and certain intangible trademark assets, effective January 1, 2002.


2. ACQUISITIONS

The Company completed the acquisitions of Versa-Matic Tool Inc. (June 2001); Liquid Controls L.L.C. (January 2001) and Class 1, Inc. (January 2001) for an aggregate purchase price of $135 million, including debt acquired, with financing provided by borrowings under the Credit Agreement. Versa-Matic, headquartered in Export, Pennsylvania, is a leading manufacturer and distributor of air-operated double-diaphragm pumps and pump replacement parts. Liquid Controls, headquartered in Lake Bluff, Illinois, is a leading manufacturer of positive displacement flow meters, electronic registration and process control systems. Class 1, headquartered in Ocala, Florida, is a leading manufacturer of electronic and mechanical components and systems for the specialty vehicle market. Versa-Matic and Liquid Controls are operated as part of the Pump Products Group, and Class 1 is operated as part of the Other Engineered Products Group.

The Company acquired Ismatec SA (April 2000) and Trebor International, Inc. (May
2000), at a total cost of approximately $35 million with borrowings under the U.S. Credit Facility. Ismatec, headquartered near Zurich, Switzerland, is a leading European manufacturer of peristaltic metering pumps, analytical process controllers and sample preparation systems. These products typically are used for scientific research and development in the pharmaceutical, medical, biotech and institutional laboratory markets. Trebor, headquartered near Salt Lake City, Utah, is a leading designer and manufacturer of high purity fluid handling products, including air-operated diaphragm pumps and deionized water-heating systems. Trebor's products are incorporated into wet chemical processing and chemical delivery and blending systems. Ismatec and Trebor are being operated as part of the Pump Products Group.

In June 1999, IDEX acquired FAST S.p.A. at a cost of $61.6 million, with financing provided by borrowings under the U.S. Credit Facility and debt acquired. FAST, headquartered near Milan, Italy, is a leading European manufacturer of refinishing and color-formulation equipment for a number of applications, including paints, coatings, inks, colorants and dyes. FAST is being operated as part of the Dispensing Equipment Group.

All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. Cost in excess of net assets acquired was amortized on a straight-line basis over a period not exceeding 40 years.


3. RESTRUCTURING CHARGE

As a result of the declining business environment, IDEX took aggressive actions in the first and fourth quarters of 2001 to downsize operations to lower its cost structure. These steps were necessary to appropriately size the Company's businesses, lower costs and improve efficiencies. The charge included, among other things, employee severance, fringe benefits, outplacement fees, and the consolidation of two plants into one at both Gast Manufacturing and Hale Products.

The restructuring costs are separately identified in the statements of consolidated operations and resulted in a pretax charge to operations of $11,226 ($7,072 after taxes, or $.23 per share). Excluding the charge, fully diluted earnings per share would have been $1.28 for the year ended December 31, 2001. The annualized savings from these actions will exceed the total charge recorded. At December 31, 2001, the amount remaining in accrued expenses for the restructuring program was $5,479. It is expected that the restructuring accrual will be utilized during 2002.


4. COMMON AND PREFERRED STOCK

During 2000, the Company issued 350,000 shares of restricted stock as compensation to a key employee. These shares carry dividend and voting rights. Sale of these shares is restricted prior to the date of vesting, occurring annually from one to five years after the grant date. The restricted shares were recorded at their fair market value on the date of the grant, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock, either at market prices or on a negotiated basis as market conditions warrant. At December 31, 2001, IDEX had purchased a total of 6,500 shares under the program at a cost of approximately $144.

At December 31, 2001 and 2000, the Company had 75 million shares of authorized common stock with par value of $.01 per share and 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.



                                                                 IDEX 2001    27

IDEX Corporation & Subsidiaries
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (in thousands except share and per share amounts)



5. STOCK OPTIONS

The Company has stock option plans for outside directors, executives and certain key employees. These options are accounted for using the intrinsic value method and, accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method, the Company's pro forma net income and EPS would have been as follows:

                                2001           2000          1999
================================================================================
Net income
  As reported                 $ 32,710       $ 63,445      $ 54,428
  Pro forma                     28,904         59,991        51,675
Basic EPS
  As reported                     1.08           2.13          1.84
  Pro forma                        .96           2.02          1.75
Diluted EPS
  As reported                     1.05           2.07          1.81
  Pro forma                        .93           1.96          1.72

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2001, 2000 and 1999, respectively: dividend yield of 1.98%, 2.02% and 2.29%; volatility of 34.2%, 34.3% and 32.5%; risk-free interest rates of 4.9%, 6.4% and 5.2%; and expected lives of 5.5 years.

The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to
1.3 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock on the date of grant. The options become exercisable from one to five years from the date of grant, and generally expire 10 years from the date of grant.

The following table summarizes option activity under the plans:

                                                                  WEIGHTED
                                                                   AVERAGE
                                              NUMBER            OPTION PRICE
                                            OF OPTIONS            PER SHARE
================================================================================
Outstanding at December 31, 1998            2,395,108               22.89
  Granted                                     647,039               24.79
  Exercised                                  (170,715)              16.75
  Forfeited                                  (107,010)              28.83
                                            ---------
Outstanding at December 31, 1999            2,764,422               23.54
  Granted                                     835,500               27.71
  Exercised                                  (269,753)              16.26
  Forfeited                                   (76,710)              28.42
                                            ---------
Outstanding at December 31, 2000            3,253,459               25.10
  Granted                                     796,650               28.33
  Exercised                                  (886,367)              21.09
  Forfeited                                  (169,900)              29.08
                                            ---------
Outstanding at December 31, 2001            2,993,842               26.92
                                            =========
Exercisable at December 31, 1999            1,485,426               19.98
                                            =========
Exercisable at December 31, 2000            1,706,976               22.56
                                            =========
Exercisable at December 31, 2001            1,256,382               25.27
                                            =========


The following table summarizes information about options outstanding at December 31, 2001:

                           OPTIONS                        OPTIONS
                         OUTSTANDING                    EXERCISABLE
================================================================================
                           WEIGHTED
                           AVERAGE     WEIGHTED                   WEIGHTED
RANGE OF                   REMAINING   AVERAGE                    AVERAGE
EXERCISE      NUMBER       LIFE OF     EXERCISE     NUMBER        EXERCISE
 PRICES     OUTSTANDING    CONTRACT     PRICE     EXERCISABLE     PRICE
$ 7 to 20      347,297     2.4 years   $ 16.43       347,297      $ 16.43
 21 to 27    1,132,475     7.0 years     25.79       534,063        25.50
 28 to 35    1,514,070     7.9 years     30.18       375,022        33.13
--------------------------------------------------------------------------------
  Total      2,993,842     6.9 years     26.92     1,256,382        25.27
================================================================================

6. COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2001, 2000 and 1999 were:

                                         2001           2000           1999
================================================================================
Minimum pension
adjustment:
  Pretax amount                        $   640        $  (585)       $  (570)
  Income (tax) benefit                    (296)           217            300
--------------------------------------------------------------------------------
   Aftertax amount                     $   344        $  (368)       $  (270)
================================================================================
Unrealized translation
adjustment:
  Pretax amount                        $   263        $(7,946)       $ 1,755
  Income tax                                --             --             --
--------------------------------------------------------------------------------
   Aftertax amount                     $   263        $(7,946)       $ 1,755
================================================================================
Unrealized gains
  (losses) on derivatives:
Cumulative effect of change
  in accounting                        $   329        $    --        $    --
Unrealized losses on derivatives          (555)            --             --
--------------------------------------------------------------------------------
Pretax amount                             (226)            --             --
Tax benefit                                 86             --             --
--------------------------------------------------------------------------------
  Aftertax amount                      $  (140)       $    --        $    --
================================================================================


7. BALANCE SHEET COMPONENTS

The components of inventories at December 31, 2001 and 2000 were:

                                            2001                      2000
================================================================================
Raw materials                            $  38,813                $   33,844
Work in process                             11,797                    13,852
Finished goods                              53,501                    65,356
--------------------------------------------------------------------------------
  Total                                  $ 104,111                $  113,052
================================================================================


28     IDEX 2001

Those inventories, which were carried on a LIFO basis, amounted to $87,661 and $91,532 at December 31, 2001 and 2000, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings are not material.

The components of certain other balance sheet accounts at December 31, 2001 and 2000 were:

                                                          2001           2000
================================================================================
Receivables
  Customers                                             $ 93,944       $103,952
  Other                                                    2,484          4,340
--------------------------------------------------------------------------------
   Total                                                  96,428        108,292
  Less allowance for doubtful accounts                     3,375          3,342
--------------------------------------------------------------------------------
   Receivables - net                                    $ 93,053       $104,950
================================================================================

Property, plant and equipment, at cost
  Land and improvements                                 $ 11,726       $  8,374
  Buildings and improvements                              70,735         63,795
  Machinery and equipment                                174,848        161,074
  Office and transportation equipment                     58,944         44,024
  Engineering drawings                                     3,890          3,940
  Construction in progress                                 3,000          5,046
--------------------------------------------------------------------------------
   Total                                                 323,143        286,253
  Less accumulated depreciation
   and amortization                                      178,997        157,970
--------------------------------------------------------------------------------
   Property, plant and equipment - net                  $144,146       $128,283
================================================================================

Goodwill
  Cost in excess of net assets acquired                 $533,935       $435,408
  Less accumulated amortization                           79,375         61,739
--------------------------------------------------------------------------------
   Goodwill - net                                       $454,560       $373,669
================================================================================

Intangible assets
  Cost (at fair market value on acquisition date)       $ 20,459       $ 28,187
  Less accumulated amortization                            7,683         13,693
--------------------------------------------------------------------------------
   Intangible assets - net                              $ 12,776       $ 14,494
================================================================================

Accrued expenses
  Payroll and related items                             $ 21,670       $ 23,800
  Restructuring                                            5,479             --
  Insurance                                                3,880          3,729
  Taxes                                                    1,017          5,969
  Other                                                    9,719          8,658
--------------------------------------------------------------------------------
   Total                                                $ 41,775       $ 42,156
================================================================================

Other noncurrent liabilities
  Pension and retiree medical reserves                  $ 30,031       $ 28,618
  Deferred income taxes                                   23,532         18,726
  Other                                                    4,971          5,388
--------------------------------------------------------------------------------
   Total                                                $ 58,534       $ 52,732
================================================================================


8. DEBT

Debt at December 31, 2001 and 2000 consisted of the following:

                                                       2001               2000
================================================================================
Short-term debt:
  Bank credit facilities,
    including accrued interest                       $     --           $ 88,077
--------------------------------------------------------------------------------
Long-term debt:
  Bank credit facilities,
    including accrued interest                        137,787                 --
  6.875% Senior Notes                                 150,000            150,000
  Other long-term debt                                  4,033              3,809
--------------------------------------------------------------------------------
     Total long-term debt                             291,820            153,809
--------------------------------------------------------------------------------
     Total debt                                      $291,820           $241,886
================================================================================


The Company has a $300 million domestic multi-currency bank revolving credit facility (Credit Agreement), which expires June 8, 2006. At December 31, 2001, approximately $187.7 million of the facility was unused.

Interest on the outstanding borrowings under the Credit Agreement is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 80 basis points per annum. A utilization fee is added to the interest rate. The weighted average interest rate on borrowings outstanding under the Credit Agreement was 4.52% at December 31, 2001. A facility fee equal to 20 basis points per annum is payable quarterly on the entire amount available under the Credit Agreement.

The Company and certain of its subsidiaries entered into an agreement in December 2001 (Receivables Facility) with a financial institution under which the Company collateralized certain of its receivables for borrowings. The Receivables Facility provides for borrowings of up to $50 million depending upon the level of eligible receivables. At December 31, 2001, $25 million was borrowed and included in the "bank credit facilities" amount above at an interest rate of approximately 3.4% per annum.

The Company has a $20 million demand line of credit (Short-Term Facility), which expires December 1, 2002. Borrowings under the Short-Term Facility are at the bank's reference rate, or based on LIBOR plus 80 basis points per annum. At December 31, 2001, there were no borrowings under the Short-Term Facility.

Since the original U.S. Credit Facility was due to expire in 2001, the borrowings thereunder, along with accrued interest, were classified as short-term debt at December 31, 2000.

Total debt outstanding at December 31, 2001 and 2000 included accrued interest of $4.5 million and $4.2 million, respectively.

In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2001, the fair market value of the Senior Notes was approximately $141 million, based on the quoted market price.

At December 31, 2001, "other long-term debt" included debt acquired in connection with its recent acquisitions. Interest is payable on the outstanding balances at rates ranging from 2.8% to 8.3% per annum.

29 IDEX 2001

IDEX Corporation & Subsidiaries
  NOTES TO CONSOLIDATED Financial Statements
           (in thousands except share and per share amounts)



The Credit Agreement and the Indenture for the Senior Notes permit the payment of cash dividends only to the extent that no default exists under these agreements, and limit the amount of cash dividends in accordance with specified formulas. At December 31, 2001, under the most restrictive of these provisions, the Company had approximately $59.8 million available for the payment of cash dividends in 2002.

At December 31, 2001, the Company had borrowings of $59.3 million in western European currencies under its Credit Agreement. These borrowings provide an economic hedge against the net investment in the four operations located in Europe.


9. DERIVATIVE INSTRUMENTS

SFAS No. 133 requires that derivative financial instruments be recognized in the financial statements at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity as a component of comprehensive income, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 initially increased comprehensive income by $204 in the accompanying statements of consolidated shareholders' equity.

At December 31, 2001, the Company had two interest rate swaps, expiring in March 2002, which effectively converted $52.3 million of floating rate debt into fixed rate debt at interest rates approximating 5.6%. The fair market value of these interest rate swaps was a net expense of $140 at December 31, 2001, as reported in other comprehensive income.

Fair values relating to derivative financial instruments reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts as of December 31, 2001. The net gain or loss on these interest rate swap contracts was not material.


10. BUSINESS SEGMENTS AND
    GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, flow meters, compressors and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes proprietary engineered equipment for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. No single customer accounted for more than 2% of net sales in 2001.

Information on IDEX's business segments is presented below, based on the nature of products and services offered. IDEX evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.

                                        2001           2000             1999
================================================================================
Net sales
  Pump Products
   External customers               $ 424,727        $ 392,109        $ 369,568
   Intersegment sales                   2,310            2,890            2,872
--------------------------------------------------------------------------------
    Total group sales                 427,037          394,999          372,440
--------------------------------------------------------------------------------
  Dispensing Equipment

   External customers                 137,406          166,360          140,989
   Intersegment sales                       1                2                7
--------------------------------------------------------------------------------
    Total group sales                 137,407          166,362          140,996
--------------------------------------------------------------------------------
  Other Engineered Products
   External customers                 164,814          145,807          144,484
   Intersegment sales                       1               16                2
--------------------------------------------------------------------------------
    Total group sales                 164,815          145,823          144,486
--------------------------------------------------------------------------------
   Intersegment elimination            (2,312)          (2,908)          (2,881)
--------------------------------------------------------------------------------
    Total net sales                 $ 726,947        $ 704,276        $ 655,041
================================================================================
Operating income(1)
  Pump Products                     $  61,758        $  73,557        $  65,673
  Dispensing Equipment                 13,957           32,496           25,614
  Other Engineered Products            25,032           27,437           26,660
  Restructuring charge                (11,226)              --               --
  Corporate office and other          (16,083)         (16,974)         (13,270)
--------------------------------------------------------------------------------
    Total operating income          $  73,438        $ 116,516        $ 104,677
================================================================================
Assets
  Pump Products                     $ 462,275        $ 391,831        $ 355,983
  Dispensing Equipment                180,361          204,891          216,273
  Other Engineered Products           181,032          148,753          154,490
  Corporate office and other           15,136           13,379           11,821
--------------------------------------------------------------------------------
    Total assets                    $ 838,804        $ 758,854        $ 738,567
================================================================================
Depreciation and
amortization(2)
  Pump Products                     $  24,124        $  19,658        $  19,327
  Dispensing Equipment                  9,719            8,845            8,124
  Other Engineered Products             7,920            6,474            6,769
  Corporate office and other            2,170            1,503              244
--------------------------------------------------------------------------------
    Total depreciation
    and amortization                $  43,933        $  36,480        $  34,464
================================================================================
Capital expenditures
  Pump Products                     $  10,251        $  10,656        $   8,616
  Dispensing Equipment                  5,129            5,175            5,896
  Other Engineered Products             5,987            4,796            3,739
  Corporate office and other              272              112               87
--------------------------------------------------------------------------------
    Total capital
    expenditures                    $  21,639        $  20,739        $  18,338
================================================================================



(1) Represents business segment operating income after noncash amortization of intangible assets. The restructuring charge of $11,226 was not assigned to the individual group segments. Had the Company allocated the restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894), and Other Engineered Products ($1,563).

(2) Includes amortization relating to all business combinations accounted for by the purchase method, but excludes amortization of debt issuance expenses.


30     IDEX 2001

Information about the Company's operations in different geographical regions for the years ended December 31, 2001, 2000 and 1999 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was greater than 10% of total revenues.

                                      2001             2000              1999
================================================================================
Net sales
  U.S.                             $ 422,084         $ 416,557        $ 399,286
  Europe                             173,747           173,870          154,907
  Other countries                    131,116           113,849          100,848
--------------------------------------------------------------------------------
   Total net sales                 $ 726,947         $ 704,276        $ 655,041
================================================================================
Long-lived assets
  U.S.                             $ 489,734         $ 394,547        $ 384,389
  Europe                             130,280           128,233          135,942
  Other countries                      3,887             3,985            4,521
--------------------------------------------------------------------------------
   Total long-lived assets         $ 623,901         $ 526,765        $ 524,852
================================================================================

11. INCOME TAXES

Pretax income for the years ended December 31, 2001, 2000 and 1999 was taxed under the following jurisdictions:

                                    2001               2000               1999
================================================================================
Domestic                          $ 29,882           $ 67,170           $ 59,042
Foreign                             23,549             33,856             28,183
--------------------------------------------------------------------------------
  Total                           $ 53,431           $101,026           $ 87,225
================================================================================

The provision for income taxes for the years ended December 31, 2001, 2000 and 1999 was as follows:

                                         2001            2000             1999
================================================================================
Current
  U.S.                                $ 12,775         $ 23,906         $ 17,329
  State and local                        1,178            2,099            2,334
  Foreign                                6,920           10,495            9,392
--------------------------------------------------------------------------------
   Total current                        20,873           36,500           29,055
--------------------------------------------------------------------------------
Deferred
  U.S.                                  (1,747)            (286)           2,983
  State and local                         (150)              --              321
  Foreign                                1,745            1,367              438
--------------------------------------------------------------------------------
   Total deferred                         (152)           1,081            3,742
--------------------------------------------------------------------------------
   Total provision for
   income taxes                       $ 20,721         $ 37,581         $ 32,797
================================================================================


Deferred (prepaid) income taxes resulted from the following:

                                        2001             2000             1999
================================================================================
Employee and retiree
  benefit plans                       $  (903)         $(1,829)         $  (349)
Depreciation and
  amortization                          4,364            4,005            1,578
Inventories                            (2,263)             184            1,260
Allowances and accruals                (1,808)            (707)             624
Other                                     458             (572)             629
--------------------------------------------------------------------------------
   Total deferred                     $  (152)         $ 1,081          $ 3,742
================================================================================

Deferred tax assets (liabilities) related to the following at December 31, 2001 and 2000:

                                                       2001              2000
================================================================================
Employee and retiree benefit plans                   $  8,950          $  8,498
Depreciation and amortization                         (34,030)          (29,425)
Inventories                                            (4,719)           (6,386)
Allowances and accruals                                 6,868             4,990
Other                                                   1,920             2,230
--------------------------------------------------------------------------------
  Total                                              $(21,011)         $(20,093)
================================================================================

The balance sheet at December 31, 2001, included a current deferred tax asset of $2,521 in "other current assets" and a noncurrent deferred tax liability of $23,532 in "other noncurrent liabilities." The balance sheet at December 31, 2000, included a current deferred tax liability of $1,367 in "accrued expenses" and a noncurrent deferred tax liability of $18,726 in "other noncurrent liabilities."

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                       2001             2000             1999
================================================================================
Pretax income                       $  53,431        $ 101,026        $  87,225
================================================================================
Provision for income taxes:
  Computed amount at
   statutory rate of 35%            $  18,701        $  35,359        $  30,529
  State and local
   income tax (net of
   federal tax benefit)                   668            1,364            1,726
  Amortization of cost
   in excess of net
   assets acquired                      2,197            1,825            1,643
  Foreign sales
   corporation                           (858)            (910)          (1,074)
  Other                                    13              (57)             (27)
--------------------------------------------------------------------------------
   Total provision for
    income taxes                    $  20,721        $  37,581        $  32,797
================================================================================

No provision has been made for U.S. or additional foreign taxes on $49,343 of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

12. COMMITMENTS AND CONTINGENCIES

At December 31, 2001, total minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $27.9 million. The minimum rental commitments for each of the next five years are as follows: 2002 - $5.3 million; 2003 - $4.2 million; 2004 - $3.4 million; 2005 - $2.8 million; 2006 - $2.4 million;
thereafter - $9.8 million.

Rental expense totaled $8.5 million, $8.5 million and $9.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company is involved in certain litigation arising in the ordinary course of business. None of these matters is expected to have a material adverse affect on the Company's financial position, liquidity, or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.


                                                                IDEX 2001     31

IDEX Corporation & Subsidiaries
  NOTES TO CONSOLIDATED Financial Statements
           (in thousands except share and per share amounts)



13. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2001, and a statement of the funded status at December 31 for both years:

                                                             PENSION BENEFITS                    OTHER BENEFITS
                                                          2001              2000             2001             2000
====================================================================================================================
Change in benefit obligation
Obligation at January 1                                 $ 54,271          $ 55,104         $ 14,942         $ 11,646
Service cost                                               3,160             3,168              317              349
Interest cost                                              3,991             3,853            1,155              867
Plan amendments                                              141                 -                -                -
Benefits paid                                             (5,634)           (5,377)            (665)            (730)
Other                                                      2,985            (2,477)          (1,578)           2,810
--------------------------------------------------------------------------------------------------------------------
Obligation at December 31                               $ 58,914          $ 54,271         $ 14,171         $ 14,942
====================================================================================================================

Change in plan assets
Fair value of plan assets at January 1                  $ 47,272          $ 51,990         $      -         $      -
Actual return on plan assets                                (914)           (1,998)               -                -
Employer contributions                                     3,825             3,087              665              730
Benefits paid                                             (5,634)           (5,377)            (665)            (730)
Other                                                       (147)             (430)               -                -
--------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at December 31                $ 44,402          $ 47,272         $      -         $      -
====================================================================================================================

Funded status
Funded status at December 31                            $(14,512)         $ (6,999)        $(14,171)        $(14,942)
Unrecognized loss (gain)                                  10,833             2,881            1,032            2,693
Unrecognized transition obligation                           356               386               -                -
Unrecognized prior service cost                            2,739             2,950             (595)            (651)
--------------------------------------------------------------------------------------------------------------------
Net amount recognized at December 31                    $   (584)         $   (782)        $(13,734)        $(12,900)
====================================================================================================================

The following table provides the amounts recognized in the consolidated balance sheets at December 31 for both years:

Prepaid benefit cost                                    $  5,123          $  4,397         $      -         $     -
Accrued benefit liability                                (10,014)          (10,362)         (13,734)         (12,900)
Intangible asset                                           1,502             1,738                -                -
Accumulated other comprehensive income                     2,805             3,445                -                -
--------------------------------------------------------------------------------------------------------------------
Net amount recognized at December 31                    $   (584)         $   (782)        $(13,734)        $(12,900)
====================================================================================================================

The Company's nonqualified retirement plans and the retirement plan at a German subsidiary are not funded. The accumulated benefit obligation for these plans was $9,072 and $9,711 at December 31, 2001 and 2000, respectively. The Company's plans for postretirement benefits other than pensions also have no plan assets. The accumulated benefit obligation for these plans was $14,171 and $14,942 at December 31, 2001 and 2000, respectively.

The assumptions used in the measurement of the Company's benefit obligation at December 31, 2001 and 2000 were as follows:

                                                          U.S. PLANS                   NON-U.S. PLANS
                                                     2001           2000           2001            2000
========================================================================================================
Weighted-average assumptions
    Discount rate                                    7.50%          8.00%          6.00%          6.00%
Expected return on plan assets                       9.00%          9.00%          7.50%          7.00%
    Rate of compensation increase                    4.00%          4.00%          4.00%          4.50%

The discount rate assumption for benefits other than pension benefit plans was 7.50% and 8.00% at December 31, 2001 and 2000, respectively.


32     IDEX 2001

The following table provides the components of net periodic benefit cost for the plans in 2001, 2000 and 1999:

                                                PENSION BENEFITS                             OTHER BENEFITS

                                       2001           2000           1999           2001          2000           1999
=========================================================================================================================
Service cost                         $ 3,160        $ 3,168        $ 3,017        $   317       $   349        $   395
Interest cost                          3,991          3,853          3,707          1,155           867            752
Expected return on plan assets        (4,248)        (4,655)        (4,219)            --            --             --
Net amortization                         475            445            282             28          (148)           (91)
-------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost            $ 3,378        $ 2,811        $ 2,787        $ 1,500       $ 1,068        $ 1,056
=========================================================================================================================

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants.

Contributions to bargaining unit-sponsored multiemployer plan and defined contribution plans were $6,292, $6,122 and $6,166 for 2001, 2000 and 1999, respectively.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually each year to a rate of 6% for 2008, and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                              1% INCREASE            1% DECREASE
=================================================================================================================
Effect on the service and interest cost components of the
  net periodic benefit cost                                                    $   142                $   (121)
Effect on the health care component of the accumulated
  postretirement benefit obligation                                            $ 1,352                $ (1,174)

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2001 and 2000:

                                                2001 QUARTERS                                      2000 QUARTERS

                                 FIRST       SECOND        THIRD       FOURTH       FIRST        SECOND       THIRD        FOURTH
==================================================================================================================================
Net sales                      $187,395     $192,622     $178,137     $168,793     $176,662     $185,258     $176,218     $166,138
Gross profit                     68,777       70,708       64,657       59,580       70,555       72,931       70,177       64,289
Operating income                 16,836       26,241       18,784       11,577       29,963       31,756       30,578       24,219
Net income                        7,229       12,993        8,184        4,304       15,813       17,532       16,565       13,535
Basic EPS                      $    .24     $    .43     $    .27     $    .14     $    .53     $    .58     $    .56     $    .45
Weighted average shares
 outstanding                     29,997       30,137       30,331       30,424       29,663       29,989       29,740       29,803
Diluted EPS                    $    .23     $    .42     $    .26     $    .14     $    .52     $    .57     $    .54     $    .44
Weighted average shares
  outstanding                    30,987       31,073       31,225       31,177       30,188       30,808       30,899       30,875

During the first and fourth quarters of 2001, IDEX took aggressive actions to downsize its operations to reflect lower levels of activity. As a result, the Company recorded restructuring charges totaling $5,661 and $5,565 in the first and fourth quarters of 2001, respectively. Excluding the restructuring charge, fully diluted earnings per share would have been $0.35 and $0.25 in the first and fourth quarters of 2001, respectively.


                                                                IDEX 2001     33

REPORTS



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 2001 and 2000 and the related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Chicago, Illinois

January 15, 2002




MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with accounting principles generally accepted in the United States of America. Where necessary, the data reflect management's best estimates and judgments.

Management also is responsible for maintaining a system of internal control with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition, and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal control is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal control as of December 31, 2001, is effective and adequate to accomplish the above described objectives.


/s/ Dennis K. Williams
----------------------
Dennis K. Williams

Chairman of the Board, President and Chief Executive Officer

/s/ Wayne P. Sayatovic
----------------------
Wayne P. Sayatovic

Senior Vice President - Finance and Chief Financial Officer

Northbrook, Illinois
January 15, 2002


34     IDEX 2001

Business UNITS



BAND-IT-IDEX, INC.
4799 Dahlia St.
Denver, CO 80216
(303) 320-4555

Robert J. Johnson
President
Age: 49
Years of Service: 14
-------------------------------------
FAST S.r.l.
Via Pelizza da Volpedo, 109
20092 Cinisello Balsamo, Italy
011-39-02-66091-432

A. Reza Arabnia
President
Age: 46
Years of Service: 14
-------------------------------------
FLUID MANAGEMENT, INC.
1023 S. Wheeling Rd.
Wheeling, IL 60090
(847) 537-0880

ROBERT K. BRINLEY
President - Americas
Age: 46
Years of Service: 11

FLUID MANAGEMENT EUROPE B.V.
Hub van Doorneweg 31
2171 KZ Sassenheim
The Netherlands
011-31-252-230604

JAN POST
Managing Director - Europe/Australia
Age: 46
Years of Service: 9
-------------------------------------
GAST MANUFACTURING, INC.
2300 Highway M-139
Benton Harbor, MI 49023
(616) 926-6171

IVY B. SUTER
President
Age: 48
Years of Service: 1
-------------------------------------
HALE PRODUCTS, INC.
700 Spring Mill Ave.
Conshohocken, PA 19428
(610) 825-6300

WILLIAM D. KYSOR
President
Age: 54
Years of Service: 5

HALE FIRE SUPPRESSION
607 N.W. 27th Avenue
Ocala, FL 34475
(352) 629-5020

RONALD L. EWERS
President
Age: 60
Years of Service: 10

HALE RESCUE TOOLS
Weinstrabe 39, D-91058
Erlangen, Germany
011-49-9131-6980

UWE KIRSCHNER
President
Age: 39
Years of Service: 14
-------------------------------------
LIQUID CONTROLS, INC.
105 Albrecht Drive
Lake Bluff, IL 60044
(847) 295-1050

FREDERICK G. WACKER III
President
Age: 41
Years of Service: 20
-------------------------------------
LUBRIQUIP, INC.
18901 Cranwood Pkwy.
Warrensville Heights, OH 44128
(216) 581-2000

STEVEN E. SEMMLER
President
Age: 46
Years of Service: 22
-------------------------------------
MICROPUMP, INC.
1402 N.E. 136th Ave.
Vancouver, WA 98684
(360) 253-2008

JEFFREY L. HOHMAN
President
Age: 48
Years of Service: 11
-------------------------------------
TREBOR INTERNATIONAL, INC.
8100 South 1300 West
West Jordan, UT 84088
(801) 561-0303

GREGORY R. ORR
President
Age: 40
Years of Service: 6
-------------------------------------
ISMATEC S.A.
Feldeggstrasse 6
CH-8152 Glattbrugg-Zurich
Switzerland
011-41-1874-9494

BERNDT GOLDMANN
Managing Director
Age: 46
Years of Service: 1
-------------------------------------
PULSAFEEDER, INC.
2883 Brighton-Henrietta Town Line Rd.
Rochester, NY 14623
(716) 292-8000

ANDREW W. MOLODETZ
President
Age: 45
Years of Service: 7

KNIGHT, INC.
20531 Crescent Bay Drive
Lake Forest, CA 92630
(949) 595-4800

PAUL M. BELDHAM
President
Age: 46
Years of Service: 16
-------------------------------------
VIKING PUMP, INC.
406 State St.
Cedar Falls, IA 50613
(319) 266-1741

STEVEN C. FAIRBANKS
President
Age: 42
Years of Service: 6
-------------------------------------
WARREN RUPP, INC.
800 North Main St.
Mansfield, OH 44902
(419) 524-8388

THOMAS E. AKEHURST
President
Age: 48
Years of Service: 7

NOTE: Years of service include periods prior to acquisition by IDEX.



                                                                IDEX 2001     35

CORPORATE OFFICERS
   & DIRECTORS



CORPORATE OFFICERS


DENNIS K. WILLIAMS
Chairman of the Board,
  President and Chief Executive Officer
Age: 55
Years of Service: 2

WAYNE P. SAYATOVIC
Senior Vice President - Finance
   and Chief Financial Officer
Age: 55
Years of Service: 29

JERRY N. DERCK
Vice President - Human Resources
Age: 54
Years of Service: 9

JAMES R. FLUHARTY
Vice President - Group Executive
Age: 58
Years of Service: 11

CLINTON L. KOOMAN
Vice President - Controller
Age: 58
Years of Service: 37

DOUGLAS C. LENNOX
Vice President - Treasurer
Age: 49
Years of Service: 22

JOHN L. MCMURRAY
Vice President - Operational Excellence
Age: 51
Years of Service: 9

DENNIS L. METCALF
Vice President - Corporate Development
Age: 54
Years of Service: 28

FRANK J. NOTARO
Vice President - General Counsel
   and Secretary
Age: 38
Years of Service: 4

RODNEY L. USHER
Vice President - Group Executive
Age: 56
Years of Service: 21

DAVID T. WINDMULLER
Vice President - Group Executive
Age: 44
Years of Service: 21


NOTE: Years of service for corporate officers include periods with predecessor to IDEX.


DIRECTORS

DENNIS K. WILLIAMS (1)
Chairman of the Board,
   President and Chief Executive Officer
IDEX Corporation
Northbrook, Illinois
Age: 55
Years of Service: 2

BRADLEY J. BELL (2)
Senior Vice President and Chief Financial Officer
Rohm and Haas Company
Philadelphia, Pennsylvania
Age: 49
Years of Service: 1

RICHARD E. HEATH
Partner
Hodgson Russ LLP
Buffalo, New York
Age: 71
Years of Service: 13

HENRY R. KRAVIS
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 57
Years of Service: 14

WILLIAM H. LUERS (2)(3)
Chairman, Chief Executive Officer and
  President
United Nations Association of the
  United States of America
New York, New York
Age: 72
Years of Service: 13

PAUL E. RAETHER
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 55
Years of Service: 14

GEORGE R. ROBERTS
Member
Kohlberg Kravis Roberts & Co., L.L.C.
San Francisco, California
Age: 58
Years of Service: 14

NEIL A. SPRINGER (1)(2)(3)
Managing Director
Springer Souder & Assoc. L.L.C.
Chicago, Illinois
Age: 63
Years of Service: 12

MICHAEL T. TOKARZ (1)
Member
Kohlberg Kravis Roberts & Co., L.L.C.
New York, New York
Age: 52
Years of Service: 14


Member of:

(1)   Executive Committee
(2)   Audit Committee
(3)   Compensation Committee



36     IDEX 2001

SHAREHOLDER
    INFORMATION



CORPORATE EXECUTIVE OFFICE

IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070


INVESTOR INFORMATION

Shareholders and prospective investors are welcome to call or write with questions or requests for additional information. Please direct inquiries to:
Wayne P. Sayatovic, Senior Vice President - Finance and Chief Financial Officer. Further information on IDEX can be found at www.idexcorp.com.


REGISTRAR AND TRANSFER AGENT

Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

National City Bank
Shareholder Services
3rd Floor North
4100 W. 150th Street
Cleveland, Ohio 44135
(800) 622-6757


INDEPENDENT AUDITORS

Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

DIVIDEND POLICY

IDEX paid a quarterly dividend on its common stock on January 31, 2002, of $0.14 per share, which is unchanged from last year's quarterly dividend rate. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Note 8 of the Notes to Consolidated Financial Statements.


STOCK MARKET INFORMATION

IDEX common stock was held by an estimated 5,500 shareholders at December 31, 2001, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol IEX.


PUBLIC FILINGS

Shareholders may obtain a copy of any Form 10-K and Form 10-Q filed with the Securities and Exchange Commission by directing a request to IDEX or through its Website at www.idexcorp.com.

Effective with the March 2002 quarter end, IDEX will discontinue publishing the quarterly shareholder report. Shareholders can access any IDEX news release through its Website.


ANNUAL MEETING

The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 26, 2002, at 10:00 a.m. at the following location:

LaSalle Room
Bank of America
231 South LaSalle Street
Chicago, Illinois 60697


STOCK HISTORY
Quarterly Closing Prices


[LINE GRAPH]


QUARTERLY STOCK PRICE

                FIRST      SECOND       THIRD       FOURTH
============================================================
2001  High      33.81       34.00       37.20       35.73
      Low       27.00       27.47       24.90       26.95
      Close     28.98       34.00       27.65       34.50

2000  High      31.38       34.75       33.81       36.00
      Low       22.75       26.56       25.13       26.38
      Close     27.25       31.56       27.94       33.13



                                                                IDEX 2001     37