Form 10-K, Exhibit 13
period 2002-12-31
IDEX CORP /DE/
filed 2003-02-28
CIK 832101

Historical Data
(dollars in thousands except per share amounts)


                                                      2002           2001         2000          1999          1998          1997
                                                    ---------     ---------     --------      ---------    ---------     ---------
Results of Operations
Net sales                                           $ 742,014     $ 726,947    $ 704,276      $ 655,041    $ 640,131     $ 552,163
Gross profit                                          281,438       263,722      277,952        256,484      252,846       222,357
SG&A expenses                                         181,269       164,893      149,639        140,495      132,627       110,588
Goodwill amortization                                      --        14,165       11,797         11,312       10,676         8,174
Restructuring activity                                   (203)       11,226           --             --           --            --
Operating income                                      100,372        73,438      116,516        104,677      109,543       103,595
Other (expense) income                                   (123)          731        1,031            568          479          (693)
Interest expense                                       16,354        20,738       16,521         18,020       22,359        18,398
Provision for income taxes                             29,783        20,721       37,581         32,797       33,267        31,029
Income from continuing operations                      54,112        32,710       63,445         54,428       54,396        53,475
Income from discontinued operations                        --            --           --             --       10,182         5,151
Extraordinary items                                        --            --           --             --       (2,514)           --
Net income                                             54,112        32,710       63,445         54,428       62,064        58,626

Financial Position
Current assets                                      $ 221,260     $ 214,903    $ 232,089      $ 213,715    $ 195,900     $ 197,267
Current liabilities                                   108,332        87,338      177,811(1)      91,634       80,265        77,801
Working capital                                       112,928       127,565       54,278(1)     122,081      115,635       119,466
Current ratio                                             2.0           2.5          1.3(1)         2.3          2.4           2.5
Capital expenditures                                   19,335        21,639       20,739         18,338       20,763        13,562
Depreciation and amortization                          30,105        44,297       36,704         34,835       33,575        24,943
Total assets                                          931,050       838,804      758,854        738,567      695,811       599,193
Total debt                                            241,051       291,820      241,886        268,589      283,410       258,417
Shareholders' equity                                  506,791       401,112      374,502        329,024      286,037       238,671

Performance Measures
Percent of net sales
  Gross profit                                           37.9%         36.3%      39.5 %           39.2%        39.5%         40.3%
  SG&A expenses                                          24.4          22.7         21.2           21.4         20.7          20.0
  Goodwill amortization                                    --           1.9          1.7            1.7          1.7           1.5
  Restructuring activity                                   --           1.5           --             --           --            --
  Operating income                                       13.5          10.1         16.5           16.0         17.1          18.8
  Income before income taxes                             11.3           7.4         14.3           13.3         13.7          15.3
  Income from continuing operations                       7.3           4.5          9.0            8.3          8.5           9.7
Effective tax rate                                       35.5          38.8         37.2           37.6         37.9          36.7
Net income return on average assets                       6.1           4.1          8.5            7.6          9.6          10.0
Debt as a percent of capitalization                      32.2          42.1         39.2           44.9         49.8          52.0
Net income return on average shareholders' equity        11.9           8.4         18.0           17.7         23.7          27.0

Per Share Data(2)
Basic -- income from continuing operations          $    1.71     $    1.08    $    2.13      $    1.84    $    1.85     $    1.83
      -- net income                                      1.71          1.08         2.13           1.84         2.12          2.01
Diluted -- income from continuing operations             1.67          1.05         2.07           1.81         1.81          1.78
        -- net income                                    1.67          1.05         2.07           1.81         2.07          1.95
Cash dividends declared                                   .56           .56          .56            .56         .545          .495
Shareholders' equity                                    15.60         13.05        12.38          11.10         9.71          8.16
Stock price -- high                                     39.66         37.20        36.00          34.13        38.75         36.69
            -- low                                      25.70         24.90        22.75          21.63        19.50         23.25
            -- close                                    32.70         34.50        33.13          30.38        24.50         34.88
Price/earnings ratio at year end                           20            33           16             17           14            20

Other Data(2)
Employees at year end                                   3,863         3,873        3,880          3,773        3,803         3,326
Shareholders at year end                                4,700         5,500        5,200          5,600        7,000         7,000
Shares outstanding (in 000's):
   Weighted average -- basic                           31,669        30,222       29,726         29,544       29,332        29,184
                    -- diluted                         32,483        31,047       30,632         30,085       30,052        29,999
   At year end (net of treasury)                       32,477        30,734       30,258         29,636       29,466        29,250

(1) Excluding short-term debt of $88,077, current liabilities were $89,734, working capital was $142,355 and the current ratio was 2.6.

(2) All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.

                                                           IDEX CORPORATION / 15




       1996             1995          1994             1993            1992            1991
------------     ------------   ------------    ------------    ------------     ------------
$    474,699     $    395,480   $    319,231    $    239,704    $    215,778     $    166,724
     187,074          157,677        126,951          96,903          88,312           67,845
      93,217           78,712         66,743          52,950          49,326           34,046
       6,241            4,196          3,025           1,889           1,422              525
          --               --             --              --              --               --
      87,616           74,769         57,183          42,064          37,564           33,274
        (696)             524            281             728             602              587
      17,476           14,301         11,939           9,168           9,809           10,397
      25,020           21,845         16,181          11,187           9,763            8,993
      44,424           39,147         29,344          22,437          18,594           14,471
       5,774            6,178          4,266           2,889           1,552            1,446
          --               --             --              --          (3,441)           1,214
      50,198           45,325         33,610          25,326          16,705           17,131


$    191,599     $    173,889   $    140,450    $    106,864    $    107,958     $     68,671
      83,286           70,798         58,443          34,038          31,276           25,940
     108,313          103,091         82,007          72,826          76,682           42,731
         2.3              2.5            2.4             3.1             3.5              2.6
      11,634            8,181          6,818           6,120           5,657            2,778
      21,312           15,277         12,515          10,092           8,758            5,750
     569,745          450,077        357,980         245,291         240,175          137,349
     271,709          206,184        168,166         117,464         139,827           65,788
     195,509          150,945        116,305          83,686          58,731           37,112


        39.4%          39.9 %           39.8%           40.4%           40.9%            40.7%
        19.6             19.9           20.9            22.1            22.9             20.4
         1.3              1.1            1.0              .8              .7               .3
          --               --             --              --              --               --
        18.5             18.9           17.9            17.5            17.4             20.0
        14.6             15.4           14.3            14.0            13.1             14.1
         9.4              9.9            9.2             9.4             8.6              8.7
        36.0             35.8           35.5            33.3            34.4             38.3
         9.8             11.2           11.1            10.4             8.9             12.9
        58.2             57.7           59.1            58.4            70.4             63.9
        29.0             33.9           33.6            35.6            34.9            104.4


$       1.54     $       1.37   $       1.03    $        .79    $        .66     $        .57
        1.74             1.58           1.18             .89             .59              .68
        1.49             1.32           1.00             .77             .65              .57
        1.69             1.53           1.15             .87             .59              .68
         .44             .387           .093              --              --               --
        6.76             5.26           4.06            2.93            2.07             1.32
       27.63            29.50          19.50           16.00           10.63             8.88
       19.88            18.38          15.13            9.75            7.38             4.25
       26.63            27.13          18.75           15.88           10.63             7.38
          16               18             16              18              18               11


       3,093            2,680          2,305           1,828           1,864            1,418
       6,100            5,300          4,400           4,300           4,200            3,900

      28,818           28,662         28,600          28,396          28,353           25,367
      29,779           29,609         29,331          28,976          28,389           25,367
      28,926           28,695         28,619          28,580          28,353           28,184

Net Sales (in millions)

[BAR GRAPH]

                  Net Sales
                  ---------

2002              $742,014
2001              $726,947
2000              $704,276
1999              $655,041
1998              $640,131
1997              $552,163
1996              $474,699
1995              $395,480
1994              $319,231
1993              $239,704
1992              $215,778
1991              $166,724

Sales have grown at a 13.2% compound annual rate since 1989.




Operating Margins
(continuing operations)

[BAR GRAPH]

                  IDEX              Value Line
                  ----              ----------

2002              13.5%              9.6%
2001              10.1%              9.6%
2000              16.5%             12.2%
1999              16.0%             11.7%
1998              17.1%             11.5%
1997              18.8%             11.9%
1996              18.5%             11.3%
1995              18.9%             11.1%
1994              17.9%             10.1%
1993              17.5%              9.2%
1992              17.4%              8.2%
1991              20.0%              8.1%

While IDEX's strong operating margins have been negatively affected by weak economic conditions in 2001, advances in operational excellence initiatives helped improve them in 2002.




Diluted Earnings per Share
(continuing operations)

[BAR GRAPH]

                  Diluted Earnings per Share
                  --------------------------

2002                       $1.67
2001                       $1.05
2000                       $2.07
1999                       $1.81
1998                       $1.81
1997                       $1.78
1996                       $1.49
1995                       $1.32
1994                       $1.00
1993                       $0.77
1992                       $0.65
1991                       $0.57

Weak economic conditions in 2001 and 2002 reduced the compound annual growth rate since 1989 to 11.4%. The growth initiatives under way will improve IDEX's long-term profitability.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORICAL OVERVIEW AND OUTLOOK
IDEX Corporation ("IDEX" or the "Company") sells a broad range of pump products, dispensing equipment and other engineered products to a diverse customer base in the United States and other countries around the world. Accordingly, our businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where our products are sold, and by the relationship of the U.S. dollar to other currencies. Among the factors that influence the demand for our products are interest rates, levels of capacity utilization and capital spending in certain industries and overall industrial activity.

We have a history of achieving above-average operating margins. Our operating margins have exceeded the average for the companies that comprise the Value Line Composite Index (VLCI) every year since 1988. IDEX views the VLCI operating performance statistics as a proxy for an average industrial company. Our operating margins are influenced by, among other things, utilization of facilities as sales volumes change, and inclusion of newly acquired businesses. The operating margins of newly acquired businesses have typically been lower than the average of our base businesses and, prior to 2002, those margins were further reduced by amortization of goodwill and trademark assets. In accordance with new accounting rules, we discontinued amortizing assets with indefinite lives to earnings as of January 1, 2002. Instead, these assets are reviewed periodically for impairment.

In 2002, we reported higher orders, sales, operating income, net income and earnings per share compared with the prior year. New orders in 2002 totaled $749.8 million, 5% higher than in 2001. Excluding the impact of the Versa-Matic (June 2001), Halox (April 2002), Rheodyne (July 2002) and Wrightech (October
2002) acquisitions to the Pump Products Group and foreign currency translation, orders were 1% higher than in the prior year. During 2002, IDEX's backlog increased $7.8 million. At December 31, 2002, we had a typical unfilled order backlog of slightly over one month's sales. The year 2002 was once again a very difficult one for IDEX as a manufacturer of industrial products. We saw no significant recovery in our markets throughout the year. While business was clearly better in 2002 than it was in the second half of 2001, our level of orders for the last four quarters has remained essentially flat. Our focus on operational excellence has driven improvements in all businesses and is rapidly becoming part of the IDEX culture. This allowed us to expand gross margins by
1.6 percentage points in 2002 and produce another record year in cash flow, while absorbing some of the expense of our investment in new products and markets.

Looking ahead to 2003, there is no indication that the sluggishness in the U.S. and other worldwide end markets we serve will change any time soon. Unfortunately, we are not in a position to project how the economy will perform over the next year. As a short-cycle business, our financial performance depends on the pace of incoming orders, and we have very limited visibility of future business conditions. We believe IDEX is well positioned for earnings improvement as the economy strengthens. This is based on our lower cost structures resulting from our restructuring activities; our operational excellence initiatives of Six Sigma, Kaizen, Lean and global sourcing; and the use of our strong cash flow to reduce debt and interest expense. In addition, we continue to pursue acquisitions - such as Rheodyne, Halox and Wrightech - to drive the Company's longer term profitable growth.

[PHOTO]

Pictured from left to right are Doug Lennox (Vice President-Treasurer), Wayne Sayatovic (Senior Vice President-Finance and Chief Financial Officer) and Clint Kooman (Vice President-Controller).

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
The "Historical Overview and Outlook" and the "Liquidity and Capital Resources" sections of this management's discussion and analysis of our operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the Company believes," "we believe," "the Company intends" and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this filing. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from the September 11, 2001 terrorist attacks and a possible war with Iraq; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates;

                                                           IDEX CORPORATION / 17


capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this report, and we undertake no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

RESULTS OF OPERATIONS
For purposes of this discussion and analysis section, we refer to the table on page 18 and the Consolidated Statements of Operations on page 25.

IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

The Pump Products Group produces a wide variety of pumps, compressors, flow meters, injectors and valves, and related controls for the movement of liquids, air and gases. The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group produces firefighting pumps, rescue tools and other components and systems for specialty vehicles, as well as engineered banding and clamping devices used in a variety of industrial and commercial applications.

PERFORMANCE IN 2002 COMPARED WITH 2001
Orders, sales, net income and earnings per diluted share were higher in 2002 compared with 2001. New orders in 2002 totaled $749.8 million and were 5% higher than the prior year. Excluding the impact of the four acquisitions made since mid-2001 and foreign currency translation, orders were 1% higher than in 2001.

Sales in 2002 of $742.0 million were 2% higher than the $726.9 million recorded in the prior year. Acquisitions and foreign currency translation accounted for an improvement of 3% and 1%, respectively, but this was offset by a 2% decline in the base businesses. Domestic sales increased 3% while international sales, net of foreign currency translation, decreased 2%. For the year, international sales were 41% of total sales, down slightly from 42% in 2001.

In 2002, the Pump Products Group contributed 58% of sales and 62% of operating income, the Dispensing Equipment Group accounted for 19% of sales and 16% of operating income, and the Other Engineered Products Group represented 23% of sales and 22% of operating income.

Pump Products Group sales of $436.7 million in 2002, increased $9.6 million, or 2%, compared with 2001. Acquisitions accounted for a 5% sales improvement, but this was partially offset by a 3% decline in base business activity. In 2002, domestic and international sales increased 3% and 1%, respectively, compared with last year. Excluding acquisitions, base business sales volume in both the U.S. and internationally decreased 3%. Sales to customers outside the U.S. were 37% of total group sales in 2002, unchanged from 2001.

Dispensing Equipment Group sales of $138.7 million increased $1.3 million, or 1%, in 2002 compared with the prior year. Domestic sales increased 7% compared with 2001, while international sales decreased 4%. Sales to customers outside the U.S. were 54% of total group sales in 2002, down from 57% in 2001.

Other Engineered Products Group sales of $169.7 million increased by $4.9 million, or 3%, in 2002 compared with 2001. In 2002, domestic sales increased 1%, while international sales grew by 6%. Sales to customers outside the U.S. were 42% of total group sales in 2002, up slightly from 41% in 2001.

Gross profit of $281.4 million in 2002 was $17.7 million higher than in 2001. As a percent of sales, gross profit was 37.9% in 2002, compared with 36.3% in 2001. The higher gross profit margin primarily reflected reduced material costs from our increased global sourcing activities, benefits from our Kaizen, Lean and Six Sigma activities plus savings from actions to consolidate certain production facilities.


                                                                Other
Net Sales By Group                               Dispensing   Engineered
(in thousands)                   Pump Products   Equipment     Products
--------------                   -------------   ----------   ----------
2002                                $436,664      $138,702     $169,692
2001                                $427,037      $137,407     $164,815
2000                                $394,999      $166,362     $145,823
1999                                $372,440      $140,996     $144,486
1998                                $375,692      $122,844     $144,004
1997                                $265,918      $138,202     $150,455
1996                                $245,620      $ 80,169     $149,949
1995                                $228,909      $ 42,007     $125,118
1994                                $197,013      $ 37,890     $ 84,784
1993                                $180,906      $ 31,944     $ 27,364
1992                                $156,172      $ 31,200     $ 28,856
1991                                $109,938      $ 29,646     $ 27,574

[BAR GRAPH]

In 2002, acquisitions helped increase Pump Products sales, while new products were largely responsible for Other Engineered Products growth.


Operating Income By                                              Other
Group                                            Dispensing    Engineered
(in thousands)                    Pump Products   Equipment     Products
--------------                    -------------  ----------    ----------
2002                                 $71,945       $18,627      $25,638
2001                                 $61,758       $13,957      $25,032
2000                                 $73,726       $32,566      $27,498
1999                                 $65,673       $25,614      $26,660
1998                                 $74,812       $22,483      $24,596
1997                                 $61,443       $25,636      $26,426
1996                                 $55,129       $14,370      $26,595
1995                                 $48,365       $11,739      $22,889
1994                                 $40,303       $ 9,736      $14,954
1993                                 $34,501       $ 6,761      $ 7,585
1992                                 $31,252       $ 6,251      $ 7,887
1991                                 $26,583       $ 5,322      $ 7,850

[BAR GRAPH]

Although newly acquired companies generally have lower operating margins, IDEX's rapid integration program helps raise them to the IDEX average.



2002 Sales by Region
[BAR GRAPH]
59% United States
25% Europe
 8% Canada/Latin America
 8% Asia/Rest of World

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(dollars in thousands)

For the years ended December 31,(1)            2002             2001              2000
-----------------------------------       ------------      ------------      ------------
Pump Products Group
Net sales(2)                              $    436,664      $    427,037      $    394,999
Operating income(3)(4)                          71,945            61,758            73,557
Operating margins(3)(4)                           16.5%             14.5%             18.6%
Identifiable assets                       $    535,822      $    462,275      $    391,831
Depreciation and amortization(3):
   As reported                                  16,913            24,124            19,658
   Goodwill and trademarks                          --             7,745             5,938
Capital expenditures                             9,348            10,251            10,656

Dispensing Equipment Group
Net sales(2)                              $    138,702      $    137,407      $    166,362
Operating income(3)(4)                          18,627            13,957            32,496
Operating margins(3)(4)                           13.4%             10.2%             19.5%
Identifiable assets                       $    192,258      $    180,361      $    204,891
Depreciation and amortization(3):
   As reported                                   5,734             9,719             8,845
   Goodwill and trademarks                          --             3,897             3,957
Capital expenditures                             3,651             5,129             5,175

Other Engineered Products Group
Net sales(2)                              $    169,692      $    164,815      $    145,823
Operating income(3)(4)                          25,638            25,032            27,437
Operating margins(3)(4)                           15.1%             15.2%             18.8%
Identifiable assets                       $    186,860      $    181,032      $    148,753
Depreciation and amortization(3):
   As reported                                   4,666             7,920             6,474
   Goodwill and trademarks                          --             2,932             2,271
Capital expenditures                             4,990             5,987             4,796

Company
Net sales                                 $    742,014      $    726,947      $    704,276
Operating income(3)(4)                         100,372            73,438           116,516
Operating margins(3)(4)                           13.5%             10.1%             16.5%
Total assets                              $    931,050      $    838,804      $    758,854
Depreciation and amortization(3)(5):
         As reported                            29,525            43,933            36,480
         Goodwill and trademarks                    --            14,574            12,166
Capital expenditures                            19,335            21,639            20,739


(1) Includes acquisition of Wrightech Corporation (October 2002), Rheodyne, L.P. (July 2002), Halox Technologies, Inc. (April 2002), Versa-Matic Tool, Inc. (June 2001), Liquid Controls L.L.C. (January 2001), Trebor International, Inc. (May 2000) and Ismatec S.A. (April 2000) in the Pump Products Group; and Class 1, Inc. (January 2001) in the Other Engineered Products Group from dates of acquisition. See Note 4 of the Notes to Consolidated Financial Statements.

(2)      Group net sales include intersegment sales.

(3) IDEX discontinued goodwill and trademark amortization as of January 1, 2002, in accordance with SFAS No. 142, as further explained in Note 3 of the Notes to Consolidated Financial Statements.

(4) IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure, as further explained in Note 5 of the Notes to Consolidated Financial Statements. Group operating income in these years excluded net unallocated corporate operating expenses and restructuring activity. The restructuring activity resulted in income of $203 in 2002 and a charge of $11,226 in 2001 which were not assigned to the individual group segments. Had the Company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121) and Other Engineered Products (expense of $722). Had the Company allocated the 2001 restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894) and Other Engineered Products ($1,563).

 (5)     Excludes amortization of debt issuance expenses.

                                                           IDEX CORPORATION / 19

Selling, general and administrative (SG&A) expenses increased to $181.3 million in 2002 from $164.9 million in 2001. This increase was primarily due to including four acquisitions that incrementally added $5.2 million of cost, and increased spending on corporate initiatives and new product/market development. The increased corporate initiative costs included both implementation and training expenses for programs such as eBusiness, Six Sigma, Lean, Kaizen and global sourcing. The goal of these efforts is to increase the Company's organic sales and profit growth. As a percent of net sales, SG&A expenses were 24.4%, up from 22.7% in 2001. While 2002 SG&A expenses are up for the reasons noted, we do not believe this is indicative of a significant negative trend.

In accordance with the new accounting rules, we discontinued amortization of goodwill and trademarks as of January 1, 2002. As a result, we did not record any goodwill and trademark amortization expense in 2002 compared with $14.6 million in 2001.

We also generated income related to restructuring activity of $.2 million in 2002 compared with a restructuring charge in 2001 of $11.2 million. For more details on our restructuring programs, see "Restructuring Actions" on page 22.

Operating income increased by $26.9 million, or 37%, to $100.4 million in 2002 from $73.4 million in 2001. This was primarily due to the absence of goodwill and trademark amortization in 2002, the restructuring charge recorded in 2001 and higher 2002 gross profit. This increase was partially offset by increased SG&A expenses in 2002. Operating margins in 2002 were 13.5% compared with 10.1% in 2001.

As described in Note 4 of the "Company and Business Group Financial Information" table on page 18, each group's operating income and margins exclude restructuring activity. In the Pump Products Group, operating income of $71.9 million and operating margins of 16.5% in 2002 compared with $61.8 million and 14.5% in 2001. Operating income for the Dispensing Equipment Group increased to $18.6 million from $14.0 million last year, and operating margins improved to 13.4% from 10.2% in 2001. Operating income in the Other Engineered Products Group of $25.6 million and operating margins of 15.1% compared with the $25.0 million and 15.2% achieved in 2001.

In the Pump Products Group, 2001 operating income and margins excluding goodwill and trademark amortization of $7.7 million, or 1.8% of sales, were $69.5 million and 16.3%, respectively. In the Dispensing Equipment Group, operating income and margins in 2001 were $17.9 million and 13.0%, respectively, excluding goodwill and trademark amortization of $3.9 million, or 2.8% of sales. Operating income and margins in the Other Engineered Products Group in 2001 were $27.9 million and 17.0%, respectively, excluding goodwill and trademark amortization of $2.9 million, or 1.8% of sales.

The expenses related to the corporate initiatives of eBusiness (including ERP implementation), Six Sigma, Lean, Kaizen, and global sourcing are allocated to the reporting units in each segment based on expected usage. The businesses in the Pump Products and Dispensing Equipment segments have been more successful than those in the Other Engineered Products segment at offsetting the SG&A cost increases resulting from the corporate initiatives, new product/market development, and other cost increases, with efficiencies related to the initiatives as well as other operational improvements. The Other Engineered Products Group was also affected by higher than normal costs associated primarily with ERP implementations and a reserve established for a patent infringement suit.

Interest expense decreased to $16.4 million in 2002 from $20.7 million in 2001. The decrease was principally due to lower debt levels as a result of debt paydowns from operating cash flow and proceeds from the common stock offering, and a lower interest rate environment.

The provision for income taxes increased to $29.8 million in 2002 from $20.7 million in 2001. The effective tax rate decreased to 35.5% in 2002 from 38.8% in 2001. This was primarily due to the discontinuation of goodwill and trademark amortization in 2002, a portion of which was nondeductible for tax purposes.

Net income was $54.1 million, or $1.67 per share, compared with $32.7 million, or $1.05 per share, in 2001. When adjusted to exclude goodwill and trademark amortization of $11.4 million, or $.37 per share, 2001's net income and earnings per diluted share were $44.1 million and $1.42 per share, respectively.

PERFORMANCE IN 2001 COMPARED WITH 2000
The following discussion of operating results for 2001 and 2000 includes the impact of goodwill and trademark amortization.

We achieved record orders and sales, but reported lower net income and earnings per diluted share in 2001 compared with 2000. New orders totaled $713.4 million and were 2% above the prior year. Excluding the impact of foreign currency and the five acquisitions made since the beginning of 2000, orders were 9% lower.

Sales for 2001 increased 3% to $726.9 million from $704.3 million. Acquisitions accounted for a 13% improvement, which was partially offset by a 9% decline in base business sales and a 1% unfavorable currency translation. In 2001, international sales were up 6% and domestic sales increased 1% compared with 2000. International sales were 42% of total sales, up from 41% in 2000.

For 2001, the Pump Products Group contributed 59% of sales and 61% of operating income, the Dispensing Equipment Group accounted for 19% of sales and 14% of operating income, and the Other Engineered Products Group represented 22% of sales and 25% of operating income.

Pump Products Group 2001 sales of $427.0 million increased by $32.0 million, or 8%, compared with 2000. The change principally reflected the Ismatec, Trebor, Liquid Controls and Versa-Matic acquisitions, which added 17% to sales in 2001. Compared with 2000, base business sales volume was down 8% and foreign currency had a 1% negative effect. In 2001, international sales grew 22% and domestic sales increased 1%, principally reflecting the recent acquisitions. As a result, sales to customers outside the U.S. increased to 37% of total group sales in 2001 from 33% in 2000. Excluding

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


acquisitions and foreign currency, base business international sales were down 3% from the prior year and base business U.S. sales volume decreased by 10%, with the lower sales principally caused by weaknesses in the North American and European manufacturing sectors.

Dispensing Equipment Group sales of $137.4 million in 2001 decreased by $29.0 million, or 17%, compared with 2000. Base business sales were down 16% and foreign currency translation had a 1% negative effect. Excluding foreign currency, international sales declined 10% in 2001 from the prior year and domestic sales decreased by 22%. This was due to the weak conditions in the North American and European end markets, which caused significant year-over-year volume declines at all three businesses in this group. Sales to customers outside the U.S. were 57% of total group sales in 2001, up from 55% in 2000.

In 2001, Other Engineered Products Group sales of $164.8 million increased by $19.0 million, or 13%, compared with 2000. The improvement principally reflected the Class 1 acquisition, which added 18% to sales in 2001. Overall base business sales decreased 3% and foreign currency translation had a 2% negative effect. In 2001, domestic sales increased 23% and international sales grew 1%. Sales to customers outside the U.S. were 41% of total group sales in 2001, down from 46% in 2000, principally reflecting the change in sales mix due to the Class 1 acquisition. Excluding foreign currency and acquisitions, base business international sales in 2001 increased 4% compared with the prior year, while the base business U.S. sales volume decreased 9%, due to the soft conditions in most U.S. end markets.

Gross profit of $263.7 million in 2001 decreased by $14.2 million, or 5%, from 2000. Gross profit as a percent of sales was 36.3% in 2001, down from 39.5% in 2000. The decline in gross profit and gross margins was attributable to significantly lower base business sales volumes, production inefficiencies and under-absorption of manufacturing expenses related to lower volumes and planned inventory reductions, and the addition of lower margin acquisitions.

SG&A expenses increased to $164.9 million in 2001 from $149.6 million in 2000 due to five acquisitions, which incrementally added $12.1 million of cost, and increased spending on corporate initiatives and new product/market development. As a percent of net sales, SG&A expenses were 22.7%, up from 21.2% in 2000. The increase principally reflected significantly lower base business sales volumes and incremental up-front costs associated with implementing the Company's Six Sigma and eBusiness initiatives.

Goodwill and trademark amortization increased by $2.4 million to $14.6 million in 2001, reflecting the five acquisitions. As a percent of sales, goodwill amortization remained flat at about 2% for both years.

We recorded a restructuring charge in 2001 totaling $11.2 million. For more details on our restructuring programs, see "Restructuring Actions" on page 22.

Operating income decreased by $43.1 million, or 37%, to $73.4 million in 2001 from $116.5 million in 2000. Operating income as a percent of sales decreased to 10.1% in 2001 from 16.5% in 2000. The decreases in operating income and operating margins were reflected at all three business groups. They were attributable to significantly lower base business sales volumes, production inefficiencies and under-absorption of manufacturing expenses related to lower volumes and planned inventory reductions, the addition of lower margin acquisitions, and incremental costs associated with implementing the corporate initiatives. In the Pump Products Group, operating income of $61.8 million and operating margins of 14.5% in 2001 compared with the $73.6 million and 18.6% recorded in 2000. With a 17% year-over-year sales decline, profitability of the Dispensing Equipment Group had the most significant decrease of the Company's three groups, as operating income of $14.0 million and operating margins of 10.2% decreased from $32.5 million and 19.5% in 2000. Operating income in the Other Engineered Products Group of $25.0 million and operating margins of 15.2% in 2001 decreased from $27.4 million and 18.8% in 2000.

Interest expense increased to $20.7 million in 2001 from $16.5 million in 2000. The increase was principally due to the additional debt incurred to acquire the Ismatec, Trebor, Liquid Controls, Class 1 and Versa-Matic businesses, which was partially offset by lower interest rates.

The provision for income taxes decreased to $20.7 million in 2001 from $37.6 million in 2000, reflecting lower pretax income. The effective tax rate increased to 38.8% in 2001 from 37.2% in 2000, primarily due to the lower pretax income levels relative to nondeductible goodwill amortization.

Net income of $32.7 million in 2001 was 48% lower than the $63.4 million reported in 2000. Diluted earnings per share were $1.05 in 2001, a decrease of $1.02 per share, or 49%, from the $2.07 per share achieved in 2000.

[PHOTO]

Pictured from left to right, seated, are Kim Bors (Vice President-Human Resources) and Dennis Metcalf (Vice President-Corporate Development). Standing from left to right are Chuck Hemann (Director-eBusiness), John McMurray (Vice President-Operational Excellence) and Frank Notaro (Vice President-General Counsel and Secretary).

                                                           IDEX CORPORATION / 21

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2002, working capital was $112.9 million and our current ratio was 2.0-to-1. Free cash flow (net cash flows from operating activities of $108.4 million less additions to property, plant and equipment of $19.3 million) of $89.1 million in 2002 increased $5.2 million versus 2001, reflecting lower working capital requirements.

Cash flows from operating activities increased 3%, or $2.9 million, to $108.4 million in 2002, mainly reflecting higher pretax income and lower tax payments partially offset by less favorable working capital changes from last year caused by an 11% rise in sales volume from the fourth quarter of 2001 to the fourth quarter of 2002.

Cash flows from operating activities were more than adequate to fund capital expenditures of $19.3 million and $21.6 million in 2002 and 2001, respectively. Capital expenditures were generally for machinery and equipment that improved productivity, although a portion was for business system technology and repair and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

In addition to the $150 million of 6.875% Senior Notes due February 15, 2008, the Company also has a $300 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires June 8, 2006. At December 31, 2002, the maximum amount available under the Credit Facility was $300.0 million, of which $54.0 million was borrowed. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin and a utilization fee if the total borrowings exceed certain levels. The applicable margin is based on the credit rating of our Senior Notes, and can range from 25 basis points to 100 basis points. The utilization fee can range from zero to 25 basis points. At December 31, 2002, the applicable margin was 80 basis points and the utilization fee was zero. We pay an annual fee of 20 basis points on the total Credit Facility.

We completed the acquisitions of Halox, Rheodyne and Wrightech in 2002 for $74.9 million, with borrowings from the Credit Facility. In conjunction with the acquisitions, $2.1 million of debt was acquired.

In December 2001, we and certain of our subsidiaries entered into a one-year agreement with a financial institution, under which we collateralized certain receivables for borrowings (Receivables Facility). This agreement was renewed in December 2002 for another year. The Receivables Facility provides for borrowings of up to $50.0 million, depending upon the level of eligible receivables. At December 31, 2002, $20.0 million was borrowed and included in long-term debt at an interest rate of approximately 2.8% per annum.

We also have a $30.0 million demand line of credit (Short-Term Facility), which expires May 24, 2003. Borrowings under the Short-Term Facility are at LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2002, there were no borrowings under this facility.

Management believes IDEX will generate sufficient cash flow from operations for the next 12 months and in the long term to meet its operating requirements, interest on all borrowings, any authorized share repurchases, planned capital expenditures, and annual dividend payments to holders of common stock. Since we began operations in January 1988 and through December 31, 2002, we have borrowed approximately $884 million under our various credit agreements to complete 22 acquisitions. During this same period we generated, principally from operations, cash flow of $808 million to reduce indebtedness. In the event that suitable businesses are available for acquisition upon terms acceptable to the Board of Directors, we may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term debt. The Credit Facility contains a covenant that limits total debt outstanding to three-times operating cash flow, as defined in the agreement. At December 31, 2002, we were limited to $397 million of total debt outstanding.

Our contractual obligations and commercial commitments include rental payments under operating leases, payments under capital leases, and other long-term obligations arising in the ordinary course of business. We have no off-balance sheet arrangements or material long-term purchase obligations. There

[BAR GRAPH]

International Sales     Percent of net sales    Amount in millions
-------------------     --------------------    ------------------
2002                            41%                     $307
2001                            42%                     $305
2000                            41%                     $288
1999                            39%                     $256
1998                            39%                     $251
1997                            44%                     $245
1996                            43%                     $206
1995                            37%                     $146
1994                            34%                     $109
1993                            29%                     $ 70
1992                            31%                     $ 66
1991                            31%                     $ 52

A solid global distribution network, acquisitions with a high percentage of foreign sales, and 22 manufacturing facilities outside the U.S. give Idex a high level of international sales.

[BAR GRAPH]

Assets and Total Debt
(in thousands)                   Assets               Total Debt
---------------------           --------              ----------
2002                            $931,050               $241,051
2001                            $838,804               $291,820
2000                            $758,854               $241,886
1999                            $738,567               $268,589
1998                            $695,811               $283,410
1997                            $599,193               $258,417
1996                            $569,745               $271,709
1995                            $450,077               $206,184
1994                            $357,980               $168,166
1993                            $245,291               $117,464
1992                            $240,175               $139,827
1991                            $137,349               $ 65,788

IDEX continued to use strong cash flow to reduce its debt while completing successful acquisitions that expanded the business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

are no identifiable events or uncertainties, including the lowering of our credit rating, that would accelerate payment or maturity of any of these commitments or obligations.

[PHOTO]

Pictured from left to right are Tom Thomas, Tom Pappas and Gene Viloria.

RESTRUCTURING ACTIONS
IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure. The restructuring affected all three business groups and reduced the workforce, lowered costs, improved efficiencies and addressed excess capacity that resulted from lower demand and more efficient processes. These steps were necessary to appropriately size the Company's production capacity to match the declining levels of demand for a broad range of products. The restructuring actions affected multiple employee groups in approximately 20 locations across 11 of our business units. No business activities or product lines were abandoned. The restructuring actions included the layoff of 508 employees with 250 terminations resulting from the first quarter 2001 plan, 231 from the fourth quarter 2001 plan, and 27 from the second quarter 2002 plan. As of December 31, 2002, all planned employee terminations have been completed. All costs of the restructuring activities were charged to expense and included in the single caption "Restructuring activity" in the Consolidated Statements of Operations. The restructuring charges included employee severance, fringe benefits, outplacement fees, idle facility carrying costs, lease termination costs, the loss on sale of equipment and the loss on disposal of two manufacturing facilities owned by the Company. Determination of the restructuring charges was based on the estimated severance benefits paid to terminated employees, the net book value of surplus assets less expected proceeds, and estimated other costs. The restructuring plans have been executed as originally planned.

The restructuring activity resulted in income of $.2 million in 2002. This related to a reversal of $1.5 million of certain restructuring expenses initially recorded, which more than offset the 2002 charges of $1.3 million. Of the $1.5 million reversal, $1.1 million was attributed to the sale of a manufacturing facility for more than the value estimated at the time the restructuring plan was adopted. The 2001 restructuring charge was $11.2 million.

At December 31, 2002, the amount remaining in accrued expenses for both the 2001 and 2002 restructuring programs was $.5 million. All expenditures have been funded with cash flow from operations. It is expected that the remaining restructuring accrual will be utilized with cash payments during 2003.

The annualized savings from these restructuring actions are expected to exceed the total restructuring charges recorded. These restructuring actions will result in decreased employee costs and depreciation expense charged to cost of sales and SG&A expenses of approximately $12.0 million and $8.0 million per year, respectively.

For additional detail related to the 2002 and 2001 restructuring programs, see
Note 5 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING ESTIMATES
We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 of the Notes to Consolidated Financial Statements.

Noncurrent assets - The Company evaluates the recoverability of certain noncurrent assets utilizing various estimation processes. In particular, the recoverability of December 31, 2002 balances for goodwill and intangible assets of $530.7 million and $19.4 million, respectively, are subject to estimation processes, which depend on the accuracy of underlying assumptions, including future operating results. The Company evaluates the recoverability of each of these assets based on estimated business values (derived from estimated earnings and cash flow multiples) and estimated future cash flows. The recoverability of these assets depends on the reasonableness of these assumptions and how they compare with the eventual operating performance of the specific businesses to which the assets are attributed. To the extent actual business values or cash flows differ from those estimated amounts, the recoverability of these noncurrent assets could be affected.

Income taxes - Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable. The management of the Company, along with third-party advisors, periodically estimates the Company's probable tax obligations using historical experience in tax jurisdictions and informed judgments.

Contingencies and litigation - We are currently involved in certain legal and regulatory proceedings and, as required and where it is reasonably possible to do so, have accrued our estimates of the probable costs for the resolution of these matters. These estimates have been developed in consultation with outside counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future operating results for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

                                                           IDEX CORPORATION / 23

Defined benefit retirement plans - The plan obligations and related assets of defined benefit retirement plans are presented in Note 14 of the Notes to Consolidated Financial Statements. Plan assets, which consist primarily of marketable equity and debt instruments, are valued using market quotations. Plan obligations and the annual pension expense are determined by consulting actuaries using a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate at which the obligation could be effectively settled and the anticipated rate of future salary increases. Key assumptions in the determination of the annual pension expense include the discount rate, the rate of salary increases and the estimated future return on plan assets. To the extent actual amounts differ from these assumptions and estimated amounts, results could be adversely affected.

REGISTRATION STATEMENT FILINGS
FOR COMMON STOCK OFFERINGS
In March 2002, we filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the secondary offering of 2,939,199 shares of common stock owned by IDEX Associates, L.P. In April 2002, that registration statement was amended to also include the secondary offering of 560,801 shares of IDEX common stock owned by KKR Associates, L.P., and the primary offering of 1,500,000 shares of IDEX common stock. Also in April 2002, IDEX announced the pricing of this public offering at $36 per common share. Subsequently, the over-allotment option was exercised by the underwriter for the sale of an additional 750,000 secondary shares owned by KKR Associates, L.P., bringing the total offering to 5,750,000 shares. The $50.8 million of net proceeds we received was used to repay debt under the Credit Facility. This increased the amount available for borrowing under the facility, which IDEX will continue to use for general corporate purposes, including acquisitions.

In September 2002, IDEX filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the secondary offering of 1,350,000 shares of IDEX common stock owned by KKR Associates, L.P. This offering, completed in January 2003, did not increase the number of IDEX shares outstanding, and IDEX did not receive any proceeds from the offering.

The secondary shares covered by both of these registration statements have been owned by KKR Associates, L.P. and IDEX Associates, L.P. since IDEX was formed in January 1988.

NEW ACCOUNTING PRONOUNCEMENTS
In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize certain costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to affect the Company's financial position, liquidity, or results of operations.

MARKET RISK
We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $241.1 million of total debt outstanding at December 31, 2002. Approximately 36% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $.4 million annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt. We will, from time to time, enter into interest rate swaps on our debt when we believe there is a financial advantage for doing so. A treasury risk management policy, adopted by the Board of Directors, describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, we do not use derivative financial or commodity instruments for trading purposes, and the use of these instruments is subject to strict approvals by senior officers. Typically, the use of derivative instruments is limited to interest rate swaps on the Company's outstanding long-term debt.

Our foreign currency exchange rate risk is limited primarily to the euro and British pound. We manage our foreign exchange risk principally through invoicing our customers in the same currency as the source of our products.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNT)


AS OF DECEMBER 31,                                                               2002              2001
                                                                             ------------      ------------
Assets
Current assets
   Cash and cash equivalents                                                 $      6,952      $      4,972
   Receivables - net                                                              101,494            93,053
   Inventories                                                                    105,580           104,111
   Other current assets                                                             7,234            12,767
                                                                             ------------      ------------
    Total current assets                                                          221,260           214,903
Property, plant and equipment - net                                               148,246           144,146
Goodwill - net                                                                    530,663           454,560
Intangible assets - net                                                            19,377            12,776
Other noncurrent assets                                                            11,504            12,419
                                                                             ------------      ------------
    Total assets                                                             $    931,050      $    838,804
                                                                             ============      ============


Liabilities and Shareholders' Equity
Current liabilities
   Trade accounts payable                                                    $     61,153      $     41,260
   Dividends payable                                                                4,548             4,303
   Accrued expenses                                                                42,631            41,775
                                                                             ------------      ------------
     Total current liabilities                                                    108,332            87,338
Long-term debt                                                                    241,051           291,820
Other noncurrent liabilities                                                       74,876            58,534
                                                                             ------------      ------------
    Total liabilities                                                             424,259           437,692
                                                                             ------------      ------------

Commitments and Contingencies (Note 2)

Shareholders' equity
   Common stock, par value $.01 per share
     Shares issued and outstanding: 2002 - 32,536,166; 2001 - 30,763,193              325               308
   Additional paid-in capital                                                     182,538           124,658
   Retained earnings                                                              331,635           295,489
   Minimum pension liability adjustment                                           (10,571)           (1,783)
   Accumulated translation adjustment                                               9,240           (10,226)
   Unrealized losses on derivatives                                                    --              (140)
   Treasury stock, at cost - 59,350 and 29,215 shares                              (1,946)             (865)
   Unearned compensation on restricted stock                                       (4,430)           (6,329)
                                                                             ------------      ------------
     Total shareholders' equity                                                   506,791           401,112
                                                                             ------------      ------------
     Total liabilities and shareholders' equity                              $    931,050      $    838,804
                                                                             ============      ============


See Notes to Consolidated Financial Statements.

                                                           IDEX CORPORATION / 25


CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


FOR THE YEARS ENDED DECEMBER 31,                             2002              2001              2000
                                                       ------------      ------------     ------------
Net sales                                              $    742,014      $    726,947     $    704,276
Cost of sales                                               460,576           463,225          426,324
                                                       ------------      ------------     ------------

Gross profit                                                281,438           263,722          277,952
Selling, general and administrative expenses                181,269           164,893          149,639
Goodwill amortization                                            --            14,165           11,797
Restructuring activity                                         (203)           11,226               --
                                                       ------------      ------------     ------------

Operating income                                            100,372            73,438          116,516
Other (expense) income - net                                   (123)              731            1,031
                                                       ------------      ------------     ------------

Income before interest expense and income taxes             100,249            74,169          117,547
Interest expense                                             16,354            20,738           16,521
                                                       ------------      ------------     ------------

Income before income taxes                                   83,895            53,431          101,026
Provision for income taxes                                   29,783            20,721           37,581
                                                       ------------      ------------     ------------

Net income                                             $     54,112      $     32,710     $     63,445
                                                       ============      ============     ============


Earnings Per Common Share
Basic earnings per common share                        $       1.71      $       1.08     $       2.13
                                                       ============      ============     ============
Diluted earnings per common share                      $       1.67      $       1.05     $       2.07
                                                       ============      ============     ============

Share Data
Basic weighted average common shares outstanding             31,669            30,222           29,726
                                                       ============      ============     ============
Diluted weighted average common shares outstanding           32,483            31,047           30,632
                                                       ============      ============     ============


See Notes to Consolidated Financial Statements.

CONSOLIDATED SHAREHOLDERS' EQUITY
(dollars in thousands except per share amounts)


                                                                          MINIMUM                    UNREALIZED
                                            COMMON STOCK                  PENSION     ACCUMULATED      GAINS
                                           AND ADDITIONAL     RETAINED   LIABILITY    TRANSLATION   (LOSSES) ON
                                           PAID-IN CAPITAL    EARNINGS   ADJUSTMENT   ADJUSTMENT    DERIVATIVES
                                           ---------------   ---------   ----------   -----------   -----------
Balance, December 31, 1999                 $       100,098   $ 233,326   $   (1,759)  $    (2,543)  $        --
                                           ---------------   ---------   ----------   -----------   -----------
Net income                                                      63,445
                                           ---------------   ---------   ----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                        (7,946)
  Minimum pension adjustment                                                   (368)
                                           ---------------   ---------   ----------   -----------   -----------
   Other comprehensive income                                                  (368)       (7,946)
                                           ---------------   ---------   ----------   -----------   -----------
    Comprehensive income                                        63,445         (368)       (7,946)
                                           ---------------   ---------   ----------   -----------   -----------
Issuance of 274,655 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                    5,991
Issuance of 350,000 shares of
  restricted common stock                            9,494
Amortization of restricted
  common stock award
Purchase of common stock
Cash dividends declared - $.56 per
  common share outstanding                                     (16,864)
                                           ---------------   ---------   ----------   -----------   -----------
Balance, December 31, 2000                         115,583     279,907       (2,127)      (10,489)           --
                                           ---------------   ---------   ----------   -----------   -----------
Net income                                                      32,710
                                           ---------------   ---------   ----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                           263
  Cumulative effect of change in
   accounting principle                                                                                     204
  Unrealized derivative losses                                                                             (344)
  Minimum pension adjustment                                                    344
                                           ---------------   ---------   ----------   -----------   -----------
   Other comprehensive income                                                   344           263          (140)
                                           ---------------   ---------   ----------   -----------   -----------
    Comprehensive income                                        32,710          344           263          (140)
                                           ---------------   ---------   ----------   -----------   -----------
Issuance of 498,462 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                    9,383
Amortization of restricted
  common stock award
Restricted shares surrendered
  for tax withholdings
Cash dividends declared - $.56 per
  common share outstanding                                     (17,128)
                                           ---------------   ---------   ----------   -----------   -----------
Balance, December 31, 2001                         124,966     295,489       (1,783)      (10,226)         (140)
                                           ---------------   ---------   ----------   -----------   -----------
Net income                                                      54,112
                                           ---------------   ---------   ----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                                        19,466
  Reversal of unrealized derivative losses                                                                  140
  Minimum pension adjustment                                                 (8,788)
                                           ---------------   ---------   ----------   -----------   -----------
   Other comprehensive income                                                (8,788)       19,466           140
                                           ---------------   ---------   ----------   -----------   -----------
    Comprehensive income                                        54,112       (8,788)       19,466           140
                                           ---------------   ---------   ----------   -----------   -----------
Issuance of 272,973 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                    7,061
Issuance of 1,500,000 shares
  of common stock                                   50,836
Amortization of restricted
  common stock award
Restricted shares surrendered
  for tax withholdings
Cash dividends declared - $.56 per
  common share outstanding                                     (17,966)
                                           ---------------   ---------   ----------   -----------   -----------
Balance, December 31, 2002                 $       182,863   $ 331,635   $  (10,571)  $     9,240   $        --
                                           ===============   =========   ==========   ===========   ===========




                                                        UNEARNED
                                                       COMPENSATION       TOTAL
                                           TREASURY   ON RESTRICTED   SHAREHOLDERS'
                                            STOCK         STOCK          EQUITY
                                           --------   -------------   -------------
Balance, December 31, 1999                 $    (98)  $          --   $     329,024
                                           --------   -------------   -------------
Net income                                                                   63,445
                                           --------   -------------   -------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                          (7,946)
  Minimum pension adjustment                                                   (368)
                                           --------   -------------   -------------
   Other comprehensive income                                                (8,314)
                                           --------   -------------   -------------
    Comprehensive income                                                     55,131
                                           --------   -------------   -------------
Issuance of 274,655 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                             5,991
Issuance of 350,000 shares of
  restricted common stock                                    (9,494)             --
Amortization of restricted
  common stock award                                          1,266           1,266
Purchase of common stock                        (46)                            (46)
Cash dividends declared - $.56 per
  common share outstanding                                                  (16,864)
                                           --------   -------------   -------------
Balance, December 31, 2000                     (144)         (8,228)        374,502
                                           --------   -------------   -------------
Net income                                                                   32,710
                                           --------   -------------   -------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                             263
  Cumulative effect of change in
   accounting principle                                                         204
  Unrealized derivative losses                                                 (344)
  Minimum pension adjustment                                                    344
                                           --------   -------------   -------------
   Other comprehensive income                                                   467
                                           --------   -------------   -------------
    Comprehensive income                                                     33,177
                                           --------   -------------   -------------
Issuance of 498,462 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                             9,383
Amortization of restricted
  common stock award                                          1,899           1,899
Restricted shares surrendered
  for tax withholdings                         (721)                           (721)
Cash dividends declared - $.56 per
  common share outstanding                                                  (17,128)
                                           --------   -------------   -------------
Balance, December 31, 2001                     (865)         (6,329)        401,112
                                           --------   -------------   -------------
Net income                                                                   54,112
                                           --------   -------------   -------------
Other comprehensive income, net of tax
  Unrealized translation adjustment                                          19,466
  Reversal of unrealized derivative losses                                      140
  Minimum pension adjustment                                                 (8,788)
                                           --------   -------------   -------------
   Other comprehensive income                                                10,818
                                           --------   -------------   -------------
    Comprehensive income                                                     64,930
                                           --------   -------------   -------------
Issuance of 272,973 shares of common
  stock from exercise of stock options,
  and deferred compensation plans                                             7,061
Issuance of 1,500,000 shares
  of common stock                                                            50,836
Amortization of restricted
  common stock award                                          1,899           1,899
Restricted shares surrendered
  for tax withholdings                       (1,081)                         (1,081)
Cash dividends declared - $.56 per
  common share outstanding                                                  (17,966)
                                           --------   -------------   -------------
Balance, December 31, 2002                 $ (1,946)  $      (4,430)  $     506,791
                                           ========   =============   =============



See Notes to Consolidated Financial Statements.

                                                           IDEX CORPORATION / 27


CONSOLIDATED CASH FLOWS
(in thousands)





For the years ended December 31,                                                     2002               2001             2000
                                                                               --------------    --------------    --------------
Cash flows from operating activities
Net income                                                                     $       54,112    $       32,710    $       63,445
  Adjustments to reconcile to net cash provided by operating activities:
  Depreciation and amortization                                                        27,103            26,354            21,873
  Amortization of goodwill and other intangible assets                                    523            15,680            13,341
  Amortization of unearned compensation on restricted stock                             1,899             1,899             1,266
  Amortization of debt issuance expenses                                                  580               364               224
  Deferred income taxes                                                                 9,592              (152)            1,081
  Changes in:
     Receivables - net                                                                  1,006            24,008              (109
     Inventories                                                                        6,246            22,232            (2,410)
     Trade accounts payable                                                             7,025            (7,207)           (1,600)
     Accrued expenses                                                                    (310)           (4,356)           (1,970)
  Other - net                                                                             629            (6,040)           (3,960)
                                                                               --------------    --------------    --------------
   Net cash flows from operating activities                                           108,405           105,492            91,181
                                                                               --------------    --------------    --------------

Cash flows from investing activities
  Additions to property, plant and equipment                                          (19,335)          (21,639)          (20,739)
  Proceeds from fixed asset disposals                                                   3,934             1,808             1,547
  Acquisition of businesses (net of cash acquired)                                    (74,928)         (132,295)          (34,513)
                                                                               --------------    --------------    --------------
   Net cash flows from investing activities                                           (90,329)         (152,126)          (53,705)
                                                                               --------------    --------------    --------------

Cash flows from financing activities
  Borrowings under credit facilities for acquisitions                                  74,928           132,295            34,513
  Net repayments under credit facilities                                             (132,195)          (77,858)          (48,186)
  Net borrowings (repayments) of other long-term debt                                   2,759            (3,470)           (4,151)
  Proceeds from issuance of common stock                                               50,836                --                --
  (Decrease) increase in accrued interest                                                (458)              284              (167)
  Dividends paid                                                                      (17,721)          (17,061)          (16,781)
  Proceeds from stock option exercises                                                  5,755             9,001             2,862
  Purchase of common stock                                                                 --                --               (46)
                                                                               --------------    --------------    --------------
   Net cash flows from financing activities                                           (16,096)           43,191           (31,956)
                                                                               --------------    --------------    --------------

Net increase (decrease) in cash                                                         1,980            (3,443)            5,520
Cash and cash equivalents at beginning of year                                          4,972             8,415             2,895
                                                                               --------------    --------------    --------------
Cash and cash equivalents at end of year                                       $        6,952    $        4,972    $        8,415
                                                                               ==============    ==============    ==============

Supplemental cash flow information
  Cash paid for:
  Interest                                                                     $       16,232    $       20,818    $       16,912
  Income taxes                                                                         21,022            23,482            35,534

Significant non-cash activities
  Debt acquired with acquisition of businesses                                          2,136             2,931                --

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of pumps, metering products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors, flow meters, injectors and valves, and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, refinishing equipment, and centralized lubrication systems; and engineered products for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the financial statements are noncurrent assets, income taxes, contingencies and litigation, and defined benefit retirement plans.

REVENUE RECOGNITION
IDEX recognizes revenue from product sales upon shipment. Customary terms are FOB shipping point. The Company estimates and records provisions for sales returns, sales allowances and original warranties in the period the related products are sold, in each case based on its historical experience.

CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with a maturity of three or fewer months to be cash equivalents.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost - which includes labor, material and factory overhead - is determined on the first-in, first-out
(FIFO) basis or the last-in, first-out (LIFO) basis. Generally, for other than newly introduced products, a reserve for excess inventory is recorded for inventory on hand in excess of one year of historical usage. An obsolescence reserve is recorded for inventory made obsolete by marketplace, product or engineering changes.

DEBT EXPENSES
Expenses incurred in securing and issuing debt are amortized over the life of the related debt.

EARNINGS PER COMMON SHARE
Earnings per common share (EPS) are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents and unvested restricted shares (diluted) outstanding during the year. Common stock equivalents consist of stock options and deferred compensation equivalent units (DCU's) and have been included in the calculation of weighted average shares outstanding using the treasury stock method.

Basic weighted average shares reconciles to diluted weighted average shares as follows:

                                    2002          2001          2000
                                   ------        ------        ------
Basic weighted average
 common shares outstanding         31,669        30,222        29,726
Dilutive effect of
 stock options, DCU's and
 unvested restricted shares           814           825           906
                                   ------        ------        ------
Diluted weighted average
 common shares outstanding         32,483        31,047        30,632
                                   ======        ======        ======


DEPRECIATION AND AMORTIZATION
Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation of tangible assets are as follows:

   Land improvements ..................................     10 to 12 years
   Buildings and improvements .........................      3 to 30 years
   Machinery and equipment
    and engineering drawings ..........................      3 to 12 years
   Office and transportation equipment ................      3 to 10 years

Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. Cost in excess of net assets acquired was amortized over a period of 30 to 40 years for periods prior to 2002 (see Note
3).

The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation or amortization period or to the unamortized balance is warranted. This evaluation is based on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are used.

RESEARCH AND DEVELOPMENT EXPENDITURES
Costs associated with research and development are expensed in the year incurred and included in "Cost of sales." Research and development expenses - which include costs associated with developing new products and major improvements to existing products - were $12,738, $10,127 and $7,496 in 2002, 2001 and 2000, respectively.

RECLASSIFICATIONS
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS
In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which was effective January 1, 2003. It addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

Adoption of this accounting pronouncement is not expected to have a material effect on the Company's financial position, liquidity, or results of operations.

                                                           IDEX CORPORATION / 29


2. COMMITMENTS AND CONTINGENCIES
At December 31, 2002, total future minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $25,919. The future minimum rental commitments for each of the next five years and thereafter are as follows: 2003 - $6,159; 2004 - $5,213; 2005 - $3,660; 2006 - $2,871; 2007 - $2,604; thereafter - $5,412.

Rental expense totaled $9,510, $8,500 and $8,478 for the years ended December 31, 2002, 2001 and 2000, respectively.

IDEX is a party to various legal proceedings involving employment, contractual, product liability and other matters, none of which are expected to have a material adverse effect on its business, financial condition or results of operations.

3. GOODWILL AND INTANGIBLE ASSETS
The changes in the carrying amount of goodwill for the year ended December 31, 2002, were as follows:

                                                           OTHER
                            PUMP         DISPENSING      ENGINEERED
                           PRODUCTS       EQUIPMENT       PRODUCTS
                            GROUP           GROUP           GROUP          TOTAL
                         -----------     -----------     -----------    -----------

Balance as of
December 31, 2001        $   259,116     $   104,268     $    91,176    $   454,560
Goodwill acquired
  during the year             63,112              --              --         63,112
Foreign currency
  translation                  1,653           9,236           2,102         12,991
                         -----------     -----------     -----------    -----------
Balance as of
December 31, 2002        $   323,881     $   113,504     $    93,278    $   530,663
                         ===========     ===========     ===========    ===========

The carrying value of indentifiable intangible assets as of December 31, 2002, was $19,377 and was split between amortizable and unamortizable assets as follows:

                                           GROSS                          NET
                                          CARRYING      ACCUMULATED     CARRYING
                                           AMOUNT      AMORTIZATION      AMOUNT
                                         ---------     ------------    ---------
Amortized intangible assets
   Patents                               $   7,356      $   3,459      $   3,897
   Other                                       877            230            647
                                         ---------      ---------      ---------
   Total amortized intangible assets     $   8,233      $   3,689      $   4,544
                                         =========      =========      =========

Unamortized intangible assets
   Trademarks                                                          $  14,719
   Other                                                                     114
                                                                       ---------
   Total unamortized intangible assets                                 $  14,833
                                                                       =========

Amortization expense in 2002 for the items listed above was $523, which is consistent with the estimated amortization expense for the next five years.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes the accounting and reporting standards for goodwill and intangible assets. SFAS No. 142 also eliminated the amortization of goodwill and certain intangible assets to earnings, but instead required these assets be reviewed periodically for impairment. IDEX adopted SFAS No. 142 on January 1, 2002. After reviewing the estimated fair market values, both in the aggregate and at its 12 individual reporting units, no impairment to goodwill and other intangible assets was recorded as of December 31, 2002. Had the new pronouncement been adopted on January 1, 2000, IDEX's net income and EPS for 2002, 2001 and 2000 would have been as follows:

                                            2002              2001             2000
                                        -------------     -------------     -------------
Net income
  Reported net income                   $      54,112     $      32,710     $      63,445
  Goodwill amortization                            --            11,175             9,290
  Trademark amortization                           --               258               234
                                        -------------     -------------     -------------
  Adjusted net income                   $      54,112     $      44,143     $      72,969
                                        =============     =============     =============

Basic EPS
  Reported net income                   $        1.71     $        1.08     $        2.13
  Goodwill amortization                            --               .37               .31
  Trademark amortization                           --               .01               .01
                                        -------------     -------------     -------------
  Adjusted net income                   $        1.71     $        1.46     $        2.45
                                        =============     =============     =============

Diluted EPS
  Reported net income                   $        1.67     $        1.05     $        2.07
  Goodwill amortization                            --               .36               .30
  Trademark amortization                           --               .01               .01
                                        -------------     -------------     -------------
  Adjusted net income                   $        1.67     $        1.42     $        2.38
                                        =============     =============     =============

Weighted average shares outstanding
  Basic                                        31,669            30,222            29,726
                                        =============     =============     =============
  Diluted                                      32,483            31,047            30,632
                                        =============     =============     =============

4. ACQUISITIONS
In 2002, the Company acquired Halox Technologies, Inc. (April 2002), Rheodyne, L.P. (July 2002) and Wrightech Corporation (October 2002), all of which are operated as part of the Pump Products Group. Halox, headquartered in Bridgeport, Connecticut, is a manufacturer of point-of-use chlorine dioxide equipment. Its products produce chlorine dioxide for use in water treatment and disinfectant applications. Halox products can be used in a wide variety of end markets including food and beverage, and potable water treatment. Rheodyne, headquartered in Rohnert Park, California, is a manufacturer of injectors, valves, fittings and accessories for the analytical instrumentation market. Its products are used by manufacturers of high performance liquid chromatography equipment serving the pharmaceutical, biotech, life science, food and beverage, and chemical markets. Wrightech, headquartered in Waukesha, Wisconsin, is a manufacturer of stainless-steel positive displacement circumferential piston pumps and replacement parts for the sanitary pump marketplace. This market includes beverage, food processing, pharmaceutical, cosmetics and other industries that require sanitary processing. Wrightech is operated as part of Viking Pump while Halox is operated as part of Pulsafeeder. Rheodyne became IDEX's 12th stand-alone business unit, with its activities being closely coordinated with those of Ismatec, Micropump and Trebor. IDEX acquired the above businesses for an aggregate purchase price of $74,928, with financing provided by borrowings under the Credit Facility. The Company also acquired $2,136 of debt with the acquisitions. Goodwill and intangible assets recognized as part of these acquisitions was $62,370 and $6,431, respectively. In addition, in certain instances, the acquisitions contain purchase price contingencies, which are considered to be immaterial to the Company.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

In 2001, the Company completed the acquisitions of Liquid Controls L.L.C. (January 2001), Class 1, Inc. (January 2001) and Versa-Matic Tool Inc. (June
2001). Liquid Controls and Versa-Matic are operated as part of the Pump Products Group, while Class 1 is operated as part of the Other Engineered Products Group. Liquid Controls, headquartered in Lake Bluff, Illinois, is a leading manufacturer of positive displacement flow meters, electronic registration and process control systems. Class 1, headquartered in Ocala, Florida, is a leading manufacturer of electronic and mechanical components and systems for the specialty vehicle market. Versa-Matic, headquartered in Export, Pennsylvania, is a leading manufacturer and distributor of air-operated double-diaphragm pumps and pump replacement parts. IDEX acquired these businesses for an aggregate purchase price of $132,295, with financing provided by borrowings under the Credit Facility. The Company also acquired $2,931 of debt with the acquisitions. Goodwill and intangible assets recognized as part of these acquisitions was $94,320 and $1,061, respectively. Goodwill of $67,782 and intangible assets of $740 were assigned to the Pump Products Group, while goodwill of $26,538 and intangible assets of $321 were assigned to the Other Engineered Products Group.

In 2000, the Company acquired Ismatec S.A. (April 2000) and Trebor International, Inc. (May 2000), with both companies being operated as part of the Pump Products Group. Ismatec, headquartered near Zurich, Switzerland, is a leading European manufacturer of peristaltic metering pumps, analytical process controllers and sample preparation systems. These products typically are used for scientific research and development in the pharmaceutical, medical, biotech and institutional laboratory markets. Trebor, headquartered near Salt Lake City, Utah, is a leading designer and manufacturer of high purity fluid handling products, including air-operated diaphragm pumps and deionized water-heating systems. Trebor's products are incorporated into wet chemical processing and chemical delivery and blending systems. These businesses were acquired by the Company for an aggregate purchase price of $34,513, with financing provided by borrowings under the Company's bank credit facilities. Goodwill and intangible assets recognized in accordance with these acquisitions was $25,636 and $619, respectively.

All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. The Company does not consider any of the acquisitions to be material to the financial position, liquidity, or results of operations for any of the years noted. Consistent with the guidance of SFAS No. 142, IDEX discontinued the amortization of any cost in excess of net assets acquired, effective January 1, 2002.

5. RESTRUCTURING ACTIVITY

IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure. These steps were necessary to appropriately size the Company's production capacity to match the declining levels of demand for a broad range of products. The restructuring actions affected multiple employee groups in approximately 20 locations across 11 of our operating business units. No business activities or product lines were abandoned. All costs of the restructuring actions were charged to expense and included in "Restructuring activity" in the Consolidated Statements of Operations. The restructuring charges included employee severance, fringe benefits, outplacement fees, idle facility carrying costs, lease termination costs, the loss on sale of equipment, and the loss on disposal of two manufacturing facilities owned by the Company. Determination of the restructuring charges was based on the estimated severance benefits paid to terminated employees, the net book value of surplus assets less expected proceeds, and estimated other costs.

In 2002, IDEX reversed $1,531 of accrued restructuring expenses initially recorded. Of this reversal, $1,090 was attributable to the fact that the Company was able to sell one manufacturing facility for more than the value estimated at the time the restructuring plan was adopted.

The restructuring activity was separately identified in the Consolidated Statements of Operations and resulted in the following activity to operations for 2002 and 2001:

                                               2002            2001
                                            ----------      ----------
Pretax charge                               $    1,328      $   11,226
Reversal of previously recorded charges         (1,531)             --
                                            ----------      ----------
Total pretax (income) charge                      (203)         11,226
Provision (benefit) for income taxes                72          (4,154)
                                            ----------      ----------
Total (income) charge after taxes           $     (131)     $    7,072
                                            ==========      ==========

The Consolidated Balance Sheets at December 31, 2002 and 2001, included accrued restructuring costs of $480 and $5,479, respectively, in accrued expenses. Restructuring activity and spending associated with the restructuring actions were as follows:

                                    EMPLOYEE                     IDLE FACILITY
                                  TERMINATION       FIXED          COSTS &
                                     COSTS          ASSETS          OTHER            TOTAL
                                 ------------    ------------    -------------    ------------
Balance, January 1, 2001         $         --    $         --    $          --             $--
Restructuring charge-2001               7,561           2,740              925          11,226
Cash payments                          (5,462)             (2)            (283)         (5,747)
                                 ------------    ------------    -------------    ------------
Balance, December 31, 2001              2,099           2,738              642           5,479
Restructuring charge-2002                 948             139              241           1,328
Reversal of previously
   recorded charges                      (421)         (1,090)             (20)         (1,531)
Cash payments                          (2,232)                            (777)         (3,009)
Other non-cash deductions                              (1,787)                          (1,787)
                                 ------------    ------------    -------------    ------------
Balance, December 31, 2002       $        394    $         --    $          86    $        480
                                 ============    ============    =============    ============

The other non-cash deductions in 2002 consisted of losses on sale of facilities and disposals of fixed assets. The cash requirements for the restructuring plans did not have a significant impact on the Company's liquidity. The restructuring actions resulted in the layoff of 508 employees, both hourly and salaried, across 11 business units, representing approximately 12% of our labor force. The restructurings led to 27 and 481 employee terminations in 2002 and 2001, respectively. As of December 31, 2002, all planned employee terminations have been completed. The remaining restructuring accrual consists primarily of severance payments to terminated employees who elected to receive benefits over time. All expenditures have been funded with cash flow from operations. It is expected that the remaining restructuring accrual will be fully utilized with cash payments by December 31, 2003.

                                                           IDEX CORPORATION / 31

6. BALANCE SHEET COMPONENTS

The components of certain balance sheet accounts at December 31, 2002 and 2001 follow:

                                                 2002           2001
                                             ------------   ------------
Receivables
  Customers                                  $    101,861         93,944
  Other                                             2,722          2,484
                                             ------------   ------------
   Total                                          104,583         96,428
Less allowance for doubtful accounts                3,089          3,375
                                             ------------   ------------
   Total receivables - net                   $    101,494   $     93,053
                                              ============  ============
Inventories
   Raw materials                             $     41,985   $     38,813
   Work in process                                 11,960         11,797
   Finished goods                                  51,635         53,501
                                             ------------   ------------
   Total inventories                         $    105,580   $    104,111
                                             ============   ============

Inventories that were carried on a LIFO basis amounted to $91,743 and $87,661 at December 31, 2002 and 2001, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings were not material.

                                                          2002           2001
                                                     -------------   -------------
Property, plant and equipment, at cost
    Land and improvements                            $      12,772   $      11,726
    Buildings and improvements                              77,830          70,735
    Machinery and equipment                                185,288         174,848
    Office and transportation equipment                     65,450          58,944
    Engineering drawings                                     4,011           3,890
    Construction in progress                                 4,202           3,000
                                                     -------------   -------------
   Total                                                   349,553         323,143
  Less accumulated depreciation
    and amortization                                       201,307         178,997
                                                     -------------   -------------
   Total property, plant and equipment - net         $     148,246   $     144,146
                                                     =============   =============
Goodwill
  Cost in excess of net assets acquired              $     612,146   $     533,935
  Less accumulated amortization                             81,483          79,375
                                                     -------------   -------------
   Total goodwill - net                              $     530,663   $     454,560
                                                     =============   =============
Intangible assets
  Cost (at fair market value
     on acquisition date)                            $      25,415   $      20,459
  Less accumulated amortization                              6,038           7,683
                                                     -------------   -------------
   Total intangible assets - net                     $      19,377   $      12,776
                                                     =============   =============
Accrued expenses
  Payroll and related items                          $      27,802   $      21,670
  Insurance                                                  3,447           3,890
  Taxes                                                        657           1,017
  Restructuring                                                480           5,479
  Other                                                     10,245           9,719
                                                     -------------   -------------
   Total accrued expenses                            $      42,631   $      41,775
                                                     =============   =============
Other noncurrent liabilities
  Pension and retiree medical reserves               $      47,495   $      30,031
  Deferred income taxes                                     24,228          23,532
  Other                                                      3,153           4,971
                                                     -------------   -------------
   Total other noncurrent liabilities                $      74,876   $      58,534
                                                     =============   =============

7. COMMON AND PREFERRED STOCK

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

On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock, either at market prices or on a negotiated basis as market conditions warrant. At December 31, 2002, IDEX had purchased a total of 6,500 shares under the program at a cost of approximately $144.

At December 31, 2002 and 2001, the Company had 75 million shares of authorized common stock with a par value of $.01 per share and 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.

8. COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2002, 2001 and 2000 follow:

                                                      2002          2001        2000
                                                 ----------      --------     -------
Minimum pension adjustment:
     Pretax amount                               $  (13,732)     $    640     $  (585)
     Tax benefit (provision)                          4,944          (296)        217
                                                 ----------      --------     -------
   Aftertax amount                               $   (8,788)     $    344     $  (368)
                                                 ==========      ========     =======
Unrealized translation adjustment:
     Pretax amount                               $   19,466      $    263     $(7,946)
     Tax provision                                       --            --          --
                                                 ----------      --------     -------
   Aftertax amount                               $   19,466      $    263     $(7,946)
                                                 ==========      ========     =======
Unrealized gains
 (losses) on derivatives:
     Cumulative effect of change
     in accounting                               $       --      $    329     $    --
     Derivatives                                        226          (555)         --
                                                 ----------      --------     -------
     Pretax amount                                      226          (226)         --
     Tax (provision) benefit                            (86)           86          --
                                                 ----------      --------     -------
   Aftertax amount                               $      140      $   (140)    $    --
                                                 ==========      ========     =======

9. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, flow meters, compressors, injectors and valves, and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes engineered equipment for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, communications, and traffic and commercial signs. IDEX is not overly dependent on a single customer, the largest of which accounted for about 2% of net sales in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands except per share amounts)

Information on IDEX's business segments is presented below, based on the nature of products and services offered. IDEX evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.


                                              2002               2001               2000
                                         ---------------    ---------------    ---------------
Net sales
Pump Products
 External customers                      $       433,623    $       424,727    $       392,109
 Intersegment sales                                3,041              2,310              2,890
                                         ---------------    ---------------    ---------------
    Total group sales                            436,664            427,037            394,999
                                         ---------------    ---------------    ---------------
Dispensing Equipment
 External customers                              138,701            137,406            166,360
 Intersegment sales                                    1                  1                  2
                                         ---------------    ---------------    ---------------
    Total group sales                            138,702            137,407            166,362
                                         ---------------    ---------------    ---------------
Other Engineered Products
 External customers                              169,690            164,814            145,807
 Intersegment sales                                    2                  1                 16
                                         ---------------    ---------------    ---------------
    Total group sales                            169,692            164,815            145,823
                                         ---------------    ---------------    ---------------
 Intersegment elimination                         (3,044)            (2,312)            (2,908)
                                         ---------------    ---------------    ---------------
    Total net sales                      $       742,014    $       726,947    $       704,276
                                         ===============    ===============    ===============
Operating income(1)(2)
 Pump Products                           $        71,945    $        61,758    $        73,557
 Dispensing Equipment                             18,627             13,957             32,496
 Other Engineered Products                        25,638             25,032             27,437
 Restructuring activity                              203            (11,226)                --
 Corporate office and other                      (16,041)           (16,083)           (16,974)
                                         ---------------    ---------------    ---------------
    Total operating income               $       100,372    $        73,438    $       116,516
                                         ===============    ===============    ===============
Assets
 Pump Products                           $       535,822    $       462,275    $       391,831
 Dispensing Equipment                            192,258            180,361            204,891
 Other Engineered Products                       186,860            181,032            148,753
 Corporate office and other                       16,110             15,136             13,379
                                         ---------------    ---------------    ---------------
    Total assets                         $       931,050    $       838,804    $       758,854
                                         ===============    ===============    ===============
Depreciation and amortization(1)
 Pump Products                           $        16,913    $        24,124    $        19,658
 Dispensing Equipment                              5,734              9,719              8,845
 Other Engineered Products                         4,666              7,920              6,474
 Corporate office and other(3)                     2,212              2,170              1,503
                                         ---------------    ---------------    ---------------
    Total depreciation
     and amortization                    $        29,525    $        43,933    $        36,480
                                         ===============    ===============    ===============
Capital expenditures
 Pump Products                           $         9,348    $        10,251    $        10,656
 Dispensing Equipment                              3,651              5,129              5,175
 Other Engineered Products                         4,990              5,987              4,796
 Corporate office and other                        1,346                272                112
                                         ---------------    ---------------    ---------------
  Total capital
   expenditures                          $        19,335    $        21,639    $        20,739
                                         ===============    ===============    ===============

(1) IDEX discontinued goodwill and trademark amortization as of January 1, 2002, in accordance with SFAS No. 142, as further explained in Note 3.

(2) IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure, as further explained in Note 5. Group operating income in these years excluded net unallocated corporate operating expenses and restructuring activity. The restructuring activity resulted in income of $203 in 2002 and a charge of $11,226 in 2001 and were not assigned to the individual group segments. Had the Company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121) and Other Engineered Products (expense of $722). Had the Company allocated the 2001 restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894) and Other Engineered Products ($1,563).

(3) Excludes amortization of debt issuance expenses.

Information about the Company's operations in different geographical regions for the years ended December 31, 2002, 2001 and 2000 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was greater than 10% of total revenues.


                                    2002           2001           2000
                               ------------   ------------   ------------
Net sales
 U.S                           $    434,791   $    422,084   $    416,557
 Europe                             186,466        173,747        173,870
 Other countries                    120,757        131,116        113,849
                               ------------   ------------   ------------
 Total net sales               $    742,014   $    726,947   $    704,276
                               ============   ============   ============

Long-lived assets
 U.S                           $    554,426   $    489,734   $    394,547
Europe                              151,464        130,280        128,233
Other countries                       3,900          3,887          3,985
                               ------------   ------------   ------------
Total long-lived assets        $    709,790   $    623,901   $    526,765
                               ============   ============   ============

10. Debt Debt at December 31, 2002 and 2001 consisted of the following:

                                           2002            2001
                                      -------------   -------------
Long-term debt:
  Bank credit facilities,
    including accrued interest        $      81,507   $     137,787
  6.875% Senior Notes                       150,000         150,000
  Other long-term debt                        9,544           4,033
                                      -------------   -------------
     Total long-term debt             $     241,051   $     291,820
                                      =============   =============

The Company has a $300 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires June 8, 2006. At December 31, 2002, approximately $238.6 million of the facility was unused.

Interest on the outstanding borrowings under the Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 80 basis points per annum. A utilization fee is added to the interest rate. The weighted average interest rate on borrowings outstanding under the Credit Facility was 2.5% per annum at December 31, 2002. A facility fee equal to 20 basis points per annum is payable quarterly on the entire amount available under the Credit Facility.

The Company and certain of its subsidiaries entered into a one-year agreement in December 2002 (Receivables Facility) with a financial institution, under which the Company collateralized certain of its receivables for borrowings. This agreement was renewed in December 2002 for another year. The Receivables Facility provides for borrowings

                                                            IDEX CORPORATION/33



of up to $50 million depending upon the level of eligible receivables. At December 31, 2002, $20 million was borrowed and included in bank credit facilities at an interest rate of approximately 2.8% per annum.

The Company has a $30 million demand line of credit (Short-Term Facility), which expires May 24,2003. Borrowings under the Short-Term Facility are based on LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2002, there were no borrowings under the Short-Term Facility.

Total debt outstanding at December 31, 2002 and 2001 included accrued interest of $4.1 million and $4.5 million,respectively.

In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008, with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2002, the fair market value of the Senior Notes was approximately $180 million, based on the quoted market price.

At December 31, 2002, other long-term debt included debt acquired in connection with recent acquisitions and other debt at international locations maintained for working capital purposes. Interest is payable on the outstanding balances at rates ranging from 3.0% to 7.7% per annum.

The indenture for the Senior Notes permits the payment of cash dividends only to the extent that no default exists under the notes, and limits the amount of cash dividends in accordance with specified formulas. At December 31, 2002, under the most restrictive of these provisions,the Company had approximately $100.2 million available for the payment of cash dividends in 2003.

11. STOCK OPTIONS

The Company has stock option plans for outside directors, executives and certain key employees. These options are accounted for using the intrinsic value method and, accordingly, no compensation cost has been recognized. Had compensation cost been determined using the fair value method, the Company's pro forma net income and EPS would have been as follows:

                        2002            2001            2000
                   -------------   -------------   -------------
Net income
   As reported     $      54,112   $      32,710   $      63,445
   Pro forma              49,682          28,904          59,991

Basic EPS
   As reported              1.71            1.08            2.13
   Pro forma                1.57             .96            2.02

Diluted EPS
   As reported              1.67            1.05            2.07
   Pro forma                1.53             .93            1.96

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002, 2001 and 2000, respectively: dividend yield of 1.54%, 1.98% and 2.02%; volatility of 34.1%, 34.2% and 34.3%; risk-free interest rates of 4.5%, 4.9% and 6.4%; and expected lives of 5.5 years.

The Compensation Committee of the Board of Directors administers the plans and approves stock option grants. The Company may grant additional options for up to
1.1 million shares. Stock options granted under the plans are exercisable at a price equal to the market value of the stock on the date of grant. The options become exercisable from one to five years from the date of grant, and generally expire 10 years from the date of grant.

The following table summarizes option activity under the plans:

                                                                        WEIGHTED
                                                       NUMBER           AVERAGE
                                                     OF SHARES       OPTION PRICE
                                                    UNDER OPTION       PER SHARE
                                                    ------------    ---------------
Outstanding at December 31, 1999                       2,764,422    $         23.54
   Granted                                               835,500              27.71
   Exercised                                            (269,753)             16.26
   Forfeited                                             (76,710)             28.42
Outstanding at December 31, 2000                       3,253,459              25.10
   Granted                                               796,650              28.33
   Exercised                                            (886,367)             21.09
   Forfeited                                            (169,900)             29.08
Outstanding at December 31, 2001                       2,993,842              26.92
   Granted                                               866,440              36.72
   Exercised                                            (345,945)             24.71
   Forfeited                                            (184,775)             30.95
                                                    ------------
Outstanding at December 31, 2002                       3,329,562              29.48
                                                    ============
Exercisable at December 31, 2000                       1,706,976              22.56
                                                    ============
Exercisable at December 31, 2001                       1,256,382              25.27
                                                    ============
Exercisable at December 31, 2002                       1,428,916              26.49
                                                    ============

WEIGHTED-AVERAGE FAIR VALUE
OF OPTIONS GRANTED DURING
THE YEAR ENDED:

December 31, 2000                                   $       9.81
                                                    ============
December 31, 2001                                   $       9.30
                                                    ============
December 31, 2002                                   $      12.49
                                                    ============


The following table summarizes information about options outstanding at December 31, 2002:

                                   OPTIONS                              OPTIONS
                                 OUTSTANDING                          EXERCISABLE
                  ----------------------------------------     -------------------------
                                  WEIGHTED
                                   AVERAGE      WEIGHTED       WEIGHTED
  RANGE OF                        REMAINING     AVERAGE         AVERAGE
  EXERCISE          NUMBER         LIFE OF      EXERCISE         NUMBER       EXERCISE
   PRICES         OUTSTANDING     CONTRACT       PRICE         EXERCISABLE     PRICE
  --------        -----------     ---------   ------------     -----------  ------------
$ 7.17-24.50         395,352      2.7 years   $      20.37        395,352   $      20.37
24.51 -28.45       1,795,740      7.2 years          27.28        763,604          26.83
 28.46-38.43       1,138,470      8.1 years          36.11        269,960          34.51
------------       ---------      ---         ------------      ---------   ------------
    TOTAL          3,329,562      7.0 years   $      29.48      1,428,916   $      26.49
                   =========      ===         ============      =========   ============

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(in thousands except per share amounts)




12. INCOME TAXES

Pretax income for the years ended December 31, 2002, 2001 and 2000 was taxed under the following jurisdictions:

                                           2002          2001           2000
                                      ------------   ------------   ------------
Domestic                              $     58,087   $     29,882   $     67,170
Foreign                                     25,808         23,549         33,856
                                      ------------   ------------   ------------
   Total                              $     83,895   $     53,431   $    101,026
                                      ============   ============   ============

The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 was as follows:

                                           2002           2001          2000
                                      ------------   ------------   ------------
Current
   U.S.                               $     12,891   $     12,775   $     23,906
   State and local                             448          1,178          2,099
   Foreign                                   6,852          6,920         10,495
                                      ------------   ------------   ------------
     Total current                          20,191         20,873         36,500
                                      ------------   ------------   ------------

Deferred
   U.S.                                      6,934         (1,747)          (286)
   State and local                              --           (150)            --
   Foreign                                   2,658          1,745          1,367
                                      ------------   ------------   ------------
     Total deferred                          9,592           (152)         1,081
                                      ------------   ------------   ------------
     Total provision for
     income taxes                     $     29,783   $     20,721   $     37,581
                                      ============   ============   ============

Deferred (prepaid) income taxes resulted from the following:

                                           2002          2001           2000
                                      ------------   ------------   ------------
Employee and retiree
   benefit plans                      $        (59)  $       (903)  $     (1,829)
Depreciation and amortization                6,603          4,364          4,005
Inventories                                   (285)        (2,263)           184
Allowances and accruals                      3,560         (1,808)          (707)
Other                                         (227)           458           (572)
                                      ------------   ------------   ------------
     Total deferred (prepaid)         $      9,592   $       (152)  $      1,081
                                      ============   ============   ============

Deferred tax assets (liabilities) related to the following at December 31, 2002 and 2001:

                                                         2002           2001
                                                     ------------   ------------
Employee and retiree benefit plans                   $     13,762   $      8,950
Depreciation and amortization                             (43,328)       (34,030)
Inventories                                                (4,764)        (4,719)
Tax benefit carry forwards                                  2,575          1,900
Allowances and accruals                                     3,789          6,868
Other                                                       2,061             20
                                                     ------------   ------------
   Total                                             $    (25,905)  $    (21,011)
                                                     ============   ============

The balance sheet at December 31, 2002, included a current deferred tax liability of $1,677 in accrued expenses and a noncurrent deferred tax liability of $24,228 in other noncurrent liabilities. The balance sheet at December 31, 2001, included a current deferred tax asset of $2,521 in other current assets and a noncurrent deferred tax liability of $23,532 in other noncurrent liabilities.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                          2002           2001           2000
                                      ------------   ------------   ------------
Pretax income                         $     83,895   $     53,431   $    101,026
                                      ============   ============   ============
Provision for income taxes:
   Computed amount at
     statutory rate of 35%            $     29,363   $     18,701   $     35,359
   State and local income tax
     (net of federal tax benefit)              291            668          1,364
   Taxes on non-US earnings-net                674           (536)            --
   Amortization of cost in excess
     of net assets acquired                     --          2,197          1,825
   Foreign sales corporation                (1,260)          (858)          (910)
   Other                                       715            549            (57)
                                      ------------   ------------   ------------
     Total provision for
        income taxes                  $     29,783   $     20,721   $     37,581
                                      ============   ============   ============

No provision has been made for U.S. or additional foreign taxes on $55,817 of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part,eliminate any additional U.S. tax and offset any additional foreign tax.

13. DERIVATIVE INSTRUMENTS

SFAS No. 133,"Accounting for Derivative Instruments and Hedging Activities,"requires that derivative financial instruments be recognized in the financial statements at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity as a component of comprehensive income, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 in 2001 initially increased comprehensive income by $204 in Consolidated Shareholders' Equity.

At December 31, 2001, the Company had two interest rate swaps, which effectively converted $52.3 million of floating rate debt into fixed rate debt at interest rates approximating 5.6%. The fair market value of the interest rate swaps was a net expense of $140 at December 31, 2001, as reported in other comprehensive income. Both of the interest rate swaps expired in March 2002, and at December 31, 2002, the Company had no interest rate swaps outstanding.

Fair values relating to derivative financial instruments reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, based on quoted market prices of comparable contracts. The net gain or loss on the interest rate swap contracts was not material.

                                                            IDEX CORPORATION/35


14. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2002, and a statement of the funded status at December 31 for both years:

                                                  PENSION BENEFITS               OTHER BENEFITS
                                               2002            2001            2002            2001
                                           ------------    ------------    ------------    ------------
CHANGE IN BENEFIT OBLIGATION
Obligation at January 1                    $     58,914    $     54,271    $     14,171    $     14,942
Service cost                                      3,486           3,160             346             317
Interest cost                                     4,209           3,991           1,054           1,155
Plan amendments                                     407             141              --              --
Benefits paid                                    (3,854)         (5,634)           (480)           (665)
Actuarial loss (gain)                             8,806           2,985           1,097          (1,578)
                                           ------------    ------------    ------------    ------------
Obligation at December 31                  $     71,968    $     58,914    $     16,188    $     14,171
                                           ============    ============    ============    ============

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1     $     44,402    $     47,272    $         --    $         --
Actual return on plan assets                     (5,387)           (914)             --              --
Employer contributions                            3,019           3,825             480             665
Benefits paid                                    (3,854)         (5,634)           (480)           (665)
Other                                               584            (147)             --              --
                                           ------------    ------------    ------------    ------------
Fair value of plan assets at December 31   $     38,764    $     44,402    $         --    $         --
                                           ============    ============    ============    ============

FUNDED STATUS
Funded status at December 31               $    (33,204)   $    (14,512)   $    (16,188)   $    (14,171)
Unrecognized loss                                28,313          10,833           2,127           1,032
Unrecognized transition obligation                  321             356              --              --
Unrecognized prior service cost                   2,798           2,739            (564)           (595)
                                           ------------    ------------    ------------    ------------
Net amount recognized at December 31       $     (1,772)   $       (584)   $    (14,625)   $    (13,734)
                                           ============    ============    ============    ============

The following table provides the amounts recognized in the Consolidated Balance Sheets at December 31 for both years:

Prepaid benefit cost                       $      4,707    $      5,123    $         --    $         --
Accrued benefit liability                       (25,085)        (10,014)        (14,625)        (13,734)
Intangible asset                                  2,069           1,502              --              --
Accumulated other comprehensive income           16,537           2,805              --              --
                                           ------------    ------------    ------------    ------------
Net amount recognized at December 31       $     (1,772)   $       (584)   $    (14,625)   $    (13,734)
                                           ============    ============    ============    ============

The Company's nonqualified retirement plans and the retirement plan at a German subsidiary are not funded. The accumulated benefit obligation for these plans was $10,952 and $9,072 at December 31, 2002 and 2001, respectively. The Company's plans for postretirement benefits other than pensions also have no plan assets. The accumulated benefit obligation for these plans was $16,188 and $14,171 at December 31, 2002 and 2001, respectively.

The assumptions used in the measurement of the Company's benefit obligation at December 31, 2002 and 2001 were as follows:

                                                    U.S. PLANS                   NON-U.S. PLANS
                                               2002           2001             2002            2001
                                           ------------    ------------    ------------    ------------
Weighted-average assumptions
     Discount rate                                 6.75%           7.50%           5.75%           6.00%
     Expected return on plan assets                9.00%           9.00%           6.50%           7.50%
     Rate of compensation increase                 4.00%           4.00%           3.75%           4.00%

The discount rate assumption for benefits other than pension benefit plans was 6.75% and 7.50% at December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(in thousands except per share amounts)




The following table provides the components of net periodic benefit cost for the plans in 2002, 2001 and 2000:


                                            PENSION BENEFITS                          OTHER BENEFITS
                                    2002          2001          2000          2002          2001         2000
                                 ----------    ----------    ----------    ----------    ----------   ----------
Service cost                     $    3,486    $    3,160    $    3,168    $      346    $      317   $      349
Interest cost                         4,209         3,991         3,853         1,054         1,155          867
Expected return on plan assets       (3,903)       (4,248)       (4,655)           --            --           --
Net amortization                        848           475           445           (29)           28         (148)
                                 ----------    ----------    ----------    ----------    ----------   ----------
Net periodic benefit cost        $    4,640    $    3,378    $    2,811    $    1,371    $    1,500   $    1,068
                                 ==========    ==========    ==========    ==========    ==========   ==========

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants.

Contributions to bargaining unit-sponsored multiemployer plans and defined contribution plans were $6,607, $6,292 and $6,122 for 2002, 2001 and 2000, respectively.

For measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually each year to a rate of 6% for 2008, and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                          1% INCREASE       1% DECREASE
                                                                          -----------       -----------
Effect on the service and interest cost components of the
   net periodic benefit cost                                              $       146       $      (125)
Effect on the health care component of the accumulated
   postretirement benefit obligation                                      $     1,689       $    (1,434)

15. QUARTERLY RESULTS OF OPERATIONS

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2002 and 2001:


                                                            2002 QUARTERS                              2001 QUARTERS
                                                FIRST     SECOND      THIRD     FOURTH     FIRST      SECOND     THIRD      FOURTH
                                              --------   --------   --------   --------   --------   --------   --------   --------
Net sales                                     $174,936   $190,430   $189,105   $187,543   $187,395   $192,622   $178,137   $168,793
Gross profit                                    65,425     74,138     71,614     70,261     68,777     70,708     64,657     59,580
Operating income                                22,506     28,160     26,945     22,761     16,836     26,241     18,784     11,577
Net income                                      11,545     15,610     14,786     12,171      7,229     12,993      8,184      4,304
Basic EPS                                     $    .38   $    .49   $    .46   $    .38   $    .24   $    .43   $    .27   $    .14
Basic weighted average shares outstanding       30,513     31,668     32,245     32,252     29,997     30,137     30,331     30,424
Diluted EPS                                   $    .37   $    .48   $    .45   $    .37   $    .23   $    .42   $    .26   $    .14
Diluted weighted average shares outstanding     31,544     32,653     32,883     32,893     30,987     31,073     31,225     31,177

During the second and fourth quarters of 2002 and the first and fourth quarters of 2001, IDEX took actions to downsize its operations to reflect lower levels of activity. As a result, the Company recorded a charge of $107 and income of $310 in the second and fourth quarters of 2002, respectively, and charges of $5,661 and $5,565 in the first and fourth quarters of 2001, respectively, related to the restructuring activity. See Note 5 for additional details.

                                                            IDEX CORPORATION /37

REPORTS



INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31,2002 and 2001 and the related consolidated statements of operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly,in all material respects, the financial position of the Company and its subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the Consolidated Financial Statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."



/S/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Chicago, Illinois
January 23, 2003

                                                          IDEX CORPORATION / 41


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


REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

National City Bank
Shareholder Services
3rd Floor North
4100 W. 150th Street
Cleveland, Ohio 44135
(800) 622-6757

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

DIVIDEND POLICY
IDEX paid a quarterly dividend on its common stock on January 31, 2003, of $0.14 per share, which is unchanged from last year's quarterly dividend rate. The declaration of future dividends, subject to certain limitations, is within the discretion of the Board of Directors and will depend upon, among other things, business conditions, earnings, and IDEX's financial condition. See Note 10 of the Notes to Consolidated Financial Statements.


STOCK MARKET INFORMATION
IDEX common stock was held by an estimated 4,700 shareholders at December 31, 2002, and is traded on the New York Stock Exchange and the Chicago Stock Exchange under the sticker symbol IEX.


PUBLIC FILINGS
Shareholders may obtain a copy of any Form 10-K and Form 10-Q filed with the Securities and Exchange Commission by directing a request to IDEX or through its Web site at www.idexcorp.com.


ANNUAL MEETING
The Annual Meeting of IDEX Shareholders will be held on Tuesday, March 25, 2003, at 10:00 a.m. at the following location:

LaSalle Room
Bank of America
231 South LaSalle Street
Chicago, Illinois 60697

                 First    Second     Third     Fourth
                -------   -------   -------    -------
2002    High    $ 38.90   $ 39.66   $ 33.50    $ 34.83
        Low       33.25     31.65     27.15      25.70
        Close     37.00     33.50     28.55      32.70

2001    High    $ 33.81   $ 34.00   $ 37.20    $ 35.73
        Low       27.00     27.47     24.90      26.95
        Close     28.98     34.00     27.65      34.50