Form 10-K, Exhibit 13
period 2003-12-31
IDEX CORP /DE/
filed 2004-03-05
CIK 832101

                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 13

Historical Data (1)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      2003         2002          2001         2000           1999          1998
                                                    ---------    ---------     ---------    ---------      ---------    ---------
Results of Operations
Net sales                                           $ 797,920    $ 742,014     $ 726,947    $ 704,276      $ 655,041    $ 640,131
Gross profit                                          309,320      281,438       263,722      277,952        256,484      252,846
SG&A expenses                                         199,458      181,269       164,893      149,639        140,495      132,627
Goodwill amortization                                      --           --        14,165       11,797         11,312       10,676
Restructuring activity                                     --         (203)       11,226           --             --           --
Operating income                                      109,862      100,372        73,438      116,516        104,677      109,543
Other income (expense) - net                              899         (123)          731        1,031            568          479
Interest expense                                       14,091       16,354        20,738       16,521         18,020       22,359
Provision for income taxes                             34,318       29,783        20,721       37,581         32,797       33,267
Income from continuing operations                      62,352       54,112        32,710       63,445         54,428       54,396
Income from discontinued operations                        --           --            --           --             --       10,182
Extraordinary items                                        --           --            --           --             --       (2,514)
Net income                                             62,352       54,112        32,710       63,445         54,428       62,064

Financial Position
Current assets                                      $ 224,496    $ 221,260     $ 214,903    $ 232,089      $ 213,715    $ 195,900
Current liabilities                                   115,681      108,332        87,338      177,811(2)      91,634       80,265
Working capital                                       108,815      112,928       127,565       54,278(2)     122,081      115,635
Current ratio                                             1.9          2.0           2.5          1.3(2)         2.3          2.4
Capital expenditures                                   20,318       19,335        21,639       20,739         18,338       20,763
Depreciation and amortization                          30,055       30,105        44,297       36,704         34,835       33,575
Total assets                                          960,739      931,050       838,804      758,854        738,567      695,811
Total debt                                            176,546      241,051       291,820      241,886        268,589      283,410
Shareholders' equity                                  592,102      506,791       401,112      374,502        329,024      286,037

Performance Measures
Percent of net sales
   Gross profit                                          38.8%        37.9%         36.3%        39.5%          39.2%        39.5%
   SG&A expenses                                         25.0         24.4          22.7         21.2           21.4         20.7
   Goodwill amortization                                   --           --           1.9          1.7            1.7          1.7
   Restructuring activity                                  --           --           1.5           --             --           --
   Operating income                                      13.8         13.5          10.1         16.5           16.0         17.1
   Income before income taxes                            12.1         11.3           7.4         14.3           13.3         13.7
   Income from continuing operations                      7.8          7.3           4.5          9.0            8.3          8.5
Effective tax rate                                       35.5         35.5          38.8         37.2           37.6         37.9
Net income return on average assets                       6.6          6.1           4.1          8.5            7.6          9.6
Debt as a percent of capitalization                      23.0         32.2          42.1         39.2           44.9         49.8
Net income return on average shareholders' equity        11.3         11.9           8.4         18.0           17.7         23.7

Per Share Data (3)
Basic -- income from continuing operations          $    1.92    $    1.71     $    1.08    $    2.13      $    1.84    $    1.85
      -- net income                                      1.92         1.71          1.08         2.13           1.84         2.12
Diluted -- income from continuing operations             1.87         1.67          1.05         2.07           1.81         1.81
        -- net income                                    1.87         1.67          1.05         2.07           1.81         2.07
Cash dividends declared                                   .56          .56           .56          .56            .56         .545
Shareholders' equity                                    17.95        15.60         13.05        12.38          11.10         9.71
Stock price -- high                                     42.37        39.66         37.20        36.00          34.13        38.75
            -- low                                      26.02        25.70         24.90        22.75          21.63        19.50
            -- close                                    41.59        32.70         34.50        33.13          30.38        24.50
Price/earnings ratio at year end                           22           20            33           16             17           14

Other Data (3)
Employees at year end                                   3,689        3,863         3,873        3,880          3,773        3,803
Shareholders at year end                                5,700        4,700         5,500        5,200          5,600        7,000
Shares outstanding (in 000s):
   Weighted average -- basic                           32,530       31,669        30,222       29,726         29,544       29,332
                    -- diluted                         33,315       32,483        31,047       30,632         30,085       30,052
   At year end (net of treasury)                       32,986       32,477        30,734       30,258         29,636       29,466

(1) See Notes to Consolidated Financial Statements for additional detail.

(2) Excluding short-term debt of $88,077, current liabilities were $89,734, working capital was $142,355 and the current ratio was 2.6.

(3) All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997.



     1997            1996              1995           1994             1993            1992
-------------    -------------    -------------   -------------   -------------   -------------
$     552,163    $     474,699    $     395,480   $     319,231   $     239,704   $     215,778
      222,357          187,074          157,677         126,951          96,903          88,312
      110,588           93,217           78,712          66,743          52,950          49,326
        8,174            6,241            4,196           3,025           1,889           1,422
           --               --               --              --              --              --
      103,595           87,616           74,769          57,183          42,064          37,564
         (693)            (696)             524             281             728             602
       18,398           17,476           14,301          11,939           9,168           9,809
       31,029           25,020           21,845          16,181          11,187           9,763
       53,475           44,424           39,147          29,344          22,437          18,594
        5,151            5,774            6,178           4,266           2,889           1,552
           --               --               --              --              --          (3,441)
       58,626           50,198           45,325          33,610          25,326          16,705


$     197,267    $     191,599    $     173,889   $     140,450   $     106,864   $     107,958
       77,801           83,286           70,798          58,443          34,038          31,276
      119,466          108,313          103,091          82,007          72,826          76,682
          2.5              2.3              2.5             2.4             3.1             3.5
       13,562           11,634            8,181           6,818           6,120           5,657
       24,943           21,312           15,277          12,515          10,092           8,758
      599,193          569,745          450,077         357,980         245,291         240,175
      258,417          271,709          206,184         168,166         117,464         139,827
      238,671          195,509          150,945         116,305          83,686          58,731


       40.3 %           39.4 %           39.9 %          39.8 %          40.4 %          40.9 %
         20.0             19.6             19.9            20.9            22.1            22.9
          1.5              1.3              1.1             1.0              .8              .7
           --               --               --              --              --              --
         18.8             18.5             18.9            17.9            17.5            17.4
         15.3             14.6             15.4            14.3            14.0            13.1
          9.7              9.4              9.9             9.2             9.4             8.6
         36.7             36.0             35.8            35.5            33.3            34.4
         10.0              9.8             11.2            11.1            10.4             8.9
         52.0             58.2             57.7            59.1            58.4            70.4
         27.0             29.0             33.9            33.6            35.6            34.9


$        1.83    $        1.54    $        1.37   $        1.03   $         .79   $         .66
         2.01             1.74             1.58            1.18             .89             .59
         1.78             1.49             1.32            1.00             .77             .65
         1.95             1.69             1.53            1.15             .87             .59
         .495              .44             .387            .093              --              --
         8.16             6.76             5.26            4.06            2.93            2.07
        36.69            27.63            29.50           19.50           16.00           10.63
        23.25            19.88            18.38           15.13            9.75            7.38
        34.88            26.63            27.13           18.75           15.88           10.63
           20               16               18              16              18              18


        3,326            3,093            2,680           2,305           1,828           1,864
        7,000            6,100            5,300           4,400           4,300           4,200

       29,184           28,818           28,662          28,600          28,396          28,353
       29,999           29,779           29,609          29,331          28,976          28,389
       29,250           28,926           28,695          28,619          28,580          28,353


Net Sales (in millions)

[BAR GRAPH]

                  Net Sales
                  ---------
2003              $797,920
2002              $742,014
2001              $726,947
2000              $704,276
1999              $655,041
1998              $640,131
1997              $552,163
1996              $474,699
1995              $395,480
1994              $319,231
1993              $239,704
1992              $215,778

Sales have grown at a 12.6% compound annual rate since 1992.


Operating Margins
(continuing operations)

[BAR GRAPH]

                  IDEX      Value Line Industrial
                               Composite Index
                  ----      ---------------------

2003              13.7%             10.3%
2002              13.5%             10.4%
2001              10.1%             10.0%
2000              16.5%             12.5%
1999              16.0%             11.9%
1998              17.1%             11.6%
1997              18.8%             12.1%
1996              18.5%             11.5%
1995              18.9%             11.3%
1994              17.9%             10.4%
1993              17.5%              9.4%
1992              17.4%              8.4%

While IDEX's strong operating margins have been negatively affected by weak economic conditions since 2001, advances in operational excellence initiatives helped improve them in 2002 and 2003.


Diluted Earnings per Share
(continuing operations)

[BAR GRAPH]

                  Diluted Earnings per Share
                  --------------------------
2003                       $1.87
2002                       $1.67
2001                       $1.05
2000                       $2.07
1999                       $1.81
1998                       $1.81
1997                       $1.78
1996                       $1.49
1995                       $1.32
1994                       $1.00
1993                       $0.77
1992                       $0.65


Weak economic conditions since 2001 reduced the compound annual growth rate since 1992 to 10.1%. The growth initiatives under way will improve IDEX's long-term profitability.


MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

HISTORICAL OVERVIEW AND OUTLOOK

IDEX sells a broad range of pump products, dispensing equipment and other engineered products to a diverse customer base in the United States and other countries around the world. Accordingly, our businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where our products are sold and by the relationship of the U.S. dollar to other currencies. Levels of capacity utilization and capital spending in certain industries and overall industrial activity are among the factors that influence the demand for our products.

         IDEX has a history of achieving above-average operating margins. Our operating margins have exceeded the average operating margin of the companies that comprise the Value Line Composite Index (VLCI) every year since 1988. We view the VLCI operating performance statistics as a proxy for an average industrial company. Our operating margins are influenced by, among other things, utilization of facilities as sales volumes change and inclusion of newly acquired businesses. Newly acquired businesses may have lower operating margins than the Company's operating margins and, prior to 2002, those margins were further reduced by amortization of goodwill and intangible assets. Beginning in 2002, we were no longer required to amortize to earnings these assets with indefinite lives in accordance with new accounting rules. Instead, these assets are reviewed periodically for impairment.

         For 2003, we reported higher orders, sales, operating income, net income and earnings per share compared with the prior year. New orders in 2003 totaled $797.8 million, 6% higher than 2002. Excluding the impact of the Halox (April 2002), Rheodyne (July 2002), Wrightech (October 2002), Sponsler (June
2003) and Classic Engineering (September 2003) acquisitions and foreign currency translation, orders were essentially unchanged from 2002. At December 31, 2003, the Company had a typical unfilled order backlog of slightly over one month's sales.

         Given the economic environment, we are proud of our financial and operating performance in 2003. Together, our business units delivered record orders, sales and cash flows, while earnings improved. For the year, earnings per share were up 12%, and we reported our 6th consecutive quarter of year-over-year improvement in the fourth quarter. Organic revenue growth in our dispensing equipment and engineered products businesses more than offset the slight weakness in the industrial pump segment of the business. In addition, we continued to drive our operational excellence initiatives, established a strategic base of operations in China, and completed two acquisitions in 2003 and another in early January 2004. We continue to use all the tools at our disposal to drive growth, profitability and cash generation, positioning IDEX to deliver even stronger performance as the economy improves.

         The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below. While economic conditions in 2003 improved modestly from 2002, it is clear that we have not as yet seen a broad-based economic recovery. As a short-cycle business, our 2004 financial performance depends on the current pace of incoming orders, and we have limited visibility on future business conditions. We believe IDEX is well positioned for earnings improvement as the economy improves. This is based on our lower cost levels resulting from our restructuring actions in previous years; our operational excellence initiatives of Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing; eBusiness; and our use of strong cash flow to cut debt and interest expense. With the belief that innovation will define the winning companies of the future, we are increasing our emphasis on new products and global markets, while pursuing strategic acquisitions to help drive our longer term profitable growth.

FROM LEFT TO RIGHT, SEATED: Susan Fisher (Director - Investor Relations), Wayne Sayatovic (Senior Vice President - Finance and Chief Financial Officer), Clint Kooman (Vice President - Controller)

FROM LEFT TO RIGHT, STANDING: Doug Lennox (Vice President - Treasurer), Dom Romeo (Vice President and Chief Financial Officer-elect)

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The "Historical Overview and Outlook" and the "Liquidity and Capital Resources" sections of this management's discussion and analysis of our operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "we believe," "the company intends" and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this filing. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all

                                          IDEX Corporation 2003 Annual Report 19

of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this report, and we undertake no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

RESULTS OF OPERATIONS

For purposes of this discussion and analysis section, reference is made to the table on page 20 and the Consolidated Statements of Operations on page 27.

         IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

         The Pump Products Group produces a wide variety of pumps, compressors, flow meters, injectors and valves and related controls for the movement of liquids, air and gases. The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes, hair colorants and other personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group produces firefighting pumps, rescue tools and other components and systems for the fire and rescue industry, and engineered stainless steel banding and clamping devices used in a variety of industrial and commercial applications.

PERFORMANCE IN 2003 COMPARED WITH 2002

Orders, sales, net income and earnings per share were higher in 2003 compared with 2002. New orders in 2003 totaled $797.8 million and were 6% higher than the prior year. Excluding the impact of the five acquisitions made since the beginning of 2002 and foreign currency translation, orders were essentially unchanged from last year.

         Sales in 2003 of $797.9 million were 8% higher than the $742.0 million recorded a year ago. Acquisitions and foreign currency translation accounted for an improvement of 2% and 5%, respectively, while base business sales rose by 1%. Domestic sales increased by 1%, while international sales, net of foreign currency translation, were 8% higher. For the year, international sales were 45% of total sales, up from 41% in 2002.

         In 2003, the Pump Products Group contributed 57% of sales and 55% of operating income, the Dispensing Equipment Group accounted for 20% of both sales and operating income, and the Other Engineered Products Group represented 23% of sales and 25% of operating income.

         Pump Products Group sales of $456.5 million in 2003 increased by $19.9 million, or 5%, compared with 2002. Acquisitions and foreign currency translation accounted for a 5% and 2% sales improvement, respectively, but this was offset by a 2% decline in base business activity. In 2003, domestic sales increased slightly and international sales increased by 12% compared with last year. Excluding acquisitions, base U.S. sales volume decreased by 4%, while base international sales increased by 7%. Sales to customers outside the U.S. were 39% of total group sales in 2003, up from 37% in 2002.

         Dispensing Equipment Group sales of $159.2 million increased by $20.5 million, or 15%, in 2003 compared with the prior year, mainly due to favorable foreign currency translation of 13% and a 2% increase in base business activity. Domestic sales decreased by 5% compared with 2002, while international sales increased by 32%. Sales to customers outside the U.S. were 62% of total group sales in 2003, up from 54% in 2002.

         Other Engineered Products Group sales of $185.0 million increased by $15.3 million, or 9%, in 2003 compared with 2002. Foreign currency translation and increased base business activity provided an improvement of 5% and 10%, respectively, but this was partially offset by a 6% decline due to the sale of a product line. In 2003, domestic sales increased by 7% and international sales increased by 29%. Sales to customers outside the U.S. were 43% of total group sales in 2003, up from 38% in 2002.

Net Sales by Group                       Dispensing          Engineered
(in millions)           Pump Products     Equipment            Products         Combined
--------------          -------------    ----------          -----------       --------
2003                      $456,516         $159,225             $185,022       $800,763
2002                      $436,664         $138,702             $169,692       $745,058
2001                      $427,037         $137,407             $164,815       $729,259
2000                      $394,999         $166,362             $145,823       $707,184
1999                      $372,440         $140,996             $144,486       $657,922
1998                      $375,692         $122,844             $144,004       $642,540
1997                      $265,918         $138,202             $150,455       $554,575
1996                      $245,620         $ 80,169             $149,949       $475,738
1995                      $228,909         $ 42,007             $125,118       $396,034
1994                      $197,013         $ 37,890             $ 84,784       $319,687
1993                      $180,906         $ 31,944             $ 27,364       $240,214
1992                      $156,172         $ 31,200             $ 28,856       $216,228

[BAR GRAPH]

In 2003, acquisitions helped increase Pump Products' sales, while new products were largely responsible for Other Engineered Products growth.

Operating Income by
Group                                    Dispensing          Engineered
(in millions)           Pump Products     Equipment            Products         Combined
--------------          -------------    ----------          -----------       --------
2003                      $70,436           $25,724              $32,990       $129,150
2002                      $71,945           $18,627              $25,638       $116,210
2001                      $61,758           $13,957              $25,032       $100,747
2000                      $73,726           $32,566              $27,498       $133,790
1999                      $65,673           $25,614              $26,660       $117,947
1998                      $74,812           $22,483              $24,596       $121,891
1997                      $61,443           $25,636              $26,426       $113,505
1996                      $55,129           $14,370              $26,595       $ 96,094
1995                      $48,365           $11,739              $22,889       $ 82,993
1994                      $40,303           $ 9,736              $14,954       $ 64,993
1993                      $34,501           $ 6,761              $ 7,585       $ 48,847
1992                      $31,252           $ 6,251              $ 7,887       $ 45,390

[BAR GRAPH]

Although newly acquired companies generally have lower operating margins, our rapid integration program helps raise them over time to the IDEX average.

2003 Sales by Region
[PIE CHART]
55% United States
27% Europe
11% Asia/Rest of World
 7% Canada/Latin America

A more global market focus continues with 45% of 2003 sales coming from customers outside the United States.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS)

     FOR THE YEARS ENDED DECEMBER 31,(1)           2003          2002          2001
     -----------------------------------           ----          ----          ----
Pump Products Group

Net sales(2)                                    $  456,516    $  436,664    $  427,037
Operating income(3)(4)                              70,436        71,945        61,758
Operating margins(3)(4)                               15.4%         16.5%         14.5%
Identifiable assets                             $  551,183    $  535,822    $  462,275
Depreciation and amortization(3)
     As reported                                    16,141        16,913        24,124
     Goodwill and trademarks                             -             -         7,745
Capital expenditures                                12,887         9,348        10,251

Dispensing Equipment Group

Net sales(2)                                    $  159,225    $  138,702    $  137,407
Operating income(3)(4)                              25,724        18,627        13,957
Operating margins(3)(4)                               16.2%         13.4%         10.2%
Identifiable assets                             $  203,786    $  192,258    $  180,361
Depreciation and amortization(3)
     As reported                                     5,881         5,734         9,719
     Goodwill and trademarks                             -             -         3,897
Capital expenditures                                 2,967         3,651         5,129

Other Engineered Products Group

Net sales(2)                                    $  185,022    $  169,692    $  164,815
Operating income(3)(4)                              32,990        25,638        25,032
Operating margins(3)(4)                               17.8%         15.1%         15.2%
Identifiable assets                             $  186,417    $  186,860    $  181,032
Depreciation and amortization(3)
     As reported                                     5,116         4,666         7,920
     Goodwill and trademarks                             -             -         2,932
Capital expenditures                                 3,874         4,990         5,987

Company

Net sales                                       $  797,920    $  742,014    $  726,947
Operating income(3)(4)                             109,862       100,372        73,438
Operating margins(3)(4)                               13.8%         13.5%         10.1%
Total assets                                    $  960,739    $  931,050    $  838,804
Depreciation and amortization(3)
     As reported                                    29,475        29,525        43,933
     Goodwill and trademarks                             -             -        14,574
Capital expenditures                                20,318        19,335        21,639

(1) Includes acquisition of Classic Engineering, Inc. (September 2003), Sponsler Co., Inc. (June 2003), Wrightech Corporation (October 2002), Rheodyne, L.P. (July 2002), Halox Technologies, Inc. (April 2002), Versa-Matic Tool, Inc. (June 2001) and Liquid Controls L.L.C. (January 2001) in the Pump Products Group; and Class 1, Inc. (January 2001) in the Other Engineered Products Group from dates of acquisition. See Note 10 of the Notes to Consolidated Financial Statements.

(2) Group net sales include intersegment sales.

(3) IDEX discontinued goodwill and trademark amortization as of January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, as further explained in Note 2 of the Notes to Consolidated Financial Statements.

(4) IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure, as further explained in Note 7 of the Notes to Consolidated Financial Statements. Group operating income in these years excluded net unallocated corporate operating expenses and restructuring activity. The restructuring activity resulted in income of $203 in 2002 and a charge of $11,226 in 2001, which were not assigned to the individual group segments. Had the company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121) and Other Engineered Products (expense of $722). Had the company allocated the 2001 restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894) and Other Engineered Products ($1,563).

                                          IDEX Corporation 2003 Annual Report 21

         Gross profit of $309.3 million in 2003 was $27.9 million higher than 2002. As a percent of sales, gross profit was 38.8% in 2003, which represented an increase from 37.9% in 2002. The higher gross profit margin primarily reflects reduced material costs from our increased global sourcing activities and savings from Six Sigma, Kaizen and Lean Manufacturing initiatives, which more than offset increased research and development expenses.

         Selling, general and administrative (SG&A) expenses increased to $199.5 million in 2003 from $181.3 million in 2002. This increase was partly due to the inclusion of five acquisitions that incrementally added $4.4 million of cost. This increase also reflects the deliberate reinvestment in the business to drive organic growth, as well as certain cost increases including pension, insurance, audit and legal expenses. As a percent of net sales, SG&A expenses were 25.0%, up from 24.4% in 2002. While 2003 SG&A expenses are up for the reasons noted, we do not believe this is indicative of a significant negative trend.

         We also generated income related to restructuring activity of $.2 million in 2002. For more details on our restructuring programs, see "Restructuring Actions" on page 24.

         Operating income increased by $9.5 million, or 9%, to $109.9 million in 2003 from $100.4 million in 2002, primarily due to higher 2003 gross profit, offset by increased SG&A expenses. Operating margins in 2003 were 13.8% of sales, compared with 13.5% in 2002.

         As described in footnote 4 of the "Company and Business Group Financial Information" table on page 20, each group's operating income and margins exclude restructuring activity in 2002 and 2001. In the Pump Products Group, operating income of $70.4 million and operating margin of 15.4% decreased in 2003 compared with $71.9 million and 16.5% recorded in 2002. The decline in operating margin was due to a number of factors including new product development, additional sales/marketing resources, ERP implementation and reduced volume in some of our more profitable base businesses. Operating income for the Dispensing Equipment Group increased to $25.7 million from $18.6 million last year, and operating margins improved to 16.2% from 13.4% recorded in 2002. The margin increase was mainly due to increased volumes. Operating income in the Other Engineered Products Group of $33.0 million and operating margin of 17.8% increased from $25.6 million and 15.1% achieved in 2002. The improvement in margins was mostly attributable to improved sales volumes.

         Other income of $.9 million in 2003 was $1.0 million higher than the $.1 million of expense in 2002. In 2003, we benefitted from a foreign currency exchange gain associated with the anticipated funding of the Manfred Vetter acquisition in early January 2004.

         Interest expense decreased to $14.1 million in 2003 from $16.4 million in 2002. The decrease was principally due to lower debt levels resulting from debt paydowns from operating cash flow and a lower interest rate environment.

         The provision for income taxes increased to $34.3 million in 2003 from $29.8 million in 2002. The effective tax rate was 35.5% for both periods.

         Net income was $62.4 million, or $1.87 per share, compared with $54.1 million, or $1.67 per share, in 2002.

PERFORMANCE IN 2002 COMPARED WITH 2001

Orders, sales, net income and earnings per share were higher in 2002 compared with 2001. New orders in 2002 totaled $749.8 million and were 5% higher than the prior year. Excluding the impact of the four acquisitions made since mid-2001 and foreign currency translation, orders were 1% higher than in 2001.

         Sales in 2002 of $742.0 million were 2% higher than the $726.9 million recorded in the prior year. Acquisitions and foreign currency translation accounted for an improvement of 3% and 1%, respectively, but this was offset by a 2% decline in the base businesses. Domestic sales increased by 3%, while international sales, net of foreign currency translation, decreased by 2%. For the year, international sales were 41% of total sales, down slightly from 42% in 2001.

         In 2002, the Pump Products Group contributed 58% of sales and 62% of operating income, the Dispensing Equipment Group accounted for 19% of sales and 16% of operating income, and the Other Engineered Products Group represented 23% of sales and 22% of operating income.

         Pump Products Group sales of $436.7 million in 2002 increased by $9.6 million, or 2%, compared with 2001. Acquisitions accounted for a 5% sales improvement, but this was partially offset by a 3% decline in base business activity. In 2002, domestic and international sales increased by 3% and 1%, respectively, compared with last year. Excluding acquisitions, base business sales volume in both the U.S. and internationally decreased by 3%. Sales to customers outside the U.S. were 37% of total group sales in 2002, unchanged from 2001.

         Dispensing Equipment Group sales of $138.7 million increased by $1.3 million, or 1%, in 2002 compared with the prior year. Domestic by sales increased by 7% compared with 2001, while international sales decreased by 4%. Sales to customers outside the U.S. were 54% of total group sales in 2002, down from 57% in 2001.

         Other Engineered Products Group sales of $169.7 million increased by $4.9 million, or 3%, in 2002 compared with 2001. In 2002, domestic sales increased by 1%, while international sales grew by 6%. Sales to customers outside the U.S. were 42% of total group sales in 2002, up slightly from 41% in 2001.

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

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

                                    FROM LEFT TO RIGHT, SEATED: Chuck Hemann
                                    (Director - eBusiness), Dennis Metcalf (Vice
                                    President - Corporate Development), Kim Bors
                                    (Vice President - Human Resources)

                                    FROM LEFT TO RIGHT, STANDING: Frank Notaro
                                    (Vice President - General Counsel and
                                    Secretary), Dave Kamath (Chief Information
                                    Officer)

         SG&A expenses increased to $181.3 million in 2002 from $164.9 million in 2001. This increase was due primarily to including four acquisitions that incrementally added $5.2 million of cost, and increased spending on corporate initiatives and new product/market development. The increased corporate initiative costs included both implementation and training expenses for programs such as Six Sigma, Lean, Kaizen and Global Sourcing, as well as eBusiness. The goal of these efforts is to increase the company's organic sales and profit growth. As a percent of net sales, SG&A expenses were 24.4%, up from 22.7% in 2001.

         In accordance with the new accounting rules, we discontinued amortization of goodwill and trademarks as of January 1, 2002. As a result, we did not record any goodwill and trademark amortization expense in 2002 compared with $14.6 million in 2001.

         We also generated income related to restructuring activity of $.2 million in 2002 compared with a restructuring charge in 2001 of $11.2 million. For more details on our restructuring programs, see "Restructuring Actions" on page 24.

         Operating income increased by $26.9 million, or 37%, to $100.4 million in 2002 from $73.4 million in 2001. This was due primarily to the absence of goodwill and trademark amortization in 2002, the restructuring charge recorded in 2001 and higher 2002 gross profit. This increase was partially offset by increased SG&A expenses in 2002. Operating margins in 2002 were 13.5% compared with 10.1% in 2001.

         As described in footnote 4 of the "Company and Business Group Financial Information" table on page 20, each group's operating income and margins exclude restructuring activity. In the Pump Products Group, operating income of $71.9 million and operating margins of 16.5% in 2002, compared with $61.8 million and 14.5% in 2001. Operating income for the Dispensing Equipment Group increased to $18.6 million from $14.0 million last year, and operating margins improved to 13.4% from 10.2% in 2001. Operating income in the Other Engineered Products Group of $25.6 million and operating margins of 15.1% compared with the $25.0 million and 15.2% achieved in 2001.

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

         The expenses related to the corporate initiatives of eBusiness (including ERP implementation), Six Sigma, Lean, Kaizen, and Global Sourcing are allocated to the reporting units in each segment based on expected usage. The businesses in the Pump Products and Dispensing Equipment segments have been more successful than those in the Other Engineered Products segment at offsetting the SG&A cost increases resulting from the corporate initiatives, new product/market development, and other cost increases, with efficiencies related to the initiatives as well as other operational improvements. The Other Engineered Products Group also was affected by higher than normal costs associated primarily with ERP implementations and a reserve established for a patent infringement suit.

         Interest expense decreased to $16.4 million in 2002 from $20.7 million in 2001. The decrease was due principally to lower debt levels as a result of debt paydowns from operating cash flow and proceeds from a common stock offering, and a lower interest rate environment.

         The provision for income taxes increased to $29.8 million in 2002 from $20.7 million in 2001. The effective tax rate decreased to 35.5% in 2002 from 38.8% in 2001. This was due primarily to the discontinuation of goodwill and trademark amortization in 2002, a portion of which was nondeductible for tax purposes.

         Net income was $54.1 million, or $1.67 per share, compared with $32.7 million, or $1.05 per share, in 2001. When adjusted to exclude goodwill and trademark amortization of $11.4 million, or $.37 per share, net income and earnings per share in 2001 were $44.1 million and $1.42 per share, respectively.

                                          IDEX Corporation 2003 Annual Report 23

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2003, working capital was $108.8 million and our current ratio was 1.9-to-1. Cash flows from operating activities increased by $2.2 million, or 2%, to $111.7 million in 2003, mainly due to the improved operating results discussed above, offset by increased contributions to our pension plans of $17.4 million from 2002.

         Cash flows from operating activities were more than adequate to fund capital expenditures of $20.3 million and $19.3 million in 2003 and 2002, respectively. Capital expenditures were generally for machinery and equipment that improved productivity and tooling to support IDEX's Global Sourcing initiative, although a portion was for business system technology and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

         In February 2003, an $8.0 million payment of deferred consideration was made in connection with the Rheodyne acquisition that was consummated in July 2002. The company also completed the acquisitions of Sponsler in June 2003 and Classic Engineering in September 2003 at a cost of $10.3 million and $3.7 million, respectively. These payments were financed under the company's credit facility.

         In addition to the $150 million of 6.875% Senior Notes (Senior Notes) due February 15, 2008, the company also has a $300 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires June 8, 2006. At December 31, 2003, the maximum amount available under the Credit Facility was $300.0 million, of which $14.0 million was borrowed with outstanding letters of credit totaling $4.0 million. The Credit Facility contains a covenant that limits total debt outstanding to three times operating cash flow, as defined in the agreement. Our total debt outstanding was $176.5 million at December 31, 2003, and based on the covenant, total debt outstanding was limited to $426.0 million. Interest is payable quarterly on the outstanding balance at the agent bank's reference rate or at LIBOR plus an applicable margin and a utilization fee if the total borrowings exceed certain levels. The applicable margin is based on the credit rating of our Senior Notes, and can range from 25 basis points to 100 basis points. The utilization fee can range from zero to 25 basis points. On March 27, 2003, Standard & Poor's upgraded its corporate credit and senior unsecured debt ratings on IDEX to BBB from BBB-. As a result of this change, at December 31, 2003, the applicable margin was 57.5 basis points and the utilization fee was zero. We also pay an annual fee of 17.5 basis points on the total Credit Facility.

         In December 2001, we, and certain of our subsidiaries, entered into a one-year, renewable agreement with a financial institution, under which we collateralized certain receivables for borrowings (Receivables Facility). This agreement was renewed in December 2003 for another year. The Receivables Facility provides for borrowings of up to $25.0 million, depending upon the level of eligible receivables. At December 31, 2003, there were no borrowings outstanding under the Receivables Facility.

         We also have a $30.0 million demand line of credit (Short-Term Facility), which expires May 21, 2004. Borrowings under the Short-Term Facility are at LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2003, there were no borrowings outstanding under the Short-Term Facility.

         We believe the company will generate sufficient cash flow from operations for the next 12 months and over the long term to meet its operating requirements, interest on all borrowings, required debt repayments, any authorized share repurchases, planned capital expenditures, and annual dividend payments to holders of common stock. Since we began operations in January 1988 and through December 31, 2003, we have borrowed approximately $906.0 million under our various credit agreements to complete 24 acquisitions. During the same period we generated, principally from operations, cash flow of $894.0 million to reduce indebtedness. In the event that suitable businesses are available for acquisition upon terms acceptable to the Board of Directors, we may obtain all or a portion of the financing for the acquisitions through the incurrence of additional long-term debt.

[BAR GRAPH]

International Sales           Percent of net sales          Amount in millions
-------------------           --------------------          ------------------
2003                                  45%                        $356,493
2002                                  41%                        $307,223
2001                                  42%                        $304,282
2000                                  41%                        $287,719
1999                                  39%                        $255,755
1998                                  39%                        $250,946
1997                                  44%                        $244,671
1996                                  43%                        $206,381
1995                                  37%                        $146,237
1994                                  34%                        $109,034
1993                                  29%                        $ 69,936
1992                                  31%                        $ 66,012

A solid global distribution network, acquisitions with a high percentage of foreign sales, and 23 manufacturing facilities outside the U.S. give IDEX a high level of international sales.

[BAR GRAPH]

Assets and Total Debt
(in thousands)                Assets              Total Debt
--------------                ------              ----------
2003                         $960,739              $176,546
2002                         $931,050              $241,051
2001                         $838,804              $291,820
2000                         $758,854              $241,886
1999                         $738,567              $268,589
1998                         $695,811              $283,410
1997                         $599,193              $258,417
1996                         $569,745              $271,709
1995                         $450,077              $206,184
1994                         $357,980              $168,166
1993                         $245,291              $117,464
1992                         $240,175              $139,827

IDEX has continued to use strong cash flow to reduce its debt, while making strategic acquisitions to complement organic growth.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

Our contractual obligations and commercial commitments include rental payments under operating leases, payments under capital leases, and other long-term obligations arising in the ordinary course of business. We have no off-balance sheet arrangements or material long-term purchase obligations. There are no identifiable events or uncertainties, including the lowering of our credit rating, that would accelerate payment or maturity of any of these commitments or obligations.

         The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2003, and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal payments on outstanding borrowings. Additional detail regarding these obligations are provided in the Notes to Consolidated Financial Statements, as referenced in the table:

    PAYMENTS                         LESS                                   MORE
  DUE BY PERIOD                      THAN          1-3          3-5         THAN
 (IN THOUSANDS)         TOTAL       1 YEAR        YEARS        YEARS       5 YEARS
  --------------        -----       ------        -----        -----       -------
Borrowings
     (Note 9)         $  176,546   $   12,546   $   14,000   $  150,000   $        -
Operating lease
     commitments
     (Note 5)             23,631        6,869        8,769        4,036        3,957
Capital lease
     obligations(1)        3,183        3,180            3            -            -
Purchase
     obligations(2)       29,101       25,690        3,253          158            -
                      ----------   ----------   ----------   ----------   ----------
Total
     contractual
     obligations(3)   $  232,461   $   48,285   $   26,025   $  154,194   $    3,957
                      ==========   ==========   ==========   ==========   ==========

(1) Comprised primarily of property leases

(2) Comprised primarily of inventory commitments

(3) Comprised of liabilities recorded on the balance sheet of $203,360, and obligations not recorded on the balance sheet $29,101

         The company also has obligations with respect to its pension and postretirement medical benefit plans. See Note 14 of the Notes to Consolidated Financial Statements.

RESTRUCTURING ACTIONS

IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure. The restructuring affected all three business groups and reduced the workforce, lowered costs, improved efficiencies and addressed excess capacity that resulted from lower demand and more efficient processes. These steps were necessary to appropriately size the company's production capacity to match the declining levels of demand for a broad range of products. The restructuring actions affected multiple employee groups in approximately 20 locations across 11 of our business units. No business activities or product lines were abandoned. The restructuring actions included the layoff of 508 employees with 250 terminations resulting from the first quarter 2001 plan, 231 from the fourth quarter 2001 plan, and 27 from the second quarter 2002 plan. All costs of the restructuring activities were charged to expense and included in the single caption "Restructuring activity" in the Consolidated Statements of Operations. The restructuring charges included employee severance, fringe benefits, outplacement fees, idle facility carrying costs, lease termination costs, the loss on sale of equipment and the loss on disposal of two manufacturing facilities owned by the company. Determination of the restructuring charges was based on the estimated severance benefits paid to terminated employees, the net book value of surplus assets less expected proceeds, and estimated other costs. The restructuring plans have been executed substantially as originally planned.

         The restructuring activity resulted in income of $.2 million in 2002. This related to a reversal of $1.5 million of restructuring expenses initially recorded, which more than offset the 2002 charges of $1.3 million. Of the $1.5 million reversal, $1.1 million was attributed to the sale of a manufacturing facility for more than the value estimated at the time the restructuring plan was adopted. For additional detail related to restructuring activity, see Note 7 of Notes to Consolidated Financial Statements.

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

         Revenue recognition - We recognize revenue from product sales when title passes and the risks of ownership have passed to the customer, based on the terms of the sale. Our customary terms are FOB shipping point. We estimate and record provisions for sales returns, sales allowances and original warranties in the period the related products are sold, in each case based on our historical experience. To the extent actual results differ from these estimated amounts, results could be adversely affected.

         Noncurrent assets - The company evaluates the recoverability of certain noncurrent assets utilizing various estimation processes. In particular, the recoverability of December 31, 2003 balances for goodwill and intangible assets of $559.0 million and $19.4 million, respectively, are subject to estimation processes, which depend on the accuracy of underlying assumptions, including future operating results. The company evaluates the recoverability of each of these assets based on estimated business values and estimated future cash flows (derived from estimated earnings and cash flow multiples). The recoverability of these assets depends on the reasonableness of these assumptions and how they compare with the eventual operating performance of the specific businesses to which the assets are attributed. To the extent actual business values or cash flows differ from those estimated amounts, the recoverability of these noncurrent assets could be affected.

         Income taxes - Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable. The management of the company, along with third-party advisors, periodically estimates the company's probable tax obligations using historical experience in tax jurisdictions and informed judgments. To the extent actual results differ from these estimated amounts, results could be adversely affected.

                                          IDEX Corporation 2003 Annual Report 25

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

         Defined benefit retirement plans - The plan obligations and related assets of defined benefit retirement plans are presented in Note 14 of the Notes to Consolidated Financial Statements. Plan assets, which consist primarily of marketable equity and debt instruments, are valued using market quotations. Plan obligations and the annual pension expense are determined by consulting actuaries using a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate at which the obligation could be effectively settled and the anticipated rate of future salary increases. Key assumptions in the determination of the annual pension expense include the discount rate, the rate of salary increases, and the estimated future return on plan assets. To the extent actual amounts differ from these assumptions and estimated amounts, results could be adversely affected.

REGISTRATION STATEMENT FILINGS FOR COMMON STOCK OFFERINGS

In March 2002, we filed a registration statement on Form S-3 with the Securities and Exchange Commission (SEC) covering the secondary offering of 2,939,199 shares of common stock owned by IDEX Associates, L.P. In April 2002, that registration statement was amended to also include the secondary offering of 560,801 shares of IDEX common stock owned by KKR Associates, L.P., and the primary offering of 1,500,000 shares of IDEX common stock. Also in April 2002, we announced the pricing of this public offering at $36 per common share. Subsequently, the overallotment option was exercised by the underwriter for the sale of an additional 750,000 secondary shares owned by KKR Associates, L.P., bringing the total offering to 5,750,000 shares. The $50.8 million of net proceeds we received was used to repay debt under the Credit Facility. This increased the amount available for borrowing under the facility, which we will continue to use for general corporate purposes, including acquisitions.

         In September 2002, we filed a registration statement on Form S-3 with the SEC covering the secondary offering of 1,350,000 shares of IDEX common stock owned by KKR Associates, L.P. This offering, completed in January 2003, did not increase the number of IDEX shares outstanding, and the company did not receive any proceeds from the offering.

         The secondary shares covered by both of these registration statements had been owned by KKR Associates, L.P. and IDEX Associates, L.P. since IDEX was formed in January 1988.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The company adopted this interpretation effective January 1, 2003.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", which was revised in December 2003. This interpretation addresses consolidation requirements of variable interest entities. The effective date for the company will be March 31, 2004. The company does not expect this interpretation to have a material impact on its results of operations, financial condition, or cash flows.

         In May 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The company adopted this SFAS effective September 30, 2003. This SFAS had no impact on the company's results of operations, financial condition, or cash flows.

         In December 2003, the FASB issued SFAS No. 132 (Revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits". This revised SFAS modifies the financial statement disclosures for defined benefit plans. These modifications increase disclosure of plan assets, benefit obligations, cash flows, benefit costs and other related information. The implementation of SFAS No. 132 (Revised) was effective for the company on December 31, 2003. The company has included SFAS No. 132 (Revised) disclosures in Note 14 of the Notes to Consolidated Financial Statements.

MARKET RISK

We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $176.5 million of total debt outstanding at December 31, 2003. Approximately 13% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $.1 million annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt. We will, from time to time, enter into interest rate swaps on our debt when we believe there is a financial advantage for doing so. A treasury risk management policy, adopted by the Board of Directors, describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, we do not use derivative financial or commodity instruments for trading purposes, and the use of these instruments is subject to strict approvals by senior officers. Typically, the use of derivative instruments is limited to interest rate swaps on the company's outstanding long-term debt.

         Our foreign currency exchange rate risk is limited principally to the euro and British pound. We manage our foreign exchange risk principally through invoicing our customers in the same currency as the source of our products. As a result, the company's exposure to any movement in foreign currency exchange rates is immaterial to the Consolidated Statements of Operations.

         At December 31, 2003, the company had a foreign currency contract that it entered into in anticipation of the funding of the January 2004 purchase of Manfred Vetter. The increase in fair market value of this contract resulted in income of $.5 million at December 31, 2003, and was included in "Other income (expense) - net" in the Consolidated Statements of Operations.

CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                          AS OF DECEMBER 31,                                     2003         2002
                          ------------------                                     ----         ----
Assets

Current assets
    Cash and cash equivalents                                                 $    8,552  $     6,952
    Receivables - net                                                            101,859      101,494
    Inventories                                                                  105,304      105,580
    Other current assets                                                           8,781        7,234
                                                                              ----------  -----------
      Total current assets                                                       224,496      221,260
Property, plant and equipment - net                                              147,095      148,246
Goodwill - net                                                                   559,008      530,663
Intangible assets - net                                                           19,401       19,377
Other noncurrent assets                                                           10,739       11,504
                                                                              ----------  -----------
      Total assets                                                            $  960,739  $   931,050
                                                                              ==========  ===========
Liabilities and Shareholders' Equity
Current liabilities

    Trade accounts payable                                                    $   56,252  $    61,153
    Dividends payable                                                              4,622        4,548
    Accrued expenses                                                              54,807       42,631
                                                                              ----------  -----------
      Total current liabilities                                                  115,681      108,332
Long-term debt                                                                   176,546      241,051
Other noncurrent liabilities                                                      76,410       74,876
                                                                              ----------  -----------
      Total liabilities                                                          368,637      424,259
                                                                              ----------  -----------
Commitments and Contingencies (Note 5)
Shareholders' equity
      Common stock, par value $.01 per share
        Shares issued and outstanding: 2003-33,075,552; 2002-32,536,166              331          325
      Additional paid-in capital                                                 198,165      182,538
      Retained earnings                                                          375,629      331,635
      Minimum pension liability adjustment                                       (12,481)     (10,571)
      Accumulated translation adjustment                                          35,892        9,240
      Treasury stock, at cost: 2003-89,485 shares; 2002-59,350 shares             (2,903)      (1,946)
      Unearned compensation on restricted stock                                   (2,531)      (4,430)
                                                                              ----------  -----------
         Total shareholders' equity                                              592,102      506,791
                                                                              ----------  -----------
         Total liabilities and shareholders' equity                           $  960,739  $   931,050
                                                                              ==========  ===========

See Notes to Consolidated Financial Statements.

                                          IDEX Corporation 2003 Annual Report 27

CONSOLIDATED STATEMENTS
OF OPERATIONS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

       FOR THE YEARS ENDED DECEMBER 31,                     2003        2002          2001
       --------------------------------                     ----        ----          ----
Net sales                                                $ 797,920    $ 742,014    $    726,947
Cost of sales                                              488,600      460,576         463,225
                                                         ---------    ---------    ------------

Gross profit                                               309,320      281,438         263,722
Selling, general and administrative expenses               199,458      181,269         164,893
Goodwill amortization                                            -            -          14,165
Restructuring activity                                           -         (203)         11,226
                                                         ---------    ---------    ------------

Operating income                                           109,862      100,372          73,438
Other income (expense) - net                                   899         (123)            731
                                                         ---------    ---------    ------------

Income before interest expense and income taxes            110,761      100,249          74,169
Interest expense                                            14,091       16,354          20,738
                                                         ---------    ---------    ------------

Income before income taxes                                  96,670       83,895          53,431
Provision for income taxes                                  34,318       29,783          20,721
                                                         ---------    ---------    ------------

Net income                                               $  62,352    $  54,112    $     32,710
                                                         =========    =========    ============
Earnings Per Common Share

Basic earnings per common share                          $    1.92    $    1.71    $       1.08
                                                         =========    =========    ============
Diluted earnings per common share                        $    1.87    $    1.67    $       1.05
                                                         =========    =========    ============
Share Data

Basic weighted average common shares outstanding            32,530       31,669          30,222
                                                         =========    =========    ============
Diluted weighted average common shares outstanding          33,315       32,483          31,047
                                                         =========    =========    ============

See Notes to Consolidated Financial Statements.

CONSOLIDATED SHAREHOLDERS' EQUITY

                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 MINIMUM                  UNREALIZED             UNEARNED
                                       COMMON STOCK              PENSION    ACCUMULATED     GAINS               COMPENSATION
                                      AND ADDITIONAL  RETAINED  LIABILITY   TRANSLATION  (LOSSES) ON  TREASURY  ON RESTRICTED
                                     PAID-IN CAPITAL  EARNINGS  ADJUSTMENT   ADJUSTMENT  DERIVATIVES   STOCK       STOCK
                                     ---------------  --------  ----------  -----------  -----------  --------  -------------
Balance, December 31, 2000           $       115,583 $ 279,907  $   (2,127) $   (10,489) $         -  $   (144) $      (8,228)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Net income                                              32,710
                                                     ---------
Other comprehensive income,
  net of tax
  Unrealized translation adjustment                                                 263
  Cumulative effect of change in
    accounting principle                                                                         204
  Unrealized derivative losses                                                                  (344)
  Minimum pension adjustment                                           344
                                                                ----------
    Other comprehensive income                                         344          263         (140)
                                                                ----------  -----------  -----------
      Comprehensive income                              32,710         344          263         (140)
                                                     ---------  ----------  -----------  -----------
Issuance of 498,462 shares of
  common stock from exercise
  of stock options, and
  deferred compensation plans                  9,383
Amortization of restricted
  common stock award                                                                                                    1,899
Restricted shares surrendered
  for tax withholdings                                                                                    (721)
Cash dividends declared - $.56 per
  common share outstanding                             (17,128)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Balance, December 31, 2001                   124,966   295,489      (1,783)     (10,226)        (140)     (865)        (6,329)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Net income                                              54,112
                                                     ---------
Other comprehensive income, net of
  tax
  Unrealized translation adjustment                                              19,466
  Reversal of unrealized derivative
    losses                                                                                       140
  Minimum pension adjustment                                        (8,788)
                                                                ----------
    Other comprehensive income                                      (8,788)      19,466          140
                                                                ----------  -----------  -----------
      Comprehensive income                              54,112      (8,788)      19,466          140
                                                     ---------  ----------  -----------  -----------
Issuance of 272,973 shares of
  common stock from exercise of
  stock options, and deferred
  compensation plans                           7,061
Issuance of 1,500,000 shares
  of common stock                             50,836
Amortization of restricted
  common stock award                                                                                                    1,899
Restricted shares surrendered
  for tax withholdings                                                                                  (1,081)
Cash dividends declared - $.56 per
  common share outstanding                             (17,966)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Balance, December 31, 2002                   182,863   331,635     (10,571)       9,240            -    (1,946)        (4,430)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Net income                                              62,352
                                                     ---------
Other comprehensive income, net
  of tax
  Unrealized translation adjustment                                              26,652
  Minimum pension adjustment                                         1,910)
                                                                ----------
    Other comprehensive income                                      (1,910)      26,652
                                                                ----------  -----------
      Comprehensive income                              62,352      (1,910)      26,652
                                                     ---------  ----------  -----------
Issuance of 539,386 shares of
  common stock from exercise of
  stock options, and deferred
  compensation plans                          15,633
Amortization of restricted
  common stock award                                                                                                    1,899
Restricted shares surrendered
  for tax withholdings                                                                                    (957)
Cash dividends declared - $.56 per
  common share outstanding                             (18,358)
                                     --------------- ---------  ----------  -----------  -----------  --------  -------------
Balance, December 31, 2003           $       198,496 $ 375,629  $  (12,481) $    35,892  $         -  $ (2,903) $      (2,531)
                                     =============== =========  ==========  ===========  ===========  ========  =============

                                          TOTAL
                                      SHAREHOLDERS'
                                         EQUITY
                                      -------------

Balance, December 31, 2000            $     374,502
                                      -------------
Net income                                   32,710
                                      -------------
Other comprehensive income,
  net of tax
  Unrealized translation adjustment             263
  Cumulative effect of change in
    accounting principle                        204
  Unrealized derivative losses                 (344)
  Minimum pension adjustment                    344
                                      -------------
    Other comprehensive income                  467
                                      -------------
      Comprehensive income                   33,177
                                      -------------
Issuance of 498,462 shares of
  common stock from exercise of
  stock options, and deferred
  compensation plans                          9,383
Amortization of restricted
  common stock award                          1,899
Restricted shares surrendered
  for tax withholdings                         (721)
Cash dividends declared - $.56 per
  common share outstanding                  (17,128)
                                      -------------
Balance, December 31, 2001                  401,112
                                      -------------
Net income                                   54,112
                                      -------------
Other comprehensive income, net of
  tax
  Unrealized translation adjustment          19,466
  Reversal of unrealized derivative
    losses                                      140
  Minimum pension adjustment                 (8,788)
                                      -------------
    Other comprehensive income               10,818
                                      -------------
      Comprehensive income                   64,930
                                      -------------
Issuance of 272,973 shares of
  common stock from exercise of
  stock options, and deferred
  compensation plans                          7,061
Issuance of 1,500,000 shares
  of common stock                            50,836
Amortization of restricted
  common stock award                          1,899
Restricted shares surrendered
  for tax withholdings                       (1,081)
Cash dividends declared - $.56 per
  common share outstanding                  (17,966)
                                      -------------
Balance, December 31, 2002                  506,791
                                      -------------
Net income                                   62,352
                                      -------------
Other comprehensive income, net
  of tax
  Unrealized translation adjustment          26,652
  Minimum pension adjustment                 (1,910)
                                      -------------
    Other comprehensive income               24,742
                                      -------------
      Comprehensive income                   87,094
                                      -------------
Issuance of 539,386 shares of
  common stock from exercise of
  stock options, and deferred
  compensation plans                         15,633
Amortization of restricted
  common stock award                          1,899
Restricted shares surrendered
  for tax withholdings                         (957)
Cash dividends declared - $.56 per
  common share outstanding                  (18,358)
                                      -------------
Balance, December 31, 2003            $     592,102
                                      =============

See Notes to Consolidated Financial Statements.

                                          IDEX Corporation 2003 Annual Report 29

CONSOLIDATED CASH FLOWS

                                 (IN THOUSANDS)

                  FOR THE YEARS ENDED DECEMBER 31,                          2003         2002         2001
                  --------------------------------                          ----         ----         ----
Cash flows from operating activities
Net income                                                               $   62,352   $   54,112   $   32,710
Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization                                           27,146       27,103       26,354
     Amortization of goodwill and other intangible assets                       430          523       15,680
     Amortization of unearned compensation on restricted stock                1,899        1,899        1,899
     Amortization of debt issuance expenses                                     580          580          364
     Deferred income taxes                                                   10,487        9,592         (152)
     Changes in:
             Receivables - net                                                6,867        1,006       24,008
             Inventories                                                      4,624        6,246       22,232
             Trade accounts payable                                             211        7,025       (7,207)
             Accrued expenses                                                 2,508         (310)      (4,356)
     Other - net                                                             (5,418)       1,709       (5,319)
                                                                         ----------   ----------   ----------
         Net cash flows from operating activities                           111,686      109,485      106,213
                                                                         ----------   ----------   ----------
Cash flows from investing activities
Additions to property, plant and equipment                                  (20,318)     (19,335)     (21,639)
Acquisition of businesses (net of cash acquired)                            (21,954)     (74,928)    (132,295)
Proceeds from fixed asset disposals                                           3,436        3,934        1,808
                                                                         ----------   ----------   ----------
         Net cash flows from investing activities                           (38,836)     (90,329)    (152,126)
                                                                         ----------   ----------   ----------

Cash flows from financing activities
Borrowings under credit facilities for acquisitions                          21,954       74,928      132,295
Net repayments under credit facilities                                      (85,387)    (132,195)     (77,858)
Net (repayments) borrowings of other long-term debt                          (1,686)       2,759       (3,470)
Proceeds from issuance of common stock                                            -       50,836            -
Dividends paid                                                              (18,284)     (17,721)     (17,061)
Proceeds from stock option exercises                                         13,176        5,755        9,001
Other - net                                                                  (1,023)      (1,538)        (437)
                                                                         ----------   ----------   ----------
         Net cash flows from financing activities                           (71,250)     (17,176)      42,470
                                                                         ----------   ----------   ----------

Net increase (decrease) in cash                                               1,600        1,980       (3,443)
Cash and cash equivalents at beginning of year                                6,952        4,972        8,415
                                                                         ----------   ----------   ----------
Cash and cash equivalents at end of year                                 $    8,552   $    6,952   $    4,972
                                                                         ==========   ==========   ==========

Supplemental cash flow information
Cash paid for:
     Interest                                                            $   13,576   $   16,232   $   20,818
     Income taxes                                                            18,774       21,022       23,482

Significant non-cash activities
Debt acquired with acquisition of businesses                                      -        2,136        2,931

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

Business

IDEX Corporation ("IDEX" or the "Company") is a manufacturer of a broad range of pumps, metering products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors, flow meters, injectors and valves, and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, hair colorants and other personal care products; refinishing equipment; centralized lubrication systems; and engineered products for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the financial statements are revenue recognition noncurrent assets, income taxes, contingencies and litigation, and defined benefit retirement plans.

Revenue Recognition

IDEX recognizes revenue from product sales when title passes and the risks of ownership have passed to the customer, based on the terms of the sale. Customary terms are FOB shipping point. The Company estimates and records provisions for sales returns, sales allowances and original warranties in the period the related products are sold, in each case based on its historical experience.

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

Earnings Per Common Share

Earnings per common share (EPS) are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents and unvested restricted shares (diluted) outstanding during the year. Common stock equivalents consist of stock options and deferred compensation equivalent units (DCUs) and have been included in the calculation of weighted average shares outstanding using the treasury stock method.

        Basic weighted average shares outstanding reconciles to diluted weighted average shares outstanding as follows:

                                                          2003             2002              2001
                                                          ----             ----              ----
Basic weighted average
     common shares outstanding                           32,530           31,669            30,222
Dilutive effect of
     stock options, DCUs and
     unvested restricted shares                             785              814               825
                                                         ------           ------            ------
Diluted weighted average
     common shares outstanding                           33,315           32,483            31,047
                                                         ======           ======            ======

         Options to purchase approximately $.9 million shares of common stock as of December 31, 2003, were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.

Stock Options

The Company uses the intrinsic-value method of accounting for stock option awards as prescribed by Accounting Principles Bulletin No. 25 and, accordingly, does not recognize compensation expense for its stock option awards in the Consolidated Statements of Operations.

         The following table reflects pro forma net income and net income per share had the Company elected to adopt the fair value approach of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation".

                                                        2003             2002                2001
                                                        ----             ----                ----
Net income
     As reported                                       $62,352         $54,112             $32,710
     Pro forma                                          57,563          49,682              28,904
Basic EPS
     As reported                                          1.92            1.71                1.08
     Pro forma                                            1.77            1.57                 .96
Diluted EPS
     As reported                                          1.87            1.67                1.05
     Pro forma                                            1.73            1.53                 .93

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2003, 2002 and 2001, respectively: dividend yield of 1.84%, 1.54% and 1.98%; volatility of 32.6%, 34.1% and 34.2%; risk-free interest rates of 3.2%, 4.5% and 4.9%; and expected lives of 5.5 years.

Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation of tangible assets are as follows:

Land improvements ................................   10 to 12 years
Buildings and improvements .......................    3 to 30 years
Machinery and equipment
     and engineering drawings ....................    3 to 12 years
Office and transportation equipment ..............    3 to 10 years

         Certain identifiable intangible assets are amortized over their estimated useful lives using the straight-line method. Cost in excess of net assets acquired was amortized over a period of 30 to 40 years for periods prior to 2002 (see Note 2).

         The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation or amortization period or to the unamortized balance is warranted. This evaluation is based on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are used.

                                          IDEX Corporation 2003 Annual Report 31

Research and Development Expenditures

Costs associated with research and development are expensed in the year incurred and included in "Cost of sales". Research and development expenses - which include costs associated with developing new products and major improvements to existing products - were $17,261, $12,738 and $10,127 in 2003, 2002 and 2001, respectively.

Foreign Currency Translation

The functional currency of all operations outside the United States is the respective local currency. All foreign currency balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from changes in exchange rates from year to year have been reported in "Accumulated translation adjustment" in the Consolidated Balance Sheet. The effect on the Consolidated Statements of Operations of transaction gains and losses is insignificant for all years presented.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, including cash and trade receivables and payables, approximate their fair values.

Concentration of Credit Risk

IDEX is not overly dependent on a single customer, the largest of which accounted for about 2% of the Company's net sales for all years presented.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted this interpretation effective January 1, 2003.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", which was revised in December 2003. This interpretation addresses consolidation requirements of variable interest entities. The effective date for the Company will be March 31, 2004. The Company does not expect that this interpretation will have a material impact on its results of operations, financial condition, or cash flows.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company adopted this SFAS effective September 30, 2003. This SFAS had no impact on the Company's results of operations, financial condition, or cash flows.

         In December 2003, the FASB issued SFAS No. 132 (Revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits". This revised SFAS modifies the financial statement disclosures for defined benefit plans. These modifications increase disclosure of plan assets, benefit obligations, cash flows, benefit costs and other related information. The implementation of SFAS No. 132 (Revised) was effective for the Company on December 31, 2003. The Company has included SFAS No. 132 (Revised) disclosures in Note 14 of the Notes to Consolidated Financial Statements.

2. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2003, by business group, were as follows:

                                                         OTHER
                                  PUMP     DISPENSING  ENGINEERED
                                PRODUCTS    EQUIPMENT   PRODUCTS     TOTAL
                                ---------  ----------  ----------  ---------
Balance as of
December 31, 2002               $ 323,881  $  113,504  $   93,278  $ 530,663
Goodwill acquired
     during the year               11,484           -           -     11,484
Goodwill related to
     sale of business                   -           -        (383)      (383)
Foreign currency
     translation                    2,927      11,783       2,534     17,244
                                ---------  ----------  ----------  ---------
Balance as of
December 31, 2003               $ 338,292  $  125,287  $   95,429  $ 559,008
                                =========  ==========  ==========  =========

         The carrying value of indentifiable intangible assets as of December 31, 2003, was $19,401, which was split between amortizable and unamortizable assets as follows:

                                               GROSS                           NET
                                             CARRYING       ACCUMULATED      CARRYING
                                              AMOUNT       AMORTIZATION       AMOUNT
                                              ------       ------------       ------
Amortized intangible assets
     Patents                               $      8,080   $          4,078  $     4,002
     Other                                          993                353          640
                                           ------------   ----------------  -----------
     Total amortized intangible assets            9,073              4,431        4,642
Unamortized trademark assets                     14,759                  -       14,759
                                           ------------   ----------------  -----------
     Total intangible assets               $     23,832   $          4,431  $    19,401
                                           ============   ================  ===========

         Amortization expense in 2003 for the items listed above was $430, which is consistent with the estimated amortization expense for the next five years.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which establishes the accounting and reporting standards for goodwill and intangible assets. SFAS No. 142 also eliminated the amortization of goodwill and certain intangible assets to earnings, but instead required these assets be reviewed periodically for impairment. IDEX adopted SFAS No. 142 on January 1, 2002. After reviewing the estimated fair market values, both in the aggregate and at each individual reporting unit, no impairment to goodwill and other intangible assets was recorded as of December 31, 2003. Had the new pronouncement been adopted on January 1, 2001, IDEX's pro forma net income and EPS for 2001, compared with 2002 and 2003, would have been as follows:

                                                2003               2002             2001
                                                ----               ----             ----

Net income
     Reported net income                    $      62,352    $        54,112    $    32,710
     Goodwill amortization                              -                  -         11,175
     Trademark amortization                             -                  -            258
                                            -------------    ---------------    -----------
     Adjusted net income                    $      62,352    $        54,112    $    44,143
                                            =============    ===============    ===========
Basic EPS
     Reported net income                    $        1.92    $          1.71    $      1.08
     Goodwill amortization                              -                  -            .37
     Trademark amortization                             -                  -            .01
                                            -------------    ---------------    -----------
     Adjusted net income                    $        1.92    $          1.71    $      1.46
                                            =============    ===============    ===========
Diluted EPS
     Reported net income                    $        1.87    $          1.67    $      1.05
     Goodwill amortization                              -                  -            .36
     Trademark amortization                             -                  -            .01
                                            -------------    ---------------    -----------
     Adjusted net income                    $        1.87    $          1.67    $      1.42
                                            =============    ===============    ===========
Weighted average shares outstanding
     Basic                                         32,530             31,669         30,222
                                            =============    ===============    ===========
     Diluted                                       33,315             32,483         31,047
                                            =============    ===============    ===========

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

3. BALANCE SHEET COMPONENTS

The components of certain balance sheet accounts at December 31, 2003 and 2002, were as follows:

                                           2003       2002
                                           ----       ----
Receivables
  Customers                              $101,961   $101,861
  Other                                     3,692      2,722
                                         --------   --------
    Total                                 105,653    104,583
  Less allowance for doubtful accounts      3,794      3,089
                                         --------   --------
    Total receivables - net              $101,859   $101,494
                                         ========   ========
Inventories
   Raw materials                         $ 38,998   $ 41,985
   Work in process                         13,651     11,960
   Finished goods                          52,655     51,635
                                         --------   --------
    Total inventories                    $105,304   $105,580
                                         ========   ========

         Inventories that were carried on a LIFO basis amounted to $90,812 and $91,743 at December 31, 2003 and 2002, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings were not material.

                                                                    2003                    2002
                                                                    ----                    ----
Property, plant and equipment, at cost
  Land and improvements                                       $         14,904        $      12,772
  Buildings and improvements                                            82,007               77,830
  Machinery and equipment                                              194,181              185,288
  Office and transportation equipment                                   76,088               65,450
  Engineering drawings                                                   3,919                4,011
  Construction in progress                                               5,887                4,202
                                                              ----------------        -------------
    Total                                                              376,986              349,553
  Less accumulated depreciation
   and amortization                                                    229,891              201,307
                                                              ----------------        -------------
    Total property, plant and equipment -  net                $        147,095        $     148,246
                                                              ================        =============
Goodwill
  Cost in excess of net assets acquired                       $        642,856        $     612,146
  Less accumulated amortization                                         83,848               81,483
                                                              ----------------        -------------
    Total goodwill - net                                      $        559,008        $     530,663
                                                              ================        =============
Intangible assets
  Cost (at fair market value
    on acquisition date)                                      $         25,897        $      25,415
  Less accumulated amortization                                          6,496                6,038
                                                              ----------------        -------------
    Total intangible assets - net                             $         19,401        $      19,377
                                                              ================        =============
Accrued expenses
  Payroll and related items                                   $         30,528        $      27,802
  Taxes                                                                 11,072                  657
  Insurance                                                              2,308                3,447
  Other                                                                 10,899               10,725
                                                              ----------------        -------------
    Total accrued expenses                                    $         54,807        $      42,631
                                                              ================        =============
Other noncurrent liabilities
   Pension and retiree medical reserves                       $         41,888        $      47,495
   Deferred income taxes                                                31,345               24,228
   Other                                                                 3,177                3,153
                                                              ----------------        -------------
    Total other noncurrent liabilities                        $         76,410        $      74,876
                                                              ================        =============

4. COMMON AND PREFERRED STOCK

In January 2004, the Company issued 20,000 shares of restricted stock as compensation to a key employee. These shares carry dividend and voting rights. Sales of these shares are restricted prior to the date of vesting, with half vesting four years and the remaining half vesting five years after the grant date. The restricted shares were recorded at their fair market value on the date of the grant, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

         During 2000, the Company issued 350,000 shares of restricted stock as compensation to a key employee. These shares carry dividend and voting rights. Sales of these shares are restricted prior to the date of vesting, occurring annually from one to five years after the grant date. The restricted shares were recorded at their fair market value on the date of the grant, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

         On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 1.5 million shares of its common stock, either at market prices or on a negotiated basis as market conditions warrant. At December 31, 2003, IDEX had purchased a total of 6,500 shares under the program at a cost of approximately $144.

         At December 31, 2003 and 2002, the Company had 75 million shares of authorized common stock with a par value of $.01 per share and 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.

5. COMMITMENTS AND CONTINGENCIES

At December 31, 2003, total future minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $23,631. The future minimum rental commitments for each of the next five years and thereafter are as follows: 2004 - $6,869; 2005 - $5,360; 2006 -$3,409; 2007 - $2,073; 2008 - $1,963; thereafter - $3,957.

         Rental expense totaled $9,238, $9,510 and $8,500 for the years ended December 31, 2003, 2002 and 2001, respectively.

         IDEX is a party to various legal proceedings involving employment, contractual, product liability and other matters, none of which is expected to have a material adverse effect on its results of operations, financial condition, or cash flows.

6. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products, Dispensing Equipment and Other Engineered Products. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, flow meters, compressors, injectors and valves, and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints, hair colorants and other personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes engineered equipment for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. IDEX is not overly dependent on a single customer, the largest of which accounted for just over 2% of net sales in 2003.

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

                                          IDEX Corporation 2003 Annual Report 33

                                      2003         2002         2001
                                      ----         ----         ----
Net sales
   Pump Products
     External customers            $  453,703   $  433,623   $  424,727
     Intersegment sales                 2,813        3,041        2,310
                                   ----------   ----------   ----------
        Total group sales             456,516      436,664      427,037
                                   ----------   ----------   ----------
   Dispensing Equipment
     External customers               159,224      138,701      137,406
     Intersegment sales                     1            1            1
                                   ----------   ----------   ----------
        Total group sales             159,225      138,702      137,407
                                   ----------   ----------   ----------
   Other Engineered Products
     External customers               184,994      169,690      164,814
     Intersegment sales                    28            2            1
                                   ----------   ----------   ----------
        Total group sales             185,022      169,692      164,815
                                   ----------   ----------   ----------
     Intersegment elimination          (2,843)      (3,044)      (2,312)
                                   ----------   ----------   ----------
        Total net sales            $  797,920   $  742,014   $  726,947
                                   ==========   ==========   ==========
Operating income(1)(2)
   Pump Products                   $   70,436   $   71,945   $   61,758
   Dispensing Equipment                25,724       18,627       13,957
   Other Engineered Products           32,990       25,638       25,032
   Restructuring activity                   -          203      (11,226)
   Corporate office and other         (19,288)     (16,041)     (16,083)
                                   ----------   ----------   ----------
        Total operating income     $  109,862   $  100,372   $   73,438
                                   ==========   ==========   ==========
Assets
   Pump Products                   $  551,183   $  535,822   $  462,275
   Dispensing Equipment               203,786      192,258      180,361
   Other Engineered Products          186,417      186,860      181,032
   Corporate office and other          19,353       16,110       15,136
                                   ----------   ----------   ----------
        Total assets               $  960,739   $  931,050   $  838,804
                                   ==========   ==========   ==========
Depreciation and amortization(1)
   Pump Products                   $   16,141   $   16,913   $   24,124
   Dispensing Equipment                 5,881        5,734        9,719
   Other Engineered Products            5,116        4,666        7,920
   Corporate office and other(3)        2,337        2,212        2,170
                                   ----------   ----------   ----------
        Total depreciation
          and amortization         $   29,475   $   29,525   $   43,933
                                   ==========   ==========   ==========
Capital expenditures
   Pump Products                   $   12,887   $    9,348   $   10,251
   Dispensing Equipment                 2,967        3,651        5,129
   Other Engineered Products            3,874        4,990        5,987
   Corporate office and other             590        1,346          272
                                   ----------   ----------   ----------
        Total capital
          expenditures             $   20,318   $   19,335   $   21,639
                                   ==========   ==========   ==========

(1) IDEX discontinued goodwill and trademark amortization as of January 1, 2002, in accordance with SFAS No. 142, as further explained in Note 2.

(2) IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure, as further explained in Note 7. Group operating income in these years excluded net unallocated corporate operating expenses and restructuring activity. The restructuring activity resulted in income of $203 in 2002 and a charge of $11,226 in 2001 and were not assigned to the individual group segments. Had the Company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121) and Other Engineered Products (expense of $722). Had the Company allocated the 2001 restructuring charge, it would have been assigned to the groups as follows: Pump Products ($7,769), Dispensing Equipment ($1,894) and Other Engineered Products ($1,563).

(3) Excludes amortization of debt issuance expenses.

         Information about the Company's operations in different geographical regions for the years ended December 31, 2003, 2002 and 2001 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was greater than 10% of total revenues.

                                   2003       2002       2001
                                   ----       ----       ----
Net sales
    U.S                          $441,427   $434,791   $422,084
    Europe                        213,905    186,466    173,747
    Other countries               142,588    120,757    131,116
                                 --------   --------   --------
       Total net sales           $797,920   $742,014   $726,947
                                 ========   ========   ========
Long-lived assets
    U.S                          $523,633   $528,942   $489,734
    Europe                        207,308    176,948    130,280
    Other countries                 5,206      3,900      3,887
                                 --------   --------   --------
       Total long-lived assets   $736,147   $709,790   $623,901
                                 ========   ========   ========

7. RESTRUCTURING ACTIVITY

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

         In 2002, IDEX reversed $1,531 of accrued restructuring expenses previously recorded. Of this reversal, $1,090 was attributable to the fact that the Company was able to sell one manufacturing facility for more than the value estimated at the time the restructuring plan was adopted.

         The restructuring activity was separately identified in the Consolidated Statements of Operations and resulted in the following activity for 2002 and 2001:

                                           2002        2001
                                           ----        ----
Pretax charge                             $ 1,328    $ 11,226
Reversal of previously recorded charges    (1,531)          -
                                          -------    --------
Total pretax (income) charge                 (203)     11,226
Provision (benefit) for income taxes           72      (4,154)
                                          -------    --------
Total (income) charge after taxes         $  (131)   $  7,072
                                          =======    ========

         The Consolidated Balance Sheets at December 31, 2002 and 2001, included accrued restructuring costs of $480 and $5,479, respectively, in "Accrued expenses".

         The cash requirements for the restructuring plans did not have a significant impact on the Company's liquidity. The restructuring actions resulted in the layoff of 508 employees, both hourly and salaried, across 11 business units, representing approximately 12% of our labor force. The restructurings led to 27 and 481 employee terminations in 2002 and 2001, respectively. As of December 31, 2003, all planned employee terminations have been completed.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

8. STOCK OPTIONS

Under various plans, the Company may grant stock options to employees and non-employee directors at exercise prices equal to or exceeding the market price at the date of grant. Therefore, no compensation cost has been recognized in the Consolidated Statements of Operations for these plans. Substantially all of the options become exercisable in five equal installments, beginning one year from the date of grant, and generally expire 10 years from the date of grant. The Company may grant additional options for up to 1.3 million shares.

        The following table summarizes option activity under the plans:

                                                         WEIGHTED
                                         NUMBER           AVERAGE
                                       OF SHARES       OPTION PRICE
                                     UNDER OPTION        PER SHARE
                                     ------------        ---------
Outstanding at December 31, 2000         3,253,459   $         25.10
   Granted                                 796,650             28.33
   Exercised                              (886,367)            21.09
   Forfeited                              (169,900)            29.08
                                   ---------------   ---------------
Outstanding at December 31, 2001         2,993,842             26.92
   Granted                                 866,440             36.72
   Exercised                              (345,945)            24.71
   Forfeited                              (184,775)            30.95
                                   ---------------   ---------------
Outstanding at December 31, 2002         3,329,562             29.48
   Granted                               1,007,325             30.54
   Exercised                              (542,600)            25.41
   Forfeited                              (189,454)            32.20
                                   ---------------   ---------------
Outstanding at December 31, 2003         3,604,833   $         30.24
                                   ===============   ===============
Exercisable at December 31, 2001         1,256,382   $         25.27
                                   ===============   ===============
Exercisable at December 31, 2002         1,428,916   $         26.49
                                   ===============   ===============
Exercisable at December 31, 2003         1,539,935   $         28.71
                                   ===============   ===============

WEIGHTED-AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING THE YEAR ENDED:

December 31, 2001                  $          9.30
                                   ===============
December 31, 2002                  $         12.49
                                   ===============
December 31, 2003                  $          8.85
                                   ===============

         The following table summarizes information about options outstanding at December 31, 2003:

                                 OPTIONS                         OPTIONS
                               OUTSTANDING                     EXERCISABLE
                  -------------------------------------  -----------------------
                                 WEIGHTED
                                 AVERAGE     WEIGHTED                  WEIGHTED
   RANGE OF                     REMAINING    AVERAGE                    AVERAGE
   EXERCISE          NUMBER      LIFE OF     EXERCISE       NUMBER     EXERCISE
    PRICES        OUTSTANDING    CONTRACT     PRICE      EXERCISABLE     PRICE
    ------        -----------    --------     -----      -----------     -----
$15.50 - 25.00        409,246   3.7 years    $23.18          371,338    $23.02
 25.01 - 30.00      2,206,872   7.6 years     28.50          766,069     27.73
 30.01 - 39.45        988,715   7.5 years     37.06          402,528     35.82
                  -----------   ---------    ------        ---------    ------
     TOTAL          3,604,833   7.1 years    $30.24        1,539,935    $28.71
                  ===========   =========    ======        =========    ======

9. DEBT

Debt at December 31, 2003 and 2002 consisted of the following:

                                 2003        2002
                                 ----        ----
Long-term debt
 Senior Notes                  $150,000   $150,000
 Bank credit facilities,
  including accrued interest     18,009     81,507
 Other long-term debt             8,537      9,544
                               --------   --------
   Total long-term debt        $176,546   $241,051
                               ========   ========

         In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008 (Senior Notes), with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2003, the fair market value of the Senior Notes was approximately $228 million, based on the quoted market price.

         The Company has a $300 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires June 8, 2006. At December 31, 2003, the Company had a total of $14 million drawn under the Credit Facility and outstanding letters of credit totaling $4 million. The net available borrowings under the Credit Facility as of December 31, 2003, were approximately $282 million.

         Interest on the outstanding borrowings under the Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 57.5 basis points per annum. A utilization fee is added to the interest rate. The weighted average interest rate on borrowings outstanding under the Credit Facility was 3.2% per annum at December 31, 2003. A facility fee equal to 17.5 basis points per annum is payable quarterly on the total amount available under the Credit Facility.

         The Company and certain of its subsidiaries entered into a renewable, one-year agreement in December 2001 (Receivables Facility) with a financial institution, under which the Company collateralized certain of its receivables for borrowings. This agreement was renewed in December 2003 for another year. The Receivables Facility provides for borrowings of up to $25 million depending upon the level of eligible receivables. At December 31, 2003, there were no borrowings outstanding under the Receivables Facility.

         The Company has a $30 million demand line of credit (Short-Term Facility), which expires May 21, 2004. Borrowings under the Short-Term Facility are based on LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2003, there were no borrowings under the Short-Term Facility.

         At December 31, 2003, other long-term debt included debt acquired in connection with recent acquisitions and other debt at international locations maintained for working capital purposes. Interest is payable on the outstanding balances at rates ranging from 2.8% to 4.9% per annum.

         Total debt outstanding at December 31, 2003 and 2002 included accrued interest of $4.0 million and $4.1 million, respectively.

                                          IDEX Corporation 2003 Annual Report 35

         The indenture for the Senior Notes permits the payment of cash dividends only to the extent that no default exists under the notes, and limits the amount of cash dividends in accordance with specified formulas. At December 31, 2003, under the most restrictive of these provisions, the Company had approximately $154.3 million available for the payment of cash dividends in 2004.

10. ACQUISITIONS

In January 2004, the Company acquired Manfred Vetter GmbH, based in Zulpich, Germany. Vetter is a world leader in the design and manufacture of pneumatic lifting and sealing bags for vehicle and air rescue, environmental protection, industrial maintenance, and disaster recovery and control. Vetter is operated as part of Hale Products.

         In 2003, the Company acquired Sponsler Co., Inc. (June 2003) and Classic Engineering, Inc. (September 2003). Both companies are operated as part of the Pump Products Group. Sponsler, headquartered in Westminster, South Carolina, is a manufacturer of precision turbine flow meters to meet all flow applications, including low-flow and situations where viscosity, corrosive media, extreme temperature or hazardous materials are factors. Classic Engineering, Inc., headquartered in Jacksonville, Florida, is a supplier of fully integrated pump and metering systems to chemical companies and municipal water treatment facilities. It also engineers, designs and manufactures standard and custom chemical-feed systems for the water, wastewater, chemical OEM, pulp and paper, cement and general industrial markets. Classic is operated as part of Pulsafeeder, while Sponsler is operated as part of Liquid Controls. IDEX acquired Sponsler and Classic for a purchase price of $10,251 and $3,703, respectively, with financing provided by borrowings under the Credit Facility. Goodwill and intangible assets recognized as part of these aquisitions was $11,484 and $373, respectively. In February 2003, an $8.0 million payment of deferred consideration was made in connection with the Rheodyne acquisition that was consummated in July 2002.

         In 2002, the Company acquired Halox Technologies, Inc. (April 2002), Rheodyne, L.P. (July 2002) and Wrightech Corporation (October 2002). All are operated as part of the Pump Products Group. Halox, headquartered in Bridgeport, Connecticut, is a manufacturer of point-of-use chlorine dioxide equipment. Its products generate chlorine dioxide for use in water treatment and disinfectant applications. Rheodyne, headquartered in Rohnert Park, California, is a manufacturer of injectors, valves, fittings and accessories for the analytical instrumentation market and used by manufacturers of high performance liquid chromatography equipment. Wrightech, headquartered in Waukesha, Wisconsin, is a manufacturer of stainless-steel positive displacement circumferential piston pumps and replacement parts for the sanitary pump market. Wrightech is operated as part of Viking Pump, while Halox is operated as part of Pulsafeeder. Rheodyne became IDEX's 12th stand-alone business unit, with its activities being closely coordinated with those of ISMATEC, Micropump and Trebor. IDEX acquired the above businesses for an aggregate purchase price of $74,928, with financing provided by borrowings under the Credit Facility. The Company also acquired $2,136 of debt in connection with the acquisitions. Goodwill and intangible assets recognized as part of these acquisitions was $62,370 and $6,431, respectively. In addition, in certain instances, the acquisitions contain purchase price contingencies, which are considered to be immaterial to the Company.

         In 2001, IDEX completed the acquisitions of Liquid Controls L.L.C. (January 2001), Class 1, Inc. (January 2001) and Versa-Matic Tool Inc. (June
2001). Liquid Controls and Versa-Matic are operated as part of the Pump Products Group, while Class 1 is operated as part of the Other Engineered Products Group. Liquid Controls, headquartered in Lake Bluff, Illinois, is a leading manufacturer of positive displacement flow meters, electronic registration and process control systems. Class 1, headquartered in Ocala, Florida, is a leading manufacturer of electronic and mechanical components and systems for the specialty vehicle market. Versa-Matic, headquartered in Export, Pennsylvania, is a leading manufacturer and distributor of air-operated double-diaphragm pumps and pump replacement parts. IDEX acquired these businesses for an aggregate purchase price of $132,295, with financing provided by borrowings under the Credit Facility. The Company also acquired $2,931 of debt in connection with the acquisitions. Goodwill and intangible assets recognized as part of these acquisitions was $94,320 and $1,061, respectively. Goodwill of $67,782 and intangible assets of $740 were assigned to the Pump Products Group, while goodwill of $26,538 and intangible assets of $321 were assigned to the Other Engineered Products Group.

         All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. The Company does not consider any of the acquisitions to be material to its results of operations, financial condition, or cash flows for any of the years noted.

11. COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2003, 2002 and 2001 follow:

                                         2003           2002          2001
                                         ----           ----          ----
Minimum pension adjustment
   Pretax amount                    $     (2,864)  $    (13,732)  $        640
   Tax benefit (provision)                   954          4,944           (296)
                                    ------------   ------------   ------------
   Aftertax amount                  $     (1,910)  $     (8,788)  $        344
                                    ============   ============   ============

Unrealized translation adjustment
    Pretax amount                   $     26,652   $     19,466   $        263
    Tax provision                              -              -              -
                                    ------------   ------------   ------------
    Aftertax amount                 $     26,652   $     19,466   $        263
                                    ============   ============   ============
Unrealized gains
    (losses) on derivatives
    Cumulative effect of change
    in accounting principles        $          -   $          -   $        329
    Derivatives                                -            226           (555)
                                    ------------   ------------   ------------
    Pretax amount                              -            226           (226)
    Tax (provision) benefit                    -            (86)            86
                                    ------------   ------------   ------------
    Aftertax amount                 $          -   $        140   $       (140)
                                    ============   ============   ============

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

12. INCOME TAXES

Pretax income for the years ended December 31, 2003, 2002, and 2001, was taxed under the following jurisdictions:

                                                   2003             2002             2001
                                                   ----             ----             ----
Domestic                                     $       66,402   $      58,087        $ 29,882
Foreign                                              30,268          25,808          23,549
                                             --------------   -------------        --------
    Total                                    $       96,670   $      83,895        $ 53,431
                                             ==============   =============        ========


         The provision for income taxes for the years ended December 31, 2003, 2002, and 2001, was as follows:

                                                  2003             2002             2001
                                                  ----             ----             ----
Current
  U.S.                                       $       13,000   $      12,891        $ 12,775
  State and local                                       738             448           1,178
  Foreign                                            10,093           6,852           6,920
                                             --------------   -------------        --------
    Total current                                    23,831          20,191          20,873
                                             --------------   -------------        --------
Deferred
  U.S.                                                6,954           6,934          (1,747)
  State and local                                       779               -            (150)
  Foreign                                             2,754           2,658           1,745
                                             --------------   -------------        --------
    Total deferred                                   10,487           9,592            (152)
                                             --------------   -------------        --------
    Total provision for
      income taxes                           $       34,318   $      29,783        $ 20,721
                                             ==============   =============        ========

         Deferred (prepaid) income taxes resulted from the following:

                                                    2003             2002            2001
                                                    ----             ----            ----
Employee and retiree
   benefit plans                             $        5,046   $         (59)    $      (903)
Depreciation and amortization                         8,334           6,603           4,364
Inventories                                            (785)           (285)         (2,263)
Allowances and accruals                              (1,557)          3,560          (1,808)
Other                                                  (551)           (227)            458
                                             --------------   -------------     -----------
    Total deferred (prepaid)                 $       10,487   $       9,592     $      (152)
                                             ==============   =============     ===========

         Deferred tax assets (liabilities) related to the following at December 31, 2003 and 2002:

                                                                   2003             2002
                                                                   ----             ----
Employee and retiree benefit plans                            $      11,144     $    13,762
Depreciation and amortization                                       (55,776)        (43,328)
Inventories                                                          (4,456)         (4,764)
Tax benefit carry forwards                                              872           2,575
Allowances and accruals                                               4,922           3,789
Other                                                                 2,512           2,061
                                                              -------------     -----------
   Total                                                      $     (40,782)    $   (25,905)
                                                              =============     ===========

         The balance sheet at December 31, 2003, included a current deferred tax liability of $9,437 in accrued expenses and a noncurrent deferred tax liability of $31,345 in other noncurrent liabilities. The balance sheet at December 31, 2002, included a current deferred tax liability of $1,677 in accrued expenses and a noncurrent deferred tax liability of $24,228 in other noncurrent liabilities.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2003, 2002, and 2001, were as follows:

                                       2003       2002       2001
                                       ----       ----       ----
Pretax income                        $ 96,670   $ 83,895   $ 53,431
                                     ========   ========   ========
Provision for income taxes:
   Computed amount at
     statutory rate of 35%           $ 33,835   $ 29,363   $ 18,701
   State and local income tax
     (net of federal tax benefit)         986        291        668
   Taxes on non-US earnings-net           960        674       (536)
   Amortization of cost in excess
     of net assets acquired                 -          -      2,197
   Foreign sales corporation             (945)    (1,260)      (858)
   Other                                 (518)       715        549
                                     --------   --------   --------
      Total provision for
        income taxes                 $ 34,318   $ 29,783   $ 20,721
                                     ========   ========   ========

         No provision has been made for U.S. or additional foreign taxes on $50,630 of undistributed earnings of foreign subsidiaries, which are permanently reinvested. It is not practical to estimate the amount of additional tax that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

13. DERIVATIVE INSTRUMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", requires that derivative financial instruments be recognized in the financial statements at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity as a component of comprehensive income, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 in 2001 initially increased comprehensive income by $204 in Consolidated Shareholders' Equity.

         At December 31, 2003, the Company had a foreign currency contract, which it entered into in anticipation of the funding of the January 2004 purchase of Manfred Vetter. The increase in fair market value of this contract resulted in income of $.5 million at December 31, 2003 and was included in "Other income (expense) - net" in the Consolidated Statements of Operations.

         At December 31, 2001, the Company had two interest rate swaps, which effectively converted $52.3 million of floating rate debt into fixed rate debt at interest rates approximating 5.6%. The fair market value of the interest rate swaps was a net expense of $140 at December 31, 2001, as reported in other comprehensive income. Both of the interest rate swaps expired in March 2002.

         Fair values relating to derivative financial instruments reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, based on quoted market prices of comparable contracts. The net gain or loss on the interest rate swap contracts was not material.

                                          IDEX Corporation 2003 Annual Report 37

14. RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2003, and a statement of the funded status at December 31 for both years:

                                                 PENSION BENEFITS         OTHER BENEFITS
                                                 2003        2002         2003       2002
                                                 ----        ----         ----       ----
CHANGE IN BENEFIT OBLIGATION

Obligation at January 1                         $ 71,968    $ 58,914    $ 16,188    $ 14,171
Service cost                                       3,765       3,486         330         346
Interest cost                                      4,703       4,209       1,066       1,054
Plan amendments                                      (15)        407           -           -
Benefits paid                                     (5,374)     (3,854)       (510)       (480)
Actuarial loss                                     9,470       8,806       1,583       1,097
                                                --------    --------    --------    --------
Obligation at December 31                       $ 84,517    $ 71,968    $ 18,657    $ 16,188
                                                ========    ========    ========    ========

CHANGE IN PLAN ASSETS

Fair value of plan assets at January 1          $ 38,764    $ 44,402    $      -    $      -
Actual return on plan assets                       7,668      (5,387)          -           -
Employer contributions                            20,444       3,019         510         480
Benefits paid                                     (5,374)     (3,854)       (510)       (480)
Other                                                746         584           -           -
                                                --------    --------    --------    --------
Fair value of plan assets at December 31        $ 62,248    $ 38,764    $      -    $      -
                                                ========    ========    ========    ========

FUNDED STATUS

Funded status at December 31                    $(22,269)   $(33,204)   $(18,657)   $(16,188)
Unrecognized loss                                 29,354      28,313       3,619       2,127
Unrecognized transition obligation                   287         321           -           -
Unrecognized prior service cost                    2,411       2,798        (533)       (564)
                                                --------    --------    --------    --------
Net amount recognized at December 31            $  9,783    $ (1,772)   $(15,571)   $(14,625)
                                                ========    ========    ========    ========

RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS

Prepaid benefit cost                            $  5,433    $  4,707    $      -    $      -
Accrued benefit liability                         16,764     (25,085)    (15,571)    (14,625)
Intangible asset                                   1,712       2,069           -           -
Accumulated other comprehensive income            19,402      16,537           -           -
                                                --------    --------    --------    --------
Net amount recognized at December 31            $  9,783    $ (1,772)   $(15,571)   $(14,625)
                                                ========    ========    ========    ========

         The accumulated benefit obligation for all defined benefit pension plans was $77,611 and $63,205 at December 31, 2003 and 2002, respectively. For plans with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets was $67,847, $62,073 and $45,309, respectively, at December 31, 2003, and $62,654, $54,140 and $29,055, respectively, at December 31, 2002.

         The assumptions used in the measurement of the Company's benefit obligation at December 31, 2003 and 2002, were as follows:

                                                   U.S. PLANS              NON-U.S. PLANS
                                             2003            2002        2003        2002
                                             ----            ----        ----        ----
Discount rate                                6.00%           6.75%       5.50%       5.75%
Expected return on plan assets               8.50%           9.00%       6.50%       6.50%
Rate of compensation increase                4.00%           4.00%       4.25%       3.75%

         The discount rate assumption for benefits other than pension benefit plans was 6.00% and 6.75% at December 31, 2003 and 2002, respectively. To develop the expected rate of return on plan assets, the Company considered the historical returns and the future expectations for returns on each asset class, as well as the target asset allocation of the pension portfolio.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

         The following tables provide the components of, and the assumptions used to determine, the net periodic benefit cost for the plans in 2003, 2002, and 2001:

                                         PENSION BENEFITS                   OTHER BENEFITS
                                   2003       2002        2001        2003        2002        2001
                                   ----       ----        ----        ----        ----        ----
Service cost                     $ 3,765     $ 3,486     $ 3,160     $   330     $   346     $  317
Interest cost                      4,703       4,209       3,991       1,066       1,054      1,155
Expected return on plan assets    (3,449)     (3,903)     (4,248)          -           -          -
Net amortization                   3,216         848         475         (31)        (29)        28
                                 -------     -------     -------     -------     -------     ------
Net periodic benefit cost        $ 8,235     $ 4,640     $ 3,378     $ 1,365     $ 1,371     $1,500
                                 =======     =======     =======     =======     =======     ======

                                             U.S. PLANS                          NON-U.S. PLANS
                                    2003        2002        2001        2003        2002       2001
                                    ----        ----        ----        ----        ----       ----
Discount rate                       6.75%       7.50%       8.00%       5.75%       6.00%      6.00%
Expected return on plan assets      8.50%       9.00%       9.00%       6.50%       7.50%      7.00%
Rate of compensation increase       4.00%       4.00%       4.00%       3.75%       4.00%      4.50%

         The discount rate assumption used to determine the net periodic benefit cost for benefits other than pension benefit plans was 6.75%, 7.50% and 8.00% in 2003, 2002 and 2001, respectively. Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants. Contributions to bargaining unit-sponsored multiemployer plans and defined contribution plans were $6,756, $6,607 and $6,292 for 2003, 2002 and 2001, respectively.

         For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually each year to a rate of 6% for 2008, and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% increase in the assumed health care cost trend rates would increase the service and interest cost components of the net periodic benefit cost by $137 and the health care component of the accumulated postretirement benefit obligation by $1,711. A 1% decrease in the assumed health care cost trend rate would decrease the service and interest cost components of the net periodic benefit cost by $116 and the health care component of the accumulated postretirement benefit obligation by $1,463.

         The provisions of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Act) have not been taken into account in the determination of IDEX's accumulated postretirement benefit obligation or net periodic benefit cost, pending further guidance on the accounting for the federal subsidy. The Company does not expect that the effects of the Act will have a material impact on its results of operations, financial condition, or cash flows.

Plan Assets

The Company's pension plan weighted-average asset allocations at December 31, 2003, and 2002, by asset category, were as follows:

                                        2003       2002
                                        ----       ----
Equity securities                        68%        54%
Debt securities                          31         39
Other                                     1          7
                                        ---        ---
  Total                                 100%       100%
                                        ===        ===

         The investment objectives of its plan assets are to earn the highest possible rate of return consistent with the tolerance for risk as determined periodically by IDEX in its role as a fiduciary. The general guidelines of asset allocation of fund assets are that equities will represent from 55% to 75% of the market value of total fund assets with a target of 64%, and fixed income obligations, including cash, will represent from 25% to 45% with a target of 36%. The Company strives to maintain asset allocations within the designated ranges by conducting periodic reviews of fund allocations and plan liquidity needs, and rebalancing the portfolio accordingly. As of December 31, 2003 and 2002, there were no shares of the Company's stock held in plan assets.

Cash Flows

The Company expects to contribute approximately $9.0 million to its pension plans and $.7 million to its other postretirement benefit plans in 2004.

15. QUARTERLY RESULTS OF OPERATIONS

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2003 and 2002:

                                                           2003 QUARTERS
                                                FIRST     SECOND      THIRD     FOURTH
                                                -----     ------      -----     ------
Net sales                                     $195,498   $207,147   $197,314   $197,961
Gross profit                                    74,303     82,123     76,178     76,716
Operating income                                23,401     29,557     28,943     27,961
Net income                                      12,695     16,943     16,509     16,205
Basic EPS                                     $    .39   $    .52   $    .51   $    .49
Basic weighted average shares outstanding       32,291     32,384     32,661     32,785
Diluted EPS                                   $    .39   $    .51   $    .49   $    .48
Diluted weighted average shares outstanding     32,805     33,131     33,640     33,826

                                                           2003 QUARTERS
                                              FIRST      SECOND     THIRD      FOURTH
                                              -----      ------     -----      ------
Net sales                                    $174,936   $190,430   $189,105   $187,543
Gross profit                                   65,425     74,138     71,614     70,261
Operating income                               22,506     28,160     26,945     22,761
Net income                                     11,545     15,610     14,786     12,171
Basic EPS                                    $    .38   $    .49   $    .46   $    .38
Basic weighted average shares outstanding      30,513     31,668     32,245     32,252
Diluted EPS                                  $    .37   $    .48   $    .45   $    .37
Diluted weighted average shares outstanding    31,544     32,653     32,883     32,893

         During the second and fourth quarters of 2002, IDEX took actions to downsize its operations to reflect lower levels of activity. As a result, the Company recorded a charge of $107 and income of $310 in the second and fourth quarters of 2002, respectively, related to the restructuring activity. See Note 7 for additional details.

                                          IDEX Corporation 2003 Annual Report 39

REPORTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of IDEX Corporation

         We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 2 to the Consolidated Financial Statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
January 22, 2004

MANAGEMENT REPORT

IDEX Corporation's management is responsible for the fair presentation and consistency of all financial data included in this Annual Report in accordance with accounting principles generally accepted in the United States of America. Where necessary, the data reflect management's best estimates and judgments.

         Management also is responsible for maintaining a system of internal control with the objectives of providing reasonable assurance that IDEX's assets are safeguarded against material loss from unauthorized use or disposition, and that authorized transactions are properly recorded to permit the preparation of accurate financial data. Cost benefit judgments are an important consideration in this regard. The effectiveness of internal control is maintained by personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal review programs and audits. Management believes that IDEX's system of internal control as of December 31, 2003, is effective and adequate to accomplish the above described objectives.

/s/ Dennis K. Williams
Dennis K. Williams
Chairman of the Board, President and Chief Executive Officer

/s/ Wayne P. Sayatovic
Wayne P. Sayatovic
Senior Vice President - Finance and Chief Financial Officer
Northbrook, Illinois
January 22, 2004