Form 10-K, Exhibit 13
period 2004-12-31
IDEX CORP /DE/
filed 2005-02-28
CIK 832101

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

HISTORICAL DATA(1)

(DOLLARS IN  THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                        2004        2003        2002        2001           2000         1999
                                                     ---------   ---------   ----------   ----------   ------------   ---------
Results of Operations

Net sales                                           $  928,297   $ 797,920   $ 742,014    $ 726,947    $ 704,276      $ 655,041
Gross profit                                           370,795     309,320     281,438      263,722      277,952        256,484
SG&A expenses                                          221,411     199,458     181,269      164,893      149,639        140,495
Goodwill amortization                                        -           -           -       14,165       11,797         11,312
Restructuring activity                                       -           -        (203)      11,226            -              -
Operating income                                       149,384     109,862     100,372       73,438      116,516        104,677
Other (expense) income - net                              (743)        899        (123)         731        1,031            568
Interest expense                                        14,764      14,091      16,354       20,738       16,521         18,020
Provision for income taxes                              47,471      34,318      29,783       20,721       37,581         32,797
Income from continuing operations                       86,406      62,352      54,112       32,710       63,445         54,428
Income from discontinued operations                          -           -           -            -            -              -
Extraordinary items                                          -           -           -            -            -              -
Net income                                              86,406      62,352      54,112       32,710       63,445         54,428

Financial Position

Current assets                                      $  261,238   $ 224,496   $ 221,260    $ 214,903    $ 232,089      $ 213,715
Current liabilities                                    148,255     115,681     108,332       87,338      177,811(2)      91,634
Working capital                                        112,983     108,815     112,928      127,565       54,278(2)     122,081
Current ratio                                              1.8         1.9         2.0          2.5         1 .3(2)         2.3
Capital expenditures                                    21,097      20,318      19,335       21,639       20,739         18,338
Depreciation and amortization                           31,529      30,055      30,105       44,297       36,704         34,835
Total assets                                         1,186,292     960,739     931,050      838,804      758,854        738,567
Total debt                                             225,317     176,546     241,051      291,820      241,886        268,589
Shareholders' equity                                   713,605     592,102     506,791      401,112      374,502        329,024

Performance Measures

Percent of net sales
 Gross profit                                             40.0%       38.8%       37.9%        36.3%        39.5%          39.2%
 SG&A expenses                                            23.9        25.0        24.4         22.7         21.2           21.4
 Goodwill amortization                                       -           -           -          1.9          1.7            1.7
 Restructuring activity                                      -           -           -          1.5            -              -
 Operating income                                         16.1        13.8        13.5         10.1         16.5           16.0
 Income before income taxes                               14.4        12.1        11.3          7.4         14.3           13.3
 Income from continuing operations                         9.3         7.8         7.3          4.5          9.0            8.3
Effective tax rate                                        35.5        35.5        35.5         38.8         37.2           37.6
Net income return on average assets                        8.0         6.6         6.1          4.1          8.5            7.6
Debt as a percent of capitalization                       24.0        23.0        32.2         42.1         39.2           44.9
Net income return on average shareholders' equity         13.2        11.3        11.9          8.4         18.0           17.7

Per Share Data(3)

Basic - income from continuing operations           $     1.73   $    1.28   $    1.14    $     .72    $    1.42      $    1.23
      - net income                                        1.73        1.28        1.14          .72         1.42           1.23
Diluted - income from continuing operations               1.68        1.25        1.11          .70         1.38           1.21
        - net income                                      1.68        1.25        1.11          .70         1.38           1.21
Cash  dividends declared                                   .45         .37         .37          .37          .37            .37
Shareholders' equity                                     14.04       11.97       10.40         8.70         8.25           7.40
Stock price - high                                       40.96       28.25       26.44        24.80        24.00          22.75
            - low                                        26.53       17.35       17.13        16.60        15.17          14.42
            - close                                      40.50       27.73       21.80        23.00        22.09          20.25
Price/earnings ratio at year end                            24          22          20           33           16             17

Other Data(3)

Employees at year end                                    4,232       3,689       3,863        3,873        3,880          3,773
Shareholders at year end                                 6,000       5,700       4,700        5,500        5,200          5,600
Shares outstanding (in 000s):
  Weighted average - basic                              50,073      48,795      47,504       45,333       44,589         44,316
                   - diluted                            51,348      49,973      48,725       46,571       45,948         45,128
  At year end (net of treasury)                         50,821      49,479      48,716       46,101       45,387         44,454

(1)   See Notes to Consolidated Financial Statements for additional detail.

(2) Excluding short-term debt of $88,077, current liabilities were $89,734, working capital was $142,355 and the current ratio was 2.6.

(3) All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997, and May 2004.

   1998            1997           1996            1995            1994            1993
---------       ---------       ---------       ---------       ---------       ---------
$ 640,131       $ 552,163       $ 474,699       $ 395,480       $ 319,231       $ 239,704
  252,846         222,357         187,074         157,677         126,951          96,903
  132,627         110,588          93,217          78,712          66,743          52,950
   10,676           8,174           6,241           4,196           3,025           1,889
        -               -               -               -               -               -
  109,543         103,595          87,616          74,769          57,183          42,064
      479            (693)           (696)            524             281             728
   22,359          18,398          17,476          14,301          11,939           9,168
   33,267          31,029          25,020          21,845          16,181          11,187
   54,396          53,475          44,424          39,147          29,344          22,437
   10,182           5,151           5,774           6,178           4,266           2,889
   (2,514)              -               -               -               -               -
   62,064          58,626          50,198          45,325          33,610          25,326

$ 195,900       $ 197,267       $ 191,599       $ 173,889       $ 140,450       $ 106,864
   80,265          77,801          83,286          70,798          58,443          34,038
  115,635         119,466         108,313         103,091          82,007          72,826
      2.4             2.5             2.3             2.5             2.4             3.1
   20,763          13,562          11,634           8,181           6,818           6,120
   33,575          24,943          21,312          15,277          12,515          10,092
  695,811         599,193         569,745         450,077         357,980         245,291
  283,410         258,417         271,709         206,184         168,166         117,464
  286,037         238,671         195,509         150,945         116,305          83,686

     39.5%           40.3%           39.4%           39.9%           39.8%           40.4%
     20.7            20.0            19.6            19.9            20.9            22.1
      1.7             1.5             1.3             1.1             1.0              .8
        -               -               -               -               -               -
     17.1            18.8            18.5            18.9            17.9            17.5
     13.7            15.3            14.6            15.4            14.3            14.0
      8.5             9.7             9.4             9.9             9.2             9.4
     37.9            36.7            36.0            35.8            35.5            33.3
      9.6            10.0             9.8            11.2            11.1            10.4
     49.8            52.0            58.2            57.7            59.1            58.4
     23.7            27.0            29.0            33.9            33.6            35.6

$    1.23       $    1.22       $    1.03       $     .91       $     .69       $     .53
     1.41            1.34            1.16            1.05             .79             .59
     1.21            1.19             .99             .88             .67             .51
     1.38            1.30            1.13            1.02             .77             .58
      .36             .33             .29             .26             .06               -
     6.47            5.44            4.51            3.51            2.71            1.95
    25.83           24.46           18.42           19.67           13.00           10.67
    13.00           15.50           13.25           12.25           10.09            6.50
    16.33           23.25           17.75           18.09           12.50           10.59
       14              20              16              18              16              18

    3,803           3,326           3,093           2,680           2,305           1,828
    7,000           7,000           6,100           5,300           4,400           4,300

   43,998          43,776          43,227          42,993          42,900          42,594
   45,078          44,999          44,669          44,414          43,997          43,464
   44,199          43,875          43,389          43,043          42,929          42,870

Net Sales (in millions)

[BAR GRAPH]

                  Net Sales
                  ---------
2004              $928,297
2003              $797,920
2002              $742,014
2001              $726,947
2000              $704,276
1999              $655,041
1998              $640,131
1997              $552,163
1996              $474,699
1995              $395,480
1994              $319,231
1993              $239,704

Since 1993, sales have grown at a compound annual rate of 13%. The 16% sales increase in 2004 resulted from a 7% increase in base business activity, the inclusion of acquisitions, and favorable currency translation.

Operating Margins
(continuing operations)

[BAR GRAPH]

                  IDEX      Value Line Industrial
                               Composite Index
                  ----      ---------------------
2004              16.1%             11.5%
2003              13.8%             10.9%
2002              13.5%             10.3%
2001              10.1%             10.0%
2000              16.5%             12.5%
1999              16.0%             11.9%
1998              17.1%             11.6%
1997              18.8%             12.1%
1996              18.5%             11.5%
1995              18.9%             11.3%
1994              17.9%             10.4%
1993              17.5%              9.4%

Advances in operational excellence are helping to improve the company's operating margin.

Diluted Earnings per Share
(continuing operations)

[BAR GRAPH]

                  Diluted Earnings per Share
                  --------------------------
2004                       $1.68
2003                       $1.25
2002                       $1.11
2001                       $0.70
2000                       $1.38
1999                       $1.21
1998                       $1.21
1997                       $1.19
1996                       $0.99
1995                       $0.88
1994                       $0.67
1993                       $0.51

Since 1993, diluted earnings per share have grown at a compound annual rate of 11%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORICAL OVERVIEW AND OUTLOOK

IDEX Corporation (IDEX or the Company) sells a broad range of pump products, dispensing equipment and other engineered products to a diverse customer base in the United States and other countries around the world. Accordingly, our businesses are affected by levels of industrial activity and economic conditions in the U.S. and in other countries where our products are sold and by the relationship of the U.S. dollar to other currencies. Levels of capacity utilization and capital spending in certain industries and overall industrial activity are among the factors that influence the demand for our products.

      IDEX consists of three reporting groups: Pump Products, Dispensing Equipment and Other Engineered Products.

      The Pump Products Group produces a wide variety of pumps, compressors, flow meters, injectors and valves, and related controls for the movement of liquids, air and gases. The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes, hair colorants and other personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group produces firefighting pumps, rescue tools, lifting bags and other components and systems for the fire and rescue industry; and engineered stainless steel banding and clamping devices used in a variety of industrial and commercial applications.

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

      Some of our key 2004 financial highlights were as follows:

      - Orders were a record $942.4 million, 18% higher than a year ago; base business orders - excluding acquisitions and foreign currency translation - were up 9% .

      - Sales of $928.3 million set a new record and were up 16% from last year; base business sales - excluding acquisitions and foreign currency translation - were up 7%.

      - Gross margins improved 120 basis points to 40.0% of sales, while operating margins at 16.1% were 230 basis points higher than 2003.

      -     Net income rose 39% to $86.4 million.

      -     Diluted EPS of $1.68 was 43 cents ahead of last year.

      - Operating cash flow rose 27% and reached an all time high of $142.3 million.

      - Four strategic acquisitions were completed in 2004 - Vetter, Systec, Scivex and Dinglee.

                                   [PICTURE]

                     FROM LEFT TO RIGHT: CLINT KOOMAN (VICE
                     PRESIDENT -CONTROLLER), SUSAN FISHER
                     (DIRECTOR - INVESTOR RELATIONS), DOUG
                     LENNOX (VICE PRESIDENT - TREASURER)

      We are pleased with our record results in 2004. The momentum that was started in 2003 continued into 2004, as our business units delivered record orders, sales, income, and cash flows and concluded with our 12th consecutive quarter of year-over-year gross margin expansion. The year also marked our 10th consecutive quarter of year-over-year earnings growth and our 9th consecutive quarter of year-over-year organic sales growth. We are especially pleased with the organic revenue growth of 12% during the fourth quarter - clear evidence that our organic growth strategy is working. All three of our segments experienced organic growth. Our recent performance reflects the improved economy, as well as our operational excellence discipline and continuous drive to innovate new products that meet critical-to-customer needs. We enter 2005 well positioned for continued growth and are using all the tools at our disposal to drive revenues, profitability and cash generation.

      The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth below.

      We expect economic conditions to remain favorable as we continue to leverage rapid process improvement to meet customer needs, drive earnings and fund innovation to support our organic growth. As a short cycle business, we are mindful that our financial performance is reliant on the current pace of incoming orders. Although we have limited visibility on future business conditions, we believe IDEX is well positioned for earnings expansion, based on our lower cost levels resulting from our operational excellence discipline, our investments in new products, applications and global markets, and our pursuit of strategic acquisitions to complement our longer-term profitable growth.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The " Historical Overview and Outlook" and the " Liquidity and Capital Resources" sections of this management's discussion and analysis of our operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as " anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the Company believes," "we believe," "the Company intends" and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this filing. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this report, and we undertake no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial position and results of operations for each of the three years in the period ending December 31, 2004. For purposes of this discussion and analysis section, reference is made to the table on page 20 and the Consolidated Statements of Operations on page 27.

PERFORMANCE IN 2004 COMPARED WITH 2003

Orders, sales, net income and earnings per share were higher in 2004 compared with 2003. New orders in 2004 totaled $942.4 million and were 18% higher than the prior year. Excluding the impact of the six acquisitions made since the beginning of 2003 (Sponsler-June 2003; Classic-September 2003; Vetter-January 2004; Systec-April 2004; Scivex-May 2004 and Dinglee-July 2004) and foreign currency translation, orders were 9% higher than a year ago.

      Sales in 2004 of $928.3 million were 16% higher than the $797.9 million recorded a year ago. Acquisitions and foreign currency translation accounted for an improvement of 6% and 3% , respectively, while base business sales rose 7%. Base business sales increased in all three of the Company's reporting groups. Domestic base sales were up 10% over the prior year, while base sales to international customers increased 2% in 2004. Base sales to international customers represented 43% of the total, compared with 45% in 2003.

      In 2004, the Pump Products Group contributed 58% of sales and 54% of operating income, the Dispensing Equipment Group accounted for 18% of sales and 19% of operating income, and the Other Engineered Products Group represented 24% of sales and 27% of operating income.

      Pump Products Group sales of $542.3 million in 2004 increased $85.8 million, or 19%, compared with 2003. Acquisitions and foreign currency translation accounted for an 8% and 2% sales improvement, respectively, while base business activity provided a 9% increase. In 2004, base business sales increased 12% domestically, while base international sales increased 6%. Base business sales to customers outside the U.S. were 38% of total group sales in 2004, down from 40% in 2003.

Net Sales by Group                       Dispensing          Engineered
(in millions)           Pump Products     Equipment            Products        Combined
--------------          -------------    ----------          -----------       --------
2004                      $542,336         $170,198             $219,006       $931,540
2003                      $456,516         $159,225             $185,022       $800,763
2002                      $436,664         $138,702             $169,692       $745,058
2001                      $427,037         $137,407             $164,815       $729,259
2000                      $394,999         $166,362             $145,823       $707,184
1999                      $372,440         $140,996             $144,486       $657,922
1998                      $375,692         $122,844             $144,004       $642,540
1997                      $265,918         $138,202             $150,455       $554,575
1996                      $245,620         $ 80,169             $149,949       $475,738
1995                      $228,909         $ 42,007             $125,118       $396,034
1994                      $197,013         $ 37,890             $ 84,784       $319,687
1993                      $180,906         $ 31,944             $ 27,364       $240,214

In 2004, the improving economy as well as the company's drive for organic growth, through both operational excellence and innovation, helped increase sales in all three product segments.

Operating Income by
Group                                    Dispensing          Engineered
(in millions)           Pump Products     Equipment            Products         Combined
--------------          -------------    ----------          -----------       --------
2004                      $93,356           $33,489              $47,120       $173,965
2003                      $70,436           $25,724              $32,990       $129,150
2002                      $71,945           $18,627              $25,638       $116,210
2001                      $61,758           $13,957              $25,032       $100,747
2000                      $73,726           $32,566              $27,498       $133,790
1999                      $65,673           $25,614              $26,660       $117,947
1998                      $74,812           $22,483              $24,596       $121,891
1997                      $61,443           $25,636              $26,426       $113,505
1996                      $55,129           $14,370              $26,595       $ 96,094
1995                      $48,365           $11,739              $22,889       $ 82,993
1994                      $40,303           $ 9,736              $14,954       $ 64,993
1993                      $34,501           $ 6,761              $ 7,585       $ 48,847

In 2004, operating income increased to $149.4 million, while the operating margin rose 230 basis points to 16.1%. The increase reflects the impact of volume leverage and a 120 basis point improvement in gross margin during the year.

> 2004 SALES BY REGION

United States                             56%

Europe                                    26%

Asia                                       8%

Canada/Latin America                       7%

Rest of the World                          3%

[> 2004 SALES BY REGION PAI CHART]

A more global market focus continues with 44% of total sales in 2004 to customers outside the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company and Business Group Financial Information
(DOLLARS IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31, (1)           2004                2003                2002
------------------------------------       -----------          ----------           ---------
Pump Products Group

Net sales(2)                               $   542,336          $  456,516           $ 436,664
Operating income(3) (4)                         93,356              70,436              71,945
Operating margins(3)(4)                           17.2%               15.4%               16.5%
Identifiable assets                        $   694,731          $  551,183           $ 535,822
Depreciation and amortization(3)                16,464              16,141              16,913
Capital expenditures                            13,968              12,887               9,348

Dispensing Equipment Group

Net sales(2)                               $   170,198          $  159,225           $ 138,702
Operating income(3) (4)                         33,489              25,724              18,627
Operating margins(3)(4)                           19.7%               16.2%               13.4%
Identifiable assets                        $   214,140          $  203,786           $ 192,258
Depreciation and amortization(3)                 5,616               5,881               5,734
Capital expenditures                             2,769               2,967               3,651

Other Engineered Products Group

Net sales(2)                               $   219,006          $  185,022           $ 169,692
Operating income(3) (4)                         47,120              32 990              25,638
Operating margins(3)(4)                           21.5%               17.8%               15.1%
Identifiable assets                        $   246,410          $  186,417           $ 186,860
Depreciation and amortization(3)                 6,012               5,116               4,666
Capital expenditures                             3,204               3,874               4,990

Company

Net sales                                  $   928,297          $  797,920           $ 742,014
Operating income(3) (4)                        149,384             109,862             100,372
Operating margins(3)(4)                           16.1%               13.8%               13.5%
Total assets                               $ 1,186,292          $  960,739           $ 931,050
Depreciation and amortization(3)                30,949              29,475              29,525
Capital expenditures                            21,097              20,318              19,335

(1)   Includes acquisitions of Scivex, Inc. (May 2004), Systec, L.L.C. (April
      2004), Classic Engineering, Inc. (September 2003), Sponsler Co., Inc. (June 2003), Wright Pump Corporation (October 2002), Rheodyne, L.L.C. (July 2002) and Halox Technologies, Inc. (April 2002) in the Pump Products Group; and Tianjin Dinglee Machine and Motor Co., Ltd (July 2004) and Manfred Vetter GmbH (January 2004) in the Other Engineered Products Group from dates of acquisition. See Note 11 of the Notes to Consolidated Financial Statements.

(2)   Group net sales include intersegment sales.

(3) IDEX discontinued goodwill and trademark amortization as of January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, as further explained in Note 2 of the Notes to Consolidated Financial Statements.

(4) Group operating income excluded net unallocated corporate operating expenses and restructuring activity. IDEX took actions in 2002 to downsize operations to lower its cost structure, as further explained in Note 6 of the Notes to Consolidated Financial Statements. The restructuring activity resulted in income of $203 in 2002, which was not assigned to the individual group segments. Had the Company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121), and Other Engineered Products (expense of $722).

                                   [PICTURE]

                      FROM LEFT TO RIGHT: DAVE WINDMULLER
                (VICE PRESIDENT - GROUP EXECUTIVE OF DISPENSING
                   EQUIPMENT AND OTHER ENGINEERED PRODUCTS),
                JOHN MCMURRAY (VICE PRESIDENT - GROUP EXECUTIVE
                  OF PUMP PRODUCTS AND OPERATIONAL EXCELLENCE)

      Dispensing Equipment Group sales of $170.2 million increased by $11.0 million, or 7%, in 2004 compared with the prior year, due to favorable foreign currency translation of 5% and a 2% increase in base business activity. Base domestic sales increased 7% compared with 2003, while base international sales decreased 2%. Base sales to customers outside the U.S. were 61% of total group sales in 2004, down from 63% in 2003.

      Other Engineered Products Group sales of $219.0 million increased by $34.0 million, or 18%, in 2004 compared with 2003. Acquisitions accounted for an increase of 7%, foreign currency translation added 4% and base business activity contributed 7%. In 2004, base sales increased 13% domestically, while base international sales decreased 1%. Base business sales to customers outside the U.S. were 39% of total group sales in 2004, down from 43% in 2003.

      Gross profit of $370.8 million in 2004 was $61.5 million, or 20%, higher than 2003. As a percent of sales, gross profit was 40.0% in 2004, which represented a 120 basis point increase from 38.8% in 2003. The higher gross profit margin primarily reflects reduced material costs from our global sourcing, Six Sigma and Lean Manufacturing initiatives, volume leverage, and price increases, all of which more than offset cost increases and additional expenses.

      Selling, general and administrative (SG&A) expenses increased to $221.4 million in 2004 from $199.5 million in 2003. This increase was partly due to the inclusion of six acquisitions that incrementally added $10.0 million of cost. This increase also reflects the deliberate reinvestment in the business to drive organic growth as well as certain volume-related cost increases. As a percent of net sales, SG&A expenses were 23.9%, down from 25.0% in 2003.

      Operating income increased by $39.5 million, or 36%, to $149.4 million in 2004 from $109.9 million in 2003, primarily due to higher 2004 gross profit, offset by increased SG&A expenses. Operating margins in 2004 were 16.1% of sales, compared with 13.8% in 2003.

      In the Pump Products Group, operating income of $93.4 million and operating margin of 17.2% increased in 2004 compared with the $70.4 million and 15.4% recorded in 2003. Operating income for the Dispensing Equipment Group increased to $33.5 million in 2004 from $25.7 million last year, and operating margins improved to 19.7% from 16.2% recorded in 2003. Operating income in the Other Engineered Products Group of $47.1 million and operating margin of 21.5% increased from the $33.0 million and 17.8% achieved in 2003. The margin improvement in all three segments was mostly attributable to the improved sales volumes and other factors discussed above.

      Other expense of $.7 million in 2004 was $1.6 million higher than $.9 million of income in 2003. In 2004, we incurred hurricane-related costs at one of our business units as well as certain costs associated with the refinancing of our credit facility. In 2003, we benefited from a foreign currency exchange gain related to the anticipated funding of the Vetter acquisition in January 2004.

      Interest expense increased to $14.8 million in 2004 from $14.1 million in 2003. The increase was principally due to higher debt levels resulting from our recent acquisitions as well as a slightly higher interest rate environment.

      The provision for income taxes increased to $47.5 million in 2004 from $34.3 million in 2003. The effective tax rate was 35.5% for both periods.

      Net income was $86.4 million, or $1.68 per share, compared with $62.4 million, or $1.25 per share, in 2003.

PERFORMANCE IN 2003 COMPARED WITH 2002

Orders, sales, net income and earnings per share were higher in 2003 compared with 2002. New orders in 2003 totaled $797.8 million and were 6% higher than the prior year. Excluding the impact of the five acquisitions made since the beginning of 2002 (Halox-April 2002; Rheodyne-July 2002; Wright Pump-October 2002; Sponsler-June 2003; and Classic-September 2003) and foreign currency translation, orders were essentially unchanged from 2002.

      Sales in 2003 of $797.9 million were 8% higher than the $742.0 million recorded in 2002. Acquisitions and foreign currency translation accounted for an improvement of 2% and 5%, respectively, while base business sales rose by 1%. Domestic sales increased by 1%, while international sales, net of foreign currency translation, were 8% higher. For the year 2003, international sales were 45% of total sales, up from 41% in 2002.

      In 2003, the Pump Products Group contributed 57% of sales and 55% of operating income, the Dispensing Equipment Group accounted for 20% of both sales and operating income, and the Other Engineered Products Group represented 23% of sales and 25% of operating income.

      Pump Products Group sales of $456.5 million in 2003 increased by $19.9 million, or 5%, compared with 2002. Acquisitions and foreign currency translation accounted for a 5% and 2% sales improvement, respectively, but this was offset by a 2% decline in base business activity. In 2003, domestic sales increased slightly and international sales increased by 12% compared with 2002. Excluding acquisitions, base U.S. sales volume decreased by 4%, while base international sales increased by 7%. Sales to customers outside the U.S. were 39% of total group sales in 2003, up from 37% in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULT OF OPERATIONS

                                   [PICTURE]

                              FROM LEFT TO RIGHT:
                         DAVE KAMATH (CHIEF INFORMATION
                         OFFICER), DAN SALLIOTTE (VICE
                       PRESIDENT - STRATEGY AND BUSINESS
                          DEVELOPMENT), KIM BORS (VICE
                         PRESIDENT - HUMAN RESOURCES),
                         FRANK NOTARO (VICE PRESIDENT -
                        GENERAL COUNSEL AND SECRETARY),
                         TOM GIORDANO (VICE PRESIDENT -
                           SUPPLY CHAIN & LOGISTICS)

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

      Gross profit of $309.3 million in 2003 was $27.9 million higher than 2002. As a percent of sales, gross profit was 38.8% in 2003, which represented an increase from 37.9% in 2002. The higher gross profit margin primarily reflects reduced material costs from our global sourcing activities and savings from Six Sigma and Lean Manufacturing initiatives, which more than offset increased research and development expenses.

      SG&A expenses increased to $199.5 million in 2003 from $181.3 million in 2002. This increase was partly due to the inclusion of five acquisitions that incrementally added $4.4 million of cost. This increase also reflects the deliberate reinvestment in the business to drive organic growth, as well as certain cost increases including pension, insurance, audit and legal expenses. As a percent of net sales, SG&A expenses were 25.0%, up from 24.4% in 2002. While 2003 SG&A expenses are up for the reasons noted, we do not believe this is indicative of a significant negative trend.

      We also generated income related to restructuring activity of $.2 million in 2002. For more details on our restructuring programs, see " Restructuring Actions" on page 24.

      Operating income increased by $9.5 million, or 9%, to $109.9 million in 2003 from $100.4 million in 2002, primarily due to higher 2003 gross profit, offset by increased SG&A expenses. Operating margins in 2003 were 13.8% of sales compared with 13.5% in 2002.

      As described in footnote 4 of the "Company and Business Group Financial Information" table on page 20, each group's operating income and margins exclude restructuring activity in 2002. In the Pump Products Group, operating income of $70.4 million and operating margin of 15.4% decreased in 2003 compared with the $71.9 million and 16.5% recorded in 2002. The decline in operating margin was due to a number of factors including new product development, additional sales/marketing resources, ERP implementation and lower volume in some of our more profitable base businesses. Operating income for the Dispensing Equipment Group increased to $25.7 million in 2003 from $18.6 million in 2002, and operating margins improved to 16.2% from 13.4% recorded in 2002. The margin increase was mainly due to increased sales volumes. Operating income in the Other Engineered Products Group of $33.0 million and operating margin of 17.8% increased from the $25.6 million and 15.1% achieved in 2002. The improvement in margins was mostly attributable to improved sales volumes.

      Other income of $.9 million in 2003 was $1.0 million higher than the $.1 million of expense in 2002. In 2003, we benefitted from a foreign currency exchange gain associated with the anticipated funding of the Vetter acquisition in January 2004.

      Interest expense decreased to $14.1 million in 2003 from $16.4 million in 2002. The decrease was principally due to lower debt levels resulting from debt paydowns from operating cash flow and a lower interest rate environment.

      The provision for income taxes increased to $34.3 million in 2003 from $29.8 million in 2002. The effective tax rate was 35.5% for both periods.

      Net income was $62.4 million, or $1.25 per share, compared with $54.1 million, or $1.11 per share, in 2002.

LIQUIDITY AND CAPITAL RESOURCES

      At December 31, 2004, working capital was $113.0 million and our current ratio was 1.8 to 1. Cash flows from operating activities increased by $30.6 million, or 27%, to $142.3 million in 2004, mainly due to the improved operating results discussed earlier and favorable working capital primarily due to $10.0 million of lower contributions to our pension plans in 2004.

      Cash flows from operating activities were more than adequate to fund capital expenditures of $21.1 million and $20.3 million in 2004 and 2003, respectively. Capital expenditures were generally for machinery and equipment that improved productivity and tooling to support IDEX's global sourcing initiative, although a portion was for business system technology and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

      In 2004, the Company acquired Vetter, Systec, Scivex and Dinglee at a cost of $44.8 million, $22.4 million, $98.6 million and $4.1 million, respectively. The Company also completed the acquisitions of Sponsler and Classic in 2003 at a cost of $10.3 million and $3.7 million, respectively. In 2004, the Company also paid $1.1 million in settlement of a purchase price contingency related to the 2003 acquisition of Classic. In February 2003, an $8.0 million payment of deferred consideration was made in connection with the Rheodyne acquisition that was consummated in July 2002. These payments were financed under the Company's credit facilities.

      In addition to the $150.0 million of 6.875% Senior Notes (Senior Notes) due February 15, 2008, the Company also entered into a new $600.0 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires on December 14, 2009. At December 31, 2004, the maximum amount available under the Credit Facility was $600.0 million, of which $35.0 million was borrowed with outstanding letters of credit totaling $4.2 million. The Credit Facility contains a covenant that limits total debt outstanding to 3.25 times operating cash flow, as defined in the agreement. Our total debt outstanding was $225.3 million at December 31, 2004, and based on the covenant, total debt outstanding was limited to $598.3 million. Interest is payable quarterly on the outstanding balance at the bank agent's reference rate or, at the Company's election, at LIBOR plus an applicable margin. The applicable margin is based on the credit rating of our Senior Notes, and can range from 27 basis points to 75 basis points. Based on the Company's BBB rating at December 31, 2004, the applicable margin was 55 basis points. We also pay an annual fee of 15 basis points on the total Credit Facility.

      In December 2001, we, and certain of our subsidiaries, entered into a one-year, renewable agreement with a financial institution, under which we collateralized certain receivables for borrowings (Receivables Facility). This agreement was renewed on December 15, 2004 for another year. The Receivables Facility provides for borrowings of up to $30.0 million, depending upon the level of eligible receivables. At December 31, 2004, there were $25.0 million in borrowings outstanding and included in long-term debt at an interest rate of approximately 2.5% per annum.

      We also have a one-year, renewable $30.0 million demand line of credit (Short-Term Facility), which expires on May 20, 2005. Borrowings under the Short-Term Facility are at LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2004, there were no borrowings outstanding under the Short-Term Facility.

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

[BAR GRAPH]

International Sales           Percent of net sales          Amount in millions
-------------------           --------------------          ------------------
2004                                  44%                        $412,142
2003                                  45%                        $358,282
2002                                  41%                        $307,223
2001                                  42%                        $304,282
2000                                  41%                        $287,719
1999                                  39%                        $255,755
1998                                  39%                        $250,946
1997                                  44%                        $244,671
1996                                  43%                        $206,381
1995                                  37%                        $146,237
1994                                  34%                        $109,034
1993                                  29%                        $ 69,936

A solid global distribution network, acquisitions with a high percentage of foreign sales, and 24 manufacturing facilities outside the U.S. result in a high level of international sales for IDEX.

Assets and Total Debt
(in thousands)                  Assets              Total Debt
--------------                  ------              ----------
2004                         $1,187,864              $225,317
2003                         $  960,739              $176,546
2002                         $  931,050              $241,051
2001                         $  838,804              $291,820
2000                         $  758,854              $241,886
1999                         $  738,567              $268,589
1998                         $  695,811              $283,410
1997                         $  599,193              $258,417
1996                         $  569,745              $271,709
1995                         $  450,077              $206,184
1994                         $  357,980              $168,166
1993                         $  245,291              $117,464

IDEX has continued to use strong cash flow to reduce its debt, while making strategic acquisitions to complement organic growth.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULT OF OPERATIONS

      The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2004, and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings. Additional detail regarding these obligations are provided in the Notes to Consolidated Financial Statements, as referenced in the table:

   PAYMENTS                                             LESS                                     MORE
 DUE BY PERIOD                                         THAN 1       1-3            3-5          THAN 5
(IN THOUSANDS)                        TOTAL             YEAR       YEARS          YEARS         YEARS
----------------                   -----------        --------    --------      ----------    ----------
Borrowings
(Note 9)                           $   225,317        $ 15,283    $      -      $  210,034    $        -

Operating
 lease commitments (Note 13)            20,749           6,635       8,571           3,330         2,213

Capital lease obligations(1)             2,641           1,360         379             481           421

Purchase
 Obligation(2)                          65,428          60,206       5,137              85             -
                                   -----------        --------    --------      ----------     ---------
Total
 contractual
 obligations(3)                    $   314,135        $ 83,484    $ 14,087      $  213,930     $   2,634
                                   ===========        ========    ========      ==========     =========

(1) Comprised primarily of property leases

(2) Comprised primarily of inventory commitments

(3) Comprised of liabilities recorded on the balance sheet of $248,707, and obligations not recorded on the balance sheet $65,428

RESTRUCTURING ACTIONS

IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure. The restructuring affected all three business groups and reduced the workforce, lowered costs, improved efficiencies and addressed excess capacity that resulted from lower demand and more efficient processes. These steps were necessary to appropriately size the Company's production capacity to match the declining levels of demand for a broad range of products. The restructuring actions affected multiple employee groups in approximately 20 locations across 11 business units. No business activities or product lines were abandoned. The restructuring actions included the layoff of 508 employees with 250 terminations resulting from the first quarter 2001 plan, 231 from the fourth quarter 2001 plan, and 27 from the second quarter 2002 plan. All costs of the restructuring activities were charged to expense and included in "Restructuring activity" in the Consolidated Statements of Operations. The restructuring charges included employee severance, fringe benefits, outplacement fees, idle facility carrying costs, lease termination costs, the loss on sale of equipment, and the loss on disposal of two manufacturing facilities owned by the Company. Determination of the restructuring charges was based on the estimated severance benefits paid to terminated employees, the net book value of surplus assets less expected proceeds, and estimated other costs. The restructuring plans were substantially executed as originally planned.

      The restructuring activity resulted in income of $.2 million in 2002. This related to a reversal of $1.5 million of restructuring expenses initially recorded, which more than offset the 2002 charges of $1.3 million. Of the $1.5 million reversal, $1.1 million was attributed to the sale of a manufacturing facility for more than the value estimated at the time the restructuring plan was adopted. For additional detail related to restructuring activity, see Note 6 of the Notes to Consolidated Financial Statements.

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

      Noncurrent assets -The Company evaluates the recoverability of certain noncurrent assets utilizing various estimation processes. In particular, the recoverability of December 31, 2004 balances for goodwill and intangible assets of $713.6 million and $29.5 million, respectively, are subject to estimation processes, which depend on the accuracy of underlying assumptions, including future operating results. The Company evaluates the recoverability of each of these assets based on estimated business values and estimated future cash flows (derived from estimated earnings and cash flow multiples). The recoverability of these assets depends on the reasonableness of these assumptions and how they compare with the eventual operating performance of the specific businesses to which the assets are attributed. To the extent actual business values or cash flows differ from those estimated amounts, the recoverability of these noncurrent assets could be affected.

      Income taxes - Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable. Management periodically estimates the Company's probable tax obligations using historical experience in tax jurisdictions and informed judgments. To the extent actual results differ from these estimated amounts, results could be adversely affected.

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

      Defined benefit retirement plans - The plan obligations and related assets of defined benefit retirement plans are presented in Note 14 of the Notes to Consolidated Financial Statements. Plan assets, which consist primarily of marketable equity and debt instruments, are valued using market quotations. Plan obligations and the annual pension expense are determined by consulting actuaries using a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate at which the obligations could be effectively settled and the anticipated rate of future salary increases. Key assumptions in the determination of the annual pension expense include the discount rate, the rate of salary increases, and the estimated future return on plan assets. To the extent actual amounts differ from these assumptions and estimated amounts, results could be adversely affected.

REGISTRATION STATEMENT FILINGS FOR COMMON STOCK OFFERINGS

In March 2002, we filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC) covering the secondary offering of 4,408,799 shares of common stock owned by IDEX Associates, L.P. In April 2002, that registration statement was amended to also include the secondary offering of 841,201 shares of IDEX common stock owned by KKR Associates, L.P., and the primary offering of 2,250,000 shares of IDEX common stock. Also in April 2002, we announced the pricing of this public offering at $24 per common share. Subsequently, the overallotment option was exercised by the underwriter for the sale of an additional 1,125,000 secondary shares owned by KKR Associates, L.P., bringing the total offering to 8,625,000 shares. The $50.8 million of net proceeds we received was used to repay debt under the Credit Facility.

      In September 2002, we filed a registration statement on Form S-3 with the SEC covering the secondary offering of 2,025,000 shares of IDEX common stock owned by KKR Associates, L.P. This offering, completed in January 2003, did not increase the number of shares outstanding, and the Company did not receive any proceeds from the offering.

      The secondary shares covered by both of these registration statements had been owned by KKR Associates, L.P. and IDEX Associates, L.P. since IDEX was formed in January 1988.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-2 provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) on postretirement health care plans that provide prescription drug benefits. FSP 106-2 also requires disclosures regarding the effect of the federal subsidy provided by the Act. The adoption of FSP 106-2 did not have a material impact on the Company's results of operations, financial position, or cash flows.

      In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, " Inventory Costs - an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4." This SFAS amends the guidance in ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). It also requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this SFAS requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this SFAS in 2005, but does not expect it to have a material impact on its results of operations, financial condition, or cash flows.

      In December 2004, the FASB issued SFAS No. 123 (Revised), "Share-Based Payment." This SFAS establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This SFAS focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company will continue to evaluate the impact of adopting this SFAS in 2005.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This SFAS eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company will continue to evaluate the impact of adopting this SFAS in 2005.

      In December 2004, the FASB issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004," and FSP 109-2, " Accounting for Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004." FSP 109-1 provides a tax deduction on qualified production activities, while FSP 109-2 introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has adopted both of these staff positions in 2004 (see Note 12 of Notes to Consolidated Financial Statements).

MARKET RISK

We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $225.3 million of total debt outstanding at December 31, 2004. Approximately 32% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $.4 million annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt. We will, from time to time, enter into interest rate swaps on our debt when we believe there is a financial advantage for doing so. A treasury risk management policy, adopted by the Board of Directors, describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, we do not use derivative financial or commodity instruments for trading purposes, and the use of these instruments is subject to strict approvals by senior officers. Typically, the use of derivative instruments is limited to interest rate swaps on the Company's outstanding long-term debt.

      Our foreign currency exchange rate risk is limited principally to the euro and British pound. We manage our foreign exchange risk principally through invoicing our customers in the same currency as the source of our products. As a result, the Company's exposure to any movement in foreign currency exchange rates is immaterial to the Consolidated Statements of Operations.

      At December 31, 2003, the Company had a foreign currency contract that it entered into in anticipation of the funding of the January 2004 purchase of Vetter. The increase in fair market value of this contract resulted in income of $.5 million at December 31, 2003, and was included in "Other (expense) income - net" in the Consolidated Statements of Operations.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN  THOUSANDS EXCEPT PER SHARE AMOUNTS)

AS OF DECEMBER 31,                                                                  2004               2003
-----------------------------------------------------------------------         -------------       ----------
Assets

Current assets
  Cash and cash equivalents                                                     $       7,274       $    8,552
  Receivables - net                                                                   119,567          101,859
  Inventories                                                                         126,978          105,304
  Other current assets                                                                  7,419            8,781
                                                                                -------------       ----------
   Total current assets                                                               261,238          224,496
Property, plant and equipment - net                                                   155,602          147,095
Goodwill - net                                                                        713,619          559,008
Intangible assets - net                                                                29,545           19,401
Other noncurrent assets                                                                26,288           10,739
                                                                                -------------       ----------
   Total assets                                                                 $   1,186,292       $  960,739
                                                                                =============       ==========

Liabilities and Shareholders' Equity

Current liabilities
  Trade accounts payable                                                        $      71,405       $   56,252
  Dividends payable                                                                     6,105            4,622
  Accrued expenses                                                                     70,745           54,807
                                                                                -------------       ----------
   Total current liabilities                                                          148,255          115,681
Long-term debt                                                                        225,317          176,546
Other noncurrent liabilities                                                           99,115           76,410
                                                                                -------------       ----------
   Total liabilities                                                                  472,687          368,637
                                                                                -------------       ----------
Commitments and Contingencies (Note 13)

Shareholders' equity
  Common stock, par value $.01 per share
    Shares issued and outstanding: 2004 - 50,996,444; 2003 - 49,613,328                   510              496
  Additional paid-in capital                                                          234,354          198,000
  Retained earnings                                                                   439,137          375,629
  Minimum pension liability adjustment                                                 (4,644)         (12,481)
  Accumulated translation adjustment                                                   53,046           35,892
  Treasury stock, at cost: 2004 - 175,650 shares; 2003 - 134,228 shares                (4,209)          (2,903)
  Unearned compensation on restricted stock                                            (4,589)          (2,531)
                                                                                -------------       ----------
    Total shareholders' equity                                                        713,605          592,102
                                                                                -------------       ----------
    Total liabilities and shareholders' equity                                  $   1,186,292       $  960,739
                                                                                =============       ==========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

FOR THE YEARS ENDED DECEMBER 31,                          2004             2003             2002
--------------------------------------------------     ---------        ---------         ---------
Net sales                                              $ 928,297        $ 797,920         $ 742,014
Cost of sales                                            557,502          488,600           460,576
                                                       ---------        ---------         ---------

Gross profit                                             370,795          309,320           281,438
Selling, general and administrative expenses             221,411          199,458           181,269
Restructuring activity                                         -                -              (203)
                                                       ---------        ---------         ---------

Operating income                                         149,384          109,862           100,372
Other (expense) income - net                                (743)             899              (123)
                                                       ---------        ---------         ---------

Income before interest expense and income taxes          148,641          110,761           100,249
Interest expense                                          14,764           14,091            16,354
                                                       ---------        ---------         ---------

Income before income taxes                               133,877           96,670            83,895
Provision for income taxes                                47,471           34,318            29,783
                                                       ---------        ---------         ---------

Net income                                             $  86,406        $  62,352         $  54,112
                                                       =========        =========         =========

Earnings Per Common Share

Basic earnings per common share                        $    1.73        $    1.28         $    1.14
                                                       =========        =========         =========
Diluted earnings per common share                      $    1.68        $    1.25         $    1.11
                                                       =========        =========         =========

Share Data

Basic weighted average common shares outstanding          50,073           48,795            47,504
                                                       =========        =========         =========
Diluted weighted average common shares outstanding        51,348           49,973            48,725
                                                       =========        =========         =========

See Notes to Consolidated Financial Statements.

CONSOLIDATED SHAREHOLDERS' EQUITY

(DOLLARS IN  THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                      COMMON                                        UNREALIZE               UNEARNED
                                    STOCK AND              MINIMUM                    GAINS               COMPENSATION
                                    ADDITIONAL             PENSION    ACCUMULATED    (LOSSES)                  ON         TOTAL
                                     PAID-IN    RETAINED  LIABILITY   TRANSLATION       ON      TREASURY   RESTRICTED  SHAREHOLDERS'
                                     CAPITAL    EARNINGS  ADJUSTMENT   ADJUSTMENT  DERIVATIVES   STOCK        STOCK       EQUITY
                                    ----------  --------  ----------  -----------  -----------  --------  ------------ -----------
Balance, December 31, 2001          $  124,966  $295,489  $  (1,783)  $   (10,226) $    (140)   $  (865)  $  (6,329)   $   401,112
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Net income                                        54,112                                                                    54,112
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Other comprehensive income, net
 of tax
 Unrealized translation adjustment                                         19,466                                           19,466
 Reversal of unrealized derivative
  losses                                                                                 140                                   140
 Minimum pension adjustment                                  (8,788)                                                        (8,788)
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
  Other comprehensive income                                 (8,788)       19,466        140                                10,818
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
   Comprehensive income                           54,112     (8,788)       19,466        140                                64,930
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Issuance of 409,460 shares of
 common stock from exercise of
 stock options and deferred
 compensation plans                      7,061                                                                               7,061
Issuance of 2,250,000
 shares of common stock                 50,836                                                                              50,836
Amortization of
 restricted common stock award                                                                                1,899          1,899
Restricted shares
 surrendered for tax
 withholdings                                                                                    (1,081)                    (1,081)
Cash dividends declared -
 $.37 per common share
 outstanding                                     (17,966)                                                                  (17,966)
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Balance, December 31, 2002            182,863    331,635    (10,571)        9,240          -     (1,946)     (4,430)       506,791
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Net income                                        62,352                                                                    62,352
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Other comprehensive income, net
 of tax
 Unrealized translation adjustment                                         26,652                                           26,652
 Minimum pension adjustment                                  (1,910)                                                        (1,910)
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
  Other comprehensive income                                 (1,910)       26,652                                           24,742
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
   Comprehensive income                           62,352     (1,910)       26,652                                           87,094
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Issuance of 809,079 shares of
 common stock from exercise of
 stock options and deferred
 compensation plans                     15,633                                                                              15,633
Amortization of
 restricted common
 stock award                                                                                                  1,899          1,899
Restricted shares
 surrendered for tax
 withholdings                                                                                      (957)                      (957)
Cash dividends declared -
 $.37 per common share
 outstanding                                     (18,358)                                                                  (18,358)
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Balance, December 31, 2003             198,496   375,629    (12,481)       35,892          -     (2,903)     (2,531)       592,102
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Net income                                        86,406                                                                    86,406
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Other comprehensive income, net
 of tax
 Unrealized translation adjustment                                         17,154                                           17,154
 Minimum pension adjustment                                   7,837                                                          7,837
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
  Other comprehensive income                                  7,837        17,154                                           24,991
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
   Comprehensive income                           86,406      7,837        17,154                                          111,397
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Issuance of 1,238,247 shares of
 common stock from exercise of
 stock options and deferred
 compensation plans                     31,997                                                                              31,997
Issuance of 145,000
 shares of restricted
 common stock                            4,371                                                               (4,371)             -
Amortization of
 restricted common
 stock award                                                                                                  2,313          2,313
Restricted shares
 surrendered for tax
 withholdings                                                                                    (1,306)                    (1,306)
Cash dividends declared -
 $.45 per common share
 outstanding                                     (22,898)                                                                  (22,898)
                                    ----------  --------  ---------   -----------  ---------    -------   ---------    -----------
Balance, December 31, 2004          $  234,864  $439,137  $  (4,644)  $    53,046  $       -    $(4,209)  $  (4,589)   $   713,605
                                    ==========  ========  =========   ===========  =========    =======   =========    ===========

CONSOLIDATED CASH FLOWS
(IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31,                          2004             2003              2002
---------------------------------------------------     ---------        ---------         ---------
Cash flows from operating activities
Net income                                              $  86,406        $  62,352         $  54,112
Adjustments to reconcile to net cash provided by
 operating activities:
 Depreciation and amortization                             27,998           27,146            27,103
 Amortization of intangible assets                            638              430               523
 Amortization of unearned compensation on
  restricted stock                                          2,313            1,899             1,899
 Amortization of debt issuance expenses                       580              580               580
 Deferred income taxes                                     10,782           10,487             9,592
 Changes in:
    Receivables - net                                      (5,953)           6,867             1,006
    Inventories                                            (9,284)           4,624             6,246
    Trade accounts payable                                 11,897              211             7,025
    Accrued expenses                                       11,995            2,508              (310)
 Other - net                                                4,923           (5,418)            1,709
                                                        ---------        ---------         ---------
  Net cash flows from operating activities                142,295          111,686           109,485
                                                        ---------        ---------         ---------
Cash flows from investing activities
Additions to property, plant and equipment                (21,097)         (20,318)          (19,335)
Acquisition of businesses (net of cash acquired)         (170,983)         (21,954)          (74,928)
Proceeds from fixed asset disposals                           527            3,436             3,934
                                                        ---------        ---------         ---------
  Net cash flows from investing activities               (191,553)         (38,836)          (90,329)
                                                        ---------        ---------         ---------
Cash flows from financing activities
Borrowings under credit facilities for acquisitions       170,983           21,954            74,928
Net repayments under credit facilities                   (124,953)         (85,387)         (132,195)
Net borrowings (repayments) of other long-term debt         1,665           (1,686)            2,759
Proceeds from issuance of common stock                          -                -            50,836
Dividends paid                                            (21,415)         (18,284)          (17,721)
Proceeds from stock option exercises                       22,848           13,176             5,755
Other - net                                                (1,148)          (1,023)           (1,538)
                                                        ---------        ---------         ---------
  Net cash flows from financing activities                 47,980          (71,250)          (17,176)
                                                        ---------        ---------         ---------
Net (decrease) increase in cash                            (1,278)           1,600             1,980
Cash and cash equivalents at beginning of year              8,552            6,952             4,972
                                                        ---------        ---------         ---------
Cash and cash equivalents at end of year                $   7,274        $   8,552         $   6,952
                                                        =========        =========         =========

Supplemental cash flow information
Cash paid for:
 Interest                                               $  14,022        $  13,576         $  16,232
 Income taxes                                              23,617           18,774            21,022
Significant non-cash activities
Debt acquired with acquisition of businesses                    -                -             2,136

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

Business

IDEX Corporation (IDEX or the Company) is a manufacturer of a broad range of pumps, metering products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors, flow meters, injectors and valves, and related controls for use in a wide variety of process applications; precision-engineered equipment for dispensing, metering and mixing paints, hair colorants and other personal care products; refinishing equipment; centralized lubrication systems; and engineered products for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the financial statements are revenue recognition, noncurrent assets, income taxes, contingencies and litigation, and defined benefit retirement plans.

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

Inventories

Inventories are stated at the lower of cost or market. Cost - which includes labor, material and factory overhead - is determined on the first-in, first-out
(FIFO) basis or the last-in, first-out (LIFO) basis. Generally, a reserve for excess inventory is recorded for inventory on hand in excess of one year of historical usage, except for newly introduced products. An obsolescence reserve is recorded for inventory made obsolete by marketplace, product or engineering changes.

Debt Expenses

Expenses incurred in securing and issuing debt are amortized over the life of the related debt.

Earnings Per Common Share

Earnings per common share (EPS) are computed by dividing net income by the weighted average number of shares of common stock (basic) plus common stock equivalents and unvested restricted shares (diluted) outstanding during the year. Common stock equivalents consist of stock options and deferred compensation units (DCUs) and have been included in the calculation of weighted average shares outstanding using the treasury stock method. All prior share and per share amounts have been restated to reflect the three-for-two stock split effected in the form of a 50% stock dividend in May 2004.

      Basic weighted average shares outstanding reconciles to diluted weighted average shares outstanding as follows:

                                       2004        2003       2002
                                      ------      ------     ------
Basic weighted average
 common shares outstanding            50,073      48,795     47,504
Dilutive effect of
 stock options, DCUs and
 unvested restricted
 shares                                1,275       1,178      1,221
                                      ------      ------     ------
Diluted weighted average
 common shares outstanding            51,348      49,973     48,725
                                      ======      ======     ======

      Options to purchase approximately .1 and .9 million shares of common stock as of December 31, 2004 and 2003, respectively, were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.

Stock Options

The Company uses the intrinsic-value method of accounting for stock option awards as prescribed by Accounting Principles Board (APB) Opinion No. 25 and, accordingly, does not recognize compensation expense for its stock option awards in the Consolidated Statements of Operations.

      The following table reflects pro forma net income and EPS had the Company elected to adopt the fair value approach of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

                                 2004        2003         2002
                               --------    --------     --------
Net income
 As reported                   $ 86,406    $ 62,352     $ 54,112
 Pro forma                       81,024      57,563       49,682
Basic EPS
 As reported                       1.73        1.28         1.14
 Pro forma                         1.62        1.18         1.05
Diluted EPS
 As reported                       1.68        1.25         1.11
 Pro forma                         1.58        1.15         1.02

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2004, 2003 and 2002, respectively: dividend yields of 1.55%, 1.84% and 1.54% ; volatility of 29.6% , 32.6% and 34.1%; risk-free interest rates of 3.0% , 3.2% and 4.5% ; and expected lives of 5.5 years.

Depreciation and Amortization

Depreciation is recorded using the straight-line method. The estimated useful lives used in the computation of depreciation of tangible assets are as follows:

Land improvements....................  10 to 12 years
Buildings and improvements...........   3 to 30 years
Machinery and equipment
 and engineering drawings............   3 to 12 years
Office and transportation equipment..   3 to 10 years

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

Research and Development Expenditures

Costs associated with research and development are expensed in the year incurred and included in " Cost of sales." Research and development expenses - which include costs associated with developing new products and major improvements to existing products - were $21,242, $17,261 and $12,738 in 2004, 2003 and 2002, respectively.

Foreign Currency Translation

The functional currency of all operations outside the United States is the respective local currency. All foreign currency balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from changes in exchange rates from year to year have been reported in "Accumulated translation adjustment" in the Consolidated Balance Sheets. The effect on the Consolidated Statements of Operations of transaction gains and losses is insignificant for all years presented.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, including cash and trade receivables and payables, approximate their fair values.

Concentration of Credit Risk

IDEX is not overly dependent on a single customer, the largest of which accounted for less than 3% of net sales for all years presented.

New Accounting Pronouncements

In May 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-2 provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) on postretirement health care plans that provide prescription drug benefits. FSP 106-2 also requires disclosures regarding the effect of the federal subsidy provided by the Act. The adoption of FSP 106-2 did not have a material impact on the Company's results of operations, financial position, or cash flows.

      In November 2004, the FASB issued SFAS No. 151, " Inventory Costs - an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4." This SFAS amends the guidance in ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). It also requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this SFAS requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company will adopt this SFAS in 2005, but does not expect it to have a material impact on its results of operations, financial condition, or cash flows.

      In December 2004, the FASB issued SFAS No. 123 (Revised), "Share-Based Payment." This SFAS establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This SFAS focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company will continue to evaluate the impact of adopting this SFAS in 2005.

      In December 2004, the FASB issued SFAS No. 153," Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This SFAS eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company will continue to evaluate the impact of adopting this SFAS in 2005.

      In December 2004, the FASB issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" and FSP 109-2, " Accounting for Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004." FSP 109-1 provides a tax deduction on qualified production activities, while FSP 109-2 introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has adopted both of these staff positions in 2004 (see Note 12).

2. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2004, by business group, were as follows:

                                                         OTHER
                                 PUMP     DISPENSING   ENGINEERED
                                PRODUCTS  EQUIPMENT     PRODUCTS      TOTAL
                               ---------  ----------   ----------   ---------
Balance,
December 31, 2003              $ 338,292  $  125,287   $   95,429   $ 559,008
Goodwill acquired
  during the year                103,409           -       39,535     142,944
Foreign currency
  translation                      1,400       5,754        4,513      11,667
                               ---------  ----------   ----------   ---------
Balance,
December 31,2004               $ 443,101  $  131,041   $  139,477   $ 713,619
                               =========  ==========   ==========   =========

      The carrying value of identifiable intangible assets at December 31, 2004, was $29,545, which was split between amortizable and unamortizable assets as follows:

                                             GROSS                       NET
                                           CARRYING    ACCUMULATED     CARRYING
                                            AMOUNT     AMORTIZATION     AMOUNT
                                           --------    ------------    --------
Amortized intangible assets
  Patents                                  $ 10,018    $      4,808    $  5,210
  Other                                         725             168         557
                                           --------    ------------    --------
  Total amortized intangible assets          10,743           4,976       5,767
Unamortized trademark assets                 26,173           2,395      23,778
                                           --------    ------------    --------
  Total intangible assets                  $ 36,916    $      7,371    $ 29,545
                                           ========    ============    ========

      Amortization expense in 2004 for the items listed above was $638, which is consistent with the estimated amortization expense for the next five years.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." which established the accounting and reporting standards for goodwill and intangible assets. SFAS No. 142 also eliminated the amortization of goodwill and certain intangible assets to earnings, but instead required these assets be reviewed periodically for impairment. IDEX adopted SFAS No. 142 on January 1, 2002. After reviewing the estimated fair market values, both in the aggregate and at each individual reporting unit, no impairment to goodwill and other intangible assets was recorded as of December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

3.    BALANCE SHEET COMPONENTS

The components of certain balance sheet accounts at December 31, 2004 and 2003, were as follows:

                                     2004        2003
                                   ---------   --------
Receivables
  Customers                        $ 120,696   $101,961
  Other                                3,131      3,692
                                   ---------   --------
    Total                            123,827    105,653
Less allowance for doubtful
  accounts                             4,260      3,794
                                   ---------   --------
    Total receivables - net        $ 119,567   $101,859
                                   =========   ========
Inventories
  Raw materials                    $  52,824   $ 38,998
  Work in process                     14,181     13,651
  Finished goods                      59,973     52,655
                                   ---------   --------
    Total inventories              $ 126,978   $105,304
                                   =========   ========

      Inventories that were carried on a LIFO basis amounted to $104,957 and $90,812 at December 31, 2004 and 2003, respectively. The excess of current cost over LIFO inventory value and the impact of using the LIFO method on earnings were not material.

                                                 2004            2003
                                               ---------       ---------
Property, plant and equipment, at cost
  Land and improvements                        $  15,474       $  14,904
  Buildings and improvements                      95,984          82,007
  Machinery and equipment                        206,494         194,181
  Office and transportation equipment             80,222          76,088
  Engineering drawings                             3,990           3,919
  Construction in progress                         5,650           5,887
                                               ---------       ---------
    Total                                        407,814         376,986
  Less accumulated depreciation
   and amortization                              252,212         229,891
                                               ---------       ---------
    Total property, plant and
      equipment - net                          $ 155,602       $ 147,095
                                               =========       =========

Goodwill
  Cost in excess of net assets
    acquired                                   $ 798,923       $ 642,856
  Less accumulated amortization                   85,304          83,848
                                               ---------       ---------
    Total goodwill - net                       $ 713,619       $ 559,008
                                               =========       =========

Intangible assets
  Cost (at fair market value
    on acquisition date)                       $  36,916       $  25,897
  Less accumulated amortization                    7,371           6,496
                                               ---------       ---------
    Total intangible assets - net              $  29,545       $  19,401
                                               =========       =========

Accrued expenses
  Payroll and related items                    $  38,316       $  30,528
  Taxes                                           14,676          11,072
  Insurance                                        4,776           2,308
  Other                                           12,977          10,899
                                               ---------       ---------
    Total accrued expenses                     $  70,745       $  54,807
                                               =========       =========
Other noncurrent liabilities
  Deferred income taxes                        $  56,414       $  31,345
  Pension and retiree medical reserves            40,196          41,888
  Other                                            2,505           3,177
                                               ---------       ---------
    Total other noncurrent liabilities         $  99,115       $  76,410
                                               =========       =========

4.    COMMON AND PREFERRED STOCK

On April 22, 2004, the Company's Board of Directors authorized a three-for-two common stock split effected in the form of a 50% stock dividend paid on May 28, 2004, to shareholders of record on May 14, 2004. Par value of common stock remained at $.01 per share. All prior share and per share amounts have been restated to reflect the stock split.

      During 2004, the Company issued 145,000 shares of restricted stock as compensation to key employees. These shares carry dividend and voting rights, and the sale of these shares is restricted prior to the date of vesting. Of the 145,000 shares issued, 115,000 shares vest annually from one to five years after the grant date, while the remaining 30,000 shares contain a cliff vesting feature with half vesting four years and the remaining half five years after the grant date.

      During 2000, the Company issued 525,000 shares of restricted stock as compensation to a key employee. These shares carry dividend and voting rights, and the sale of these shares is restricted prior to the date of vesting, which occurs annually from one to five years after the grant date.

      All restricted shares were recorded at their fair market value on the date of the grant, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

      On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 2.25 million shares of its common stock, either at market prices or on a negotiated basis as market conditions warrant. At December 31, 2004, IDEX had purchased a total of 9,750 shares under the program at a cost of approximately $144.

      At December 31, 2004 and 2003, the Company had 75 million shares of authorized common stock with a par value of $.01 per share and 5 million shares of preferred stock with a par value of $.01 per share authorized but unissued.

5.    BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products, Dispensing Equipment and Other Engineered Products. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, flow meters, compressors, injectors and valves, and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints, hair colorants and other personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes engineered equipment for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. IDEX is not overly dependent on a single customer, the largest of which accounted for less than 3% of net sales for all years presented.

     Information on IDEX's business segments follows, and is based on the nature of products and services offered. The Company evaluates performance based on several factors, of which operating income is the primary financial measure. The accounting policies of the business segments are described in Note 1. Intersegment sales are accounted for at fair value as if the sales were to third parties.

                                                 2004         2003        2002
                                              ----------    --------    --------
Net sales
  Pump Products
    External customers                        $  539,101    $453,703    $433,623
    Intersegment sales                             3,235       2,813       3,041
                                              ----------    --------    --------
      Total group sales                          542,336     456,516     436,664
                                              ----------    --------    --------
  Dispensing Equipment
    External customers                           170,195     159,224     138,701
    Intersegment sales                                 3           1           1
                                              ----------    --------    --------
      Total group sales                          170,198     159,225     138,702
                                              ----------    --------    --------
  Other Engineered Products
    External customers                           219,001     184,994     169,690
    Intersegment sales                                 5          28           2
                                              ----------    --------    --------
      Total group sales                          219,006     185,022     169,692
                                              ----------    --------    --------
    Intersegment elimination                      (3,243)     (2,843)     (3,044)
                                              ----------    --------    --------
      Total net sales                         $  928,297    $797,920    $742,014
                                              ==========    ========    ========
Operating income(1)
  Pump Products                               $   93,356    $ 70,436    $ 71,945
  Dispensing Equipment                            33,489      25,724      18,627
  Other Engineered Products                       47,120      32,990      25,638
  Restructuring activity                               -           -         203
  Corporate office and other                     (24,581)    (19,288)    (16,041)
                                              ----------    --------    --------
      Total operating income                  $  149,384    $109,862    $100,372
                                              ==========    ========    ========
Assets
  Pump Products                               $  694,731    $551,183    $535,822
  Dispensing Equipment                           214,140     203,786     192,258
  Other Engineered Products                      246,410     186,417     186,860
  Corporate office and other                      31,011      19,353      16,110
                                              ----------    --------    --------
      Total assets                            $1,186,292    $960,739    $931,050
                                              ==========    ========    ========
Depreciation and amortization
  Pump Products                               $   16,464    $ 16,141    $ 16,913
  Dispensing Equipment                             5,616       5,881       5,734
  Other Engineered Products                        6,012       5,116       4,666
  Corporate office and other(2)                    2,857       2,337       2,212
                                              ----------    --------    --------
      Total depreciation and amortization     $   30,949    $ 29,475    $ 29,525
                                              ==========    ========    ========
Capital expenditures
  Pump Products                               $   13,968    $ 12,887    $  9,348
  Dispensing Equipment                             2,769       2,967       3,651
  Other Engineered Products                        3,204       3,874       4,990
  Corporate office and other                       1,156         590       1,346
                                              ----------    --------    --------
      Total capital expenditures              $   21,097    $ 20,318    $ 19,335
                                              ==========    ========    ========

(1) Group operating income excludes net unallocated corporate operating expenses and restructuring activity. IDEX took actions in 2002 to downsize operations to lower its cost structure, as further explained in Note 6. The restructuring activity resulted in income of $203 in 2002 and was not assigned to the individual group segments. Had the Company allocated the 2002 restructuring activity, it would have been assigned to the groups as follows: Pump Products (income of $1,046), Dispensing Equipment (expense of $121) and Other Engineered Products (expense of $722).

(2)   Excludes amortization of debt issuance expenses.

      Information about the Company's operations in different geographical regions for the years ended December 31, 2004, 2003 and 2002 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was greater than 10% of total revenues.

                             2004        2003         2002
                           --------    --------    ---------
Net sales
 U.S.                      $516,155    $441,427    $ 434,791
 Europe                     244,153     213,905      186,466
 Other countries            167,989     142,588      120,757
                           --------    --------    ---------
  Total net sales          $928,297    $797,920    $ 742,014
                           ========    ========    =========

Long-lived assets
 U.S.                      $656,469    $523,633    $ 528,942
 Europe                     258,725     207,308      176,948
 Other countries              9,860       5,302        3,900
                           --------    --------    ---------
  Total long-lived assets  $925,054    $736,243    $ 709,790
                           ========    ========    =========

6.    RESTRUCTURING ACTIVITY

IDEX took actions in 2002 and 2001 to downsize operations to lower its cost structure. These steps were necessary to appropriately size the Company's production capacity to match the declining levels of demand for a broad range of products. The restructuring actions affected multiple employee groups in approximately 20 locations across 11 business units. No business activities or product lines were abandoned. All costs of the restructuring actions were charged to expense and included in "Restructuring activity" in the Consolidated Statements of Operations. The restructuring charges included employee severance, fringe benefits, outplacement fees, idle facility carrying costs, lease termination costs, the loss on sale of equipment, and the loss on disposal of two manufacturing facilities owned by the Company. Determination of the restructuring charges was based on the estimated severance benefits paid to terminated employees, the net book value of surplus assets less expected proceeds, and estimated other costs.

      In 2002, IDEX reversed $1,531 of accrued restructuring expenses previously recorded. Of this reversal, $1,090 was attributable to the fact that the Company was able to sell one manufacturing facility for more than the value estimated at the time the restructuring plan was adopted.

      The restructuring activity was separately identified in the Consolidated Statements of Operations and resulted in the following activity for 2002:

                                              2002
                                            --------
Pretax charge                               $  1,328
Reversal of previously recorded charges       (1,531)
                                            --------
Total pretax income                             (203)
Provision for income taxes                        72
                                            --------
Total income after taxes                    $   (131)
                                            ========

      The cash requirements for the restructuring plans did not have a significant impact on the Company's liquidity. The restructuring actions resulted in the layoff of 508 employees, both hourly and salaried, across 11 business units, representing approximately 12% of the labor force. The restructurings led to 27 and 481 employee term i-nations in 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

7.    STOCK OPTIONS

Under various plans, the Company may grant stock options to employees and non-employee directors at exercise prices equal to or exceeding the market price at the date of grant. Therefore, no compensation cost has been recognized in the Consolidated Statements of Operations for these plans. Substantially all of the options become exercisable in five equal installments, beginning one year from the date of grant, and generally expire 10 years from the date of grant. The Company may grant additional options for up to .5 million shares.

     The following table summarizes option activity under the plans:

                                                                WEIGHTED
                                                                 AVERAGE
                                                   NUMBER OF     OPTION
                                                    SHARES      PRICE PER
                                                 UNDER OPTION     SHARE
                                                 ------------   ---------
Outstanding at December 31, 2001                   4,490,763    $   17.95
 Granted                                           1,299,660        24.48
 Exercised                                          (518,918)       16.47
 Forfeited                                          (277,162)       20.63
                                                  ----------    ---------
Outstanding at December 31, 2002                   4,994,343        19.65
 Granted                                           1,510,988        20.36
 Exercised                                          (813,900)       16.94
 Forfeited                                          (284,181)       21.47
                                                  ----------    ---------
Outstanding at December 31, 2003                   5,407,250        20.16
 Granted                                           1,619,300        28.23
 Exercised                                        (1,249,628)       18.95
 Forfeited                                          (208,810)       22.00
                                                  ----------    ---------
Outstanding at December 31, 2004                   5,568,112    $   22.70
                                                  ==========    =========

Exercisable at December 31, 2002                   2,143,374    $   17.66
                                                  ==========    =========
Exercisable at December 31, 2003                   2,309,903    $   19.14
                                                  ==========    =========
Exercisable at December 31, 2004                   1,946,501    $   19.90
                                                  ==========    =========

WEIGHTED-AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING THE YEAR ENDED:

December 31, 2002              $     8.33
                               ==========
December 31, 2003              $     5.90
                               ==========
December 31, 2004              $     8.04
                               ==========

      The following table summarizes information about options outstanding at December 31, 2004:

                           OPTIONS                          OPTIONS
                         OUTSTANDING                      EXERCISABLE
              ----------------------------------    -----------------------
                           WEIGHTED
                            AVERAGE     WEIGHTED                   WEIGHTED
  RANGE OF                 REMAINING    AVERAGE                    AVERAGE
  EXERCISE       NUMBER     LIFE OF     EXERCISE       NUMBER      EXERCISE
   PRICES     OUTSTANDING  CONTRACT      PRICE      EXERCISABLE     PRICE
------------  -----------  ---------    --------    -----------    --------
$11.66-17.00    226,300    3.2 Years    $  16.05        225,850    $  16.06
 17.01-22.00  2,655,843    6.7 Years       19.04      1,208,242       18.69
 22.01-35.74  2,685,969    8.2 Years       26.88        512,409       24.44
              ---------    --------     --------    -----------    --------
   Total      5,568,112    7.3 Years    $  22.70      1,946,501    $  19.90
              =========    =========    ========    ===========    ========

8.    COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2004, 2003 and 2002 follow:

                                              2004         2003         2002
                                           ---------     --------     ---------
Minimum pension adjustment
 Pretax amount                             $  12,118     $ (2,864)    $ (13,732)
 Tax (provision) benefit                      (4,281)         954         4,944
                                           ---------     --------     ---------
 Aftertax amount                           $   7,837     $ (1,910)    $  (8,788)
                                           =========     ========     =========
Unrealized translation adjustment
 Pretax amount                             $  17,154     $ 26,652     $  19,466
 Tax provision                                     -            -             -
                                           ---------     --------     ---------
 Aftertax amount                           $  17,154     $ 26,652     $  19,466
                                           =========     ========     =========
Unrealized gains
 on derivatives
 Pretax amount                             $       -     $      -     $     226
 Tax provision                                     -            -           (86)
                                           ---------     --------     ---------
 Aftertax amount                           $       -     $      -     $     140
                                           =========     ========     =========

9. DEBT

Debt at December 31, 2004 and 2003 consisted of the following:

                                     2004             2003
                                     ----             ----
Long-term debt
 Senior Notes                      $ 150,000       $  150,000
 Bank credit facilities,
  including accrued interest          64,195           18,009
 Other long-term debt                 11,122            8,537
                                   ---------       ----------
  Total long-term debt             $ 225,317       $  176,546
                                   =========       ==========

      In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008 (Senior Notes), with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2004, the fair market value of the Senior Notes was approximately $161.3 million, based on the quoted market price.

      The Company entered into a new $600 million domestic multicurrency bank revolving credit facility (Credit Facility), which expires in December 2009. At December 31, 2004, the Company had a total of $35 million, which approximated fair value, drawn under the Credit Facility and outstanding letters of credit totaling $4 million. The net available borrowings under the Credit Facility as of December 31, 2004, were approximately $561 million.

      Interest on the outstanding borrowings under the Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 55 basis points per annum. The weighted average interest rate on borrowings outstanding under the Credit Facility was 3.1% per annum at December 31, 2004. A facility fee equal to 15 basis points per annum is payable quarterly on the total amount available under the Credit Facility.

      The Company and certain of its subsidiaries entered into a renewable, one-year agreement in December 2001 (Receivables Facility) with a financial institution, under which the Company collateralized certain of its receivables for borrowings. This agreement was renewed in December 2004 for another year. The Receivables Facility provides for borrowings of up to $30 million depending upon the level of eligible receivables. At December 31, 2004, $25 million, which approximated fair value, was outstanding and included in bank credit facilities at an interest rate of approximately 2.5% per annum.

      The Company has a $30 million demand line of credit (Short-Term Facility), which expires in May 2005. Borrowings under the Short-Term Facility are based on LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2004, there were no borrowings under the Short-Term Facility.

      At December 31, 2004, other long-term debt included debt at international locations maintained for working capital purposes. Interest is payable on the outstanding balances at rates ranging from 2.6% to 4.9% per annum.

      Total debt outstanding at December 31, 2004 and 2003 included accrued interest of $4.2 million and $4.0 million, respectively.

      There are two financial covenants that the Company is required to maintain. As defined in the agreement, the minimum interest coverage ratio (operating cash flow to interest) is 3.0 to 1 and the maximum leverage ratio (outstanding debt to operating cash flow) is 3.25 to 1. At December 31, 2004, the Company was in compliance with both of these financial covenants.

10. DERIVATIVE INSTRUMENTS

At December 31, 2003, the Company had a foreign currency contract, which it entered into in anticipation of the funding of the January 2004 purchase of Vetter. The increase in fair market value of this contract resulted in income of $.5 million at December 31, 2003 and was included in "Other (expense) income - net" in the Consolidated Statements of Operations.

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

11. ACQUISITIONS

In 2004, the Company acquired Manfred Vetter GmbH (January 2004), Systec, L.L.C. (April 2004), Scivex, L.L.C. (May 2004) and Tianjin Dinglee Machine and Motor Co., Ltd (July 2004). Vetter, based in Zulpich, Germany, designs and manufactures pneumatic lifting and sealing bags for vehicle and aircraft rescue, environmental protection, industrial maintenance, and disaster recovery and control. Vetter operates as part of the Hale business unit within the Other Engineered Products Group. Systec, based in New Brighton, Minnesota, designs and manufactures vacuum degassing products for the analytical chemistry instrumentation market. Degassing of fluids is critical to the instrumentation and analytical chemistry markets since dissolved gasses within a given fluid can be detrimental to the accuracy of test results. Systec operates as part of our Rheodyne business unit within the Pump Products Group. Scivex, which operates Upchurch Scientific in Oak Harbor, Washington and Sapphire Engineering in Pocasset, Massachusetts, is a leading provider of fluidic components and systems for the analytical, biotechnology and diagnostics instrumentation markets. Scivex is being operated as a stand-alone business unit in IDEX's Pump Products Group. Dinglee, based in Tianjin, China, is a leading manufacturer of rescue tools in the Chinese rescue tool market. Dinglee operates as part of our Hale business unit within the Other Engineered Products Group. IDEX acquired Vetter, Systec, Scivex and Dinglee for a purchase price of $44,813, $22,442, $98,553 and $4,106, respectively, with financing provided by borrowings under the Credit Facility. In addition, a purchase price contingency related to the acquisition of Classic in September 2003 was settled in 2004, resulting in an additional payment of $1,069. Goodwill and intangible assets recognized as part of these transactions was $142,944 and $10,212, respectively.

      In 2003, the Company acquired Sponsler Co., Inc. (June 2003) and Classic Engineering, Inc. (September 2003). Sponsler, headquartered in Westminster, South Carolina, is a manufacturer of precision turbine flow meters to meet all flow applications, including low-flow and situations where viscosity, corrosive media, extreme temperature or hazardous materials are factors. Classic, headquartered in Jacksonville, Florida, is a supplier of fully integrated pump and metering systems to chemical companies and municipal water treatment facilities. It also designs, engineers and manufactures standard and custom chemical-feed systems for the water, wastewater, chemical OEM, pulp and paper, cement and general industrial markets. Within the Pump Products Group, Classic is operated as part of Pulsafeeder, while Sponsler is operated as part of Liquid Controls. IDEX acquired Sponsler and Classic for a purchase price of $10,251 and $3,703, respectively, with financing provided by borrowings under the Credit Facility. Goodwill and intangible assets recognized as part of these acquisitions was $11,484 and $373, respectively. In February 2003, an $8.0 million payment of deferred consideration was made in connection with the Rheodyne acquisition in July 2002.

      In 2002, the Company acquired Halox Technologies, Inc. (April 2002), Rheodyne, L.L.C. (July 2002) and Wright Pump Corporation (October 2002). Halox, headquartered in Bridgeport, Connecticut, is a manufacturer of point-of-use chlorine dioxide equipment. Its products generate chlorine dioxide for use in water treatment and disinfectant applications. Rheodyne, headquartered in Rohnert Park, California, is a manufacturer of injectors, valves, fittings and accessories for the analytical instrumentation market and used by manufacturers of high pressure liquid chromatography equipment. Wright Pump, headquartered in Waukesha, Wisconsin, is a manufacturer of stainless-steel positive displacement circumferential piston pumps and replacement parts for the sanitary pump market. Within the Pump Products Group, Wright Pump is operated as part of Viking Pump, Halox is operated as part of Pulsafeeder, and Rheodyne's activities are closely coordinated with those of ISMATEC, Trebor, Scivex and Micropump. IDEX acquired the above businesses for an aggregate purchase price of $74,928, with financing provided by borrowings under the Credit Facility. The Company also acquired $2,136 of debt in connection with the acquisitions. Goodwill and intangible assets recognized as part of these acquisitions was $62,370 and $6,431, respectively.

      All acquisitions were accounted for as purchases, and operating results include the acquisitions from the dates of purchase. In addition, in certain instances, the acquisitions contain purchase price contingencies, which are considered to be immaterial to the Company. IDEX does not consider any of the acquisitions, individually or in aggregate, to be material to its results of operations, financial condition, or cash flows for any of the years presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

12.   INCOME TAXES

Pretax income for the years ended December 31, 2004, 2003, and 2002, was taxed under the following jurisdictions:

                       2004            2003            2002
                    ----------      ----------       ---------
Domestic            $   85,119      $   66,402       $  58,087
Foreign                 48,758          30,268          25,808
                    ----------      ----------       ---------
 Total              $  133,877      $   96,670       $  83,895
                    ==========      ==========       =========

      The provision for income taxes for the years ended December 31, 2004, 2003, and 2002, was as follows:

                             2004             2003            2002
                           ----------      ----------       ---------
Current
 U.S.                      $   21,921      $   13,000       $  12,891
 State and local                  326             738             448
 Foreign                       14,442          10,093           6,852
                           ----------      ----------       ---------
  Total current                36,689          23,831          20,191
                           ----------      ----------       ---------
Deferred
 U.S.                           6,293           6,954           6,934
 State and local                1,439             779               -
 Foreign                        3,050           2,754           2,658
                           ----------      ----------       ---------
  Total deferred               10,782          10,487           9,592
                           ----------      ----------       ---------
  Total provision
    for income taxes       $   47,471      $   34,318       $  29,783
                           ==========      ==========       =========

      Deferred (prepaid) income taxes resulted from the following:

                       2004            2003            2002
                    ----------      ----------       ---------
Employee and
 retiree
 benefit plans      $    5,995      $    5,046       $     (59)
Depreciation and
 amortization            5,559           8,334           6,603
Inventories             (1,545)           (785)           (285)
Allowances and
 accruals                 (560)         (1,557)          3,560
Other                    1,333            (551)           (227)
                    ----------      ----------       ---------
  Total             $   10,782      $   10,487       $   9,592
                    ==========      ==========       =========

      Deferred tax assets (liabilities) related to the following at December 31, 2004 and 2003:

                                       2004             2003
                                    ----------       ---------
Employee and retiree benefit        $      882       $  11,144
 plans
Depreciation and amortization          (68,455)        (55,776)
Inventories                             (4,660)         (4,456)
Tax benefit carry forwards                   -             872
Allowances and accruals                  5,666           4,922
Other                                    2,515           2,512
                                    ----------       ---------
  Total                             $  (64,052)      $ (40,782)
                                    ==========       =========

      The balance sheet at December 31, 2004, included a current deferred tax liability of $7,638 in accrued expenses and a noncurrent deferred tax liability of $56,414 in other noncurrent liabilities. The balance sheet at December 31, 2003, included a current deferred tax liability of $9,437 in accrued expenses and a noncurrent deferred tax liability of $31,345 in other noncurrent liabilities.

      The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2004, 2003, and 2002 are shown in the following table.

                                        2004            2003            2002
                                     ----------      ----------       ---------
Pretax income                        $  133,877      $   96,670       $  83,895
                                     ==========      ==========       =========
Provision for income taxes:
 Computed amount at
  statutory rate of 35%              $   46,857      $   33,835       $  29,363
 State and local income tax
  (net of federal tax benefit)            1,147             986             291
 Taxes on non-US earnings -net            2,319             960             674
 U.S. business tax  credits              (2,674)              -               -
 Extra-territorial income (ETI)
  deduction                              (1,531)           (945)         (1,260)
 Other                                    1,353            (518)            715
                                     ----------      ----------       ---------
  Total provision for
   income taxes                      $   47,471      $   34,318       $  29,783
                                     ==========      ==========       =========

      The Company has not provided an estimate for any U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries that might be payable if these earnings were repatriated. However, the Company believes that U.S. foreign tax credits would, for the most part, eliminate any additional U.S. tax and offset any additional foreign tax.

      On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Act also provides for a two-year phase out of the existing ETI exclusion for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. The Company expects the net effect of the phase-out of the ETI and the phase-in of this new deduction will not result in a significant change to the effective tax rate for fiscal year 2005 and future years based on current earning levels.

      Another provision of the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends-received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, we are not yet in a position to decide on whether, and to what extent, we might repatriate foreign earnings that have not been remitted to the U.S. Based on our analysis to date, it is reasonably possible that we might repatriate foreign earnings of up to $73,000, with a related tax liability of up to $7,300. We expect to be in a position to finalize our assessment by December 31, 2005.

13. COMMITMENTS AND CONTINGENCIES

At December 31, 2004, total future minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $20,749. The future minimum rental commitments for each of the next five years and thereafter are as follows: 2005 - $6,635; 2006 - $5,160; 2007 - $3,412; 2008 - $1,913; 2009 - $1,417; thereafter - $2,212.

      Rental expense totaled $10,401, $9,238 and $9,510 for the years ended December 31, 2004, 2003 and 2002, respectively.

      IDEX is a party to various legal proceedings involving employment, contractual, product liability and other matters, none of which is expected to have a material adverse effect on its results of operations, financial condition, or cash flows.

                                                                              37
14.    RETIREMENT   BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2004, and a statement of the funded status at December 31 for both years:

                                            PENSION BENEFITS        OTHER BENEFITS
                                             2004       2003       2004        2003
                                           --------   --------   --------   --------
Change in benefit obligation
Obligation at January 1                    $ 84,517   $ 71,968   $ 18,657   $ 16,188
Service cost                                  4,430      3,765        414        330
Interest cost                                 5,103      4,703      1,088      1,066
Plan amendments                                 433        (15)       250          -
Benefits paid                                (6,466)    (5,374)      (692)      (510)
Actuarial loss                                4,490      9,470        373      1,583
Other                                         2,808          -          -          -
                                           --------   --------   --------   --------
Obligation at December 31                  $ 95,315   $ 84,517   $ 20,090   $ 18,657
                                           ========   ========   ========   ========
Change in plan assets
Fair value of plan assets at January 1     $ 62,248   $ 38,764   $      -   $      -
Actual return on plan assets                  7,102      7,668          -          -
Employer contributions                       10,411     20,444        692        510
Benefits paid                                (6,466)    (5,374)      (692)      (510)
Other                                         2,174        746          -          -
                                           --------   --------   --------   --------
Fair value of plan assets at December 31   $ 75,469   $ 62,248   $      -   $      -
                                           ========   ========   ========   ========
Funded status
Funded status at December 31               $(19,846)  $(22,269)  $(20,090)  $(18,657)
Unrecognized loss                            29,975     29,354      3,770      3,619
Unrecognized transition obligation              199        287          -          -
Unrecognized prior service cost               2,420      2,411       (281)      (533)
                                           --------   --------   --------   --------
Net amount recognized at December 31       $ 12,748   $  9,783   $(16,601)  $(15,571)
                                           ========   ========   ========   ========
Recognized in the Consolidated Balance
 Sheets
Prepaid benefit cost                       $ 22,010   $  5,433   $      -   $      -
Accrued benefit liability                   (17,154)   (16,764)   (16,601)   (15,571)
Intangible asset                                608      1,712          -          -
Accumulated other comprehensive income        7,284     19,402          -          -
                                           --------   --------   --------   --------
Net amount recognized at December 31       $ 12,748   $  9,783   $(16,601)  $(15,571)
                                           ========   ========   ========   ========

      The accumulated benefit obligation for all defined benefit pension plans was $87,955 and $77,611 at December 31, 2004 and 2003, respectively. For plans with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets was $30,558, $28,487 and $11,163, respectively, at December 31, 2004, and
$67,847, $62,073 and $45,309, respectively, at December 31, 2003.

      The assumptions used in the measurement of the Company's benefit obligation at December 31, 2004 and 2003, were as follows:

                                      U.S. PLANS           NON-U.S. PLANS
                                   2004       2003      2004          2003
                                   ----       ----   ---------        ----
Discount rate                      5.75%      6.00%  5.50-6.00%       5.50%
Expected return on plan assets     8.50%      8.50%  5.00-6.50%       6.50%
Rate of compensation increase      4.00%      4.00%       4.25%       4.25%

      To develop the expected rate of return on plan assets, the Company considered the historical returns and the future expectations for returns on each asset class, as well as the target asset allocation of the pension portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

      The following tables provide the components of, and the assumptions used to determine, the net periodic benefit cost for the plans in 2004, 2003, and 2002:

                                         PENSION BENEFITS              OTHER BENEFITS
                                  2004      2003       2002       2004       2003       2002
                                --------  --------   --------   --------   --------   --------
Service cost                    $  4,430  $  3,765   $  3,486   $    413   $    330   $    346
Interest cost                      5,103     4,703      4,209      1,088      1,066      1,054
Expected return on plan assets    (5,597)   (3,449)    (3,903)         -          -          -
Net amortization                   3,227     3,216        848         67        (31)       (29)
                                --------  --------   --------   --------   --------   --------
Net periodic benefit cost       $  7,163  $  8,235   $  4,640   $  1,568   $  1,365   $  1,371
                                ========  ========   ========   ========   ========   ========

                                          U.S. PLANS                NON-U.S. PLANS
                                   2004     2003      2002       2004       2003      2002
                                   ----     ----      ----    ---------     ----      ----
Discount rate                      6.00%    6.75%     7.50%   5.50-6.00%    5.75%     6.00%
Expected return on plan assets     8.50%    8.50%     9.00%        6.50%    6.50%     7.50%
Rate of compensation increase      4.00%    4.00%     4.00%        4.25%    3.75%     4.00%

      Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market value of assets are amortized over the average remaining service period of active participants. Contributions to bargaining unit-sponsored multi-employer plans and defined contribution plans were $6,404, $6,756 and $6,607 for 2004, 2003 and 2002, respectively.

      For measurement purposes, a range of 9.5%-7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually each year to a rate in the 6%-5% range for 2008-2014, and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% increase in the assumed health care cost trend rates would increase the service and interest cost components of the net periodic benefit cost by $135 and the health care component of the accumulated postretirement benefit obligation by $1,768. A 1% decrease in the assumed health care cost trend rate would decrease the service and interest cost components of the net periodic benefit cost by $116 and the health care component of the accumulated postretirement benefit obligation by $1,534.

Plan Assets

The Company's pension plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category, were as follows:

                                         2004    2003
                                         ----    ----
Equity securities                          66%     68%
Debt securities                            33      31
Other                                       1       1
                                          ---     ---
    Total                                 100%    100%
                                          ===     ===

                                                                              39
Investment Policies and Strategies

The investment objectives of the Company's plan assets are to earn the highest possible rate of return consistent with the tolerance for risk as determined periodically by IDEX in its role as a fiduciary. The general guidelines of asset allocation of fund assets are that "equities" will represent from 55% to 75% of the market value of total fund assets with a target of 66%, and "fixed income" obligations, including cash, will represent from 25% to 45% with a target of 34%. The term "equities" include common stock, convertible bonds and convertible stock. The term "fixed income" includes preferred stock and/or contractual payments with a specific maturity date. The Company strives to maintain asset allocations within the designated ranges by conducting periodic reviews of fund allocations and plan liquidity needs, and rebalancing the portfolio accordingly. The total fund performance is monitored and results measured using a 3- to 5-year moving average against long-term absolute and relative return objectives to meet actuarially determined forecasted benefit obligations. No restrictions are placed on the selection of individual investments by the qualified investment fund managers. The performance of the investment fund managers is reviewed on a regular basis, using appointed professional independent advisors. As of December 31, 2004 and 2003, there were no shares of the Company's stock held in plan assets.

Cash Flows

The Company expects to contribute approximately $1.6 million to its pension plans and $1.0 million to its other postretirement benefit plans in 2005.

Estimated Future Benefit Payments

The future estimated benefit payments for the next five years and the five years thereafter are as follows: 2005 - $4,638; 2006 - $6,362; 2007 - $4,756; 2008 -
$5,099; 2009 - $5,816; 2010 to 2014 - $34,391.

15.   QUARTERLY RESULTS OF OPERATIONS

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2004 and 2003:

                                                  2004 QUARTERS                          2003 QUARTERS
                                   FIRST    SECOND     THIRD      FOURTH      FIRST     SECOND     THIRD     FOURTH
                                 --------  --------   --------   --------   --------   --------   --------  --------
Net sales                        $214,600  $233,590   $237,557   $242,550   $195,498   $207,147   $197,314  $197,961
Gross profit                       85,730    93,923     94,989     96,153     74,303     82,123     76,178    76,716
Operating income                   31,286    39,814     39,961     38,323     23,401     29,557     28,943    27,961
Net income                         17,692    22,834     23,219     22,661     12,695     16,943     16,509    16,205
Basic EPS                        $    .36  $    .46   $    .46   $    .45   $    .26   $    .35   $    .34  $    .33
Basic weighted average shares
 outstanding                       49,475    50,060     50,293     50,462     48,437     48,576     48,992    49,178
Diluted EPS                      $    .35  $    .44   $    .44   $    .43   $    .26   $    .34   $    .33  $    .32
Diluted weighted average shares
 outstanding                       51,279    52,037     52,400     52,099     49,208     49,697     50,460    50,739

REPORTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of IDEX Corporation

      We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries (the Company) as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IDEX Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

      As discussed in Note 2 of the Consolidated Financial Statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
-----------------------------
Deloitte & Touche LLP
Chicago,Illinois
February 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of IDEX Corporation

      We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that IDEX Corporation and its subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

      A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

      Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, consolidated shareholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2004, and our report dated February 14, 2005 expressed an unqualified opinion on those financial statements and included a paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, " Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
-----------------------------
Deloitte & Touche LLP
Chicago, Illinois
February 14, 2005

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Internal control over financial reporting refers to the process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

      Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

      Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

      Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

      Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Management is responsible for establishing and maintaining effective internal control over financial reporting for the Company.

      Management has used the framework set forth in the report entitled "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission to assess the effectiveness of the Company's internal control over financial reporting. Management has concluded that the Company's internal control over financial reporting was effective as of December 31, 2004. Deloitte & Touche LLP has issued an attestation report on management's assessment of the Company's internal control over financial reporting dated February 14, 2005.

/s/ Dennis K. Williams
-----------------------------
Dennis K. Williams
Chairman of the Board, President and Chief Executive Officer

/s/ Dominic A. Romeo
-----------------------------
Dominic A. Romeo
Vice President and Chief Financial Officer

Northbrook,Illinois
February 14, 2005