Form 10-K, Exhibit 13
period 2005-12-31
IDEX CORP /DE/
filed 2006-03-06
CIK 832101

                                                                      Exhibit 13

                       IDEX CORPORATION 2005 ANNUAL REPORT

                               Historical Data(1)

                 (dollars in thousands except per share amounts)

                                                2005         2004        2003       2002       2001
                                             ----------   ----------   --------   --------   --------
RESULTS OF OPERATIONS
Net sales                                    $1,043,275   $  928,297   $797,920   $742,014   $726,947
Gross profit                                    423,844      370,795    309,320    281,438    263,722
SG&A expenses                                   241,057      221,411    199,458    181,269    164,893
Goodwill amortization                                --           --         --         --     14,165
Restructuring activity                               --           --         --       (203)    11,226
Operating income                                182,787      149,384    109,862    100,372     73,438
Other income (expense)--net                         564         (743)       899       (123)       731
Interest expense                                 14,423       14,764     14,091     16,354     20,738
Provision for income taxes                       59,125       47,471     34,318     29,783     20,721
Income from continuing operations               109,803       86,406     62,352     54,112     32,710
Income from discontinued operations                  --           --         --         --         --
Extraordinary items                                  --           --         --         --         --
Net income                                      109,803       86,406     62,352     54,112     32,710
FINANCIAL POSITION
Current assets                               $  347,501   $  261,238   $224,496   $221,260   $214,903
Current liabilities                             153,296      148,255    115,681    108,332     87,338
Working capital                                 194,205      112,983    108,815    112,928    127,565
Current ratio                                       2.3          1.8        1.9        2.0        2.5
Capital expenditures                             22,994       21,097     20,318     19,335     21,639
Depreciation and amortization                    30,651       31,529     30,055     30,105     44,297
Total assets                                  1,244,180    1,186,292    960,739    931,050    838,804
Total borrowings                                160,043      225,317    176,546    241,051    291,820
Shareholders' equity                            823,010      713,605    592,102    506,791    401,112
PERFORMANCE MEASURES
Percent of net sales
   Gross profit                                    40.6%        40.0%      38.8%      37.9%      36.3%
   SG&A expenses                                   23.1         23.9       25.0       24.4       22.7
   Goodwill amortization                             --           --         --         --        1.9
   Restructuring activity                            --           --         --         --        1.5
   Operating income                                17.5         16.1       13.8       13.5       10.1
   Income before income taxes                      16.2         14.4       12.1       11.3        7.4
   Income from continuing operations               10.5          9.3        7.8        7.3        4.5
Effective tax rate                                 35.0         35.5       35.5       35.5       38.8
Net income return on average assets                 9.0          8.0        6.6        6.1        4.1
Borrowings as a percent of capitalization          16.3         24.0       23.0       32.2       42.1
Net income return on average shareholders'         14.3         13.2       11.3       11.9        8.4
   equity
PER SHARE DATA(2)
Basic--income from continuing operations     $     2.14   $     1.73   $   1.28   $   1.14   $    .72
     --net income                                  2.14         1.73       1.28       1.14        .72
Diluted--income from continuing operations         2.08         1.68       1.25       1.11        .70
       --net income                                2.08         1.68       1.25       1.11        .70
Cash dividends declared                             .48          .45        .37        .37        .37
Shareholders' equity                              15.59        14.04      11.97      10.40       8.70
Stock price--high                                 45.33        40.96      28.25      26.44      24.80
           --low                                  36.50        26.53      17.35      17.13      16.60
           --close                                41.11        40.50      27.73      21.80      23.00
Price/earnings ratio at year end                     20           24         22         20         33

OTHER DATA(2)
Employees at year end                             4,263        4,232      3,689      3,863      3,873
Shareholders at year end                          6,700        6,000      5,700      4,700      5,500
Shares outstanding (in 000s):
   Weighted average--basic                       51,392       50,073     48,795     47,504     45,333
                   --diluted                     52,720       51,348     49,973     48,725     46,571
   At year end (net of treasury)                 52,794       50,821     49,479     48,716     46,101

(1)  See Notes to Consolidated Financial Statements for additional detail.

(2) All share and per share data have been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends in January 1995 and 1997, and May 2004.

                       IDEX CORPORATION 2005 ANNUAL REPORT

  2000       1999       1998       1997       1996
--------   --------   --------   --------   --------

$704,276   $655,041   $640,131   $552,163   $474,699
 277,952    256,484    252,846    222,357    187,074
 149,639    140,495    132,627    110,588     93,217
  11,797     11,312     10,676      8,174      6,241
      --         --         --         --         --
 116,516    104,677    109,543    103,595     87,616
   1,031        568        479       (693)      (696)
  16,521     18,020     22,359     18,398     17,476
  37,581     32,797     33,267     31,029     25,020
  63,445     54,428     54,396     53,475     44,424
      --         --     10,182      5,151      5,774
      --         --     (2,514)        --         --
  63,445     54,428     62,064     58,626     50,198

$232,089   $213,715   $195,900   $197,267   $191,599
 177,811     91,634     80,265     77,801     83,286
  54,278    122,081    115,635    119,466    108,313
     1.3        2.3        2.4        2.5        2.3
  20,739     18,338     20,763     13,562     11,634
  36,704     34,835     33,575     24,943     21,312
 758,854    738,567    695,811    599,193    569,745
 241,886    268,589    283,410    258,417    271,709
 374,502    329,024    286,037    238,671    195,509


    39.5%      39.2%      39.5%      40.3%      39.4%
    21.2       21.4       20.7       20.0       19.6
     1.7        1.7        1.7        1.5        1.3
      --         --         --         --         --
    16.5       16.0       17.1       18.8       18.5
    14.3       13.3       13.7       15.3       14.6
     9.0        8.3        8.5        9.7        9.4
    37.2       37.6       37.9       36.7       36.0
     8.5        7.6        9.6       10.0        9.8
    39.2       44.9       49.8       52.0       58.2
    18.0       17.7       23.7       27.0       29.0


$   1.42   $   1.23   $   1.23   $   1.22   $   1.03
    1.42       1.23       1.41       1.34       1.16
    1.38       1.21       1.21       1.19        .99
    1.38       1.21       1.38       1.30       1.13
     .37        .37        .36        .33        .29
    8.25       7.40       6.47       5.44       4.51
   24.00      22.75      25.83      24.46      18.42
   15.17      14.42      13.00      15.50      13.25
   22.09      20.25      16.33      23.25      17.75
      16         17         14         20         16


   3,880      3,773      3,803      3,326      3,093
   5,200      5,600      7,000      7,000      6,100

  44,589     44,316     43,998     43,776     43,227
  45,948     45,128     45,078     44,999     44,669
  45,387     44,454     44,199     43,875     43,389

Net Sales (in millions)

(BAR GRAPH)

                  Net Sales
                  ---------
2005             $1,043,275
2004             $  928,297
2003             $  797,920
2002             $  742,014
2001             $  726,947
2000             $  704,276
1999             $  655,041
1998             $  640,131
1997             $  552,163
1996             $  474,699


Operating Margin (percent)

(BAR GRAPH)

                 Operating Margin
                 ----------------
2005                   17.5
2004                   16.1
2003                   13.8
2002                   13.5
2001                   10.1
2000                   16.5
1999                   16.0
1998                   17.1
1997                   18.8
1996                   18.5



Diluted Earnings Per Share
(dollars)

(BAR GRAPH)

            Diluted Earnings per Share
            --------------------------
2005                  $2.08
2004                  $1.68
2003                  $1.25
2002                  $1.11
2001                  $0.70
2000                  $1.38
1999                  $1.21
1998                  $1.21
1997                  $1.19
1996                  $0.99

                       IDEX CORPORATION 2005 ANNUAL REPORT

   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The "Historical Overview and Outlook" and the "Liquidity and Capital Resources" sections of this management's discussion and analysis of our operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the Company believes," "we believe," "the Company intends" and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this filing. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries-- all of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this report, and we undertake no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

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

     IDEX consists of three reporting segments: Pump Products Group, Dispensing Equipment Group and Other Engineered Products Group.

     The Pump Products Group produces a wide variety of pumps, compressors, flow meters, injectors and valves, and related controls for the movement of liquids, air and gases. The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes, and personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group produces firefighting pumps, valves, controls, rescue tools, lifting bags and other components and systems for the fire and rescue industry; and engineered stainless steel banding and clamping devices used in a variety of industrial and commercial applications.

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

     Some of our key 2005 financial highlights were as follows:

     - Orders were a record $1,057.0 million, 12% higher than a year ago; base business orders--excluding 2004 acquisitions and foreign currency translation--were up 10%.

     - Sales of $1,043.3 million set a new record and were up 12% from last year; base business sales--excluding 2004 acquisitions and foreign currency translation--were up 10%.

     - Gross margins improved 60 basis points to 40.6% of sales, while operating margins at 17.5% were 140 basis points higher than 2004.

     -    Net income rose 27% to $109.8 million.

     -    Diluted EPS of $2.08 was 40 cents ahead of last year.

     - Cash flows from operating activities rose 1% and reached an all time high of $144.9 million.

     We are pleased with our results in 2005. Our business units again delivered--with double digit increases in orders, sales, and net income as well as strong cash flow. All three business segments generated organic sales growth and continued operating margin expansion as a result of our operational excellence and new product and market initiatives. We enter 2006 well positioned for continued growth and are using all the tools at our disposal to drive revenues, profitability and cash generation.

     The following forward-looking statements are qualified by the cautionary statement under the Private Securities Litigation Reform Act set forth above.

                       IDEX CORPORATION 2005 ANNUAL REPORT

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

RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial position and results of operations for each of the three years in the period ended December 31, 2005. For purposes of this discussion and analysis section, reference is made to the table on page 20 and the Consolidated Statements of Operations on page 26.

PERFORMANCE IN 2005 COMPARED WITH 2004

Orders, sales, net income and earnings per share were higher in 2005 compared with 2004. New orders in 2005 totaled $1,057.0 million and were 12% higher than the prior year. Excluding foreign currency translation and the impact of the three acquisitions made since the beginning of 2004 (Systec--April 2004; Scivex--May 2004 and Dinglee--July 2004), orders were 10% higher than a year ago.

     Sales in 2005 of $1,043.3 million were 12% higher than the $928.3 million recorded a year ago. Base business sales rose 10%, while acquisitions accounted for an improvement of 2%. Base business sales increased in all three of the Company's reporting segments. Domestic base sales were up 12% over the prior year, while base sales to international customers increased 7% in 2005. Sales to international customers represented 43% of the total, compared with 44% in 2004.

     In 2005, the Pump Products Group contributed 59% of sales and 54% of operating income, the Dispensing Equipment Group accounted for 18% of sales and 19% of operating income, and the Other Engineered Products Group represented 23% of sales and 27% of operating income.

     Pump Products Group sales of $620.7 million in 2005 increased $78.3 million, or 14%, compared with 2004. The 2004 acquisitions of Systec and Scivex accounted for a 3% sales improvement, while base business activity provided an 11% increase. In 2005, base business sales increased 12% domestically, while base international sales increased 7%. Base business sales to customers outside the U.S. were 37% of total group sales in 2005, down from 38% in 2004.

     Dispensing Equipment Group sales of $187.8 million increased by $17.6 million, or 10%, in 2005 compared with the prior year, due to a 9% increase in base business activity and favorable foreign currency translation of 1%. Base domestic sales increased 20% compared with 2004, while base international sales increased 2%. Base sales to customers outside the U.S. were 59% of total group sales in 2005, down from 61% in 2004.

     Other Engineered Products Group sales of $239.0 million increased by $20.0 million, or 9%, in 2005 compared with 2004. Base business activity drove the 9% increase in sales. In 2005, base sales increased 8% domestically, while base international sales increased 11%. Base business sales to customers outside the U.S. were 46% of total group sales in 2005, up from 39% in 2004.

     Gross profit of $423.8 million in 2005 was $53.0 million, or 14%, higher than 2004. As a percent of sales, gross profit was 40.6% in 2005, which represented a 60 basis point increase from 40.0% in 2004. The higher gross profit margin primarily reflects volume leverage and the Company's global sourcing and operational excellence initiatives.

     Selling, general and administrative (SG&A) expenses increased to $241.1 million in 2005 from $221.4 million in 2004. This increase reflects the deliberate reinvestment in the business to drive long-term growth, volume-related expenses and acquisitions. As a percent of net sales, SG&A expenses were 23.1%, an improvement of 80 basis points compared with the 23.9% achieved in 2004.

     Operating income increased by $33.4 million, or 22%, to $182.8 million in 2005 from $149.4 million in 2004, primarily due to higher 2005 gross profit, offset by increased SG&A expenses. Operating margins in 2005 were 17.5% of sales, an improvement of 140 basis points compared with the 16.1% achieved in 2004.

     In the Pump Products Group, operating income of $114.4 million and operating margin of 18.4% increased in 2005 compared with the $93.4 million and 17.2% recorded in 2004. Operating income for the Dispensing Equipment Group increased to $40.8 million in 2005 from $33.5 million last year, and operating margins improved to 21.7% from 19.7% recorded in 2004. Operating income in the Other Engineered Products Group of $56.7 million and operating margin of 23.7% increased from the $47.1 million and 21.5% achieved in 2004. The margin improvement in all three segments was mostly attributable to the improved sales volumes and other factors discussed above.

                       IDEX CORPORATION 2005 ANNUAL REPORT

   Management's Discussion and Analysis of Financial Condition and Results of
                             Operations (continued)

COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
(dollars in thousands)

For the years ended December 31,(1)      2005         2004        2003
-----------------------------------   ----------   ----------   --------
PUMP PRODUCTS GROUP
Net sales(2)                          $  620,673   $  542,336   $456,516
Operating income(3)                      114,404       93,356     70,436
Operating margins(3)                        18.4%        17.2%      15.4%
Identifiable assets                   $  707,614   $  694,731   $551,183
Depreciation and amortization(4)          15,797       16,464     16,141
Capital expenditures                      13,758       13,968     12,887

DISPENSING EQUIPMENT GROUP
Net sales(2)                          $  187,814   $  170,198   $159,225
Operating income(3)                       40,785       33,489     25,724
Operating margins(3)                        21.7%        19.7%      16.2%
Identifiable assets                   $  205,333   $  214,140   $203,786
Depreciation and amortization(4)           5,210        5,616      5,881
Capital expenditures                       3,824        2,769      2,967

OTHER ENGINEERED PRODUCTS GROUP
Net sales(2)                          $  238,992   $  219,006   $185,022
Operating income(3)                       56,682       47,120     32,990
Operating margins(3)                        23.7%        21.5%      17.8%
Identifiable assets                   $  256,622   $  246,410   $186,417
Depreciation and amortization(4)           5,696        6,012      5,116
Capital expenditures                       4,357        3,204      3,874

COMPANY
Net sales                             $1,043,275   $  928,297   $797,920
Operating income(3)                      182,787      149,384    109,862
Operating margins(3)                        17.5%        16.1%      13.8%
Total assets                          $1,244,180   $1,186,292   $960,739
Depreciation and amortization(4)          29,965       30,949     29,475
Capital expenditures                      22,994       21,097     20,318

(1)  Includes acquisitions of Scivex, Inc. (May 2004), Systec, L.L.C. (April
     2004), Classic Engineering, Inc. (September 2003) and Sponsler Co., Inc. (June 2003) in the Pump Products Group; and Tianjin Dinglee Machine and Motor Co., Ltd (July 2004) and Manfred Vetter GmbH (January 2004) in the Other Engineered Products Group from dates of acquisition. See Note 11 of the Notes to Consolidated Financial Statements.

(2)  Group net sales include intersegment sales.

(3) Group operating income excludes net unallocated corporate operating expenses.

(4) Depreciation and amortization includes amortization of intangible assets and unearned compensation.

                       IDEX CORPORATION 2005 ANNUAL REPORT

     Other income of $.6 million in 2005 was $1.3 million higher than $.7 million of expense in 2004. In 2005, we benefited from foreign currency exchange gains. Additionally, in 2004, we incurred hurricane-related costs at one of our business units as well as certain costs associated with the refinancing of our credit facility.

     Interest expense decreased to $14.4 million in 2005 from $14.8 million in 2004. The decrease was principally due to lower debt levels resulting from debt paydowns, partially off-set by higher interest rates.

     The provision for income taxes increased to $59.1 million in 2005 from $47.5 million in 2004. The effective tax rate decreased to 35.0% in 2005 from 35.5% in 2004 due to a favorable impact from foreign tax credits and the additional benefit realized from the deduction for income from qualified domestic production activity, partially offset by a reduction in research and development credits.

     Net income was $109.8 million, or $2.08 per share, compared with $86.4 million, or $1.68 per share, in 2004.

PERFORMANCE IN 2004 COMPARED WITH 2003

Orders, sales, net income and earnings per share were higher in 2004 compared with 2003. New orders in 2004 totaled $942.4 million and were 18% higher than the prior year. Excluding the impact of the six acquisitions made since the beginning of 2003 (Sponsler-June 2003; Classic-September 2003; Vetter-January 2004; Systec-April 2004; Scivex-May 2004 and Dinglee-July 2004) and foreign currency translation, orders were 9% higher in 2004 compared with 2003.

     Sales in 2004 of $928.3 million were 16% higher than the $797.9 million recorded in 2003. Acquisitions and foreign currency translation accounted for an improvement of 6% and 3%, respectively, while base business sales rose 7%. Base business sales increased in all three of the Company's reporting groups. Domestic base sales were up 10% over the prior year, while base sales to international customers increased 2% in 2004. Base sales to international customers represented 43% of the total, compared with 45% in 2003.

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

     Gross profit of $370.8 million in 2004 was $61.5 million, or 20%, higher than 2003. As a percent of sales, gross profit was 40.0% in 2004, which represented a 120 basis point increase from 38.8% in 2003. The higher gross profit margin primarily reflects reduced material costs from our global sourcing and operational excellence initiatives, volume leverage, and price increases, all of which more than offset cost increases and additional expenses.

     SG&A expenses increased to $221.4 million in 2004 from $199.5 million in 2003. This increase was partly due to the inclusion of six acquisitions that incrementally added $10.0 million of cost. This increase also reflects the deliberate reinvestment in the business to drive organic growth as well as certain volume-related cost increases. As a percent of net sales, SG&A expenses were 23.9% in 2004, down from 25.0% in 2003.

     Operating income increased by $39.5 million, or 36%, to $149.4 million in 2004 from $109.9 million in 2003, primarily due to higher 2004 gross profit, offset by increased SG&A expenses. Operating margins in 2004 were 16.1% of sales, compared with 13.8% in 2003.

                       IDEX CORPORATION 2005 ANNUAL REPORT

   Management's Discussion and Analysis of Financial Condition and Results of
                             Operations (continued)

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

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005, working capital was $194.2 million and our current ratio was 2.3 to 1. Cash flows from operating activities increased by $1.8 million, or 1%, to $144.9 million in 2005, mainly due to the improved operating results discussed earlier offset by an increase in working capital requirements.

     Cash flows from operating activities were more than adequate to fund capital expenditures of $23.0 million and $21.1 million in 2005 and 2004, respectively. Capital expenditures were generally for machinery and equipment that improved productivity, tooling to support IDEX's global sourcing initiative, business system technology and replacement of equipment and facilities. Management believes that IDEX has ample capacity in its plant and equipment to meet expected needs for future growth in the intermediate term.

     In 2004, the Company acquired Vetter, Systec, Scivex and Dinglee at a cost of $44.8 million, $22.4 million, $98.6 million and $4.1 million, respectively. In 2004, the Company also paid $1.1 million in settlement of a purchase price contingency related to the 2003 acquisition of Classic. These payments were financed under the Company's credit facilities.

     In addition to the $150.0 million of 6.875% Senior Notes (Senior Notes) due February 15, 2008, the Company also maintains a $600.0 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires on December 14, 2009. With no borrowings outstanding under the Credit Facility at December 31, 2005, and outstanding letters of credit totaling $4.7 million, the maximum amount available under the Credit Facility was $595.3. million. The Credit Facility contains a covenant that limits total debt outstanding to 3.25 times operating cash flow, as defined in the agreement. Our total debt outstanding was $160.0 million at December 31, 2005, and based on the covenant, total debt outstanding was limited to $693.3 million. Interest is payable quarterly on the outstanding balance at the bank agent's reference rate or, at the Company's election, at LIBOR plus an applicable margin. The applicable margin is based on the credit rating of our Senior Notes, and can range from 27 basis points to 75 basis points. Based on the Company's BBB rating at December 31, 2005, the applicable margin was 55 basis points. We also pay an annual fee of 15 basis points on the total Credit Facility.

     We also have a one-year, renewable $30.0 million demand line of credit (Short-Term Facility), which expires on December 12, 2006. Borrowings under the Short-Term Facility are at LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2005, there were no borrowings outstanding under the Short-Term Facility.

     We believe the Company will generate sufficient cash flow from operations for the next 12 months and over the long term to meet its operating requirements, interest on all borrowings, required debt repayments, any authorized share repurchases, planned capital expenditures, and annual dividend payments to holders of common stock. In the event that suitable businesses are available for acquisition upon terms acceptable to the Board of Directors, we may obtain all or a portion of the financing for the acquisitions through the incurrence of additional borrowings.

                       IDEX CORPORATION 2005 ANNUAL REPORT

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND
OFF-BALANCE SHEET ARRANGEMENTS

Our contractual obligations and commercial commitments include rental payments under operating leases, payments under capital leases, and other long-term obligations arising in the ordinary course of business. There are no identifiable events or uncertainties, including the lowering of our credit rating that would accelerate payment or maturity of any of these commitments or obligations. The Company also has obligations with respect to its pension and postretirement medical benefit plans, which are not included in the table below. See Note 13 of the Notes to Consolidated Financial Statements.

     The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2005, and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings. Additional detail regarding these obligations are provided in the Notes to Consolidated Financial Statements, as referenced in the table:

                                 Less                          More
Payments Due                     than       1-3       3-5      than
by Period             Total     1 Year     Years     Years   5 Years
-----------------   --------   -------   --------   ------   -------
(in thousands)
Borrowings
   (Note 4)(1)      $184,673   $13,793   $169,675   $1,074   $  131
Operating lease
   commitments
   (Note 5)           20,250     6,699      8,309    3,441    1,801
Capital lease
   obligations(2)      6,362       955      1,251    1,374    2,782
Purchase
   obligations(3)     39,645    36,418      3,199       28       --
                    --------   -------   --------   ------   ------
Total contractual
   obligations(4)   $250,930   $57,865   $182,434   $5,917   $4,714
                    ========   =======   ========   ======   ======

(1) Includes interest payments based on contractual terms and current interest rates for variable debt.

(2)  Comprised primarily of property leases.

(3)  Comprised primarily of inventory commitments.

(4) Comprised of liabilities recorded on the balance sheet of $184,319, and obligations not recorded on the balance sheet of $66,611.

CRITICAL ACCOUNTING POLICIES

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 of the Notes to Consolidated Financial Statements.

     Revenue recognition--We recognize revenue from product sales when title passes and the risks of ownership have passed to the customer. Our customary terms are FOB shipping point. Based on our historical experience, we estimate and record provisions for sales returns and sales allowances in the period the related products are sold. To the extent actual results differ from these estimated amounts, results could be adversely affected.

     Noncurrent assets--The Company evaluates the recoverability of certain noncurrent assets utilizing various estimation processes. In particular, the recoverability of December 31, 2005 balances for goodwill and intangible assets of $691.9 million and $28.6 million, respectively, are subject to estimation processes, which depend on the accuracy of underlying assumptions, including future operating results. The Company evaluates the recoverability of each of these assets based on estimated business values and estimated future cash flows (derived from estimated earnings and cash flow multiples). The recoverability of these assets depends on the reasonable- ness of these assumptions and how they compare with the eventual operating performance of the specific businesses to which the assets are attributed. To the extent actual business values or cash flows differ from those estimated amounts, the recoverability of these noncurrent assets could be affected.

     Income taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities based on currently enacted tax laws. The Company's tax balances are based on management's interpretation of the tax regulations and rulings in numerous taxing jurisdictions. Future tax authority rulings and changes in tax laws and future tax planning strategies could affect the actual effective tax rate and tax balances recorded by the Company.

     Contingencies and litigation--We are currently involved in certain legal and regulatory proceedings and, as required and where it is reasonably possible to do so, have accrued our estimates of the probable costs for the resolution of these matters. These estimates have been developed in consultation with outside counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future operating results for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

                       IDEX CORPORATION 2005 ANNUAL REPORT

   Management's Discussion and Analysis of Financial Condition and Results of
                             Operations (continued)

     Defined benefit retirement plans--The plan obligations and related assets of defined benefit retirement plans are presented in Note 13 of the Notes to Consolidated Financial Statements. Plan assets, which consist primarily of marketable equity and debt instruments, are valued using market quotations. Plan obligations and the annual pension expense are determined by consulting with actuaries using a number of assumptions provided by the Company. Key assumptions in measuring the plan obligations include the discount rate at which the obligations could be effectively settled and the anticipated rate of future salary increases. Key assumptions in the determination of the annual pension expense include the discount rate, the rate of salary increases, and the estimated future return on plan assets. To the extent actual amounts differ from these assumptions and estimated amounts, results could be adversely affected.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). SFAS 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R will require the fair value of all stock option awards issued to employees to be recorded as an expense over the related vesting period. SFAS 123R also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. See Note 1 for the pro forma effect on our net income and earnings per share of applying SFAS No. 123. SFAS 123R is effective for public companies for annual periods that begin after June 15, 2005. Accordingly, we will adopt SFAS 123R in the first quarter of 2006. The Company is still evaluating the impact of adopting this SFAS in 2006, but we anticipate an annual pre-tax expense of approximately $8.0 million, or 10 cents per diluted share, net of tax.

     In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term conditional asset retirement obligation, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our results of operations, financial condition or cash flows.

MARKET RISK

We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is limited to the $160.0 million of total debt outstanding at December 31, 2005. Approximately 6% of the debt is priced at interest rates that float with the market. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximate $.1 million annualized increase or decrease in interest expense and cash flows. The remaining debt is fixed rate debt.

     A treasury risk management policy, adopted by the Board of Directors, describes the procedures and controls over derivative financial and commodity instruments, including interest rate swaps. Under the policy, we do not use derivative financial or commodity instruments for trading purposes, and the use of these instruments is subject to strict approvals by senior officers. Typically, the use of derivative instruments is limited to interest rate swaps on the Company's outstanding long-term debt. As of December 31, 2005, the Company did not have any derivative instruments outstanding.

     Our foreign currency exchange rate risk is limited principally to the euro and British pound. We manage our foreign exchange risk principally through invoicing our customers in the same currency as the source of our products. As a result, the Company's exposure to any movement in foreign currency exchange rates is immaterial to the Consolidated Statements of Operations.

                       IDEX CORPORATION 2005 ANNUAL REPORT

                           Consolidated Balance Sheets

                 (dollars in thousands except per share amounts)

                                                            2005         2004
                                                         ----------   ----------
As of December 31,
ASSETS
Current assets
   Cash and cash equivalents                             $   77,290   $    7,274
   Receivables--net                                         132,544      119,567
   Inventories                                              126,576      126,978
   Other current assets                                      11,091        7,419
                                                         ----------   ----------
      Total current assets                                  347,501      261,238
Property, plant and equipment--net                          145,485      155,602
Goodwill                                                    691,869      713,619
Intangible assets--net                                       28,615       29,545
Other noncurrent assets                                      30,710       26,288
                                                         ----------   ----------
      Total assets                                       $1,244,180   $1,186,292
                                                         ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Trade accounts payable                                $   69,473   $   71,405
   Accrued expenses                                          74,358       70,745
   Short-term borrowings                                      3,144           --
   Dividends payable                                          6,321        6,105
                                                         ----------   ----------
      Total current liabilities                             153,296      148,255
   Long-term borrowings                                     156,899      225,317
   Other noncurrent liabilities                             110,975       99,115
                                                         ----------   ----------
      Total liabilities                                     421,170      472,687
                                                         ----------   ----------
Commitments and Contingencies (Note 5)
Shareholders' equity
   Common stock:
      Authorized: 150,000,000 shares at December 31,
         2005 and 75,000,000 shares at December 31,
         2004, $.01 per share par value
      Issued: 52,857,059 shares at December 31, 2005
         and 50,996,444 shares at December 31, 2004             529          510
   Additional paid-in capital                               290,428      234,354
   Retained earnings                                        524,035      439,137
   Minimum pension liability adjustment                      (5,884)      (4,644)
   Cumulative translation adjustment                         25,160       53,046
   Treasury stock, at cost: 63,318 shares at December
      31, 2005 and 175,650 shares at December 31, 2004       (2,361)      (4,209)
   Unearned compensation                                     (8,897)      (4,589)
                                                         ----------   ----------
      Total shareholders' equity                            823,010      713,605
                                                         ----------   ----------
      Total liabilities and shareholders' equity         $1,244,180   $1,186,292
                                                         ==========   ==========

See Notes to Consolidated Financial Statements.

                       IDEX CORPORATION 2005 ANNUAL REPORT

                      Consolidated Statements of Operations

                     (in thousands except per share amounts)

For the years ended December 31,                        2005        2004       2003
--------------------------------                     ----------   --------   --------
Net sales                                            $1,043,275   $928,297   $797,920
Cost of sales                                           619,431    557,502    488,600
                                                     ----------   --------   --------
Gross profit                                            423,844    370,795    309,320
Selling, general and administrative expenses            241,057    221,411    199,458
                                                     ----------   --------   --------
Operating income                                        182,787    149,384    109,862
Other income (expense)--net                                 564       (743)      899
                                                     ----------   --------   --------
Income before interest expense and income taxes         183,351    148,641    110,761
Interest expense                                         14,423     14,764     14,091
                                                     ----------   --------   --------
Income before income taxes                              168,928    133,877     96,670
Provision for income taxes                               59,125     47,471     34,318
                                                     ----------   --------   --------
Net income                                           $  109,803   $ 86,406   $ 62,352
                                                     ==========   ========   ========

EARNINGS PER COMMON SHARE
Basic earnings per common share                      $     2.14   $   1.73   $   1.28
                                                     ==========   ========   ========
Diluted earnings per common share                    $     2.08   $   1.68   $   1.25
                                                     ==========   ========   ========

SHARE DATA
Basic weighted average common shares outstanding         51,392     50,073     48,795
                                                     ==========   ========   ========
Diluted weighted average common shares outstanding       52,720     51,348     49,973
                                                     ==========   ========   ========

See Notes to Consolidated Financial Statements.

                       IDEX CORPORATION 2005 ANNUAL REPORT

                 Consolidated Statements of Shareholders' Equity

                 (dollars in thousands except per share amounts)

                                                  Common
                                                 Stock and              Minimum
                                                Additional              Pension    Cumulative                              Total
                                                  Paid-In   Retained   Liability  Translation  Treasury    Unearned    Shareholders'
                                                  Capital   Earnings  Adjustment   Adjustment    Stock   Compensation      Equity
                                                ----------  --------  ----------  -----------  --------  ------------  -------------
Balance, December 31, 2002                       $182,863   $331,635   $(10,571)   $  9,240    $(1,946)    $(4,430)      $ 506,791
                                                 --------   --------   --------    --------    -------     -------       ---------

Net income                                                    62,352                                                        62,352
Other comprehensive income, net of tax
   Cumulative translation adjustment                                                 26,652                                 26,652
   Minimum pension adjustment                                            (1,910)                                            (1,910)
                                                                                                                         ---------
      Other comprehensive income                                                                                            24,742
                                                                                                                         ---------
         Comprehensive income                                                                                               87,094
                                                                                                                         ---------
Issuance of 809,079 shares of common stock
   from exercise of stock options and deferred
   compensation plans                              15,633                                                                   15,633
Amortization of restricted common stock award                                                                1,899           1,899
Restricted shares surrendered for tax
   withholdings                                                                                   (957)                       (957)
Cash dividends declared--$.37 per common
   share outstanding                                         (18,358)                                                      (18,358)
                                                 --------   --------   --------    --------    -------     -------       ---------
Balance, December 31, 2003                        198,496    375,629    (12,481)     35,892     (2,903)     (2,531)        592,102
                                                 --------   --------   --------    --------    -------     -------       ---------
Net income                                                    86,406                                                        86,406
Other comprehensive income, net of tax
   Cumulative translation adjustment                                                 17,154                                 17,154
   Minimum pension adjustment                                              7,837                                             7,837
                                                                                                                         ---------
      Other comprehensive income                                                                                            24,991
                                                                                                                         ---------
         Comprehensive income                                                                                              111,397
                                                                                                                         ---------
Issuance of 1,238,247 shares of common stock
   from exercise of stock options and deferred
   compensation plans                              31,997                                                                   31,997
Issuance of 145,000 shares of restricted
   common stock                                     4,371                                                   (4,371)             --
Amortization of restricted common stock award                                                                2,313           2,313
Restricted shares surrendered for tax
   withholdings                                                                                 (1,306)                    (1,306)
Cash dividends declared--$.45 per common
   share outstanding                                         (22,898)                                                     (22,898)
                                                 --------   --------   --------    --------    -------     -------       ---------
Balance, December 31, 2004                        234,864    439,137     (4,644)     53,046     (4,209)     (4,589)        713,605
                                                 --------   --------   --------    --------    -------     -------       ---------

Net income                                                   109,803                                                       109,803
Other comprehensive income, net of tax
   Cumulative translation adjustment                                                (27,886)                               (27,886)
   Minimum pension adjustment                                            (1,240)                                            (1,240)
                                                                                                                         ---------
      Other comprehensive income                                                                                           (29,126)
                                                                                                                         ---------
         Comprehensive income                                                                                               80,677
                                                                                                                         ---------
Issuance of 1,848,340 shares of common stock
   from exercise of stock options and deferred
   compensation plans                              52,683                                                                   52,683
Issuance of 176,150 shares of restricted
   common stock                                     3,410                                        3,735      (7,145)             --
Amortization of restricted common stock award                                                                2,837           2,837
Restricted shares surrendered for tax
   withholdings                                                                                 (1,887)                     (1,887)
Cash dividends declared--$.48 per common
   share outstanding                                         (24,905)                                                      (24,905)
                                                 --------   --------   --------    --------    -------     -------       ---------
BALANCE, DECEMBER 31, 2005                       $290,957   $524,035   $ (5,884)   $ 25,160    $(2,361)    $(8,897)      $ 823,010
                                                 ========   ========   ========    ========    =======     =======       =========

See Notes to Consolidated Financial Statements.

                       IDEX CORPORATION 2005 ANNUAL REPORT

                      Consolidated Statements of Cash Flows

                                 (in thousands)

For the years ended December 31,                                          2005        2004       2003
--------------------------------                                        --------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $109,803   $  86,406   $ 62,352
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization                                          26,420      27,998     27,146
   Amortization of intangible assets                                         708         638        430
   Amortization of unearned compensation on restricted stock               2,837       2,313      1,899
   Amortization of debt issuance expenses                                    686         580        580
   Income tax benefit related to equity awards                            15,234       5,624      2,061
   Deferred income taxes                                                   4,483      10,782     10,487
   Changes in (net of the effect from acquisitions):
      Receivables                                                        (18,769)     (5,953)     6,867
      Inventories                                                         (3,931)     (9,284)     4,624
      Trade accounts payable                                                 512      11,897        211
      Accrued expenses                                                     7,691      11,995      2,508
   Other--net                                                               (786)        119     (6,900)
                                                                        --------   ---------   --------
         Net cash flows provided by operating activities                 144,888     143,115    112,265
                                                                        --------   ---------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment                               (22,994)    (21,097)   (20,318)
Acquisition of businesses (net of cash acquired)                          (1,191)   (170,983)   (21,954)
Proceeds from fixed asset disposals                                           86         527      3,436
                                                                        --------   ---------   --------
         Net cash flows used in investing activities                     (24,099)   (191,553)   (38,836)
                                                                        --------   ---------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under credit facilities for acquisitions                           --     170,983     21,954
Net repayments under credit facilities                                   (60,067)   (124,953)   (85,387)
Net borrowings (repayments) of other long-term debt                       (1,709)      1,665     (1,686)
Dividends paid                                                           (24,689)    (21,415)   (18,284)
Proceeds from stock option exercises                                      37,503      22,848     13,176
Other--net                                                                (1,887)     (1,148)    (1,023)
                                                                        --------   ---------   --------
         Net cash flows provided by (used in) financing activities       (50,849)     47,980    (71,250)
                                                                        --------   ---------   --------
Effect of exchange rate changes on cash and cash equivalents                  76        (820)      (579)
                                                                        --------   ---------   --------
Net increase (decrease) in cash                                           70,016      (1,278)     1,600
Cash and cash equivalents at beginning of year                             7,274       8,552      6,952
                                                                        --------   ---------   --------
Cash and cash equivalents at end of year                                $ 77,290   $   7,274   $  8,552
                                                                        ========   =========   ========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
   Interest                                                             $ 13,953   $  14,022   $ 13,576
   Income taxes                                                           35,916      23,617     18,774

SIGNIFICANT NON-CASH ACTIVITIES
Issuance of restricted stock                                            $  7,145   $   4,371         --

See Notes to Consolidated Financial Statements.

                       IDEX CORPORATION 2005 ANNUAL REPORT

                   Notes to Consolidated Financial Statements

                     (in thousands except per share amounts)

1.   SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

IDEX Corporation (IDEX or the Company) is a manufacturer of a broad range of pumps, metering products, dispensing equipment, and other engineered products sold to a diverse customer base in a variety of industries in the U.S. and internationally. Its products include industrial pumps, compressors, flow meters, injectors and valves, and related controls for use in a wide variety of process applications; precision- engineered equipment for dispensing, metering and mixing paints, and personal care products; refinishing equipment; centralized lubrication systems; and engineered products for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. These activities are grouped into three business segments: Pump Products, Dispensing Equipment and Other Engineered Products.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the Company and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the financial statements are sales returns and allowances, warranties, noncurrent assets, income taxes, contingencies and litigation, and defined benefit retirement plans.

REVENUE RECOGNITION

IDEX recognizes revenue from product sales when title passes and the risks of ownership have passed to the customer. Customary terms are FOB shipping point. Based on its historical experience, the Company estimates and records provisions for sales returns and sales allowances in the period the related products are sold.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three or fewer months to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost-which includes labor, material and factory overhead-is determined on the first-in, first-out
(FIFO) basis or the last-in, first-out (LIFO) basis. A reserve for excess inventory is recorded for inventory on hand in excess of anticipated or historical usage. An obsolescence reserve is recorded for inventory made obsolete by marketplace, product or engineering changes.

DEBT EXPENSES

Expenses incurred in securing and issuing debt are amortized over the life of the related debt and are included in interest expense in the Consolidated Statements of Operations.

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

     Basic weighted average shares outstanding reconciles to diluted weighted average shares outstanding as follows:

                                          2005     2004     2003
                                         ------   ------   ------
Basic weighted average common
   shares outstanding                    51,392   50,073   48,795
Dilutive effect of stock options, DCUs
   and unvested restricted shares         1,328    1,275    1,178
                                         ------   ------   ------
Diluted weighted average common
   shares outstanding                    52,720   51,348   49,973
                                         ======   ======   ======

     Options to purchase approximately .2 and .1 million shares of common stock as of December 31, 2005 and 2004, respectively, were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.

STOCK OPTIONS

The Company uses the intrinsic-value method of accounting for stock option awards as prescribed by Accounting Principles Board (APB) Opinion No. 25 and, accordingly, does not recognize compensation expense for its stock option awards in the Consolidated Statements of Operations.

                       IDEX CORPORATION 2005 ANNUAL REPORT

     The following table reflects pro forma net income and EPS had the Company elected to adopt the fair value approach of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

                                      2005       2004      2003
                                    --------   -------   -------
NET INCOME
   As reported                      $109,803   $86,406   $62,352
   Add: Stock-based employee
      compensation expense,            1,804     1,457     1,196
      net of tax
   Deduct: Total stock-based
      employee compensation
      expense determined under
      fair value based method for
      all awards, net of tax          (8,591)   (6,839)   (5,985)
                                    --------   -------   -------
   Pro forma                        $103,016   $81,024   $57,563
                                    ========   =======   =======
BASIC EPS
   As reported                      $   2.14   $  1.73   $  1.28
   Pro forma                            2.00      1.62      1.18
                                    ========   =======   =======
DILUTED EPS
   As reported                      $   2.08   $  1.68   $  1.25
   Pro forma                            1.97      1.58      1.15
                                    ========   =======   =======

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2005, 2004 and 2003, respectively: dividend yields of 1.50%, 1.55% and 1.84%; volatility of 30.0%, 29.6% and 32.6%; risk-free interest rates of 4.3%, 3.0% and 3.2%; and expected lives of 5.5 years.

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

RESEARCH AND DEVELOPMENT EXPENDITURES

Costs associated with research and development are expensed in the year incurred and included in "Cost of sales." Research and development expenses--which include costs associated with developing new products and major improvements to existing products--were $24,213, $21,242 and $17,261 in 2005, 2004 and 2003, respectively.

FOREIGN CURRENCY TRANSLATION

The functional currency of substantially all operations outside the United States is the respective local currency. Accordingly, those foreign currency balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from changes in exchange rates from year to year have been reported in "Cumulative translation adjustment" in the Consolidated Balance Sheets. The effect on the Consolidated Statements of Operations of transaction gains and losses is insignificant for all years presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, including cash, trade receivables, accounts payable and accrued expenses, approximate their fair values.

CONCENTRATION OF CREDIT RISK

IDEX is not overly dependent on a single customer, the largest of which accounted for less than 2% of net sales for all years presented.

RECLASSIFICATION

Certain reclassifications have been made in the prior years' financial statements to conform to the current year presentation. Specifically, the 2004 and 2003 effect of foreign currency exchange rates on cash and cash equivalents have been reclassified to a separate line outside of operating activities on the Consolidated Statements of Cash Flows. This change in presentation was deemed to be immaterial.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). SFAS 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123R will require the fair value of all stock option awards issued to employees to be recorded as an expense over the related vesting period. SFAS 123R also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. SFAS 123R is effective for public companies for annual periods that begin after June 15, 2005. Accordingly, we will adopt SFAS 123R in the first quarter of 2006. The Company is still evaluating the impact of adopting this SFAS in 2006, but we anticipate an annual pre-tax expense of approximately $8.0 million, or 10 cents per diluted share, net of tax.

     In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term conditional asset retirement obligation, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation

                       IDEX CORPORATION 2005 ANNUAL REPORT

to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company's results of operations, financial condition or cash flows.

2.   BALANCE SHEET COMPONENTS

The components of certain balance sheet accounts at December 31, 2005 and 2004, were as follows:

                                            2005       2004
                                          --------   --------
RECEIVABLES
   Customers                              $133,993   $120,696
   Other                                     2,367      3,131
                                          --------   --------
      Total                                136,360    123,827
   Less allowance for doubtful accounts      3,816      4,260
                                          --------   --------
      Total receivables--net              $132,544   $119,567
                                          ========   ========
INVENTORIES
   Raw materials                          $ 52,215   $ 52,824
   Work in process                          13,138     14,181
   Finished goods                           61,223     59,973
                                          --------   --------
      Total inventories                   $126,576   $126,978
                                          ========   ========

     Inventories that were carried on a LIFO basis amounted to $97,785 and $104,957 at December 31, 2005 and 2004, respectively. The excess of current cost over LIFO inventory value amounted to $1,686 and $897 at December 31, 2005 and 2004, respectively.

                                             2005       2004
                                           --------   --------
PROPERTY, PLANT AND EQUIPMENT, AT COST
   Land and improvements                   $ 14,812   $ 15,474
   Buildings and improvements                94,740     95,984
   Machinery and equipment                  208,691    206,494
   Office and transportation equipment       81,007     80,222
   Engineering drawings                       5,791      3,990
   Construction in progress                   5,814      5,650
                                           --------   --------
      Total                                 410,855    407,814
   Less accumulated depreciation
      and amortization                      265,370    252,212
                                           --------   --------
      Total property, plant and
         equipment--net                    $145,485   $155,602
                                           ========   ========
ACCRUED EXPENSES
   Payroll and related items               $ 24,381   $ 23,950
   Management incentive compensation         13,109     14,366
   Income taxes payable                       7,234      5,345
   Deferred income taxes                      1,142      7,638
   Insurance                                  6,810      4,776
   Other                                     21,682     14,670
                                           --------   --------
      Total accrued expenses               $ 74,358   $ 70,745
                                           ========   ========
OTHER NONCURRENT LIABILITIES
   Deferred income taxes                   $ 64,650   $ 56,414
   Pension and retiree medical reserves      36,387     40,196
   Other                                      9,938      2,505
                                           --------   --------
      Total other noncurrent liabilities   $110,975   $ 99,115
                                           ========   ========

3.   GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004, by business group, were as follows:

                                                               Other
                                      Pump     Dispensing   Engineered
                                    Products    Equipment    Products      Total
                                    --------   ----------   ----------   --------
Balance, December 31, 2003          $338,292    $125,287     $ 95,429    $559,008
Goodwill acquired during the year    103,409          --       39,535     142,944
Foreign currency translation           1,400       5,754        4,513      11,667
                                    --------   ---------    ----------   --------
Balance, December 31, 2004          $443,101    $131,041     $139,477    $713,619
Purchase price adjustments            (2,174)         --          (71)     (2,245)
Foreign currency translation          (2,088)    (10,053)      (7,364)    (19,505)
                                    --------   ---------    ----------   --------
Balance, December 31, 2005          $438,839    $120,988     $132,042    $691,869
                                    ========   =========    ==========   ========

     The carrying value of identifiable intangible assets at December 31, 2005 and 2004, was $28,615 and $29,545, respectively, which was split between definite and indefinite lived intangible assets as follows:

                                       Gross                      Net
                                     Carrying    Accumulated   Carrying
                                      Amount    Amortization    Amount
                                     --------   ------------   --------
As of December 31, 2005
DEFINITE LIVED INTANGIBLE ASSETS
   Patents                            $ 9,386     $(4,984)      $ 4,402
   Other                                  972        (274)          698
                                      -------     -------       -------
      Total definite lived
         intangible assets             10,358      (5,258)        5,100
                                      -------     -------       -------
INDEFINITE LIVED INTANGIBLE ASSETS
   Trademarks                          23,515          --        23,515
                                      -------     -------       -------
      Total intangible assets         $33,873     $(5,258)      $28,615
                                      =======     =======       =======
As of December 31, 2004
DEFINITE LIVED INTANGIBLE ASSETS
   Patents                            $10,018     $(4,808)      $ 5,210
   Other                                  725        (168)          557
                                      -------     -------       -------
      Total definite lived
         intangible assets             10,743      (4,976)        5,767
                                      -------     -------       -------
INDEFINITE LIVED INTANGIBLE ASSETS
   Trademarks                          23,778          --        23,778
                                      -------     -------       -------
      Total intangible assets         $34,521     $(4,976)      $29,545
                                      =======     =======       =======

                       IDEX CORPORATION 2005 ANNUAL REPORT

     Amortization of intangible assets was $708 and $638 in 2005 and 2004, respectively. Amortization expense for the next five years is estimated to be consistent with 2005.

4.   BORROWINGS

Borrowings at December 31, 2005 and 2004 consisted of the following:

                                  2005       2004
                                --------   --------
Senior Notes                    $150,000   $150,000
Bank credit facilities                --     64,195
Other borrowings                  10,043     11,122
                                --------   --------
   Total borrowings              160,043    225,317
Less current portion               3,144         --
                                --------   --------
   Total long-term borrowings   $156,899   $225,317
                                ========   ========

     In February 1998, the Company sold $150 million of Senior Notes due February 15, 2008 (Senior Notes), with a coupon interest rate of 6.875% and an effective rate of 6.919% to maturity. Interest is payable semiannually. The Senior Notes are redeemable at any time at the option of the Company in whole or in part. At December 31, 2005, the fair market value of the Senior Notes was approximately $154 million, based on the quoted market price.

     The Company also maintains a $600 million domestic multi-currency bank revolving credit facility (Credit Facility), which expires on December 14, 2009. At December 31, 2005, there were no borrowings outstanding under the Credit Facility and outstanding letters of credit totaled approximately $5 million. The net available borrowings under the Credit Facility as of December 31, 2005, were approximately $595 million.

     Interest on the outstanding borrowings under the Credit Facility is payable quarterly at a rate based on the bank agent's reference rate or, at the Company's election, at a rate based on LIBOR plus 55 basis points per annum. A facility fee equal to 15 basis points per annum is payable quarterly on the total amount available under the Credit Facility.

     The Company also has a $30 million demand line of credit (Short-Term Facility), which expires on December 12, 2006. Borrowings under the Short-Term Facility are based on LIBOR plus the applicable margin in effect under the Credit Facility. At December 31, 2005, there were no borrowings under the Short-Term Facility.

     At December 31, 2005, other borrowings included capital leases as well as debt at international locations maintained for working capital purposes. Interest is payable on the outstanding debt balances at the international locations at rates ranging from 2.3% to 7.7% per annum.

     There are two financial covenants that the Company is required to maintain in connection with the Credit Facility. As defined in the agreement, the minimum interest coverage ratio (operating cash flow to interest) is 3.0 to 1 and the maximum leverage ratio (outstanding debt to operating cash flow) is 3.25 to 1. At December 31, 2005, the Company was in compliance with both of these financial covenants.

     Total borrowings at December 31, 2005 have scheduled maturities as follows:

2006                  $  3,144
2007                       485
2008                   152,599
2009                       553
2010                       721
Thereafter               2,541
                      --------
   Total borrowings   $160,043
                      ========

5.   COMMITMENTS AND CONTINGENCIES

At December 31, 2005, total future minimum rental payments under noncancelable operating leases, primarily for office facilities, warehouses and data processing equipment, were $20,250. The future minimum rental commitments for each of the next five years and thereafter are as follows: 2006-- $6,699; 2007--$4,915; 2008--$3,394; 2009--$2,256; 2010-- $1,185; thereafter--$1,801.

     Rental expense totaled $9,402, $10,401 and $9,238 for the years ended December 31, 2005, 2004 and 2003, respectively.

     IDEX is a party to various legal proceedings involving employment, contractual, product liability and other matters, none of which is expected to have a material adverse effect on its results of operations, financial condition, or cash flows.

6.   COMMON AND PREFERRED STOCK

The Company issued 176 and 145 shares of restricted stock as compensation to key employees in 2005 and 2004, respectively. Of the 176 shares issued in 2005, 100 shares vest annually from one to four years after the grant date, while the remaining 76 shares contain a cliff vesting feature and vest four years after the grant date. Of the 145 shares issued in 2004, 115 shares vest annually from one to five years after the grant date, while the remaining 30 shares contain a cliff vesting feature with half vesting four years and the remaining half five years after the grant date. In 2000, the Company issued 525 shares of restricted stock as compensation to a key employee. These shares vested annually from one to five years after the grant date.

     All restricted shares carry dividend and voting rights, and the sale of the shares is restricted prior to the date of vesting. The restricted shares were recorded at their fair market value on the date of the grant, with a corresponding charge to shareholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period.

                       IDEX CORPORATION 2005 ANNUAL REPORT

     On October 20, 1998, IDEX's Board of Directors authorized the repurchase of up to 2.25 million shares of the Company's common stock, either at market prices or on a negotiated basis as market conditions warrant. Since the inception of this program, IDEX has purchased a total of 10 shares at a cost of approximately $144.

     At December 31, 2005 and 2004, the Company had 150 million and 75 million shares of authorized common stock, respectively, with a par value of $.01 per share and 5 million shares of preferred stock with a par value of $.01 per share authorized. No preferred stock has been issued as of December 31, 2005.

7.   DERIVATIVE INSTRUMENT

At December 31, 2003, the Company had a foreign currency contract, which it entered into in anticipation of the funding of the January 2004 purchase of Vetter. The increase in fair market value of this contract resulted in income of $.5 million for the year ended December 31, 2003 and was included in "Other income (expense)--net" in the Consolidated Statements of Operations. The Company did not enter into any derivative contracts in 2004 or 2005.

8.   INCOME TAXES

Pretax income for the years ended December 31, 2005, 2004, and 2003, was taxed in the following jurisdictions:

             2005       2004       2003
           --------   --------   -------
Domestic   $115,984   $ 85,119   $66,402
Foreign      52,944     48,758    30,268
           --------   --------   -------
   Total   $168,928   $133,877   $96,670
           ========   ========   =======

     The provision for income taxes for the years ended December 31, 2005, 2004, and 2003, was as follows:

                              2005      2004      2003
                            -------   -------   -------
Current
   U.S.                     $37,043   $21,921   $13,000
   State and local            1,738       326       738
   Foreign                   15,861    14,442    10,093
                            -------   -------   -------
      Total current          54,642    36,689    23,831
                            -------   -------   -------
Deferred
   U.S.                       2,730     6,293     6,954
   State and local             (164)    1,439       779
   Foreign                    1,917     3,050     2,754
                            -------   -------   -------
      Total deferred          4,483    10,782    10,487
                            -------   -------   -------
      Total provision for
         income taxes       $59,125   $47,471   $34,318
                            =======   =======   =======

     Deferred tax assets (liabilities) related to the following at December 31, 2005 and 2004:

                                       2005       2004
                                     --------   --------
Employee and retiree benefit plans   $  2,199   $    882
Depreciation and amortization         (69,074)   (68,455)
Inventories                            (3,284)    (4,660)
Allowances and accruals                 6,774      5,666
Other                                   1,506      2,515
                                     --------   --------
   Total                             $(61,879)  $(64,052)
                                     ========   ========

     The deferred tax assets and liabilities recognized in the Company's Consolidated Balance Sheets are as follows:

                                             2005       2004
                                           --------   --------
Deferred tax asset--other current assets   $  3,913   $     --
Deferred tax liability--accrued expenses     (1,142)    (7,638)
Noncurrent deferred tax liability--other
   noncurrent liabilities                   (64,650)   (56,414)
                                           --------   --------
   Net deferred tax liabilities            $(61,879)  $(64,052)
                                           ========   ========

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to pretax income. The computed amount and the differences for the years ended December 31, 2005, 2004, and 2003 are shown in the following table.

                                             2005       2004       2003
                                           --------   --------   -------
Pretax income                              $168,928   $133,877   $96,670
                                           ========   ========   =======
Provision for income taxes:
Computed amount at statutory rate of 35%   $ 59,125   $ 46,857   $33,835
State and local income tax (net of
   federal tax benefit)                       1,023      1,147       986
Taxes on non-US earnings --net of
   foreign tax credits                         (620)     2,319       960
U.S. business tax credits                    (1,455)    (2,674)       --
Extra-territorial income (ETI) deduction     (1,214)    (1,531)     (945)
Domestic activities production deduction     (1,528)        --        --
Other                                         3,794      1,353      (518)
                                           --------   --------   -------
      Total provision for income taxes     $ 59,125   $ 47,471   $34,318
                                           ========   ========   =======

     The Company has not provided an estimate for any U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries that might be payable if these earnings were repatriated since the Company considers these amounts to be permanently invested.

                       IDEX CORPORATION 2005 ANNUAL REPORT

9.   COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income for 2005, 2004 and 2003 follow:

                               2005       2004      2003
                             --------   -------   -------
MINIMUM PENSION ADJUSTMENT
   Pretax amount             $ (1,748)  $12,118   $(2,864)
   Tax benefit (provision)        508    (4,281)      954
                             --------   -------   -------
   Aftertax amount           $ (1,240)  $ 7,837   $(1,910)
                             ========   =======   =======
CUMULATIVE TRANSLATION
   ADJUSTMENT
   Pretax amount             $(27,886)  $17,154   $26,652
   Tax provision                   --        --        --
                             --------   -------   -------
   Aftertax amount           $(27,886)  $17,154   $26,652
                             ========   =======   =======

10.  BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

IDEX's operations have been aggregated (primarily on the basis of products, production processes, distribution methods and management organizations) into three reportable segments: Pump Products, Dispensing Equipment and Other Engineered Products. The Pump Products Group designs, produces and distributes a wide range of engineered industrial pumps, flow meters, compressors, injectors and valves, and related controls for process applications. The Dispensing Equipment Group designs, manufactures and markets precision-engineered equipment for dispensing, metering and mixing paints, and personal care products; refinishing equipment; and centralized lubrication systems. The Other Engineered Products Group designs, produces and distributes engineered equipment for industrial and commercial markets, including fire and rescue, transportation equipment, oil and gas, electronics, and communications. IDEX is not overly dependent on a single customer, the largest of which accounted for less than 2% of net sales for all years presented.

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

                                      2005         2004        2003
                                   ----------   ----------   --------
NET SALES
   Pump Products
      External customers           $  616,475   $  539,101   $453,703
      Intersegment sales                4,198        3,235      2,813
                                   ----------   ----------   --------
         Total group sales            620,673      542,336    456,516
                                   ----------   ----------   --------
   Dispensing Equipment
      External customers              187,814      170,195    159,224
      Intersegment sales                   --            3          1
                                   ----------   ----------   --------
         Total group sales            187,814      170,198    159,225
                                   ----------   ----------   --------
   Other Engineered Products
      External customers              238,986      219,001    184,994
      Intersegment sales                    6            5         28
                                   ----------   ----------   --------
         Total group sales            238,992      219,006    185,022
                                   ----------   ----------   --------
   Intersegment eliminations           (4,204)      (3,243)    (2,843)
                                   ----------   ----------   --------
         Total net sales           $1,043,275   $  928,297   $797,920
                                   ==========   ==========   ========

OPERATING INCOME(1)
   Pump Products                   $  114,404   $   93,356   $ 70,436
   Dispensing Equipment                40,785       33,489     25,724
   Other Engineered Products           56,682       47,120     32,990
   Corporate office and other(2)      (29,084)     (24,581)   (19,288)
                                   ----------   ----------   --------
         Total operating income    $  182,787   $  149,384   $109,862
                                   ==========   ==========   ========

ASSETS
   Pump Products                   $  707,614   $  694,731   $551,183
   Dispensing Equipment               205,333      214,140    203,786
   Other Engineered Products          256,622      246,410    186,417
   Corporate office and other(2)       74,611       31,011     19,353
                                   ----------   ----------   --------
         Total assets              $1,244,180   $1,186,292   $960,739
                                   ==========   ==========   ========

DEPRECIATION AND AMORTIZATION
   Pump Products                   $   15,797   $   16,464   $ 16,141
   Dispensing Equipment                 5,210        5,616      5,881
   Other Engineered Products            5,696        6,012      5,116
   Corporate office and other(3)        3,262        2,857      2,337
                                   ----------   ----------   --------
         Total depreciation
            and amortization       $   29,965   $   30,949   $ 29,475
                                   ==========   ==========   ========

CAPITAL EXPENDITURES
   Pump Products                   $   13,758   $   13,968   $ 12,887
   Dispensing Equipment                 3,824        2,769      2,967
   Other Engineered Products            4,357        3,204      3,874
   Corporate office and other           1,055        1,156        590
                                   ----------   ----------   --------
         Total capital
            expenditures           $   22,994   $   21,097   $ 20,318
                                   ==========   ==========   ========

(1) Group operating income excludes net unallocated corporate operating expenses.

(2)  Includes intersegment eliminations.

(3)  Includes amortization of intangible assets and unearned compensation.

                       IDEX CORPORATION 2005 ANNUAL REPORT

     Information about the Company's operations in different geographical regions for the years ended December 31, 2005, 2004 and 2003 is shown below. Net sales were attributed to geographic areas based on location of the customer, and no country outside the U.S. was greater than 10% of total revenues.

                                   2005        2004       2003
                                ----------   --------   --------
NET SALES
   U.S.                         $  595,091   $516,155   $441,427
   Europe                          255,216    244,153    213,905
   Other countries                 192,968    167,989    142,588
                                ----------   --------   --------
      Total net sales           $1,043,275   $928,297   $797,920
                                ==========   ========   ========
LONG-LIVED ASSETS-
   PROPERTY, PLANT AND
   EQUIPMENT
   U.S.                         $   97,805   $101,357   $102,522
   Europe                           43,713     51,398     42,358
   Other countries                   3,967      2,847      2,215
                                ----------   --------   --------
      Total long-lived assets   $  145,485   $155,602   $147,095
                                ==========   ========   ========

11.  ACQUISITIONS

In January 2006, the Company acquired the assets used to conduct the Airshore International business of Direct Equipment West, Ltd. Based in British Columbia, Canada, the Airshore business provides stabilization struts for collapsed buildings and vehicles, high and low pressure lifting bags and forcible entry tools for the fire and rescue markets. Airshore will operate as part of Hale Products.

     In 2004, the Company acquired Manfred Vetter GmbH (January 2004), Systec, L.L.C. (April 2004), Scivex, L.L.C. (May 2004) and Tianjin Dinglee Machine and Motor Co., Ltd (July 2004). Vetter, based in Zulpich, Germany, designs and manu-factures pneumatic lifting and sealing bags for vehicle and aircraft rescue, environmental protection, industrial maintenance, and disaster recovery and control. Vetter operates as part of the Hale business unit within the Other Engineered Products Group. Systec, based in New Brighton, Minnesota, designs and manufactures vacuum degassing products for the analytical chemistry instrumentation market. Systec operates as part of our Rheodyne business unit within the Pump Products Group. Scivex, which operates Upchurch Scientific in Oak Harbor, Washington and Sapphire Engineering in Pocasset, Massachusetts, is a leading provider of fluidic components and systems for the analytical, biotechnology and diagnostics instrumentation markets. Scivex is being operated as a stand-alone business unit in IDEX's Pump Products Group. Dinglee, based in Tianjin, China, is a leading manufacturer of rescue tools in the Chinese rescue tool market. Dinglee operates as part of our Hale business unit within the Other Engineered Products Group. IDEX acquired Vetter, Systec, Scivex and Dinglee for a purchase price of $44,813, $22,442, $98,553 and $4,106, respectively, with financing provided by borrowings under the Credit Facility. In addition, a purchase price contingency related to the acquisition of Classic Engineering in September 2003 was settled in 2004, resulting in an additional payment of $1,069. Goodwill and intangible assets recognized as part of these transactions was $142,944 and $10,212, respectively.

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

12.  STOCK OPTIONS

     Under various plans, the Company may grant stock options to employees and non-employee directors at exercise prices equal to or exceeding the market price at the date of grant. Therefore, no compensation cost has been recognized in the Consolidated Statements of Operations for these plans. Substantially all of the options issued prior to 2005 become exercisable in five equal installments, while all options issued in 2005 become exercisable in four equal installments, beginning one year from the date of grant, and generally expire 10 years from the date of grant. The Company may grant additional options for up to 1.5 million shares.

                      IDEX CORPORATION 2005 ANNUAL REPORT

     The following table summarizes option activity under the plans:

                                                             Weighted
                                               Number         Average
                                              of Shares    Option Price
                                            Under Option    Per Share
                                            ------------   ------------
Outstanding at December 31, 2002              4,994,343       $19.65
   Granted                                    1,510,988        20.36
   Exercised                                   (813,900)       16.94
   Forfeited                                   (284,181)       21.47
                                             ----------       ------
Outstanding at December 31, 2003              5,407,250        20.16
   Granted                                    1,619,300        28.23
   Exercised                                 (1,249,628)       18.95
   Forfeited                                   (208,810)       22.00
                                             ----------       ------
Outstanding at December 31, 2004              5,568,112        22.70
   Granted                                      681,040        40.82
   Exercised                                 (1,838,719)       20.35
   Forfeited                                   (213,283)       25.40
                                             ----------       ------
Outstanding at December 31, 2005              4,197,150       $26.57
                                             ==========       ======
Exercisable at December 31, 2003              2,309,903       $19.14
                                             ==========       ======
Exercisable at December 31, 2004              1,946,501       $19.90
                                             ==========       ======
Exercisable at December 31, 2005              1,353,473       $22.10
                                             ==========       ======

   Weighted average fair value of options granted during the year ended:

December 31, 2003   $ 5.90
                    ======
December 31, 2004   $ 8.04
                    ======
December 31, 2005   $11.82
                    ======

     The following table summarizes information about options outstanding at December 31, 2005:

                                          Options Outstanding
                           -------------------------------------------------         Options Exercisable
                                         Weighted Average                      ------------------------------
                              Number         Remaining      Weighted Average      Number     Weighted Average
Range of Exercise Prices   Outstanding   Life of Contract    Exercise Price    Exercisable    Exercise Price
------------------------   -----------   ----------------   ----------------   -----------   ---------------
$11.66-18.00                  165,819        3.4 years           $17.00           148,183         $16.95
 18.01-23.00                1,384,236        6.1 years            19.59           679,070          19.53
 23.01-27.00                  592,672        5.9 years            25.32           284,255          25.12
 27.01-44.84                2,054,423        8.4 years            32.42           241,965          28.90
                            ---------        ---------           ------         ---------         ------
   Total                    4,197,150        7.1 years           $26.57         1,353,473         $22.10
                            =========        =========           ======         =========         ======

                       IDEX CORPORATION 2005 ANNUAL REPORT

13.  RETIREMENT BENEFITS

The Company sponsors several qualified and nonqualified pension plans and other postretirement plans for its employees. The Company uses a measurement date of December 31 for its U.S. defined benefit pension plans and a September 30 measurement date for its non-U.S. defined benefit pension plans. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over the two-year period ended December 31, 2005, and a statement of the funded status at December 31 for both years:

                                                            Pension Benefits
                                                ----------------------------------------
                                                        2005                 2004
                                                -------------------   ------------------      Other Benefits
                                                             NON-                 Non-     -------------------
                                                  U.S.       U.S.       U.S.      U.S.       2005       2004
                                                --------   --------   -------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
Obligation at January 1                         $ 73,432   $ 21,883   $67,966   $ 16,551   $ 20,090   $ 18,657
Service cost                                       4,261        593     3,849        581        410        414
Interest cost                                      4,107      1,124     4,014      1,089      1,193      1,088
Plan amendments                                      492         --       433         --        (93)       250
Benefits paid                                     (6,606)    (1,048)   (5,576)      (890)    (1,015)      (692)
Actuarial loss                                     2,941      3,495     2,746        214      2,734        373
Currency translation                                  --     (2,674)       --      1,530         --         --
Other                                                 --         --        --      2,808         --         --
                                                --------   --------   -------   --------   --------   --------
Obligation at December 31                       $ 78,627   $ 23,373   $73,432   $ 21,883   $ 23,319   $ 20,090
                                                ========   ========   =======   ========   ========   ========

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1          $ 64,306   $ 11,163   $54,988   $  7,260   $     --   $     --
Actual return on plan assets                       1,098      1,447     6,384        718         --         --
Employer contributions                             6,438      1,983     8,510      1,901      1,015        692
Benefits paid                                     (6,606)    (1,048)   (5,576)      (890)    (1,015)      (692)
Currency translation                                  --     (1,281)       --        728         --         --
Other                                                 --         --        --      1,446         --         --
                                                --------   --------   -------   --------   --------   --------
Fair value of plan assets at December 31        $ 65,236   $ 12,264   $64,306   $ 11,163   $     --   $     --
                                                ========   ========   =======   ========   ========   ========

FUNDED STATUS
Funded status at December 31                    $(13,391)  $(11,109)  $(9,126)  $(10,720)  $(23,319)  $(20,090)
Unrecognized loss                                 28,401      7,980    23,536      6,439      6,232      3,770
Unrecognized transition obligation                   139         --       199         --         --         --
Unrecognized prior service cost                    2,178         --     2,420         --       (376)      (281)
                                                --------   --------   -------   --------   --------   --------
Net amount recognized at December 31            $ 17,327   $ (3,129)  $17,029   $ (4,281)  $(17,463)  $(16,601)
                                                ========   ========   =======   ========   ========   ========

RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
Prepaid benefit cost                            $ 23,806   $     --   $22,010   $     --   $     --   $     --
Accrued benefit liability                         (9,376)   (10,193)   (7,310)    (9,844)   (17,463)   (16,601)
Intangible asset                                     929         --       608         --         --         --
Accumulated other comprehensive income             1,968      7,064     1,721      5,563         --         --
                                                --------   --------   -------   --------   --------   --------
Net amount recognized at December 31            $ 17,327   $ (3,129)  $17,029   $ (4,281)  $(17,463)  $(16,601)
                                                ========   ========   =======   ========   ========   ========

     The accumulated benefit obligation for all defined benefit pension plans was $95,720 and $87,955 at December 31, 2005 and 2004, respectively. For plans with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets was $33,233, $31,917 and $12,263, respectively, at December 31, 2005, and
$30,558, $28,487 and $11,163, respectively, at December 31, 2004.

                       IDEX CORPORATION 2005 ANNUAL REPORT

     The assumptions used in the measurement of the Company's benefit obligation at December 31, 2005 and 2004, were as follows:

                                  U.S. Plans       Non-U.S. Plans
                                 -----------   ---------------------
                                 2005   2004      2005        2004
                                 ----   ----   ---------   ---------
Discount rate                    5.50%  5.75%  4.30-5.10%  5.50-6.00%
Expected return on plan assets   8.50%  8.50%  5.00-5.90%  5.00-6.50%
Rate of compensation increase    4.00%  4.00%       4.25%       4.25%

     To develop the expected rate of return on plan assets, the Company considered the historical returns and the future expectations for returns on each asset class, as well as the target asset allocation of the pension portfolio.

     The following tables provide the components of, and the assumptions used to determine, the net periodic benefit cost for the plans in 2005, 2004, and 2003:

                                       Pension Benefits             Other Benefits
                                 ---------------------------   ------------------------
                                   2005      2004      2003     2005     2004     2003
                                 -------   -------   -------   ------   ------   ------
Service cost                     $ 4,854   $ 4,430   $ 3,765   $  410   $  413   $  330
Interest cost                      5,231     5,103     4,703    1,194    1,088    1,066
Expected return on plan assets    (5,935)   (5,597)   (3,449)      --       --       --
Net amortization                   3,276     3,227     3,216      212       67      (31)
                                 -------   -------   -------   ------   ------   ------
Net periodic benefit cost        $ 7,426   $ 7,163   $ 8,235   $1,816   $1,568   $1,365
                                 =======   =======   =======   ======   ======   ======

                                     U.S. Plans              Non-U.S. Plans
                                 ------------------   ----------------------------
                                 2005   2004   2003      2005        2004     2003
                                 ----   ----   ----   ---------   ---------   ----
Discount rate                    5.75%  6.00%  6.75%  5.50-6.00%  5.50-6.00%  5.75%
Expected return on plan assets   8.50%  8.50%  8.50%  5.00-6.25%       6.50%  6.50%
Rate of compensation increase    4.00%  4.00%  4.00%       4.25%       4.25%  3.75%

     Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation on the market value of assets are amortized over the average remaining service period of active participants. Costs of bargaining unit-sponsored multi-employer plans and defined contribution plans were $7,354, $6,404 and $6,756 for 2005, 2004 and 2003, respectively.

     For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually each year to a rate of 6% for 2013, and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% increase in the assumed health care cost trend rates would increase the service and interest cost components of the net periodic benefit cost by $103 and the health care component of the accumulated postretirement benefit obligation by $1,445. A 1% decrease in the assumed health care cost trend rate would decrease the service and interest cost components of the net periodic benefit cost by $89 and the health care component of the accumulated postretirement benefit obligation by $1,235.

PLAN ASSETS

The Company's pension plan weighted average asset allocations at December 31, 2005 and 2004, by asset category, were as follows:

                    2005   2004
                    ----   ----
Equity securities    64%    66%
Debt securities      35     33
Other                 1      1
                    ---    ---
   Total            100%   100%
                    ===    ===

                      IDEX CORPORATION 2005 ANNUAL REPORT

INVESTMENT POLICIES AND STRATEGIES

The investment objectives of the Company's plan assets are to earn the highest possible rate of return consistent with the tolerance for risk as determined periodically by IDEX in its role as a fiduciary. The general guidelines of asset allocation of fund assets are that "equities" will represent from 55% to 75% of the market value of total fund assets with a target of 66%, and "fixed income" obligations, including cash, will represent from 25% to 45% with a target of 34%. The term "equities" includes common stock, convertible bonds and convertible stock. The term "fixed income" includes preferred stock and/or contractual payments with a specific maturity date. The Company strives to maintain asset allocations within the designated ranges by conducting periodic reviews of fund allocations and plan liquidity needs, and rebalancing the portfolio accordingly. The total fund performance is monitored and results measured using a 3- to 5-year moving average against long-term absolute and relative return objectives to meet actuarially determined forecasted benefit obligations.

No restrictions are placed on the selection of individual investments by the qualified investment fund managers. The performance of the investment fund managers is reviewed on a regular basis, using appointed professional independent advisors. As of December 31, 2005 and 2004, there were no shares of the Company's stock held in plan assets.

CASH FLOWS

The Company expects to contribute approximately $6.0 million to its defined benefit plans, $7.0 million to its defined contribution plans and $1.0 million to its other postretirement benefit plans in 2006.

ESTIMATED FUTURE BENEFIT PAYMENTS

The future estimated benefit payments for the next five years and the five years thereafter are as follows: 2006--$9,327; 2007--$7,087; 2008--$5,536;
2009--$5,827; 2010--$6,234; 2011 to 2015--$45,149.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2005 and 2004:

                                         2005 QUARTERS                               2004 Quarters
                           -----------------------------------------   -----------------------------------------
                             FIRST     SECOND      THIRD     FOURTH      First     Second      Third     Fourth
                           --------   --------   --------   --------   --------   --------   --------   --------
Net sales                  $252,058   $271,758   $257,930   $261,529   $214,600   $233,590   $237,557   $242,550
Gross profit                101,957    111,649    104,044    106,194     85,730     93,923     94,989     96,153
Operating income             40,695     48,132     46,649     47,311     31,286     39,814     39,961     38,323
Net income                   23,645     28,933     28,515     28,710     17,692     22,834     23,219     22,661
Basic EPS                  $    .47   $    .57   $    .55   $    .55   $    .36   $    .46   $    .46   $    .45
Basic weighted average
   shares outstanding        50,679     50,963     51,618     52,306     49,475     50,060     50,293     50,462
Diluted EPS                $    .45   $    .55   $    .54   $    .54   $    .35   $    .44   $    .44   $    .43
Diluted weighted average
   shares outstanding        52,383     52,641     53,071     53,492     51,279     52,037     52,400     52,099

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of IDEX Corporation

We have audited the accompanying consolidated balance sheets of IDEX Corporation and its subsidiaries (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IDEX Corporation and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.


/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP
Chicago, Illinois
February 27, 2006

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of IDEX Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that IDEX Corporation and its subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in "Internal Control--Integrated Frame work" issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an under standing of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

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

     In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of IDEX Corporation and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005, and our report dated February 27, 2006 expressed an unqualified opinion on those financial statements.


/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP
Chicago, Illinois
February 27, 2006

                       IDEX CORPORATION 2005 ANNUAL REPORT

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

     Management has used the framework set forth in the report entitled "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission to assess the effectiveness of the Company's internal control over financial reporting. Management has concluded that the Company's internal control over financial reporting was effective as of December 31, 2005. Deloitte & Touche LLP has issued an attestation report on management's assessment of the Company's internal control over financial reporting dated February 27, 2006.


/s/ Lawrence D. Kingsley
-------------------------------------
Lawrence D. Kingsley
President and Chief Executive Officer


/s/ Dominic A. Romeo
-------------------------------------
Dominic A. Romeo
Vice President and
Chief Financial Officer

Northbrook, Illinois
February 27, 2006


42