Form 10-K, Exhibit 13
period 2006-12-31
IDEX CORP /DE/
filed 2007-03-01
CIK 832101

                                                                      EXHIBIT 13

                         I D E X   C O R P O R A T I O N
--------------------------------------------------------------------------------
                  S T O C K H O L D E R   I N F O R M A T I O N


CORPORATE OFFICE

IDEX Corporation
630 Dundee Road
Suite 400
Northbrook, Illinois 60062 USA
847.498.7070

INVESTOR INFORMATION

Inquiries from shareholders and prospective investors should be directed to:
Susan H. Fisher, Director--Investor Relations, at the Corporate Office (above). Further information may also be obtained at www.idexcorp.com.

REGISTRAR AND TRANSFER AGENT

Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

National City Bank
Shareholder Services
3rd Floor North Annex
4100 W. 150th Street
Cleveland, Ohio 44135
800.622.6757
www.nationalcitystocktransfer.com
Email: shareholder.inquiries@nationalcity.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP
111 South Wacker Drive
Chicago, Illinois 60606

DIVIDEND POLICY

IDEX paid a quarterly dividend of $0.15 per share on its common stock on January 31, 2007. The declaration of future dividends is within the discretion of the Company's Board of Directors and will depend upon, among other things, business conditions, IDEX's earnings and financial condition.

STOCK MARKET INFORMATION

IDEX common stock was held by an estimated 6,700 shareholders at December 31, 2006, and is traded on the New York and Chicago Stock Exchanges under the ticker symbol IEX.

PUBLIC FILINGS

Shareholders may obtain a copy of any Form 10-K, 8-K, or 10-Q filed with the United States Securities and Exchange Commission by written request to the attention of Susan H. Fisher, Director--Investor Relations, at the Corporate Office (above) or through our website at www.idexcorp.com.

ANNUAL MEETING

The 2007 Annual Meeting of IDEX shareholders will be held on April 3, 2007, at 10:00 a.m. local time at:

The Westin Chicago North Shore
601 North Milwaukee Avenue
Wheeling, Illinois 60090


QUARTERLY STOCK PRICE

                         First          Second           Third          Fourth
------------------------------------------------------------------------------
2006        High        $53.20          $53.48          $48.25          $49.29
            Low          40.90           43.50           39.00           42.95
            Close        52.17           47.20           43.05           47.41
------------------------------------------------------------------------------
2005        High        $42.13          $41.29          $45.33          $44.56
            Low          36.50           36.62           38.65           39.14
            Close        40.35           38.61           42.55           41.11


Brand names shown in this report are registered trademarks of IDEX Corporation and/or its subsidiaries.