Form 10-K/A, Exhibit 13
period 2006-12-31
IDEX CORP /DE/
filed 2007-05-01
CIK 832101

                                                                      EXHIBIT 13


     THE PORTIONS OF IDEX CORPORATION'S 2006 ANNUAL REPORT TO SHAREHOLDERS,
                WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE


                                IDEX CORPORATION
--------------------------------------------------------------------------------
                             STOCKHOLDER INFORMATION


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

CERTIFICATIONS

IDEX Corporation has included as Exhibit 31 to its Annual Report on Form 10-K for fiscal year 2006 filed with the Securities and Exchange Commission certificates of its Chief Executive Officer and Chief Financial Officer certifying the quality of IDEX Corporation's public disclosure. IDEX Corporation has also submitted to the New York Stock Exchange (NYSE) a certificate of its Chief Executive Officer certifying that he was not aware of any violation by IDEX Corporation of NYSE corporate governance listing standards as of the date of the certification.


QUARTERLY STOCK PRICE

                           First          Second          Third         Fourth
==============================================================================
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