Form 10-K, Exhibit 13
period 2007-12-31
IDEX CORP /DE/
filed 2008-02-29
CIK 832101

                                                                  EXHIBIT 13


IDEX CORPORATION
STOCKHOLDER INFORMATION

CORPORATE OFFICE
IDEX Corporation
630 Dundee Road
Suite 400
Northbrook, lL 60062 USA
847.498.7070

INVESTOR L INFORMATION

Inquiries from shareholders and prospective investors should be directed to:
Heath A. Mitts, Vice President of Corporate Finance, at the Corporate Office (above). Further information may also be obtained at www.idexcorp.com.

REGISTRAR AND TRANSFER AGENT
Inquiries about stock transfers, address changes or IDEX's dividend reinvestment program should be directed to:

National City Bank
Shareholder Services
3rd Floor North Annex
4100 W.150th Street
Cleveland,OH 44135
800.622.6757
www.nationalcitystocktransfer.com
Email: shareholder.inquiries@nationalcity.com

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606

DIVIDEND POLICY

IDEX paid a quarterly dividend of $0.12 per share on its common stock on January 31,2008. The declaration of future dividends is within the discretion of the Company's Board of Directors and will depend upon, among other things, business conditions, IDEX's earnings and financial condition.

STOCK MARKET INFORMATION

IDEX common stock was held by an estimated 7,000 shareholders at December 31,2007, and is traded on the New York and Chicago Stock Exchanges under the ticker symbol IEX.

PUBLIC FILINGS

Shareholders may obtain a copy of any Form 10-K, 8-K, or 10-Q filed with the United States Securities and Exchange Commission by written request to the attention of Heath A. Mitts, Vice President of Corporate Finance, at the Corporate Office or through our website at www.idexcorp.com.

ANNUAL MEETING

The 2008 Annual Meeting of IDEX shareholders will be held on April 8,2008, at 9:00 a.m. central time at:

The Westin Chicago North Shore
601 N. Milwaukee Avenue
Wheeling, lL 60090

CERTIFICATIONS

IDEX Corporation has included as Exhibit 31 to its Annual Report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission certificates of its Chief Executive Officer and Chief Financial Officer certifying the quality of IDEX Corporation's public disclosure. IDEX Corporation has also submitted to the New York Stock Exchange (NYSE) a certificate of its Chief Executive Officer certifying that he was not aware of any violation by IDEX Corporation of NYSE corporate governance listing standards as of the date of the certification.

QUARTERLY STOCK PRICE

                               FIRST      SECOND       THIRD      FOURTH
                             ---------   ---------   ---------   ---------
2007            HIGH         $   35.27   $   38.90   $   44.99   $   38.85
                LOW              30.41       33.00       34.51       32.41
                CLOSE            33.92       38.54       36.39       36.13
                             ---------   ---------   ---------   ---------
2006            HIGH         $   35.47   $   35.65   $   32.17   $   32.86
                LOW              27.27       29.00       26.00       28.63
                CL0SE            34.78       31.47       28.70       31.61

BRAND NAMES SHOWN IN THIS REPORT ARE REGISTERED TRADEMARKS OF IDEX CORPORATION AND/OR ITS SUBSIDIARIES.

Design: Paragraphs, Chicago