Form 10-K, Exhibit 13
period 2008-12-31
IDEX CORP /DE/
filed 2009-03-02
CIK 832101

Exhibit 13
stockholder information
corporate office
IDEX Corporation
630 Dundee Road
Suite 400
Northbrook, IL 60062 USA
847.498.7070
investor information Inquiries from shareholders and prospective investors should be directed to: Heath A. Mitts, Vice President of Corporate Finance, at the Corporate Office (above). Further information may also be obtained at www.idexcorp.com.
registrar and transfer agent Inquiries about stock transfers, address changes or IDEX’s dividend reinvestment program should be directed to:
National City Bank
Shareholder Services
3rd Floor North Annex
4100 W. 150th Street
Cleveland, OH 44135
800.622.6757
www.nationalcitystocktransfer.com
Email: shareholder.inquiries@nationalcity.com
independent registered
public accounting firm
Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
dividend policy IDEX paid a quarterly dividend of $0.12 per share on its common stock on January 30, 2009. The declaration of future dividends is within the discretion of the Company’s Board of Directors and will depend upon, among other things, business conditions, and IDEX’s earnings and financial condition.
stock market information IDEX common stock was held by an estimated 7,000 shareholders at December 31, 2008, and is traded on the New York and Chicago Stock Exchanges under the ticker symbol IEX.
public filings Shareholders may obtain a copy of any Form 10-K, 8-K, or 10-Q filed with the United States Securities and Exchange Commission by written request to the attention of Heath A. Mitts, Vice President of Corporate Finance, at the Corporate Office or through our website at www.idexcorp.com.
annual meeting The 2009 Annual Meeting of IDEX shareholders will be held on April 7, 2009, at 9:00 a.m. Central Time at:
The Westin Chicago North Shore
601 N. Milwaukee Avenue
Wheeling, IL 60090
certifications IDEX Corporation has included as Exhibit 31 to its Annual Report on Form 10-K for fiscal year 2008 filed with the Securities and Exchange Commission certificates of its Chief Executive Officer and Chief Financial Officer certifying the quality of IDEX Corporation’s public disclosure. IDEX Corporation has also submitted to the New York Stock Exchange (NYSE) a certificate of its Chief Executive Officer certifying that he was not aware of any violation by IDEX Corporation of NYSE corporate governance listing standards as of the date of the certification.
quarterly stock price

		first	second	third	fourth

2008	high	$36.32	$40.75	$40.35	$31.45
	low	25.77	30.80	30.00	17.70
	close	30.69	36.84	31.02	24.15

2007	high	$35.27	$38.90	$44.99	$38.85
	low	30.41	33.00	34.51	32.41
	close	33.92	38.54	36.39	36.13
Brand names shown in this report are registered trademarks of IDEX Corporation and/or its subsidiaries.